As filed with the U.S. Securities and Exchange Commission on September 18, 2024

Registration No. 333-281772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sunrise Communications AG

(Exact name of Registrant as Specified in its Charter)

Switzerland	4841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Thurgauerstrasse 101b

8152 Glattpark (Opfikon), Switzerland

Tel: +41 58 777 76 66

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Bryan H. Hall

Executive Vice President, General Counsel and Secretary of Liberty Global Ltd.

Liberty Global Ltd.

1550 Wewatta Street

Suite 1000, Denver, CO 80202

Tel: +1.303.220.6600

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

Tel: +303.220.6600

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Harald Halbhuber Daniel Litowitz A&O Shearman 599 Lexington Ave New York, NY 10022 Tel: (212) 848-4000	Daniel Daeniker Daniel Haeusermann Homburger AG Prime Tower, Hardstrasse 201 CH-8005 Zurich Tel: +41 43 222 10 00

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2024

PROSPECTUS

Sunrise Communications AG

74,642,055 Class A Common Shares (Namenaktien)

25,977,316 Class B Shares with Privileged Voting Rights (Stimmrechtsaktien)

69,856,458 American Depositary Shares representing 69,856,458 Class A Common Shares (Namenaktien)

25,977,316 American Depositary Shares representing 25,977,316 Class B Shares with Privileged Voting Rights (Stimmrechtsaktien)

This prospectus relates to the securities listed above that Sunrise Communications AG, a Swiss stock corporation (Aktiengesellschaft) (“Sunrise”) may issue in connection with a series of transactions that, if completed in their entirety, will result in the spin-off (the “spin-off”) of Sunrise following the transfer to it of the Swiss telecommunications operations (the “Sunrise Business”) of Liberty Global Ltd. (“Liberty Global”) and its subsidiaries. After the spin-off, Sunrise will be an independent, separate publicly traded Swiss company that will wholly own the Sunrise Business and Liberty Global will continue to own (in whole or in part) and operate its businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands.

The securities and business of Sunrise are subject to various risks, including with respect to and following the spin-off. You should carefully consider the disclosures contained under the section entitled “Risk Factors,” beginning on page 23 of this prospectus, and carefully read this prospectus in its entirety, including the Annexes and the documents incorporated by reference herein.

Prior to the spin-off, Sunrise will have been a wholly owned subsidiary of Liberty Global, and its common shares have not been publicly listed. In connection with the spin-off, Sunrise will issue Class A common shares of Sunrise, par value CHF 0.10 per share (the “Sunrise Class A Common Shares”), and Class B shares with privileged voting rights of Sunrise, par value CHF 0.01 per share (the “Sunrise Class B Shares” and, together with the Sunrise Class A Common Shares, the “Sunrise Shares”), to Liberty Global’s shareholders of record on a date (the “Distribution Record Date”) to be determined by the board of directors of Liberty Global (the “Liberty Board”). To facilitate efficient initial settlement mechanics, Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in the form of American depositary shares. Such American depositary shares are referred to collectively herein as the “Sunrise ADSs,” with American depositary shares representing Sunrise Class A Common Shares referred to as the “Sunrise Class A ADSs” and American depositary shares representing Sunrise Class B Shares referred to as the “Sunrise Class B ADSs.” Sunrise ADS holders will be entitled to cancel the Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the completion of the spin-off. Holders of Sunrise ADSs who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares within the first three months following the spin-off will not have to pay depositary fees of up to $0.05 per Sunrise ADS for such cancellation. Holders of Sunrise ADSs will be responsible for paying any taxes or other expenses in connection with such cancellation and withdrawal.

Sunrise has received approval from SIX Exchange Regulation AG (“SIX Exchange Regulation”), subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX Swiss Exchange (the “SIX”), and has applied to list the Sunrise Class A ADSs on the Nasdaq Global Select Market (“Nasdaq”). Sunrise has accordingly reserved the ticker symbol “SUNN” for the Sunrise Class A Common Shares with the SIX and the symbol “SNRE” for the Sunrise Class A ADSs with Nasdaq. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off. Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any United States (“U.S.”) stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction. The Nasdaq listing of the Sunrise Class A ADS will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. Upon the expiration of the transitional period, Sunrise Class A ADSs will no longer be listed on Nasdaq and will trade instead in the U.S. in the over-the-counter (“OTC”) market. Sunrise ADS holders who wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, will need to deposit such shares with a bank, broker or other nominee capable of holding the Sunrise Shares and trading the Sunrise Class A Common Shares on the SIX. There can be no assurance that a viable and active trading market will develop in either class of the Sunrise Shares or the Sunrise ADSs. While Sunrise will initially have U.S. reporting obligations as a foreign private issuer following the completion of the spin-off, Sunrise plans to cease that U.S. reporting as soon as permitted by applicable rules and regulations.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the spin-off or the securities to be issued in the spin-off or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated     , 2024

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2024

September 18, 2024

PROXY STATEMENT/PROSPECTUS

September 18, 2024

Dear Shareholder:

We are proposing to effect a spin-off of our Swiss telecommunications operations to our shareholders. These operations will become a new standalone public company named Sunrise Communications AG, with the Sunrise Class A Common Shares listed on the SIX Swiss Exchange, the principal stock exchange in Switzerland.

Shareholder Value Creation

The transaction aims to maximize shareholder value by crystallizing the value of Sunrise in a more transparent manner for investors, thereby allowing shareholders to fully participate directly in the future growth and upside of both our company, Liberty Global, and the new company, Sunrise.

Sunrise will be a Swiss corporation, aiming to attract investment by Swiss investors familiar with Swiss corporate laws and practices and who may not have properly considered the value of Sunrise within Liberty Global.

The spin-off will make it easier for Sunrise to focus on its strategic priorities, enabling it to leverage the full potential of Sunrise as a locally-listed challenger with fixed mobile convergence, building upon the successful integration of Sunrise and UPC Switzerland since their combination in 2020.

Transaction Highlights

•	Sunrise will have two classes of shares, Sunrise Class A (Voting) and Class B (High Voting). In accordance with Swiss law, one Sunrise Class B share will have one-tenth of the economic entitlement of one Sunrise Class A share, but both will have one vote per share. 10 Sunrise Class B shares will therefore represent the same economic entitlement as one Sunrise Class A share, but 10 times the number of votes.

•	In the spin-off, Liberty Global’s shareholders will receive: one Sunrise Class A share for every five Liberty Global Class A or C shares and two Sunrise Class B shares for each Liberty Global Class B share they own. This will maintain Liberty Global’s historic high-vote Class B shares and ensure continuity with Liberty Global’s principal shareholders.

•	To facilitate efficient initial settlement mechanics for a Swiss listed security, Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in the form of Sunrise ADSs (American Depositary Shares). Each Sunrise Class A Common Share and Sunrise Class B Share distributed in the spin-off will be in the form of one Sunrise Class A ADS and one Sunrise Class B ADS, respectively. Sunrise ADS holders will be entitled to then cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares for trading on the SIX Swiss Exchange at any time following the completion of the spin-off. We provide further details in this document.

•	Sunrise Class A Common Shares will be listed on the SIX Swiss Exchange under the ticker “SUNN” and the Sunrise Class A ADSs will be listed on the Nasdaq Global Select Market under the ticker “SNRE.” The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time, but Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. For example, such holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing. Such holders should confirm with their brokers how U.S. OTC-traded Sunrise Class A ADSs or SIX-listed Sunrise Class A Common Shares can be held, purchased, financed and transferred.

•	The spin-off will also result in a reduction in Liberty Global’s share premium account under Bermuda law, as described in more detail in this proxy statement/prospectus, which is designed to facilitate the tax treatment as a repayment of capital in certain jurisdictions.

Tax Efficiency

The receipt of the Sunrise ADSs in the spin-off should be tax-free for our U.S. and Swiss shareholders.

Dividends

Sunrise is committed to utilizing free cash flows to optimize shareholder distributions in a disciplined manner, planning to distribute a substantial portion of its free cash flow as dividends beginning in 2025.

Shareholder Vote

The structure of the spin-off triggers shareholder votes under our bye-laws to approve (i) the distribution of Sunrise Class A and Class B shares to Liberty Global’s shareholders in the manner described above and (ii) the share premium reduction. These votes require a simple majority of votes cast by holders of Liberty Global’s Class A and Class B shares, voting together as a single class.

Proxy Statement/Prospectus

The attached disclosure document is a combined proxy statement for Liberty Global’s shareholder meeting to approve the transaction and prospectus for the Sunrise Shares you will receive in the form of Sunrise ADSs.

The proxy statement/prospectus contains detailed information about the deal structure and Sunrise’s business, and we encourage you to review it carefully.

Your Vote is Important

We encourage you to vote promptly online, or, if you requested to receive printed proxy materials, by completing the enclosed proxy cards or voting instruction forms.

Sincerely,

Michael T. Fries

President and Chief Executive Officer

Liberty Global Ltd.

LIBERTY GLOBAL LTD.

Notice of Special Meeting of Shareholders

to be Held on October 25, 2024

A special general meeting of Liberty Global will be held at 11:30 a.m. Mountain Time on October 25, 2024, at 1550 Wewatta Street, Suite 1000, Denver, Colorado (the “Special Meeting”). Liberty Global is proposing to effect a spin-off of its Swiss operations to Liberty Global’s shareholders as described in this proxy statement/prospectus. The transaction involves a spin-off of a business to be incorporated in Switzerland and listed on the SIX in Switzerland. Under Liberty Global’s bye-laws, the manner in which the spin-off is structured requires two separate shareholder votes. At the Special Meeting, Liberty Global Class A and Class B shareholders will consider and vote on the following proposals:

1.

A proposal to approve, in accordance with bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off pursuant to which (i) holders of Liberty Global Class A common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares owned by such holders, (ii) holders of Liberty Global Class B common shares receive two Sunrise Class B Shares, each with one vote per share, in the form of two Sunrise Class B ADSs, for each Liberty Global Class B common share owned by such holders and (iii) holders of Liberty Global Class C common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares owned by such holders (the “spin-off proposal”);

2.

A proposal to approve, in accordance with section 46 of the Companies Act 1981 of Bermuda and bye-law 12.1 of Liberty Global’s bye-laws, a reduction of Liberty Global’s share premium account without any payment by Liberty Global to Liberty Global’s shareholders, up to a maximum amount equal to the current balance of Liberty Global’s share premium account, and the grant of authority to the Liberty Board to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise on the effective date of the spin-off (the “share premium reduction proposal”); and

3.

A proposal to give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of the first two proposals if there are insufficient votes at the time of the Special Meeting to approve the first two proposals or in the absence of a quorum (the “adjournment proposal”, and together with the spin-off proposal and the share premium reduction proposal, the “Proposals”).

Please refer to the proxy statement/prospectus for detailed information on each of these Proposals. We encourage you to read the proxy statement/prospectus in its entirety before voting. The Liberty Board has approved the Proposals and recommends that the Liberty Global Class A and Class B shareholders vote “FOR” each Proposal.

Each Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Liberty Global Class A common shares and Liberty Global Class B common shares (collectively, the “Voting Shares”), voting as a single class, either in person or by proxy on such Proposal.

PROXY VOTING METHODS

Vote by Internet	Visit www.envisionreports.com/lgip. You will need the individual identifying number included on your proxy card, voting instruction form or notice.

Vote by Mail	Complete, sign, date and return your proxy card or voting instruction form in the envelope provided.
Vote by Phone	Call the number located on your proxy card.
Attend the Special Meeting in Person

All shareholders of Liberty Global are invited to attend the Special Meeting.

All shareholders of record of Voting Shares as of 5:00 p.m. Eastern Time on August 28, 2024 (the “Special Meeting Record Date”) are entitled to notice of the Special Meeting or any adjournment thereof and are entitled to vote at the Special Meeting or any adjournment thereof. These holders will vote together as a single class on each Proposal. Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the Special Meeting, please vote as soon as possible, whether or not you plan to attend the Special Meeting. You may vote by proxy either over the internet, by phone or by signing, dating and returning your proxy card in the envelope provided.

If you vote via the internet, your vote must be received by 11:30 a.m. Mountain Time on October 25, 2024. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Bryan H. Hall

Secretary

September 18, 2024

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE VIA THE INTERNET, BY PHONE OR BY SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

CERTAIN DEFINITIONS

The following definitions apply throughout this proxy statement/prospectus, unless otherwise indicated or as context otherwise requires.

Terms Related to the Spin-Off

“adjournment proposal”	a proposal to give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of the spin-off proposal or the share premium reduction proposal if there are insufficient votes at the time of the Special Meeting to approve such proposals or in the absence of a quorum

“Bermuda Companies Act”	the Companies Act 1981 of Bermuda

“Distribution Record Date”	a date to be determined by the Liberty Board on which Liberty Global shareholders must hold their Liberty Global Common Shares in order to receive Sunrise Shares in the form of Sunrise ADSs in the spin-off

“Liberty Board”	the board of directors of Liberty Global

“Liberty Global”	Liberty Global Ltd.

“Liberty Global Common Shares”	the Liberty Global Class A common shares, Liberty Global Class B common shares and Liberty Global Class C common shares, collectively

“Liberty Group”	the Liberty Global group of companies

“Proposals”	the spin-off proposal, the share premium reduction proposal and the adjournment proposal, collectively

“share premium reduction proposal”	a proposal to approve, in accordance with section 46 of the Bermuda Companies Act and bye-law 12.1 of Liberty Global’s bye-laws, a reduction of Liberty Global’s share premium account without any payment by Liberty Global to the Liberty Global shareholders, up to a maximum amount equal to the current balance of Liberty Global’s share premium account, and the grant of authority to the Liberty Board to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise on the effective date of the spin-off

“Simple Majority”	a majority of the Sunrise Shares represented, voting together as a single class

“Special Meeting”	a special general meeting of Liberty Global in connection with the spin-off, to be held at 11:30 a.m. Mountain Time on October 25, 2024, at 1550 Wewatta Street, Suite 1000, Denver, Colorado

“Special Meeting Record Date”	August 28, 2024, the date on which Liberty Global shareholders must hold their Liberty Global Common Shares in order to be entitled to receive notice of the Special Meeting and, in the case of holders of Voting Shares, vote on the Proposals at the Special Meeting

“spin-off”	the series of transactions that, if completed in their entirety, will result in the spin-off of the Sunrise Business to Sunrise

“spin-off proposal”	a proposal to approve, in accordance with bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off pursuant to which (i) holders of Liberty Global Class A common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares owned by such holders, (ii) holders of Liberty Global Class B common shares receive two Sunrise Class B Shares, each with one vote per share, in the form of two Sunrise Class B ADSs, for each Liberty Global Class B common share owned by such holders and (iii) holders of Liberty Global Class C common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS for every five Liberty Global Class C common shares owned by such holders

“Sunrise”

•  Sunrise Communications AG, the holding company the shares of which will be issued in the spin-off and listed on the SIX, when used in reference to Sunrise after the spin-off;

•  Sunrise Communications Group AG, when used in reference to the Sunrise entity that was public in Switzerland between 2015 and 2021;

•  Sunrise GmbH, the entity operating the Sunrise Business before and after the spin-off, when used in the context of disclosures relating to Sunrise at the operating level, including in connection with existing and post-spin-off services agreements between subsidiaries of Liberty Global and Sunrise described in “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off” and pre-spin executive compensation described in “Sunrise Compensation—Compensation Prior to the Spin-Off;” and

•  Liberty Global Europe Financing B.V., now known as Sunrise HoldCo V B.V., when referencing the entity whose audited historical consolidated financial statements and unaudited historical interim consolidated financial statements are included in this proxy statement/prospectus as further described in “—Financial Information”

“Sunrise ADSs”	Sunrise Class A ADSs and Sunrise Class B ADSs, collectively

“Sunrise Board”	the board of directors of Sunrise

“Sunrise Business”	the Swiss telecommunications operations of Liberty Global

“Sunrise Class A ADSs”	American depositary shares representing the Sunrise Class A Common Shares

“Sunrise Class B ADSs”	American depositary shares representing the Sunrise Class B Shares

“Sunrise Class A Common Shares”	Class A common shares of Sunrise, par value CHF 0.10 per share

“Sunrise Class B Shares”	Class B shares with privileged voting rights of Sunrise, par value CHF 0.01 per share

“Sunrise Director”	member of the Sunrise Board

“Sunrise group”	Sunrise and its subsidiaries

“Sunrise Shares”	the Sunrise Class A Common Shares and Sunrise Class B Shares, collectively

“Sunrise-UPC transaction”	the acquisition of Sunrise by Liberty Global through the settlement of an all-cash public tender offer to acquire all of the publicly held shares of Sunrise

“UPC”	UPC Schweiz GmbH

“Voting Shares”	Liberty Global Class A common shares and Liberty Global Class B common shares, collectively

Terms Related to Sunrise’s Industry

“5G SA”	5G Standalone

“ARPU”	average revenue per unit, calculated as the average monthly subscription revenue per average number of fixed customer relationships or mobile subscribers, as applicable

“CPE”	customer premises equipment

“DaaS”	device-as-a-service

“DSL”	digital subscriber line

“FMC”	fixed-mobile convergence

“FWA”	fixed wireless access

“Gbps”	gigabits per second

“HFC network”	hybrid fibre coaxial network

“IPTV”	Internet Protocol Television

“Mbps”	megabits per second

“MNO”	Swisscom, Sunrise and Salt, collectively, as mobile network operators

“MVNO”	mobile virtual network operator

“NPS”	Net Promoter Score

“OTT services”	over-the-top telecommunications services delivered over the internet

i

IMPORTANT NOTICES

Recordholders

The Liberty Board is soliciting your proxy to vote your Voting Shares at the Special Meeting, which will be held at 11:30 a.m. Mountain Time on October 25, 2024 (unless adjourned or postponed), and at any adjournments or postponements thereof. The Liberty Board is soliciting proxies in order to give holders of record of the Voting Shares the opportunity to vote on matters that will be presented at the Special Meeting and at any adjournments or postponements thereof. This proxy statement/prospectus provides information on these matters to assist you in voting your Voting Shares.

If you sell or otherwise transfer, or have sold or otherwise transferred, all of your Voting Shares, promptly send this proxy statement/prospectus and the accompanying documents (other than any documents or forms personalized to you) to the purchaser or transferee, or to the bank, stockbroker or other agent through whom such sale or transfer was effected for delivery to the purchaser or transferee. However, this proxy statement/prospectus and the accompanying documents must not be forwarded, distributed or transmitted in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction. If you sell or otherwise transfer, or have sold or otherwise transferred, part, but not all, of your Voting Shares, retain this proxy statement/prospectus and the accompanying documents and contact the bank, stockbroker or other agent through whom such sale or transfer was effected.

Additional Information

This proxy statement/prospectus:

•	incorporates by reference important business and financial information about Liberty Global from other documents that are not included in or delivered with this proxy statement/prospectus; and

•

does not include some of the information included in the registration statement on Form F-4 that Sunrise has filed with the U.S. Securities and Exchange Commission (the “SEC”) or information included in the exhibits to the registration statement.

This information is available to you without charge upon your request. You can obtain copies of the documents incorporated by reference into this document through the SEC website at www.sec.gov. In addition, you can obtain copies of the documents incorporated by reference into this proxy statement/prospectus and filed as exhibits to the registration statement on Form F-4 of which this proxy statement/prospectus forms a part upon written or oral request. Liberty Global will promptly deliver copies of the exhibits to such registration statement and of documents incorporated by reference into this proxy statement/prospectus to you if you call, email or mail its Investor Relations Department, + (303) 220-6600 or ir@libertyglobal.com or Liberty Global Ltd., attention: Investor Relations Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S.

To ensure timely delivery of these documents, any such request must be made no later than 10 business days prior to the date of the Special Meeting.

To find more information, see the section of this proxy statement/consent solicitation statement/prospectus entitled “Where You Can Find More Information and Incorporation by Reference.”

This proxy statement/prospectus is based on information provided by Liberty Global, Sunrise and other sources that Liberty Global and Sunrise believe to be reliable. Neither Liberty Global nor Sunrise has authorized anyone to provide you with information different from that contained in this proxy statement/prospectus. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus, regardless of the time of delivery of this proxy statement/prospectus or any distribution of securities described in this proxy statement/prospectus.

Overseas Jurisdictions

The release, publication or distribution of this proxy statement/prospectus in, into or from jurisdictions other than the U.S. or Switzerland may be restricted by law. Any person who is subject to the law of any jurisdiction other than the U.S. or Switzerland should inform themselves of, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the U.S. or Switzerland to vote their Voting Shares with respect to the Proposals at the Special Meeting, or to appoint another person as proxy to vote at the Special Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Proposals disclaim any responsibility or liability for the violation of such restrictions by any person. This proxy statement/prospectus has been prepared for the purposes of complying with the proxy solicitation rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the SIX, and the information disclosed herein may not be the same as that which would have been disclosed if this proxy statement/prospectus had been prepared in accordance with the laws and regulations of other jurisdictions.

Unless otherwise determined by Liberty Global and permitted by applicable laws and regulations, this proxy statement/prospectus will not be made available, directly or indirectly, in, into or from any jurisdiction (for the avoidance of doubt, excluding the U.S. and Switzerland) where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Proposals is sent or made available to Liberty Global’s shareholders in that jurisdiction (“Restricted Jurisdiction”) or any other jurisdiction where to do so would violate the laws of that jurisdiction, and no person may vote in favor of the Proposals, the matters presented at the Special Meeting by any use, means, instrumentality or form within any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this proxy statement/prospectus will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction, and persons receiving this proxy statement/prospectus (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in, into or from any Restricted Jurisdiction or any jurisdiction where to do so would violate the laws of that jurisdiction.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE, AND MAY NOT BE USED FOR THE PURPOSES OF, AN OFFER TO SELL OR AN INVITATION OR THE SOLICITATION OF AN OFFER TO SUBSCRIBE FOR OR BUY ANY SUNRISE SHARES OR SUNRISE ADSs BY ANY PERSON IN ANY RESTRICTED JURISDICTION. NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY ANY SUCH PERSON THAT WOULD PERMIT A PUBLIC OFFERING OF SUNRISE SHARES OR SUNRISE ADSs IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, NOR HAS ANY SUCH ACTION BEEN TAKEN WITH RESPECT TO THE POSSESSION OR DISTRIBUTION OF THIS PROXY STATEMENT/PROSPECTUS OTHER THAN IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. NONE OF LIBERTY GLOBAL, SUNRISE OR THEIR RESPECTIVE ASSOCIATES, DIRECTORS, OFFICERS, AGENTS OR ADVISORS ACCEPTS ANY RESPONSIBILITY FOR ANY VIOLATION OF ANY OF THESE RESTRICTIONS BY ANY OTHER PERSON.

The ability of Liberty Global’s shareholders who are not resident in the U.S. or Switzerland to vote their Voting Shares may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the U.S. or Switzerland should inform themselves of, and observe, any applicable legal or regulatory requirements.

Forward-Looking Statements

This proxy statement/prospectus, including documents incorporated by reference herein, contains certain statements which are, or may be deemed to be, “forward-looking statements” with respect to the financial condition, results of operations and business of Liberty Global and Sunrise and certain plans and objectives of

Liberty Global and Sunrise with respect to the spin-off. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are statements of future expectations that are based on current expectations, assumptions and projections about future events and are therefore subject to risks and uncertainties which could cause actual results, performance or events to differ materially from those expressed or implied by the forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans,” “expects,” “is expected,” “is subject to,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” “believes,” “targets,” “aims,” “projects” or words or terms of similar substance or the negative thereof, as well as variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

Although Liberty Global and Sunrise believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the matters set forth (i) under “Risk Factors” herein, (ii) under “Forward-Looking Statements” and “Risk Factors” in Part I, Item 1 of Liberty Global’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Liberty Global Annual Report”), filed with the SEC on February 15, 2024, which is incorporated by reference herein, and (iii) under “Forward-Looking Statements” in Liberty Global’s quarterly reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 1, 2024 and July 25, 2024, respectively (each, a “Quarterly Report”). See “Where You Can Find More Information and Incorporation by Reference” for more information about the documents incorporated by reference herein. Other factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements include Liberty Global’s ability to obtain approval of Liberty Global’s shareholders of the Proposals set out in this proxy statement/prospectus, Liberty Global’s ability to satisfy certain closing conditions related to the spin-off, Liberty Global and Sunrise’s ability to realize the expected benefits from the spin-off and the occurrence of unanticipated difficulties or costs in connection with the spin-off.

All of Liberty Global and Sunrise’s forward-looking statements should be considered in light of these factors. All of their forward-looking statements speak only as of the date they were made, and Liberty Global and Sunrise undertake no obligation to update their forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations. Any forward-looking statements in this proxy statement/prospectus, including documents incorporated by reference herein, are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

No forward-looking statements in this proxy statement/prospectus have been reviewed by any auditors. All subsequent oral or written forward-looking statements attributable to any of Liberty Global, Sunrise or their respective shareholders, directors, officers, advisors or employees or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Financial Information

The audited historical consolidated financial statements and the unaudited historical interim consolidated financial statements of Liberty Global Europe Financing B.V., now known as Sunrise HoldCo V B.V., which is the entity holding the Sunrise Business and its third-party indebtedness prior to the spin-off, included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are presented in CHF. References herein to the audited historical consolidated financial statements, unaudited historical interim consolidated financial statements or financial information of Sunrise are to such financial statements or financial information of Liberty Global Europe Financing B.V., now known as Sunrise HoldCo V B.V. The financial statements of Liberty Global incorporated by reference herein have been prepared in accordance with accounting principles generally accepted in the United States and are presented in USD.

The Sunrise Entities

The term “Sunrise” as used in this proxy statement/prospectus, refers to:

•

Sunrise Communications AG, the parent holding company of the Sunrise Business following the spin-off, the shares of which will be issued in the spin-off and listed on the SIX, when used in reference to Sunrise after the spin-off;

•	Sunrise Communications Group AG, when used in reference to the Sunrise entity that was public in Switzerland between 2015 and 2021;

•

Sunrise GmbH, the entity operating the Sunrise Business before and after the spin-off, when used in the context of disclosures relating to Sunrise at the operating level, including in connection with existing and post-spin-off services agreements between subsidiaries of Liberty Global and Sunrise described in “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off” and pre-spin executive compensation described in “Sunrise Compensation—Compensation Prior to the Spin-Off;” and

•

Liberty Global Europe Financing B.V., now known as Sunrise HoldCo V B.V., when referencing the entity whose audited historical consolidated financial statements and unaudited historical interim consolidated financial statements are included in this proxy statement/prospectus as further described in “—Financial Information” above.

Trademarks

Liberty Global and Sunrise use their trademarks in this proxy statement/prospectus as well as trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this proxy statement/prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that Liberty Global and Sunrise will not assert, to the fullest extent under applicable law, their respective rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Industry Data

This proxy statement/prospectus and the information incorporated by reference herein includes industry position and industry data and forecasts that Sunrise obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good-faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above. Although Sunrise believes that the information on which the company has based these estimates of industry position and industry data is generally reliable, the accuracy and completeness of this information is not guaranteed, and it has not independently verified any of the data from third-party sources nor has it ascertained the underlying economic assumptions relied upon therein. Sunrise’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While Sunrise is not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

v

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF AND THE SPECIAL MEETING

The following section provides brief answers to certain questions that you may have regarding the spin-off and the Special Meeting. You should carefully read this entire proxy statement/prospectus, including its Annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you. You should pay special attention to the section entitled “Risk Factors.” Additional important information is contained in the Annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information And Incorporation By Reference.”

The	Spin-Off

Q:	What is Liberty Global proposing to do?

A:

Liberty Global is proposing to effect a series of transactions that, if completed in their entirety, will result in the spin-off of Sunrise following the transfer of the Sunrise Business to Sunrise. After the transaction, Liberty Global will continue to own (in whole or in part) and operate its businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands, and Sunrise will operate the Sunrise Business, with Liberty Global and Sunrise operating as independent, separate publicly traded companies.

Q:	Why is Liberty Global proposing the spin-off?

A:

The Liberty Board believes that the public markets currently apply a meaningful trading discount to the Liberty Global Class A common shares, Liberty Global Class B common shares and Liberty Global Class C common shares (collectively, the “Liberty Global Common Shares”) relative to the underlying value of the Sunrise Business. Liberty Global believes that the spin-off would reduce such trading discount, thereby resulting in a higher trading value for the Sunrise Shares as compared to the trading value of the Liberty Global Common Shares attributed to Sunrise in the absence of the spin-off. In addition, Liberty Global is pursuing the spin-off because the Liberty Board believes, among other things, the spin-off will result in (i) greater market recognition for Sunrise, making it more attractive for Swiss investors as they will more easily be able to evaluate the Sunrise Business, (ii) dedicated management of Sunrise, which would, among other things, give Sunrise more flexibility to direct internal capital to fund its growth and realize its full potential, while also allowing Liberty Global’s management to devote more attention to managing its operating businesses and venture investments, (iii) the creation of a “pure play” equity currency that can be used to facilitate Sunrise’s capital raising activities and be used as an acquisition currency and (iv) the enhanced ability of Sunrise to retain and attract qualified personnel by enabling Sunrise to grant equity incentive awards that are tailored to its businesses and strategic priorities and that are based on its own publicly traded equity.

For a discussion of additional reasons, factors and risks associated with the spin-off considered by the Liberty Board, see recommendation and the factors considered by the Liberty Board, see “The Spin-Off—Background and Reasons for the Spin-Off.” See also “Risk Factors.”

Q:	How will the spin-off be implemented?

A:	Liberty Global will effect the spin-off through the following steps:

•

Liberty Global will undertake certain reorganization transactions to effect the separation of the Sunrise Business from the Liberty Global group of companies (the “Liberty Group”) that will result in the transfer to Liberty Global of all of the equity interests in Sunrise HoldCo VI B.V. (“Newco BV”), an indirect wholly owned subsidiary of Liberty Global that will be the holding company of the Sunrise Business as of immediately prior to effective date of the spin-off.

•

Liberty Global will reduce its share premium account without any payment by Liberty Global to Liberty Global’s shareholders up to a maximum amount equal to the current balance of the share premium account, which, as of the date of this proxy statement/prospectus is $8,337,001,797.40, with the Liberty Board authorized to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise at the effective date of the spin-off.

•

In satisfaction of the share premium reduction, Liberty Global will transfer all of the equity interests in Newco BV to Sunrise by way of a contribution in kind (Sacheinlage) and in recognition of such transfer, Sunrise will increase its capital and, on the effective date of the spin-off, issue to holders of each class of Liberty Global Common Shares as of the Distribution Record Date Sunrise Class A Common Shares and Sunrise Class B Shares in ADS form, as described in this proxy statement/prospectus.

Q:	What will I receive if the spin-off is completed?

A:

If the spin-off is completed, on the effective date of the spin-off, holders of each class of Liberty Global Common Shares as of the Distribution Record Date will be entitled to receive the following shares and cash in lieu of any fractional shares:

•

Liberty Global Class A common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class B common shares: two Sunrise Class B Shares, in the form of two Sunrise Class B ADSs, for every Liberty Global Class B common share held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class C common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares held by any such shareholder on the Distribution Record Date.

Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form to facilitate efficient initial settlement mechanics. An American depositary share, or ADS, represents a specified number of securities of a non-U.S. company deposited with a custodian bank, also referred to as the depositary. The depositary for the Sunrise ADSs will be JPMorgan Chase Bank, N.A. (“JPMorgan Chase”). Each Sunrise Class A ADS and Sunrise Class B ADS will represent the right to receive, and to exercise the beneficial ownership interests in, one Sunrise Class A Common Share and one Sunrise Class B Share, respectively. See “Description of Sunrise Shares Following the Spin-Off—Share Capital” for more information about the Sunrise Shares and “Description of American Depositary Shares” for more information about the Sunrise ADSs.

Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and has applied to list the Sunrise Class A ADSs on Nasdaq. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. For example, such holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing.

Holders of Sunrise Class B ADSs who wish to trade on the SIX at any time following the completion of the spin-off will need to cancel their Sunrise Class B ADSs, withdraw the underlying Sunrise Class B Shares and exchange such shares with Sunrise for Sunrise Class A Common Shares. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs.

Sunrise ADS holders who wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, will need to deposit such shares with a bank, broker or other nominee capable of holding the Sunrise Shares and trading the Sunrise Class A Common Shares on the SIX. Sunrise ADS holders should confirm with their brokers how U.S. OTC-traded Sunrise ADSs or SIX-listed Sunrise Class A Common Shares can be held, purchased, financed and transferred. See “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs” for more information about holding and trading Sunrise Shares and Sunrise ADSs.

Q:	Why am I receiving Sunrise ADSs instead of Sunrise Shares?

A:

Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form to facilitate efficient initial settlement mechanics. Among other things, this facilitates delivery of Sunrise Shares to holders of Liberty Global Common Shares whose brokers hold their Liberty Global Common Shares in securities accounts at Depository Trust Company (“DTC”). An alternative solution, delivering Sunrise Shares not in ADS form but through SIX SIS AG (“SIX-SIS”), DTC’s Swiss counterpart, would have required substantial manual processing by Liberty Global shareholders and other settlement stakeholders, which would have introduced the potential for error and delay in the delivery of Sunrise Shares.

Q:	Can I elect to receive Sunrise Shares rather than Sunrise ADSs?

A:

No. To facilitate efficient initial settlement mechanics, Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form. However, Sunrise ADS holders will be entitled to cancel the Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the completion of the spin-off.

Q:	Why is the distribution ratio with respect to the Sunrise Class A Common Shares and the Sunrise Class B Shares different?

A:

Swiss law provides that all shares of common stock, regardless of class, must have one vote per share. As a result, for Swiss companies, differential voting between classes of shares is implemented by issuing shares with different par values, with a maximum difference of 10:1. For example, a high vote class of stock would be issued with one vote per share, with each share having a par value of one-tenth of the par value of the low vote class. This high voting class will have the right, on a per share basis, to one vote per share, but to receive only one-tenth the dividend of the vote class and should trade at approximately one-tenth the value per share. Therefore, 10 shares of the high vote class would be issued for every one share of the low vote class to maintain both economic equivalence and a high vote/low vote structure. The issuance of Sunrise Class B Shares, each of which will have one-tenth of the par value of Sunrise Class A Common Shares but one vote, will help maintain Liberty Global’s historic high vote share structure that Liberty Global’s shareholders are familiar with and ensure continuity with Liberty Global’s principal shareholders.

Since one Sunrise Class B Share will have one-tenth of the economic entitlement of one Sunrise Class A Common Share, but both will have one vote per share, 10 Sunrise Class B Shares will represent the same economic entitlement as one Sunrise Class A Common Share, but 10 times the number of votes, approximating the voting power differential between Liberty Global’s Class A common shares, each of which has one vote per share, and Liberty Global’s Class B common shares, each of which has 10 votes per share. Accordingly, each holder of Liberty Global Class B common shares must receive 10 Sunrise Class B Shares in order to receive an economic entitlement equivalent to one Sunrise Class A Common Share. A ratio of one Sunrise Class A Common Share for every five Liberty Global Class A common shares is therefore equivalent to a distribution ratio of 10 to five (or two to one) Sunrise Class B Shares to Liberty Global Class B common shares.

Q:

How will Sunrise’s dual class structure impact the aggregate voting power of the class of Sunrise Shares I will receive in ADS form in the spin-off relative to the aggregate voting power of the class of Liberty Global shares I currently own?

A:

Because Sunrise will have only two classes of shares compared to Liberty Global, which has three classes of shares, one of which is non-voting, the aggregate voting power of each class of Sunrise Shares will be different from the aggregate voting power of each class of Liberty Global Common Shares. The below table illustrates these differences based on the number of Liberty Global Common Shares outstanding as of August 28, 2024 and the distribution ratios described in this proxy statement/prospectus.

Class	Aggregate voting power in Liberty Global	Aggregate voting power in Sunrise represented by Sunrise Class A Common Shares received in the spin-off	Aggregate voting power in Sunrise represented by Sunrise Class B Shares received in the spin-off
Liberty Global Class A	57%	36%	—
Liberty Global Class B	43%	—	27%
Liberty Global Class C	None	37%	—

Total	100%	73%	27%

Q:	What are the important differences between being a holder of Sunrise ADSs and a holder of Sunrise Shares?

A:	Key differences include:

•

As a Sunrise ADS holder, the depositary will be the direct shareholder of record of Sunrise, but through your ownership of the Sunrise ADS, you will have the right to receive, and to exercise the beneficial ownership in, one Sunrise Share of the applicable class, including to exercise voting rights through the depositary. Because the depositary or its nominee will be the direct shareholder of record for the Sunrise Shares represented by all outstanding Sunrise ADSs, shareholder rights will rest with the depositary or its nominee and will be governed by the laws of Switzerland and Sunrise’s articles of association. Your rights will be those of a Sunrise ADS holder. A deposit agreement among Sunrise, the depositary and you as a Sunrise ADS holder, and all other holders and beneficial owners from time to time of the applicable Sunrise ADSs, will set out your rights as the holder of the applicable Sunrise ADSs. You will have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares, as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.”

•

As described elsewhere in this proxy statement/prospectus, the only listed trading market for either class of Sunrise Shares will be the SIX, where Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares, and the only listed trading market for either class of the Sunrise ADSs will be Nasdaq, where Sunrise has applied to list the Sunrise Class A ADSs. Neither the Sunrise Class B Shares nor the Sunrise Class B ADSs will be listed on any stock exchange in any jurisdiction. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. OTC trading is generally much more limited than trading on any national securities exchange and subject to greater volatility. As also described elsewhere in this proxy statement/prospectus, only Sunrise Class A Common Shares, but not Sunrise Class B Shares, will trade on the SIX. Accordingly, if holders of Sunrise Class B ADSs wish to trade on the SIX, they would need to cancel their Sunrise Class B ADSs and withdraw the underlying Sunrise Class B Shares, and then exchange those Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with Sunrise’s articles of association, at a ratio of 10 Sunrise Class B Shares for one Sunrise Class A Common Share. The Sunrise Class B ADS holders can then trade the resulting Sunrise Class A Common Shares on the SIX. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs. Before Liberty Global shareholders can place an on-market trade on the SIX for the Sunrise Shares they initially receive in the spin-off in ADS form, they will first need to cancel their Sunrise ADSs and acquire direct ownership of Sunrise Class A Common Shares in SIX-SIS, as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares on the SIX.”

•

Sunrise ADS holders who wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, will need to deposit such shares with a bank, broker or other nominee capable of holding the Sunrise Shares and trading the Sunrise Class A Common Shares on the SIX.

•

Cash dividends paid in respect of Sunrise ADSs will be subject to applicable fees and expenses incurred by the depositary in connection with the distribution thereof in the amount of up to $0.05 per Sunrise ADS (depending on the amount of dividend), while no such fees and expenses would be payable by direct holders of the Sunrise Shares.

•

Sunrise ADS holders will vote the underlying Sunrise Shares by instructing the depositary how to vote the Sunrise Shares underlying their Sunrise ADSs, while holders of Sunrise Shares will vote directly or by instructing the independent proxy at any general meetings of Sunrise.

For more information about the Sunrise ADSs and your rights as a holder thereof, see “Description of American Depositary Shares.”

Q:	What do I need to do to receive Sunrise Shares in ADS form and how will I receive such Sunrise Shares?

A:

Holders of Liberty Global Common Shares on the Distribution Record Date are not required to pay any cash, or deliver other consideration or give up any Liberty Global Common Shares in order to receive Sunrise Shares in ADS form in the spin-off.

If you hold your Liberty Global Common Shares in book-entry or certificated form, you will not be required to take any specific actions to receive the Sunrise Shares in ADS form to which you are entitled. Sunrise ADSs will not be issued in certificated form. All Liberty Global shareholders, including those holding Liberty Global Common Shares in certificated form, will receive their Sunrise ADSs in book-entry form.

Q:	How do I trade my Sunrise Class A ADSs?

A:

As described elsewhere in this proxy statement/prospectus, the only listed trading market for either class of Sunrise Shares will be the SIX, where Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares, and the only listed trading market for either class of the Sunrise ADSs will be Nasdaq, where Sunrise has applied to list the Sunrise Class A ADSs. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S., business day, as applicable, after the date that Liberty Global completes the spin-off. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date

x

which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. Holders can trade Sunrise Class A ADSs on Nasdaq and other U.S. trading venues while they remain listed there. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly.

In addition, at any time following the spin-off and regardless of whether the Sunrise Class A ADSs are listed on Nasdaq, as a Sunrise Class A ADS holder, you can trade on the SIX if you cancel your Sunrise Class A ADSs, withdraw the underlying Sunrise Class A Common Shares and deposit such shares with a bank, broker or other nominee capable of holding and trading the Sunrise Class A Common Shares on the SIX. Sunrise Class A ADS holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing. See “How can I trade on the SIX?” for more information about trading on the SIX and “How can I cancel my Sunrise ADSs and withdraw Sunrise Shares?” for more information on how to cancel your Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares.

Q:	How do I trade my Sunrise Class B ADSs?

A:

Neither the Sunrise Class B Shares nor the Sunrise Class B ADSs will be listed on any stock exchange in any jurisdiction. Trading in the Sunrise Class B ADSs, if any, will only take place in the United States OTC. OTC trading is generally much more limited than trading on any national securities exchange and is subject to greater volatility. There can be no assurance that a viable and active trading market will develop in the Sunrise Class B ADSs.

You may, however, trade on the SIX if you cancel your Sunrise Class B ADSs, withdraw the underlying Sunrise Class B Shares, exchange the Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with the terms of Sunrise’s articles of association and deposit the resulting Sunrise Class A Common Shares with a bank, broker or other nominee capable of holding and trading the Sunrise Class A Common Shares on the SIX. See “How can I trade on the SIX?” for more information about trading on the SIX and “How can I cancel my Sunrise ADSs and withdraw Sunrise Shares?” for more information on how to cancel your Sunrise Class B ADSs and withdraw the underlying Sunrise Class B Shares.

Q:	How can I trade on the SIX?

A:

Since Liberty Global shareholders will initially receive Sunrise Shares in ADS form in the spin-off, before they can place an on-market trade for their Sunrise Shares on the SIX, they will first need to cancel their Sunrise ADSs and acquire direct ownership of Sunrise Class A Common Shares in SIX-SIS.

As also described elsewhere in this proxy statement/prospectus, only Sunrise Class A Common Shares, but not Sunrise Class B Shares, will trade on the SIX. Accordingly, if holders of Sunrise Class B ADSs wish to trade on the SIX, they would need to cancel their Sunrise Class B ADSs and withdraw the underlying Sunrise Class B Shares, and then exchange those Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with Sunrise’s articles of association, at a ratio of 10 Sunrise Class B Shares for one Sunrise Class A Common Share. The Sunrise Class B ADS holders can then trade the resulting Sunrise Class A Common Shares on the SIX. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs. Sunrise ADS holders who wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, will need to deposit such shares with a bank, broker or other nominee capable of holding the Sunrise Shares and trading the Sunrise Class A Common Shares on the SIX.

Liberty Global strongly encourages you to contact your bank, broker or other nominee through which you currently hold your Liberty Global Common Shares to inquire about their capability to hold the Sunrise

Shares and trade the Sunrise Class A Common Shares on the SIX. Not all U.S. based banks, brokers and other nominees have that capability. Even if your bank, broker or other nominee has that capability, it may take some time for it to take necessary action to enable you to hold the Sunrise Shares or trade the Sunrise Class A Common Shares on the SIX through it, so Liberty Global suggests that you commence this process well in advance of any desired trading of Sunrise Class A Common Shares on the SIX. Your ability to hold your Sunrise Shares with an eligible broker, bank or other nominee will depend not only on such entity’s operational capabilities, but also on the policies of, and arrangements with such entity, and if you are unable to do so for any reason, you will not be able to sell your Sunrise Class A Common Shares on the SIX.

Liberty Global also strongly encourages you to contact your bank, broker or other nominee about initiating the process for cancelling your Sunrise ADSs and acquiring direct ownership of the underlying Sunrise Class A Common Shares as soon as possible if you wish to trade Sunrise Class A Common Shares on the SIX as soon as such trading commences.

Q:	How do I trade my Sunrise Class B Shares?

A:

Because the Sunrise Class B Shares will not be listed on the SIX and cannot be traded OTC in the United States (other than in ADS form), you will not be able to trade your Sunrise Class B Shares unless you exchange them for Sunrise Class A Common Shares. You can exchange your Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with Sunrise’s articles of association, at a ratio of 10 Sunrise Class B Shares for one Sunrise Class A Common Share. The Sunrise Class A Common Shares can be traded on the SIX through a broker capable of supporting such trading. See “How do I trade on the SIX?” above for more information.

Q:	Do I have to cancel my Sunrise ADSs and withdraw my Sunrise Shares?

A:

No. You will only have to cancel your Sunrise ADSs and withdraw the underlying Sunrise Shares if you wish to trade on the SIX, as further described above under “How do I trade on the SIX?”. However, Liberty Global expects that Sunrise ADS holders who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares for trading on the SIX will gain access to what Liberty Global believes will be a more liquid trading market for their Sunrise Shares. Such holders will also become direct shareholders of Sunrise, such that they will be able to vote directly at Sunrise’s shareholder meetings and receive any dividends directly from Sunrise without payment of fees of up to $0.05 per Sunrise ADS (depending on amount of the dividend) to JPMorgan Chase, among other possible benefits.

Sunrise ADS holders who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares within the first three months following the spin-off will not have to pay depositary fees of up to $0.05 per Sunrise ADS for such cancellation. Sunrise ADS holders will be responsible for paying any taxes or other expenses in connection with such cancellation and withdrawal.

Q:	How can I cancel my Sunrise ADSs and withdraw Sunrise Shares?

A:

The cancellation of Sunrise ADSs and the withdrawal of the underlying Sunrise Shares will be governed by the deposit agreement applicable to the relevant Sunrise ADSs and the procedures of the depositary. The deposit agreements provide that, among other things, if a holder of Sunrise ADSs tenders Sunrise ADSs to the depositary for cancellation together with proper instructions and documentation and the payment of applicable fees, charges and taxes as set forth in the applicable deposit agreement, the depositary will deliver to such holder of Sunrise ADSs or, upon such holder’s written order, another person, the underlying Sunrise Shares, subject only to compliance with applicable law and any temporary delays caused by the closing of the Sunrise ADS register by the depositary or of Sunrise’s share register by Sunrise in connection with, among other things, voting at a shareholders’ meeting, or the payment of dividends. For more information about the provisions of the deposit agreements and the depositary’s procedures, please review the deposit agreement applicable to your Sunrise ADSs, which is an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You may also contact the depositary by e-mail at DR_Global_CSM@jpmorgan.com. Liberty Global and Sunrise also intend to make more information about such procedures accessible to eligible persons from the investor relations pages of their respective websites.

Holders of Sunrise ADSs who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares within the first three months following the spin-off will not have to pay depositary fees of up to $0.05 per Sunrise ADS for such cancellation. Holders of Sunrise ADSs will be responsible for paying any taxes or other expenses in connection with such cancellation and withdrawal.

If you wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, Liberty Global strongly encourages you to contact your bank, broker or other nominee through which you currently hold your Liberty Global Common Shares or other securities to inquire about their capability to hold the Sunrise Shares and trade the Sunrise Class A Common Shares on the SIX.

For further information about the cancellation of Sunrise ADSs and withdrawal of the underlying Sunrise Shares, please refer to “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.”

Q:	What matters will Liberty Global’s shareholders consider at the Special Meeting?

A:	Liberty Global’s shareholders will vote on the following proposals:

•

the spin-off proposal – a proposal to approve, in accordance with bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off pursuant to which (i) holders of Liberty Global Class A common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares owned by such holders, (ii) holders of Liberty Global Class B common shares receive two Sunrise Class B Shares, each with one vote per share, in the form of two Sunrise Class B ADSs, for each Liberty Global Class B common share owned by such holders and (iii) holders of Liberty Global Class C common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares owned by such holders;

•

the share premium reduction proposal – a proposal to approve, in accordance with section 46 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) and bye-law 12.1 of Liberty Global’s bye-laws, a reduction of Liberty Global’s share premium account without any payment by Liberty Global to Liberty Global’s shareholders, up to a maximum amount equal to the current balance of Liberty Global’s share premium account, and the grant of authority to the Liberty Board to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise on the effective date of the spin-off; and

•

the adjournment proposal – a proposal to give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of the other Proposals if there are insufficient votes at the time of the Special Meeting to approve the other Proposals or in the absence of a quorum.

Q:	Why is the Liberty Board seeking shareholder approval of the spin-off?

A:

Shareholder approval is required under bye-law 14.2(b) of Liberty Global’s bye-laws in connection with any share distribution unless (i) holders of each class of Liberty Global Common Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Liberty Global Class B common shares receive higher voting securities and holders of Liberty Global Class A common shares and Liberty Global Class C common shares receive lower voting or non-voting securities. The spin-off does not meet either of the foregoing conditions. Instead, Sunrise’s share capital will be divided into (i) Sunrise Class A Common

Shares, one of which will be issued, in ADS form, to holders of Liberty Global Class A and Class C common shares for every five such Liberty Global shares they own and (ii) Sunrise Class B Shares, two of which will be issued, in ADS form, to holders of Liberty Global Class B common shares for every such Liberty Global share they own.

The Liberty Board is also seeking shareholder approval to effect the spin-off by way of statutory reduction of share premium in accordance with section 46 of the Bermuda Companies Act and bye-law 12.1 of the Liberty Global bye-laws in recognition of the fact that the Sunrise Business will, at the completion of the spin-off, no longer form part of the Liberty Group. Therefore, share premium in an amount equal to the share premium reduction will be in excess of the capital requirements of Liberty Global. Bye-law 12.1 of Liberty Global’s bye-laws permits Liberty Global to reduce its share capital (including its share premium) in any manner permitted by the Bermuda Companies Act, which allows a Bermuda company having a share capital to reduce its share capital in any way subject to (i) approval by its shareholders, (ii) its memorandum of association and (iii) its bye-laws.

Q:	What is Liberty Global’s share premium account and what is share premium used for?

A:

Under Bermuda law, when a company issues shares as consideration (including in connection with an exchange or merger), the value of the consideration received by the company above the nominal (or par) value of the shares is designated as “share premium” and is required to be transferred to a separate account on the company’s balance sheet. This separate account is known as a share premium account and is treated as part of the company’s share capital. The share premium account is intended to ensure the company’s solvency and must generally be available to meet the claims of creditors in priority to shareholders. The share premium account can therefore be reduced only in limited circumstances.

The spin-off is being structured in recognition of the fact that after the transfer of the Sunrise Business, it will no longer form a part of the Liberty Group. The value associated with the Sunrise Business is therefore being reflected by way of a reduction in Liberty Global’s share premium account, since, following the transfer, Liberty Global’s share premium account will have a capital balance in excess of the remaining businesses’ requirements. Under Bermuda law, a reduction of share premium is a statutory alternative to a distribution effected as a dividend or which otherwise utilizes cash or assets that are not subject to statutory restrictions on their distribution. Implementing the spin-off by reducing a sufficient amount of share premium in this way may allow the receipt of Sunrise Shares by Liberty Global’s shareholders to be treated as a repayment of capital for tax purposes in certain jurisdictions. In satisfaction of the share premium reduction, Liberty Global will transfer the Sunrise Business to Sunrise by way of a contribution in kind, as described above under “—How will the spin-off be implemented.” In return for the transfer to it of the Sunrise Business, Sunrise will issue Sunrise Shares in ADS form directly to Liberty Global’s shareholders. In contrast, in a traditional U.S. spin-off, the parent company dividends the shares of the subsidiary being spun off to the parent company’s shareholders as a distribution in kind. Structuring the spin-off by reducing the share premium should not affect the overall tax treatment of the spin-off for U.S. federal income tax purposes (described in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”).

The reduction in Liberty Global’s share premium account as a result of the spin-off may adversely affect Liberty Global’s ability to obtain similar treatment for its shareholders for such tax purposes in future spin-offs and similar transactions if the market value to be received by Liberty Global’s shareholders in respect of the underlying business that may be the subject of such future transaction is higher than the amount of the share premium account of Liberty Global at the time of the completion of such transaction.

Q:	What votes are required to approve the Proposals?

A:

Each of the Proposals must be approved by the affirmative vote of a majority of the votes cast by the holders of Liberty Global Class A common shares and Liberty Global Class B common shares, voting as a single class, either in person or by proxy on such proposal. Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Q:	How does the Liberty Board recommend I vote at the Special Meeting?

A:

The Liberty Board has determined that the Proposals are in the best interest of Liberty Global and its shareholders and recommends that holders of Voting Shares vote “FOR” each of the Proposals. See “The Spin-Off—Recommendation of the Liberty Board.” See also “The Spin-Off—Background and Reasons for the Spin-Off.”

Q:	What risks were considered by the Liberty Board in determining whether to effect the spin-off?

A:	The Liberty Board considered a number of risks associated with the spin-off, including, among others:

•	the risk of being unable to achieve the benefits expected from the spin-off on the anticipated timeline, or at all, and the potential loss of synergies from operating as one company;

•

the possibility that the executive officers and directors of Liberty Global may have interests in the spin-off that may be different from, or in addition to, the interests of Liberty Global’s shareholders;

•	the potential decline in the market price of the Liberty Global Common Shares if the spin-off is not completed or is abandoned for any reason;

•	the possibility that the spin-off could result in significant tax liability to Liberty Global’s shareholders;

•	the possibility that Liberty Global may not be able to obtain similar repayment of capital tax treatment for its shareholders in certain jurisdictions in future spin-offs and similar transactions;

•

the risk that the aggregate value of the Liberty Global Common Shares and Sunrise ADSs that current holders of Liberty Global Common Shares will hold as a result of the spin-off might be less than the value of the Liberty Global Common Shares before the spin-off;

•	the risk that Sunrise Class A Common Shares may trade at low volumes or an active public market for the Sunrise Class A Common Shares may not develop at all; and

•	the additional demands on Sunrise management to comply with reporting and other requirements associated with being an independent public company and the additional resulting expenses.

The Liberty Board concluded that the potential benefits of the spin-off outweighed its potential costs. See “The Spin-Off—Background and Reasons for the Spin-Off.” For more information regarding the risks associated with the spin-off, see “Risk Factors—Risks Relating to the Spin-Off and Sunrise’s Status as an Independent Company.”

Q:	Are there any conflicts of interest that I should be aware of in connection with the spin-off?

A:

Holders of Voting Shares should be aware that certain directors and executive officers of Liberty Global have certain interests in the spin-off that may be different from, or in addition to, the interests of such shareholders, including the treatment of outstanding equity awards held by such directors and officers. Mr. Fries, who is the Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board, is expected to serve as the chairperson of the Sunrise Board (the “Sunrise Chair”) immediately following the spin-off.

See “The Spin-Off—Interests of Certain Persons in the Spin-Off” for a more detailed description of these interests.

Q:	What will the relationship be between Liberty Global and Sunrise after the spin-off?

A:

Following the spin-off, Liberty Global and Sunrise will be independent, separate publicly traded companies, and Sunrise will no longer be part of Liberty Global. However, Liberty Global and Sunrise, or their respective subsidiaries, will remain party to certain existing agreements and will enter into certain new agreements in order to govern the ongoing relationships between Liberty Global and Sunrise after the spin-off and to provide for an orderly transition of Sunrise to independent public company status. Such agreements will include the following:

•

a master separation agreement that sets forth the principal corporate transactions (including the internal restructuring) necessary to complete the spin-off, certain conditions to the spin-off and a number of other provisions governing the relationship between Liberty Global and Sunrise following the completion of the spin-off;

•

a tax separation agreement that governs the respective rights, responsibilities and obligations of Liberty Global and Sunrise with respect to taxes and tax benefits, the filing of tax returns and other tax matters;

•

a technology master services agreement that governs the continued provision of various technology-related services to Sunrise and its subsidiaries (the “Sunrise group”) following the spin-off, including services for maintaining, scaling and operating entertainment, connectivity and network-related platforms and products;

•

one or more transitional services agreements that govern the provision of certain services to the Sunrise group to ensure an orderly transition following the spin-off, with services to include, among others, internal audit, compliance, internal controls, external reporting, accounting, treasury, emerging business, corporate affairs and regulatory, human resources, legal, content and brand access services; and

•	various other agreements pursuant to which subsidiaries of Liberty Global and Sunrise will provide operational or advisory services to each other after the spin-off.

Q:	Is the completion of the spin-off subject to any conditions?

A:

The completion of the spin-off and related transactions is subject to the satisfaction (as determined by the Liberty Board in its sole discretion) of the following conditions as set forth in the master separation agreement, including, among others:

•	approval of the final terms of the spin-off by the Liberty Board;

•	approval of the holders of the Voting Shares of the spin-off proposal and the share premium reduction proposal at the Special Meeting;

•

receipt of the opinion of Allen Overy Shearman Sterling US LLP to the effect that, subject to the qualifications and limitations set forth in such opinion, the spin-off should qualify for shareholder nonrecognition treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and related provisions with the result that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of Liberty Global Common Shares upon the receipt of Sunrise ADSs in the spin-off, except with respect to any cash received in lieu of a fractional Sunrise ADS (the “A&O Shearman Tax Opinion”);

•

the tax separation agreement, the technology master services agreement, the transitional services agreements and amendments to certain other existing services agreements between Liberty Global and Sunrise (or their respective affiliates) being in effect;

•	the effectiveness under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form F-4 of which this prospectus forms a part;

•	the approval of the SIX for the listing of the Sunrise Class A Common Shares;

•	the approval of Nasdaq for the listing of the Sunrise Class A ADSs;

•	the deposit agreements in connection with the Sunrise ADSs being in effect;

•	receipt of a ruling from the Swiss Takeover Board (Übernahmekommission) (the “Swiss Takeover Board”) regarding certain aspects of Swiss takeover law related to arrangements after the spin-off;

•	the absence of any governmental order or legal restraint preventing the closing of the spin-off; and

•	receipt of any other material regulatory or contractual approvals that the Liberty Board has determined are required to be obtained.

The Liberty Board may not waive any of the conditions to the spin-off other than the final condition listed above. See “The Spin-Off—Conditions to the Spin-Off.”

Q:	What happens if the spin-off is not completed?

A:

If the spin-off is not completed, the transactions described in this proxy statement/prospectus will not be implemented, the Sunrise Business will remain part of Liberty Global, and Liberty Global’s shareholders will continue to hold their existing shares in Liberty Global and will not receive any shares or ADSs in Sunrise.

Q:	Are Liberty Global’s shareholders entitled to dissenters’ rights or appraisal rights?

A:	No. You will not be entitled to dissenters’ rights or appraisal rights in connection with the spin-off. See “The Spin-Off—Appraisal Rights.”

Q:	Will the Sunrise Shares or the Sunrise ADSs be listed on an exchange and publicly traded after the spin-off?

A:

Currently, there is no public market for either class of the Sunrise Shares or either class of the Sunrise ADSs. Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and has applied to list the Sunrise Class A ADSs on Nasdaq in connection with the spin-off. Sunrise has accordingly reserved the ticker symbol “SUNN” for the Sunrise Class A Common Shares with the SIX and the symbol “SNRE” for the Sunrise Class A ADSs with Nasdaq. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off. Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any U.S. stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction. There can be no assurance that a viable and active trading market will develop in either class of the Sunrise Shares or Sunrise ADSs.

Q:	What are the implications of Sunrise being a foreign private issuer?

A:

During the time that Sunrise does report under the Exchange Act, unlike Liberty Global, Sunrise will be a foreign private issuer. Accordingly, it will not, among other things, be required to comply with all of the periodic disclosure requirements of the Exchange Act, with the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act, or Regulation FD. In addition, the Nasdaq listing rules (the “Nasdaq Listing Rules”) provide that foreign private issuers may follow home country practice in lieu of Nasdaq’s corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. Sunrise intends to follow certain Swiss corporate governance practices in lieu of the Nasdaq Listing Rules. Accordingly, on an ongoing basis, holders of the Sunrise Shares or the Sunrise ADSs may have less information about Sunrise than they do about Liberty Global. See “Summary—Implications of Sunrise Being a Foreign Private Issuer” for more information.

Q:	How does the fact that Liberty Global intends for the Nasdaq listing of the Sunrise Class A ADSs to be terminated approximately nine months following the completion of the spin-off impact me?

A:

The Liberty Global Common Shares are listed on Nasdaq and, accordingly, Liberty Global is subject to the listing rules and corporate governance requirements of Nasdaq. Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq in connection with the spin-off. However, the Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. In the event of such delisting, Sunrise will no longer be subject to the listing rules and corporate governance requirements of any U.S. stock exchange even as a foreign private issuer, including, among others, requirements related to audit committee composition and the adoption of a compensation clawback policy that is compliant with Nasdaq rules. Because the Sunrise Class A Common Shares will be listed on the SIX, Sunrise will be subject to the applicable corporate governance requirements of Swiss law for Swiss companies whose equity securities are listed on the SIX. Accordingly, in the event that the Nasdaq listing of the Sunrise Class A ADSs is terminated, holders of the Sunrise Shares or the Sunrise ADSs will not have the same corporate governance protections as they currently have as holders of Liberty Global Common Shares or that they will have while the Sunrise Class A ADSs are listed on Nasdaq Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. OTC trading is generally more limited and subject to greater volatility. See “How do I trade my Sunrise ADSs?” above for more information about implications on your ability to trade the Sunrise Class A ADSs and underlying Sunrise Class A Common Shares.

Q:	Will Sunrise file periodic reports with the SEC under the Exchange Act after the spin-off and if so, for how long?

A:

Sunrise will become subject to reporting obligations under Section 15(d) of the Exchange Act immediately upon effectiveness of the registration statement of which this proxy statement/prospectus forms a part and will be required to register its Class A Common Shares under the Exchange Act in connection with the listing of the Sunrise Class A ADSs on Nasdaq and thereby become subject to reporting obligations under Section 13(a) of the Exchange Act. While it remains subject to these reporting obligations, Sunrise expects to file annual reports on Form 20-F and furnish current reports on Form 6-K with material information, including quarterly reports, that it makes public in Switzerland. As a foreign private issuer, Sunrise will not be required to comply with many of the reporting and other requirements which are applicable to U.S. domestic companies, including Liberty Global. If and when Sunrise ceases reporting under the Exchange Act, its shareholders will only have access to such information about Sunrise as it will at that time be required to disclose in accordance with Swiss law and SIX listing requirements. Sunrise will at that time also cease to be subject to, among other things, the liability provisions of the Exchange Act and the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

Sunrise will be permitted under applicable SEC rules and regulations to cease reporting under the Exchange Act following the spin-off once it meets certain conditions, including that it has had Exchange Act reporting obligations for at least 12 months, has filed or furnished all reports required for this period, and has filed at least one annual report on Form 20-F. In addition, Sunrise must also have maintained a listing of its Class A Common Shares on the SIX for at least 12 months, Switzerland must be the primary trading market (as defined by the SEC) for the Sunrise Class A Common Shares, and the U.S. average daily trading volume of the Sunrise Class A Common Shares for a recent 12-month period as of the relevant measurement date must have been no greater than 5% of the worldwide average daily trading volume for the same period (the “ADTV condition”). If Sunrise does not meet the ADTV condition at the time it terminates the listing of the Sunrise Class A ADSs on Nasdaq, it will be required to report under the Exchange Act for at least another 12 months from the date the listing was terminated. Sunrise plans to cease reporting under the Exchange Act as soon as it is permitted to do so. See “Summary—Implications of Sunrise Being a Foreign Private Issuer”

and “Risk Factors—Risks Relating to the Spin-Off and Sunrise’s Status as an Independent Company—Sunrise plans to cease reporting under the Exchange Act as soon as practicable in accordance with applicable rules and regulations.”

Q:

In what ways does Swiss law applicable to Sunrise’s shareholders and Sunrise’s articles of association differ from the laws in effect in Bermuda that are applicable to Liberty Global’s shareholders and Liberty Global’s bye-laws?

A:

If the spin-off is completed, in addition to your Liberty Global Common Shares, you will own Sunrise Shares in ADS form. Your rights as a Liberty Global shareholder will be governed by laws applicable to Bermuda companies and Liberty Global’s bye-laws. As a Sunrise ADS holder, Sunrise will not treat you as a shareholder of record of Sunrise, and you will not have any direct shareholder rights. Rather, each of your Sunrise ADSs will represent the right to receive, and to exercise the beneficial ownership in, one Sunrise Share of the applicable class, and you will have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares. Your rights will be those of a Sunrise ADS holder unless and until you cancel your Sunrise ADSs and withdraw Sunrise Shares. A deposit agreement among Sunrise, the depositary and you as a Sunrise ADS holder, and all other holders and beneficial owners from time to time of the applicable Sunrise ADSs, will set out your rights as the holder of the applicable Sunrise ADSs. You will have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares, as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.” If you cancel your Sunrise ADSs and withdraw the underlying Sunrise Shares, your rights as a holder of Sunrise Shares will be governed by Swiss law applicable to publicly listed Swiss companies and Sunrise’s articles of association. Applicable Swiss law and Sunrise’s articles of association differ in many respects from the laws applicable to Bermuda companies and their shareholders and Liberty Global’s bye-laws. For more information regarding the rights of holders of Liberty Global Common Shares and the rights that would result from the spin-off and holding Sunrise Shares, including any material differences in such rights, see “Description of Sunrise Shares Following the Spin-Off” and “Comparison of Rights of Holders of Liberty Global Common Shares Prior to the Spin-Off with Rights of Holders of Sunrise Shares Following the Spin-Off.”

Q:	Is Liberty Global required to effect the spin-off if shareholders approve the Proposals?

A:	No. Regardless of receipt of necessary shareholder approval, the Liberty Board is not required to effect the spin-off.

Q:	When does Liberty Global expect to complete the spin-off?

A:

If the holders of Voting Shares approve the spin-off at the Special Meeting and all of the other conditions to the completion of the spin-off are satisfied, Liberty Global currently expects to complete the spin-off during the fourth quarter of 2024. However, even if the holders of Voting Shares approve the spin-off, the Liberty Board may abandon or delay the spin-off.

Q:	What happens if I sell my Liberty Global Common Shares before the Special Meeting?

A:

The Special Meeting Record Date, which is 5:00 p.m. Eastern Time on August 28, 2024 is earlier than the date of the Special Meeting. If you transfer your Liberty Global Common Shares after the Special Meeting Record Date but before the Special Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Special Meeting but will transfer the right to receive shares, in ADS form (and any cash in lieu of fractional Sunrise Class A ADSs), to which you would otherwise be entitled in connection with the spin-off to the person to whom you transfer your shares. In order to receive the shares, in ADS form (and any cash in lieu of fractional Sunrise Class A ADSs), which you are entitled to receive in connection with the spin-off as a Liberty Global shareholder, you must hold your shares through the Distribution Record Date.

Q:	What is the Distribution Record Date?

A:

The Distribution Record Date is the date that the Liberty Board will determine as the record date for the spin-off. Holders of record of Liberty Global Common Shares on the Distribution Record Date will be entitled to receive on the effective date of the spin-off the Sunrise Shares of the applicable class in ADS form, based on the applicable distribution ratio.

Q:	What happens if I sell my Liberty Global Common Shares before the Distribution Record Date?

A:

If you sell your Liberty Global Common Shares before the Distribution Record Date, the right to receive Sunrise ADSs (and any cash in lieu of fractional Sunrise Class A ADSs) which you would otherwise be entitled to receive in connection with the spin-off will transfer to the person to whom you sell your Liberty Global Common Shares. In order to be entitled to receive the Sunrise ADSs (and any cash in lieu of fractional Sunrise Class A ADSs) in connection with the spin-off as a Liberty Global shareholder, you must own your shares on the Distribution Record Date.

Q:	Who will bear the costs of the spin-off?

A:

The majority of the costs associated with the spin-off will be for Sunrise’s account, with certain expenses to be borne by Liberty Global. The expenses are expected to be approximately $35 million in the aggregate.

Q:	What are the U.S. federal income tax consequences to me of the spin-off?

A:

For U.S. federal income tax purposes, no gain or loss should be recognized by, or be includible in the income of, a U.S. Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the spin-off, except with respect to any cash (if any) received by Liberty Global’s shareholders in lieu of fractional Sunrise Class A ADSs. After the spin-off, Liberty Global’s shareholders will allocate their basis in their Liberty Global Common Shares held immediately before the spin-off between their Liberty Global Common Shares and their Sunrise ADSs in proportion to their relative fair market values on the date of the spin-off. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information regarding the potential tax consequences to you of the spin-off.

Q:	What are the Swiss income tax consequences to me of the spin-off?

A:

If you are a Swiss resident holder, no gain or loss should arise or be included in your income for Swiss tax purposes as a result of the spin-off, provided that you are a Swiss Holder (as defined in “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off”) who holds Liberty Global Common Shares as a business asset and correctly maintains the tax and book value of your Liberty Global Common Shares.

If you are a Swiss Holder that holds Liberty Global Common Shares as business assets and you are classified as a “professional securities dealer” or if you are a legal entity and you receive cash in lieu of a fractional Sunrise ADS, then you will generally recognize a capital gain or loss measured by the difference between the cash received for such fractional Sunrise ADS and your tax basis in such fractional Sunrise ADS.

If you are a Swiss Holder who holds Liberty Global Common Shares as private assets and you receive cash in lieu of a fractional Sunrise ADS, the receipt of such cash will be tax-free to you.

Q:	What are the U.K. tax consequences to me of the spin-off?

A:

Holders of Liberty Global Common Shares should not be taxed to income for U.K. tax purposes, nor recognize any gain or loss for the purposes of U.K. taxation of chargeable gains, solely as a result of the spin-off (except, potentially, with respect to any cash (if any) received in lieu of fractional Sunrise ADSs, and on the basis and subject to the matters described in “The Spin-Off—Material U.K. Tax Consequences of the Spin-Off”).

Q:	Does Sunrise intend to pay cash dividends?

A:

Yes. Sunrise is committed to utilizing free cash flows to support attractive shareholder distributions in a disciplined manner. Sunrise aims to begin paying dividends in 2025, plans to distribute a substantial portion of its free cash flow as dividends and is targeting progressive dividend per share payments. See “The Spin-Off—Dividend Policy.”

Q:	Whom can I contact for more information?

A:

If you have any questions about the spin-off or the Special Meeting, or would like copies of any of the documents incorporated by reference in this proxy statement/prospectus or filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, you may call, email or mail Liberty Global’s Investor Relations Department, + 1 (303) 220-6600 or ir@libertyglobal.com or Liberty Global Ltd., attention: Investor Relations Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S. You may also contact Innisfree M&A Incorporated (“Innisfree”), who is acting as proxy solicitation agent for the Special Meeting, at +1(877) 825-8906 (within the U.S. and Canada) or +1(412) 232-3651. Banks and brokers may call +1(212) 750-5833.

Q:	Where can I find more information about Sunrise and Liberty Global?

A:	You can find more information from various sources described under “Where You Can Find More Information And Incorporation By Reference.”

The Special Meeting

Q: Who is entitled to notice of, and to vote at, the Special Meeting?

A:

Only holders of record of Voting Shares as of 5:00 p.m. Eastern Time on August 28, 2024, the Special Meeting Record Date, are entitled to notice of the Special Meeting or any adjournment thereof and are entitled to vote at the Special Meeting or any adjournment thereof.

As of August 28, 2024, there were 172,839,217 Liberty Global Class A common shares and 12,988,658 Liberty Global Class B common shares outstanding and entitled to vote.

Q:	Are holders of Liberty Global’s non-voting Class C common shares entitled to vote?

A:	Holders of Liberty Global Class C common shares will not be entitled to vote on any of the Proposals at the Special Meeting.

Q:	What is the quorum requirement?

A:

A quorum will be present at the Special Meeting if the holders of a majority in total voting power of the issued and outstanding Voting Shares entitled to vote at the Special Meeting are present or represented by proxy.

Q:	Can I vote my Voting Shares in person at the Special Meeting?

A:	All shareholders of record of the Voting Shares are invited to attend the Special Meeting.

If you are a shareholder of record, you have the right to attend, speak and vote in person at the Special Meeting. Any corporation which is a shareholder of record may by resolution of its board of directors authorize one or more persons to act as its representative(s) at the Special Meeting and the person(s) so authorized will (on production of a certified copy of such resolution at the Special Meeting) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Global.

Notwithstanding the foregoing, Liberty Global recommends that you vote by proxy in advance of the Special Meeting even if you plan to attend the Special Meeting (note that you may change your vote at the Special Meeting).

Q:	If I hold my Voting Shares in “street name” through a bank, broker or other nominee, how do I vote?

A:

If your Voting Shares are held in the name of a broker, bank or other nominee, you are a beneficial owner of the Voting Shares held in “street name,” and this document is being made available or forwarded to you by your broker, bank or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Voting Shares. You must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your Voting Shares are voted in the way you would like at the Special Meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your Voting Shares.

If you are a beneficial owner, you may also attend the Special Meeting. You may not, however, vote your Voting Shares held in “street name” unless you obtain a “proxy” from your broker, bank or other nominee that holds the Voting Shares, which gives you the right to vote the shares at the Special Meeting.

Q:	If I give a proxy, how are my Voting Shares voted?

A:

Regardless of the method you choose to appoint your proxy, the individuals named on the enclosed proxy card (i.e., your proxy), will vote your Voting Shares in the way that you indicate if you validly appoint a proxy and properly specify how you want your Voting Shares voted. When completing the internet process or the proxy card, you may specify whether your Voting Shares should be voted for or against or to abstain from voting on all, some or none of the Proposals to come before the Special Meeting.

Q:	What is the difference between holding Voting Shares as a shareholder of record and as a beneficial owner of Voting Shares held in “street name”?

A:

If your Voting Shares are registered directly in your name with Computershare, Liberty Global’s transfer agent, you are considered, with respect to those Voting Shares, the shareholder of record, and this proxy statement/prospectus, including the proxy card, has been sent directly to you by Liberty Global. If your Voting Shares are held in the name of a broker, bank or other nominee, you are a beneficial owner of Voting Shares held in “street name,” and this proxy statement/prospectus is being made available or forwarded to you by your broker, bank or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Voting Shares. You must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your Voting Shares are voted in the way you would like at the Special Meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your Voting Shares.

Q:	What happens if I do not give specific voting instructions?

A:

If you are a shareholder of record and you validly appoint a proxy for the Special Meeting but do not specify how you want to vote your Voting Shares at the Special Meeting, the proxy holders will vote such unspecified shares “FOR” the Proposals.

If any other matters (other than the Proposals described herein and related procedural matters) properly come before the Special Meeting, the proxy holders will have the authority to vote your Voting Shares on those matters in their discretion. The Liberty Board currently does not know of any matters to be raised at the Special Meeting other than the Proposals described herein and related procedural matters.

If you are a beneficial owner, your broker, bank or other nominee will be permitted to vote your Voting Shares held in “street name” on any of the Proposals only if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks and other nominees have the discretion to vote your shares only on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The Proposals to be voted upon by the Voting Shares described in this proxy statement/prospectus are non-routine matters (other than the adjournment proposal), and brokers, banks and other nominees therefore cannot vote on these Proposals without your instructions. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Voting Shares.

Q:	What are “broker non-votes” and how are they treated?

A:

If a broker, bank or other nominee who is a shareholder of record indicates on a form of proxy that it does not have discretionary authority to vote those Voting Shares on any of the Proposals, or if those Voting Shares are voted in circumstances in which its proxy authority is defective or has been withheld with respect to any of the Proposals, those Voting Shares are considered “broker non-votes” with respect to such proposal and will not be voted, but will be counted for purposes of determining whether a quorum is present at the Special Meeting.

Q:	How are abstentions treated?

A:

An abstention on the Proposals has the effect of a vote not being cast with respect to the applicable Voting Shares in relation to such proposal. Although considered present for purposes of the quorum requirement at the Special Meeting, such Voting Shares will not be considered when determining whether the Proposals have received the required approval.

Q:	Can I change my vote or revoke my proxy?

A:

You may revoke (i.e., terminate) your proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy card. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global Ltd., Attention: Legal Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S, at or before the start of the Special Meeting. Any revocation of votes submitted via the internet must be submitted by the same method as the corresponding votes, not later than 11:30 a.m. Mountain Time on October 25, 2024. If your Voting Shares are held in the name of a bank, broker or other nominee within the facilities of DTC, you should contact them to change your vote.

If you hold your Voting Shares in “street name” beneficially through a broker, bank or other nominee and want to change your vote, follow the voting instruction form provided by your broker, bank or other nominee. If you have any questions about voting or attending the Special Meeting, contact the Shareholder Helpline by calling the Liberty Global Investor Relations Department at +1(303) 220-6600 or contact Innisfree, who is acting as proxy solicitation agent for the Special Meeting, at +1(877) 825-8906 (within the U.S. and Canada) or +1(412) 232-3651. Banks and brokers may call +1(212) 750-5833.

All Voting Shares that have been properly voted and not revoked will be counted at the Special Meeting.

Q:	Where can I find the voting results of the Special Meeting?

A:

Liberty Global will announce the preliminary voting results at the Special Meeting. Liberty Global will post the final results of voting on its website promptly after the Special Meeting. Liberty Global will also report the final results in a current report on Form 8-K that it will file with the SEC. All reports Liberty Global files with the SEC are publicly available when filed; for more information see “Where You Can Find More Information and Incorporation by Reference.”

SUMMARY

This proxy statement/prospectus describes the Proposals, the Special Meeting, the spin-off and other related matters.

Here is what you need to do now:

•

read the letter from Mr. Fries, the Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board, which begins on the cover of this proxy statement/prospectus and briefly explains the spin-off;

•	read the Notice of Shareholder Meeting, which explains the actions to be taken by you, including how to make sure your vote is counted;

•	read the “Questions and Answers about the Spin-Off and the Special Meeting,” “—Key Spin-Off Terms and Dates” and this “Summary;”

•

read the remainder of this proxy statement/prospectus in its entirety carefully, including (1) the risks associated with the spin-off, investing in Sunrise Shares and the business of Sunrise that are discussed under “Risk Factors,” (2) the unaudited pro forma financial statements and related notes of each of Liberty Global and Sunrise included in Annexes D and E, (3) the audited historical financial statements and related notes for Sunrise included in Annex F, (4) the unaudited historical interim consolidated financial statements and related notes for Sunrise included in Annex G, (5) the Liberty Global Annual Report, and (6) the Liberty Global Quarterly Reports;

•	submit your proxy or your instructions to your bank, broker or other nominee as soon as possible, whether or not you plan to attend the Special Meeting; and

•	if you have any questions, contact the Shareholder helpline, details of which are set forth below (the “Shareholder Helpline”).

SHAREHOLDER HELPLINE

If you have any questions about the spin-off or voting or attending the Special Meeting, contact the

Shareholder Helpline by calling the Liberty Global Investor Relations Department at +1(303) 220-6600 or

contact Innisfree, who is acting as proxy solicitation agent for the Special Meeting, at +1(877) 825-8906

(within the U.S. and Canada) or +1(412) 232-3651.

Banks and brokers may call +1(212) 750-5833.

This “Summary” highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. Shareholders are urged to read the information contained and incorporated by reference in this proxy statement/prospectus, as well as the Annexes hereto, carefully and in their entirety. Do not solely rely on this “Summary” or regard reading this “Summary” as a substitute for reading this proxy statement/prospectus carefully and in its entirety.

The Sunrise Business (page 103)

Overview

Sunrise is Switzerland’s leading fully converged challenger. It is the second largest telecommunications provider in Switzerland based on revenue, delivering market-leading converged telecommunications services through next-generation networks, offering mobile, broadband, TV and fixed-line telephony services primarily under the main brand Sunrise and its flanker brands, yallo, Lebara and Swype. As of December 31, 2023, Sunrise maintains market share of 26% in mobile services, 28% in broadband and 31% in TV based on number of subscribers.

Sunrise operates in three reportable segments: (i) residential customers, (ii) business customers and wholesale and (iii) infrastructure and support functions. Sunrise’s service offerings in the residential customers and business customers and wholesale segments consists of the following:

•

Residential services. Sunrise offers residential customers mobile, broadband, TV and fixed-line telephony services, which can be bundled together in various combinations for a fixed monthly fee. Sunrise also operates the MySports pay TV platform, which has exclusive rights to broadcast Swiss National League ice hockey games. In addition, Sunrise offers value-added services including device-as-a-service (“DaaS”) and home security services, which it is in the process of scaling. Residential services accounted for 73% of Sunrise’s revenue for the six months ended June 30, 2024.

•

Business customer and wholesale services. Sunrise offers its telecommunications services, primarily mobile and broadband services, as well as a range of value-added portfolio services, including cloud services, cybersecurity and automation, to Swiss businesses of all sizes. Sunrise’s wholesale operations provide mobile virtual network operator (“MVNO”) services, branded reseller services, data services, roaming and voice services to other companies. Business customer and wholesale services accounted for 27% of Sunrise’s revenue for the six months ended June 30, 2024.

Sunrise’s infrastructure and support functions segment comprises support units such as network, information technology (“IT”) and operations, as well as staff functions, including finance, human resources and strategy.

Sunrise’s service offerings are tailored to meet customers’ need for seamless, reliable connectivity at home, work and on the go. Sunrise aims to consistently provide a portfolio of innovative, high-quality products and services to increase loyalty and share of wallet across its customer base.

In connection with the spin-off, Sunrise will become an independent, separate publicly-owned company, managed by a dedicated and experienced Swiss executive team.

Corporate Information

Corporate History

Sunrise was initially formed in 2001 as Sunrise Communications Ltd, a Swiss corporation, through the merger of two telecommunications companies. In February 2015, Sunrise became a Swiss public company listed on the SIX. In November 2020, Liberty Global through its Swiss subsidiary, UPC Schweiz GmbH (“UPC”), another Swiss telecommunications company, successfully completed the acquisition of Sunrise through the settlement of an all cash public tender offer to acquire all of the publicly held shares of Sunrise (the “Sunrise-UPC transaction”), followed by a “squeeze-out” procedure which was completed in the first half of 2021. Following the Sunrise-UPC transaction, Sunrise became an indirect wholly owned subsidiary of Liberty Global. As of the date of this proxy statement/prospectus, the telecommunications businesses of Sunrise and UPC are substantially integrated.

Reorganization in Connection with the Spin-Off

Prior to the spin-off, the Sunrise Business is operated by Sunrise GmbH through additional operating subsidiaries. Sunrise GmbH is indirectly held by Sunrise HoldCo V B.V., formerly known as Liberty Global Europe Financing B.V., a Netherlands corporation, an indirect wholly owned subsidiary of Liberty Global. In connection with the spin-off, Liberty Global has created and directly holds Sunrise Communications AG, which is the entity whose shares will be listed on the SIX following the spin-off. Prior to the spin-off, Sunrise will transfer Sunrise HoldCo V B.V. and its subsidiaries, including Sunrise GmbH and its subsidiaries, to Newco

B.V., an entity that will be formed in connection with the spin-off and transferred to Sunrise Communications AG. Following the spin-off, Sunrise GmbH will continue as the principal operating company operating the Sunrise Business and will be indirectly held by Sunrise Communications AG, which will be an independent, separate publicly-traded company with shares listed on the SIX. See “The Spin-Off—Overview” for more information.

The simplified diagrams below illustrate the corporate structure of Liberty Global immediately before the consummation of the spin-off and of Sunrise immediately following the consummation of the spin-off. Following the spin-off, Liberty Global will continue to operate its other businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands.

Shareholders
100%
Liberty Global Ltd
100%
100%
Newco B.V.
Sunrise Communications AG
Other Liberty Global Businesses
100%
Sunrise HoldCo V B.V.*
100%
Sunrise GmbH
Operating Subsidiaries

Simplified Corporate Structure of Sunrise Immediately After the Spin-Off

Shareholders
100%
Sunrise Communications AG
100%
Newco B.V.
100%
Sunrise HoldCo V B.V.*
100%
Sunrise GmbH
Operating Subsidiaries

*	Formerly known as Liberty Global Europe Financing B.V.

Contact Information

Sunrise’s headquarters are located at Thurgauerstrasse 101b, 8152 Glattpark (Opfikon), Switzerland, and its telephone number is +41 58 777 76 66. Substantially all of Sunrise’s assets and businesses are located and operated in Switzerland. Its website address is www.sunrise.ch. The information on, or information that can be accessed through, Sunrise’s website is not part of and is not incorporated by reference into this proxy statement/prospectus. This website address is included as an inactive textual reference only.

Key Spin-Off Terms and Dates

Distributing Company	Liberty Global Ltd.

Distributed Company	Sunrise Communications AG

Distributed Securities

Sunrise Class A Common Shares, par value CHF 0.10 per share, with one vote per share

Sunrise Class B Shares, par value CHF 0.01 per share, with one vote per share

Swiss law provides that all shares of common stock, regardless of class, must have one vote per share. As a result, for Swiss companies, differential voting between classes of shares is implemented by issuing shares with different par values, with a maximum difference of 10:1. The issuance of Sunrise Class B Shares, each of which will have one-tenth of the par value of Sunrise Class A Common Shares but one vote, at the distribution ratios described below, will help maintain Liberty Global’s historic high vote share structure that Liberty Global’s shareholders are familiar with and ensure continuity with Liberty Global’s principal shareholders.

To facilitate efficient initial settlement mechanics, Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form, with:

•  each Sunrise Class A Common Share represented by one Sunrise Class A ADS; and

•  each Sunrise Class B Share represented by one Sunrise Class B ADS

Sunrise ADS holders will be entitled to cancel the Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the completion of the spin-off in accordance with the deposit agreement applicable to the relevant Sunrise ADSs and the procedures of the depositary. For more information about the provisions of the deposit agreements and the depositary’s procedures, please review the deposit agreement applicable to your Sunrise ADSs, which is an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You may also contact the depositary by e-mail at DR_Global_CSM@jpmorgan.com. Liberty Global and Sunrise also intend to make more information about such procedures accessible to eligible persons from the investor relations pages of their respective websites. Sunrise ADS holders who wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, will need to deposit such shares with a bank, broker or other nominee capable of holding the Sunrise Shares and trading the Sunrise Class A Common Shares on the SIX.

See Description of American Depositary Shares” for more information about the Sunrise ADSs. See also “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise

ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares on the SIX—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.”

Distribution Ratios

One Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A or C common shares

Two Sunrise Class B Shares, in the form of two Sunrise Class B ADSs, for each Liberty Global Class B common share

Since one Sunrise Class B Share will have one-tenth of the economic entitlement of one Sunrise Class A Common Share (because the par value of Sunrise Class B Shares is one-tenth of the par value of Sunrise Class A Common Shares), 10 Sunrise Class B Shares will represent the same economic entitlement as one Sunrise Class A Common Share. Accordingly, each holder of Liberty Global Class B common shares must receive 10 Sunrise Class B Shares in order to receive an economic entitlement equivalent to one Sunrise Class A Common Share. A ratio of one Sunrise Class A Common Share for every five Liberty Global Class A common shares is therefore equivalent to a distribution ratio of 10 to five (or two to one) Sunrise Class B Shares to Liberty Global Class B common shares.

Liberty Global Common Shares Outstanding as of August 28, 2024

172,839,217 Liberty Global Class A common shares, par value $0.01 per share

12,988,658 Liberty Global Class B common shares, par value $0.01 per share

176,324,069 Liberty Global Class C common shares, par value $0.01 per share

Unless specified otherwise, when presented in this proxy statement/prospectus, the number of outstanding Liberty Global Common Shares excludes (before any adjustments in connection with the spin-off as described in “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards”):

•  8,010,443 Liberty Global Common Shares underlying Original Liberty RSUs;

•  3,126,265 Liberty Global Common Shares underlying Original Liberty PSUs;

•  3,702,740 Liberty Global Common Shares underlying Original Liberty Options Awards, with a weighted average exercise price of $23.90;

•  82,624,155 Liberty Global Common Shares underlying Original Liberty SARs, with a weighted average exercise price of $24.38; and

•  23,106,991 Liberty Global Common Shares reserved for issuance under Liberty Global’s share incentive plans.

The number of Liberty Global Common Shares outstanding as of the Distribution Record Date may be different from those outstanding as of August 28, 2024, including as a result of any share repurchases undertaken by Liberty Global after such date.

For a description of Original Liberty RSUs, Original Liberty PSUs and Original Liberty Options Awards, please see “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards.”

Sunrise Shares Outstanding Immediately After the Spin-Off

69,832,656 Sunrise Class A Common Shares, par value CHF 0.10 per share in the form of an equal number of Sunrise Class A ADSs

25,977,316 Sunrise Class B Shares, par value CHF 0.01 per share in the form of an equal number of Sunrise Class B ADSs

The number of Sunrise Shares assumed to be outstanding immediately after the completion of the spin-off as presented in this proxy statement/prospectus is based on the number of Liberty Global Common Shares outstanding as of August 28, 2024, after giving effect to the distribution ratios. Based on the number of Liberty Global equity awards outstanding as of August 28, 2024 and the closing price of the applicable class of Liberty Global Common Shares as of August 28, 2024, the number of Sunrise Shares expected to be outstanding immediately after the completion of the spin-off as presented in this proxy statement prospectus, unless specified otherwise, excludes the following equity awards expected to be granted under the Transitional Plan if the spin-off were to occur on such date:

•  True-Up Sunrise RSUs, with respect to 1,469,681 Sunrise Class A Common Shares;

•  Sunrise SARs, with an aggregate intrinsic value of $2,381,050 at grant;

•  New Sunrise RSUs, with an aggregate grant value of $9,731,282; and

•  New Sunrise PSUs, with an aggregate grant value of $3,784,516.

For a description of True-Up Sunrise RSUs, Sunrise SARs, New Sunrise RSUs and New Sunrise PSUs, please see “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards.”

Voting Rights	The Sunrise Class A Common Shares and Sunrise Class B Shares will each have one vote per share. See “Description of Sunrise Shares Following the Spin-Off—Voting Rights.” See also “Description of American Depositary Shares—Voting Rights” for information about the exercise of voting rights by Sunrise ADS holders.

Stock Exchange Listing	Beginning on a Swiss or U.S. business day, as applicable, after the date on which Liberty Global completes the spin-off, the Sunrise Class A Common Shares are expected to trade on the SIX under the ticker “SUNN” and the Sunrise Class A ADSs are expected to trade on Nasdaq under the symbol “SNRE.”

Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any U.S. stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction.

Special Meeting Record Date	5:00 p.m. Eastern Time on August 28, 2024

Date, Place and Time of the Special Meeting	11:30 a.m. Mountain Time on October 25, 2024, at 1550 Wewatta Street, Suite 1000, Denver, Colorado

Expected Time of Completion of the Spin-Off	Fourth quarter of 2024.

Proposals

•  The spin-off proposal – a proposal to approve, in accordance with bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off pursuant to which (i) holders of Liberty Global Class A common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares owned by such holders, (ii) holders of Liberty Global Class B common shares receive two Sunrise Class B Shares, each with one vote per share, in the form of two Sunrise Class B ADSs, for each Liberty Global Class B common share owned by such holders and (iii) holders of Liberty Global Class C common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares owned by such holders;

•  The share premium reduction proposal – a proposal to approve, in accordance with section 46 of the Bermuda Companies Act and bye-law 12.1 of Liberty Global’s bye-laws, a reduction of Liberty Global’s share premium account without any payment by Liberty Global to Liberty Global’s shareholders, up to a maximum amount equal to the current balance of Liberty Global’s share premium account, and the grant of authority to the Liberty Board to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise on the effective date of the spin-off; and

•  The adjournment proposal – a proposal to give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of the other Proposals if there are insufficient votes at the time of the Special Meeting to approve the other Proposals or in the absence of a quorum.

See “Special Meeting Matters—Proposal No. 1: Spin-Off Proposal, Proposal No. 2: Share Premium Reduction Proposal and Proposal No. 3: Adjournment Proposal.”

Required Vote	Each Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Voting Shares, voting as a single class, either in person or by proxy.

Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Recommendation of the Liberty Board	The Liberty Board has approved the Proposals and recommends that the Liberty Global Class A and Class B shareholders vote “FOR” each Proposal.

Risk Factors	The spin-off, as well as the securities and business of Sunrise, are subject to various risks. You should carefully read the section entitled “Risk Factors” and other information included in this proxy statement/prospectus for a discussion of factors that you should consider before voting on the Proposals. See “Risk Factors.”

The Spin-Off

Overview (page 68)

Liberty Global is proposing to effect a series of transactions that, if completed in their entirety, will result in the spin-off of Sunrise from Liberty Global, following the transfer of the Sunrise Business to Sunrise. After the transaction, Liberty Global will continue to own (in whole or in part) and operate its businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands, and Sunrise will operate the Sunrise Business, with Liberty Global and Sunrise operating as independent, separate publicly traded companies.

Specifically, Liberty Global will effect the spin-off through the following steps:

•	Liberty Global will undertake certain reorganization transactions to effect the separation of the Sunrise Business from the Liberty Group.

•	Liberty Global will reduce its share premium account as further described in this proxy statement/prospectus.

•

In satisfaction of the share premium reduction, on the effective date of the spin-off, Liberty Global will transfer the Sunrise Business to Sunrise and, in recognition of such transfer, Sunrise will issue to holders of each class of Liberty Global Common Shares as of the Distribution Record Date the following shares and cash in lieu of any fractional shares:

•

Liberty Global Class A common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class B common shares: two Sunrise Class B Shares, in the form of two Sunrise Class B ADSs, for every Liberty Global Class B common share held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class C common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares held by any such shareholder on the Distribution Record Date.

The ratios of the number of Sunrise Shares to be issued to the number of Liberty Global Common Shares held by Liberty Global shareholders on the Distribution Record Date are collectively referred to herein as the “distribution ratios.”

Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form to facilitate efficient initial settlement mechanics. Each Sunrise Class A ADS and Sunrise Class B ADS will represent the right to receive, and to exercise the beneficial ownership interests in, one Sunrise Class A Common Share and one Sunrise Class B Share, respectively. Sunrise ADS holders will be entitled to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the spin-off as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.” See “Description of Sunrise Shares Following the Spin-Off—Share Capital” for more information about the Sunrise Shares and “Description of American Depositary Shares” for more information about the Sunrise ADSs.

Under Liberty Global’s bye-laws, Liberty Global is required to obtain shareholder approval to implement a spin-off, such as the spin-off described in this proxy statement/prospectus, which involves a distribution that does not provide for either (i) each class of Liberty Global Common Shares receiving a pro rata distribution of the same securities or (ii) holders of Liberty Global Class B common shares receiving high vote securities and Liberty Global Class A and C common shares receiving lower voting securities. For additional detail, see “Special Meeting Matters—Proposal No. 1: Spin-Off Proposal.”

The spin-off is being implemented as a reduction of Liberty Global’s share premium without any payment by Liberty Global to Liberty Global’s shareholders, which, under Bermuda law and Liberty Global’s bye-laws, requires a separate shareholder vote. For additional detail, see “Special Meeting Matters—Proposal No. 2: Share Premium Reduction Proposal.”

Because Sunrise will have only two classes of shares compared to Liberty Global, which has three classes of shares, one of which is non-voting, the aggregate voting power of each class of Sunrise Shares will be different from the aggregate voting power of each class of Liberty Global Common Shares. The below table illustrates these differences based on the number of Liberty Global Common Shares outstanding as of August 28, 2024 and the distribution ratios described in this proxy statement/prospectus.

Class	Aggregate voting power in Liberty Global	Aggregate voting power in Sunrise represented by Sunrise Class A Common Shares received in the spin-off	Aggregate voting power in Sunrise represented by Sunrise Class B Shares received in the spin-off
Liberty Global Class A	57%	36%	—
Liberty Global Class B	43%	—	27%
Liberty Global Class C	None	37%	—

Total	100%	73%	27%

Required Vote (page 69)

Each Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Voting Shares, voting as a single class, either in person or by proxy on such Proposal.

Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Background and Reasons for the Spin-Off (page 69)

The Liberty Board periodically reviews with management the strategic goals and prospects of Liberty Global’s various businesses, equity affiliates and other investments. In connection with its consideration of whether implementing the spin-off would be in the best interests of Liberty Global and its shareholders, the Liberty Board has concluded that the spin-off would have the following potential benefits:

•

greater market recognition for Sunrise, making it easier for investors to evaluate the merits, strategy, performance and future prospects of Sunrise’s business and resulting in a higher trading value for the Sunrise Shares as compared to the value attributed to Sunrise as part of Liberty Global;

•	attraction of new investors, in particular Swiss investors, to Sunrise;

•	dedicated and efficient management of Sunrise, which would also allow Liberty Global’s management to devote more attention and resources to managing its operating businesses and venture investments;

•	more flexibility to direct internal capital to fund growth and realize the full potential of Sunrise’s business;

•	the creation of a “pure play” equity currency that can be used to facilitate Sunrise’s capital raising activities and be used as an acquisition currency; and

•	the attraction and retention of qualified personnel through tailored employee equity incentives.

Recommendation of the Liberty Board (page 75)

The Liberty Board recommends that you vote “FOR” approval of the Proposals. The Liberty Board has carefully reviewed the terms of the spin-off and the share premium reduction and has determined that the adoption of the Proposals is in the best interests of Liberty Global and its shareholders.

As of August 28, 2024, Liberty Global’s directors and executive officers beneficially owned in the aggregate approximately 4.10% of the Liberty Global Class A common shares, 90.22% of the Liberty Global Class B common shares, 13.06% of the Liberty Global Class C common shares, and approximately 40.98% of the aggregate voting power of the outstanding Liberty Global Common Shares. All of the members of the Liberty Board and all of Liberty Global’s executive officers have indicated that they currently intend to vote in favor of the Proposals with respect to the Voting Shares they hold.

Interests of Certain Persons in the Spin-Off (page 75)

In considering the recommendation of the Liberty Board to vote in favor of the Proposals, you should be aware that some of Liberty Global’s directors and executive officers have interests in the spin-off that are in addition to or different from the interests of shareholders generally.

Mr. Fries, who is the Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board, is expected to serve as the Sunrise Chair immediately following the spin-off.

Following the completion of the spin-off, Mr. Malone and Mr. Fries may determine to swap Sunrise Shares they beneficially own with each other. If Mr. Malone and Mr. Fries determine to engage in such a swap transaction, Mr. Fries’ total voting power in Sunrise may increase, though the aggregate voting power of the outstanding Sunrise Shares would remain the same. In addition, pursuant to a letter agreement, which will be executed on the effective date of the spin-off, for so long as Mr. Fries is serving on the Sunrise Board, (a) Mr. Fries will have the right to vote the Sunrise Class B Shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in the trust (the “Malone Trust”) or instruct the depositary to vote the Sunrise Class B Shares underlying Mr. Malone’s Sunrise Class B ADSs held by the Malone Trust, as applicable, if such shares are not being voted and (b) Mr. Fries (or an entity controlled by him) will have an exclusive right to negotiate to purchase Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, held by the Malone Trust if the Malone Trust determines to sell Mr. Malone’s Sunrise

Class B Shares or Sunrise Class B ADSs, as applicable, and, if the parties fail to come to an agreement, Mr. Fries will have a right to match any third party offer. See “Risk Factors—Risks Relating to the Sunrise Shares and Jurisdiction of Incorporation—Mr. Malone and Mr. Fries will have significant voting power with respect to corporate matters considered by Sunrise’s shareholders after the spin-off” for a more detailed description of these arrangements.

Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs (page 77)

Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq. Sunrise has accordingly reserved the ticker symbol “SUNN” for the Sunrise Class A Common Shares with the SIX and the symbol “SNRE” for the Sunrise Class A ADSs with Nasdaq. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off. Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any U.S. stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. For example, such holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing. Such holders should confirm with their brokers how U.S. OTC-traded Sunrise Class A ADSs or SIX-listed Sunrise Class A Common Shares can be held, purchased, financed and transferred.

Holders of Sunrise Class B ADSs who wish to trade on the SIX at any time following the completion of the spin-off will need to cancel their Sunrise Class B ADSs, withdraw the underlying Sunrise Class B Shares and exchange such shares with Sunrise for Sunrise Class A Common Shares. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs. OTC trading is generally much more limited than trading on any national securities exchange and subject to greater volatility. There can be no assurance that a viable and active trading market will develop in either of the Sunrise Shares or Sunrise ADSs.

Regulatory Requirements (page 79)

Liberty Global is not aware of any material governmental approvals or actions that are necessary to effect the spin-off.

Material U.S. Federal Income Tax Consequences of the Spin-Off (page 79)

The spin-off is conditioned upon the receipt by Liberty Global of the A&O Shearman Tax Opinion to the effect that the spin-off should qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code and that for U.S. federal income tax purposes, no gain or loss should be recognized by, or be includible in the income of, a U.S. shareholder as a result of the spin-off, except with respect to any cash received in lieu of fractional Sunrise Class A ADSs. This opinion is based on proposed Treasury regulations interpreting Section 355 to permit parent companies in spin-off transactions to look through subsidiaries of joint ventures for purposes of determining whether one of the requirements of Section 355 is satisfied. Because the relevant Treasury regulations have not yet been adopted as final, Allen Overy Shearman Sterling US LLP is unable to render the opinion regarding this qualification of the spin-off transaction under Section 355 of the Code at a “will” level. Moreover, the opinion will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. The A&O Shearman Tax Opinion is expected to be delivered to Liberty Global on or prior to the spin-off of the Sunrise Business to Sunrise.

For more information regarding the A&O Shearman Tax Opinion and the potential tax consequences of the spin-off to you, please see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” Please consult your tax advisor for a full understanding of the tax consequences to you of the spin-off.

Material Swiss Tax Consequences of the Spin-Off (page 85)

For Swiss tax purposes no gain or loss should be recognized by, or be includible in the income of, a Swiss resident holder as a result of the spin-off, provided that Swiss Holders (as defined in “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off”) who hold Liberty Global Common Shares as business assets accurately maintain the tax and book values of their Liberty Global Common Shares. This means that for Swiss Holders who hold Liberty Global Common Shares as business assets, the aggregate tax basis of the Liberty Global Common Shares and the Sunrise ADSs immediately after the spin-off should be the same as the aggregate tax basis of the Liberty Global Common Shares held immediately before the spin-off, allocated between the Liberty Global Common Shares and the Sunrise ADSs.

If a Swiss Holder that holds Liberty Global Common Shares as business assets is classified as a “professional securities dealer” or is a legal entity and receives cash in lieu of a fractional Sunrise ADS, such Swiss Holder will generally recognize a capital gain or loss measured by the difference between the cash received for such fractional Sunrise ADS and the Swiss Holder’s tax basis in that fractional Sunrise ADS.

If a Swiss Holder who holds Liberty Global Common Shares as private assets receives cash in lieu of a fractional Sunrise ADS, the receipt of such cash will be tax-free to the holder.

Material U.K. Tax Consequences of the Spin-Off (page 89)

Holders of Liberty Global Common Shares should not be taxed to income for U.K. tax purposes, nor recognize any gain or loss for the purposes of U.K. taxation of chargeable gains, solely as a result of the spin-off (except, potentially, with respect to any cash (if any) received in lieu of fractional Sunrise ADSs, and on the basis and subject to the matters described in “The Spin-Off—Material U.K. Tax Consequences of the Spin-Off”).

For more information, see “The Spin-Off—Material U.K. Tax Consequences of the Spin-Off.”

Relationship Between Liberty Global and Sunrise Following the Spin-Off (page 97)

Following the spin-off, Liberty Global and Sunrise will be independent, publicly owned companies, and Sunrise will no longer be part of Liberty Global. However, Liberty Global and Sunrise, or their respective subsidiaries, will remain party to certain existing agreements and will enter into certain new agreements in order to govern the ongoing relationships between them after the spin-off and to provide for an orderly transition of Sunrise to independent public company status. Such agreements will include the following:

•

a master separation agreement that sets forth the principal corporate transactions (including the internal restructuring) necessary to complete the spin-off, certain conditions to the spin-off and a number of other provisions governing the relationship between Liberty Global and Sunrise following the completion of the spin-off;

•

a tax separation agreement that governs the respective rights, responsibilities and obligations of Liberty Global and Sunrise with respect to taxes and tax benefits, the filing of tax returns and other tax matters;

•

a technology master services agreement that governs the continued provision of various technology-related services to the Sunrise group following the spin-off, including services for maintaining, scaling and operating entertainment, connectivity and network-related platforms and products;

•

one or more transitional services agreements that govern the provision of certain services to the Sunrise group to ensure an orderly transition following the spin-off, with services to include, among others, internal audit, compliance, internal controls, external reporting, accounting, treasury, emerging business, corporate affairs and regulatory, human resources, legal, content and brand access services; and

•	various other agreements pursuant to which subsidiaries of Liberty Global and Sunrise provide operational or advisory services to each other.

For more information, see “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off.”

Accounting Treatment (page 101)

Liberty Global will present the Sunrise Business as a discontinued operation following the effective date of the spin-off. After the spin-off, the assets and liabilities of Sunrise will be accounted for by Sunrise at the historical values carried by Liberty Global prior to the spin-off. The majority of the costs associated with the spin-off will be for Sunrise’s account, with certain expenses to be borne by Liberty Global. The expenses are expected to be approximately $35 million in the aggregate.

Appraisal Rights (page 101)

Appraisal rights are not available to shareholders of Liberty Global in connection with the spin-off.

Dividend Policy (page 101)

Sunrise is committed to utilizing free cash flows to support attractive shareholder distributions in a disciplined manner. Sunrise aims to begin paying dividends in 2025, plans to distribute a substantial portion of its free cash flow as dividends and is targeting progressive dividend per share payments. See “Dividend Policy.”

Spin-Off Related Sunrise Net Debt Reduction (page 101)

In connection with the spin-off, Sunrise’s net debt (defined as total debt less cash and cash equivalents) is expected to be reduced by the equivalent of at least CHF1.5 billion, representing approximately 26% of Sunrise’s net debt outstanding as of June 30, 2024. This net debt reduction may be accomplished by paying down or otherwise reducing a portion of Sunrise’s total debt, by increasing Sunrise’s cash and cash equivalents, or by a combination of the two. It is expected to be funded with an equity capital contribution from Liberty Global, the amount of which would be reduced by the portion of Sunrise’s own full-year 2024 free cash flow that is determined to be allocated towards net debt reduction. Liberty Global expects to fund its equity capital contribution from its corporate liquidity, including non-core asset disposal proceeds.

See “The Spin-Off—Spin-Off Related Sunrise Net Debt Reduction” for more information.

Risk Factors (page 23)

The spin-off, as well as the securities and business of Sunrise, are subject to various risks, including the following:

Risk Factors Relating to the Spin-Off

•

Liberty Global and Sunrise may be unable to achieve some or all of the anticipated benefits that they expect to achieve through the spin-off on the anticipated timeline, or at all, and there could be a potential loss of synergies as a result of the spin-off.

•

The spin-off may be abandoned by Liberty Global at any time prior to completion and is subject to certain closing conditions that, if not satisfied or waived, will result in the spin-off not being completed. If the spin-off is not completed, the market price of Liberty Global Common Shares may decline.

•	The spin-off could result in significant tax liability to Liberty Global’s shareholders.

•

The aggregate value of the Liberty Global Common Shares and Sunrise ADSs that current holders of Liberty Global Common Shares hold as a result of the spin-off might be less than the value of the Liberty Global Common Shares before the spin-off.

•	Your equity interest in Sunrise may be diluted by future equity sales and share issuances.

•	Mr. Malone and Mr. Fries have significant voting power with respect to the Proposals.

•	Sunrise has no recent history of operating as a separate, publicly-traded company, such that its recent historical financial information may not be a reliable indicator of its future results.

•	Sunrise plans to cease reporting under the Exchange Act as soon as practicable in accordance with applicable rules and regulations.

•

After the spin-off, Sunrise will be a foreign private issuer and holders of Sunrise Shares or Sunrise ADSs should not expect to receive the same information during the same timeframes as such information is normally provided to holders of securities of listed U.S. domestic companies, such as Liberty Global.

•

Holders of Sunrise Shares or Sunrise ADSs will not have the same corporate governance protections as they currently have as holders of Liberty Global Common Shares because Sunrise will be a foreign private issuer, and because the listing of the Sunrise Class A ADSs on Nasdaq will be terminated following the end of the transitional listing period.

•	The spin-off will reduce Liberty Global’s share premium account which could affect Liberty Global’s ability to carry out future transactions through a repayment of capital.

Risk Factors Relating to Sunrise

•	Sunrise has substantial indebtedness that may have a material adverse effect on its ability to execute its business strategy.

•

Sunrise will require a significant amount of cash to meet its obligations under its indebtedness and fund other liquidity needs, which it may not be able to generate or raise on acceptable terms or at all.

•	The expenditures required to renew the portion of Sunrise’s spectrum expiring in 2028 are uncertain but may be significant.

•

A decline in average revenue per unit (“ARPU”) in Sunrise’s mobile and fixed networks may adversely affect its business, revenues, earnings and cash flows if Sunrise fails to expand its subscriber base to offset ARPU declines.

•	The telecommunications industry is mature, saturated, competitive and subject to price erosion.

•	Sunrise depends on its agreement with Swiss Towers AG for access to the majority of its mobile antenna sites and passive mobile infrastructure.

•	Sunrise does not own all of its network infrastructure and equipment or the land on which it is constructed.

•	Sunrise’s brands are subject to reputational risks and impairment.

•	Sunrise’s network infrastructure and IT systems are vulnerable to damage and disruptions.

•	If Sunrise is unable to successfully manage its customer churn, its revenues and cash flows may be reduced.

•	Sunrise relies on third-party suppliers for certain of its products and services and outsources certain of its operations.

•	If Huawei is ever prohibited from operating in Switzerland, or Huawei’s equipment is prohibited from being used in Switzerland, Sunrise would be required to incur substantial additional expenses.

•	Sunrise is subject to extensive regulation and has been, and may in the future be, adversely affected by changes in laws, regulations or policy.

•

Sensitive personal data could be subject to misappropriation, misuse, leakage, falsification or accidental release or loss of information, and Sunrise may fail to comply with data protection legislation or appropriate practices.

•

If Liberty Global is unable for any reason to effectively provide services to Sunrise pursuant to the companies’ services arrangements, or if Sunrise is unable to adequately, timely and cost-effectively replace such services once such arrangements expire, Sunrise’s business could be adversely affected.

Risks Relating to the Sunrise Shares

•

An active public market for the Sunrise Shares and the Sunrise ADSs may not develop, or such securities may trade at low volumes, both of which could have a material adverse effect on their resale price.

•

The Sunrise Class A Common Shares will not be listed on a U.S. stock exchange. In order to trade such shares on the SIX, you will need to deposit them with a bank, broker or other nominee with the capability to hold and trade such shares on the SIX.

•	Mr. Malone and Mr. Fries will have significant voting power with respect to corporate matters considered by Sunrise’s shareholders after the spin-off.

Risks Relating to the Sunrise ADSs

•

Sunrise ADS holders will need to cancel their Sunrise ADSs, acquire direct ownership of the underlying Sunrise Class A Common Shares and deposit them with a bank, broker or other nominee with the capability to hold and trade the Sunrise Class A Common Shares in order to trade on the SIX.

•	Sunrise ADS holders will not be directly holding Sunrise Shares and may not be able to exercise their right to vote the Sunrise Shares underlying their Sunrise ADSs.

•	Sunrise ADS holders’ right to receive any dividends that Sunrise declares on the Sunrise Shares will be more limited than if they were holding Sunrise Shares.

•	Sunrise ADS holders may be subject to limitations on their ability to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares.

Please refer to the information contained under the captions “Risk Factors” and “Important Notices—Forward-Looking Statements,” as well as the other information included or incorporated by reference into this proxy statement/prospectus, for important information regarding the risks and uncertainties related to the spin-off, Sunrise and the Sunrise Shares that you should carefully consider.

Implications of Sunrise Being a Foreign Private Issuer

Cessation of Reporting Obligations

Sunrise will become subject to reporting obligations under Section 15(d) of the Exchange Act immediately upon effectiveness of the registration statement of which this proxy statement/prospectus forms a part and will be required to register its Class A Common Shares under the Exchange Act in connection with the listing of the Sunrise Class A ADSs on Nasdaq and thereby become subject to reporting obligations under Section 13(a) of the Exchange Act.

Sunrise will be permitted under applicable SEC rules and regulations to cease reporting under the Exchange Act following the spin-off once it meets certain conditions, including that it has had Exchange Act reporting obligations for at least 12 months, has filed or furnished all reports required for this period and has filed at least one annual report on Form 20-F. In addition, Sunrise must also have maintained a listing of its Class A Common Shares on the SIX for at least 12 months, Switzerland must be the primary trading market (as defined by the SEC) for the Sunrise Class A Common Shares, and the U.S. average daily trading volume of the Sunrise Class A Common Shares for a recent 12-month period as of the relevant measurement date must have been no greater than 5% of the worldwide average daily trading volume for the same period. If Sunrise does not meet this ADTV condition at the time it terminates the listing of the Sunrise Class A ADSs on Nasdaq, it will be required to report under the Exchange Act for at least another 12 months from the date the listing was terminated. Sunrise plans to cease reporting under the Exchange Act as soon as it is permitted to do so. If and when this happens, shareholders will only have access to such information about Sunrise as it will at that time be required to disclose in accordance with Swiss law and SIX listing requirements. Accordingly, if and when Sunrise ceases reporting under the Exchange Act, holders of Sunrise Shares or Sunrise ADSs may have access to less information about it than they had prior to such cessation. Sunrise will at that time also cease to be subject to, among other things, the liability provisions of the Exchange Act and the provisions of SOX. See “Risk Factors—Risks Relating to the Spin-Off and Sunrise’s Status as an Independent Company—Sunrise plans to cease reporting under the Exchange Act as soon as practicable in accordance with applicable rules and regulations.”

Corporate Governance

Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq in connection with the spin-off. However, the Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time.

The Nasdaq Listing Rules provide that foreign private issuers may follow home country practice in lieu of Nasdaq’s corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. Accordingly, following the spin-off, unlike Liberty Global, Sunrise will not be required to comply with certain of Nasdaq’s corporate governance requirements, as further described below. Because Sunrise will be incorporated as a Swiss company listed on the SIX and governed by Swiss laws, Sunrise intends to follow corporate governance practices permitted to be followed by Swiss companies whose equity securities are listed on the SIX.

While the Sunrise Board may choose to hold executive sessions at which only independent directors are present at least twice a year, it will not be required to do so. Swiss law does not require, and the Swiss Code of Best Practice for Corporate Governance of 2023, published by economiesuisse (the “Swiss Code of Best Practice”), a non-binding code establishing corporate governance principles and recommendations that are broadly followed by SIX-listed companies, does not recommend, that the Sunrise Board hold such sessions at least twice a year as required by Rule 5605(b)(2) of the Nasdaq Listing Rules.

Sunrise will follow Swiss law with respect to shareholder approval of issuances of equity securities. Under the Swiss Code of Obligations, Sunrise may increase its share capital (Aktienkapital) and issue new shares through an ordinary capital increase, which would require shareholder approval, or without shareholder approval if such capital increase is within the parameters of the capital range or conditional capital specified in Sunrise’s articles of association. In addition, under Swiss law, the aggregate compensation of the board of directors and of the executive committee requires shareholder approval, but equity incentive plans do not. For more information, see “Description of Sunrise Shares Following the Spin-Off—Share Capital”. Sunrise will not be required to follow the requirements of Rule 5635 of the Nasdaq Listing Rules which requires shareholder approval for certain issuances of equity securities.

Swiss law does not require, and Sunrise’s articles of association do not provide for, quorum requirements generally applicable to general meetings of shareholders. Sunrise will not be required to follow the requirements of Rule 5620(c) of the Nasdaq Listing Rules.

The Sunrise Directors and members of the Executive Committee will be required to promptly and fully inform the Sunrise Board about conflicts of interests concerning them, and the Sunrise Board will be required to take measures to protect the interests of Sunrise. As a result of the duty to safeguard Sunrise’s interests and the duty of loyalty, conflicted Sunrise Directors and the Executive Committee will not be entitled to participate in deliberations or votes on decisions that directly affect them. Swiss law does not require independent director oversight of related party transactions, and Sunrise will not be required to follow the requirements of Rule 5630 of the Nasdaq Listing Rules. For more information, see “Description of Sunrise Shares following the Spin-off—Conflict of Interest / Related Party Transactions.”

Furthermore, following the delisting of the Sunrise Class A ADSs, Sunrise will no longer be subject to the listing rules and corporate governance requirements of any U.S. stock exchange even as a foreign private issuer, including, among others, requirements related to audit committee composition and the adoption of a compensation clawback policy that is compliant with Nasdaq Listing Rules. For as long as the Sunrise Class A Common Shares will be listed on the SIX, however, Sunrise will remain subject to the applicable corporate governance requirements of Swiss law for Swiss companies whose equity securities are listed on the SIX.

Foreign Private Issuer Status

As long as Sunrise continues to be subject to the reporting obligations of the Exchange Act and qualify as a foreign private issuer under the Exchange Act, Sunrise will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including Liberty Global. Such provisions include:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, unlike Liberty Global, Sunrise will not be required to file annual reports and financial statements with the SEC as promptly, or using the same forms, as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with certain other rules and regulations under U.S. securities laws applicable to U.S. domestic companies whose securities are registered under the Exchange Act, including Regulation FD, which prohibits issuers from making selective disclosures of material non-public information.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. So long as Sunrise remains a foreign private issuer, Sunrise will continue to be exempt from the more stringent compensation disclosures required of companies that are not foreign private issuers.

Sunrise Summary Financial Information and Operating Data

The following tables present Sunrise’s income (loss), cash flow and certain other financial information and operating data as of and for the years ended December 31, 2023, 2022 and 2021, and as of and for the periods ended June 30, 2024 and June 30, 2023. The information is only a summary and is not necessarily indicative of results that may be expected in any future period, and Sunrise’s interim results are not necessarily indicative of its expected results for the year ending December 31, 2024. It should be read in conjunction with the audited consolidated financial statements and accompanying notes of Sunrise and unaudited historical interim consolidated financial statements and accompanying notes of Sunrise included as Annex F and Annex G to this proxy statement/prospectus, respectively, and the information set forth under “Sunrise Management’s Discussion and Analysis of Sunrise’s Financial Condition and Results of Operations.”

	Six months ended June 30,				Year ended December 31,
	2024		2023		2023		2022		2021
	in millions
Sunrise Statements of Income or Loss Data:
Revenue	CHF	1,484.3	CHF	1,480.7	CHF	3,035.2	CHF	3,035.2	CHF	3,035.7
Direct costs		(396.9)		(394.0)		(834.6)		(819.6)		(826.6)
Personnel expenses		(211.1)		(224.9)		(416.7)		(438.3)		(438.1)
Other operating income and capitalized labor		32.1		52.2		105.7		61.7		158.5
Other operating expenses		(326.6)		(354.0)		(758.8)		(750.2)		(753.3)

Operating income before depreciation and amortization		581.8		560.0		1,130.8		1,088.8		1,176.2
Depreciation of RoU assets		(66.0)		(64.0)		(128.0)		(145.4)		(129.9)
Depreciation and amortization		(465.1)		(487.6)		(992.1)		(1,028.8)		(995.6)

Operating income (loss)		50.7		8.4		10.7		(85.4)		50.7

Financial income		368.6		153.1		574.7		456.7		235.6
Financial expenses		(611.9)		(328.5)		(957.2)		(340.2)		(420.3)
Share of gains (losses) of affiliates, net		(0.3)		1.0		(0.3)		2.2		2.8

Income (loss) before taxes		(192.9)		(166.0)		(372.1)		33.3		(131.2)
Income tax benefit (expense)		(8.0)		31.3		59.9		50.7		62.6

Net income (loss)	CHF	(200.9)	CHF	(134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)

	Six months ended June 30,				Year ended December 31,
	2024		2023		2023		2022		2021
	in millions
Sunrise Cash Flow Data:
Net cash provided by operating activities	CHF	551.2	CHF	670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1
Net cash used by investing activities		(355.3)		(392.6)		(760.6)		(543.0)		(333.2)
Net cash used by financing activities		(192.1)		(267.7)		(440.1)		(714.0)		(945.4)
Effect of exchange rate changes on cash		0.4		1.2		1.7		1.1		0.1

Net increase (decrease) in cash and cash equivalents	CHF	4.2	CHF	11.7	CHF	2.5	CHF	(3.2)	CHF	(13.4)

	Six months ended June 30,				Year ended December 31,
	2024		2023		2023		2022		2021
	in millions, except percentages
Sunrise Summary Financial Data:
Revenue	CHF	1,484.3	CHF	1,480.7	CHF	3,035.2	CHF	3,035.2	CHF	3,035.7

Net income (loss)	CHF	(200.9)	CHF	(134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)

Net income (loss) margin		(13.5)%		(9.1)%		(10.3)%		2.8%		(2.3)%

Adjusted EBITDAaL (a)	CHF	505.9	CHF	498.1	CHF	1,043.6	CHF	1,057.8	CHF	1,116.3

Adjusted EBITDAaL margin		34.1%		33.6%		34.4%		34.9%		36.8%

Net cash provided by operating activities	CHF	551.2	CHF	670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1

Adjusted Free Cash Flow (b)	CHF	112.7	CHF	251.7	CHF	352.5	CHF	299.5	CHF	296.5

(a)

Adjusted EBITDAaL is the primary measure used by Sunrise’s chief operating decision maker to evaluate operating performance and is also a key factor that is used by the internal decision makers within Sunrise to (i) determine how to allocate resources and (ii) evaluate the effectiveness of Sunrise’s management for the purposes of annual and other incentive compensation plans. Sunrise’s internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of Sunrise’s recurring operating performance that is unaffected by Sunrise’s capital structure and allows management to (a) readily view operating trends, (b) perform analytical comparisons and benchmarking between segments and (c) identify strategies to improve operating performance. Adjusted EBITDAaL is defined as Adjusted EBITDA after lease-related expenses. Adjusted EBITDA is defined as income (loss) before income tax benefit (expense), share of losses (gains) of affiliates, financial income, financial expenses, depreciation and amortization, share-based compensation expense, and impairment, restructuring and other operating items. Other operating items include (1) provisions and provision releases related to significant litigation, (2) certain related-party charges and (3) gains and losses on the disposition of long-lived assets. Consolidated Adjusted EBITDA and Adjusted EBITDAaL are non-IFRS measures, which readers should view as a supplement to, and not a substitute for, IFRS measures of profitability included in Sunrise’s consolidated interim financial statements included as Annex G to this proxy statement/prospectus and Sunrise’s audited historical consolidated financial statements included as Annex F to this proxy statement/prospectus. Further, Sunrise’s definition of Adjusted EBITDAaL and Adjusted EBITDA may differ from how other companies define and apply their definitions of such terms. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAaL:

	Six months ended June 30,				Year ended December 31,
	2024		2023		2023		2022		2021
	in millions
Net income (loss)	CHF	(200.9)	CHF	(134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)
Income tax expense (benefit)		8.0		(31.3)		(59.9)		(50.7)		(62.6)
Share of losses (gains) of affiliates		0.3		(1.0)		0.3		(2.2)		(2.8)
Financial income		(368.6)		(153.1)		(574.7)		(456.7)		(235.6)
Financial expenses		611.9		328.5		957.2		340.2		420.3

Operating income (loss)		50.7		8.4		10.7		(85.4)		50.7
Depreciation and amortization		465.1		487.6		992.1		1,028.8		995.6
Depreciation of right-of-use assets		66.0		64.0		128.0		145.4		129.9
Share-based compensation expense		10.0		12.2		22.5		30.7		24.8
Impairment, restructuring and other operating items		13.9		24.1		86.2		149.0		107.0

Adjusted EBITDA		605.7		596.3		1,239.5		1,268.5		1,308.0
Lease-related expenses		(99.8)		(98.2)		(195.9)		(210.7)		(191.7)

Adjusted EBITDAaL	CHF	505.9	CHF	498.1	CHF	1,043.6	CHF	1,057.8	CHF	1,116.3

(b)

Adjusted Free Cash Flow is defined as net cash provided by operating activities plus (i) operating-related vendor financed additions (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) cash receipts in the period from interest-related derivatives, less (a) cash payments in the period for interest, (b) cash payments in the period for capital expenditures, (c) principal payments on amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where vendor payments were previously extended beyond the normal payment terms) and (d) principal payments on lease liabilities (which represents a decrease in the period to actual cash available), each as reported in Sunrise’s consolidated statements of cash flows. Sunrise believes its presentation of Adjusted Free Cash Flow, which is a non-IFRS measure, provides useful information to investors because this measure can be used to gauge its ability to (1) service debt and (2) fund new investment opportunities after consideration of all actual cash payments related to its working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case Sunrise typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent Sunrise’s ability to fund discretionary amounts, as Sunrise has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, IFRS measures of liquidity included in Sunrise’s consolidated statements of cash flows. Further, Sunrise’s definition of Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow. The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow:

	Six months ended June 30,				Year ended December 31,
	2024		2023		2023		2022		2021
	in millions
Net cash provided by operating activities	CHF	551.2	CHF	670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1
Interest paid		(217.6)		(214.5)		(422.5)		(329.3)		(298.0)
Interest-related derivative receipts		92.3		89.1		174.5		42.2		13.8
Vendor financing additions (i)		137.9		116.8		271.2		148.2		205.5
Capital expenditures		(245.7)		(209.5)		(468.0)		(417.4)		(353.8)
Principal payments on vendor financing		(162.8)		(171.4)		(296.6)		(284.5)		(447.8)
Payment of lease liabilities		(42.6)		(29.6)		(107.6)		(112.4)		(88.3)

Adjusted Free Cash Flow	CHF	112.7	CHF	251.7	CHF	352.5	CHF	299.5	CHF	296.5

(i)

For purposes of Sunrise’s consolidated statements of cash flows, vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When Sunrise pays the financing intermediary, it records financing cash outflows in its consolidated statements of cash flows. For purposes of its Adjusted Free Cash Flow definition, Sunrise (A) adds in the constructive financing cash inflow when the intermediary settles the liability with the vendor as its actual net cash available at that time is not affected and (B) subsequently deducts the related financing cash outflow when Sunrise actually pays the financing intermediary, reflecting the actual reduction to its cash available to service debt or fund new investment opportunities.

	Six months ended June 30,				Year ended December 31,
Sunrise Summary ARPU Data:	2024		2023		2023		2022		2021
Residential customers:
Fixed Services
ARPU per Fixed Customer Relationship (a)	CHF	59.87	CHF	61.30	CHF	61.78	CHF	63.31	CHF	65.57

Mobile Services
ARPU per Mobile Subscriber (b)	CHF	30.02	CHF	30.44	CHF	31.21	CHF	32.28	CHF	33.20

(a)

Average Revenue Per Unit (“ARPU”) is the average subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per fixed customer relationship is calculated by dividing the average subscription revenue from residential fixed services by the average of the opening and ending balance of fixed customer relationships for the period.

(b)

ARPU per mobile subscriber is calculated by dividing the average mobile subscription revenue (including interconnect revenue but excluding handset sales and late fees) by the average of the opening and ending balance of mobile subscribers in service for the period.

	As of June 30,		As of December 31,
Sunrise Summary Operating Data:	2024	2023	2023	2022	2021
Residential customers:
Fixed Services
Fixed Customer Relationships(1)	1,394,952	1,426,348	1,401,508	1,412,276	1,429,995
Select Fixed RGUs(2):
Broadband Internet(3)	1,180,335	1,176,745	1,169,539	1,178,628	1,171,166
Enhanced TV(4)	908,212	929,749	914,664	940,549	936,620
Mobile Services
Mobile RGUs(5)	2,322,469	2,285,477	2,298,181	2,256,483	2,157,105
Postpaid Mobile RGUs	2,010,033	1,914,507	1,974,009	1,866,952	1,751,173
Prepaid Mobile RGUs	312,436	370,970	324,172	389,531	405,932
Fixed-mobile Convergence(6)	56.2%	55.5%	55.7%	55.1%	54.3%
Business customers and wholesale:
Fixed Services(7)
Fixed Customer Relationships(1)	115,198	105,337	110,275	99,745	87,914
Select Fixed RGUs(2):
Broadband Internet(3)	126,665	115,372	120,998	108,966	95,475
Enhanced TV(4)	84,279	74,583	79,606	68,739	57,212
Mobile Services(8)
Mobile RGUs(5)	737,495	704,015	722,618	691,187	608,448
Postpaid Mobile RGUs	689,499	651,176	673,206	635,299	550,506
Prepaid Mobile RGUs	47,996	52,839	49,412	55,888	57,942
Fixed-mobile Convergence(6)	83.8%	85.4%	85.0%	85.7%	85.5%

(1)

Fixed Customer Relationships represent the number of customers who receive at least one of Sunrise’s broadband internet, TV or fixed-line telephony services, without regard to which or to how many services they subscribe. Fixed Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Sunrise’s services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed Customer Relationships. Sunrise’s fixed customer relationships include customers who receive Basic Cable Services (“BCS”) which are services delivered without the use of encryption-enabling, integrated or virtual technology as well as customers who receive fixed telephony services over Sunrise’s networks, or that Sunrise services through a partner network.

(2)

A Fixed RGU is, separately, an Internet Subscriber or an Enhanced TV Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Sunrise’s broadband internet service or enhanced TV service, the customer would constitute two RGUs. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. However, if an individual receives one of Sunrise’s services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet or enhanced TV service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., certain preferred subscribers) generally are not counted as RGUs. Free services provided to Sunrise employees generally are counted as RGUs.

(3)

Internet Subscribers are homes, residential multiple dwelling units or commercial units that receive fixed broadband internet services over Sunrise’s fixed or mobile networks or that Sunrise services through a partner network.

(4)

Enhanced TV Subscribers are homes, residential multiple dwelling units or commercial units that receive Sunrise’s enhanced TV services, which are TV services delivered through encryption-enabling, integrated or virtual technology over Sunrise’s broadband network or through a partner network. Enhanced TV Subscribers exclude subscribers that receive BCS, as described above.

(5)

A Mobile RGU is a Mobile Subscriber, which represents an active SIM card in service. A subscriber who has a data and voice plan for a mobile handset and a data plan for a laptop would be counted as two Mobile Subscribers. Sunrise has both prepaid and postpaid mobile subscribers. Prepaid subscribers are excluded from the Mobile Subscriber count after a period of inactivity of 90 days, based on industry standards in Switzerland.

(6)

Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and pre- or postpaid mobile telephony service, divided by the total number of customers who subscribe to fixed broadband internet service.

(7)

Business customer and wholesale fixed relationships and Fixed RGUs include customers who receive fixed services that are the same or similar to mass marketed product offered to residential customers. This includes customers who receive discounted services pursuant to a program Sunrise has in place with their employer, small or home office (“SOHO”) customers and small or medium enterprise (“SME”) customers (generally defined as businesses with 99 or fewer employees) and does not include services provided to large enterprises (generally defined as businesses with 100 or more employees) or wholesale services.

(8)

Business customer and wholesale Mobile RGUs represent the number of active SIM cards in service that are provided to business and wholesale customers, including customers who receive discounted services pursuant to a program Sunrise has in place with their employer, SOHO, SME and large enterprise customers, as well as to customers who subscribed for mobile services delivered over Sunrise’s networks through a branded reseller with whom Sunrise contracts, and excluding customers who subscribed for mobile services delivered over Sunrise’s networks through a MVNO with whom Sunrise contracts, as well as other wholesale customers.

Additional General Notes to Table:

While Sunrise takes appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection efforts and (v) other factors add complexity to the subscriber counting process. Sunrise periodically reviews the subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, Sunrise may from time to time make appropriate adjustments to the subscriber statistics based on those reviews.

RISK FACTORS

The spin-off and holding Sunrise ADSs or Sunrise Shares involves a high degree of risk. You should carefully consider each of the following risks and uncertainties, together with all of the other information in this proxy statement/prospectus, including the unaudited pro forma financial statements and related notes for each of Liberty Global and Sunrise included in Annexes D and E, the audited historical financial statements and related notes for Sunrise included in Annex F, the unaudited historical interim consolidated financial statements and related notes for Sunrise included in Annex G, the consolidated financial statements and related notes for Liberty Global incorporated by reference from Liberty Global’s Annual Report and Quarterly Reports, and the information included in “Sunrise Management’s Discussion and Analysis of Sunrise’s Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Liberty Global Annual Report, as well as Part I, Item 2 in each of Liberty Global’s Quarterly Reports before making an investment decision. Other risks and uncertainties that Liberty Global and Sunrise do not presently consider material, or of which they may not be presently aware, may become important factors that affect the spin-off or Sunrise’s business, revenues, earnings and cash flows after the spin-off. If any of those or the following risks are realized, the spin-off or Sunrise’s business, revenues, earnings and cash flows following the spin-off could be materially and adversely affected and the trading price and value of the Sunrise Shares and Sunrise ADSs could decline after the spin-off.

Risks Relating to the Spin-Off and Sunrise’s Status as an Independent Company

Liberty Global and Sunrise may be unable to achieve some or all of the anticipated benefits that they expect to achieve through the spin-off on the anticipated timeline, or at all, and there could be a potential loss of synergies as a result of the spin-off.

Liberty Global and Sunrise may be unable to achieve the anticipated benefits expected to result from the spin-off, or such benefits may be delayed, may be less than anticipated or may never occur at all. Liberty Global or Sunrise may not achieve these or other anticipated benefits for a variety of reasons, some of which are beyond either of their control, including, among others, volatility in the world financial markets, the diversion of management attention from operating and growing Liberty Global’s and Sunrise’s respective businesses during and following the spin-off, the disruption of the spin-off to both companies’ business operations and litigation or other legal proceedings which may result from the spin-off.

In addition, the anticipated benefits of the spin-off may be partially or fully offset by the loss of synergies between Liberty Global and Sunrise which may result from the spin-off. After the spin-off, Sunrise may no longer benefit from the synergies it received as part of the Liberty Group for various reasons. Sunrise may, among other things:

•	lose opportunities to pursue any potential future integrated strategies with Liberty Global’s other businesses;

•

lose more favorable access to capital markets and other funding facilitated by Liberty Global, thereby potentially resulting in a higher cost of capital for Sunrise after the spin-off than it currently has as part of Liberty Global;

•

lose access to economies of scale associated with being part of Liberty Global, including in the areas of finance, treasury, procurement, human resources, legal and IT, despite the fact that Liberty Global and Sunrise expect to enter into agreements that will govern their commercial and other relationships for a period of time after the spin-off;

•

be required to engage vendors for services on terms that are not as favorable as when Sunrise had previously received services from the same vendors under an agreement negotiated by Liberty Global, particularly where the terms of such agreements treat the spin-off as a change of control, triggering renegotiation of agreement terms;

•	become more susceptible to market fluctuations and other adverse events, than it would have been if it did not become an independent public company;

•	be unsuccessful in pursuing its business strategy on a stand-alone basis without the benefit of oversight of its strategic direction by the Liberty Board and management; and

•	be unsuccessful in engaging in investment activities, capital allocation endeavors or availing itself of other strategic opportunities on terms that Sunrise finds favorable or at all.

If Liberty Global or Sunrise fails to achieve some or all of the benefits expected to result from the spin-off, or if such benefits are delayed, Liberty Global’s or Sunrise’s business, results of operations and financial condition could be materially and adversely affected.

The executive officers and directors of Liberty Global have interests in the spin-off that may be different from, or in addition to, the interests of Liberty Global’s shareholders.

When considering the recommendation of the Liberty Board that holders of Voting Shares approve the Proposals, holders of Voting Shares should be aware that certain directors and executive officers of Liberty Global have certain interests in the spin-off that may be different from, or in addition to, the interests of Liberty Global’s shareholders, including as a result of the treatment of outstanding equity awards held by such directors and executive officers as described in “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards.” In addition, Mr. Fries, who is the Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board, is expected to serve as the Sunrise Chair immediately following the spin-off. See “The Spin-Off—Interests of Certain Persons in the Spin-Off” for a more detailed description of these interests. As a result of these interests, these directors and executive officers might be more likely to support and to vote in favor of the Proposals than if they did not have these interests. Holders of Voting Shares should consider whether these interests might have influenced these directors and executive officers to recommend voting in favor of the Proposals.

The spin-off may be abandoned by Liberty Global at any time prior to completion and is subject to certain closing conditions that, if not satisfied or waived, will result in the spin-off not being completed. If the spin-off is not completed, the market price of Liberty Global Common Shares may decline.

The Liberty Board may abandon the spin-off at any time prior to effective date of the spin-off. In addition, the completion of the spin-off, as contemplated, is subject to the satisfaction (or waiver by the Liberty Board) of a number of conditions, including, among others, approval of the holders of Voting Shares of the spin-off proposal and the share premium reduction proposal, the approval of the SIX for the listing of the Sunrise Class A Common Shares and the approval of Nasdaq for the listing of the Sunrise Class A ADSs. Some of the conditions for completing the spin-off are outside of the control of Liberty Global and Sunrise. If any condition to the closing of the spin-off is not satisfied or waived, or if the Liberty Board otherwise determines to abandon the spin-off, the spin-off will not be completed on the proposed timeline or at all. See “The Spin-Off—Conditions to the Spin-Off.”

If Liberty Global does not complete the spin-off, the market price of Liberty Global Common Shares may fluctuate to the extent that such prices currently reflect a market assumption that the spin-off will be completed. Liberty Global will also be obligated to pay certain legal and accounting fees and related expenses in connection with the spin-off, whether or not the spin-off is completed. In addition, each of Liberty Global and Sunrise has expended, and will continue to expend, significant management resources in an effort to complete the spin-off. If the spin-off is not completed, Liberty Global and Sunrise will each have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

The spin-off could result in significant tax liability to Liberty Global’s shareholders.

The completion of the spin-off is conditioned on Liberty Global’s receipt of the A&O Shearman Tax Opinion to the effect that the spin-off should qualify for nonrecognition of gain and loss under Section 355 and related provisions of the Code. The receipt of the A&O Shearman Tax Opinion may not be waived by Liberty Global.

This opinion is based on proposed Treasury regulations interpreting Section 355 to permit parent companies in spin-off transactions to look through subsidiaries of joint ventures for purposes of determining whether one of the requirements of Section 355 is satisfied. Because the relevant Treasury regulations have not yet been adopted as final, Allen Overy Shearman Sterling US LLP is unable to render the opinion regarding this qualification of the spin-off transaction under Section 355 of the Code at a “will” level. The A&O Shearman Tax Opinion does not address any U.S. state or local or foreign tax consequences of the spin-off. The opinion assumes that the spin-off will be completed according to the terms of the master separation agreement and relies on the facts as stated in the master separation agreement, the other ancillary agreements, this proxy statement/prospectus and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by Liberty Global, Sunrise and one or more of their respective directors, officers or shareholders, including Mr. Malone. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

Notwithstanding receipt by Liberty Global of the A&O Shearman Tax Opinion, the IRS could assert that the spin-off does not satisfy the requirements of Section 355 of the Code or related Treasury regulations. The A&O Shearman Tax Opinion is not binding on the Internal Revenue Service (the “IRS”) or any court, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinion are challenged by the IRS and the IRS prevails in such challenge, the tax consequences of the spin-off could be materially less favorable to Liberty Global’s shareholders. Liberty Global has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the spin-off.

If the spin-off is determined not to qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code, each U.S. Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) who receives Sunrise ADSs in the spin-off would generally be treated as receiving a distribution in an amount equal to the fair market value of Sunrise ADSs received, which would generally result in: (1) a taxable dividend to the U.S. Holder to the extent of such U.S. Holder’s pro rata share of Liberty Global’s current or accumulated earnings and profits; (2) a reduction in the U.S. Holder’s basis (but not below zero) in Liberty Global Common Shares to the extent the amount received exceeds the U.S. Holder’s share of Liberty Global’s earnings and profits; and (3) taxable gain from the exchange of Liberty Global Common Shares to the extent the amount received exceeds the sum of the U.S. Holder’s share of Liberty Global’s earnings and profits and the U.S. Holder’s basis in its Liberty Global Common Shares. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

The aggregate value of the Liberty Global Common Shares and Sunrise ADSs that current holders of Liberty Global Common Shares will hold as a result of the spin-off might be less than the value of the Liberty Global Common Shares before the spin-off.

If Liberty Global completes the spin-off as currently contemplated, holders of Liberty Global Common Shares prior to the spin-off will hold both Liberty Global Common Shares and Sunrise ADSs following the spin-off. Any number of matters, including the potential loss of synergies and the risks described herein, may adversely impact the value of Liberty Global’s and Sunrise’s securities after the effective date of the spin-off. Some of these matters may or may not have been identified by Liberty Global or Sunrise prior to the effective date of the spin-off, and, in any event, may not be within Liberty Global’s or Sunrise’s control. Should any adverse circumstances, facts, changes or effects come to pass, the aggregate value of the Liberty Global Common Shares and Sunrise ADSs after the spin-off could be less than the value of Liberty Global Common Shares before the spin-off.

Your equity interest in Sunrise may be diluted by future equity sales and share issuances.

As further described in “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards,” holders of equity-based awards issued by Liberty Global will receive equity-based awards from Sunrise in connection with the spin-off. Future issuances of Sunrise Class A Common Shares pursuant to such Sunrise equity awards will result in additional dilution. Any such sale of equity, if implemented and any such issuance of Sunrise Class A Common Shares pursuant to equity awards, as well as any other equity sales or share issuances that Sunrise may undertake after the spin-off, would dilute your own equity interest in Sunrise and therefore reduce your share of future dividends or capital appreciation.

Mr. Malone and Mr. Fries have significant voting power with respect to the Proposals.

Mr. Malone and Mr. Fries beneficially own outstanding Liberty Global Common Shares representing 40.39% of Liberty Global’s aggregate voting power as of August 28, 2024. In addition to their voting power, Mr. Malone and Mr. Fries also exercise significant influence over Liberty Global by virtue of their positions as (i) Chairman of the Liberty Board and (ii) Vice Chairman of the Liberty Board and Chief Executive Officer, respectively. By virtue of Mr. Malone’s and Mr. Fries’ voting power in Liberty Global, Mr. Malone and Mr. Fries have significant influence over the outcome of the Proposals.

Sunrise has no recent history of operating as a separate, publicly-traded company, such that its recent historical financial information may not be a reliable indicator of its future results.

There is a risk that, upon separating from Liberty Global in connection with the spin-off, Sunrise’s business may be adversely affected by the loss of resources and advantages to which it had access as part of Liberty Global, as discussed above under “—Liberty Global and Sunrise may be unable to achieve some or all of the anticipated benefits that they expect to achieve through the spin-off on the anticipated timeline, or at all, and there could be a potential loss of synergies as a result of the spin-off.” Sunrise will also need to incur greater costs to operate as a public company and other changes may occur in Sunrise’s cost structure, management, financing and business operations as a result of operating separate from Liberty Global. These additional costs and changes could be material to Sunrise and are not reflected in Sunrise’s historical financial statements included in this proxy statement/prospectus. As a result, Sunrise’s historical financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and may not be a reliable indicator of its future results.

After the spin-off, there will be additional demands on Sunrise management to comply with reporting and other requirements associated with being an independent public company and as a result, Sunrise will incur additional expenses.

Sunrise’s financial results previously were included within the consolidated results of Liberty Global, and Sunrise believes its reporting and control systems were appropriate for those of subsidiaries of a public company. However, since the full completion of its acquisition by Liberty Global in 2021, Sunrise has not been directly subject to the reporting and other requirements of the Exchange Act or the reporting or other requirements to which Swiss listed companies are subject. As an independent public company, Sunrise will, among other things, become independently responsible for compliance with the requirements to which Swiss listed companies are subject as well as the Exchange Act, including periodic and current reporting obligations, Swiss financial market legislation and regulations, the listing requirements of the SIX, the Swiss Code of Obligations (Obligationenrecht) (the “Swiss Code of Obligations”), Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the “Swiss Merger Act”), as well as generally applicable tax and accounting rules. In particular, Sunrise will also incur additional costs associated with compliance under SOX and the internal control over financial reporting rules under the Exchange Act for as long as it remains subject to reporting and other requirements of the Exchange Act and will need to develop an independent investor relations function. The legal and practical requirements associated with operating as an independent public company will place significant demands on Sunrise’s management, administrative, financial, legal, accounting and operational resources. Due to costs associated with compliance with U.S. securities laws, such requirements will be especially elevated until Sunrise is able to cease reporting under the Exchange Act in accordance with the rules that permit termination of Exchange Act reporting obligations for eligible companies. See “—Sunrise plans to cease reporting under the Exchange Act as soon as practicable in accordance with applicable rules and regulations.”

To comply with these and other requirements associated with operating as an independent public company, Sunrise anticipates that it will need to place additional demands on management, migrate its systems, including certain IT systems, implement additional financial and management controls, reporting systems and procedures and hire additional personnel. Sunrise expects to incur additional annual expenses related to these activities, and those expenses may be significant and could adversely affect its cash flow and results of operations. Sunrise may not have sufficient time and resources following the spin-off to meet these obligations by the applicable deadlines and there can be no assurance that Sunrise would be able to implement, on a timely and cost-effective basis, the changes necessary to successfully operate as an independent publicly listed entity.

Sunrise plans to cease reporting under the Exchange Act as soon as practicable in accordance with applicable rules and regulations.

Sunrise will be permitted under applicable SEC rules and regulations to cease reporting under the Exchange Act following the spin-off once it meets certain conditions, including that it has had Exchange Act reporting obligations for at least 12 months, has filed or furnished all reports required for this period, and has filed at least one annual report on Form 20-F. In addition, Sunrise must also have maintained a listing of its Class A Common Shares on the SIX for at least 12 months, Switzerland must be the primary trading market (as defined by the SEC) for the Sunrise Class A Common Shares, and the U.S. average daily trading volume of the Sunrise Class A Common Shares for a recent 12-month period as of the relevant measurement date must have been no greater than 5% of the worldwide average daily trading volume for the same period. If Sunrise does not meet this ADTV condition at the time it terminates the listing of the Sunrise Class A ADSs on Nasdaq, it will be required to report under the Exchange Act for at least another 12 months from the date the listing was terminated. Sunrise plans to cease reporting under the Exchange Act as soon as it is permitted to do so.

If and when Sunrise ceases reporting under the Exchange Act, holders of Sunrise securities will only have access to such information about Sunrise as it will at that time be required to disclose in accordance with Swiss law and SIX listing requirements. Accordingly, if Sunrise ceases reporting under the Exchange Act, holders of Sunrise securities may have access to less information about Sunrise and its business, operations and financial performance than will be available in the period following the completion of the spin-off and before Sunrise ceases reporting, and any such information may be more difficult to access because it will not be posted on the SEC website. Sunrise will at that time also cease, among other things, to be subject to the liability provisions of the Exchange Act and the provisions of SOX. If Sunrise is unable to cease reporting under the Exchange Act as currently contemplated, it may incur additional costs in order to maintain compliance with applicable U.S. laws and regulations.

After the spin-off, Sunrise will be a foreign private issuer and holders of Sunrise Shares or Sunrise ADSs should not expect to receive the same information during the same timeframes as such information is normally provided to holders of securities of listed U.S. domestic companies, such as Liberty Global.

During the time that Sunrise reports under the Exchange Act, it will be a foreign private issuer, unlike Liberty Global. As a foreign private issuer, Sunrise will be exempt from certain rules under the Exchange Act that regulate disclosure obligations, as well as procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, and, therefore, there may be less publicly available information about Sunrise than if it was a domestic U.S. company. In addition, Sunrise’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, Sunrise’s shareholders may not know on a timely basis when Sunrise’s officers, directors and principal shareholders purchase or sell Sunrise’s securities. Sunrise will also be exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. Moreover, during the time that Sunrise reports under the Exchange Act, it will have four months after the end of each fiscal year to file its annual report with the SEC and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K that a U.S. domestic company would be required to file under the Exchange Act. While Sunrise will be required to comply with the requirements of the SIX and Swiss Law, these requirements differ from those under the Exchange Act and Regulation FD, and holders of Sunrise Shares or Sunrise ADSs should not expect to receive the same information during the same timeframe as such information is normally provided to holders of securities of listed U.S. domestic companies, such as Liberty Global.

Holders of Sunrise Shares or Sunrise ADSs will not have the same corporate governance protections as they currently have as holders of Liberty Global Common Shares because Sunrise will be a foreign private issuer, and because the listing of the Sunrise Class A ADSs on Nasdaq will be terminated following the end of the transitional listing period.

The Liberty Global Common Shares are listed on Nasdaq and, accordingly, Liberty Global is subject to the listing rules and corporate governance requirements of Nasdaq. Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq in connection with the spin-off. However, the Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time.

The Nasdaq Listing Rules provide that foreign private issuers may follow home country practice in lieu of Nasdaq’s corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. Sunrise intends to follow certain Swiss corporate governance practices in lieu of the Nasdaq Listing Rules, as further described in “Summary—Implications of Sunrise Being a Foreign Private Issuer” while the Sunrise Class A ADSs are listed on Nasdaq. Accordingly, holders of the Sunrise Shares or the Sunrise ADSs will not have the same corporate governance protections as they currently have as holders of Liberty Global Common Shares while the Sunrise Class A ADSs are listed on Nasdaq.

Following the delisting of the Sunrise Class A ADSs from Nasdaq, Sunrise will no longer be subject to the listing rules and corporate governance requirements of any U.S. stock exchange even as a foreign private issuer, including, among others, requirements related to audit committee composition and the adoption of a compensation clawback policy that is compliant with Nasdaq rules. Because the Sunrise Class A Common Shares will be listed on the SIX for Swiss companies whose equity securities are listed on the SIX, Sunrise will be subject to the applicable corporate governance requirements of the SIX and Swiss law. Accordingly, in the event that the Nasdaq listing of the Sunrise Class A ADSs is terminated, holders of the Sunrise Shares or the Sunrise ADSs will not have the same corporate governance protections as they currently have as holders of Liberty Global Common Shares or that they will have while the Sunrise Class A ADSs are listed on Nasdaq.

The spin-off will reduce Liberty Global’s share premium account which could affect Liberty Global’s ability to carry out future transactions through a repayment of capital.

As described in this proxy statement/prospectus, one of the steps of the spin-off is a reduction of Liberty Global’s share premium account in recognition of the fact that the Sunrise Business will, at the completion of the spin-off, no longer form part of the Liberty Group. If the share premium proposal is approved and Liberty Global completes the spin-off, Liberty Global’s share premium account, which, as of the date of this proxy statement/prospectus is $8,337,001,797.40, will be reduced by an amount to be determined by the Liberty Board, by reference to the equity market value of Sunrise at the effective date of the spin-off.

Implementing the spin-off by reducing Liberty Global’s share premium account in this way should result in the associated issuance of Sunrise Shares in ADS form to Liberty Global’s shareholders being treated for tax purposes in certain jurisdictions as deriving from a repayment of capital by Liberty Global to its shareholders, rather than being subject to taxation as an income distribution.

For a subsequent spin-off or similar transaction conducted in this manner, a sufficient amount of share premium (and/or share capital) would need to be available to be reduced. The reduction in Liberty Global’s share premium account as a result of the spin-off may adversely affect Liberty Global’s ability to obtain similar treatment in future spin-offs and similar transactions if the market value to be received by Liberty Global’s shareholders in respect of the underlying business that may be the subject of such future transaction is higher than the amount of the share premium account of Liberty Global at the time of the completion of such transaction.

To obtain equivalent treatment if Liberty Global does not have sufficient share premium and/or share capital at the time, it would be necessary to introduce a new company as the parent holding company of the Liberty Global group in a transaction structured such that the new parent holding company would recognize an increase in its share capital and/or share premium account equivalent to the then market value of Liberty Global, resulting in sufficient share capital and/or share premium to conduct a spin-off or similar transaction in a manner that obtains treatment for relevant purposes as a repayment of capital similar to the spin-off.

The insertion of the new parent holding company would likely be effected through a scheme of arrangement, which under Bermuda law, would need to be approved by at least 75% of the votes cast by the holders of Voting Shares, voting as a single class, either in person or by proxy on such proposal. Alternatively, if such new parent holding company transaction was effected by a merger then, under Bermuda law, this would need to be approved by a majority of the votes cast by the holders of Liberty Global Common Shares, voting as a single class (with the Liberty Global Class C common shares being entitled to 1/100th of a vote per share). However, depending on the terms and structure of either such transaction, it could require the approval of up to 75% of the votes cast by the holders of each class of Liberty Global Common Shares, each voting separately. Regardless of how any such transaction is structured, there can be no assurances the requisite vote will be obtained such that the treatment as described above would be available in any future transaction.

Risks Relating to Sunrise’s Business Following the Spin-Off

Risks Relating to Sunrise’s Indebtedness

Sunrise has substantial indebtedness that may have a material adverse effect on its ability to execute its business strategy.

Sunrise has a substantial amount of indebtedness. The level of Sunrise’s indebtedness could have important consequences, including: requiring a substantial portion of Sunrise’s cash flow from operations to be dedicated to the payment of interest and principal on existing indebtedness, thereby reducing the funds available for other purposes, including the payment of dividends; potentially impairing Sunrise’s ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or general corporate purposes; potentially limiting Sunrise’s flexibility in planning for, or reacting to, changes in its business, competitive environment and the industry in which it operates; potentially placing Sunrise at a competitive disadvantage as compared to competitors that are not as highly leveraged; and potentially making Sunrise vulnerable in the event of a downturn in general economic conditions or adverse developments in its business.

Although Sunrise plans to deleverage in connection with the spin-off as further described in “The Spin-Off—Spin-Off Related Sunrise Net Debt Reduction,” such deleveraging may not be sustained and Sunrise’s leverage may increase to or above current levels at any time in the future.

Sunrise will require a significant amount of cash to meet its obligations under its indebtedness and fund other liquidity needs, which it may not be able to generate or raise on acceptable terms or at all.

Sunrise’s indebtedness outstanding as of June 30, 2024 will mature between 2028 and 2031. Sunrise’s ability to pay principal or interest when due will depend on its future performance and ability to generate cash, which is subject to general economic, financial, competitive, legislative, legal, regulatory and other factors discussed herein, many of which are beyond Sunrise’s control.

If Sunrise does not have sufficient cash flows from operations or other capital resources to pay its indebtedness at maturity, it may be required to refinance that indebtedness. It may also need to incur additional indebtedness or raise equity capital if it is unable to fund its other liquidity needs. The type, timing and terms of any future financing will depend on Sunrise’s cash needs and the prevailing conditions in the credit and financial markets, and such future financing may not be available on acceptable terms or at all. Debt financing, if available, may involve agreements that include covenants further limiting or restricting Sunrise’s ability to take specific actions, such as incurring additional debt, providing security, making capital expenditures, conducting share repurchases or declaring dividends. Such restrictions could adversely impact Sunrise’s ability to, among other things, conduct its operations, obtain additional financing, execute its business plan or pay dividends. To the extent that Sunrise raises additional capital through the sale of equity or convertible debt, your ownership interest may be diluted.

If Sunrise is unable to repay or refinance all or a portion of its indebtedness as it comes due or to raise capital required to fund its other liquidity needs on terms acceptable to it, it may be forced to, among other things, sell assets, delay business projects or forego market opportunities.

Sunrise’s business requires significant ongoing investments. The amount of required investment may fluctuate from period to period and increase above historical levels or current estimates but may not generate a positive return.

Sunrise has historically had to, and expects to continue to have to, incur significant capital and other expenditures, including for, among other things, the continued expansion, maintenance and improvement of its mobile and fixed network infrastructure. For example, to maintain its level of service to its mobile customers, Sunrise may be required to make additional investments to expand its 4G active mobile infrastructure (consisting of network equipment that is embedded in passive tower infrastructure) if it is unable to move data traffic on its mobile network from 4G to 5G at the expected rate or at all. Sunrise may be unable to do so if, among other things, Sunrise’s existing and new mobile service subscribers choose not to subscribe for or use 5G services because their mobile devices are not compatible with 5G technology, due to limitations of 5G connectivity indoors or for any other reason.

In addition, to maintain and improve its competitive position in the mobile market, Sunrise expects to continue to incur capital expenditures to complete the rollout of 5G and 5G Standalone (“5G SA”) active mobile infrastructure in its network. Sunrise may not be able to complete such rollout during the estimated time frame or at the estimated cost and the amount of associated expenditures may therefore fluctuate from period to period and be higher than currently expected. Significant investments may also be required to enhance Sunrise’s product and service offerings, improve customer experience and provide upgraded customer premises equipment (“CPE”) to Sunrise’s customers.

Sunrise may also be required to undertake unplanned infrastructure maintenance, construction or upgrades and other expenses necessitated by factors beyond Sunrise’s control, including those described elsewhere herein. For example, if a proposed revision to the Telecommunications Services Ordinance (Verordnung über Fernmeldedienste of 2007, as amended) (the “Telecommunications Services Ordinance”) is implemented, Sunrise may be required to supplement its networks with batteries and diesel emergency power generators at its own expense by 2030 (for emergency services) to 2033 (for other services) to enable operations in connection with cyclical power cuts and longer regional outages. Sunrise may also be required, under the Telecommunications Services Ordinance, to undertake significant expenditures to replace CPE it provided to its customers if such CPE poses a security risk which cannot be addressed by other means. If requested by Swisscom, Sunrise and other telecommunications services providers may be required to contribute to certain of Swisscom’s costs associated with providing universal services in proportion to their respective gross revenues. See “Regulation Applicable to Sunrise’s Business.”

As a result of all of these uncertainties, although Sunrise targets a reduction in its property and equipment additions as a percentage of revenue in the medium term due to a reduction in planned investments, there can be no assurance that such a reduction will in fact be achieved.

While Sunrise’s future investments into its business may be substantial, there can be no assurance that any such investments will generate positive returns in the anticipated amounts, on the anticipated timeline or at all. Sunrise may be unable to generate a positive return on investment if, among other things, it does not maintain or expand its subscriber base to a level that justifies its investments, if customers do not respond to Sunrise’s services, products, network improvements and other initiatives as favorably as expected or prefer competitors’ services over Sunrise’s despite Sunrise’s investments, or if the actual cost of Sunrise’s investments is higher than its initial estimates, whether due to ineffective estimate methodology, inflation, unforeseen events or otherwise.

Sunrise is, and will continue to be, subject to restrictive debt covenants.

Subject to applicable exceptions and qualifications, the indentures and the facilities agreements governing Sunrise’s outstanding indebtedness restrict, and the finance documents under which Sunrise may incur any additional indebtedness may restrict, among other things, Sunrise’s ability to: incur or guarantee additional indebtedness; create or incur certain liens; make certain payments, including dividends or other distributions to its shareholders; make certain investments; create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to and on the transfer of assets to or by Sunrise’s subsidiaries; sell, lease or transfer certain assets, including stock of restricted subsidiaries; engage in certain transactions with affiliates; consolidate or merge with other entities; and create certain security interests over Sunrise’s assets.

The Sunrise Facilities Agreement described elsewhere in this proxy statement/prospectus also provides that if on the last day of each fiscal quarter, the aggregate net indebtedness under the revolving and certain ancillary facilities, less cash of the Borrower Group (as defined in the Sunrise Facilities Agreement), exceeds 40% of the aggregate of the relevant revolving facility commitment, then the ratio of senior net debt to annualized EBITDA (each as defined in the Sunrise Facilities Agreement) of the borrower on such day may not exceed 4.75:1. Sunrise’s ability to meet this and other financial covenants may be affected by adverse economic, competitive or regulatory developments and other events beyond its control, and there can be no assurance that these financial covenants will be met.

The foregoing covenants could limit Sunrise’s ability to finance its future operations and capital needs and pursue business opportunities and activities that may be in its interest and non-compliance by Sunrise with any such covenant may constitute an event of default under the respective debt instrument.

Upon the occurrence of an event of default under Sunrise’s debt instruments, subject to applicable cure periods and other limitations on acceleration or enforcement, the relevant creditors could elect to declare all amounts outstanding immediately due and payable and, in the case of indebtedness under credit facilities, cancel the availability of the facilities. In addition, any default under a finance document could lead to an event of default and acceleration under other debt instruments that contain cross- default or cross-acceleration provisions. If Sunrise’s creditors accelerate the payment of all or a significant part of Sunrise’s indebtedness, Sunrise’s assets may not be sufficient to repay accelerated indebtedness in full and satisfy all other liabilities as they become due. If Sunrise is unable to repay those amounts, Sunrise’s creditors could proceed against any collateral granted to them to secure repayment of those amounts.

See “Sunrise Management’s Discussion and Analysis of Sunrise’s Financial Condition and Results of Operations” and note 10 to the unaudited historical interim consolidated financial statements of Sunrise included as Annex G to this proxy statement/prospectus for more information about Sunrise’s indebtedness outstanding as of June 30, 2024.

Sunrise may not freely access the cash of its operating companies.

Sunrise’s operations are conducted through its subsidiaries. Sunrise’s current sources of corporate liquidity include cash and cash equivalents, as well as interest income received on its cash and cash equivalents. From time to time, Sunrise also receives (i) proceeds in the form of distributions or loan repayments from its subsidiaries or affiliates, (ii) proceeds upon the disposition of investments and other assets and (iii) proceeds in connection with the incurrence of debt or the issuance of equity securities. The ability of Sunrise’s operating subsidiaries to pay dividends or to make other payments or distributions to Sunrise depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject and, in some cases, Sunrise’s receipt of such payments or distributions may be limited due to tax considerations or the presence of noncontrolling interests. Most of Sunrise’s operating subsidiaries are subject to credit agreements or indentures that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders, including Sunrise. In addition, because these subsidiaries are separate and distinct legal entities they have no obligation to provide Sunrise funds for payment obligations, whether by dividends, distributions, loans or other payments. If Sunrise’s operating subsidiaries are for any reason unable to pay dividends or make other payments or distributions to Sunrise, this would have a material adverse effect on Sunrise’s liquidity and, as a result, its ability to operate its business and pay dividends to its shareholders.

Certain of Sunrise’s borrowings bear interest at floating rates or are tied to Sunrise meeting certain ESG requirements.

Sunrise is exposed to the risk of fluctuations in interest rates, primarily through its credit facilities, which are indexed to Euro Interbank Offer Rate, Term Secured Overnight Financing Rate, Sterling Overnight Index Average, Swiss Average Rate Overnight or other base rates, and such exposure may increase to the extent that Sunrise incurs additional floating rate indebtedness. Approximately 59% of Sunrise’s indebtedness outstanding as of June 30, 2024 was subject to floating interest rates.

Although Sunrise entered into, and may in the future continue to enter into, hedging arrangements designed to fix interest rates on substantially all of its floating rate indebtedness, there can be no assurance that hedging will continue to be available on commercially reasonable terms or at all. Hedging itself carries certain risks, including the risk associated with default by the counterparty to the hedging transaction and the risk that Sunrise may need to pay a significant amount (including costs) to terminate any hedging arrangements. If interest rates were to rise significantly and Sunrise’s hedging instruments were not for any reason effective at offsetting rate increases, Sunrise’s interest expense would correspondingly increase, thus reducing cash flows that Sunrise has available to use for other purposes, including capital expenditures and dividends, and exacerbating the other risks described herein associated with its high levels of indebtedness.

In addition, the interest rate on certain of Sunrise’s outstanding indebtedness is subject, and the interest rate on any future indebtedness may be subject, to increase if Sunrise fails to publish certain environmental, social and governance (“ESG”) and sustainability reports, or to meet certain ESG targets, and to decrease if Sunrise exceeds certain targets. Sunrise may fail to timely publish ESG reports or meet targets set forth therein for a number of reasons, some of which may be beyond its control. The reasons it might fail to meet ESG targets include, among others, prohibitively high cost of necessary investments, adverse regulatory developments, unavailability of required technologies, resources or supplies or deficiencies in initial target-setting methodology. Even if Sunrise meets ESG targets and does not therefore incur an increase in interest on certain of its indebtedness, for reasons including the foregoing, there can be no assurance that Sunrise would be able to exceed ESG targets and obtain a decrease in its interest rates.

For more information about Sunrise’s indebtedness and interest rate hedging arrangements and ESG-related provisions, see “Sunrise Management’s Discussion and Analysis of Sunrise’s Financial Condition and Results of Operations,” notes 22 and 23 to the audited consolidated financial statements of Sunrise included as Annex F to this proxy statement/prospectus and notes 10 and 11 to the unaudited historical interim consolidated financial statements of Sunrise included as Annex G to this proxy statement/prospectus.

Exchange rate fluctuations could adversely affect Sunrise’s financial results because a substantial portion of its indebtedness is denominated in euros and U.S. dollars, while its cash flows are generated in Swiss francs.

A substantial portion of Sunrise’s indebtedness is denominated in euros and U.S. dollars, even though substantially all of Sunrise’s operating cash flow is generated in Swiss francs, which exposes Sunrise to risks associated with currency exchange rate fluctuations. Such exposure may increase to the extent that Sunrise incurs additional indebtedness denominated in currencies other than the Swiss franc. In order to manage the negative impact of a reduction in the value of the Swiss franc relative to euro and the U.S. dollars on its financial profile, Sunrise has entered into, and may in the future continue to enter into, currency swaps in respect of all such euro-and U.S. dollar-denominated indebtedness. Currency swaps themselves carry certain risks, including default by the counterparty to the swap transaction and the risk that Sunrise may need to pay a significant amount (including costs) to terminate any currency swap arrangements. If Sunrise is not able to enter into currency swap arrangements to the extent necessary and on commercially reasonable terms, Sunrise’s exchange rate risk could be significantly exacerbated. Any appreciation of the Swiss franc against the euro or the U.S. dollar, which has occurred historically, particularly in times of economic uncertainty, and increased volatility in the exchange rates may increase the cost of hedging Sunrise’s exposure to currencies other than the Swiss franc and any currency swap arrangements may not provide sufficient protection against currency risk. For more information about Sunrise’s indebtedness and currency swap arrangements, see “Sunrise Management’s Discussion and Analysis of Sunrise’s Financial Condition and Results of Operations,” notes 22 and 23 to the audited consolidated financial statements of Sunrise included as Annex F to this proxy statement/prospectus and notes 10 and 11 to the unaudited historical interim consolidated financial statements of Sunrise included as Annex G to this proxy statement/prospectus.

A downgrade, suspension or withdrawal of any rating assigned to Sunrise or to its debt securities by a rating agency could cause the cost of Sunrise’s indebtedness to increase.

Actual or anticipated changes in the credit ratings assigned to Sunrise or its debt securities could affect the trading price of Sunrise’s debt and equity securities. Credit ratings may be revised or withdrawn at any time by the issuing organization in its sole discretion and credit rating agencies continually review their ratings for the companies that they follow. The credit rating agencies also evaluate the industries in which companies they follow operate and may change their credit rating for such companies based on industry outlook. Accordingly, if a credit rating agency downgrades its outlook on the Swiss telecommunications industry generally, this may lead to a downgrade of its credit rating of Sunrise or its debt securities. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in the ratings assigned to Sunrise or its debt securities, or any perceived decrease in Sunrise’s creditworthiness could cause the trading price of Sunrise Class A Common Shares to decline significantly.

Risks Relating to Sunrise’s Financial Position

The expenditures required to renew the portion of Sunrise’s spectrum expiring in 2028 are uncertain but may be significant.

Approximately 54% of Sunrise’s spectrum expires in 2028. In its sole discretion, the Swiss Federal Communications Commission (“ComCom”) may either hold a new spectrum auction, a criteria-based allocation or renew the spectrum expiring in 2028 that is currently held by Swiss telecommunications services providers, including Sunrise, at a price determined by ComCom without an auction (direct allocation). In all three scenarios, the cash expenditure required to renew this portion of its spectrum could be significant.

ComCom has communicated that frequency bands will be allocated by means of an auction if the demand for new and existing frequencies exceeds the available frequencies. Sunrise anticipates that in case of a spectrum auction or a criteria-based allocation, Sunrise’s cost to re-secure the spectrum it currently holds might be higher than if ComCom elects to follow a renewal procedure. In addition, regardless of the allocation method selected by ComCom, there is no certainty as to the timing of payments that Sunrise will be required to make to renew its expiring spectrum. ComCom, in its sole discretion, may require Sunrise to pay all fees due from Sunrise at the time of allocation, or it may agree to receive such fees in instalments. See “The Sunrise Business—Spectrum Holding” and “Regulation Applicable to Sunrise’s Business—Mobile Services—Licenses to Use Radio Frequencies” for more information about Sunrise’s existing spectrum and the allocation process, respectively.

A decline in ARPU in Sunrise’s mobile and fixed networks may adversely affect its business, revenues, earnings and cash flows if Sunrise fails to expand its subscriber base to offset ARPU declines.

From time to time, Sunrise has been, and may in the future be, required to lower service prices, increase promotional discounts or bundle additional services (such as roaming) in the base customer subscription fee to maintain its subscriber base and remain competitive as a result of industry competition, the increased prevalence of over-the-top (“OTT”) services, and other factors, some of which may be currently unforeseen and beyond its control. See “—Risks Relating to Industry and Operations—The telecommunications industry is mature, saturated, competitive and subject to price erosion.” Sunrise may also from time to time choose to lower service prices in order to expand its subscriber base and increase its market share. Decreasing ARPUs could have a material adverse impact on Sunrise’s revenues, earnings and cash flow if Sunrise fails for any reason to expand its subscriber base or reduce its costs to offset ARPU declines.

Sunrise is subject to inflation risks, which may adversely affect its results of operations.

Sustained high levels of inflation globally have had and could continue to have an adverse effect on Sunrise’s business, revenues, earnings and cash flows. In particular, Sunrise experienced cost increases associated with high levels of inflation in countries outside of Switzerland where some of its third-party suppliers, including IT and customer service providers, mobile device and CPE manufacturers and others are located. Sunrise may not be able to raise service prices sufficiently or rapidly enough to offset an increase in costs, particularly in light of strong price competition in the telecommunications industry. Therefore, Sunrise’s costs may rise faster than their associated revenue which would adversely affect Sunrise’s profitability.

Sunrise is exposed to the risk of default by the counterparties to its cash, derivative and other financial instruments and undrawn debt facilities.

Sunrise is exposed to the risk that its counterparties will default on their obligations to Sunrise. Sunrise cannot rule out the possibility that one or more of its counterparties could fail or otherwise be unable to meet its obligations to Sunrise. Any such instance of default or failure could have an adverse effect on Sunrises cash flows, results of operations, financial condition and liquidity. In this regard, (i) Sunrise may incur losses to the extent that it is unable to recover debts owed to it, including cash deposited and the value of financial losses, (ii) Sunrise may incur significant costs to recover amounts owed to it and such recovery may take a long period of time or may not be possible at all, (iii) Sunrise’s derivative liabilities may be accelerated by the default of a counterparty, (iv) Sunrise may be exposed to financial risks as a result of the termination of affected derivative contracts, and it may be costly or impossible to replace such contracts or otherwise mitigate such risks, (v) amounts available under committed credit facilities may be reduced and (vi) disruption to the credit markets could adversely impact Sunrise’s ability to access debt financing on favorable terms, or at all.

At June 30, 2024, Sunrise’s exposure to counterparty credit risk included (i) derivative assets with an aggregate fair value of CHF 17.0 million, (ii) trade receivables of CHF 393.4 million and (iii) cash and cash equivalents and restricted cash of CHF 11.0 million. For additional information regarding Sunrise’s debt and derivative instruments, see notes 22 and 23, respectively, to the audited consolidated financial statements of Sunrise included as Annex F to this proxy statement/prospectus and notes 10 and 11, respectively, to its unaudited historical interim consolidated financial statements included as Annex G to this proxy statement/prospectus.

A goodwill impairment loss could have a material adverse effect on Sunrise’s results of operations and financial position.

As of June 30, 2024, Sunrise had approximately CHF 6.0 billion of goodwill on its balance sheet, recorded primarily as a result of the Sunrise-UPC transaction. Sunrise tests the carrying value of goodwill annually in the fourth quarter or more frequently if any indications exist that goodwill may be impaired during the year. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. If Sunrise at any time determines that the carrying value of goodwill exceeds its recoverable amount, it will need to record an impairment loss on its consolidated statement of income or loss, which could have a material adverse effect on Sunrise’s results of operations. See note 3 to the financial statements of Sunrise included as Annex F hereto for more information about Sunrise’s goodwill accounting policy and note 15 thereto for more information about Sunrise’s goodwill.

Sunrise’s pension liability may reduce its cash flows, net assets, distributable reserves and its ability to pay dividends.

Sunrise provides retirement benefits to its employees in accordance with Swiss law by means of a pension plan operated by a pension fund that is a separate legal entity. Such pension plan is deemed to be a defined benefit plan under IFRS. As of June 30, 2024, Sunrise’s pension fund was overfunded and covered approximately 117.4% of Sunrise’s obligations under the pension plan, as determined under the Swiss accounting and actuarial rules applicable to the pension fund. However, there can be no assurance that Sunrise’s pension fund will be overfunded at all times. Should Sunrise’s pension fund at any time have a significant underfunding according to Swiss actuarial rules, which would typically occur if the funding level drops below 90% as determined under such rules, Sunrise would be obliged to make additional contributions into the pension plan in addition to the regular contributions defined in the pension plan regulations. Any such contributions would divert cash from use for other purposes and may adversely affect Sunrise’s ability to execute its business strategy, finance its capital expenditures and operations, distribute dividends, repurchase its shares or service its debt.

Risks Relating to Industry and Operations

The Swiss telecommunications industry is mature, saturated, competitive and subject to price erosion.

The Swiss telecommunications industry is mature and saturated, with substantially all Swiss individuals receiving one or more telecommunications services. Accordingly, Swisscom, Sunrise and Salt, the primary telecommunications service providers in Switzerland, compete with each other to maintain and expand their respective subscriber base. In broadband, TV and fixed-line telephony, Sunrise also competes with certain municipally-owned entities and public utilities, which may be able to compete more effectively on price than Sunrise as they may not require a normal commercial return. Sunrise also competes against services delivered over the internet (“OTT services”), which may make certain telecommunications services less attractive to customers or obsolete.

Although ARPUs for telecommunications services in Switzerland are higher than in the EU-15 countries (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom) on an absolute basis, the cumulative effect of competitive pressures, coupled with limited potential for differentiation of telecommunications services, exerts downward pressure on prices for Swiss telecommunications services, which has resulted in the introduction of lower-priced brands as well as aggressive promotion campaigns. Sunrise, similar to other industry players, has also responded by beginning to diversify its product and service offerings to include value-added services, such as DaaS offerings and a home security product to residential customers, as well as cybersecurity, cloud storage and other services to business customers. These efforts are still in the early stages, however, and there can be no assurance that Sunrise will be successful in developing or commercializing such services or that such services will augment its revenues, earnings or cash flows significantly, in a timely manner or at all.

Sunrise may not be able to effectively respond to competitive pressures and could experience higher customer churn, fail to attract new customers or incur substantial costs and investments just to maintain its subscription base. Continued price erosion could require Sunrise to permanently decrease its service prices or offer aggressive promotional prices. In particular, if Sunrise is unable to manage its costs to support service prices that are as or more attractive to customers than the prices of its competitors while remaining profitable, it could have a material adverse effect on its business, revenues, earnings and cash flows.

Sunrise depends on its agreement with Swiss Towers AG for access to the majority of its mobile antenna sites and passive mobile infrastructure.

Sunrise’s access to approximately 56% of its mobile antenna sites and associated passive infrastructure is based on its long-term service agreement with Swiss Towers AG (“Swiss Towers”) which has an initial term of 20 years and may be extended for two additional terms of 10 years each, at Sunrise’s option. If Swiss Towers terminates the agreement in full in accordance with its terms, or if Sunrise terminates the agreement for good cause, Sunrise is entitled to maintain access to such sites and infrastructure by purchasing passive infrastructure and rights to Swiss Towers’ agreements with site owners from Swiss Towers at a discount to their fair market value (as determined in accordance with the agreement), which will vary depending on the circumstances of the termination. Such a purchase and assignment may entail significant expense and cause disruptions in Sunrise’s network, particularly in the case of any delays in the purchase or assignment process. Fixed and mobile infrastructure must generally be placed in specific geographical areas in order for the network to function effectively and efficiently. Accordingly, if such agreement with Swiss Towers were terminated prior to its scheduled expiration or not renewed upon its scheduled expiration and it were impossible or uneconomical for Sunrise to exercise its purchase and assignment right, or if Swiss Towers were unable to fulfill its obligations to Sunrise under the agreement for any reason, it may be difficult or impossible for Sunrise to find suitable replacements in a timely manner, on acceptable terms or at all, which could materially adversely affect Sunrise’s business, including its ability to operate its mobile network and its revenues, earnings and cash flows. See “The Sunrise Business—Properties—Swiss Towers Master Services Agreement.”

Sunrise does not own all of its network infrastructure and equipment or the land on which it is constructed.

Sunrise relies on network access agreements, leases and other contracts with third parties for access to, and as a supplement to, certain of its fixed and mobile infrastructure. Sunrise supplements its owned fixed hybrid fibre coaxial network (“HFC network”) with network access agreements with Swisscom and municipal utility companies. Sunrise also enhances its mobile network coverage through an antenna-sharing agreement with Salt. All such agreements are referred to herein as “supplemental network agreements.” See “The Sunrise Business—Properties.”

Sunrise’s supplemental network agreements may not be renewed or may be terminated in certain customary circumstances, such as for cause. The counterparties to the supplemental network agreements are Sunrise’s competitors. With the exception of Swisscom’s copper network, to which Swisscom is legally required to provide access at regulated prices, such counterparties are not required to contract with Sunrise on any particular terms or at all and, subject to compliance with applicable competition and other laws, there can be no assurance that they will continue to do so, particularly if doing so becomes competitively disadvantageous for them. Further, any difficulties or delays in interconnecting with other networks and services, or the failure of any operator to provide consistently reliable interconnection or other services to Sunrise, could adversely affect the reliability, coverage and quality of Sunrise’s networks. In case of termination, non-renewal or cessation of services under all or a substantial portion of supplemental network agreements, Sunrise may be required to incur capital expenditures in order to construct its own infrastructure and it may become competitively disadvantaged if its counterparties contract with its competitors but not with Sunrise.

Additionally, some of the equipment used in Sunrise’s fixed and mobile network is installed on private premises. Sunrise’s ability to conduct maintenance and upgrades or construct new equipment on such premises is subject to the property rights of the landowners. Disputes with these private landowners or legal proceedings involving their property may subject such equipment to encumbrances or cause it to be inaccessible, which could adversely affect Sunrise’s ability to operate its fixed and mobile network.

Any of the foregoing could lead to disruptions of Sunrise’s fixed and mobile networks or loss of network coverage, which could lead to a loss of subscribers, damage to Sunrise’s reputation (especially among business customers, who generally have higher service expectations) and otherwise materially adversely affect Sunrise’s business, revenues, earnings and cash flows. Disputes with counterparties to the foregoing contracts have also arisen in the past, and may in the future arise, and a failure of such disputes to be resolved without disruption to ongoing services may have similar consequences.

The telecommunications industry is significantly affected by rapid technological changes, and Sunrise may not be able to effectively anticipate or react to these changes.

The telecommunications industry has historically been, and continues to be, significantly affected by rapid technological changes in a variety of ways. Among other impacts, these changes may:

•	enable improved telecommunications products and services, as in the case of FTTH broadband connectivity that is becoming increasingly attractive to customers because it offers higher download speeds;

•

make certain telecommunications services less attractive to customers or even obsolete, as in the case of OTT services which continue to erode traditional TV, SMS and voice connectivity and embedded subscriber identity module technology that is eroding mobile roaming revenues; or

•

enable improved quality and efficiency of certain operational or customer-facing processes, as in the case of artificial intelligence (“AI”) technologies used to optimize network operations or to automate and improve customer service.

Sunrise’s revenues, earnings, cash flows and profitability depend on its ability to timely adopt and successfully integrate new technologies to expand or improve its existing product and service offerings, proactively identify new revenue streams and improve cost efficiencies in its operations, all while meeting evolving customer expectations and regulatory requirements. It may also not receive the necessary licenses or meet the regulatory requirements to provide services based on new technologies and be negatively impacted by unfavorable regulation regarding the usage of any new technologies. If customers begin demanding new features or technologies adopted by one or more of Sunrise’s competitors, particularly if these competitors choose to emphasize the features or technology in their marketing, but Sunrise is unable to offer such features or technologies, Sunrise’s revenues, earnings and cash flows may be adversely affected unless and until it is able to offer such features or technologies.

Certain of Sunrise’s existing competitors or potential new entrants may have advantages over Sunrise in adopting certain new technologies. For example, Swisscom, due to its market position and financial capabilities, has the ability to create new market standards on a large scale in Switzerland by quickly introducing new advanced technologies. In addition, certain of Sunrise’s technology systems, like the systems of its current major competitors, are older, legacy systems that are less flexible, secure or efficient, and they may be difficult, expensive or impossible to integrate with new technologies. Sunrise may accordingly be disadvantaged in the implementation of new technology relative to new entrants or other competitors that have fewer or no legacy systems. Sunrise has experienced challenges with integrating new technology systems in the past, including in connection with the Sunrise-UPC transaction, and it is possible that it may experience such challenges in the future.

Sunrise’s failure to innovate, maintain technological advantages or respond effectively and timely to changes in technology could have a material adverse effect on its business, revenues, earnings and cash flows.

Any new technologies that Sunrise develops or adopts may not yield a positive return and may have unanticipated adverse consequences.

At the time Sunrise selects and advances one technology over another, it may not be possible to accurately predict which technology may prove to be the most economical, efficient or capable of retaining and attracting customers or stimulating subscription for and use of Sunrise’s products and services. Sunrise may therefore develop or implement a technology that does not meet customer expectations or achieve commercial success despite significant investment by Sunrise. For example, there can be no assurance that Sunrise’s planned investments in 5G SA active mobile infrastructure would be offset by revenues generated by services it can provide using such infrastructure.

New technologies developed or adopted by Sunrise may also be incompatible with other newly developed technologies or may lead to unintended consequences, controversies or regulatory scrutiny, which could adversely affect Sunrise’s reputation, brand equity, business and customers. For example, AI technology is in its early stages of commercial use and presents a number of risks, including risks related to lack of accountability and explainability, reliance on large volumes of data, cybersecurity, data practices and intellectual property. AI algorithms are based on machine learning and predictive analytics that may lead to unintended consequences, including generating “hallucinatory” content that is inaccurate, misleading or otherwise flawed, or resulting in outcomes that are biased or discriminatory. Using AI successfully, ethically and as intended will require significant resources, including the technical expertise required to develop, test and maintain AI-based services, as well as establishing and maintaining a robust AI governance framework. Further, an increasing number of countries are adopting content moderation and AI-specific regulations, including in particular in the European Union. Switzerland has announced that it will present a roadmap for AI regulation by the end of the year 2024.

Sunrise’s brands are subject to reputational risks and impairment.

Sunrise’s owned and licensed brands are valuable assets. A failure by Sunrise to, among other things, maintain its premium Sunrise brand image, product and service quality, the reliability of its networks, customer service quality or compliance with applicable regulations and stakeholder expectations about Sunrise’s ESG activities could damage the value of its brands.

In addition, Sunrise’s brands may be harmed by events or parties outside of its control, such as cyberattacks or improper conduct by third parties who interface with Sunrise’s customers, such as contracted customer service providers. This risk is particularly increased due to Sunrise’s reliance on sponsorships and endorsements to promote its premium brand image. It is possible that Sunrise’s brand reputation may be damaged by the conduct of those sponsors. Furthermore, some of Sunrise’s brands, such as Lebara, are trademarks that Sunrise licenses from third parties. Because Sunrise does not control the trademarks licensed to it, the reputation of such brands could be damaged by changes made by the licensors to such brands or their business models, as well as other factors outside of Sunrise’s control, which could in turn adversely affect Sunrise’s reputation, sales and results of operations.

A failure to protect Sunrise’s image, reputation and the brands under which Sunrise markets its products and services may have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

Sunrise’s network infrastructure and IT systems are vulnerable to damage and disruptions.

Sunrise’s data centers and technical sites, which houses many of its critical systems, owned and accessed third-party network infrastructure, as well as its data hosting and processing facilities and hardware supporting certain sophisticated IT systems, are vulnerable to damage and disruptions from numerous events beyond Sunrise’s control, including fire, flood, extreme temperatures, windstorms and other natural disasters, power outages, terrorist acts, lack of electric supply, equipment and system failures, hardware and software failures, security vulnerabilities, human errors and third-party criminal acts, including theft, cyberattacks and other breaches of network and IT security. While Sunrise’s data centers and technical sites are generally distributed across Switzerland, two key data hosting facilities are located within approximately 15 kilometers of each other, and some are located in areas that are vulnerable to certain natural disasters. While Sunrise has implemented disaster recovery and business continuity plans designed to prevent, detect and mitigate such disruptions or damages, these plans, or any similar plans implemented by owners of networks that Sunrise has contracted to access, may not be sufficient to protect against disruption if any of the above-mentioned events occur and there can be no assurance that Sunrise will be able to recover all data in the event of a catastrophe. In addition, changes in temperature, precipitation patterns and other factors associated with climate change may exacerbate the frequency and severity of the above-described natural events. The occurrence of network or IT system failures and business interruptions could harm Sunrise’s reputation and brand equity, limit Sunrise’s ability to maintain and expand its subscriber base, cause Sunrise to incur significant expenditures, result in regulatory sanctions or otherwise have a material adverse effect on Sunrise’s business, operations, revenues, earnings and cash flow.

Sunrise’s business may be adversely affected by opposition to construction or installation of passive and active mobile infrastructure.

The Swiss telecommunications industry has experienced opposition to construction or installation of passive and active mobile infrastructure, especially 5G infrastructure, including as a result of alleged health risks, security and environmental concerns. As a result of such opposition, Swiss telecommunications service providers, including Sunrise, have faced, and may continue to face, disputes and negotiations in connection with the construction of or upgrades to individual mobile antennas. Individuals and activist groups have protested and filed legal actions against or related to building permits required to construct or upgrade such antennas. Sunrise has been, and may in the future continue to be, from time to time, party to such proceedings. For example, Sunrise is subject to legal proceedings which challenge the legality of its reliance on a simplified antenna permitting procedure described in “Regulation Applicable to Sunrise’s Business—Network Infrastructure—Telecommunications Installations” when upgrading certain of its mobile antennas to “adaptive” 5G technology, which facilitates faster data transfer speeds. Following a recent adverse decision in a similar proceeding against Swisscom, all Swiss telecommunications companies, including Sunrise, are no longer able to follow simplified procedures for upgrades of their mobile antennas to adaptive 5G, resulting in more time and resources required to obtain permits and potentially increased risk that permits are not approved. For adaptive 5G antennas which had been previously permitted pursuant to a simplified procedure, all telecommunications companies, including Sunrise, are also required to resubmit permit applications pursuant to fulsome permitting procedures within a time period to be prescribed by the relevant local authority and it is possible that some or all such re-submitted applications may be denied. To date, certain cantons set deadlines for re-submission of six or 12 months. There is also uncertainty as to whether, in light of this decision, Swiss telecommunications service providers including Sunrise may be required to temporarily deactivate certain mobile antenna features that were installed pursuant to a simplified procedure until a fulsome procedure is complete, which may temporarily reduce mobile network coverage and quality. Telecommunications network infrastructure sites are also subject to the risk of protests, vandalism and other forms of sabotage or activism, which have occurred on Sunrise’s sites in the past and may occur in the future.

Any of the foregoing could require Sunrise to incur substantial capital expenditures, delay the construction or upgrades of its networks (including the rollout of 5G and 5G SA active mobile infrastructure), result in adverse regulatory developments caused by pressure from political parties or activist groups and otherwise have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

Risks Relating to Customer Base and Contracts

If Sunrise is unable to successfully manage its customer churn, its revenues and cash flows may be reduced.

Sunrise’s ability to attract and retain customers depends on many factors, including, among others, its ability to offer competitive product and service offerings at competitive prices, provide customers access to the latest mobile devices and other technologies, convince customers to switch from competing operators or stay with Sunrise despite competing offers, maintain or improve its brand equity and customer service, maintain or improve the reliability, coverage and functionality of its fixed and mobile networks and IT systems, increase converged subscriptions and develop, maintain or improve its published customer satisfaction ratings and successfully market a portfolio of value-added products and services. The various measures Sunrise has taken or may in the future take to reduce churn, including customer loyalty programs, value-add services, brand investments and customer experience improvement initiatives, may require substantial investment but may not reduce the rate of customer churn. Sunrise’s ability to retain subscribers is especially limited in the case of subscriptions which are prepaid or cancellable at any time by the subscriber. As of June 30, 2024, approximately 67% of Sunrise’s subscribers were not subject to active fixed-term contracts or device plans with Sunrise, allowing them to terminate their services at their option at any time without contractual penalties.

If Sunrise is unable to manage customer churn, its subscriber base will decrease, which would decrease its revenues and cash flows unless Sunrise is able to offset a decrease in its subscriber base with an increase in ARPUs, which could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

The legal relationships between Sunrise and its customers are generally based on standard contracts and forms; any errors in the documentation could therefore affect a large number of customer relationships.

Sunrise maintains contractual relationships with its customers. The administration of these relationships requires the use of general terms and conditions as well as various standard contracts and forms with a large number of individual customers. As a result, ambiguities or errors in the formulation or application thereof present a significant risk due to the large number of such documents that are executed. In light of legislative actions and judicial decisions that continue to develop, it is possible that not all of Sunrise’s general terms and conditions and standard contracts and forms will comply at all times with applicable legislation in Switzerland or be enforceable if legally challenged. For example, certain of Sunrise’s contracts provide for inflation linked mid-term service price increases. Certain Swiss consumer protection organizations have publicly opposed such clauses. On June 17, 2024, Stiftung für Konsumentenschutz, a Swiss consumer protection agency, commenced legal proceedings against Sunrise alleging that inflation-linked mid-term service price increase clauses in its consumer contracts are unenforceable. Although Sunrise has not to date implemented any price increases pursuant to such clauses, if such clauses are held to be unenforceable, it would limit Sunrise’s future ability to offset the impact of inflation on its operating costs with subscription revenues. Should problems of application or errors occur, or should individual provisions or entire contracts or agreements become or be held invalid, numerous customer relationships could be affected as a result of Sunrise’s use of standard contracts and forms, leading to significant adverse consequences. Any such problems could have a material adverse effect on Sunrise’s reputation, business, revenues, earnings and cash flows.

If Sunrise fails to maintain or improve its customer service channels, Sunrise’s ability to maintain and grow its subscriber base could be materially adversely affected.

Sunrise’s customer services interactions occur primarily through its call centers, digital touchpoints and retail locations. If Sunrise fails to maintain a consistently high level of customer service, or a market perception develops that it does not maintain high-quality customer service, this could adversely affect its ability to maintain and increase its subscriber base or increase the cost of doing so, any of which could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows. Sunrise could be unable to maintain consistently high quality customer service for a number of reasons, some of which are beyond its control, including, among others: increases in the volume of customer interactions resulting from, for example, new offerings or initiatives; inability to attract, train and retain qualified customer service employees; failures in IT systems; failure of customer service innovations, such as chatbots and digital self-service portals, to operate as expected or be accepted by Sunrise’s customers; and cyberattacks, natural disasters, public health crises and other events causing business disruptions.

Failure to perform on major or high-value contracts could adversely affect Sunrise.

Sunrise has several major, complex and high-value government, national and multinational customer contracts, as well as long-term contracts for the provision of wholesale connectivity, international roaming services and MVNO services. Such contracts generally include minimum service quality and reliability commitments which Sunrise may be unable to meet due to a number of factors, including the ones described elsewhere herein, some of which may be beyond its control. Sunrise’s failure to meet its contractual commitments or otherwise meet the needs and expectations of such customers could lead to a termination or reduction in scope of such contracts, which would adversely affect Sunrise’s revenues, earnings and cash flows and could damage its reputation and brand equity. The revenue arising from, and the profitability of, these contracts is subject to a number of factors, including, among others: variation in cost, achievement of cost reductions anticipated in the contract pricing, delays in the achievement of agreed milestones owing to factors some of which may be outside Sunrise’s control, changes in customers’ needs, customers’ budgets, strategies or businesses, penalties for failing to perform against agreed service levels and the performance of Sunrise’s suppliers. Any of these factors could make a contract less profitable or even loss-making. Failure by Sunrise to manage and meet its commitments under these contracts or failure by customers to renew such contracts, as well as changes in customers’ requirements, their budgets, strategies or businesses, may lead to a reduction in Sunrise’s expected future revenues, earnings and cash flows under such contracts, which could have an adverse effect on its business and aggregate revenues, earnings and cash flows.

Risks Relating to Partners, Employees and Other Third Parties

Sunrise relies on third-party suppliers for certain of its products and services and outsources certain of its operations.

Sunrise relies on third-party vendors for equipment, services, TV content and software that Sunrise uses in order to provide services to its customers, as well as for certain of its operations, including the maintenance of its networks, logistics, IT operations, development and testing services and significant parts of its call centers. Sunrise has experienced, and may in the future experience, interruptions in the supply of products and services from third parties for a number of reasons many of which are beyond its control, including various operational risks applicable to its suppliers, including labor shortages, global conditions, natural disasters, security vulnerabilities, human errors and third-party criminal acts. For example, Sunrise’s supply of mobile devices was adversely impacted by the worldwide chip shortage in 2020 and 2021 and Sunrise also experienced supply delays associated with global supply chain disruptions driven by geopolitical challenges and the COVID-19 pandemic. Sunrise has also experienced decreases in sales volume and reductions in service quality due to shortages of skilled personnel experienced by its customer service and sales outsourcing partners.

Certain of Sunrise’s agreements with suppliers may be short-term and terminable upon relatively short notice or for good cause under Swiss legal principles governing indefinite and long-term contracts (for example, if continuation of the agreement is, in good faith, unacceptable to the terminating party for any reason). The renewal of such agreements at expiry may require the renegotiation of certain terms thereof, and the outcome of renegotiations may be unfavorable to Sunrise. Some of Sunrise’s supply agreements require Sunrise to purchase minimum quantities of products, which may require Sunrise to purchase product inventory which it may not be able to resell within a reasonable time or at all. Last, pursuant to limitations in certain of its contracts, Sunrise may not recover all direct and indirect damages, including lost revenue and lost profit, that it may experience if its suppliers do not perform their contracts in a satisfactory manner or at all.

If for any reason Sunrise is unable to source sufficient amounts of required equipment, services, TV content and software from its suppliers on acceptable terms or at all, Sunrise may be unable to provide products and services to its customers and fulfill its contractual commitments to them, which could reduce customer satisfaction levels; lead to network disruptions; lead to a loss of subscribers; damage its reputation; be subject to penalties, disputes and litigation; and otherwise have an adverse effect on its business, revenues, earnings and cash flows.

If Sunrise fails to maintain or expand its distribution channels, Sunrise’s ability to maintain and grow its subscription base could be materially adversely affected.

Sunrise relies on its website, mobile applications, call centers, sales representatives, retail locations and third-party distributors and partners to generate sales and sales leads. Sunrise’s website, mobile applications, call centers and other digital sales channels, as well as IT systems supporting non-digital sales channels, are vulnerable to outages and other disruptions. Sunrise may not be able to secure new or renew existing retail location lease contracts on favorable terms or at all, and it may be unable to recoup costs of opening new locations if they do not generate sufficient revenue for any reason. Sunrise’s third-party distributors may generally terminate their contracts with Sunrise at any time upon three to six months’ notice or become unable to perform their obligations due to insolvency, financial distress or as a result of a merger or change in ownership. Such distributors may also have relationships with Sunrise’s competitors and may choose to promote competitors’ services more actively, particularly if Sunrise’s competitors are able to offer them better incentives than Sunrise. Competitors may be able to secure larger third-party distribution networks than Sunrise or vertically integrate with Sunrise’s distributors, enabling them to generate more sales than Sunrise. If Sunrise fails to maintain and expand its distribution channels, this could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

Sunrise may not be able to renew its existing collective employment contract on reasonable terms or at all and it may otherwise from time to time be subject to employment litigation.

As of June 30, 2024, 63% of Sunrise’s workforce in Switzerland was covered by a collective employment contract with Syndicom, the Swiss trade union, which came into force on January 1, 2022 and expires on December 31, 2024. The collective employment contract will be extended automatically to December 31, 2025. If a renegotiation is triggered, Sunrise may not be able to renew its collective employment contract on reasonable terms or at all. Negotiations could result in higher personnel or other costs, as well as increased operational restrictions. A failure to reach an agreement on certain key issues could result in strikes, lockouts or other work stoppages, which could further increase Sunrise’s labor costs and operating restrictions, which could in turn adversely affect Sunrise’s business, revenues, earnings and cash flows.

Sunrise has conducted and may in the future conduct reductions in workforce. If Sunrise fails to adhere to the requirements articulated by Swiss employee protection laws, especially in connection with workforce reductions, it could face legal actions brought by affected current or former employees, and Sunrise may incur losses and experience damage to its reputation (especially as an employer), any of which could adversely affect Sunrise’s business, revenues, earnings and cash flows.

If Huawei is ever prohibited from operating in Switzerland, or Huawei’s equipment is prohibited from being used in Switzerland, Sunrise would be required to incur substantial additional expenses.

Most of Sunrise’s existing active mobile infrastructure has been sourced and installed by Huawei and Sunrise plans to rely on Huawei for equipment procurement and installation in the future. In addition, Huawei operates and maintains Sunrise’s mobile network and a part of its fixed network. In December 2023, the Swiss Federal Department of Environment, Transport, Energy and Communications was tasked with presenting a draft revision of the Telecommunications Act (Fernmeldegesetz of 1997, as amended) (the “Telecommunications Act”) that would implement measures to reduce geopolitical risks associated with the development of 5G infrastructure and otherwise strengthen the security of telecommunications and digital infrastructure, including by prohibiting high-risk vendors from providing equipment or network services to Swiss telecommunications providers. Such a revision, if implemented, could entitle the regulator to require Sunrise to cease contracting with those deemed to be high-risk vendors.

If Huawei is determined to be a high-risk vendor, Sunrise may be required to remove and replace all or part of the Huawei equipment that is currently in use in its mobile network, which would require significant capital expenditures and time to complete and may result in mobile network disruptions (which could be prolonged) or a reduction in mobile network quality or coverage. In addition, Sunrise may be required to contract with one or more vendors instead of Huawei to maintain and operate its mobile and part of its fixed network, which is likely to result in an increase in the price for such services and may result in a reduction in service quality. Any of the foregoing could cause Sunrise to lose subscribers, damage its reputation, adversely affect its ability to maintain, operate and expand its mobile network and otherwise materially adversely affect Sunrise’s business, revenues, earnings and cash flows.

In addition, even if Huawei is not banned in Switzerland, the continued use of Huawei equipment and technology within Sunrise’s network could have a negative impact on Sunrise’s reputation if customers perceive Huawei equipment to be less secure than the equipment sourced from other providers or otherwise come to view businesses that partner with Huawei unfavorably, particularly if Sunrise’s competitors choose to emphasize this in their marketing communications.

Sunrise is subject to the risk of fraudulent or otherwise improper behavior by its customers, distribution partners, suppliers, employees and others, which Sunrise’s risk management and internal controls may not prevent or detect.

Sunrise is subject to the risk of fraudulent or improper behavior by its customers, distribution partners, suppliers, employees and others with whom Sunrise deals, as well as parties unrelated to Sunrise. Sunrise’s processes and internal controls may be insufficient to effectively prevent or detect inadequate practices, fraud and violations of law or Sunrise’s policies by its subsidiaries, intermediaries, employees, outsourced staff, directors and officers. Sunrise may be exposed to the risk that such persons receive or grant inappropriate benefits or generally use corrupt, fraudulent or other unfair business practices. In addition, employees could use Sunrise’s information, confidential customer information or other confidential information provided by third parties to Sunrise for personal or other improper purposes, as well as misrepresent or conceal improper activities from Sunrise. Sunrise has from time to time experienced, and may in the future experience, employee fraud, such as cash and inventory theft and sales commission fraud, as well as employee errors and other actions that could subject it to financial claims for negligence or otherwise as well as regulatory actions.

Fraudulent or improper behavior could result in loss of business or revenue, increased costs, harm to Sunrise’s reputation and brand equity, as well as litigation and financial losses resulting from the need to reimburse customers or business partners or fines or other regulatory sanctions. Any of the foregoing could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

Risks Relating to Regulation and Tax

Sunrise is subject to extensive regulation and has been, and may in the future be, adversely affected by changes in laws, regulations or policy.

Sunrise operates in an extensively regulated industry with a limited number of competitors. Should regulatory authorities find that Sunrise is “dominant” in any market in which it operates or that it has engaged in anti-competitive practices, it may be subject to increased regulation (including regulation of its service prices), as well as changes in its business practices prompted by regulators or activists. For example, Sunrise has been fined by the Swiss Federal Competition Commission (the “Competition Commission”) for failure to give Swisscom access to its broadcasts of Swiss National League ice hockey games and was compelled to provide such access to Swisscom. Telecommunications regulations in Switzerland are evolving. Potential changes in laws and regulations include but are not limited to further liberalization of the access regime; the abolition of international roaming tariffs; and the introduction of levies on internet access subscriptions in order to compensate rights holders for copying and transmitting of protected works. To date, Swiss telecommunications regulators have generally refrained from regulating the industry as heavily as it is regulated in the European Union, including with respect to customer pricing and wholesale access to fibre networks. Should this regulatory approach change, Swiss telecommunications companies, including Sunrise, may be subject to lower revenues and margins, higher compliance costs and restrictions on certain operations and business practices. If the Swiss authorities regulate wholesale access to fixed fibre networks and require owners of such networks to provide wholesale access to all telecommunications companies at regulated prices, this could reduce any competitive advantage that Sunrise may have by virtue of its contractual wholesale access relationships.

Sunrise is also subject to a variety of other laws and regulations, including those related to the environment, health and safety. Sunrise is currently conducting and may in the future have to conduct, or be the subject of, investigations related to contamination at its infrastructure sites. Batteries and diesel generators at certain of its antenna sites may cause spills resulting in contamination of the environment. Sunrise has also experienced and may in the future experience accidents or incidents affecting the health, safety and well-being of its employees and third parties, particularly at certain of its infrastructure sites.

Failure to comply with any regulation may result in investigations, enforcement actions, fines and other penalties, restrictions on operations and business practices, reputational damage, loss of subscribers, litigation and other adverse impacts on Sunrise’s business, revenues, earnings and cash flows. Changes in laws, regulations or governmental policy or the interpretation or application of laws or regulations affecting Sunrise’s activities and those of its competitors could significantly increase Sunrise’s regulatory compliance costs, restrict Sunrise’s operations, cause it to incur significant expenses or consume significant time and resources.

Sunrise requires spectrum allocations as well as other licenses and permits, to deliver services to its subscribers.

Sunrise requires spectrum allocations, microwave, network and broadcasting licenses and building permits and other licenses to operate its business. Sunrise’s spectrum allocations in particular are required to enable Sunrise to deliver mobile services. Spectrum allocations are issued for a limited time and new allocations must be obtained upon expiration or to support additional traffic on the network or deploy new mobile network technologies. There can be no assurance that Sunrise will be able to obtain such allocations on the same terms, for the same type and amount of spectrum, or at all. To the extent that Sunrise is for any reason unable to renew a substantial portion of its spectrum allocations upon expiry or otherwise, it will be able to continue operating its mobile network, but the service quality will decline, with users experiencing lower voice connection quality, dropped calls, slower mobile data speeds, reduced geographic network coverage or other adverse impacts on connectivity, which could cause Sunrise to lose existing subscribers or limit its ability to attract new ones. While Sunrise is unable to reliably estimate the impact of such a service quality decline on its subscriber base, revenues, earnings and cash flows, such impact could be material. Obtaining spectrum allocations upon expiry thereof or if new allocations are required also requires significant expense. See “—Risks Relating to Sunrise’s Financial Position—The expenditures required to renew the portion of Sunrise’s spectrum expiring in 2028 are uncertain but may be significant.” Sunrise’s spectrum allocations could also be revoked by the relevant regulatory authority, without reimbursement of the license fees paid by Sunrise, if Sunrise experiences, among other things, changes in factual or legal circumstances. See “Regulation Applicable to Sunrise’s Business—Mobile Services—Licenses to Use Radio Frequencies” for more information.

In addition, Sunrise’s mobile network is supported by a significant number of antenna sites, which must generally be located in specific geographical areas in order to ensure appropriate mobile network coverage. Sunrise and network operators whose antenna sites Sunrise accesses require various building and other permits to construct and upgrade equipment at such sites. Delays in or failure to secure such permits could lead to delays in construction and activation of antenna sites.

If Sunrise is unable to maintain, renew existing or secure new licenses, permits and other authorizations necessary to operate its business now or in the future, it may have to cease certain of its operations or services and may be unable to maintain its existing subscribers or attract new ones, any of which could have a material adverse effect on its business, revenues, earnings and cash flows.

Sunrise may be subject to financial risks related to tax compliance.

Sunrise and its affiliates are subject to corporate income taxes, dividend withholding taxes as well as non-income-based taxes, such as stamp duties and value-added tax in Switzerland, the Netherlands (due to the jurisdiction of incorporation of Sunrise’s financing holding company), Portugal (due to certain customer service activities conducted by Portugal-based personnel) and certain other jurisdictions (due to certain international services and other activities). Tax regulations are complex and evolving, and significant judgment, for example with respect to transfer pricing, is required to determine Sunrise’s tax liabilities. Sunrise is currently subject to a tax audit for fiscal years 2019 to 2021, which includes the fiscal period during which Sunrise undertook the Sunrise-UPC transaction. Sunrise recorded an income tax expense of CHF 37.7 million in connection with this tax audit in its interim financial statements for the six months ended June 30, 2024 and 2023 which are included elsewhere in this proxy statement/prospectus. Any changes in the assumptions underlying the expense or the final resolution with the tax authorities, once available, could result in adjustments to the recognized tax provisions in future periods. Sunrise may be subject to tax audits in the future. In connection with the current and any future tax audits, tax authorities may challenge and disagree with Sunrise’s judgments with respect to transfer pricing or otherwise and assess additional taxes and related penalties against Sunrise in amounts which may be material, as well as require Sunrise to make different judgments in the future. Sunrise may be required to engage in litigation to challenge any such assessments, which may be costly and distracting to management even if its outcome is favorable. Any of the foregoing could have a material adverse effect on Sunrise’s business, earnings and cash flows.

Risks Relating to Intellectual Property and Cybersecurity

Sunrise may be subject to intellectual property infringement claims by others and may be unable to adequately protect its own intellectual property rights.

Sunrise uses technologies that are or may be protected by third parties’ rights, including in its CPE, network infrastructure, mobile devices sold to customers and its IT systems, and third parties may allege that Sunrise has infringed their intellectual property rights with respect to such technologies, which may result in litigation. Sunrise’s own proprietary intellectual property consists primarily of its trademarks and copyrighted software. Sunrise has in the past commenced, and may in the future be required to commence, trademark infringement proceedings against third parties to enforce and protect its trademarks, and it may in the future be required to commence proceedings to protect its copyrighted software. Any intellectual property litigation or proceeding could be costly and divert management resources from the business, regardless of outcome. Unfavorable decision could result in the loss of Sunrise’s proprietary rights, which may require Sunrise to pay additional licensing and royalty fees which may be significant, particularly if the infringement affects products or services deployed among a large portion of its customers.

In addition, Sunrise incorporates open source software in its software and systems and expects to continue to do so in the future. Open-source software is generally freely accessible, usable and modifiable. Pursuant to open source licenses, Sunrise may be required to offer its proprietary software that incorporates the open source software for no cost, release source code for modifications or derivative works it created or license such modifications or derivative works under the terms of the open source license. If an author or other third party that distributes open source software that Sunrise uses were to allege that Sunrise had not complied with open source software licenses, Sunrise could incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from offering the components of its software that contains the open source software and being required to comply with the conditions of the license, which could disrupt its ability to offer the affected software and require it to devote additional resources to change its products. Sunrise could also be subject to proceedings by parties claiming ownership of what Sunrise believes to be open source software, which may be costly to defend. Additionally, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide updates, warranties, support, indemnities, assurances of title or controls on origin of the software, and are provided on an “as-is” basis. Likewise, some open source projects, which are also provided on an “as-is” basis, have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “as-is” basis.

Sunrise’s and third-party IT systems are vulnerable to security breaches and cyberattacks.

Sunrise’s success depends, in part, on the continued and uninterrupted performance of its IT and network systems, including its fixed and mobile network components, internet sites, data hosting and processing facilities and other hardware, software and technical applications and platforms, as well as Sunrise’s customer service centers. Some of these systems and facilities are managed, hosted, provided or used by third-party providers or their vendors. Sunrise’s and its third-party providers’ systems and equipment, and CPE that Sunrise provides to its customers, are subject to disruptions, security breaches, cyberattacks, malicious human acts, human errors and security flaws. Sunrise has from time to time been the target of security breach attempts and expects to be subject to similar attacks in the future. Security breaches or cyberattacks from any source could cause significant disruptions to Sunrise’s or its third-party providers’ operations, require Sunrise to incur significant costs and materially adversely affect Sunrise’s business, revenues, earnings and cash flows.

Sunrise and its third-party service providers may not be able to anticipate, detect or respond in an adequate and timely manner to attempts to obtain unauthorized access to, disable or degrade Sunrise’s or its third-party service providers’ systems. In some cases, anticipation, detection and response efforts may depend on third parties who may not deliver products or services to Sunrise that meet the required contractual standards due to error, defect, delay, outage or for another reason beyond Sunrise’s control. In addition, cyberattack techniques are becoming increasingly complex, sophisticated and difficult to promptly detect. Employees working from home as a response to public health emergencies, epidemics, pandemics or other factors and longer-term shifts towards remote or hybrid work may increase cybersecurity risks. The risk of cyberattack may also be heightened in the context of ongoing conflicts and in response to sanctions imposed, such as increased cyberattacks associated with the Russia-Ukraine conflict. Given its critical status, telecommunication infrastructure, including the infrastructure operated by Sunrise or its third-party providers, is at heightened risk of physical or cyberattacks by nation states, terrorist or other groups. The changing cybersecurity landscape could require Sunrise to devote significant resources to prevent, detect and mitigate the impact of cybersecurity breaches.

Sunrise’s cyber liability insurance, which provides third-party liability and first-party liability insurance coverage, may not be sufficient to protect against all of Sunrise’s businesses’ losses from any future disruptions or breaches or other events as described above. Costs for insurance may also increase as a result of increased threats, and certain insurance coverage may become more difficult or impossible to obtain.

Sensitive personal data could be subject to misappropriation, misuse, leakage, falsification or accidental release or loss of information, and Sunrise may fail to comply with data protection legislation or appropriate practices.

Through Sunrise’s operations, sales and marketing activities, Sunrise and its third-party providers collect and store a large amount of personal information related to Sunrise’s customers. This may include phone numbers, e-mail addresses, ID card numbers, contact preferences, personal information stored on electronic devices and payment information, including credit and debit card data. Sunrise also gathers and retains information about its employees in the normal course of business. In many cases, Sunrise may share this personal information with third-party service providers that assist with certain aspects of Sunrise’s business.

The confidentiality or integrity of the data held by Sunrise or its third-party providers could be compromised by, among other things, unauthorized access, misappropriation, misuse, leakage, falsification or accidental release or loss. Sunrise has experienced data breach incidents in the past and may experience them in the future. A compromise of the confidentiality or integrity of Sunrise’s data could lead to regulatory fines and other sanctions, litigation, significant costs required to remedy breaches, damage to Sunrise’s reputation and brand equity, disruptions in Sunrise’s operations and otherwise have a material adverse effect on its business, revenues, earnings and cash flows.

Sunrise is subject to laws regarding the protection, privacy and security of personal information, such as the Swiss Federal Act on Data Protection (Bundesgesetz über den Datenschutz of 2020, as amended) (the “Federal Data Protection Act”) and Regulation (EU) 2016/679 (General Data Protection Regulation, or “GDPR”), and expects the regulatory landscape to continue to evolve. Data protection laws may impose restrictions on data practices which may necessitate changes to Sunrise’s operations, impact operational efficiency, prevent the application of certain marketing and sales initiatives and result in increased regulatory and compliance costs. Also, compliance with data privacy laws has become more complex and compliance costs have increased significantly and may continue to do so. Sunrise may not be fully compliant with the Federal Data Protection Act or other applicable data protection legislation at all times. Failure to comply with data protection laws or laws related to use of personal data in marketing (such as laws concerning use of cookies and similar techniques) could subject Sunrise to potentially significant liability, including litigation, investigation, regulatory actions or other actions by local, cantonal or federal authorities, and may result in, among other consequences, penalties and fines (which may not be covered by Sunrise’s insurance policies or contractual protections and which may be significant, particularly if imposed under the GDPR), required remedial actions, as well as reputational harm, negative publicity and increased customer churn, any of which could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

In addition, there is increasing public awareness of privacy and data security issues. Practices that may be perceived to be inappropriate or overly intrusive by consumers (for example, personalized advertising and use of consumer data in training AI models), as well as any failure by Sunrise to keep up with consumer preferences towards the use of their personal data, may result in as reputational harm, negative publicity and increased customer churn, any of which could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

Generally Applicable Risk Factors

Unfavorable conditions in and outside Switzerland may materially adversely impact Sunrise’s business, revenues, earnings and cash flows.

Although Sunrise has historically benefitted from the Swiss macroeconomic environment, there can be no assurance that, among other things, Swiss inflation, interest rates and corporate taxes will remain low or lower than the EU-15, that its GDP per capita will remain high or higher than that of the EU-15 or that Swiss currency will remain stable. Unfavorable economic conditions in Switzerland, which is the only country in which Sunrise provides its products and services, may impact the size of Sunrise’s subscriber base or the prices Sunrise is able to charge for its products and services, as subscribers may be more likely to, among other things, downgrade or disconnect their services, place fewer international calls or adopt new value-added services at a slower rate than expected or not at all, or to increase Sunrise’s bad debt expense. Macroeconomic and other conditions impacting travel to or from Switzerland could negatively impact revenue from roaming fees.

Adverse public health, geopolitical and climate conditions could have a material adverse impact on Sunrise’s business, revenues, earnings and cash flows.

Sunrise may be adversely impacted by public health emergencies, epidemics and pandemics and government responses thereto. For example, the COVID-19 pandemic required Sunrise to implement a remote work policy, implement additional public health protocols in the context of maintaining and operating its networks and close certain of its retail stores, resulting in business disruptions. It also adversely affected the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The impact of any such future event or condition may be different and cannot be predicted.

In addition, political unrest and geopolitical conflicts (such as the Russia-Ukraine conflict and conflicts in the Middle East) have disrupted and may further disrupt global supply chains and heighten volatility of global financial markets, as well as increase the incidence of cyberattacks against critical infrastructure, including Sunrise’s networks. While Sunrise does not have direct operations in conflict areas, Sunrise has one supplier located in Moldova, which could be impacted by an escalation of the Russia-Ukraine conflict. Any escalation in current or emerging conflicts could worsen the foregoing effects or create new adverse conditions that Sunrise cannot predict.

The operation of Sunrise’s networks requires a substantial amount of electricity. Geopolitical conflict has led and could in the future lead to energy costs increases in Switzerland. It could also in the future lead to electricity shortages. Switzerland relies on energy imports, including Russian natural gas, to meet energy demands during the winter months. The Swiss government has stated that it may resort to rolling blackouts due to potential energy shortages as a result of the Russia-Ukraine conflict and possible disruptions in gas supplies and Sunrise as well as other telecommunications operators have prepared plans to address energy shortages should they occur. The cost of electricity may also increase due to the effects of climate change, such as increase in global temperatures and in the frequency and severity of weather-related events. Any energy cost increases or shortages or governmental responses to such disruptions could have a material adverse impact on Sunrise’s ability to conduct its operations and its revenues, earnings and cash flows.

Environmental, social and governance risks may adversely impact Sunrise’s business.

Sunrise may be unable to adapt to or comply with increasingly demanding expectations from analysts, investors, customers and other stakeholders and new regulatory diligence and reporting or other legal requirements related to ESG issues, including Sunrise’s impact on the environment or the origin of raw materials in some of its products. Expectations and requirements may differ among stakeholders, may be based on diverging calculations or other criteria and may experience material changes they are emerging. Sunrise may not be able to meet its ESG objectives (including its CO2 emission reduction targets) for a variety of reasons, including factors outside of its control. A failure to comply with any requisite ESG standards or meet ESG goals or expectations could adversely affect Sunrise’s reputation, have a negative impact on its relationships with investors, employees and customers, hinder Sunrise’s access to capital or the cost thereof or otherwise significantly increase Sunrise’s costs, all of which could have a material adverse effect on Sunrise’s business, revenues, earnings and cash flows.

There can be no assurance that Sunrise will be successful with respect to acquisitions, dispositions, joint ventures, partnerships or other strategic transactions, or that it will achieve the anticipated benefits thereof.

Sunrise has sought and completed, and expects to continue to seek and complete, attractive acquisitions, dispositions, joint ventures, partnerships or other strategic transactions. Sunrise’s ability to successfully execute any such future transaction may be limited by many factors, including market conditions, government regulation, availability of financing, its or its counterparty’s debt covenants, complex ownership structures among potential targets, acquirers, joint ventures or partners, disapproval by shareholders of potential targets or acquirers and competition from other potential acquirers, including private equity funds. Sunrise may finance future acquisitions and other inorganic growth strategies by issuing equity to finance or refinance the consideration in any such transactions, which would dilute the ownership interests of its shareholders, or incur significant debt in connection with acquisitions.

Even if Sunrise is successful in completing such transactions, its ability to realize the anticipated benefits of such transactions will depend, to a large extent, on its ability to integrate the acquired business in a manner that facilitates growth opportunities and achieves the projected cost savings, which may be challenging. For example, Sunrise has experienced challenges with integrating different technology systems following the Sunrise-UPC transaction. Factors beyond Sunrise’s control could affect the total amount or timing of integration costs, and many of these costs, by their nature, are difficult to estimate accurately. These costs could exceed the costs historically borne by Sunrise and offset, in whole or in part, the expected synergies. Expected synergies and benefits may not be realized in the amounts anticipated, within the expected time frame, at the expected cost or at all. Strategic transactions may fail to further Sunrise’s business strategy as anticipated, expose Sunrise to additional liabilities associated with an acquired business, some of which Sunrise may be unable to anticipate and for which it may not be indemnified by the target, disrupt its existing business, distract management and result in the loss of key employees, business partners and customers.

Risks Relating to Sunrise’s Relationship with Liberty Global

After the spin-off, conflicts of interest, or the appearance of conflicts of interest, may develop between the executive officers and directors of Liberty Global, on the one hand, and the executive officers and directors of Sunrise, on the other hand.

After the spin-off, certain of the directors and executive officers of Liberty Global may also be members of the Sunrise Board and may also own both Liberty Global Common Shares and Sunrise ADSs or Sunrise Shares and thus have a financial interest in both companies. In particular, Mr. Fries, the Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board, is expected to be the Sunrise Chair. See “Sunrise Directors and Executive Committee—The Sunrise Board—Sunrise Directors.” This overlap of roles and financial interests could create, or appear to create, actual or potential conflicts of interest when Liberty Global’s directors and executive officers and members of the Sunrise Board and the Sunrise Executive Committee face decisions that could have different implications for Liberty Global and Sunrise.

For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Liberty Global and Sunrise regarding terms of the agreements governing the spin-off and the relationship between Liberty Global and Sunrise thereafter, including, among others, the master separation agreement, the tax separation agreement and the transitional services agreements or any commercial agreements between the parties or their affiliates.

If Liberty Global is unable for any reason to effectively provide services to Sunrise pursuant to the companies’ services arrangements, or if Sunrise is unable to adequately, timely and cost-effectively replace such services once such arrangements expire, Sunrise’s business could be adversely affected.

Liberty Global currently performs various corporate functions for Sunrise and its subsidiaries, including, but not limited to services provided by Liberty Global’s legal, investor relations, treasury, tax, accounting, financial reporting, procurement, human resources and finance departments. Following the spin-off, neither Liberty Global nor any of its affiliates will have any obligation to provide financial, operational or organizational assistance to Sunrise and its subsidiaries other than those services to be provided pursuant to existing services agreements or new services agreements that Liberty Global and Sunrise expect to enter into in connection with the spin-off. See “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off.” If Liberty Global does not provide these services to Sunrise effectively or at all for any reason, or if Sunrise is not able to timely, adequately and cost-efficiently replace such services with internal resources or vendor agreements once such arrangements expire or if they are for any reason terminated, then Sunrise may not be able to operate its business effectively and its profitability may decline.

Potential indemnification liabilities to Liberty Global pursuant to the agreements to be entered into in connection with the spin-off could materially and adversely affect Sunrise’s business, financial condition, financial performance and cash flows.

The agreements Sunrise expects to enter into with Liberty Global in connection with the spin-off, among other things, provide for indemnification obligations designed to make Sunrise financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the spin-off. If Sunrise is required to indemnify Liberty Global under the circumstances set forth in the agreements it enters into with Liberty Global, Sunrise may be subject to substantial liabilities. Please refer to the section entitled “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off.”

The terms that Sunrise will receive in its agreements with Liberty Global could be less beneficial to Sunrise than the terms Sunrise may have otherwise received from unaffiliated third parties.

The agreements Sunrise expects to extend or enter into with Liberty Global in connection with the spin-off were prepared while Sunrise was still a wholly owned subsidiary of Liberty Global. Accordingly, during the period in which the terms of those agreements were prepared, Sunrise did not have an independent board of directors or a management team that was independent of Liberty Global. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. For more information on the agreements Sunrise has entered into, or will enter into, please refer to “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off.”

Sunrise may have a significant indemnity obligation to Liberty Global, which is not limited in amount or subject to any cap, if the spin-off is treated as a taxable transaction due to certain actions by Sunrise. In addition, Sunrise will be responsible for, and has agreed to indemnify Liberty Global for, certain taxes that are attributable to or otherwise relate to the Sunrise group, and for taxes that are attributable to certain internal restructuring steps taken prior to the spin-off.

Pursuant to the tax separation agreement that Sunrise entered into with Liberty Global in connection with the spin-off, Sunrise and Liberty Global will be equally allocated any tax liabilities in the event that the spin-off is not accorded the tax treatment expected by the parties. However, in the event that the spin-off is determined to be taxable as a result of certain actions taken by Sunrise, then Sunrise would be responsible for all taxes imposed on it or Liberty Global as a result thereof, including taxes imposed on Liberty Global’s shareholders that Sunrise or Liberty Global bear as a result of shareholder litigation.

Sunrise’s indemnification obligations to Liberty Global and its subsidiaries will not be limited in amount or subject to any cap. If Sunrise is required to indemnify Liberty Global and its subsidiaries under the circumstances set forth in the tax separation agreement, Sunrise may be subject to substantial liabilities, which could materially adversely affect its financial position. See “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off—Tax Separation Agreement.”

Sunrise may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

In the tax separation agreement, Sunrise agrees not to take any action, or fail to take any action (including restrictions on mergers, sales of assets, certain sales of stock and similar transactions), following the spin-off, which action or failure to act is inconsistent with the spin-off qualifying for favored tax treatment under Section 355 of the Code and related provisions. As a result, Sunrise might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the favored tax treatment of the spin-off. Under the tax separation agreement, these restrictions will apply for two years following the spin-off, unless Sunrise obtains a tax opinion that such action will not result in taxes being imposed on the spin-off, or unless Sunrise and Liberty Global agree otherwise.

In particular, Sunrise might determine to continue to operate certain of its business operations for the foreseeable future even if a sale or discontinuance of such business might have otherwise been advantageous. In addition, Sunrise’s indemnity obligation under the tax separation agreement might discourage, delay or prevent a change of control transaction for some period of time following the spin-off. See “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off—Tax Separation Agreement.”

Risks Relating to the Sunrise Shares and Jurisdiction of Incorporation

An active public market for the Sunrise Shares and the Sunrise ADSs may not develop, or such securities may trade at low volumes, both of which could have a material adverse effect on their resale price.

Because Liberty Global currently owns Sunrise and the Sunrise Business, there is currently no trading market for either class of the Sunrise Shares or Sunrise ADSs. Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq in connection with the spin-off. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off. Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any U.S. stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction.

However, the Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time, but Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period. Upon the expiration of the transitional period and delisting, Sunrise Class A ADSs will trade in the U.S. on an OTC basis and holders of the Sunrise Class A ADS should plan to manage their holdings and brokerage accounts accordingly. Holders of Sunrise Class A ADSs who do not cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the delisting will only be able to trade the Sunrise Class A ADSs OTC in the U.S. and only if their broker can accommodate OTC trading of Sunrise ADSs. Holders of Sunrise Class B ADSs who wish to trade on the SIX at any time following the completion of the spin-off will need to cancel their Sunrise Class B ADSs, withdraw the underlying Sunrise Class B Shares and exchange such shares with Sunrise for Sunrise Class A Common Shares. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs. OTC trading is generally much more limited than trading on any national securities exchange and subject to greater volatility. An active trading market Sunrise Class A Common Shares or Sunrise Class A ADSs may not develop or be sustained after the completion of the spin-off. A viable and active trading market is unlikely to develop for the Sunrise Class B Shares or the Sunrise Class B ADSs.

If an active trading market for the Sunrise Shares and Sunrise ADSs does not develop, the price of Sunrise Shares and Sunrise ADSs may be more volatile, and it may be more difficult to complete a buy or sell order for Sunrise Shares or Sunrise ADSs.

Even if an active public trading market develops, there may be little or no market demand for Sunrise Shares or Sunrise ADSs, making it difficult or impossible to resell Sunrise Shares or Sunrise ADSs, which would have an adverse effect on their resale price, if any. Sunrise cannot predict the price at which Sunrise Shares and Sunrise ADSs will trade following the spin-off, or the volume of such trading.

There can also be no certainty about how investors in Sunrise Shares or Sunrise ADSs will behave after the spin-off. Investors may decide to dispose of some or all of the Sunrise Class A Common Shares or Sunrise Class A ADSs that they receive in the spin-off. There is no assurance that there will be sufficient buying interest to offset any such sales, and, accordingly, the price of Sunrise Shares or Sunrise ADSs may be depressed by such sales, or by the perception that such sales may occur, and have periods of volatility, which may be greater than the volatility of the market price of Liberty Global Common Shares before the spin-off. In addition, the price of Sunrise Class A Common Shares or Sunrise ADSs may be volatile due to issuances of new Sunrise Shares, including pursuant to the exercise or vesting of equity awards, or the perception that they may occur. Until, and possibly even after, orderly trading markets develop for these securities, if such markets develop, there may be significant fluctuations in price. The market price of Sunrise Class A Common Shares or Sunrise ADSs could fluctuate significantly for many reasons, including, among other things, broad market fluctuations, general market conditions, fluctuations in Sunrise’s operating results, changes in the market’s perception of Sunrise’s business, including as a result of industry or analyst reports that are published from time to time, and announcements made by Sunrise, Sunrise’s competitors or parties with whom Sunrise has business relationships, the risks identified in this proxy statement/prospectus or reasons unrelated to Sunrise’s performance. These factors may result in short- or long-term negative pressure on the value of Sunrise Shares or Sunrise ADSs.

The Sunrise Class A Common Shares will not be listed on a U.S. stock exchange. In order to trade such shares on the SIX, you will need to deposit them with a bank, broker or other nominee with the capability to hold and trade such shares on the SIX.

Sunrise Class A Common Shares, which you can receive upon canceling your Sunrise ADSs and withdrawing the underlying Sunrise Shares and, if applicable, exchanging the Sunrise Class B Shares for Sunrise Class A Common Shares, can only be held and traded on the SIX through a broker capable of supporting such trading. Not all U.S.-based banks, brokers and other nominees have the capability to hold and trade the Sunrise Class A Common Shares on the SIX. Even if your bank, broker or other nominee has that capability, it may take some time for it to take necessary action to enable you to hold and trade the Sunrise Class A Common Shares on the SIX through it. In addition, your ability to hold your Sunrise Shares with an eligible broker, bank or other nominee will depend not only on such entity’s operational capabilities, but also on the policies of, and arrangements with such entity, and if such entity is unable to do so for any reason, you will not be able to sell your Sunrise Class A Common Shares on the SIX. If you are not able to sell your Sunrise Class A Common Shares on the SIX and there is also no OTC market for the Sunrise Class A ADSs, the Sunrise Class A Common Shares may be illiquid and worthless.

Mr. Malone and Mr. Fries will have significant voting power with respect to corporate matters considered by Sunrise’s shareholders after the spin-off.

Immediately following the completion of the spin-off as if the spin-off occurred on August 28, 2024, Mr. Malone will beneficially own outstanding Sunrise Shares representing approximately 23.0% of the combined voting power of the outstanding Sunrise Shares and approximately 67.7% of the outstanding Sunrise Class B Shares. By virtue of his voting power in Sunrise, Mr. Malone will have significant influence over the outcome of any corporate transaction or other matters submitted to Sunrise’s shareholders for approval.

For example, under Swiss law, certain matters, including ordinary capital increases for cash, declaration of dividends and share distributions, amendments to the articles of association and appointment and removal of directors, require shareholder approval by a majority of the Sunrise Shares represented at the relevant shareholder meeting, voting together as a single class. Certain other matters, including ordinary capital increases other than for cash, limiting or withdrawing shareholders’ pre-emptive rights, creation of new shares with privileged voting rights, delisting, mergers, demergers and change of place of incorporation, require shareholder approval by (i) two-thirds of the votes represented, voting together as a single class, and (ii) a majority of the share capital represented at the relevant shareholder meeting. In addition, Sunrise’s articles of association will require that certain actions, including, among others, capital changes, certain distributions of securities, certain business combinations and other extraordinary transactions as well as the amendment of certain “special” provisions in Sunrise’s articles of association be additionally approved by a majority of the Sunrise Class B Shares represented at the general meeting of Sunrise shareholders at which such matters are considered, voting separately as a class. For more information regarding Sunrise’s share capital and the rights attaching to the Sunrise Shares following the spin-off, see the sections of this proxy statement/prospectus entitled “Description of Sunrise Shares Following the Spin-Off” and “Comparison of Rights of Holders of Liberty Global Common Shares Prior to the Spin-Off with Rights of Holders of Sunrise Shares Following the Spin-Off.”

As a result of the foregoing, Mr. Malone will have considerable influence over the outcome of any corporate transaction or other matters submitted to Sunrise’s shareholders for approval. He will be able to prevent the requisite approval threshold from being met for actions or transactions that must be approved by a majority of the Sunrise Class B Shares represented at the general meeting of Sunrise shareholders and will be able to significantly influence the outcome of all other matters which require shareholder approval. Despite the foregoing, Mr. Malone may not be able to ensure the approval of any corporate transaction without additional shareholder support, because he will own neither a majority of the voting power nor a majority of the share capital of Sunrise.

After the spin-off, Mr. Fries will beneficially own outstanding Sunrise Shares representing approximately 6.6% of the aggregate voting power of the outstanding Sunrise Shares and approximately 22.2% of the outstanding Sunrise Class B Shares. Following the completion of the spin-off, Mr. Malone and Mr. Fries may determine to swap Sunrise Shares they beneficially own with each other. If Mr. Malone and Mr. Fries determine to engage in such a swap transaction, Mr. Fries’ total voting power in Sunrise may increase, though the aggregate voting power of the outstanding Sunrise Shares would remain the same.

Pursuant to a letter agreement from Mr. Malone and the Malone Trust to Mr. Fries, which will be executed on the effective date of the spin-off, for so long as Mr. Fries is serving on the Sunrise Board, (a) Mr. Fries will have the right to vote the Sunrise Class B Shares held by the Malone Trust or instruct the depositary to vote the Sunrise Class B Shares underlying Mr. Malone’s Sunrise Class B ADSs held by the Malone Trust, as applicable, if such shares are not being voted and (b) Mr. Fries (or an entity controlled by him) will have an exclusive right to negotiate to purchase Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, held by the Malone Trust if the Malone Trust or any permitted transferee determines to sell Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, and if the parties fail to come to an agreement within 90 days and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, the Malone Trust or such permitted transferee will provide Mr. Fries with notice at least 60 days before entering into an agreement for the transfer of Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, to such third party and Mr. Fries (or an entity controlled by him) will have an exclusive right, for a period of 60 days from the date of such notice, to match the offer made by such third party. If Mr. Fries acquires some or all of the Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, being sold by the Malone Trust, Mr. Fries would gain increased influence over the outcome of any corporate transaction or other matters submitted to Sunrise’s shareholders for approval, including, depending on the number of shares acquired, the ability to block the approval of any matter that requires a vote by a majority of the Sunrise Class B Shares represented, voting separately as a class. See “Description of Sunrise Shares following the Spin-off—Supermajority Shareholder Voting Provisions” for more information on such matters.

If Sunrise becomes a controlled foreign corporation for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. shareholders.

If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10 percent of the value or voting power of all classes of the Sunrise Shares, such person may be treated as a “U.S. shareholder” with respect to each of Sunrise and any of its direct and indirect foreign affiliates that is a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes. Sunrise will become a CFC if U.S. shareholders, in the aggregate, own more than 50 percent of the value or voting power of all classes of the Sunrise Shares. If Sunrise forms or acquires a U.S. subsidiary, certain of Sunrise’s non-U.S. subsidiaries could be treated as CFCs with respect to such U.S. persons (regardless of whether or not Sunrise is treated as a CFC). A U.S. shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income” and investments in U.S. property by CFCs, regardless of whether Sunrise makes any distributions. Individual U.S. shareholders of a CFC are generally not allowed certain tax deductions or foreign tax credits that are allowed to corporate U.S. shareholders. Failure to comply with applicable reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. Sunrise cannot provide any assurance that it will assist investors in determining whether Sunrise or any of its non-U.S. subsidiaries is treated as a CFC, whether any investor is treated as a U.S. shareholder with respect to any such CFC or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in Sunrise Class A Common Shares.

If securities or industry analysts do not publish research or publish unfavorable research about Sunrise, the price and trading volume of Sunrise Class A Common Shares could decline.

The trading market for Sunrise Class A Common Shares will be influenced by the research and reports that industry or securities analysts publish about Sunrise. If research analysts do not commence coverage for any reason, or if one or more of these analysts ceases coverage, or fails to publish reports about Sunrise regularly, Sunrise’s visibility in the financial markets may decline, which in turn could cause the price or trading volume of Sunrise Class A Common Shares to decline. Moreover, if one or more of the analysts who cover Sunrise negatively change their recommendations regarding Sunrise for any reason, the price or trading volume of Sunrise Class A Common Shares could decline.

Due to certain limitations under Swiss law and Sunrise’s articles of association, Sunrise will have less flexibility compared to Liberty Global with respect to certain aspects of capital management.

As a Swiss company, given the number of corporate matters relating to capital management reserved for shareholder approval, Sunrise will have less flexibility compared to Liberty Global with respect to, among other things, declaring and paying dividends, share issuances and share buybacks. Any such actions for which the Sunrise shareholders must vote will require that Sunrise convene a general meeting of shareholders, which would delay execution and there can be no assurance that the Sunrise shareholders would approve such actions. For more information regarding Sunrise’s share capital and the rights attaching to the Sunrise Shares following the spin-off, see the sections of this proxy statement/prospectus entitled “Description of Sunrise Shares Following the Spin-Off” and “Comparison of Rights of Holders of Liberty Global Common Shares Prior to the Spin-Off with Rights of Holders of Sunrise Shares Following the Spin-Off.”

Sunrise shareholders may be unable to effect service of process in the U.S. or enforce judgments obtained against Sunrise, members of the Sunrise Board or members of the Executive Committee in U.S. courts and may have limited access to a judicial forum favorable to plaintiffs.

Sunrise is a Swiss stock corporation. As a result, the rights of holders of Sunrise Shares will be governed by the Swiss Code of Obligations, other Swiss laws and Sunrise’s articles of association. The rights of shareholders under Swiss law may differ from the rights of shareholders of companies incorporated in other jurisdictions. The majority of the expected members of the Sunrise Board (each a “Sunrise Director”) and all of the expected members of the Executive Committee referred to in this proxy statement/prospectus are not residents of the U.S., and substantially all of Sunrise’s assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against Sunrise or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Switzerland will enforce judgments obtained in other jurisdictions, including the U.S., against Sunrise, Sunrise Directors who are not residents of the U.S. or members of the Executive Committee under the securities laws of those jurisdictions or entertain actions in Switzerland against such parties under the securities laws of other jurisdictions.

In addition, Sunrise’s articles of association provide that the competent court with jurisdiction over the registered office of Sunrise will be the exclusive forum for any shareholder suits against Sunrise, members of the Sunrise Board or members of the Executive Committee. This exclusive forum provision may limit a shareholder’s ability to choose its preferred judicial forum for disputes with Sunrise, Sunrise Directors or members of the Executive Committee, which may discourage the filing of lawsuits with respect to such claims. If a court were to find this exclusive forum provision to be inapplicable or unenforceable in an action, Sunrise may incur additional costs associated with resolving such action in another jurisdiction, which could adversely affect Sunrise’s business and financial condition.

The forum selection provision in Sunrise’s articles of association will not apply to any causes of action arising under the Securities Act or the Exchange Act. The Securities Act provides that both federal and state courts have concurrent jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder, and the Exchange Act provides that federal courts have exclusive jurisdiction over suits brought to enforce any duty or liability under the Exchange Act or the rules and regulations thereunder. Investors cannot waive, and accepting or consenting to this forum selection provision does not represent you are waiving, compliance with U.S. federal securities laws and the rules and regulations thereunder.

Sunrise’s articles of association will provide for an “opting-up” clause, as a result of which Sunrise shareholders may not benefit from the protection afforded to them by the mandatory bid rule under Swiss law and may not be able to sell their Sunrise Shares in the event of an effective change of control.

Under Swiss law, a person that exceeds 33 1/3% (or a higher threshold up to 49% specified in a company’s articles of association, known as an “opting-up” clause) of the voting rights of a Swiss company is required to make a mandatory tender offer for the listed shares it does not own under certain conditions. Sunrise’s articles of association will include an opting-up clause pursuant to which Mr. Malone, Mr. Fries, their respective affiliates and parties acting in concert with them would only be required to make a mandatory tender offer for the remaining Sunrise Class A Common Shares they do not own if they own in excess of 45% of the voting rights of Sunrise. As a result, Mr. Malone, Mr. Fries, their affiliates and parties acting in concert with them could acquire up to 45% of the voting rights of Sunrise, and therefore effective control of Sunrise, without having to give the public shareholders of Sunrise an opportunity to sell their Sunrise Class A Common Shares to the acquirer.

Sunrise shareholders outside of Switzerland may not be able to exercise preemptive rights in future issuances of equity or other securities that are convertible into equity.

Under Swiss law, shareholders may receive certain preemptive or advance subscription rights to subscribe on a pro-rata basis for issuances of equity or other securities that are convertible into equity. Due to laws and regulations in their respective jurisdictions, however, non-Swiss shareholders may not be able to exercise such rights unless Sunrise takes action to register or otherwise qualify the rights offering under the laws of that jurisdiction or an exemption from such registration or qualification is available. In particular, shareholders in the U.S. may not be entitled to exercise these rights, unless the offered securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. There can be no assurance that Sunrise would take any action to register or otherwise qualify the offering of Sunrise Shares under the law of any jurisdiction where the offering of such rights is restricted or that an exemption from such registration or qualification requirements would be available with respect to any particular shareholder. If Sunrise shareholders in jurisdictions outside of Switzerland were unable to exercise their subscription rights, their ownership interest in Sunrise would be diluted.

Risks Relating to the Sunrise ADSs

Sunrise ADSs holders will need to cancel their Sunrise ADSs, acquire direct ownership of the underlying Sunrise Class A Common Shares and deposit them with a bank, broker or other nominee with the capability to hold and trade the Sunrise Class A Common Shares in order to trade on the SIX.

As described elsewhere in this proxy statement/prospectus, the only listed trading market for either class of Sunrise Shares will be the SIX, where Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares, and the only listed trading market for either class of the Sunrise ADSs will be Nasdaq, where Sunrise has applied to list the Sunrise Class A ADSs. Before Liberty Global shareholders can place an on-market trade on the SIX for the Sunrise Shares they initially receive in the spin-off in ADS form, they will first need to cancel their Sunrise ADSs and acquire direct ownership of Sunrise Class A Common Shares in SIX-SIS. As also described elsewhere in this proxy statement/prospectus, only Sunrise Class A Common Shares, but not Sunrise Class B Shares, will trade on the SIX. Accordingly, if holders of Sunrise Class B ADSs wish to trade on the SIX, they would need to cancel their Sunrise Class B ADSs and withdraw the underlying Sunrise Class B Shares, and then exchange those Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with Sunrise’s articles of association, at a ratio of 10 Sunrise Class B Shares for one Sunrise Class A Common Share. The Sunrise Class B ADS holders can then trade the resulting Sunrise Class A Common Shares on the SIX. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs.

In addition, if Sunrise ADS holders wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, they will need to deposit such shares with a bank, broker or other nominee that has the capability to hold the Sunrise Shares and trade the Sunrise Class A Common Shares on the SIX. Not all U.S. based banks, brokers and other nominees have that capability. Even if their bank, broker or other nominee has that capability, it may take some time for it to take necessary action to enable Sunrise ADS holders to hold the Sunrise Shares or trade the Sunrise Class A Common Shares on the SIX through it. In addition, their ability to hold their Sunrise Shares with an eligible broker, bank or other nominee will depend not only on such entity’s operational capabilities, but also on the policies of, and arrangements with such entity, and if Sunrise ADS holders are unable to do so for any reason, they will not be able to sell their Sunrise Class A Common Shares on the SIX. If Sunrise ADS holders are not able to sell Sunrise Class A Common Shares withdrawn upon cancellation of Sunrise ADSs on the SIX and there is also no OTC market for the Sunrise Class A ADSs, the corresponding Sunrise Shares may be illiquid and worthless.

Sunrise ADS holders will not be directly holding Sunrise Shares and may not be able to exercise their right to vote the Sunrise Shares underlying their Sunrise ADSs.

Sunrise ADS holders will not be treated as one of Sunrise’s shareholders and they will not have direct shareholder rights. Sunrise’s depositary, JPMorgan Chase, will be the holder of the Sunrise Shares underlying the Sunrise ADSs. Sunrise ADS holders will have contractual Sunrise ADS holder rights. The deposit agreements among Sunrise, the depositary and Sunrise ADS holders, and all other persons directly or indirectly holding Sunrise ADSs set out Sunrise ADS holder rights as well as the rights and obligations of the depositary. Sunrise ADS holders may only exercise voting rights with respect to the Sunrise Shares underlying their respective Sunrise ADSs in accordance with the provisions of the applicable deposit agreement, which provides that Sunrise ADS holders may vote the Sunrise Shares underlying their Sunrise ADSs either by withdrawing the Sunrise Shares or by instructing the depositary to vote the Sunrise Shares underlying the Sunrise ADSs. However, Sunrise ADS holders may not know about the meeting sufficiently in advance to withdraw the Sunrise Shares and, even if they instruct the depositary to vote the Sunrise Shares underlying their Sunrise ADSs, Sunrise cannot guarantee Sunrise ADS holders that the depositary will vote in accordance with their instructions.

The depositary will try, as far as practicable, to vote the Sunrise Shares underlying the Sunrise ADSs as instructed by the Sunrise ADS holders. In such an instance, if Sunrise asks for their instructions, the depositary, upon timely notice from Sunrise, will notify Sunrise ADS holders of the upcoming vote and arrange to deliver Sunrise’s voting materials to them. Sunrise cannot guarantee that they will receive the voting materials in time to ensure that they will be able to instruct the depositary to vote their shares or to withdraw their Sunrise Shares so that they can vote them themselves. If the depositary does not receive timely voting instructions from Sunrise ADS holders, it may give a proxy to a person designated by Sunrise to vote the Sunrise Shares underlying their Sunrise ADSs. Voting instructions may be given only in respect of a number of Sunrise ADSs representing an integral number of Sunrise Shares or any additional securities, property or cash received on or in substitution for the deposited Sunrise Shares (together with the Sunrise Shares, the “Deposited Securities”). In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that Sunrise ADS holders may not be able to exercise any right to vote that they may have with respect to the underlying Sunrise Shares, and there may be nothing they can do if the Sunrise Shares underlying their Sunrise ADSs are not voted as they requested. In addition, the depositary is only required to notify Sunrise ADS holders of any particular vote if it receives timely notice from Sunrise in advance of the scheduled meeting.

Sunrise ADS holders’ right to receive any dividends that Sunrise declares on the Sunrise Shares will be more limited than if they were holding Sunrise Shares.

Sunrise ADS holders’ right to receive any dividends Sunrise declares on its shares, whether in the form of cash or bonus securities, will be more limited than that of Sunrise’s shareholders. For example, Sunrise may elect to offer subscription rights to its shareholders without offering such rights directly to Sunrise ADS holders as such subscription rights will be offered to the depositary as a shareholder. The depositary has substantial discretion as to what will happen with any offered subscription rights and may determine that it is not legal or practicable to make such rights available to Sunrise ADS holders, in which case it will make such a distribution as it deems permissible and practicable, or it may retain and hold some or all property to be distributed as Deposited Securities, without liability for interest thereon or the investment thereof. In the case of a distribution by Sunrise of securities or property other than cash or subscription rights, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash. If the depositary is unable to distribute or sell any securities or property distributed by Sunrise on the Sunrise Shares, they will lapse, and Sunrise ADS holders will receive no value. See “Description of American Depositary Shares—Share Dividends and Other Distributions.”

Sunrise ADS holders may be subject to limitations on their ability to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares.

Sunrise ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of Sunrise ADSs generally when Sunrise’s books or the books of the depositary are closed, or at any time if Sunrise or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the applicable deposit agreement, or for any other reason subject to Sunrise ADS holders’ right to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares. Temporary delays in the cancellation of the Sunrise ADSs and withdrawal of the underlying Sunrise Shares may arise due to closing transfer books of the depositary or Sunrise’s share register. In addition, Sunrise ADS holders may not be able to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Sunrise ADSs or to the withdrawal of Sunrise Shares or other Deposited Securities. See “Description of American Depositary Shares.”

Sunrise ADS holders’ rights to pursue claims against the depositary as a holder of Sunrise ADSs are limited by the terms of the deposit agreements.

By holding or owning a Sunrise ADS or an interest therein, Sunrise ADS holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the depositary or Sunrise brought by Sunrise ADS holders or beneficial owners, arising out of or based upon the deposit agreements, the Sunrise ADSs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the United States Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

Further, the federal or state courts in the City of New York have non-exclusive jurisdiction to hear and determine claims arising under the deposit agreements and in that regard, to the fullest extent permitted by law, Sunrise ADS holders waive their right to a jury trial of any claim they may have against Sunrise or the depositary arising out of or relating to the Sunrise Shares, the Sunrise ADSs or the deposit agreements, including any claim under the U.S. federal securities laws.

If Sunrise or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To Sunrise’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, Sunrise believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreements. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. Sunrise believes that this is the case with respect to the deposit agreements and the Sunrise ADSs. It is advisable that Sunrise ADS holders consult legal counsel regarding the jury waiver provision before investing in the Sunrise ADSs.

If Sunrise ADS holders or any other holders or beneficial owners of Sunrise ADSs bring a claim against Sunrise or the depositary in connection with matters arising under the deposit agreements or the Sunrise ADSs, including claims under U.S. federal securities laws, Sunrise ADS holders or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary.

If a lawsuit is brought against Sunrise or the depositary under the deposit agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreements with a jury trial. No condition, stipulation or provision of the deposit agreements or Sunrise ADSs serves as a waiver by any holder or beneficial owner of Sunrise ADSs or by Sunrise or the depositary of compliance with any substantive provision of, or a disclaimer of liability under, the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Sunrise ADS holders will not be able to exercise the pre-emptive subscription rights related to the Sunrise Shares that they represent, and may suffer dilution of their equity holdings in the event of future issuances of the Sunrise Shares.

Pursuant to the Swiss Code of Obligations, existing Sunrise shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares in proportion to the respective nominal values of their holdings. With respect to conditional capital, Sunrise shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of equity-linked financial instruments. Pre-emptive rights and advance subscription rights can be excluded or restricted for important reasons (aus wichtigem Grund). In the case of Sunrise, shareholders can exclude or restrict pre-emptive or advance subscription rights, or authorize the Sunrise Board to do so, with the approval of a Supermajority Vote and a Class B Vote.

The Sunrise ADS holders will not be entitled to exercise or sell such pre-emptive subscription rights related to the Sunrise Shares underlying their Sunrise ADSs unless Sunrise registers the pre-emptive subscription rights and the securities to which such pre-emptive subscription rights relate under the Securities Act, or if an exemption from the registration requirements of the Securities Act is available. Sunrise is under no obligation to file a registration statement with respect to any such rights or securities. Moreover, Sunrise may not be able to establish an exemption from registration under the Securities Act. Accordingly, Sunrise ADS holders may be unable to participate in any rights offering and may experience dilution in their holdings.

If Sunrise offers shareholders any rights to subscribe for additional Sunrise Shares, Sunrise will advise the depositary whether Sunrise wishes to make such rights available to Sunrise ADS holders. If Sunrise decides to make such rights available to Sunrise ADS holders, but the depositary determines that it is not legal or reasonably practicable to make the rights available to Sunrise ADS holders, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper and distribute the net proceeds in the same way as it does with cash. However, if timing or market conditions do not permit such sale, the depositary will allow rights that are not distributed or sold to lapse, in which case, Sunrise ADS holders would receive no value for such rights.

SPECIAL MEETING MATTERS

Date, Time and Place of Meeting

The Special Meeting will be held at 1550 Wewatta Street, Suite 1000, Denver, Colorado at 11:30 a.m. Mountain Time on October 25, 2024, unless the Special Meeting is adjourned or postponed. This proxy statement/prospectus is being made available to Liberty Global’s shareholders on or about September 25, 2024.

Purpose of the Special Meeting; Proposals

The purpose of the Special Meeting is for the holders of the Voting Shares to vote on the following proposals:

•

the spin-off proposal – a proposal to approve, in accordance with bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off pursuant to which (i) holders of Liberty Global Class A common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares owned by such holders, (ii) holders of Liberty Global Class B common shares receive two Sunrise Class B Shares, each with one vote per share, in the form of two Sunrise Class B ADSs, for every Liberty Global Class B common share owned by such holders and (iii) holders of Liberty Global Class C common shares receive one Sunrise Class A Common Share, each with one vote per share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares owned by such holders;

•

the share premium reduction proposal – a proposal to approve, in accordance with section 46 of the Bermuda Companies Act and bye-law 12.1 of Liberty Global’s bye-laws, a reduction of Liberty Global’s share premium account without any payment by Liberty Global to Liberty Global’s shareholders, up to a maximum amount equal to the current balance of Liberty Global’s share premium account, and the grant of authority to the Liberty Board to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise on the effective date of the spin-off; and

•

the adjournment proposal – a proposal to give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of the Proposals if there are insufficient votes at the time of the Special Meeting to approve the Proposals or in the absence of a quorum.

Recommendation of the Liberty Board

The Liberty Board unanimously recommends that the holders of the Voting Shares vote:

•	“FOR” for the spin-off proposal;

•	“FOR” for the share premium reduction proposal; and

•	“FOR” for the adjournment proposal.

For a discussion of the factors that the Liberty Board considered in determining to recommend in favor of the spin-off of Sunrise from Liberty Global, see “The Spin-Off—Background and Reasons for the Spin-Off” and “Risk Factors.”

As of August 28, 2024, Liberty Global’s directors and executive officers beneficially owned in the aggregate approximately 4.10% of the Liberty Global Class A common shares, 90.22% of the Liberty Global Class B common shares, 13.06% of the Liberty Global Class C common shares and approximately 40.98% of the aggregate voting power of the outstanding Liberty Global Common Shares. All of the members of the Liberty Board and all of Liberty Global’s executive officers have indicated that they currently intend to vote in favor of the Proposals with respect to the Voting Shares they hold.

Required Vote

Each Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Voting Shares, voting as a single class, either in person or by proxy on such Proposal.

Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Record Date and Voting Rights

Only holders of record of the Voting Shares as of 5:00 p.m. Eastern Time on August 28, 2024, the Special Meeting Record Date, are entitled to notice of the Special Meeting or any adjournment thereof and are entitled to vote at the Special Meeting or any adjournment thereof.

As of August 28, 2024, there were 172,839,217 Liberty Global Class A common shares and 12,988,658 Liberty Global Class B common shares outstanding entitled to vote.

Quorum; Abstentions and Incomplete Instructions; Broker Non-Votes

A quorum will be present at the Special Meeting if the holders of a majority in total voting power of the issued and outstanding Voting Shares entitled to vote at the Special Meeting are present or represented by proxy.

You may abstain from voting on any of the Proposals by choosing “ABSTAIN” when voting through the internet or by returning the applicable proxy card or by following instructions from your broker, bank or other nominee. An abstention on any of the Proposals has the effect of a vote not being cast with respect to the Voting Shares in relation to such proposal. Although considered present for purposes of the quorum requirement at the Special Meeting, such Voting Shares, will not be considered when determining whether the applicable proposal has received the required approval.

If you are a shareholder of the Voting Shares and you validly appoint a proxy at the Special Meeting but do not specify how you want to vote your Voting Shares, the proxy holder will vote such unspecified Voting Shares “FOR” each of the Proposals at the Special Meeting.

In addition, if any other matters (other than the Proposals described herein and related procedural matters) properly come before the Special Meeting, the proxy holders will have the authority to vote your Voting Shares on those matters in their discretion. The Liberty Board does not know of any matters to be raised at the Special Meeting other than the Proposals described herein and related procedural matters.

If a broker, bank or other nominee who is a shareholder of record indicates on a form of proxy that it does not have discretionary authority to vote the Voting Shares on any proposal, or if the Voting Shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to any proposal, those Voting Shares are considered “broker non-votes” with respect to such proposal and will not be voted, but they will be counted for purposes of determining whether a quorum is present at the Special Meeting.

Solicitation of Proxies

Liberty Global has retained Innisfree to assist in the solicitation of proxies for a fee of $25,000 (plus expenses). In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by Liberty Global’s directors, officers and other employees of Liberty Global, without additional compensation, as well as by employees of Innisfree. Liberty Global will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and other shareholder materials to the beneficial owners of Liberty Global Common Shares where those owners request such materials.

Liberty Global will bear the cost of the solicitation of proxies.

Changing or Revoking Your Proxy Instructions

You may revoke (i.e., terminate) your proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy card. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global Ltd., Attention: Legal Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado, at or before the start of the Special Meeting. Any revocation of votes submitted via the internet must be submitted by the same method as the corresponding votes, not later than 11:30 a.m. Mountain Time on October 25, 2024. If your shares are held in the name of a bank, broker or other nominee within the facilities of DTC, you should contact them to change your vote.

If you hold your shares in “street name” beneficially through a broker, bank or other nominee and want to change your vote, follow the voting instruction form provided by your broker, bank or other nominee. If you have any questions about voting or attending the Special Meeting, contact the Shareholder Helpline. You may call the Liberty Global Investor Relations Department at +1(303) 220-6600 or contact Innisfree, who is acting as proxy solicitation agent for the Special Meeting, at +1(877) 825-8906 (within the U.S. and Canada) or +1(412) 232-3651. Banks and brokers may call +1(212) 750-5833.

All shares that have been properly voted and not revoked will be counted at the Special Meeting.

Voting in Person at the Special Meeting

All holders of record of the Voting Shares are invited to attend the Special Meeting.

If you are a shareholder of record, you have the right to attend, speak and vote in person at the Special Meeting in which you are entitled to vote. Any corporation which is a shareholder of record may by written resolution authorize one or more persons to act as its representative(s) at the Special Meeting and the person(s) so authorized will (on production of a certified copy of such resolution at the Special Meeting) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Global.

Notwithstanding the foregoing, Liberty Global recommends that you vote by proxy in advance of the Special Meeting even if you plan to attend the Special Meeting (note that you may change your vote at the Special Meeting).

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the Special Meeting, please submit your proxy or your instructions to your bank, broker or other nominee as soon as possible, whether or not you plan to attend the Special Meeting. You may submit your proxy either over the internet or by signing, dating and returning your proxy card in the envelope provided.

Postponement of the Special Meeting

At any time prior to convening the Special Meeting, Liberty Global may adjourn or postpone such Special Meeting one or more times for any reason without the approval of the holders of the Voting Shares. If the Special Meeting is adjourned or postponed, Liberty Global could use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders of the Voting Shares that have previously authorized a proxy through the internet or by returning the applicable executed paper proxy card(s).

Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow holders of the Voting Shares who have already delivered their proxies to revoke them at any time prior to their use at the Special Meeting.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” this document or the other proxy materials, as the case may be. This means that only one copy each of this document or the other proxy materials, as the case may be, is being sent to multiple shareholders in your household. Liberty Global will promptly deliver a separate copy of this proxy statement/prospectus or other proxy materials to you if you call, email or mail the Liberty Global Investor Relations Department, +1(303) 220-6600 or ir@libertyglobal.com or Liberty Global Ltd., attention: Investor Relations Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact Liberty Global at the above telephone number, email address or mailing address.

Proposal No. 1: Spin-Off Proposal

Overview

Liberty Global is proposing to effect a series of transactions that, if completed in their entirety, will result in the spin-off of Sunrise following the transfer to it of the Sunrise Business. Sunrise currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it separately engage in any business or other activities, in each case prior to the spin-off. After the transaction, Liberty Global will continue to own (in whole or in part) and operate its businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands and Sunrise will operate the Sunrise Business, with Liberty Global and Sunrise operating as independent, separate publicly traded companies.

Specifically, Liberty Global will effect the spin-off through the following steps:

•

Liberty Global will undertake certain reorganization transactions to effect the separation of the Sunrise Business from the Liberty Group that will result in the transfer to Liberty Global all of the equity interests in Newco BV, an indirect wholly owned subsidiary of Liberty Global that will be the holding company of the Sunrise Business as of immediately prior to the effective date of the spin-off.

•

Liberty Global will reduce its share premium account without any payment by Liberty Global to Liberty Global’s shareholders up to a maximum amount equal to the current balance of the share premium account, which, as of the date of this proxy statement/prospectus is $8,337,001,797.40, with the Liberty Board authorized to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise at the effective date of the spin-off.

•

In satisfaction of the share premium reduction, on the effective date of the spin-off, Liberty Global will transfer all of the equity interests in Newco BV to Sunrise by way of a contribution in kind (Sacheinlage) and in recognition of such transfer, Sunrise will increase its capital and, on the effective date of the spin-off, issue the following shares and cash in lieu of any fractional shares:

•

Liberty Global Class A common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class B common shares: two Sunrise Class B Shares, in the form of two Sunrise Class B ADSs, for every Liberty Global Class B common share held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class C common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares held by any such shareholder on the Distribution Record Date.

Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form to facilitate efficient initial settlement mechanics. Each Sunrise Class A ADS and Sunrise Class B ADS will represent the right to receive, and to exercise the beneficial ownership interests in, one Sunrise Class A Common Share and one Sunrise Class B Share, respectively. Sunrise ADS holders will be entitled to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the spin-off as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.” See “Description of Sunrise Shares Following the Spin-Off—Share Capital” for more information about the Sunrise Shares and “Description of American Depositary Shares” for more information about the Sunrise ADSs.

As promptly as reasonably practicable following the closing of the spin-off, JPMorgan Chase, acting as the depositary for the Sunrise ADSs, will aggregate all fractional Sunrise Class A ADSs that would otherwise have been required to be delivered to Liberty Global shareholders and cause such aggregated Sunrise Class A ADSs to be sold on Nasdaq at then-prevailing prices. For more information regarding the treatment of fractional Sunrise Class A ADSs, see “The Spin-Off—No Fractional Sunrise ADSs.”

Pursuant to bye-law 14.2(b) of Liberty Global’s bye-laws, the terms of the spin-off require approval by at least 75% of the Liberty Board and by a majority of the Voting Shares present and voting at the Special Meeting. Such approval is required under this bye-law in connection with any share distribution unless (i) holders of each class of Liberty Global Common Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Liberty Global Class B common shares receive higher voting securities and holders of Liberty Global Class A common shares and Liberty Global Class C common shares receive lower voting or non-voting securities. The spin-off does not meet either of the foregoing conditions. Instead, Sunrise’s share capital will be divided into (i) Sunrise Class A Common Shares, one of which will be issued, in ADS form, to holders of Liberty Global Class A and Class C common shares for every five such Liberty Global shares they own and (ii) Sunrise Class B Shares, two of which will be issued, in ADS form, to holders of Liberty Global Class B common shares for every such Liberty Global share they own. Each Sunrise Class A Common Share will have a par value of CHF 0.10 per share and each Sunrise Class B Share will have a par value of CHF 0.01 per share. Since each Sunrise Class B Share will have one vote but only one-tenth of the par value of each Sunrise Class A Common Share, 10 Sunrise Class B Shares will represent the same economic entitlement as one Sunrise Class A Common Share, but 10 times the number of votes. This voting power differential between Sunrise Class A Common Shares and Sunrise Class B Shares approximates the voting power differential between Liberty Global’s Class A common shares, each of which has one vote per share, and Liberty Global’s Class B common shares, each of which has 10 votes per share.

Even if Liberty Global receives all required shareholder approvals with respect to the spin-off, the Liberty Board has reserved the right to abandon the spin-off.

Recommendation

Based on the factors described under “The Spin-Off—Background and Reasons for the Spin-Off” and “The Spin-Off—Recommendation of the Liberty Board,” the Liberty Board has unanimously approved the spin-off proposal.

The Liberty Board unanimously recommends that holders of the Voting Shares vote “FOR” the spin-off proposal.

Proposal No. 2: Share Premium Reduction Proposal

Overview

Pursuant to section 46 of the Bermuda Companies Act, a Bermuda company having a share capital may, subject to approval by its shareholders, its memorandum of association and its bye-laws, reduce its share capital in any way. Bye-law 12.1 of Liberty Global’s bye-laws permits Liberty Global to reduce its share capital (including its share premium) in any manner permitted by the Bermuda Companies Act.

As described in Proposal No.1, one of the steps through which the spin-off will be effected involves a reduction of Liberty Global’s share premium account in recognition of the fact that the Sunrise Business will, at the completion of the spin-off, no longer form part of the Liberty Group. Therefore, share premium in an amount equal to the share premium reduction will be in excess of the capital requirements of Liberty Global.

The Liberty Board is seeking shareholder approval to reduce Liberty Global’s share premium account in accordance with section 46 of the Bermuda Companies Act and bye-law 12.1 of Liberty Global’s bye-laws up to a maximum amount equal to the current balance of Liberty Global’s share premium account (the “Maximum Reduction”). In connection with this authorization, the Liberty Board is also seeking shareholder authorization to (i) determine the exact amount of the share premium reduction to be made in connection with the spin-off by reference to the equity market value of Sunrise at the effective date of the spin-off (with such amount being conclusively fixed as the amount included in a memorandum of reduction of share premium filed by Liberty Global at the Registrar of Companies in Bermuda) and (ii) enter into any documents or agreements on behalf of Liberty Global and its shareholders, as applicable, as may be necessary to effect the share premium reduction. While it is anticipated that the share premium reduction amount determined by the Liberty Board will be less than the Maximum Reduction, the Liberty Board believes that in order to ensure the spin-off achieves the anticipated tax outcome, flexibility will be required in implementing the share premium reduction given that the equity market value of Sunrise will be difficult to fix precisely at the date of this proxy statement/prospectus.

Recommendation

Based on the factors described under “The Spin-Off—Background and Reasons for the Spin-Off” and “The Spin-Off—Recommendation of the Liberty Board” the Liberty Board has unanimously approved share premium reduction proposal.

The Liberty Board unanimously recommends that holders of the Voting Shares vote “FOR” the share premium reduction proposal.

Proposal No. 3: Adjournment Proposal

Overview

Holders of the Voting Shares are being asked to approve a proposal that will give Liberty Global the authority to adjourn or postpone the Special Meeting if necessary or appropriate, including to solicit additional proxies in favor of any of the Proposals if there are insufficient votes at the time of the Special Meeting to approve any of the Proposals or in the absence of a quorum. If this adjournment proposal is approved, the Special Meeting could be adjourned by Liberty Global to any date. In addition, the Liberty Board could postpone the Special Meeting before it commences. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time before their use.

If you sign and return a proxy and do not indicate how you wish to vote on any of the Proposals, or if you sign and return a proxy, and you indicate that you wish to vote in favor of the spin-off proposal but do not indicate a choice on the adjournment proposal, your Voting Shares will be voted in favor of the adjournment proposal. Liberty Global does not anticipate calling a vote on this proposal if the other Proposals are approved by the requisite number of Voting Shares at the Special Meeting.

The adjournment proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of the Voting Shares, voting as a single class, either in person or by proxy on such proposal.

The vote on the adjournment proposal is a vote separate and apart from the vote on the other proposals. Accordingly, you may vote to approve any other proposal and vote not to approve the adjournment proposal and vice versa.

Recommendation

The Liberty Board unanimously recommends that holders of the Voting Shares vote “FOR” the adjournment proposal.

THE SPIN-OFF

Overview

Liberty Global is proposing to effect a series of transactions that, if completed in their entirety, will result in the spin-off, following the transfer of the Sunrise Business to Sunrise. Sunrise was incorporated as a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland in May 2024. Sunrise currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it separately engage in any business or other activities, in each case prior to the spin-off. After the transaction, Liberty Global will continue to own (in whole or in part) and operate its businesses in Belgium, Ireland, Slovakia, the U.K. and the Netherlands and Sunrise will operate the Sunrise Business, with Liberty Global and Sunrise operating as independent, separate publicly traded companies.

Specifically, Liberty Global will effect the spin-off through the following steps:

•

Liberty Global will undertake certain reorganization transactions to effect the separation of the Sunrise Business from the Liberty Group that will result in the transfer to Liberty Global of all of the equity interests in Newco BV, an indirect wholly owned subsidiary of Liberty Global that will be the holding company of the Sunrise Business as of immediately prior to the effective date of the spin-off.

•

Liberty Global will reduce its share premium account without any payment by Liberty Global to Liberty Global’s shareholders up to a maximum amount equal to the current balance of the share premium account, which, as of the date of this proxy statement/prospectus is $8,337,001,797.40, with the Liberty Board authorized to determine the exact amount of the share premium reduction by reference to the equity market value of Sunrise at the effective date of the spin-off.

•

In satisfaction of the share premium reduction, on the effective date of the spin-off, Liberty Global will transfer all of the equity interests in Newco BV to Sunrise by way of a contribution in kind (Sacheinlage) and in recognition of such transfer, Sunrise will issue the Sunrise Shares in ADS form, in accordance with the following distribution ratios:

•

Liberty Global Class A common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class A common shares held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class B common shares: two Sunrise Class B Shares, in the form of two Sunrise Class B ADSs, for every Liberty Global Class B common share held by any such shareholder on the Distribution Record Date.

•

Liberty Global Class C common shares: one Sunrise Class A Common Share, in the form of one Sunrise Class A ADS, for every five Liberty Global Class C common shares held by any such shareholder on the Distribution Record Date.

Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form to facilitate efficient initial settlement mechanics. Each Sunrise Class A ADS and Sunrise Class B ADS will represent the right to receive, and to exercise the beneficial ownership interests in, one Sunrise Class A Common Share and one Sunrise Class B Share, respectively. Sunrise ADS holders will be entitled to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares at any time following the spin-off as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs—Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Share.” See “Description of Sunrise Shares Following the Spin-Off—Share Capital” for more information about the Sunrise Shares and “Description of American Depositary Shares” for more information about the Sunrise ADSs.

Under Liberty Global’s bye-laws, Liberty Global is required to obtain shareholder approval to implement a spin-off, such as the spin-off described in this proxy statement/prospectus, which involves a distribution that does not provide for either (i) each class of Liberty Global Common Shares receiving a pro rata distribution of the same securities or (ii) holders of Liberty Global Class B common shares receiving high vote securities and Liberty Global Class A and C common shares receiving lower voting securities. For additional detail, see “Special Meeting Matters—Proposal No. 1: Spin-Off Proposal.”

The spin-off is being implemented as a reduction of Liberty Global’s share premium without any payment by Liberty Global to Liberty Global’s shareholders, in recognition of the fact that the Sunrise Business will, following its transfer to Sunrise at the completion of the spin-off, no longer form part of the Liberty Group, which, under Bermuda law and Liberty Global’s bye-laws, requires a separate shareholder vote. For additional detail, see “Special Meeting Matters—Proposal No. 2: Share Premium Reduction Proposal.”

Even if Liberty Global receives all required shareholder approvals with respect to the spin-off, the Liberty Board is not required to effect the spin-off.

Required Vote

Each Proposal must be approved by the affirmative vote of a majority of the votes cast by the holders of Voting Shares, voting as a single class, either in person or by proxy on such Proposal.

Holders of Liberty Global Class C common shares are not entitled to vote on matters presented to the Liberty Global shareholders at the Special Meeting and therefore, are not entitled to vote on the Proposals.

Background and Reasons for the Spin-Off

This discussion of the information and factors that the Liberty Board considered in making its decision to approve the spin-off and recommend that the holders of Voting Shares vote in favor of each of the Proposals is not intended to be exhaustive but includes the material factors considered by the Liberty Board. In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, the Liberty Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the Liberty Board may have given different weight to different factors.

Liberty Global is primarily focused on developing its fixed-mobile convergence (“FMC”) strategy for its businesses in the U.K. and Europe, providing world-class connectivity and entertainment services to Liberty Global’s residential and business customers. Liberty Global’s FMC strategy is to drive converged subscriptions in its telecommunications businesses, whereby customers subscribe for at least one fixed (broadband, TV or fixed-line telephony) and at least one mobile service, in order to maximize revenue from each customer relationship and enhance customer loyalty. Where necessary, Liberty Global pursued merger or acquisition transactions in order to enable its businesses to provide converged services to customers in their respective markets.

As part of its FMC business strategy, in November 2020, Liberty Global through its Swiss subsidiary UPC, which had a strong fixed offering in Switzerland, successfully completed the acquisition of Sunrise, which had a fixed business but was primarily focused on mobile services. Sunrise was previously listed on the SIX and the acquisition was effected through the settlement of an all cash public tender offer to acquire all of the publicly held shares of Sunrise, followed by a “squeeze-out” procedure which was completed in the first half of 2021. Liberty Global’s acquisition of Sunrise represented an attractive opportunity to create a national Swiss FMC player for Liberty Global to deploy existing cash to unlock substantial synergies and sustainable free cash flow growth in Switzerland. Since the completion of the Sunrise-UPC transaction, Sunrise has substantially completed a successful integration with UPC’s pre-existing business in Switzerland and has become an integrated Swiss FMC business that has become Switzerland’s leading fully-converged challenger.

The Liberty Board periodically reviews with management the strategic goals and prospects of Liberty Global’s various businesses, subsidiaries, joint ventures and other investments. As part of its periodic reviews, the Liberty Board regularly considers the performance and outlook for the Liberty Global business as a whole, as well as its individual businesses such as the Sunrise Business. One such consideration is whether, in the view of the Liberty Board and management, the public markets apply a meaningful trading discount to the Liberty Global Common Shares relative to the underlying value of Liberty Global’s individual businesses. Liberty Global’s management regularly conducts quantitative analyses of its underlying businesses to determine if such a trading discount exists. Based on the outlook for Liberty Global’s businesses, during the course of 2021 and 2022, Liberty Global’s management assessed the value of its businesses by, among other methods, conducting a sum-of-the-parts analysis using select publicly traded peer(s) for each business and comparing the resulting equity value to the price per share of the Liberty Global Common Shares, and both a discounted cash flow analysis and leverage buy-out analysis to determine a theoretical enterprise value of Liberty Global and its businesses by utilizing the future standalone free cash flows that Liberty Global’s various businesses, joint ventures and other investments were forecasted to generate. In each case, Liberty Global’s management deducted the net liabilities of the business and determined an implied share price for Liberty Global, which it compared to the then current trading price for the Liberty Global Common Shares. Based on such quantitative analysis, the Liberty Board and management determined that during such period, a trading discount was being applied to the Sunrise Business. As a result, during the course of 2021 and 2022, management, along with its legal advisors, explored the possibility of a potential distribution transaction involving the Sunrise Business, but due to market conditions, ultimately determined not to proceed with a transaction at such time and instead focus on completing the integration of Sunrise and UPC Switzerland.

In late 2023 and early 2024, Liberty Global management again updated the Liberty Board on market conditions applicable to a distribution transaction involving the Sunrise Business. At a meeting on January 22, 2024, the Liberty Board considered the potential benefits discussed below that might be achieved through a separation of the Sunrise Business from the rest of Liberty Global’s businesses as well as the associated risks discussed under “Risk Factors.” On February 8, 2024, the Liberty Board unanimously authorized the management of Liberty Global to pursue the spin-off, subject to the final approval by the Liberty Board of the terms of the spin-off. On February 16, 2024, Liberty Global publicly announced its plan to pursue the spin-off. At a meeting held on May 22, 2024, the Liberty Board approved the material terms of the spin-off and the confidential submission of this proxy statement/prospectus. At a meeting held on August 19, 2024, the Liberty Board approved additional terms of the spin-off previously discussed with the Liberty Board, including the issuance of the Sunrise Shares to Liberty Global’s shareholders in the form of Sunrise ADSs, as more fully described in this proxy statement/prospectus, the listing of the Sunrise Class A ADSs on Nasdaq and substantially final drafts of the master separation agreement, the tax separation agreement and the technology master services agreement. At the August 19 meeting, the Liberty Board also approved the public filing with the SEC of this proxy statement/prospectus.

In connection with its consideration of whether implementing the spin-off would be in the best interests of Liberty Global and its shareholders, the Liberty Board consulted with its advisors, including its financial, tax and legal advisors, and considered various factors, including the potential benefits of the spin-off, potential structure alternatives, certain tax considerations and various risks and uncertainties, including those associated with the spin-off and the securities and businesses of each of Liberty Global and Sunrise following the spin-off. The Liberty Board considered the receptivity of the capital markets and the financing environment in concluding that it would be appropriate to proceed with the spin-off at this time. For more information regarding the tax considerations, and the risks and uncertainties associated with the spin-off, see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off,” “The Spin-Off—Material Swiss Tax Consequences of the Spin-Off,” “The Spin-Off—Material U.K. Tax Consequences of the Spin-Off” and “Risk Factors.”

Benefits of the Spin-Off

In determining whether to approve the spin-off, the Liberty Board considered the following potential benefits:

•

Greater market recognition for stand-alone issuer. The spin-off should make it easier for investors to evaluate separately the merits, strategy, performance and future prospects of the business of Sunrise and to invest in the company based on a clearer appreciation of its characteristics. The creation of a stand-alone issuer should provide greater transparency to investors into financial information about Sunrise’s business, with separate stand-alone audited financial statements and greater detail about the component businesses. As a result, the Liberty Board expects that the spin-off will result in a higher trading value for the Sunrise Shares as compared to the value attributed to Sunrise as a part of Liberty Global by reducing the trading discount that public markets apply to the Liberty Global Common Shares relative to the underlying value of the Sunrise Business. As described in more detail below, this will provide Sunrise with an attractive acquisition currency and help it to attract and retain key personnel.

•

Attraction of new investors. The spin-off may also attract new investors, in particular Swiss investors, to Sunrise who may not have properly assessed the Sunrise Business as part of Liberty Global and who may prefer to invest in a Swiss-listed company.

•

Greater focus on business strategies. The spin-off is expected to enhance the ability of the Sunrise Board and officers, acting in their capacities as such, to make business and operational decisions that are solely in the best interests of Sunrise, its particular businesses and its shareholders, and to allocate its capital and corporate resources with a focus on achieving the strategic priorities of Sunrise’s businesses. The Liberty Board believes the spin-off will put Sunrise in a position to compete, grow and serve its customers through focused decision making, efficient deployment of resources, increased operational agility and enhanced responsiveness to market requirements. In addition, the spin-off will allow Liberty Global’s management to devote more attention and resources to its other businesses, including Liberty Global’s other FMC businesses and its ventures arm, Liberty Global Ventures.

•

Less competition for available capital. As part of the Liberty Group, the Sunrise Business competes for Liberty Global’s available capital with other potential investment opportunities. The Liberty Board believes that it may be more beneficial for Liberty Global and its shareholders for Liberty Global to invest in businesses at other stages of the growth cycle. Accordingly, the growth of the Sunrise Business under Liberty Global ownership may be limited due to a lack of direct access to capital needed to fund such growth. The spin-off, if completed, will give Sunrise more flexibility to direct internal capital to fund its growth and realize its full potential.

•

More attractive acquisition currency. Following the spin-off, the Sunrise Shares will represent a “pure play” equity currency that can be used to facilitate Sunrise’s capital raising activities and as an “acquisition currency” to make strategic acquisitions. The Liberty Board believes that this will be particularly beneficial for Sunrise, which expects to leverage acquisitions to, among other things, expand into new product areas and business categories and otherwise enhance its technological capabilities, particularly if the spin-off increases the aggregate equity value of Sunrise. The anticipated improved market recognition of Sunrise’s businesses should also provide Sunrise with greater flexibility in raising capital for organic growth.

•

Attraction and retention of qualified personnel through tailored employee equity incentives. The spin-off is expected to enhance the ability of Sunrise to retain and attract qualified personnel by enabling Sunrise to grant equity incentive awards that are tailored to its businesses and strategic priorities and that are based on its own publicly traded equity.

Transaction Structure

Swiss Incorporation; Classes of Shares

Liberty Global is a Bermuda exempted company limited by shares and is listed on Nasdaq. It has three classes of shares, Liberty Global Class A common shares (voting), Liberty Global Class B common shares (high voting) and Liberty Global Class C common shares (non-voting). However, it is not customary for Swiss listed companies to have three classes of shares. Liberty Global is structuring the spin-off to provide that Sunrise will have only two classes of shares, which should help facilitate liquidity in trading and stock market index inclusion because the volume of trading in Sunrise Class A Common Shares will be greater than if it was split into two classes.

Furthermore, Swiss law provides that all shares of common stock, regardless of class, must have one vote per share. As a result, for Swiss companies, differential voting between classes of shares is implemented by issuing shares with different par values, with a maximum difference of 10:1. For example, a high vote class of stock would be issued with one vote per share, with each share having a par value of one-tenth of the par value of the low vote class. This high voting class will have the right, on a per share basis, to one vote per share, but to receive only one-tenth the dividend of the vote class and should trade at approximately one-tenth the value per share. Therefore, 10 shares of the high vote class would be issued for every one share of the low vote class to maintain both economic equivalence and a high vote/low vote structure.

The issuance of Sunrise Class B Shares, each of which will have one-tenth of the par value of Sunrise Class A Common Shares but one vote, will help maintain Liberty Global’s historic high vote share structure that Liberty Global’s shareholders are familiar with and ensure continuity with Liberty Global’s principal shareholders.

Accordingly, on the effective date of the spin-off, holders of Liberty Global Common Shares on the Distribution Record Date will receive a distribution of Sunrise Shares intended to provide them with equivalent underlying economic value: holders of Liberty Global Class A and Class C common shares will receive one Sunrise Class A Common Share for every five such Liberty Global shares they own and holders of Liberty Global Class B common shares will receive two Sunrise Class B Shares for each Liberty Global Class B common share they own. Because Sunrise will have only two classes of shares, there will be voting dilution implications which are discussed further below. Importantly, however, there will be no economic dilution. The table below summarizes the key economic and voting characteristics of each class of Liberty Global and Sunrise Shares.

Key Economic and Voting Characteristics of Each Share Class, Liberty Global and Sunrise

Issuer & Class	Par Value	Dividends per share	Votes per share
Liberty Global
Class A common shares	$0.01	1x (equal to other classes)	1
Class B common shares	$0.01	1x (equal to other classes)	10
Class C common shares	$0.01	1x (equal to other classes)	n/a
Sunrise
Class A Common Shares	CHF 0.10	1x	1
Class B Shares	CHF 0.01	0.1x	1

Under Liberty Global’s bye-laws, Liberty Global is required to obtain shareholder approval to implement a spin-off that involves a distribution that does not provide for either (i) each class of Liberty Global Common Shares receiving a pro rata distribution of the same securities or (ii) holders of Liberty Global Class B common shares receiving high vote securities and Liberty Global Class A and C Common shares receiving lower voting securities. This is not the case in the spin-off, and therefore the spin-off proposal is being put forward for a vote of the shareholders. For additional detail, see “Special Meeting Matters—Proposal No. 1: Spin-Off Proposal.”

Initial Delivery of Sunrise Shares in ADS Form in the Spin-Off

To facilitate efficient initial settlement mechanics, Liberty Global has determined to deliver all Sunrise Shares distributed in the spin-off initially in ADS form. Among other things, this facilitates delivery of Sunrise Shares to holders of Liberty Global Common Shares whose brokers hold their Liberty Global Common Shares in securities accounts at DTC. An alternative solution, delivering Sunrise Shares not in ADS form but through SIX-SIS, would have required substantial manual processing by Liberty Global shareholders and other settlement stakeholders, which would have introduced the potential for error and delay in the delivery of Sunrise Shares.

Stock Exchange Listing

Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and Sunrise has applied to list the Sunrise Class A ADSs on Nasdaq. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period.

Trading the Sunrise Shares and the Sunrise ADSs

Holders of Sunrise Class A ADSs will be able to trade:

•	Sunrise Class A ADSs on Nasdaq and other U.S. trading venues while the Sunrise Class A ADSs are listed there;

•	Sunrise Class A ADSs OTC in the U.S. following delisting from Nasdaq if their broker can accommodate such trading; and

•

Sunrise Class A Common Shares at any time following the completion of the spin-off on the SIX if they cancel their Sunrise Class A ADSs, withdraw the underlying Sunrise Class A Common Shares and deposit such shares with a bank, broker or other nominee capable of holding and trading the Sunrise Class A Common Shares on the SIX.

Sunrise Class A ADS holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing. Such holders should confirm with their brokers how U.S. OTC-traded Sunrise Class A ADSs or SIX-listed Sunrise Class A Common Shares can be held, purchased, financed and transferred.

Sunrise Class B ADSs can only be traded OTC in the U.S. and only if the holder’s broker can accommodate OTC trading for Sunrise ADSs. Holders of Sunrise Class B ADSs who wish to trade on the SIX at any time following the completion of the spin-off will need to cancel their Sunrise Class B ADSs, withdraw the underlying Sunrise Class B Shares and exchange such shares with Sunrise for Sunrise Class A Common Shares. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs.

Cancelling the Sunrise ADSs and Withdrawing the Underlying Sunrise Shares

The deposit agreements governing the Sunrise ADSs will provide that if a holder of Sunrise ADSs tenders Sunrise ADSs to the depositary for cancellation together with proper documentation and the payment of applicable fees, charges and taxes, the depositary will deliver to such holder the applicable Sunrise Shares, subject only to very limited exceptions, as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs.”

Although Sunrise ADS holders do not have to cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares, Liberty Global expects that Sunrise ADS holders who do so to trade Sunrise Shares on the SIX will gain access to what Liberty Global believes will be a more liquid trading market for their Sunrise Shares Such holders will also not be required to pay annual fees in the amount of up to $0.05 per Sunrise Class A ADS to the depositary and will become direct shareholders of Sunrise, such that they will be able to vote directly at Sunrise’s shareholder meetings and receive any dividends directly from Sunrise without payment of fees of up to $0.05 per Sunrise Class A ADS (depending on amount of the dividend) to the depositary, among other possible benefits.

Sunrise ADS holders who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares within the first three months following the spin-off will not have to pay depositary fees for such cancellation. Sunrise ADS holders will be responsible for paying any taxes or other expenses in connection with such cancellation and withdrawal.

Reduction in Share Premium Deal Structure

The spin-off is being structured as a reduction of share premium under Bermuda law. The principal rationale for utilizing this structure is that it facilitates tax treatment of the distribution of Sunrise Shares in the spin-off as a repayment of capital in certain jurisdictions. Reduction of share premium transactions are more common in European companies than in the U.S. and are available for Bermuda companies. For all practical purposes from Liberty Global’s shareholders’ perspective, a reduction of share premium accomplishes the same result as a traditional spin-off structure in the U.S.

The reduction in Liberty Global’s share premium account as a result of the spin-off may adversely affect Liberty Global’s ability to obtain similar treatment for its shareholders for such tax purposes in future spin-offs and similar transactions if the market value to be received by Liberty Global’s shareholders in respect of the underlying business that may be the subject of such future transaction is higher than the amount of the share premium account of Liberty Global at the time of the completion of such transaction.

Under Bermuda law, Liberty Global is required to have a shareholder vote for a reduction of capital transaction; see “Special Meeting Matters—Proposal No. 2: Share Premium Reduction Proposal.”

Dilution

Because Sunrise will have only two classes of shares compared to Liberty Global, which has three classes of shares, one of which is non-voting, the aggregate voting power of each class of Sunrise Shares will be different from the aggregate voting power of each class of Liberty Global Common Shares. The below table illustrates these differences based on the number of Liberty Global Common Shares outstanding as of August 28, 2024 and the distribution ratios described in this proxy statement/prospectus.

Class	Aggregate voting power in Liberty Global	Aggregate voting power in Sunrise represented by Sunrise Class A Common Shares received in the spin-off	Aggregate voting power in Sunrise represented by Sunrise Class B Shares received in the spin-off
Liberty Global Class A	57%	36%	—
Liberty Global Class B	43%	—	27%
Liberty Global Class C	None	37%	—

Total	100%	73%	27%

There will be, however, no economic dilution. Holders of Liberty Global Class A and Class C common shares will each receive one Sunrise Class A Common Share in ADS form for every five Liberty Global

Common Shares they own in the spin-off. Holders of Liberty Global Class B common shares will each be entitled to receive two Sunrise Class B Shares in ADS form for each Liberty Global Class B common share owned by such holders. Since each Sunrise Class B Share will have one vote but only one-tenth of the par value of each Sunrise Class A Common Share, 10 Sunrise Class B Shares will represent the same economic entitlement as one Sunrise Class A Common Share, but 10 times the number of votes.

Risk Factors

The Liberty Board also considered a number of risks associated with the spin-off. For more information regarding the risks associated with the spin-off see “Risk Factors—Risks Relating to the Spin-Off and Sunrise’s Status as an Independent Company.”

The Liberty Board evaluated the risks and benefits of the spin-off as a whole and did not find it necessary to assign relative weights to the specific factors considered. The Liberty Board concluded, however, that the potential benefits of the spin-off outweighed its potential risks and that separating the Sunrise Business from Liberty Global is appropriate, advisable and in the best interests of Liberty Global and its shareholders.

Recommendation of the Liberty Board

Based upon the factors described under “The Spin-Off—Background and Reasons for the Spin-Off” and, with respect to aspects of the proposed spin-off that could involve potential conflicts of interest, the Liberty Board has determined that the adoption of the Proposals is in the best interests of Liberty Global and its shareholders.

ACCORDINGLY, THE LIBERTY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS.

Review of Financial Advisors

J.P. Morgan Securities PLC (“J.P. Morgan”) and UBS AG (“UBS”) each acted as Joint Lead Financial Advisors and Joint Lead Capital Markets Advisors to Liberty Global, Inc. (“LGI”), a wholly owned subsidiary of Liberty Global, and BNP PARIBAS (“BNPP”) and Deutsche Bank AG (“DB”) each acted as Joint Capital Market Advisors to LGI, in each case in connection with the spin-off. Each of J.P. Morgan, UBS, BNPP and DB was retained by LGI in connection with the transaction because of the firm’s familiarity with the Sunrise Business and the firm’s qualifications and reputation. In connection with the transaction, LGI’s financial advisors will receive compensation to be negotiated, consistent with Liberty Global’s prior practices, for services rendered.

Interests of Certain Persons in the Spin-Off

In considering the recommendation of the Liberty Board to vote in favor of the spin-off, shareholders of Liberty Global should be aware that directors and executive officers of Liberty Global have interests in the spin-off that may be in addition to or different from the interests of shareholders generally. The Liberty Board was aware of these interests and considered them, among other factors, in approving the spin-off.

Equity Ownership

Certain of Liberty Global’s directors and executive officers currently own Liberty Global Common Shares, stock options to purchase Liberty Global Common Shares, stock appreciation rights in respect of Liberty Global Common Shares, restricted stock units evidencing the right to receive Liberty Global Common Shares and other awards with respect to Liberty Global Common Shares that will be impacted by the spin-off. See “—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards,” “Security Ownership of Certain Beneficial Owners and Management of Liberty Global” and “Security Ownership of Certain Beneficial Owners and Management of Sunrise Following the Spin-Off.”

Following the completion of the spin-off, Mr. Malone and Mr. Fries may determine to swap Sunrise Shares they beneficially own with each other. If Mr. Malone and Mr. Fries determine to engage in such a swap transaction, Mr. Fries’ total voting power in Sunrise may increase, though the aggregate voting power of the outstanding Sunrise Shares would remain the same. In addition, pursuant to a letter agreement, which will be executed on the effective date of the spin-off, for so long as Mr. Fries is serving on the Sunrise Board, (a) Mr. Fries will have the right to vote the Sunrise Class B Shares held by the Malone Trust or instruct the depositary to vote the Sunrise Class B Shares underlying Mr. Malone’s Sunrise Class B ADSs held by the Malone Trust, as applicable, if such shares are not being voted and (b) Mr. Fries (or an entity controlled by him) will have an exclusive right to negotiate to purchase Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, held by the Malone Trust if the Malone Trust determines to sell Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, and, if the parties fail to come to an agreement, Mr. Fries will have a right to match any third party offer. See “Risk Factors—Risks Relating to the Sunrise Shares and Jurisdiction of Incorporation—Mr. Malone and Mr. Fries will have significant voting power with respect to corporate matters considered by Sunrise’s shareholders after the spin-off” for a more detailed description of these arrangements.

Indemnification

The directors and executive officers of Liberty Global are also entitled to indemnification with respect to actions taken by them in connection with the spin-off under the organizational documents of Liberty Global, and applicable law as well as customary indemnification agreements to which Liberty Global and these persons are parties.

Arrangements among Mr. Fries, Liberty Global and Sunrise

Mr. Fries will remain Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board and, prior to the spin-off, will become the Sunrise Chair.

Conditions to the Spin-Off

The completion of the spin-off and related transactions is subject to the satisfaction (as determined by the Liberty Board in its sole discretion) of the following conditions as set forth in the master separation agreement, including, among others:

•	approval of the final terms of the spin-off by the Liberty Board;

•	approval of the holders of the Voting Shares of the spin-off proposal and the share premium reduction proposal at the Special Meeting;

•

receipt of the A&O Shearman Tax Opinion to the effect that, subject to the qualifications and limitations set forth in such opinion, the spin-off should qualify for shareholder nonrecognition treatment under Section 355 of the Code, and related provisions, with the result that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of Liberty Global Common Shares upon the receipt of Sunrise ADSs in the spin-off, except with respect to any cash received in lieu of a fractional Sunrise ADS;

•

the tax separation agreement, the technology master services agreement, the transitional services agreements and amendments to certain other existing services agreements between Liberty Global and Sunrise (or their respective affiliates) being in effect;

•	the effectiveness under the Securities Act of the registration statement on Form F-4 of which this prospectus forms a part;

•	the approval of the SIX for the listing of the Sunrise Class A Common Shares;

•	the approval of Nasdaq for the listing of the Sunrise Class A ADSs;

•	the deposit agreements in connection with the Sunrise ADSs being in effect;

•	receipt of a ruling from the Swiss Takeover Board regarding certain aspects of Swiss takeover law related to arrangements after the spin-off;

•	the absence of any governmental order or legal restraint preventing the closing of the spin-off; and

•	receipt of any other material regulatory or contractual approvals that the Liberty Board has determined are required to be obtained.

The Liberty Board may not waive any of the conditions to the spin-off other than the final condition listed above.

No Fractional Sunrise ADSs

Neither Sunrise nor the depositary will be able to issue fractional Sunrise Shares or fractional Sunrise ADSs in the spin-off. As promptly as reasonably practicable following the closing of the spin-off, JPMorgan Chase, acting as the depositary for the Sunrise ADSs, will aggregate all fractional Sunrise Class A ADSs that would otherwise have been required to be delivered to Liberty Global shareholders and cause such aggregated Sunrise Class A ADSs to be sold on Nasdaq at then-prevailing prices in the manner provided in the immediately following sentence. The sale of such aggregated fractional Sunrise Class A ADSs by the depositary will be executed in round lots to the extent practicable. Each such Liberty Global shareholder will, in lieu of receiving any fractional Sunrise ADSs that such Liberty Global shareholder would otherwise have been entitled to receive, be entitled to receive from the proceeds from such sales by the Sunrise Class A ADS depositary, an amount equal to such Liberty Global shareholder’s proportionate interest in the proceeds from such sales, rounded to the nearest whole cent and without interest. As promptly as reasonably practicable after the determination of the amount of cash, if any, to be paid to the Liberty Global shareholders who would otherwise have been entitled to receive fractional Sunrise Class A ADSs, the Sunrise ADS depositary will make available such amounts, without interest, to such Liberty Global shareholders. There will be no fractional Sunrise Class B ADSs issued in the spin-off.

Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs

Listing

Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares on the SIX, and has applied to list the Sunrise Class A ADSs on Nasdaq. Sunrise has accordingly reserved the ticker symbol “SUNN” for the Sunrise Class A Common Shares with the SIX and the symbol “SNRE” for the Sunrise Class A ADSs with Nasdaq. Trading in Sunrise Class A Common Shares and Sunrise Class A ADSs is expected to begin on the SIX and on Nasdaq, respectively, on a Swiss or U.S. business day, as applicable, after the date that Liberty Global completes the spin-off.

Sunrise does not intend to apply to list the Sunrise Class A Common Shares on any U.S. stock exchange and does not intend to apply to list the Sunrise Class B Shares or the Sunrise Class B ADSs on any stock exchange in any jurisdiction. Trading in the Sunrise Class B ADSs, if any, will only take place in the United States OTC. OTC trading is generally much more limited than trading on any national securities exchange and is subject to greater volatility. Since Liberty Global shareholders will initially receive Sunrise Shares in ADS form in the spin-off, before they can place an on-market trade for their Sunrise Shares, they will first need to cancel their Sunrise ADSs and acquire direct ownership of Sunrise Class A Common Shares in SIX-SIS. There can be no assurance that a viable and active trading market will develop in either class of the Sunrise Shares or Sunrise ADSs.

Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs

Overview

As described elsewhere in this proxy statement/prospectus, the only listed trading market for either class of Sunrise Shares will be the SIX, where Sunrise has received approval from SIX Exchange Regulation, subject to customary conditions, to list the Sunrise Class A Common Shares, and the only listed trading market for either class of the Sunrise ADSs will be Nasdaq, where Sunrise has applied to list the Sunrise Class A ADSs. The Nasdaq listing of the Sunrise Class A ADSs will be for a transitional period only, to facilitate trading and holding of the Sunrise Class A ADSs after the spin-off. This transitional period will extend from the listing date of the Sunrise Class A ADSs on Nasdaq to a date which will be approximately nine months thereafter, with the specific date to be determined. Sunrise could elect to extend the transitional period based upon facts and circumstances at the time. However, Sunrise Class A ADS holders should prepare for a delisting at the end of the transitional period.

Holders of Sunrise Class A ADSs will be able to trade:

•	Sunrise Class A ADSs on Nasdaq and other U.S. trading venues while the Sunrise Class A ADSs are listed there;

•	Sunrise Class A ADSs OTC in the U.S. following delisting from Nasdaq if their broker can accommodate such trading; and

•

Sunrise Class A Common Shares at any time following the completion of the spin-off on the SIX if they cancel their Sunrise Class A ADSs, withdraw the underlying Sunrise Class A Common Shares and deposit such shares with a bank, broker or other nominee capable of holding and trading the Sunrise Class A Common Shares on the SIX.

Sunrise Class A ADS holders may wish to cancel their Sunrise Class A ADSs and withdraw the underlying Sunrise Class A Common Shares prior to the termination of the Nasdaq listing. Such holders should confirm with their brokers how U.S. OTC-traded Sunrise Class A ADSs or SIX-listed Sunrise Class A Common Shares can be held, purchased, financed and transferred.

As also described elsewhere in this proxy statement/prospectus, only Sunrise Class A Common Shares, but not Sunrise Class B Shares, will trade on the SIX. Accordingly, if holders of Sunrise Class B ADSs wish to trade on the SIX, they would need to cancel their Sunrise Class B ADSs and withdraw the underlying Sunrise Class B Shares, and then exchange those Sunrise Class B Shares for Sunrise Class A Common Shares in accordance with Sunrise’s articles of association, at a ratio of 10 Sunrise Class B Shares for one Sunrise Class A Common Share. The Sunrise Class B ADS holders can then trade the resulting Sunrise Class A Common Shares on the SIX. Neither the Sunrise Class B Shares nor the Sunrise Class B ADSs will be listed on any stock exchange in any jurisdiction. Trading in the Sunrise Class B ADSs, if any, will only take place in the United States OTC. Sunrise Class B ADSs cannot be exchanged for Sunrise Class A ADSs.

Procedures for Cancelling Sunrise ADSs and Withdrawing Underlying Sunrise Shares

The cancellation of Sunrise ADSs and the withdrawal of the underlying Sunrise Shares will be governed by the deposit agreement applicable to the relevant Sunrise ADSs and the procedures of the depositary. The deposit agreements provide that, among other things, if a holder of Sunrise ADSs tenders Sunrise ADSs to the depositary for cancellation together with proper instructions and documentation and the payment of applicable fees, charges and taxes as set forth in the applicable deposit agreement, the depositary will deliver to such holder of Sunrise ADSs or, upon such holder’s written order, another person, the underlying Sunrise Shares, subject only to compliance with applicable law and any temporary delays caused by the closing of the Sunrise ADS register by the depositary or of Sunrise’s share register by Sunrise in connection with, among other things, voting at a shareholders’ meeting, or the payment of dividends. For more information about the provisions of the deposit agreements and the depositary’s procedures, please review the deposit agreement applicable to your Sunrise ADSs, which is an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You may also contact the depositary by e-mail at DR_Global_CSM@jpmorgan.com. Liberty Global and Sunrise also intend to make more information about such procedures accessible to eligible persons from the investor relations pages of their respective websites.

Holders of Sunrise ADSs who cancel their Sunrise ADSs and withdraw the underlying Sunrise Shares within the first three months following the spin-off will not have to pay depositary fees of up to $0.05 per Sunrise ADS for such cancellation. Holders of Sunrise ADSs will be responsible for paying any taxes or other expenses in connection with such cancellation and withdrawal. For further information about the cancellation of Sunrise ADSs and withdrawal of the underlying Sunrise Shares, please refer to “Description of American Depositary Shares—Deposit, Withdrawal and Cancellation—How do Sunrise ADS holders cancel a Sunrise ADS and obtain Deposited Securities?”

Holding and Trading Sunrise Class A Common Shares on the SIX

If you wish to hold the Sunrise Shares directly, rather than in ADS form, or trade the Sunrise Class A Common Shares on the SIX at any time following the spin-off, Liberty Global strongly encourages you to contact your bank, broker or other nominee through which you currently hold your Liberty Global Common Shares or other securities to inquire about their capability to hold the Sunrise Shares and trade the Sunrise Class A Common Shares on the SIX. Not all U.S. based banks, brokers and other nominees have that capability. Even if your bank, broker or other nominee has that capability, it may take some time for it to take necessary action to enable you to hold the Sunrise Shares or trade the Sunrise Class A Common Shares on the SIX through it, so Liberty Global suggests that you commence this process well in advance of any desired trading of Sunrise Class A Common Shares on the SIX. Your ability to hold your Sunrise Shares with an eligible broker, bank or other nominee will depend not only on such entity’s operational capabilities, but also on the policies of, and arrangements with such entity, and if you are unable to do so for any reason, you will not be able to hold Sunrise Shares directly or sell your Sunrise Class A Common Shares on the SIX. If you do not currently have a broker relationship, you will need to establish one with an eligible bank, broker or other nominee if you wish to cancel your Sunrise ADSs and hold the underlying Sunrise Shares or trade the Sunrise Class A Common Shares on the SIX.

Liberty Global also strongly encourages you to contact your bank, broker or other nominee about initiating the process for cancelling your Sunrise ADSs and acquiring direct ownership of the underlying Sunrise Class A Common Shares as soon as possible if you wish to trade Sunrise Class A Common Shares on the SIX as soon as such trading commences, which is expected to occur on the second Swiss business day following the completion of the spin-off.

Regulatory Requirements

Liberty Global is not aware of any material governmental approvals or actions that are necessary to effect the spin-off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to U.S. Holders of Liberty Global Common Shares

The following is a summary of the material U.S. federal income tax consequences to holders of Liberty Global Common Shares in connection with the spin-off. This summary is based on the Code, the United States Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this proxy statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary represents the opinion of Allen Overy Shearman Sterling US LLP, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This summary is limited to holders of Liberty Global Common Shares that are U.S. Holders and that hold their Liberty Global Common Shares as a capital asset. A “U.S. Holder” is a beneficial owner of Liberty Global Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) it has validly made an election to be treated as a U.S. person under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired Liberty Global Common Shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, 10% or more, by voting power or value, of Liberty Global equity;

•	shareholders owning Liberty Global Common Shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the U.S.;

•	shareholders who are subject to the alternative minimum tax;

•	persons who are subject to special accounting rules under Section 451(b) of the Code;

•	persons who own Liberty Global Common Shares through partnerships or other pass-through entities; or

•	persons who hold Liberty Global Common Shares through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Liberty Global Common Shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF.

General

It is a non-waivable condition to the completion of the spin-off that Liberty Global receive the A&O Shearman Tax Opinion to the effect that the spin-off should qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code. This opinion is based on proposed Treasury regulations interpreting Section 355 to permit parent companies in spin-off transactions to look through subsidiaries of joint ventures for purposes of determining whether one of the requirements of Section 355 is satisfied. This is the requirement that the transaction not be a device for the distribution of earnings and profits. In the absence of those proposed regulations, Liberty Global’s ability to look through its joint ventures’ subsidiaries to satisfy this requirement would be more uncertain. Proposed Treasury regulations create persuasive authority on which taxpayers can rely, but they do not have the same binding effect as final regulations. Because the relevant Treasury regulations have not yet been adopted as final, Allen Overy Shearman Sterling US LLP is unable to render the opinion regarding this qualification of the spin-off transaction under Section 355 of the Code at a “will” level. The relevant proposed regulations were issued in 2016 and the Treasury has not announced a date for the adoption of the final regulations. The final regulations, when adopted, could differ from those proposed in ways that are relevant to the tax treatment of the spin-off. If the effective date of such an adoption were to occur prior to the closing of the spin-off, this could affect the ability of Allen Overy Shearman Sterling US LLP to deliver the A&O Shearman Tax Opinion. If that opinion cannot be delivered, the spin-off will not close. If such an adoption were to occur after the closing of the spin-off, this should not affect the tax treatment of the spin-off because the final rules would not have an adverse retroactive effect on taxpayers.

Moreover, the A&O Shearman Tax Opinion will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the spin-off qualifies for this treatment and subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional Sunrise ADSs), for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. shareholder as a result of the spin-off, except with respect to any cash received in lieu of fractional Sunrise ADSs;

•

the aggregate tax basis of the Liberty Global Common Shares and the Sunrise ADSs held by each U.S. shareholder immediately after the spin-off will be the same as the aggregate tax basis of the Liberty Global Common Shares held by the U.S. shareholder immediately before the spin-off, allocated between the Liberty Global Common Shares and the Sunrise ADSs in proportion to their relative fair market values on the date of the spin-off (subject to reduction upon the deemed sale of any fractional Sunrise ADSs, as described below); and

•

the holding period of the Sunrise ADSs received by each U.S. shareholder will include the holding period of their Liberty Global Common Shares, provided that such Liberty Global Common Shares are held as a capital asset on the date of the spin-off.

U.S. shareholders that have acquired different blocks of Liberty Global Common Shares at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of Sunrise ADSs distributed with respect to such blocks of Liberty Global Common Shares.

The A&O Shearman Tax Opinion will not address any U.S. state or local or foreign tax consequences of the spin-off. The opinion will assume that the spin-off will be completed according to the terms of the master separation agreement and will rely on the facts as stated in the master separation agreement, the other ancillary agreements, this proxy statement/prospectus and a number of other documents. In addition, the opinion will be based on certain representations as to factual matters from, and certain covenants by, Liberty Global and Sunrise. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect.

Notwithstanding receipt by Liberty Global of the A&O Shearman Tax Opinion, the IRS could assert that the spin-off does not satisfy the requirements of Section 355 of the Code or related Treasury Regulations. The A&O Shearman Tax Opinion will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinion are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the spin-off could be materially less favorable. Liberty Global has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the spin-off.

If the spin-off is determined not to qualify for nonrecognition of gain or loss, the above consequences would not apply and each U.S. shareholder who receives the Sunrise ADSs in the spin-off would generally be treated as receiving a distribution in an amount equal to the fair market value of the Sunrise ADSs received, which would generally result in:

•	a taxable dividend to the U.S. shareholder to the extent of that U.S. shareholders pro rata share of Liberty Global’s current or accumulated earnings and profits;

•

a reduction in the U.S. shareholder’s basis (but not below zero) in Liberty Global Common Shares to the extent the amount received exceeds the shareholder’s share of Liberty Global earnings and profits; and

•

a taxable gain from the exchange of Liberty Global Common Shares to the extent the amount received exceeds the sum of the U.S. shareholders share of Liberty Global’s earnings and profits and the U.S. shareholders basis in its Liberty Global Common Shares.

Cash in Lieu of Fractional Sunrise ADSs

If a U.S. shareholder receives cash in lieu of a fractional Sunrise ADS as part of the spin-off, the U.S. shareholder will be treated as though it first received a distribution of the fractional Sunrise ADS in the spin-off and then sold it for the amount of cash actually received. Provided the fractional Sunrise ADS is considered to be held as a capital asset on the date of the spin-off, the U.S. shareholder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional Sunrise ADS and the U.S. shareholder’s tax basis in that fractional Sunrise ADS, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. shareholder’s holding period for the Liberty Global Common Shares is more than one year on the date of the spin-off.

Payments of cash in lieu of a fractional Sunrise ADS may, under certain circumstances, be subject to “backup withholding,” unless a U.S. shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Corporations will generally be exempt from backup withholding but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. shareholder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Information Reporting

Treasury Regulations require each Liberty Global shareholder that, immediately before the spin-off, owned 5% or more (by vote or value) of the total outstanding stock of Liberty Global to attach to such shareholders’ U.S. federal income tax return for the year in which the spin-off occurs a statement setting forth certain information related to the spin-off.

Consequences to Liberty Global

The following is a summary of the material U.S. federal income tax consequences to Liberty Global in connection with the spin-off that may be relevant to holders of Liberty Global Common Shares.

As discussed above, the completion of the spin-off is conditioned upon Liberty Global’s receipt the A&O Shearman Tax Opinion to the effect that the spin-off should qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code. If the spin-off qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code, no gain or loss will be recognized by Liberty Global as a result of the spin-off. The A&O Shearman Tax Opinion is subject to the qualifications and limitations as are set forth above under “—Consequences to U.S. Holders of Liberty Global Common Shares.”

If the spin-off is determined not to qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code, then Liberty Global would recognize gain equal to the excess of the fair market value of the Sunrise ADSs issued to Liberty Global’s shareholders over Liberty Global’s tax basis in the Sunrise Shares. However, any such gain recognized by Liberty Global generally should not be subject to U.S. federal income tax because Liberty Global is a foreign corporation for U.S. federal income tax purposes and generally is not a U.S. taxpayer.

Material U.S. Federal Income Tax Considerations for U.S. Sunrise ADS holders

Taxation of Cash Distributions on Sunrise ADSs

For U.S. federal income tax purposes, Sunrise ADS holders generally will be treated as owners of the Sunrise Shares represented by such Sunrise ADSs. Subject to the discussion below under “—Sunrise—Passive Foreign Investment Company Status,” the gross amount of any cash distributions by Sunrise on Sunrise ADSs will be taxable to U.S. Holders as dividend income to the extent of Sunrise’s earnings and profits (as determined for U.S. federal income tax purposes) or if no such determination can be made because of a lack of information or otherwise, then entirely as dividend income. With respect to non-corporate U.S. Holders (including individuals), dividends received from a qualified foreign corporation will be subject to U.S. federal income tax at preferential rates if (1) Sunrise ADSs are readily tradable on an established securities market in the U.S. or (2) Sunrise is eligible for the benefits of a comprehensive income tax treaty with the U.S. that the IRS has approved for purposes of the qualified dividend rules and certain holding period requirements and other conditions are satisfied. For the period in which the Sunrise ADSs are listed on Nasdaq, Liberty Global expects that the Sunrise ADSs will be readily tradable on an established securities market in the U.S. In the event that the Nasdaq listing is terminated, which Liberty Global and Sunrise expect to occur approximately nine months after the completion of the spin-off (subject to the discretion of the Sunrise Board at the time), the Sunrise ADSs will not be listed on an established securities market in the U.S. However, Liberty Global expects that Sunrise will qualify for the benefits of the income tax treaty between the U.S. and Switzerland. Accordingly, although it is not certain, Liberty Global expects that distributions on the Sunrise ADSs will be subject to U.S. federal income tax at preferential rates. U.S. Holders are urged to consult their own tax advisors regarding the availability of the preferential rate based on their particular situation. Corporate U.S. Holders generally will not be eligible for the dividends received deduction with respect to dividends received from Sunrise.

Subject to generally applicable limitations and conditions under the Code (including a minimum holding period requirement), a U.S. Holder may be entitled to a foreign tax credit in respect of any non-U.S. income taxes withheld and paid over to the applicable non-U.S. tax authorities. These generally applicable restrictions and conditions include new requirements adopted in Treasury Regulations promulgated in December 2021, and subject to the discussion below, there can be no assurance that any taxes imposed by Switzerland will satisfy these requirements. A recent notice from the IRS provides temporary relief from such Treasury Regulations by allowing taxpayers to apply a modified version of the Treasury Regulations for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance), provided that the taxpayer consistently applies such modified version of the Treasury Regulations and complies with specific requirements set forth in a previous notice. In the case of a U.S. Holder that either (i) is eligible for, and properly elects, the benefits of the income tax treaty between the U.S. and Switzerland or (ii) consistently elects to apply the modified version of the Treasury Regulations in the manner described in the preceding sentence, Swiss income taxes withheld on a dividend distribution generally will qualify as a creditable tax. In the case of all other U.S. Holders, the application of these requirements to the

Swiss income taxes withheld on a dividend distribution is uncertain, and Liberty Global has not determined whether these requirements have been met. If the Swiss tax is not a creditable tax for a U.S. Holder or the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes, the U.S. Holder may be able to deduct the Swiss tax in computing the U.S. Holder’s taxable income for U.S. federal income tax purposes, subject to applicable limitations and requirements. Dividends paid on the Sunrise ADSs generally will constitute foreign source income and, for purposes of calculating the foreign tax credit, as “passive category income,” for most U.S. Holders. The rules governing foreign tax credits are complex. U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances.

To the extent that the amount of any distribution exceeds Sunrise’s earnings and profits (if such earnings and profits can be determined for U.S. federal income tax purposes), the distribution will first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. Holder’s Sunrise ADSs, as applicable), and thereafter will be taxed as capital gain recognized on a taxable disposition.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Taxation of Dispositions of Sunrise ADSs

Subject to the discussion below under “—Sunrise—Passive Foreign Investment Company Status,” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or other taxable disposition of Sunrise ADSs in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such ADSs (as determined above under “—Consequences to U.S. Holders of Liberty Global Common Shares.”) Such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) will be subject to U.S. federal income tax at preferential rates if the U.S. Holder has a holding period in the Sunrise ADSs of greater than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Sunrise ADSs generally will be treated as U.S. source gain or loss.

Sunrise—Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Sunrise is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. A non-U.S. corporation, such as Sunrise, will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based upon its business and operations, Sunrise does not expect to be treated as a PFIC for U.S. federal income tax purposes for the taxable year in which the spin-off occurs or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Further, it is difficult to accurately predict future assets and income relevant to the PFIC determination. Thus, there can be no assurance that Sunrise will not be treated as a PFIC for any taxable year.

If Sunrise were to be treated as a PFIC, U.S. Sunrise ADS holders could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such ADSs and certain distributions received on such ADSs. In addition, dividends received with respect to Sunrise ADSs would not constitute qualified dividend income eligible for preferential tax rates if Sunrise were treated as a PFIC for the taxable year of the dividend or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment.

U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in the Sunrise ADSs.

Information Reporting and Backup Withholding for U.S. Holders

In general, information reporting will apply to dividends in respect of Sunrise ADSs and the proceeds from the sale, exchange or redemption of Sunrise ADSs that are paid to holders within the U.S. (and in certain cases, outside the U.S.), unless the holder is an exempt recipient. A U.S. backup withholding tax (currently at a rate of 24%) may apply to such payments, if made by a U.S. paying agent or other U.S. intermediary, if a holder fails to provide a taxpayer identification number, or TIN, or certification of exempt status or fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Certain U.S. Holders of specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to their Sunrise ADSs, subject to certain exceptions (including an exception for Sunrise ADSs held in accounts maintained by certain financial institutions), by attaching a properly completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Sunrise ADSs. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to the ownership of Sunrise ADSs.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TO U.S. HOLDERS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SUNRISE ADS HOLDER. SUNRISE ADS HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Material Swiss Tax Consequences of the Spin-Off

Consequences to Swiss Holders of Liberty Global Common Shares

The following is a summary of the material Swiss federal income tax consequences in connection with the spin-off. This is not a complete analysis of the potential tax effects of the spin-off. It also does not take into account investors’ individual circumstances. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to any particular Swiss Holder (as defined below) of Liberty Global Common Shares.

A “Swiss Holder” is a beneficial owner of Liberty Global Common Shares who is (i) a Swiss tax resident individual who holds Liberty Global Common Shares as private assets; (ii) a Swiss tax resident individual or a non-Swiss tax resident individual who is subject to Swiss income tax for reasons other than residency, who holds Liberty Global Common Shares as business assets or qualifies as a professional securities dealer for Swiss tax purposes; or (iii) a legal entity tax resident in Switzerland or a non-Swiss tax resident legal entity that holds Liberty Global Common Shares as part of a Swiss permanent establishment or fixed place of business.

The following statements are based on the requirement of the continuing effectiveness and validity of the Swiss tax rulings, each to the effect that the spin-off qualifies as a tax-neutral transaction.

If the spin-off qualifies as a tax-neutral transaction, and subject to the qualifications and limitations set forth herein (including the share premium reduction described in “Special Meeting Matters” and the discussion further below in this section relating to the receipt of cash in lieu of fractional Sunrise ADSs), for Swiss tax purposes no gain or loss should be recognized by, or be includible in the income of, a Swiss Holder as a result of the spin-off, provided that Swiss Holders who hold Liberty Global Common Shares as business assets accurately maintain the tax and book values of their Liberty Global Common Shares.

The latter means that for Swiss Holders who hold Liberty Global Common Shares as business assets, the aggregate tax basis of the Liberty Global Common Shares and the Sunrise ADSs immediately after the spin-off should be the same as the aggregate tax basis of the Liberty Global Common Shares held immediately before the spin-off, allocated between the Liberty Global Common Shares and the Sunrise ADSs.

If a Swiss Holder who holds Liberty Global Common Shares as business assets is classified as a “professional securities dealer” or is a legal entity and receives cash in lieu of a fractional ADS, such Swiss Holder will generally recognize a capital gain or loss measured by the difference between the cash received for such fractional share of ADSs and the Swiss Holder’s tax basis in that fractional share of ADSs.

If a Swiss Holder who holds Liberty Global Common Shares as private assets receives cash in lieu of a fractional share of ADSs, the receipt of such cash will be tax-free to such Swiss Holder.

Liberty Global has received the Swiss tax rulings which cover the relevant Swiss tax aspects of the separation and spin-off. The Swiss tax rulings rely upon certain facts, assumptions, representations and undertakings from Liberty Global and Sunrise regarding the past and future conduct of Liberty Global and Sunrise’s businesses and other matters. If any of the facts, assumptions, representations or undertakings described therein are incorrect or incomplete or not otherwise satisfied, Liberty Global may not be able to rely upon the Swiss tax rulings. Accordingly, notwithstanding the Swiss tax rulings, no assurance can be given that the relevant Swiss tax authorities will not assert, or that a court would not sustain, a position contrary to one or more of the statements set forth above.

Certain Swiss Tax Considerations Regarding the Sunrise ADSs and Sunrise Shares

The following is a general summary of certain tax consequences of the acquisition, ownership and disposition of Sunrise ADSs or Sunrise Shares based on Swiss income tax laws and regulations in force on the date of this proxy statement/prospectus. Tax consequences are subject to changes in applicable law, including changes that could have a retroactive effect. This is not a complete analysis of the potential tax effects relevant to a decision to invest in Sunrise ADSs or Sunrise Shares nor does the following summary take into account or discuss the tax laws of any jurisdiction other than Switzerland. It also does not take into account investors’ individual circumstances. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to any particular holder of Sunrise ADSs or Sunrise Shares.

Investors are urged to consult their own tax advisors as to tax consequences of the acquisition, ownership and disposition of Sunrise ADSs or Sunrise Shares. Tax consequences may differ according to the provisions of different tax treaties (see below) and the investor’s particular circumstances.

Swiss Withholding Tax

Under Swiss tax law, dividends due and similar cash or in-kind distributions made by Sunrise to a holder of Sunrise ADSs or Sunrise Shares (including liquidation proceeds and bonus shares) are subject to Swiss federal withholding tax (Verrechnungssteuer) (“Swiss Withholding Tax”), currently at a rate of 35% (applicable to the gross amount of taxable distribution). The repayment of the nominal value of the Sunrise ADSs or Sunrise Shares and any permissible repayment of qualifying additional paid in capital (capital contribution reserves (Reserven aus Kapitaleinlagen)) are not subject to Swiss Withholding Tax.

Swiss resident individuals who hold their shares as private assets (“Resident Private Shareholders”) are in principle eligible for a full refund or credit against income tax of the Swiss Withholding Tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes, (ii) corporate and individual shareholders who are not resident in Switzerland and who hold their shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities (collectively, “Domestic Commercial Shareholders”) are in principle eligible for a full refund or credit against income tax of the Swiss Withholding Tax if they duly report the underlying income in their income statements or income tax return, as the case may be.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Swiss Withholding Tax if the country in which such recipient resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of Sunrise ADSs or Sunrise Shares and the procedures for claiming a refund of the Swiss Withholding Tax.

Swiss Federal Stamp Taxes

The Swiss Federal Issuance Stamp Tax (Emissionsabgabe) of 1% on the proceeds from the issuance of the Sunrise ADSs or Sunrise Shares will be borne by Sunrise.

The issuance and the delivery of the Sunrise ADSs or Sunrise Shares is not subject to Swiss Federal Securities Transfer Stamp Tax (Umsatzabgabe). The subsequent purchase or sale of Sunrise Shares (directly or through the sale of Sunrise ADSs), whether by Resident Private Shareholders, Domestic Commercial Shareholders or Non-Resident Shareholders, may be subject to Swiss Federal Securities Transfer Stamp Tax at a current rate of up to 0.15%, as well as the SIX turnover fee, both calculated on the purchase price or the sale proceeds, respectively, if (i) such transfer occurs through or with a Swiss or Liechtensteinian bank or by or with involvement of another Swiss securities dealer as defined in the Swiss federal stamp tax act and (ii) no exemption applies.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax

Non-Resident Shareholders are not subject to any Swiss federal, cantonal or communal income tax on dividend payments and similar distributions simply because they hold Sunrise ADSs or Sunrise Shares. The same applies for capital gains on the sale of Sunrise ADSs or Sunrise Shares. For Swiss Withholding Tax consequences, see above.

Resident Private Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares or taxable repurchases of Sunrise ADSs or Sunrise Shares as described above), which are not repayments of the nominal value of the Sunrise ADSs or Sunrise Shares or permissible repayment of qualifying additional paid in capital (capital contribution reserves (Reserven aus Kapitaleinlagen)), are required to report such receipts in their individual income tax returns and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant tax period. A gain or a loss by Resident Private Shareholders realized upon the sale or other disposition of Sunrise ADSs or Sunrise Shares to a third party will generally be a tax-free private capital gain or a non-tax-deductible capital loss, as the case may be. Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds and bonus shares) are required to recognize such payments in their income statements for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings accumulated (including the dividends) for such period. The same taxation treatment also applies to Swiss-resident individuals who, for Swiss income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealings or leveraged transactions in securities. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (Beteiligungsabzug), if the shares held have a market value of at least CHF 1 million. Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of Sunrise ADSs or Sunrise Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of Sunrise ADSs or Sunrise Shares) for such taxation period. The same tax treatment also applies to Swiss-resident individuals who, for Swiss income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealings or leveraged transactions in securities.

Swiss Wealth Tax and Capital Tax

Non-Resident Shareholders holding the Sunrise ADSs or Sunrise Shares are not subject to cantonal and communal wealth or annual capital tax simply because they hold Sunrise ADSs or Sunrise Shares.

Resident Private Shareholders are required to report their Sunrise ADSs or Sunrise Shares as part of their private wealth and are subject to cantonal and communal wealth tax on any net taxable wealth (including Sunrise ADSs or Sunrise Shares). Domestic Commercial Shareholders are required to report their Sunrise ADSs or Sunrise Shares as part of their business wealth or taxable capital, as defined, and are subject to cantonal and communal wealth or annual capital tax. No wealth or capital tax is levied at the federal level.

International Automatic Exchange of Information in Tax Matters

Switzerland has concluded a bilateral agreement with the European Union on the international automatic exchange of information (“AEOI”) in tax matters (the “AEOI Agreement”). This AEOI Agreement became effective as of January 1, 2017, and applies to all 27 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other countries, such as the United Kingdom, became effective. Based on this AEOI Agreement and the bilateral AEOI agreements and the implementing laws of Switzerland, Switzerland collects data in respect of financial assets, which may include shares, held in, and income derived from and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of residents in a EU member state or a treaty state from 2017, and exchanges such information since 2018. Switzerland has signed and is expected to sign further AEOI agreements with other countries. A list of the AEOI agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance (SIF).

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of the U.S. Foreign Account Tax Compliance Act. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. In September 2019, the protocol of amendment to the double taxation treaty between Switzerland and the U.S. entered into force, allowing U.S. competent authorities request all reported information on U.S. accounts in aggregate form without a declaration of consent, as well as on non-consenting non-participating financial institutions. In October 2014, the Swiss Federal Council approved a mandate for negotiations with the U.S. on changing the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities. As of the date of this proxy statement/prospectus, negotiations are ongoing.

Material U.K. Tax Consequences of the Spin-Off

The following is a general description of certain U.K. tax consequences relating to the spin-off and the ownership of Sunrise ADSs and is based on current U.K. tax law and what is understood to be the current practice of HM Revenue & Customs (“HMRC”) (which may not be binding on HMRC), both of which may be subject to change, possibly with retrospective effect. It is for general information only for holders of Liberty Global Common Shares who receive Sunrise ADSs pursuant to the spin-off. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the spin-off or the Sunrise ADSs nor does it describe all of the circumstances in which holders may benefit from an exemption or relief from U.K. taxation.

It relates only to persons who are absolute beneficial owners of Liberty Global Common Shares and after the spin-off will be absolute beneficial owners of Sunrise ADSs, who hold such Liberty Global Common Shares and Sunrise ADSs as a capital investment, and who are resident for tax purposes in the United Kingdom at all relevant times (except insofar as express reference is made to the treatment of non-U.K. residents) and, in the case of individuals, who are domiciled in the United Kingdom and to whom “split year” treatment does not apply. It may not apply to certain classes of holders, such as (but not limited to) trustees, persons who have acquired or are acquiring Liberty Global Common Shares or Sunrise ADSs in connection with an office or employment, persons holding through trust arrangements, dealers in securities, banks, insurance companies and collective investment schemes.

The following assumes that the holder of a Sunrise ADS is the beneficial owner of the underlying Sunrise Shares and of any dividends paid in respect thereof for U.K. tax purposes.

Holders of Liberty Global Common Shares are urged to consult their own tax advisors as to the U.K. tax treatment of the spin-off and the ownership of Sunrise ADSs in light of their particular situation.

If you may be subject to tax in any jurisdiction other than the United Kingdom or if you are in any doubt as to your tax position, you should consult an appropriate professional advisor.

The Spin-Off

Taxation of income

The spin-off should not be treated as a distribution within the charge to U.K. income tax or U.K. corporation tax on income provided that, as intended, the amount of the share premium reduction reflects the market value of the Sunrise Shares represented by Sunrise ADSs issued pursuant to the spin off as, in that case, the receipt of Sunrise ADSs should be treated as being derived from the repayment to Liberty Global shareholders of a corresponding amount of capital.

Taxation of Chargeable Gains

Although the matter is not free from doubt, the spin-off should be a “scheme of reconstruction” for the purposes of U.K. taxation of chargeable gains, such that “rollover” treatment should be available to holders of Liberty Global Common Shares who are within the scope of U.K. capital gains tax or U.K. corporation tax. Accordingly, and subject to the comment below in relation to Section 137 of the U.K. Taxation of Chargeable Gains Act 1992 (“TCGA”), those holders should not be treated for the purposes of U.K. taxation of chargeable gains as having made a disposal or part disposal of their holding of Liberty Global Common Shares of any class, with the result that no chargeable gain or allowable loss should arise for those purposes. Instead, the Sunrise Shares issued in respect of their holding of Liberty Global Common Shares of each class should be treated for those purposes as the same asset, acquired at the same time and for the same consideration, as the holding of Liberty Global Common Shares of that class. As a result of the spin-off, the original base cost in a holding of Liberty Global Common Shares of a certain class should generally be apportioned between the retained holding of Liberty Global Common Shares of the relevant class and the interests in Sunrise issued in respect thereof by reference to their respective market values.

Under Section 137 of the TCGA, any holder who holds (either alone or together with other connected persons) more than 5% of, or of any class of, Liberty Global Common Shares will receive the “rollover” treatment described above only if the spin-off has been effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to U.K. capital gains tax or U.K. corporation tax. No application for clearance has been made to HMRC under Section 138 of the TCGA with respect to these conditions. For completeness, no application has been made to HMRC for clearance under Section 701 of the U.K. Income Tax Act 2007 (“ITA”) or Section 748 of the U.K. Corporation Tax Act 2010 (“CTA 2010”) in respect of the Transactions in Securities rules referred to further below.

The proceeds from the sale in respect of fractional entitlements to Sunrise Class A ADSs that would otherwise have been required to be delivered to a Liberty Global shareholder of a certain class pursuant to the spin-off will be treated as arising from a disposal of part of such holder’s holding of Liberty Global Common Shares of the relevant class, in which case such holder may, depending on the particular circumstances, incur a liability to U.K. capital gains tax or U.K. corporation tax. However, if the proceeds are “small” as compared with the market value (at the time of the relevant distribution) of the holding of Liberty Global Common Shares of the relevant class, the holder should not generally be treated as making a disposal for the purposes of U.K. taxation of chargeable gains. The proceeds will instead reduce the base cost of the holding of Liberty Global Common Shares of the relevant class used to compute any chargeable gain or allowable loss on a subsequent disposal. This treatment will not apply where such proceeds are greater than the base cost of the holding of Liberty Global Common Shares of the relevant class.

The current practice of HMRC is generally to treat proceeds as “small” where either (i) the proceeds do not exceed 5% of the market value (at the time of the relevant distribution) of the holding of Liberty Global Common Shares of the relevant class or (ii) the amount of the proceeds is £3,000 or less, regardless of whether the 5% test is satisfied.

The current rates of U.K. capital gains tax are 10% for basic rate taxpayers and 20% for higher and additional rate taxpayers (to the extent that a relevant gain takes an individual taxpayer’s aggregate income and gains for the tax year above the basic rate limit, the applicable U.K. capital gains tax rate is also 20%), and the main rate of U.K. corporation tax on chargeable gains is 25%. Special rules may apply to individuals who have ceased to be resident for tax purposes in the United Kingdom for a period of five complete tax years or less and who are treated as making a part disposal on the spin-off during that period of non-U.K. residence.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No U.K. stamp duty or U.K. stamp duty reserve tax will be payable by holders of Liberty Global Common Shares on the spin-off, including on the issue of Sunrise Shares or Sunrise ADSs.

Sunrise ADSs

Taxation of Dividends

Withholding Tax

Dividends paid by Sunrise will not be subject to any withholding or deduction for or on account of U.K. tax irrespective of the residence or particular circumstances of the holder. However, you are referred to the section entitled “Material Swiss Tax Consequences of the Spin-Off-Swiss Withholding Tax” for further details as to the withholding of Swiss tax from dividend payments.

Individual Holders

A nil rate of tax will apply for the first £500 of dividend income received by an individual holder of Sunrise ADSs in a tax year (the “Nil Rate Band”). The rate of tax applicable to dividend income in excess of the Nil Rate Band will depend on the wider tax position of the shareholder. Broadly speaking, after taking into account the amount (if any) of a shareholder’s personal allowance, and any other allowances, exemptions and reliefs, the shareholder’s taxable income up to the basic rate limit will fall within the basic rate band; taxable income between the basic rate limit and the higher rate limit will fall within the higher rate band; and taxable income above the higher rate limit will fall within the additional rate band.

The rates of U.K. income tax on dividends received above the Nil Rate Band are 8.75% for dividends in the basic rate band, 33.75% for dividends in the higher rate band and 39.35% for dividends in the additional rate band. In determining the tax band in which any dividend income over the Nil Rate Band falls, dividend income is treated as the top slice of a shareholder’s income and dividend income within the Nil Rate Band is still taken into account. Because dividend income (including income within the Nil Rate Band) is taken into account in assessing whether a shareholder’s overall income is above the higher or additional rate limits, the receipt of such income may also affect the amount of personal allowances to which the shareholder is entitled.

Credit against any U.K. income tax payable in respect of a dividend from Sunrise may be available in respect of any Swiss tax (if any) withheld from the dividend payment.

Corporate Holders

A holder of Sunrise ADSs within the charge to U.K. corporation tax that is a “small company” for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009 will not be subject to U.K. corporation tax on any dividend from Sunrise provided certain conditions are met (including an anti-avoidance condition).

A holder of Sunrise ADSs within the charge to U.K. corporation tax that is not a “small company” for this purpose will not be subject to U.K. corporation tax on any dividend from Sunrise so long as the dividend falls within an exempt class and certain conditions are met.

If the conditions for exemption are not met or cease to be satisfied, or such a holder of Sunrise ADSs elects for an otherwise exempt dividend to be taxable, the shareholder will be subject to U.K. corporation tax on the relevant dividends from Sunrise, at the rate of U.K. corporation tax applicable to that shareholder (the main rate of U.K. corporation tax is currently 25%).

Credit against any U.K. corporation tax payable in respect of the dividend may be available in respect of any Swiss tax (if any) withheld from the dividend payment. However, no credit in respect of amounts withheld on account of Swiss withholding tax will be available where those dividend payments are not subject to U.K. corporation tax.

Taxation of Chargeable Gains

In general, a disposal of Sunrise ADSs by a holder who is resident for tax purposes in the United Kingdom may, depending on the holder’s particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of U.K. capital gains tax or U.K. corporation tax. Special rules may apply to individuals who have ceased to be resident for tax purposes in the United Kingdom for a period of five complete tax years or less and who dispose of their Sunrise ADSs during that period of non-U.K. residence.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No U.K. stamp duty reserve tax will be payable in respect of any agreement to transfer the Sunrise ADSs, and no U.K. stamp duty should need to be paid in respect of any such transfer.

Other U.K. Tax Considerations

The attention of holders within the scope of U.K. tax is drawn to the following provisions.

Controlled Foreign Companies

Under the U.K. “controlled foreign company” provisions contained in Part 9A of the U.K. Taxation (International and Other Provisions) Act 2010, a U.K. resident company having an interest in a company not so resident (such as Liberty Global and Sunrise), such that, broadly, 25% or more of the company’s chargeable profits for an accounting period could be apportioned to it, may be liable to pay U.K. corporation tax in respect of its share of the company’s profits. These provisions only apply if the company is controlled by U.K. resident persons.

Transfer of Assets Abroad

Chapter 2 of Part 13 of the ITA may render U.K. resident individuals liable to U.K. income tax in respect of undistributed income or profits of Liberty Global or Sunrise. These provisions apply, broadly speaking, where a U.K. resident person makes a “relevant transfer” to a non-resident person and, as a result, income from which the individual may benefit becomes payable to that non-resident person, unless one of several exemptions applies (for example, if it would not be reasonable to draw the conclusion, from all the relevant circumstances, that avoiding liability to taxation was the purpose, or one of the purposes, for which the relevant transactions or any of them were effected). The scope of the provisions was extended by the U.K. Finance (No. 2) Act 2024 so that they can also apply in certain circumstances by reference to the transfer of assets by a closely-held company in which the relevant individual has a qualifying interest.

Attribution of Gains to Members of Non-U.K. Resident Close Companies

Under Section 3 of the TCGA, if a non-U.K. resident company (such as Liberty Global and Sunrise) is controlled by a sufficiently small number of persons so as to render it a body corporate that would, were it to have been resident in the United Kingdom, be a “close company” for U.K. tax purposes, then, if certain conditions are satisfied, the chargeable gains of the company may be apportioned and taxed in the hands of any U.K. resident participator in the company if and to the extent that the participator’s indirect share of the gain (including the share of any connected person) exceeds 25%. These rules only apply if the gain is connected to avoidance (as defined for the purposes of Section 3 of the TCGA).

Transactions in Securities

Chapter 1, Part 13 of the ITA and Part 15 of the CTA 2010 may apply if U.K. tax advantages are sought in prescribed conditions. As noted above, no application has been made to HMRC for clearance under Section 701 of the ITA or Section 748 of the CTA 2010 in respect of the transactions in securities rules.

If holders are in any doubt as to their tax position, they should take independent advice on the potential application of the matters discussed above in light of their own circumstances.

Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards

Stock options to purchase Liberty Global Common Shares, share appreciation rights (“SARs”) with respect to Liberty Global Common Shares, restricted share units (“RSUs”) evidencing the right to receive Liberty Global Common Shares, RSUs that vest upon the achievement of performance conditions (“PSUs”) and certain cash-denominated awards that may be settled in Liberty Global Common Shares have been granted to various directors, officers, employees and other service providers of Liberty Global and certain of its current and former subsidiaries, including service providers of Sunrise, pursuant to the various share incentive plans administered by the Liberty Board or the compensation committee thereof. Below is a description of the effect of the spin-off on these outstanding equity awards.

Treatment of Liberty Global Stock Options

As of the effective time of the spin-off, and without any action by the holder thereof, the number of Liberty Global Common Shares underlying each stock option to purchase Liberty Global Common Shares that is outstanding as of the effective time of the spin-off (an “Original Liberty Option Award”) and the per-share exercise price of each Original Liberty Option Award will be adjusted to the extent determined necessary by the Liberty Board in accordance with the terms of the applicable Liberty Global share incentive plan to retain the intrinsic value of the Original Liberty Option Award in a manner consistent with Section 409A of the Code (an “Adjusted Liberty Option Award”). All other terms of the Adjusted Liberty Option Awards (including the class of Liberty Global Common Shares subject to the Adjusted Liberty Option Award and vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty Option Award.

Treatment of Liberty Global SARs

As of the effective time of the spin-off, and without any action by the holder thereof, each SAR with respect to Liberty Global Common Shares that is outstanding as of the effective time of the spin-off (an “Original Liberty SAR”) that was granted in 2024 and is held by Liberty Global service providers primarily providing services to Sunrise will be automatically cancelled and replaced with a substitute SAR in respect of Sunrise Class A Common Shares with an equivalent intrinsic value to the corresponding Original Liberty SAR, as determined by the compensation committee of the Liberty Board (the “New Sunrise SARs”). The number of Liberty Global Common Shares underlying all Original Liberty SARs (other than those being cancelled and replaced with New Sunrise SARs) and the per-share exercise price of such Original Liberty SARs will be adjusted to the extent determined necessary by the compensation committee of the Liberty Board (the “Adjusted Liberty SARs”), in each case in accordance with the terms of the applicable Liberty Global share incentive plan to retain the intrinsic value of the Original Liberty SAR in a manner consistent with Section 409A of the Code. All other terms of the New Sunrise SARs and the Adjusted Liberty SARs (including the class of Liberty Global Common Shares, as applicable, and the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty SAR. The New Sunrise SARs will be granted under the Sunrise Transitional Share Adjustment Plan ( the “Transitional Plan”) as soon as practicable following the spin-off.

Treatment of Liberty Global RSUs

As of the effective time of the spin-off, and without any action by the holder thereof, each RSU with respect to Liberty Global Common Shares that is outstanding as of the effective time of the spin-off (an “Original Liberty RSU”) will be treated as follows: (i) all Original Liberty RSUs that were granted in 2024 and held by Liberty Global service providers primarily providing services to Sunrise will be cancelled and replaced with a substitute RSU in respect of Sunrise Class A Common Shares with an equivalent value (the “New Sunrise RSUs”); (ii) the number of Liberty Global Common Shares underlying all Original Liberty RSUs granted pursuant to the Liberty Global Shareholding Incentive Plan will be adjusted to the extent deemed necessary by the compensation committee of the Liberty Board to retain the value of the corresponding Original Liberty RSU (the “Adjusted Liberty RSUs”); and (iii) holders of all other Original Liberty RSUs will be issued RSUs in respect of Sunrise Class A Common Shares in the same ratio per RSU as Sunrise Class A Common Shares are distributed to holders of Liberty Global Class A common shares in the spin-off (the “True-Up Sunrise RSUs”), in each case, as determined by the Liberty Board or the compensation committee of the Liberty Board, as applicable, in accordance with the terms of the applicable Liberty Global share incentive plan. All other terms of the New Sunrise RSUs, Adjusted Liberty RSUs and True-Up Sunrise RSUs (including vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty RSUs. The New Sunrise RSUs and True-Up Sunrise RSUs will be granted under the Transitional Plan as soon as practicable following the spin-off.

Treatment of Liberty Global PSUs

As of the effective time of the spin-off, and without any action by the holder thereof, each PSU with respect to Liberty Global Common Shares that is outstanding as of the effective time of the spin-off (an “Original Liberty PSU”) that is held by a Liberty Global service provider primarily providing services to Sunrise will automatically be cancelled and replaced with a substitute PSU in respect of Sunrise Class A Common Shares with an equivalent value, as determined by the compensation committee of the Liberty Board (the “New Sunrise PSUs”). The number of Liberty Global Common Shares underlying all other Original Liberty PSUs will be adjusted to the extent determined necessary by the compensation committee of the Liberty Board to retain the value of the corresponding Original Liberty PSU (the “Adjusted Liberty PSUs”), in each case, as determined by the compensation committee of the Liberty Board in accordance with the terms of the applicable Liberty Global share incentive plan. Performance conditions applicable to the New Sunrise PSUs and Adjusted Liberty PSUs may be adjusted by the compensation committee of the Liberty Board to the extent it determines equitable. All other terms of the New Sunrise PSUs and Adjusted Liberty PSUs (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty PSUs. The New Sunrise PSUs will be granted under the Transitional Plan as soon as practicable following the spin-off.

Transitional Plan

All of the New Sunrise SARs, New Sunrise RSUs, True-Up Sunrise RSUs and New Sunrise PSUs will be granted and issued pursuant to the Transitional Plan, a copy of which has been filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part. The Transitional Plan will govern the terms and conditions of the foregoing Sunrise incentive awards but will not be used to make any other grants following the spin-off. Based on the number of Liberty Global equity awards outstanding as of August 28, 2024 and the closing price of the applicable class of Liberty Global Common Shares as of August 28, 2024, True-Up Sunrise RSUs with respect to 1,469,681 Sunrise Class A Common Shares, Sunrise SARs with an aggregate intrinsic value of $2,381,050 at grant, New Sunrise RSUs with an aggregate grant value of $9,731,282 and New Sunrise PSUs with an aggregate grant value of $3,784,516, in each case, with respect to Sunrise Class A Common Shares or Sunrise Class A ADSs, would be granted under the Transitional Plan if the spin-off were to occur on such date.

Summary of the Transitional Plan

The Transitional Plan will be administered by the Sunrise Board or a committee of the Sunrise Board with the full power and authority to interpret the terms and conditions of the Transitional Plan and award agreements relating to the awards that are granted under the Transitional Plan (except in specified circumstances related to Liberty Global service providers). The Sunrise Class A Common Shares issuable pursuant to awards made under the Transitional Plan will be fully paid and, to the extent permitted by the laws of Switzerland, will be made available from Sunrise Class A Common Shares acquired by or gifted to Sunrise, newly allotted and issued Sunrise Class A Common Shares or Sunrise Class A Common Shares acquired by or issued or gifted to the trustees of an employee benefit trust established in connection with the Transitional Plan. The maximum aggregate number of Sunrise Class A Common Shares with respect to which awards may be granted during the term of the Transitional Plan will not exceed the maximum number necessary to satisfy all Sunrise SARs, New Sunrise RSUs, True-Up Sunrise RSUs and New Sunrise PSUs upon exercise or settlement, as applicable.

Adjustments. In the event Sunrise (1) subdivides Sunrise Class A Common Shares into a greater number of shares of such class, (2) combines the outstanding shares Sunrise Class A Common Shares into a smaller number of shares of such class or (3) there is a share dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Sunrise Class A Common Shares or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the Transitional Plan)) for which other provisions are made pursuant to the Transitional Plan, the Sunrise Board or its committee may adjust the following as they deem equitable: (a) the number and kind of Sunrise Class A Common Shares that may be awarded or otherwise made subject to awards under the Transitional Plan, (b) the number and kind of Sunrise Class A Common Shares covered by outstanding awards and the purchase or exercise price and (c) any relevant appreciation base with respect to any of the foregoing.

Stock Appreciation Rights. Sunrise SARs entitle the recipient to receive a payment in Sunrise Class A Common Shares or, if set forth in the award agreement, cash or a combination of cash and shares, equal to the excess of the fair market value (on the day the Sunrise SAR is exercised) of the Sunrise Class A Common Shares underlying the Sunrise SARs over the aggregate base price specified in the grant. Sunrise SARs may be granted to those who hold outstanding Original Liberty SARs. Sunrise SARs may be exercised by the holder after the award has vested.

Restricted Share Units. Sunrise RSUs and True-Up Sunrise RSUs are units evidencing the right to receive, in specified circumstances, one Sunrise Class A Common Share, or its cash equivalent, subject to a restriction period and forfeiture conditions. New Sunrise RSUs and True-Up Sunrise RSUs may be granted to those who hold outstanding Original Liberty RSUs. Upon the applicable vesting date and the satisfaction of any other applicable condition, each New Sunrise RSU or True-Up Sunrise RSU will vest and settle, any related retained distributions or unpaid dividend equivalents will vest, and any cash amount to be received by the holder with respect to the New Sunrise RSU or True-Up Sunrise RSU will become payable, all in accordance with the terms of the individual award agreement and the Transitional Plan.

Performance Awards. New Sunrise PSUs are RSUs contingent upon performance measures applicable to a particular period, as set forth in individual agreements, based upon certain business criteria. New Sunrise PSUs may be granted to those who hold outstanding Original Liberty PSUs.

Awards Generally. Awards granted under the Transitional Plan are generally non-transferable during the lifetime of an award holder, except as permitted by will or the laws of descent and distribution or pursuant to a legally enforceable domestic relations order. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (each as defined in the Transitional Plan), Sunrise SARs will become immediately exercisable and the restrictions on New Sunrise RSUs and True-Up Sunrise RSUs will lapse, unless individual award agreements state otherwise. At the time an award is granted, the relevant award agreement will describe any vesting or early termination (or other treatment) upon a holder’s termination of employment or service of any unvested Sunrise SARs, New Sunrise RSUs, True-Up Sunrise RSUs or New Sunrise PSUs and the period during which any Sunrise SARs must be exercised.

Dividends and Dividend Equivalents. Any dividend, dividend equivalent or other distribution, whether in cash, ordinary shares or other property, made with respect to an award will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the underlying awards and will not be paid or issued until the award is fully vested an otherwise no longer subject to a risk of forfeiture.

Amendment and Termination. The Transitional Plan will become effective upon the effective time of the spin-off and immediately terminate when no awards remain outstanding under the Transitional Plan. The committee may suspend, discontinue, modify or amend the Transitional Plan at any time. However, before an amendment or modification may be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained, unless the change is necessary to comply with or results in the award being exempt from Section 409A of the Code.

U.S. Federal Income Tax Consequences with respect to the Transitional Plan

The following is a summary of the general rules of the U.S. federal income tax law relating to the tax treatment of Sunrise SARs, New Sunrise RSUs, True-Up Sunrise RSUs and New Sunrise PSUs that may be issued under the Transitional Plan. The discussion is general in nature and does not take into account a number of considerations that may apply based upon the circumstances of a particular holder under the Transitional Plan, including the possibility that a holder may not be subject to U.S. federal income taxation.

Sunrise SARs. Holders will not realize taxable income upon the grant of a Sunrise SAR. Upon the exercise of a Sunrise SAR, the holder will recognize ordinary income (subject to withholding, if applicable) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price or base price the holder paid for the shares (if any). The holder will generally have a tax basis in the shares or ADSs received pursuant to the exercise of a Sunrise SAR equal to the fair market value of such shares on the date of exercise. Subject to the discussion under Certain Tax Code Limitations on Deductibility below, a corporate deduction for compensation for U.S. federal income tax purposes that corresponds as to timing and amount of compensation income recognized by the holder under the foregoing rules would be available. The disposition of shares acquired upon exercise of a Sunrise SAR will usually result in a capital gain or loss.

New Sunrise RSUs, True-Up Sunrise RSUs and New Sunrise PSUs. A holder will generally not have taxable income upon the grant of New Sunrise RSUs, True-Up Sunrise RSUs or New Sunrise PSUs but rather will generally recognize ordinary compensation income at the time the award vests in an amount equal to the fair market value of the shares or ADSs received. The holder will generally have a tax basis in the shares received equal to the fair market value of such shares or ADSs on the date of settlement. Subject to the discussion under Certain Tax Code Limitations on Deductibility below, a corporate deduction for compensation for U.S. federal income tax purposes that corresponds as to timing and amount of compensation income recognized by the holder under the foregoing rules would be available. The disposition of shares acquired upon settlement of a New Sunrise RSUs, True-Up Sunrise RSUs or New Sunrise PSUs will usually result in a capital gain or loss.

Certain Tax Code Limitations on Deductibility. In order to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for future payments under the Transitional Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Transitional Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year.

Sunrise Related Party Transactions

Other than transactions described in note 25 to the audited historical financial statements of Sunrise included as Annex F to this proxy statement/prospectus, Sunrise did not enter into any related party transactions during the three full fiscal years preceding the date of this proxy statement/prospectus. Following the spin-off, the relationship between Liberty Global and Sunrise and their respective subsidiaries will be governed by certain existing agreements and certain new agreements to be entered into in connection with the spin-off, as described below.

Relationship Between Liberty Global and Sunrise Following the Spin-Off

Following the spin-off, Liberty Global and Sunrise will be independent, publicly owned companies, and Sunrise will no longer be part of Liberty Global. However, Liberty Global and Sunrise, or their respective subsidiaries, will remain party to certain existing agreements and will enter into certain new agreements in order to govern the ongoing relationships between them after the spin-off and to provide for an orderly transition of Sunrise to independent public company status. Except as described under “—Tax Separation Agreement” below, no such agreement will require Sunrise to limit its operations to Switzerland or prohibit Sunrise from operating in any jurisdiction outside of Switzerland following the spin-off. Such agreements will include the following:

•

a master separation agreement that sets forth the principal corporate transactions (including the internal restructuring) necessary to complete the spin-off, certain conditions to the spin-off and a number of other provisions governing the relationship between Liberty Global and Sunrise following the completion of the spin-off;

•

a tax separation agreement that governs the respective rights, responsibilities and obligations of Liberty Global and Sunrise with respect to taxes and tax benefits, the filing of tax returns and other tax matters;

•

a technology master services agreement that governs the continued provision of various technology-related services to the Sunrise group following the spin-off, including services for maintaining, scaling and operating entertainment, connectivity and network-related platforms and products;

•

one or more transitional services agreements that govern the provision of certain services to the Sunrise group to ensure an orderly transition following the spin-off, with services to include, among others, internal audit, compliance, internal controls, external reporting, accounting, treasury, emerging business, corporate affairs and regulatory, human resources, legal, content and brand access services; and

•	various other agreements pursuant to which subsidiaries of Liberty Global and Sunrise provide certain operational or advisory services to one other.

The master separation agreement, the tax separation agreement and the form of the technology master services agreement are attached as Annexes A, B and C, respectively, to this proxy statement/prospectus, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of those documents. In the event Liberty Global, in its sole discretion, makes any amendments or modifications to the terms of these agreements prior to the spin-off that are material, Liberty Global intends to promptly file a Form 8-K informing the market of the substance of such amendment or modification.

Master Separation Agreement

On September 9, 2024, Sunrise entered into a master separation agreement with Liberty Global that sets forth the principal corporate transactions (including the internal restructuring) required to effect the spin-off, certain conditions to the spin-off and a number of other provisions governing the relationship between Liberty Global and Sunrise following the completion of the spin-off.

The master separation agreement provides that, prior to the spin-off, (x) Liberty Global will transfer to Sunrise, or cause its other subsidiaries to transfer to Sunrise and its subsidiaries all assets that are used exclusively in, or that exclusively relate to, the Sunrise Business, certain other contracts used in, and rights relating to, the Sunrise Business and all liabilities arising out of or relating to any of such assets, contracts and rights, the Sunrise Business, or Sunrise or any of its subsidiaries (collectively, the “Sunrise Assets and Liabilities”), and (y) Sunrise will transfer to Liberty Global, or cause its subsidiaries to transfer to Liberty Global, directly or indirectly, certain specified assets, primarily networking equipment, that are not exclusively related to the Sunrise Business.

The master separation agreement provides that Liberty Global and Sunrise will cooperate in good faith to identify and transfer the employment or service of certain service providers between Liberty Global and Sunrise and that following the spin-off, Sunrise will generally give credit to its service providers for their service to Liberty Global prior to the spin-off. Liberty Global and Sunrise will further cooperate and provide each other with access to the appropriate personnel and information to effect the division of employment and benefits-related assets and liabilities in accordance with the terms of the master separation agreement.

The master separation agreement also contains mutual indemnification obligations, which are designed to make Sunrise financially responsible for substantially all of the liabilities that may exist relating to the Sunrise Business together with certain other specified liabilities, as well as for all liabilities incurred by Sunrise after the spin-off, and to make Liberty Global financially responsible for all potential liabilities of Sunrise which are not related to the Sunrise Business, including, for example, any liabilities arising as a result of Sunrise having been a subsidiary of Liberty Global, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, see “—Tax Separation Agreement” below.

The master separation agreement requires each of Sunrise and Liberty Global to hold in strict confidence and not to disclose, release or use any and all confidential and proprietary information of the other party without the prior written consent of the other party, subject to customary exceptions, including disclosures required by law, court order or government regulation. In addition, each of Sunrise and Liberty Global agrees to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in certain judicial, regulatory, administrative and other proceedings and to satisfy certain audit, accounting, litigation and other similar requests.

The master separation agreement provides that any disputes, controversies or claims that may arise between Sunrise and Liberty Global related to the master separation agreement and the other agreements entered into in connection with the spin-off that cannot be resolved by members of senior management of Sunrise and Liberty Global will be resolved by binding arbitration.

In the master separation agreement, each of Sunrise and Liberty Global agrees to release the other and its subsidiaries, and its and their respective affiliates, directors, officers, agents and employees, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur prior to the spin-off, subject to certain exceptions set forth in the master separation agreement.

The master separation agreement may be terminated, and the spin-off and all other transactions contemplated by the master separation agreement may be amended, modified, supplemented or abandoned, at any time prior to the effective time, by and in the sole discretion of Liberty Global. In the event of a termination of the master separation agreement, Liberty Global will have no liability to any person under the master separation agreement or any obligation to effect the spin-off or any other transactions contemplated thereby.

Tax Separation Agreement

On September 13, 2024, Sunrise entered into a tax separation agreement with Liberty Global under which tax liabilities and tax benefits relating to taxable periods before and after the spin-off will be computed and apportioned between the parties, and responsibility for payment of those tax liabilities (including any taxes attributable to the spin-off) and use of those tax benefits will be allocated between Sunrise and Liberty Global. Furthermore, the tax separation agreement sets forth the rights of the parties in respect of the preparation and filing of tax returns, the handling of audits or other tax proceedings and assistance and cooperation and other matters, in each case, for taxable periods ending on or before or that otherwise include the date of the spin-off.

Generally, the tax separation agreement provides that Sunrise will assume liability for, and indemnify Liberty Global against, any taxes attributable to the income, assets and operations of Sunrise allocable to any taxable period, while Liberty Global will assume liability for, and indemnify Sunrise against, any taxes attributable to the income, assets and operations of the Liberty Group. Moreover, Sunrise will assume liability for, and indemnify Liberty Global against, any taxes that are attributable to certain internal restructuring transactions undertaken in anticipation of the spin-off. The tax separation agreement also provides that Sunrise and Liberty Global will be equally allocated any tax liabilities in the event that the spin-off is not accorded the tax treatment expected by the parties. However, in the event that the spin-off is determined to be taxable as a result of (i) certain actions taken by Liberty Global, then Liberty Global would be responsible for all taxes imposed on Sunrise or Liberty Global as a result thereof, or (ii) certain actions taken by Sunrise, then Sunrise would be responsible for all taxes imposed on it or Liberty Global as a result thereof, including taxes imposed on Liberty Global’s shareholders that Sunrise or Liberty Global bear as a result of shareholder litigation. These tax amounts could be significant.

The tax separation agreement provides for certain covenants (such as restrictions on mergers, sales of assets, certain sales of its stock and similar transactions) that may restrict Sunrise’s ability to pursue strategic or other transactions to the extent inconsistent with the tax opinions that Sunrise is receiving and the intended tax treatment of transactions, including specific prohibitions on taking certain actions that could disqualify the tax status of the spin-off. Under the tax separation agreement, these restrictions will apply for two years following the spin-off, unless Sunrise obtains a tax opinion that such action will not result in taxes being imposed on the spin-off, or unless Sunrise and Liberty Global agree otherwise. Though valid as between the parties, the tax separation agreement is not binding on the IRS or other tax authorities.

This summary of the tax separation agreement is qualified in its entirety by reference to the full text of the agreement, the executed version of which has been filed as an exhibit to the registration statement, which forms a part of this proxy statement/prospectus.

Technology Master Services Agreement

Liberty Global Technology Services B.V. (“LGTS”), a subsidiary of Liberty Global, and Sunrise are party to a services agreement, originally entered into by such parties or their affiliates in 2014 (with respect to the business of UPC at that time), pursuant to which LGTS provides to Sunrise various technology-related platforms, products and services, including entertainment platforms and support services, connectivity platforms and support services, Global Tier-1 international internet and enterprise backbone network, IP transit and peering services, information technology applications and related services, mobile virtual network operator services, business-to-business-related services, technical architecture advisory services, and security services (the “technology master services agreement”). In connection with the spin-off, Liberty Global and Sunrise have agreed that the technology master services agreement will remain in place for a period of five years from the closing of the spin-off; provided, that, Sunrise will have the option to (i) terminate certain services under such agreement on the fourth anniversary thereof by providing Liberty Global with 12 months’ prior written notice of such early termination or (ii) extend the term of the services for one additional period of two years. Sunrise will also have the right to request migration support for each of the services provided under the technology master services agreement for an exit period of up to 24 months to wind down or transition away from its use of any such service at the end of the term of such service. In the event that services are terminated earlier than the fourth anniversary, the transition support reduces to 12 months.

The technology master services agreement may be terminated (i) by either party thereto in the event of a material uncured breach by the other party that affects all or substantially all of the services provided thereunder or following the occurrence of an insolvency event involving the other party, or (ii) by LGTS in the case of persistent or material non-payment of amounts owed thereunder by Sunrise. In addition, either party to the technology master services agreement may terminate any individual service thereunder in the case of an extended force majeure event that affects such service or a material uncured breach by the other party that affects such service, and LGTS may terminate any individual service thereunder that LGTS plans to cease providing to all or a material part of the Liberty Global group receiving such service (subject to the provision to Sunrise of certain exit assistance for such service).

The aggregate liability of each party to the technology master services agreement (and their respective affiliates) (i) in relation to any service provided thereunder in any contract year is limited to the aggregate base charges paid or payable in relation to such service during the immediately preceding contract year and (ii) for all claims arising thereunder in any contract year is limited to the aggregate base charges paid or payable for all services thereunder during the immediately preceding contract year, in each case, subject to certain exceptions set forth in the technology master services agreement, including in the event of fraud or deliberate default by the other party. The aggregate base charges expected to be payable by Sunrise under the technology master services agreement are approximately CHF 76.0 million per year.

Transitional Services Agreements

Upon the closing of the spin-off, Liberty Global Europe Limited (or one or more of its affiliates) (“LGE”) and Sunrise (or one or more of its affiliates) will enter into one or more transitional services agreements pursuant to which LGE will provide Sunrise various administrative services to ensure an orderly transition following the spin-off. The services to be provided by LGE will include, among others, internal audit, compliance, internal controls, external reporting, accounting, treasury, emerging business, corporate affairs and regulatory, human resources, legal, content and brand access services. The expected terms of the services are up to five years following the spin-off, depending on the individual service elements. In addition, the transitional services agreements with a five-year term are subject to an early termination right on the fourth anniversary thereof; provided, that, Sunrise provides Liberty Global with 12 months’ prior written notice of such early termination. The aggregate charges expected to be payable by Sunrise under the transitional services agreements will decrease during the term and are approximately CHF 30.0 million for the first year.

Other Services Agreements

Certain subsidiaries of Liberty Global and Sunrise provide services to each other under agreements entered into prior to the spin-off. In connection with the spin-off, Liberty Global and Sunrise have agreed that those service agreements will remain in place following the closing of the spin-off for periods of up to five years from the closing and, in certain cases, Sunrise will have the option to (i) terminate the structured finance, shared services and procurement services agreements with a five year term on the fourth anniversary thereof or (ii) extend the term of such agreements for one additional period of two years; provided, that, if Sunrise elects to exercise its early termination right in (i), Sunrise must provide with Liberty Global with 12 months’ prior written notice.

The services agreements include the following:

•

Structured Finance. Liberty Global Specialty Finance Limited provides to Sunrise services for the operation of Sunrise’s vendor finance programs and handset receivables securitization program and, to the extent required by Sunrise, may structure and arrange other structured finance facilities in addition to, or in replacement of, such programs.

•	Shared Services. Liberty Global Shared Services Limited provides to Sunrise accounting operations services, payment operations services and related operational management activities.

•

Procurement. Liberty Global Procurement Services Limited provides to Sunrise certain procurement managed services in the form of access to global contracts, category outsourcing services and access to centers of expertise.

•

Interconnect. Various subsidiaries of Liberty Global and Sunrise provide each other international voice unit interconnect and related services to permit each to use the other’s telecommunication networks for the purpose of handling transit or terminating telecommunication traffic from and to each other’s networks.

•	Roaming Brokering. Telenet Group Holding N.V. and Sunrise provide each other brokering services to cooperate in negotiating discounted contracts with third-party operators of roaming services.

•	Hyperscaler Consultancy. A subsidiary of Liberty Global provides certain hyperscaler introducer, sales and consultancy services to Sunrise on a commission basis.

•	Call Center Support. UPC Broadband Slovakia sro provides call center customer support services to Sunrise.

The aggregate charges expected to be payable by Sunrise under the above-mentioned services agreements are up to approximately CHF 7.0 million in the first year after the spin-off.

Accounting Treatment

Liberty Global will present the Sunrise Business as a discontinued operation following the effective date of the spin-off. After the spin-off, the assets and liabilities of Sunrise will be accounted for by Sunrise at the historical values carried by Liberty Global prior to the spin-off. The majority of the costs associated with the spin-off will be for Sunrise’s account, with certain expenses to be borne by Liberty Global. The expenses are expected to be approximately $35 million in the aggregate.

Appraisal Rights

Appraisal rights are not available to shareholders of Liberty Global in connection with the spin-off.

Dividend Policy

Sunrise is committed to utilizing free cash flows to support attractive shareholder distributions in a disciplined manner. Sunrise aims to begin paying dividends in 2025, plans to distribute a substantial portion of its free cash flow as dividends and is targeting progressive dividend per share payments. The amount and timing of any future dividends will be determined by the Sunrise Board in its discretion, will be subject to approval of Sunrise’s shareholders and will depend on a number of factors, including Sunrise’s earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. Sunrise will pay dividends exclusively out of qualifying additional paid-in capital (capital contribution reserves (Kapitaleinlagereserven)), for as long as such reserves are available. Immediately following the spin-off, Sunrise expects to have qualifying additional paid-in capital in an amount equivalent to 50% of the fair value of the Sunrise Group as determined by an independent valuation expert before the contribution in kind of Liberty Global’s equity interests in Newco BV to Sunrise.

Spin-Off Related Sunrise Net Debt Reduction

In connection with the spin-off, Sunrise’s net debt (defined as total debt less cash and cash equivalents) is expected to be reduced by the equivalent of at least CHF 1.5 billion, representing approximately 26% of Sunrise’s net debt outstanding as of June 30, 2024. This net debt reduction may be accomplished by paying down or otherwise reducing a portion of Sunrise’s total debt, by increasing Sunrise’s cash and cash equivalents, or by a combination of the two. It is expected to be funded with an equity capital contribution from Liberty Global, the amount of which would be reduced by the portion of Sunrise’s own full-year 2024 free cash flow that is determined to be allocated towards net debt reduction. Liberty Global expects to fund its equity capital contribution from its corporate liquidity, including non-core asset disposal proceeds.

See note 10 to the unaudited historical interim consolidated financial statements for more information about Sunrise’s indebtedness outstanding as of June 30, 2024.

THE SUNRISE BUSINESS

Overview

Sunrise is Switzerland’s leading fully-converged challenger. It is the second largest telecommunications provider in Switzerland based on revenue, delivering market-leading converged telecommunications services through next-generation networks, offering mobile, broadband, TV and fixed-line telephony services primarily under the main Sunrise brand and its flanker brands, yallo, Lebara and Swype. As of December 31, 2023, Sunrise maintains market share of 26% in mobile services, 28% in broadband and 31% in TV based on number of subscribers.

Sunrise operates in three reportable segments: (i) residential customers, (ii) business customers and wholesale and (iii) infrastructure and support functions. Sunrise’s service offerings in the residential customers and business customers and wholesale segments consists of the following:

•

Residential services. Sunrise offers residential customers mobile, broadband, TV and fixed-line telephony services, which can be bundled together in various combinations for a fixed monthly fee. Sunrise also operates the MySports pay TV platform, which has exclusive rights to broadcast Swiss National League ice hockey games. In addition, Sunrise offers value-added services including DaaS and home security services, which it is in the process of scaling. Residential services accounted for 73% of Sunrise’s revenue for the six months ended June 30, 2024.

•

Business customer and wholesale services. Sunrise offers its telecommunications services, primarily mobile and broadband services, as well as a range of value-added portfolio services, including cloud services, cybersecurity and automation, to Swiss businesses of all sizes. Sunrise’s wholesale operations provide MVNO services, branded reseller services, data services, roaming and voice services to other companies. Business customer and wholesale services accounted for 27% of Sunrise’s revenue for the six months ended June 30, 2024.

Sunrise’s infrastructure and support functions segment comprises support units such as network, IT and operations, as well as staff functions, including finance, human resources and strategy.

Sunrise’s service offerings are tailored to meet customers’ need for seamless, reliable connectivity at home, work and on the go. Sunrise aims to consistently provide a portfolio of innovative, high-quality products and services to increase loyalty and share of wallet across its customer base.

In connection with the spin-off, Sunrise will become an independent, separate publicly-owned company, managed by a dedicated and experienced Swiss executive team.

Sunrise’s Key Strengths

Pure-play Swiss telecom company operating in an attractive market with favorable macroeconomic fundamentals and a supportive regulatory environment.

All of Sunrise’s primary operations are in Switzerland, an affluent, politically stable country with a stable currency, which is distinguished from the EU-15 countries (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom) average by its higher GDP per capita, lower cost of capital, lower corporate taxes and consistently lower inflation. The Swiss telecommunications market has an attractive structure with only three primary players (including Sunrise). As of December 31, 2023, Swisscom, Sunrise and Salt made up 100% of the mobile market, approximately 82% of the broadband market and approximately 76% of the TV market, in each case based on number of subscribers. Sunrise also benefits from a regulatory environment that imposes high entry barriers for new entrants, including through imposing requirements for minimum network coverage in spectrum allocations, provision of long-term spectrum availability to existing industry players and maintain strict regulation of radiation and on sharing sites among telecommunications service providers. See “Regulation Applicable to Sunrise’s Business—Mobile Services—Licenses to Use Radio Frequencies” and “Regulation Applicable to Sunrise’s Business—Mobile Services—Site Sharing Regulation.” However, the Swiss telecommunications industry in Switzerland is not as extensively regulated as compared to the European Union. The Swiss regulator promotes contractual network access solutions prior to regulatory intervention, including in connection with wholesale fibre access which is not subject to regulation. There is also no targeted regulation of mobile termination rates and limited roaming regulation with no retail roaming price caps.

Strong challenger with scaled positions in mobile, broadband and TV.

Sunrise is the number one challenger to incumbent Swisscom, with scaled positions in mobile, broadband and TV services and an offering that is “fully converged” as it includes both “fixed” services (broadband, TV and fixed-line telephony) and mobile services. As part of Liberty Global’s FMC strategy, the converged offering was enhanced by the Sunrise-UPC transaction in 2020, which combined Sunrise’s strength in mobile services with UPC’s fixed offering. As of December 31, 2023, Sunrise maintains market share of 26% in mobile services, 28% in broadband and 31% in TV based on number of subscribers, second only to Swisscom, which held 56%, 48% and 40% of the respective markets as of the same date.

Fully owned active mobile infrastructure enabling state-of-the-art 5G network.

Sunrise fully owns its active mobile infrastructure in the form of high-quality network equipment that is embedded in passive tower infrastructure owned by third parties. Sunrise has made substantial investments in the deployment of 5G active mobile infrastructure, with more than 75% of mobile infrastructure currently powered by 5G equipment, with the goal of converting all mobile network equipment to 5G in the next several years. Sunrise’s state-of-the art 5G mobile connectivity provides outdoor mobile coverage to substantially all of the Swiss population. In addition to mobile connectivity, Sunrise’s 5G infrastructure enables it to extend the geographic coverage of its broadband offering to areas which are difficult to reach with fixed infrastructure alone. As of January 2024, Sunrise’s mobile network is the only mobile network in Switzerland which has achieved the top rating of “outstanding” eight times in a row in the network performance test published by connect magazine, the most recognized network performance benchmark test in the global telecommunications industry. Based on the same 2023 test, Sunrise’s mobile network was rated as one of the top 10 tested networks with a score of 968 out of 1,000 points.

Hybrid fixed infrastructure composed of an HFC network supplemented by wholesale access to third-party networks where value-creative.

Sunrise relies on a “hybrid” fixed infrastructure strategy, exploiting its substantial HFC network where possible and otherwise relying on supplemental wholesale access to third-party networks. This hybrid strategy enables Sunrise to expand its geographic reach and service offering without the need to make substantial investments in upgrades or expansion of its own network, driving attractive infrastructure cost economics. Sunrise’s infrastructure strategy makes it the only Swiss telecommunications company capable of supporting broadband services across all available fixed infrastructure technologies (Digital Subscriber Line (“DSL”), HFC, fibre and Fixed Wireless Access (“FWA”)) to ensure that Sunrise can provide broadband services at the fastest download speed available at each geographic location.

As of December 31, 2023, Sunrise’s robust HFC network has approximately 60% geographic coverage in Switzerland and supports approximately 56% of Sunrise’s broadband subscribers, is the largest network offering 1 gigabit per second (“Gbps”) or higher speeds in Switzerland and is the largest HFC network in Switzerland by size. Sunrise fully owns its HFC network other than a small portion of the network’s “backhaul” component which is leased. Sunrise supplements its HFC network through several fixed network access agreements with Swisscom and municipally-owned utility companies and, to a lesser extent, regulated access to Swisscom’s copper network, all of which enables Sunrise to expand the geographic reach of its broadband services and provide more subscribers with fibre-based broadband access delivering download speeds of up to 10 Gbps.

Sunrise retains flexibility to build out its own fixed network in the future to expand coverage of its FTTH service or offer fibre-equivalent download speeds by upgrading its owned HFC network to the DOCSIS 4.0 standard, if competitively and economically advantageous.

Strong and stable management team with substantial experience in telecommunications.

Sunrise is led by a stable management team with substantial experience in the telecommunications industry. Sunrise’s CEO, André Krause, spent over 26 years in the telecommunications industry, with over a decade spent working at Sunrise or with its affiliates. Mr. Krause oversaw Sunrise’s initial public offering in 2015 and managed Sunrise as a public company prior to the Sunrise-UPC transaction. The team has demonstrated its ability to grow Sunrise through a multi-branding strategy and brand-specific investments, converged services, distribution channel expansion and significant M&A activity, including the Sunrise-UPC transaction, while improving operational efficiency through outsourcing network operations, managing costs and optimizing customer care processes.

Sunrise’s Strategies

Return the Sunrise brand to growth by increasing customer loyalty through premium positioning and customer experience and expanding share of wallet of the existing subscriber base through converged, value-added and adjacent services.

Sunrise plans to stabilize the Sunrise brand subscriber base and increase customer loyalty following the successful resolution of integration challenges presented by the Sunrise-UPC transaction through a continued focus on premium positioning and customer experience. Premium positioning is driven by, among other things, high-profile sponsorships, including with Swiss Olympic gold medalist skier Marco Odermatt and 20-time grand slam champion and former world No.1 tennis player Roger Federer, as well as Sunrise Moments, a comprehensive customer loyalty program that gives Sunrise subscribers exclusive access to sports, concert and other event tickets.

To increase share of wallet of the existing Sunrise brand subscriber base, Sunrise plans to continue to target Sunrise customers with its converged offering. As of June 30, 2024, approximately 56% of broadband subscribers subscribed to both fixed and mobile services, presenting an opportunity to leverage existing relationships with fixed subscribers to drive mobile service subscriptions and vice versa. Sunrise is also expanding its portfolio of value-added and adjacent services under the Sunrise brand. For example, Sunrise recently launched a DaaS offering to provide an alternative to smartphone and tablet ownership, and it is in the process of scaling a home security product following a successful pilot program. Sunrise plans to launch further adjacent services in the future.

Continue growth of the yallo brand by driving new subscriptions.

Sunrise plans to drive a further increase in the subscriber base of its yallo brand, targeted to the smart shopper segment, with continued focus on price-competitive offerings. yallo offers a highly attractive price proposition to customers, coupled with convenient online and app-based billing and account management options. Driven by a simplified IT portfolio and digital customer service, Sunrise can offer yallo services at a lower cost compared to Sunrise services. yallo’s launch of a converged offering in 2022 provides room for continued growth and opportunity to promote customer loyalty driven by its converged offerings.

Continue compelling cash generation to drive attractive shareholder distributions.

Sunrise aims to continue compelling cash generation through a combination of revenue generation and expenditure efficiencies. Sunrise aims to achieve operating expense efficiencies through active management of the operating expenditure profile through ongoing initiatives, including a leaner organizational design, which Sunrise began implementing in 2023, various digitization and automation efforts to reduce network operation and customer service expenses, a phase-out of costs to capture synergies with UPC following the Sunrise-UPC transaction and an anticipated softening in macroeconomic headwinds, including a decline in energy costs.

In addition, Sunrise is planning to decrease property and equipment additions as a percentage of revenue due to progress towards and eventual completion of significant investments in transformational initiatives which drove property and equipment expenditures in prior years. Such initiatives include significant investment in the rollout of 5G active mobile infrastructure, upgrades of CPE following the Sunrise-UPC transaction, as well as the integration with UPC following the Sunrise-UPC transaction and the related IT transformation, which are substantially completed. In managing its property and equipment expenditures, Sunrise also plans to continue to leverage its hybrid fixed network strategy, which utilizes a mix of owned infrastructure and supplemental network access agreements to increase network coverage and enhance service offerings, thereby substantially reducing capital expenditures necessary to support growth.

Sunrise’s medium term free cash flow is also expected to be supported by an attractive debt profile. As of June 30, 2024, Sunrise’s debt was substantially fully hedged for currency and interest rate risk, had a weighted average maturity of five years and a weighted average interest rate of approximately 3% after interest rate hedges.

Sunrise is committed to utilizing free cash flows to support attractive shareholder distributions in a disciplined manner. Sunrise aims to begin paying dividends in 2025, plans to distribute a substantial portion of its free cash flow as dividends and is targeting progressive dividend per share payments. See “The Spin-Off—Dividend Policy” for more information.

Grow underpenetrated market share in business customer services and maximize network utilization through wholesale relationships

Compared to its market share in residential services, Sunrise believes that it is currently underrepresented in business customer services, where Swisscom is by far the dominant competitor. This should provide rich opportunity for further expansion of Sunrise’s business customer base. To capture this opportunity, Sunrise plans to leverage its robust service offerings enhanced by its FMC strategy enabled by the Sunrise-UPC transaction, and to provide a comprehensive solutions portfolio for digitizing enterprises. Sunrise’s evolving business service portfolio combines telecommunications services, as well as security, professional services and information and communication technology (“ICT”) consulting and engineering solutions, underpinned by an ecosystem of strategic partners, including Cisco, Microsoft, and Google, among others. Sunrise is targeting growth primarily in the medium-sized business market, driven by plans to expand its sales and strategic partner networks and increase ARPU and share of wallet, as well as digitization of its sales and other customer interactions. At the same time, Sunrise is focused on leveraging synergies with residential subscribers to acquire small business customers (10 or fewer employees), growing market share among small-medium business customers (11 to 250 employees), including by leveraging residential sales channels, and increasing its share of wallet of existing enterprise business customers (250 employees and up).

In wholesale services, Sunrise aims to maximize utilization and, therefore, profitability of its network assets through relationships with wholesale customers, with a continued focus on maintaining and expanding the number of commercial agreements with MVNOs and reinforcing its strong fibre offering for hyperscalers and international carriers.

Service Offerings

Residential Services

Sunrise offers residential customers mobile, broadband, TV and fixed-line telephony services, which customers can bundle together in various combinations for a fixed monthly fee. Sunrise’s mobile, broadband, TV and fixed-line telephony services are available in substantially all of Switzerland. As of June 30, 2024, approximately 56% of broadband subscribers subscribed to both fixed and mobile services. Sunrise’s residential customers segment accounted for 73% of its revenue in the six months period ended June 30, 2024.

Mobile Services

Mobile services include pre-paid and post-paid voice, SMS and data services, as well as, among other things, international calling, roaming and mobile device insurance. Sunrise offers multi-SIM subscriptions for families or individuals with multiple mobile devices. While mobile subscribers always get access to Sunrise’s 5G network, they can select from a range of available mobile connectivity speeds at different price points.

Sunrise also sells third party mobile phones, tablets and other hardware and accessories. Customers have the option to purchase smartphones or tablets for cash or pursuant to financing plans which allow for monthly installment payments. In addition, in August 2023, Sunrise launched its DaaS offering, which allows residential customers to buy and business customers to rent their mobile devices for a monthly rental fee, upgrade their devices to a newer model at any time during the ownership or rental period, as the case may be, and insure their devices against theft and damage.

Broadband, TV, Fixed-Line Telephony and Other Services

Sunrise provides broadband, TV and fixed-line telephony services, as stand-alone services or as service packages with varying service combinations at fixed monthly fees, directly to residential customers as well as, under the UPC brand, to housing associations and other landlords who subscribe for services to be provided to the tenants of a residential complex as part of their utility bills if they so choose.

Broadband services are available at several competitive speeds, and Sunrise rents or sells internet service equipment, including modems and routers, to its customers.

As part of its TV services, Sunrise provides its subscribers with a comprehensive television content offering focused on family and general entertainment. In particular, for a fixed monthly or daily fee, Sunrise offers its TV subscribers (as well as subscribers of other TV service providers) access to MySports, which is a sports channel that has exclusive rights to Swiss National League ice hockey games, including rights to broadcast live games and highlights on TV and online, as well as rights to broadcast North American National Hockey League games. Although Sunrise may not limit access to the channel to its own subscribers following regulatory intervention, it can offer the channel to its subscribers in a unique package or on a promotional basis that is not available to subscribers of other TV services. Sunrise also has a 20% stake in a joint venture with CH Media, a Swiss media house that provides Sunrise’s TV customers oneplus, a streaming service offering a wide range of content, including Swiss originals, previews of shows on commercial TV channel 3+, as well as domestic and international feature films. Sunrise provides TV services through TV set-top boxes which it sells or rents to its customers, as well as through the Sunrise TV app for smart TVs, computers and mobile devices.

Sunrise continues to offer fixed-line telephony products that can be bundled with other services.

Sunrise plans to launch several value-added and adjacent services to support the premium positioning of the Sunrise brand and enhance share of wallet of the Sunrise brand subscriber base. Such services include a home security offering, which is being scaled up following a successful pilot program, and planned gaming, smart home and DaaS offering for gaming, TV and home appliances.

Business Customer and Wholesale Services

Sunrise’s business customers and wholesale segment, comprising telecommunications and portfolio services offered to business clients and wholesale services offered to a number of national and international ISPs, carriers, cloud providers, infrastructure providers and seven MVNOs, represented 27% of its revenues in the six months period ended June 30, 2024.

Business Customer Services

Sunrise offers its telecommunications services, primarily mobile and broadband services, as well as a range of value-added portfolio services, including cloud services, cybersecurity and automation, to Swiss business of all sizes. Although Sunrise makes all of its business customer services available to businesses of any size, given service pricing, businesses with fewer than 10 employees (“small businesses”) tend to purchase telecommunications service packages pre-defined by Sunrise for a fixed monthly fee (similar to residential customers). Businesses with more than 10 employees, and particularly large businesses with more than 250 employees (collectively, “enterprises”), are more likely to opt for customized service packages which include custom telecommunications and portfolio services and enhanced support services. Sunrise’s business customer services include:

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Telecommunications Services. While small businesses tend to purchase telecommunications services that are similar to those purchased by residential customers, enterprises tend to contract with Sunrise for tailored service packages at negotiated fees, benefiting from subscription volume, usage volume and bundling discounts. Sunrise offers businesses mobile and broadband services.

In mobile, businesses may choose to take advantage of a number of subscription options, including plans for calls within the organization only, data packages shared across all employees and additional roaming options, as well as take advantage of a DaaS service for mobile devices such as smartphones, tablets and smartwatches. For business customers who experience poor mobile reception on their premises, Sunrise can develop on-premises networks to distribute mobile capacity in the building and improve connectivity.

In broadband, business customers can, among other things, choose their desired level of bandwidth, receive dedicated internet access as well as receive minimum service guarantees from Sunrise related to broadband speed and network availability and access to network redundancy options. Where economically favorable, Sunrise may from time to time invest in fibre infrastructure projects to provide fibre broadband connectivity to support higher broadband download speeds for mobile customers. Business customers may also take advantage of a wide range of standardized and fully customized options to enable them to create virtual private networks to privately and security exchange information within Switzerland and internationally.

•	Additional Portfolio Services. In addition to telecommunications services, Sunrise offers a range of portfolio services, primarily to enterprises. Such services include:

•	cloud data storage services;

•	cloud and non-cloud cybersecurity services, including enhanced, centralized firewalls, mobile device security and distributed denial of service protection; and

•	automation services, including a customizable IoT connectivity management platform and IT systems integration.

Sunrise provides customers with an integrated IT solution but sub-contracts the delivery of a number of portfolio services to its partners, such as Amazon Cloud Services in cloud storage, Accenture in cybersecurity, CISCO in networking hardware and cybersecurity, Microsoft in workplace digital solutions and cloud services and Nokia in mobile private networks (private 5G).

Wholesale Services

Sunrise provides wholesale services to several national and international ISPs, carriers, cloud providers, infrastructure providers and MVNOs. Sunrise’s wholesale services include:

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MVNO and branded reseller services. Sunrise sells access to its mobile network on a wholesale basis to seven Swiss MVNOs and a branded reseller and supports them operationally. MVNOs rely on Sunrise’s mobile network to provide mobile services to their own subscribers, with Sunrise responsible only for network and enhanced technical support. The branded reseller markets mobile services to customers under its own brand, while all services are provided by Sunrise.

•

Data services. Sunrise offers a data services, including fibre, optical and internet services based on Sunrise’s owned and accessed networks, to national and international ISPs, carriers and cloud providers.

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Roaming. Sunrise maintains bilateral agreements with mobile carriers in over 200 countries within more than 600 roaming partners to provide its subscribers with seamless international connectivity, as well as allow foreign carriers to service their subscribers in Switzerland.

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Voice Services. Sunrise enters into interconnection agreements with Swiss and international telecommunication operators providing a framework for voice and roaming services among each other, to enable their respective subscribers to place calls and use data internationally and within Switzerland. The department distributes call and data volumes across Swiss and international networks to ensure service continuity and quality.

Customer Attraction and Retention

Marketing and Branding

Sunrise employs a multi-brand strategy to address the specific needs of the premium segment with the Sunrise brand, the smart shopper segment with the yallo and Swype brands and the budget segment with its licensed Lebara brand, which offers mobile services to price-conscious customers with a focus on international calling. Sunrise also targets younger customers (up to age 27) with the Sunrise Young portfolio, offering reduced rates and other benefits to these customers.

Sponsorships and endorsements are a significant part of Sunrise’s strategy to promote recognition and premium positioning of the Sunrise brand. In 2022, Sunrise became the main partner of Swiss Ski and signed the Swiss World Cup alpine ski racer and Olympic gold medalist Marco Odermatt as a partner in 2023. 20-time grand slam champion and former world No.1 Swiss tennis player Roger Federer is also a long-time Sunrise partner. Odermatt and Federer are important features of Sunrise’s marketing campaigns. Finally, Sunrise supplements its national sponsorship campaigns with local and community events.

The premium positioning of the Sunrise brand is also supported by Sunrise Moments, a comprehensive customer loyalty program that gives Sunrise subscribers exclusive access to pre-sales of sports, concert and other event tickets, as well as fast lane event access and discounted event tickets, among other benefits.

Sunrise markets yallo services digitally, primarily through online advertising (including social media advertising), in order to drive traffic to the yallo website through which customers can purchase services.

Sunrise uses a variety of advertising channels, undertaking nationwide marketing campaigns with a strong focus on outdoor advertising in Switzerland’s largest cities, as well as regional marketing activities and campaigns. Marketing campaigns frequently feature mobile devices and other hardware, in which case they are co-financed by Sunrise’s vendors. Marketing to existing customers is designed to increase customer satisfaction and loyalty and leverage up-selling and cross-selling potential. Digital marketing campaigns are supported by analytics tools to enhance the marketing experience and allow for micro-segmentation and targeted campaigns.

Sunrise has been consistently improving its brand perception metrics for both the main Sunrise brand in the past two years, including in unaided awareness, consideration and preference.

Customer Service and Support

Residential Customers

Sunrise’s dedicated customer service group manages its customer life cycle, including sales, retention, billing inquiries and technical support. In the residential customers segment, Sunrise provides sales, administration and dealer support for all of its services through dedicated call centers in nine countries, which support German, French, Italian and English service and are powered by an integrated system providing knowledge management and process guidance to customer service representatives. Approximately 85% of customer service activities are outsourced to third-party providers, whose call centers are located in various countries in Europe and North Africa. All Sunrise customer service representatives receive training in Sunrise’s processes and standards and have access to periodic coaching and cross-product training.

Business and Wholesale Customers

All business customers can take advantage of a dedicated 24/7 business customer support call center, as well as a digital portal which allows them to self-manage their accounts and subscriptions. Business customers can also sign up for enhanced, tailored support services, including a dedicated service manager working on the customer’s premises. Enterprise relationships are managed by account consultants who support business customers, and, for particularly large clients, account managers dedicated to the particular client relationship.

Sunrise also maintains a team dedicated exclusively to wholesale services whose duties relate to sales and pre- and post-sales activities, as well as other tasks such as technical issues, troubleshooting and fraud-prevention.

Customer Experience and Retention

Sunrise relies on surveys to gather feedback on each interaction a customer has with Sunrise. Customer service is measured by Net Promoter Score (“NPS”), which is calculated by a third party based on customer survey data provided by Sunrise. NPS data is used to monitor overall customer satisfaction by quantifying the likelihood of the customer recommending Sunrise to others, as well as to identify specific customer pain points and barriers, which are regularly discussed with management to identify service improvement opportunities. NPS data is also used to improve customer service representatives’ skills based on customer feedback, through coaching, customer callbacks and periodic experience sharing among customer service representatives.

To further enhance customer experience, Sunrise invests in enhancing its digital service capabilities, such as customer service over chat, automated chat service, and interactive voice responses. Sunrise is in the process of migrating its existing voice and chatbot customer service solutions to Sprinklr, an artificial intelligence tool that unifies teams, tools and touchpoints across all customer channels, in four languages, with the goal of completing the transition by November 2024.

Sales and Distribution

In the residential customers segment, Sunrise relies on Sunrise-branded retail locations, mobile centers, direct mail, inbound and outbound telephone sales via its call centers, as well as its website, web chat and mobile app. In addition, Sunrise has partnerships with several nationwide retail chains, including Mobilezone (the largest independent telecommunications retailer in Switzerland), as well as with regional partners and dealers, who sell Sunrise products and services. For the yallo brand, digital sales channels are responsible for a majority of its sales volume.

In business customer services, small businesses purchase Sunrise services through Sunrise retail locations, website or call centers, similar to residential customers. Sunrise additionally targets enterprises with a dedicated business salesforce, including salespersons with expertise in specialized IT and cybersecurity solutions. Sunrise also partners with regional and specialized third party IT and cybersecurity service providers who promote Sunrise services to their business clients in exchange for a performance fee.

In wholesale services, sales are driven by inbound requests from other telecommunication service providers as well as by cultivating customer relationships, including through engagement at industry events.

Across all segments, Sunrise emphasizes up-selling and cross-selling opportunities to generate sales. Sunrise uses an online tool to analyze customer data to identify candidates suitable for targeted, cross-selling promotions and provides Sunrise’s telephone customer service representatives and retail location employees targeted, personalized sales advice. Using statistical models and NPS alerts, Sunrise also identifies customers who are at risk of disconnecting their services and targets them with special offers and promotions that are not generally available to promote retention.

Network and Infrastructure

Mobile Network and Infrastructure

Connectivity

Sunrise’s mobile network operates with 3G, 4G and 5G connectivity. It is used to provide Sunrise’s mobile services as well as broadband services in a small number of geographical areas in Switzerland which are hard to reach with fixed infrastructure alone.

Sunrise’s outdoor 4G and 5G connectivity covers substantially all of Switzerland (geographically and by population). Sunrise plans to migrate all voice traffic from 3G to 4G and switch off 3G connectivity by 2025 to make the spectrum currently used by 3G available to support improved indoor 4G and 5G coverage. As of June 30, 2024, more than 84% of mobile voice traffic was already carried over 4G. Sunrise also aims to eventually migrate all 4G data traffic to 5G to enable higher data speeds, lower latency and new use cases for mobile connectivity. As of June 30, 2024, more than 31% of data traffic was already carried over 5G.

Network Infrastructure

Sunrise’s mobile network is operated using 4,570 antennas sites as of June 30, 2024, which are connected to Sunrise’s infrastructure that is further described below under “—Fixed Network and Infrastructure.” Sunrise currently relies on both 4G and 5G mobile equipment to support its 5G connectivity. More than 75% of Sunrise’s outdoor antenna sites currently include 5G equipment, with a plan to add 5G equipment to all outdoor antenna sites by the end of 2026. Sunrise is also in the process of rolling out 5G SA infrastructure, which will implement end-to-end 5G equipment without reliance on 4G infrastructure. 5G SA is the next step in the evolution of mobile networking, enabling faster download speeds, supporting ultra-high concentrations of internet-connected devices in a single location and improved functionality for enterprises (such as the deployment or virtual private cellular networks) and potentially offering a reliable and flexible alternative to broadband-based Wi-Fi connectivity.

Sunrise owns the active infrastructure of its mobile network, which consists of equipment required to enable connectivity. The passive infrastructure, consisting of structures on which active infrastructure is mounted, is owned by third parties, with approximately 56% of all antenna sites accessed by Sunrise pursuant to a long-term master services agreement with Swiss Towers, which is controlled by Cellnex Switzerland AG (“Cellnex”). See “—Properties—Swiss Towers Master Services Agreement.” Sunrise also has a long-term supplier partnership with Huawei Switzerland for the deployment, operations and maintenance of its mobile network.

In addition to its leased portfolio of 4,570 antennas sites, in order to further extend its mobile coverage and service quality, Sunrise entered into a network sharing agreement with Salt for certain additional antenna sites pursuant to which Sunrise receives access to certain of Salt’s antennas in exchange for providing Salt with access to the same number of Sunrise antennas.

Network Reliability and Maintenance

Sunrise has outsourced the operations and maintenance of its mobile network to Huawei pursuant to a long-term agreement. Huawei monitors the network for outages and responds to network incidents. In 2023, Sunrise’s mobile network remained available for 99.9% of the time.

Fixed Network and Infrastructure

Overview

Sunrise’s fixed network is used to deliver broadband, TV and fixed-line telephony services and consists of fibre, HFC or copper infrastructure which connects (i) central connection points to the global internet infrastructure (referred to as the “backhaul” connection), (ii) street-level connection points to central connection points (referred to as the “access” connection), and (iii) buildings to street-level connection points (referred to as a “last mile” connection). Almost all fixed network infrastructure in Switzerland is underground.

Sunrise relies on a “hybrid” network infrastructure strategy, leveraging its fully-owned access and last mile HFC network capabilities whenever possible and relying on supplemental network access where necessary, enabling it to provide broadband services to over 95% of Swiss households. Sunrise is the only Swiss telecommunications company capable of supporting broadband services across all available fixed infrastructure technologies (DSL, HFC, fibre and FWA) to ensure that Sunrise can provide broadband services at the fastest download speed available at each geographic location. As of December 31, 2023, 56% of Sunrise’s broadband residential subscribers (across both Sunrise and yallo) are connected through HFC technology, which offers a maximum download speed of 2.5 Gbps, 19% through fibre, which offers a maximum download speed of 10 Gbps, 24% through DSL technology, which offers a maximum download speed of 300 megabits per second (“Mbps”), and 1% through FWA technology, which offers a maximum download speed of 1 Gbps.

HFC technology remains the dominant technology through which Sunrise’s subscribers access the internet. In 2023, 50% of Sunrise’s new broadband subscribers (across both Sunrise and yallo) signed up for broadband services through HFC technology, 20% through DSL, 27% through fibre and 3% through FWA. HFC-based internet access on Sunrise’s network is available to 2.7 million Swiss households.

Fully-Owned and Supplementally Accessed Network

Sunrise operates an HFC network comprising more than 25,000 km of fibre optic and approximately 40,000 km of coaxial cable in the aggregate over the above-described three connection types. Sunrise’s HFC network is capable of download speeds of up to 2.5 Gbps. This network has approximately 60% geographic coverage in Switzerland and supports approximately 55% of Sunrise’s broadband subscribers. It is the largest network offering 2.5 Gbps or higher speeds in Switzerland and is the largest HFC network in Switzerland by size. Sunrise fully owns the access and last mile components of the HFC network and substantially all of the backhaul component, relying on long-term leases for the remainder. Sunrise owns almost all ducts housing coaxial cable and relies on a mix of owned, co-owned and leased ducts to house fibre cables.

Although Sunrise does not currently plan to upgrade its HFC network to the DOCSIS 4.0 standard, should it become competitively and economically advantageous, Sunrise could do so and enable download speeds of up to 10 Gbps for HFC connectivity, which is comparable to current download speeds enabled by FTTH technology.

Sunrise supplements its owned HFC network with:

•

access agreements with Swisscom, including the Broadband Connectivity Service agreement, allowing Sunrise to access all of Swisscom’s “last mile” networks, regardless of technology on which they are based;

•	“last mile” network access agreements for access to FTTH networks owned by Swisscom as well as by municipally owned utility companies; and

•

to a lesser extent, regulated access to Swisscom’s copper network to support broadband services delivered through DSL technology, which is powered by copper infrastructure and offers up to 300 Mbps download speeds.

Network Reliability and Maintenance

Sunrise has internal field technicians and outsourced partners for maintenance and repairs of its HFC network. Sunrise’s network access counterparties, Swisscom and various municipal utilities, are responsible for the maintenance and repair of networks to which Sunrise has access.

In 2023, Sunrise’s fixed network services remained available for 99.9% of the time.

Spectrum Holding

Sunrise’s mobile services are enabled by a substantial spectrum holding of 295 MHz in aggregate, composed of 40 MHz held in the low band (700 – 900 MHz frequency), 70 MHz in the mid-band (1400 to 2600 MHz frequency), and 100 MHz in the high band (3,500 MHz frequency). Approximately 46% of this spectrum holding runs until 2034, while the remainder expires in 2028. Sunrise utilizes its spectrum to support 3G, 4G and 5G connectivity, as further detailed in the table below.

Sunrise Spectrum Holding, by Technology

Technology	Frequency (MHz)	Spectrum (MHz)(1)	Expires in 2028	Expires in 2034
3G/5G	900 FDD (“Frequency Division Duplex”)	2x15	●
4G/5G	700 FDD	2x5		●
4G	700 SDL (“Supplementary Downlink”)	10		●
	800 FDD	2x10	●
	1400 SDL	15		●
	1800 FDD	2x20	●
	2100 FDD	2x10	●
	2600 FDD	2x25	●
5G	3500 TDD (“Time Division Duplex”)	100		●

(1)	Includes uplink spectrum (for data transmitted from mobile devices to the network) and downlink spectrum (for data transmitted from the network to mobile devices).

The spectrum allocation process with respect to spectrum holdings expiring in 2028 is expected to commence in 2026. The allocation method is under review by ComCom and may be run as a renewal (direct allocation), an auction or criteria-based allocation. See “Regulation Applicable to Sunrise’s Business—Mobile Services—Licenses to Use Radio Frequencies” and “Risk Factors—Risks Relating to Sunrise’s Financial Position—The expenditures required to renew the portion of Sunrise’s spectrum expiring in 2028 are uncertain but may be significant.”

In addition to spectrum holdings, Sunrise holds other licenses that are required to operate its business, including microwave licenses, network licenses, building permits and a broadcasting license.

Competition

Generally

Over the last decade, the Swiss telecommunications market has been served by three primary players. Swisscom is the Swiss telecommunications incumbent, holding the largest market share by subscriber in all services (mobile, broadband, TV and fixed-line telephony) as of December 31, 2023. Sunrise is the number one challenger to Swisscom across all services, and Salt is the third player offering all services.

In addition to these three primary players, MVNOs and branded resellers also operate in the Swiss mobile communications market. MVNOs do not have their own mobile network infrastructure but have agreements with mobile network operators (Swisscom, Sunrise and Salt, collectively, the “MNOs”) to access the MNOs’ mobile networks at wholesale rates. Branded resellers, such as Aldi Suisse, a Swiss grocery retailer that has entered into a branded reseller agreement with Sunrise, offer MNO products under their own brand, but MNOs enter into service contracts directly with customers, paying the branded reseller a revenue share.

In the broadband, TV and fixed-line telephony markets, a portion of the market share is held by municipally-owned utilities, some of which have built their own fixed networks offering such services, as well as small regional operators.

In the last three years, Sunrise grew its market share relative to Swisscom, even as the subscriber base increased. Between 2020 and 2023, Sunrise’s market share in mobile services and TV services increased by 2 percentage points and 1 percentage point, respectively, while broadband services and fixed-line telephony services remained relatively flat. Over the same period, Swisscom lost market share in mobile services and broadband services, which decreased by 3 percentage points each, as well as in fixed-line telephone services which decreased by 6 percentage points but gained 1 percentage point market share in TV services.

The table below presents market share in Switzerland across residential services and business services by number of subscribers as of December 31, 2023.

Swiss Market Share by Service on a Subscriber Basis, as of December 31, 2023(1)

	Mobile	Broadband	TV	Fixed-Line Telephony
Swisscom	56%	48%	40%	42%
Sunrise	26%	28%	31%	32%
Salt	18%	5%	5%	7%
Other	—	18%	24%	18%

(1)	Source: Ampere Analysis. Swiss market share by service is based on RGUs. Mobile market share includes pre-paid and post-paid RGUs.

Competition and Growth Drivers

Convergence

For convenience and pricing reasons, consumers are increasingly looking to receive mobile and fixed telecommunication services from the same provider, which has driven rapid growth in converged services. Network operators increasingly offer converged product bundles at a lower price in order to maintain competitive pricing and reduce churn rates.

Operating both fixed and mobile networks to provide converged services also allows telecommunications service providers to optimize their cost profiles, saving on costs associated with off-loading mobile traffic to the fixed network, freeing up mobile network capacity and reducing its maintenance costs.

Convergence is increasing the importance of all competitive drivers across both fixed and mobile services. Since consumers are increasingly likely to subscribe for mobile and fixed services from one provider, a highly competitive mobile offering can drive fixed service subscriptions and vice versa.

Pricing

Swiss telecommunications providers have experienced pricing pressure in recent years. To remain competitive, each of Swisscom, Sunrise and Salt now operate lower-cost “flanker” brands offering full or mobile-only services targeting the smart shopper or budget segments. Sunrise believes that while its main Sunrise brand and Swisscom’s Swisscom brand are perceived as premium brands, Sunrise’s yallo and Swype brands,

Swisscom’s Wingo brand and the Salt brand are perceived as smart shopper brands, and Sunrise’s licensed Lebara brand and Salt’s Das Abo and GoMo brands are perceived as budget brands. From time to time, each of the three major players also runs limited-time price promotions to entice customers away from other service providers or offers price-matching on competitors’ services. Sunrise estimates that 55-65% of Swiss telecommunications service subscribers purchase from premium brands and 30-40% from smart shopper brands, with less than 5% purchasing telecommunications services from budget providers.

To mitigate the effect of price competition, companies may seek to enhance customer loyalty through value-added content and services and brand positioning – a strategy which Sunrise employs for its main Sunrise brand. See “—Sunrise’s Strategies—Return the Sunrise brand to growth by increasing customer loyalty through premium positioning and customer experience and expanding share of wallet of the existing subscriber base through converged, value-added and adjacent services.”

Customer Service

Each of Swisscom, Sunrise and Salt offer similarly high levels of customer service. Accordingly, customer service generally does not serve as a basis for competitive differentiation. Rather, high quality customer service is a baseline requirement to remain competitive.

Media Content

Sunrise’s MySports pay TV platform has exclusive rights to broadcast Swiss National League ice hockey games, as well as rights to broadcast other European and National Hockey League games, while Swisscom’s blue TV has exclusive rights to broadcast Swiss Super League and other football (soccer) games. However, by law, each of Sunrise and Swisscom must offer its subscribers access to the other’s channel, although the channel owner may generally offer the channel to its own subscribers in a unique package or on a promotional basis.

OTT Services

OTT services are services delivered over the internet which compete with services independently offered by telecommunications companies. OTT services include (i) video streaming services such as Zattoo in Switzerland and global providers like Netflix, Disney+ and Amazon Prime, which provide consumers with alternatives to traditional TV services; (ii) text and voice communications services such as WhatsApp and iMessage, which significantly decrease use of SMS messaging; and (iii) video conferencing services such as Microsoft Teams and Zoom, which significantly decrease use of mobile voice and fixed-line telephony services. Industry players primarily compete on their ability to integrate OTT services into their offering. This is most prominent in the market for TV services, with Swisscom and Sunrise in particular each aiming to provide the most user-friendly interfaces for video streaming content discovery and management mechanisms and integration of video streaming platforms into set-top box devices. In addition, although all three MNOs offer access to the most popular OTT services, there is some room for differentiation through offering additional OTT content, such as Sunrise’s oneplus offering enabled by its partnership with CH Media. See “—Service Offerings—Residential Services—Broadband, TV, Fixed-Line Telephony and Other Services.”

Network Quality

Mobile network performance (availability, reliability, coverage, speeds, latency) is a key differentiator in mobile services and each MNO aims to continuously improve its performance. As of January 2024, Sunrise’s mobile network is the only Swiss mobile network that has achieved the rating of “outstanding” eight times in a row in the network performance test published by connect magazine, the most recognized network performance benchmark test in the telecommunications industry. In 2023, both Swisscom and Salt have also been recognized as “outstanding” by connect magazine. Based on the same 2023 test, Sunrise’s mobile network was rated as one of the top 10 tested networks with a score of 968 out of 1,000 points.

In fixed services, all telecommunications players are able to offer a similar range of download speeds, though service providers with HFC network access, such as Sunrise, have a limited speed-based competitive advantage in certain regions.

Environmental Matters

Sunrise’s environmental priorities are (i) energy efficiency and climate protection and (ii) sustainable products and circular economy. Sunrise implemented its environmental management system in 2023 and successfully certified its compliance with ISO 14001, an international standard on environment systems, in 2024.

Energy use and climate protection

Sunrise aims to reduce direct and indirect greenhouse gas (“GHG”) emissions along its entire value chain and to mitigate risks and negative impacts to the environment and affected stakeholders. Sunrise’s approach to achieving this goal includes:

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Avoiding unnecessary energy use and pursuing GHG emissions reduction. Sunrise’s headquarters building, the Ambassador House, is designed to be environmentally friendly, efficient and sustainable and achieved the highest possible LEED (Leadership in Energy and Environmental Design) Platinum certification level. Sunrise has also implemented various energy conservation measures in its other office, retail and network locations, as well as technical sites for the preparation, transport and storage of data. Sunrise is also engaged with its vendors to collect data regarding the environmental impact of its supply chain and is committed to involving suppliers to jointly reduce GHG emissions.

•

Increasing energy efficiency. Energy efficiency is an important criterion applied to the selection of new network equipment to replace dated technologies. Further measures include, for example, the use of AI technology to increase energy efficiency in Sunrise’s mobile network.

•	Fleet transformation. Sunrise aims to operate a fully electric passenger car fleet by the end of 2024 and to convert its van fleet to electric vehicles by 2028.

•	Purchasing electricity from renewable sources. In 2023, Sunrise purchased 100% of the electricity it used from renewable sources.

Sustainable products and circular economy

Sunrise designs its products to be as sustainable as possible to mitigate the environmental impact of their manufacturing, transportation and use. Sunrise aims to minimize the amount of material and single-use plastics used in manufacturing, and to promote energy efficiency and circularity of Sunrise and third-party products in product cycles. Sunrise’s product initiatives include a focus on durability, repairability and low power consumption of Sunrise devices such as modems and set-tops boxes, minimizing packaging and using environmentally friendly packaging materials, where packaging is necessary. Sunrise’s circularity initiatives include a mobile handset buyback program that allows customers to easily return used mobile devices, which Sunrise then refurbishes and resells or recycles.

Employees

Overview

As of June 30, 2024, Sunrise had 2,651 employees by headcount or 2,561 full-time equivalents “FTEs,” as compared to 2,813 employees by headcount and 2,716 FTEs as of June 30, 2023, representing a decrease of approximately 6% in the employee population. Employees are located at Sunrise’s headquarters in Zurich as well as at additional office and retail locations across Switzerland. As of June 30, 2024, 280 employees were located in a Sunrise-owned call center in Portugal. As of the same date, 28% of Sunrise’s employees were part of the sales function, 19% worked in IT, 17% were in management and administration, 13% in marketing, TV and product development, 13% in customer service and 11% in other functions.

As of June 30, 2024, 63% of the Sunrise workforce based in Switzerland was covered by a collective employment contract with Syndicom, the Swiss trade union, which came into force on January 1, 2022 and expires on December 31, 2024. The collective employment contract will be extended automatically to December 31, 2025. As of the same date, 35% of the most senior employees, including the members of Executive Committee, were employed pursuant to Terms and Conditions of Employment (the “TCE”), which sets out, among other things, termination, holiday and leave, remote work, flexible time, training, insurance and other employee rights and obligations. The TCE is supplemented by individual employment agreements which set out the particulars of each individual’s employment, including compensation matters. Sunrise has never experienced employment-related work stoppages and considers its employee relations to be good.

Talent attraction, development and retention

Sunrise supports its recruitment process through:

•	Employer branding: By showcasing its unique culture, values and opportunities, Sunrise is dedicated to creating and transmitting a strong, authentic and inspiring employer brand.

•	Talent sourcing: Sunrise aims to build a pipeline and talent network of qualified candidates.

•	Talent acquisition: Sunrise identifies, evaluates and selects the best-fit candidates in order to support continuity of its human resources.

•	Contingent workforce: Sunrise works with relevant organizational stakeholders and external suppliers to supplement its human resources on a short-term basis as needed.

Sunrise invests in internally developing employees of all levels to help ensure inclusive, equitable and high-quality education and lifelong learning opportunities for all. Sunrise also offers a competitive job and reward framework and a wide range of benefits, including above-market pension plans. Sunrise provides retirement benefits to its employees in accordance with Swiss law by means of a pension plan operated by a pension fund that is a separate legal entity. Such pension plan is deemed to be a defined benefit plan under IFRS. As of June 30, 2024, Sunrise’s pension fund was overfunded and covered approximately 117.4% of Sunrise’s pension obligations under the pension plan, as determined under Swiss accounting and actuarial rules applicable to the pension fund entity. Sunrise also provides a supplemental defined contribution plan for employees having an annual gross salary greater than CHF 132,300.

Health, Safety and Well-being

The physical and mental well-being of employees is a high priority at Sunrise. The company aims to ensure that its employees feel good, are fit and motivated and can carry out their work safely.

Sunrise aims to promote the health and well-being of its employees and to boost their motivation through competitive health and well-being benefits, including mental health supports. Sunrise offers time and location flexible working arrangements to its corporate employees, allowing them to choose working models that work best for them and their teams. Sunrise also offers various benefits and incentives to its employees, including the opportunity to purchase additional vacation days, apply for unpaid leave, participate in company-sponsored fitness programs and obtain a free gym membership.

Sunrise is a member of SWICO, an organization, which, among other things, promotes a health and safety framework in the information and communications technology industry. Sunrise’s safety measures are consistent with the SWICO framework, and Sunrise annually evaluates and reports workplace safety incidents and mitigation measures consistent with SWICO recommendations via the SWICO platform. Sunrise regularly reviews its workplace safety measures and conducts safety training.

Diversity, Equity and Inclusion

Sunrise aims to build a foundation for fostering a diverse and inclusive culture through its diversity, equity and inclusion (“DE&I”) strategy and the YouBelong! Strategy Framework, which focuses on measurable impact in two core areas: (1) providing equal opportunities to advance and thrive within Sunrise, and (2) promoting a culture of mutual respect, appreciation and openness to different backgrounds and perspectives. The core human resources processes and platforms, such as recruitment, training and leadership development, are designed in keeping with this strategy framework, and there is also a focus on creating accountability and backing for DE&I, not just in the human resources functions, but in the entire organization. Sunrise supports four employee resource groups to strengthen gender, ability and neurodiversity, race and ethnic diversity, as well as LGBTQIA+ representation, providing targeted funding to support these networks in creating a bottom-up, inclusive and open corporate culture.

Sunrise is a member of Advance, Switzerland’s leading business association for gender equality, and is part of Ringier’s EqualVoice initiative, which promotes equal representation of all genders in the media and the public. Sunrise has been committed to equal pay for many years and in 2023 this was recognised when Sunrise was awarded the Advanced certificate from Fair-ON-Pay. Sunrise was also awarded the Swiss LGBTI Label. This quality label, which is awarded by an independent non-governmental organization of the same name, is in recognition of Sunrise’s efforts to promote diversity, equality and inclusion.

Properties

Office, Retail and Data Site Locations

Sunrise leases substantially all of its office space and retail locations, as well as its data and antenna sites. The other leased properties are technical locations, parking lots, shops, storage units or mixed used sites. All of Sunrise’s leased properties are located in Switzerland, with the exception of a call center office space in Lisbon rented by Sunrise’s wholly owned subsidiary Sunrise Portugal S.A. As of June 30, 2024, Sunrise leased the following properties in Switzerland:

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19 offices, including its headquarters at Opfikon, Zurich, Switzerland, Sunrise’s largest property (approximately 21,590 square meters). The lease on Sunrise’s headquarters expires on December 31, 2033, with the option to extend to until December 31, 2043;

•	two TV production studios for the MySports pay TV platform;

•	1,146 data sites (technical sites for the preparation, transport and storage of data); and

•	105 Sunrise and 15 yallo retail locations.

Sunrise owns 13 immaterial properties in Switzerland, the majority of which are small land parcels which were previously necessary for distribution of radio and television signals.

Sunrise believes that its facilities meet its present needs and that they are generally well maintained and suitable for their intended use. Sunrise believes that it generally has sufficient space to satisfy the demand for its services in the foreseeable future but maintains flexibility to move certain operations to alternative premises.

Antenna Sites

As of June 30, 2024, Sunrise operated 4,570 antenna sites to support its mobile network, of which approximately 56% were accessed pursuant to a long-term master services agreement with Swiss Towers, which is controlled by Cellnex, which is further described below under “—Swiss Towers Master Services Agreement.” The remaining antenna sites that are not covered by the master services agreement with Swiss Towers are leased pursuant to separate operating lease agreements with other third parties. Sunrise accesses certain additional antenna sites pursuant to an antenna sharing agreement with Salt, pursuant to which Sunrise receives access to certain of Salt’s antennas in exchange for providing Salt with access to the same number of Sunrise antennas.

Swiss Towers Master Services Agreement

Swiss Towers owns and leases certain mobile antenna sites (the “Sites”) as well as owns passive tower infrastructure at the Sites (“Tower Infrastructure”) and provides Sunrise with access to the same pursuant to a master services agreement, dated July 19, 2017 (as amended to date pursuant to amendments thereto and a settlement agreement among the parties, the “Master Services Agreement”). Swiss Towers also provides operations, maintenance and configuration services with respect to the Tower Infrastructure to Sunrise. Sunrise pays Swiss Towers an annual fee for its services, which is adjusted annually to reflect changes in the Swiss National Consumer Price Index. Swiss Towers is free to provide other mobile network operators access to the Sites and the Tower Infrastructure and related services, provided that, if such services affect certain aspects of services provided to Sunrise, Sunrise’s prior written consent is required. Sunrise and Swiss Towers have established a steering committee with decision-making power with regard to any matters referred to it by either party in relation to the agreement.

The Master Services Agreement has an initial term of 20 years which may be extended for up to two additional terms of 10 years each, at Sunrise’s option. However, even if Sunrise does not exercise the first or both of its extension options, the Master Services Agreement will continue in force on the latest agreed terms and conditions after the end of the applicable term, unless Sunrise or Swiss Towers terminates the Master Services Agreement as of the end of the applicable term, subject to a notice period of 24 months prior to the end of the applicable term in the case of Sunrise and five years prior to the end of the applicable term in the case of Swiss Towers. The delivery of a termination notice by Swiss Towers will trigger a good faith renegotiation of the Master Services Agreement. Either party may withdraw from negotiations of such an extension at any time in its discretion.

During the initial and additional terms, the Master Services Agreement can only be terminated (i) in full by either party for good cause with immediate effect; (ii) by Sunrise with respect to individual Sites in its discretion, subject to a six-month notice period; (iii) in full or in part if Sunrise no longer has rights to use radio frequencies and ceases to provide mobile network services in Switzerland, subject to a three-month notice period; or (iv) by Swiss Towers with respect to individual Sites, with Sunrise’s written consent or upon substitution of one Site for another. If the Master Services Agreement is extended beyond the initial, first or second term, it may be terminated by either party subject to a five-year notice period as of the end of a calendar year, subject to certain rights of Sunrise available on termination.

If Swiss Towers terminates the Master Services Agreement in full in accordance with its terms or if Sunrise terminates the Master Services Agreement for good cause, Swiss Towers must offer Sunrise the right, exercisable within three months of the applicable termination notice, to purchase all Tower Infrastructure and an assignment of rights under all of Swiss Towers’ agreements with Site owners at a discount to fair market value (determined in accordance with the terms of the Master Services Agreement), which varies based on the circumstances of the termination. In addition, in the case of any termination of the Master Services Agreement, Sunrise may request Swiss Towers, subject to a 12-month notice period, to extend the Master Services Agreement with respect to up to a portion of the Sites for twelve months. Under certain circumstances such as a material uncured breach of the Master Services Agreement by Swiss Towers, Sunrise has the right to exercise certain “step-in” rights until Swiss Towers is again able to proceed on the terms of the Master Services Agreement.

The rights and obligations created by the Master Services Agreement may only be transferred in whole or in part, with the prior written consent of the other party. A change of control in Swiss Towers, a sale of all or a part of the Tower Infrastructure and the transfer of all or a part of Swiss Towers’ agreements with Site owners to a third party is subject to Sunrise’s prior written consent, which must be given if, among other things, control of Swiss Towers or the Tower Infrastructure is not transferred to a competitor and if, in the case of a sale of all or a part of the Tower Infrastructure, the Master Services Agreement is transferred to the acquiring party (or the acquiring party enters into a comparable agreement).

The foregoing description of the Master Services Agreement is qualified in its entirety by reference to the full text of the Master Services Agreement and amendments thereto, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

IT and Intellectual Property

Sunrise’s IT systems are highly integrated into every aspect of its business and include online portal and app services, point-of-sales support, third-party integration of sales channels and branded resellers, service provisioning, billing, customer relationship management, data warehousing, enterprise resource management and workplace support, as well as network, customer and other data analysis to optimize operations.

Sunrise strives to deliver value to customers through technological innovation. Recent IT developments include:

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Integration of IT systems following the Sunrise-UPC transaction. In connection with the Sunrise-UPC transaction, Sunrise migrated legacy Sunrise and UPC systems, including online portal and app services, point-of-sales support, third-party integration of sales channels and resellers, service provisioning, billing, customer relationship management, data warehousing and big data analysis, enterprise resource management and workplace support, to a new IT infrastructure.

•

Establishment of yallo as a “digital-first” brand. yallo brand services are provided under a separate, simplified IT stack, including a conversion-friendly website design, to support a digital customer experience and a favorable cost profile.

•	Artificial intelligence tools. Sunrise is integrating AI tools into some of its operations to optimize network capacity and energy usage as well as to innovate customer-facing processes.

Sunrise relies on a combination of internally developed, third party commercial and open-source software and invests in improvements to effectiveness and efficiency of its systems through increased standardization, consolidation and virtualization. IT systems are managed in-house in cooperation with select third party partners who assist in infrastructure development, testing and operations. Sunrise processes and protects customer, employee and other personal data in accordance with the Federal Data Protection Act. See “Regulation Applicable to Sunrise’s Business—Other Regulations—Data Privacy” below.

Sunrise’s products and services use the logos and brand names “Sunrise,” “yallo,” “Lebara,” “Swype,” “MySports” and “UPC” (each with word and figurative mark). The brands “Sunrise,” “yallo,” “Swype” and “MySports” are owned by Sunrise and there are trademark registrations for the respective word and figurative works in Switzerland. The name “Lebara” is licensed by Sunrise from Lebara Group B.V. (Netherlands) for use in Switzerland. The name “UPC” is licensed by Liberty Global Corporate B.V. (Netherlands) for use in Switzerland and, in connection with the spin-off, is expected to continue to be licensed to Sunrise.

Sunrise has the domain name registrations for the domain names it uses for its brands, products and services, as well as a number of protective domain name registrations. Sunrise develops software and applications for use in its own systems and as part of its customer services that are subject to copyright under Swiss law. Sunrise does not own any patent or design registrations.

Legal Proceedings

Sunrise is currently party to a pending access proceeding against Swisscom before ComCom regarding the prices Sunrise paid to Swisscom for using their copper network. One part of the procedure concerns prices charged by Swisscom from 2013 to 2016, and another concerns prices charged after 2016. ComCom found that

Swisscom overcharged Sunrise between 2013 and 2016 and ordered substantial price reductions. Following an appeal by Swisscom, the Federal Administrative Court ordered certain adjustments to prices set by ComCom. ComCom has made certain additional adjustments and Swisscom has challenged ComCom’s second decision. This appeal is still pending. In the interim, Swisscom has made an advance payment of CHF 18.8 million for the undisputed amounts of overpayment between 2013 and 2016. Following a final decision in the procedure for 2013 to 2016, ComCom will continue the procedure for prices charged after 2016.

In addition, in July 2024, Salt filed a claim in the Zurich Commercial Court against Sunrise for damages in connection with a joint venture between Sunrise and Salt, which was proposed prior to the Sunrise-UPC transaction and had never been formed, to expand the fibre-optic-based broadband network in Switzerland. Salt’s claim is that Sunrise breached an exclusivity agreement with Salt in connection with the proposed joint venture by negotiating the Sunrise-UPC transaction and breached certain purported duties as a joint venture partner, even though the joint venture had not been formed. Salt is seeking damages in the amount of approximately CHF 29 million, plus interest and costs. Sunrise denies the allegations and intends to vigorously defend the claim. At this time, Sunrise cannot predict when or how the claim will be resolved or estimate what the total potential loss or range of loss would be, if any. Salt has previously filed a claim seeking, on similar grounds, an ex parte injunction against the Sunrise-UPC transaction in the Zurich Commercial Court, which Sunrise had defended and in which it prevailed.

Sunrise is subject to various legal proceedings arising in the ordinary course of business, including claims concerning building permits and permitting procedures, installation and authorizations relating to antenna sites, pass-through rights, claims by customers or suppliers and claims in connection with participation in tenders for business customer services.

Insurance

Sunrise’s current insurance coverage is provided by a mix of Liberty Global group-wide insurance policies and local mandatory insurances, in amounts that Sunrise believes to be consistent with customary industry practices and sufficient to appropriately insure Sunrise’s risks. Insurance policies include property damage and business interruption, public liability (products and services liability), mandatory motor insurance, cyber risks (other than dependent business interruption), errors and omissions insurance, terrorism and political violence insurance, directors’ and officers’ liability insurance (which Sunrise expects to amend in connection with the spin-off to reflect risks associated with being an independent, separate public company), commercial crime insurance and mandatory property insurance. For some risks, Sunrise may not obtain insurance coverage if the type of risk is uninsurable, if the available insurance is subject to significant limitations that make insurance uneconomical or if Sunrise believes the cost of insurance is excessive to the risks presented.

Following the completion of the spin-off, Sunrise will need to secure independent insurance policies, separate from Liberty Global’s group-wide insurance policies. Following this termination of the group-wide insurance policies, Sunrise expects to maintain the same categories of insurance coverage as it currently does but with premiums, deductibles and coverage limits appropriate for Sunrise operating as an independent, separate Swiss public company.

Corporate Information

Sunrise was initially formed in 2001 as Sunrise Communications Ltd, a Swiss corporation, through the merger of two companies, each founded in 1996: landline and mobile operator diAx and landline operator NewTelco Ltd. In February 2015, Sunrise became a Swiss public company listed on the SIX. In November 2020, Liberty Global through its Swiss subsidiary, UPC, another Swiss telecommunications company, successfully completed the acquisition of Sunrise in the Sunrise-UPC transaction, followed by a “squeeze-out” procedure which was completed in the first half of 2021. Following the Sunrise-UPC transaction, Sunrise became an indirectly wholly owned subsidiary of Liberty Global. As of the date of this proxy statement/prospectus, the telecommunications businesses of Sunrise and UPC are substantially integrated.

Prior to the spin-off, the Sunrise Business is operated by Sunrise GmbH through additional operating subsidiaries. Sunrise GmbH is indirectly held by Sunrise HoldCo V B.V., a Netherlands corporation, formerly known as Liberty Global Europe Financing B.V., an indirect wholly owned subsidiary of Liberty Global. In connection with the spin-off, Liberty Global has created and directly holds Sunrise Communications AG, which is the entity whose shares will be listed on the SIX following the spin-off. Prior to the spin-off, Sunrise will transfer Sunrise HoldCo V B.V. and its subsidiaries, including Sunrise GmbH, to Newco B.V., an entity that will be formed in connection with the spin-off and transferred to Sunrise Communications AG. Following the spin-off, Sunrise GmbH will continue as the principal operating company operating the Sunrise Business and will be indirectly held by Sunrise Communications AG, which will be an independent, separate publicly-traded company with shares listed on the SIX. See “The Spin-Off—Overview” for more information.

Sunrise’s headquarters are located at Thurgauerstrasse 101b, 8152 Glattpark (Opfikon), Switzerland, and its telephone number is +41 58 777 76 66. Substantially all of Sunrise’s assets and businesses are located and operated in Switzerland. Its website address is www.sunrise.ch. The information on, or information that can be accessed through, Sunrise’s website is not part of and is not incorporated by reference into this proxy statement/prospectus. This website address is included as an inactive textual reference only.

SUNRISE’S INDUSTRY

Swiss Market

Swiss Business Environment

Switzerland is one of the wealthiest countries in Europe. According to the International Monetary Fund (“IMF”) and as detailed in the graph below, Switzerland had an estimated nominal GDP per capita of approximately CHF 85,000 in 2023 which was significantly higher than the CHF 46,000 average of the EU-15 countries. The graph below presents Switzerland’s nominal GDP per capita in 2023, as compared to that of EU-15 countries.

The Swiss economy experienced real GDP growth of 5.4% in 2021, boosted by recovery from the COVID-19 pandemic, 2.7% in 2022 and 0.8% in 2023, with growth projected to increase at a compound annual growth rate of 1.5% for the period from 2023 to 2028, according to the IMF.

Switzerland has historically had relatively low inflation compared to the EU-15 countries. From 2017 to 2023, Switzerland had a compounded annual average rate of inflation of 1.0% compared to 3.2% for the EU-15 countries in the same period, according to the IMF. During 2022 and 2023, Switzerland’s inflation rate remained relatively stable even amid global inflationary pressure. According to the Swiss National Bank, inflation in Switzerland peaked at 3.4% in the third quarter of 2022, compared to a peak of 9.8% in the fourth quarter of 2022 for the EU-15 countries, according to the IMF and UK’s Office for National Statistics. In July 2024, Switzerland’s inflation rate fell to 1.3%, within Switzerland’s target range of less than 2% per annum, driven by tighter monetary policies.

Switzerland also provides an attractive business environment. Switzerland has historically had a strong and stable currency, the Swiss franc, which is commonly considered a “safe haven” currency. Swiss corporate and personal tax rates are among the lowest within EU-15 countries. As detailed in the graph below, the Swiss headline corporate tax rate is estimated to be approximately 16.5% on average (depending on the canton and municipality) compared to EU-15 average of 23.7%, according to PwC.

Swiss interest rates are also among the lowest when compared to EU-15 countries. The Swiss ten-year government bond yield remained at levels close to or below 0% between 2015 and 2022. Although the Swiss ten-year government bond yield increased to 0.7% at the end of 2023 as a result of tighter monetary policy to contain inflationary pressure over the past two years, it still remains considerably lower than the EU-15 average of 2.7%, based on data from FactSet financial data and analytics. In March of 2024, the Swiss National Bank was the first central bank among Organization for Economic Cooperation and Development (“OECD”) countries to cut interest rates, when it announced a 25 basis points cut to its main policy rate, as Switzerland inflation rate was retreating to within target range. In June 2024, the Swiss National Bank reduced its main policy rate by 25 basis points to 1.25%.

As of the date of this proxy statement/prospectus, the Swiss ten-year government bonds are rated AAA by Standard & Poor’s with stable outlook, Aaa by Moody’s with stable outlook and AAA by Fitch with stable outlook.

The Swiss population is also growing, driven by immigration, among other factors. During the period from 2013 to 2023, the Swiss population grew at a compound annual growth rate of 0.9%, as compared to 0.3% within the EU-15 countries, according to the IMF.

Swiss Telecommunications Market

Generally

Switzerland provides an attractive market environment for telecommunications companies. Penetration of all fixed and mobile services in Switzerland remains consistently ahead of EU-15 countries due to a combination of high GDP and GDP per capita, and relatively small geographic area. The Swiss consumer telecommunications spending per capita is among the highest in Europe. According to Ampere Analysis, a data and analytics firm, Swiss telecommunications spend per capita in residential and business segments was CHF 85 per month for telecommunications services in 2023, which is 119% higher than the EU-15 average of CHF 39 for the same period. However, telecommunications spending relative to disposable income in residential and business segments is more in line with other European markets, with Swiss consumers spending 1.4% of disposable income on telecommunications services in 2023, compared to the EU-15 average of 1.1% for the same period.

The Swiss telecommunications industry also benefits from a regulatory environment which, together with complex topography, high network construction costs and a concentrated market structure, imposes high entry barriers for new entrants. Swiss regulations impose requirements for minimum network coverage in spectrum allocations, provide long-term spectrum availability to existing industry players and maintain strict regulation on sharing sites among telecommunications service providers. However, the Swiss telecommunications industry is not as extensively regulated as compared to the European Union. The Swiss regulator promotes contractual network access solutions prior to regulatory intervention, including in connection with wholesale fibre access which is not subject to regulation. There is also no targeted regulation of mobile termination rates and limited roaming regulation with no retail roaming price caps. See “Regulation Applicable to Sunrise’s Business.”

Mobile Market

According to Ampere Analysis, the revenue for the Swiss mobile communications market was estimated at CHF 4.3 billion in 2023 and is expected to slightly decline at a compound annual rate of 0.4% between 2023 and 2028.

According to Ampere Analysis, the Swiss monthly mobile data usage per subscriber is anticipated to grow from 20 gigabytes in 2023 to 26 gigabytes in 2028, driven by increased usage of mobile internet and data-intensive applications.

Switzerland’s mobile communications market has one of the highest ARPU levels in Europe. According to Ampere Analysis, the average Swiss mobile services ARPU was CHF 33 per month in 2023, compared to the EU-15 average of CHF 15 per month. However, ARPU levels are broadly similar between Switzerland and EU-15 countries relative to disposable income, with Swiss and EU-15 consumers in residential and business segments spending an average of 0.7% and 0.5% of disposable income, respectively, on mobile services in 2023. The difference in absolute ARPU levels between Switzerland and the EU-15 average mainly reflects above-average costs of construction, operation and maintenance of a mobile network in Switzerland, partly due to Switzerland’s challenging topography and higher labor costs.

According to the Broadband Coverage in Europe 2022 report from the European Commission, Switzerland has a 5G population coverage of 97%, which is considerably higher than the 78% 5G population coverage in the EU-15 countries on average during the same time period. In addition, as of March 2024, Switzerland has an average mobile download speed of 93 Mbps as compared to 86 Mbps for the EU-15 countries according to Speedtest by Ookla, and Ookla’s Speedtest Global Index (this data from March 2024 is quoted with prior consent from Ookla).

Swiss post-paid mobile market also presents an attractive opportunity with continued customer migration from pre-paid to post-paid mobile services. According to Ampere, the share of Swiss post-paid mobile subscribers increased from 80% in 2021 to 85% in 2023.

Fixed Broadband Market

According to Ampere Analysis, the revenue for the Swiss broadband market was estimated at CHF 2.2 billion in 2023 and is expected to grow at a compound annual growth rate of 0.4% between 2023 and 2028. According to Ampere Analysis, there were 106 broadband subscriptions per 100 households in Switzerland as of December 31, 2023, making Switzerland the best-connected country among the OECD countries.

Similar to the mobile market, Switzerland’s broadband market has one of the highest ARPU levels in Europe, According to Ampere Analysis, the average Swiss broadband ARPU was CHF 44, compared to the EU-15 average of CHF 24. However, ARPU levels are more similar when comparing broadband spend relative to disposable income. Swiss consumers and residential and business customers both spent an average of 0.3% of disposable income on broadband services in 2023.

Internet services are provided primarily using DSL, fibre and HFC technologies. The table below provides more detail on the broadband connectivity landscape.

Share of Swiss Households and Maximum Download Speeds by Broadband Technology, as of December 31, 2023

Technology	Share of Households with Broadband Connectivity (%)(1)	Maximum Download Speeds
DSL	46	300 Mbps
Fibre	29	10 Gbps
HFC	26	2.5 Gbps

(1)	Source: Ampere Analysis.

The importance of fibre networks in Switzerland has increased, with fibre-based broadband subscriptions in Switzerland expected to grow to 1.2 million at the end of 2023, up by 17% from 2021. According to Ampere Analysis, the percentage of fixed broadband subscribers accessing broadband network through fibre in Switzerland is expected to grow from 29% in 2023 to 33% in 2025, driven by the expansion of fibre networks by Swisscom and municipally-owned utility companies.

According to the European Commission’s report on Broadband Coverage in Europe in 2022, 99% and 66% of the Swiss population had access to broadband download speeds of more than 100 Mbps and more than 1 Gbps respectively, compared to 86% and 74%, respectively, for EU-15 countries. However, the demand for ultra-fast broadband speeds in Switzerland remains high and the take-up of Gigabit speeds in Switzerland outpaces the take-up of Gigabit speeds in Europe. According to OECD Broadband statistics June 2023, there are 10 broadband subscriptions per 100 inhabitants in Switzerland with broadband download speeds of more than 1 Gbps, compared to only 2.5 such subscriptions for the EU-15 countries.

Television Market

According to Ampere Analysis, the revenue for the Swiss TV market was estimated at CHF 1.6 billion in 2023 and is expected to slightly decline at a compound annual rate of 0.9% between 2023 and 2028.

The Swiss TV market decline is driven by the increasing prevalence of video streaming services, as further described above under “The Sunrise Business—Competition—Competition and Growth Drivers—OTT Services.” According to Ampere Analysis, as of December 31, 2023, approximately 96% of Swiss households subscribed for TV services, a decrease of approximately 4.2 percentage points from December 31, 2021.

According to Ampere Analysis estimates, in 2023, approximately 58.2% of Swiss TV subscribers received TV services through Internet Protocol Television (“IPTV”), and approximately 41.8% through cable, with Sunrise being the strongest player in cable access and Swisscom in IPTV.

Fixed-line telephony market

According to Ampere Analysis, the revenue for the Swiss fixed telephony market was estimated at CHF 0.9 billion in 2023 and is expected to decline at a compound annual rate of 4.1% between 2023 and 2028.

The Swiss fixed-line telephony market is declining in both usage and penetration, with this trend expected to continue as a result a fundamental shift in customer preference towards mobile and OTT communication services. Telecommunications companies offer fixed-line telephony services as a value-added service bundled with other services. According to Ampere Analysis, the number of fixed-line telephony subscribers in Switzerland decreased by 7.6% between 2023 and 2021, and total penetration decreased from 79% in 2021 to 71% in 2023.

Business Services and Wholesale Market (Competition)

Swisscom is the dominant player in business customer services. Sunrise and Salt both offer business services. Salt provides mobile and fixed services to business customers with a focus on small businesses, while Sunrise offers a more comprehensive services portfolio that includes ICT, cybersecurity and other value-added services and targets medium and large enterprises, as well. Service providers in this market compete primarily on the extent, quality and speed-to-market of value-added portfolio services offered, as enterprise clients are increasingly looking to obtain a comprehensive suite of leading-edge telecommunications, cloud storage, cybersecurity, automation and related services from one provider. Swisscom has developed a number of its own business-focused portfolio services, including cybersecurity and cloud services. Sunrise, which is the primary challenger to Swisscom, has opted to partner with specialized third-party service providers, including Amazon Cloud Services in cloud storage, Accenture in cybersecurity, CISCO in networking hardware and cybersecurity, Microsoft in workplace digital solutions and cloud services and Nokia in mobile private networks (private 5G), to enhance its service portfolio. In addition, partnerships with regional and specialized third party IT service providers who recommend telecommunications service providers to their clients in exchange for a performance fee are an important source of sales leads in business customer services. Primary business market players compete to extend the reach of such partner networks, with Swisscom having by far the largest network and Sunrise working to expand its own.

In wholesale services, competition is primarily based on the quality and reliability of the network, which drives the likelihood of a telecommunications company becoming the provider of choice for ISPs looking to support their Swiss clients and MVNOs. Competition for voice-hubbing business is limited as ISPs must generally contract with each other to ensure calls can be completed regardless of the level of utilization of a provider’s network.

Business Services and Wholesale Market (Industry)

Switzerland represents an attractive business services (“B2B”) market due to a combination of technology shifting away from legacy services, increasing digitalization of businesses, IT outsourcing cloudification, growing proliferation of AI applications and the need for advanced security solutions. In 2023, the B2B market is estimated to have accounted for approximately 35% and 28% of the overall Swiss mobile and fixed services markets, respectively. According to Gartner, revenue for operators in the B2B market in Switzerland was estimated at CHF 3.2 billion in 2023. Revenue is expected to grow at a compound annual rate of approximately 1% between 2023 and 2027. Growth is expected to be driven primarily by ICT services, currently estimated at CHF 27.8 billion in 2023 in the aggregate, which are expected to grow at a compound annual rate of approximately 10% between 2023 and 2027 to CHF 40.6 billion.

The Swiss wholesale market represents a small portion of the overall Swiss telecommunications services market and is mainly characterized by MVNO, branded reseller, interconnection, data and wholesale network access services provided by Swisscom, Sunrise and Salt within Switzerland, as well as data, voice and roaming services provided by them in Switzerland and internationally. All MVNOs and branded resellers who purchase wholesale mobile services from Swisscom, Sunrise and Salt collectively represent less than 1% of the Swiss mobile market. Swisscom provides wholesale mobile services to Coop Mobile, M-Budget Mobile and Mucho Mobile, Sunrise to Aldi, Galaxus, Digital republic, Talk Talk, Quickline, Netplus and FL1, and Salt to Die Post, Lidl, Lyca Mobile, MTel and Nexphone. Swisscom offers other Swiss telecommunications companies wholesale access to its fixed networks, including FTTH.

REGULATION APPLICABLE TO SUNRISE’S BUSINESS

Sunrise’s activities as a telecommunications services provider in Switzerland are subject to statutory regulation and supervision by various Swiss authorities, in particular ComCom and OFCOM, a specialized agency with expertise in telecommunications.

ComCom is the independent licensing and market regulatory authority and awards the universal service license (which is and to date has always been held by the incumbent Swisscom) and licenses for the provision of mobile telephone and other radio services. OFCOM supports ComCom, the Swiss Parliament and the Swiss Federal Council in their affairs and regulatory decisions. ComCom delegated to OFCOM authority to issue guidelines and enforce ComCom’s decisions and has delegated some of its other responsibilities, such as certain allocations of broadcast frequencies to OFCOM.

The primary regulations applicable to the Swiss telecommunications industry are set out in the Telecommunications Act and associated regulations. A number of other laws and regulations, which are enforced by other authorities including the Competition Commission, the general competition authority in Switzerland, are also applicable. Such additional laws and regulations govern, among other things, the industry’s infrastructure, television content, assistance in criminal investigations and other matters discussed in further detail below.

Network Infrastructure

Network Access Regime

Regulated Access

As of the date of this proxy statement/prospectus, Swisscom is the only service provider classified as a “dominant” service provider in the Swiss market for regulated telecommunications services, and Sunrise’s access to Swisscom’s fixed copper infrastructure is subject to the technology-based local loop unbundling regime (the “Regulated Access Regime”) in Switzerland as prescribed by the Telecommunications Act.

Pursuant to the Telecommunications Act and its implementing ordinance, the dominant provider must grant all other listed providers, upon request, minimum access to its fixed copper infrastructure, including leased lines and cable ducts, as well as certain minimum interconnection services on a non-discriminatory and transparent basis.

Cost of access is regulated, and access must be granted at cost-based prices. The calculation is based on long-run incremental cost, an added constant premium based on a proportional share of the relevant joint and common costs and a return on the capital used for investments as well as the replacement costs of modern equivalent assets (using current cost accounting). The cost of access to ducts is assessed based on infrastructure renewal accounting.

The Regulated Access Regime follows an ex-post regulation approach, making it necessary for operators first to negotiate the conditions of access with each other and only request an intervention by the regulator if such negotiations fail over a three-month period. ComCom will only intervene and issue an order regulating access if the defending provider is held dominant, the requested access is considered mandatory, and the parties disagree on the price.

Unregulated Access

The Regulated Access Regime in Switzerland is limited to incumbent Swisscom’s legacy copper infrastructure and does not cover access to HFC, fibre and mobile infrastructure (the “Unregulated Infrastructure”). Market participants must privately contract for access to Unregulated Infrastructure, and the provision of such access, as well as access prices, are in the discretion of the network owner. However, the

Competition Commission may nonetheless examine access to Unregulated Infrastructure under Swiss competition law. For example, the Competition Commission has investigated Swisscom for its FTTH network access practices in the past.

Telecommunications Installations

In Switzerland, a permit by the cantonal and municipal authorities is generally required to construct telecommunications installations primarily comprising active and passive antenna infrastructure. Depending on whether an antenna is planned within or outside of a building zone, different requirements by different authorities apply. The provisions regarding antennas within a building zone are defined by the cantons and communities whereas the provisions regarding antennas outside a building zone (for which permits are only granted in exceptional cases) are defined at the federal level. Additionally, regulations regarding nature and landscape protection, protection from radio emissions, protection from certain levels of non-ionizing radiation, as well as the provisions of the Swiss Ordinance on Telecommunication Installations regulating technical compliance apply. The federal authorities have also issued guidelines regarding the construction of antennas, which set forth principles for the responsible authorities when deciding on whether or not to issue an antenna construction permit.

In general, fulsome permitting procedures must be followed to construct an antenna, which require the permit applicant to meet the requirements applicable in the building permit procedure and comply with other regulatory requirements, such as those related to environmental protection and the emission and installation limits in accordance with the rules governing non-ionizing radiation. An applicant may be able to follow a simplified procedure if it is looking to upgrade existing antennas rather than construct new ones. Simplified procedures generally entail shorter timelines and fewer written exchanges with the regulator.

Owners of land in public use must allow telecommunications services providers to install and operate telecommunications lines on their land, provided such installments do not interfere with the public use of the land. Building owners must allow any telecommunications provider to install reasonable connections to the premises if the provider so requests and pays the costs of such installation. In addition, every telecommunications service provider is entitled to a right of access to the building and to joint use of telecommunications installations within the building, provided that such access is technically necessary and there is no other good cause for refusal.

Response to Power Shortages and Outages

In response to a power shortage caused, among other things, by the phase-out of nuclear energy and the war in Ukraine, in November 2023, the Swiss Federal Council submitted a revision of the Telecommunications Services Ordinance for consultation, which, if implemented, would require MNOs to supplement their networks with batteries and diesel emergency power generators at their own expense by 2030 (for emergency call services) to 2033 (for other services) in order to enable operation during potential cyclical power cuts and longer regional outages. The consultation with industry stakeholders, who generally oppose the proposal, ended in March 2024. Sunrise is monitoring the development of this proposed revision. While Sunrise believes that implementation of such an ordinance is not necessary and, in certain cases, not possible, it cannot predict whether, when or the extent to which such an ordinance will be implemented.

In addition, the Swiss Federal Council proposed energy saving measures for large industrial energy consumers to stabilize the electricity grid in the event of an imminent electricity shortage. Sunrise, as a provider of mobile telephony services which are considered critical infrastructure, is subject to a specific industry solution, rather than the general rationing regime. However, Sunrise and other telecommunications industry service providers would be required to take appropriate measures to reduce their energy consumption in the event of an imminent electricity shortage. The MNOs have jointly proposed measures which include, among other things, blocking certain websites which generate heavy data traffic, gradually restricting data traffic and switching off frequency bands, with individual antenna sites switched off as a final measure. Based on this proposal, the authorities have drafted an ordinance that is currently undergoing public consultation. The public consultation period on the draft ordinance ends in May 2024.

Mobile Services

Licenses to Use Radio Frequencies

In order to provide mobile telecommunications services in Switzerland, an operator must obtain, among other things, a license from ComCom for the use of the radio spectrum, subject only to very limited exceptions for certain spectrum frequencies. Neither the number of licenses nor the available spectrum bandwidth is predetermined by ComCom in advance of an auction or other proceeding to allocate spectrum. Spectrum-sharing among providers requires the approval of ComCom. No MNO has requested such an approval to date. Sunrise currently holds 295 MHz of spectrum to support its mobile operations. See “The Sunrise Business—Spectrum Holding.”

From time to time, ComCom may conduct consultations to examine allocation procedures based on the needs and intentions of the mobile communication sector and other stakeholders. In March 2024, ComCom completed the first public consultation on the next allocation procedure for (i) the frequency usage rights of the existing 800, 900, 1800, 2100 and 2600 MHz frequency bands, which are currently allocated to Swisscom, Sunrise and Salt and expire on December 31, 2028, and (ii) currently unallocated frequencies in the 6 GHz, 26 GHz and 40 GHz frequency bands. The public consultation procedure was intended to assess the growing demands in the private and public sectors for spectrum at an early stage and determine whether the next allocation procedure would take the form of a renewal of previously allocated spectrum at a price determined by ComCom without an auction (direct allocation), a new auction or a criteria-based allocation. The results of the consultation indicate industry interest in additional frequencies, particularly in the 6 GHz band, with limited or inconsistent interest in frequencies in the 26 GHz and 40 GHz bands. Industry stakeholders are supportive of a renewal procedure, but the allocation methodology is within the discretion of ComCom, and Sunrise cannot predict whether an auction or renewal procedure will be used. ComCom has communicated that frequency bands will be allocated by means of an auction if the demand for new and existing frequencies exceeds the available frequencies. This is most likely to occur if there is a new entrant looking to obtain a spectrum allocation, which Sunrise believes is unlikely due to high industry barriers to entry related to the regulatory environment, complex topography, high network construction costs and a concentrated market structure. Previously unallocated frequencies could be allocated for mobile communication applications only if the telecommunications industry identifies corresponding needs and if adequate environmental legislation (particularly with respect to non-ionizing radiation) is in place. Furthermore, these frequencies would first have to be made available for mobile communications use by the Federal Council.

ComCom has instructed OFCOM to initiate preparations for the allocation of any new and reallocation of existing frequencies in 2029 via a process that would likely commence in 2026, with an auction potentially held in 2027. The cost to renew Sunrise’s spectrum is unknown at this time, but spectrum allocation costs could be significant regardless of the allocation method used. Generally, allocation of spectrum pursuant to an auction requires greater expense than an allocation pursuant to a renewal procedure.

ComCom can revoke licenses without reimbursement of the license fees paid if license conditions are no longer met. Licenses can also be revoked without reimbursement of the license fee if the beneficiary of the license experiences (i) a change of control, (ii) a change in factual or legal circumstances, (iii) a change in the shareholdings of the license holder or its shareholders if this changes the possibility of influencing the business activities of the license holder or (iv) a change to the information provided in the license application. Additional criteria may be established in each case in which ComCom or OFCOM concludes that the new control party does not comply with statutory requirements or does not have the necessary technical capabilities or that the foreign country in which such third party is incorporated does not grant reciprocal rights.

Site Sharing Regulation

The Telecommunications Act regulates site sharing among telecommunications service providers. OFCOM may, upon application, require telecommunications services providers to, if they have sufficient capacity, share access to their telecommunications and other installations with other such providers for appropriate compensation, in order to address technical issues, planning needs or protection of the countryside, national heritage, the environment, nature or animals. For similar reasons, OFCOM may also require providers of telecommunications services to co-install and jointly use telecommunications and other installations.

Pricing of Mobile Services

Subject to generally applicable antitrust standards, access regime requirements and price disclosure requirements, mobile telecommunications providers are free to set wholesale and retail prices for mobile services. However, the industry is subject to oversight of the Competition Commission, which analyzes industry dynamics and pricing and has from time-to-time initiated investigations and proceedings and levied fines against companies in the industry for various anti-competitive practices. Should the Competition Commission conclude that industry participants have a collectively dominant position in infrastructure service markets or markets in which the MNOs offer their services to end customers, or that the MNOs acted in collusion with respect to mobile termination rates or other matters, Sunrise may be subject, among other things, to price regulation, prohibition on bundling of certain services and fines of up to 10% of its Swiss revenue for the preceding three years in the event that pricing is shown to be excessive or predatory.

The Telecommunications Act and the Telecommunications Services Ordinance also allow ComCom to regulate mobile termination rates (or other types of interconnection or access, such as MVNO access) on a long-run incremental cost basis if the operator is considered dominant in the relevant market. No such regulation is in force as of the date of this proxy statement/prospectus.

International Roaming

International roaming is not heavily regulated in Switzerland. However, the Telecommunications Act and its main implementing ordinance contain a provision on international roaming allowing the Swiss Federal Council to enact measures to prevent excessive end-user fees to promote of competition. Such measures could include maximum price limits based on international agreements, a requirement for mobile telecommunications providers to offer bundled packages, including roaming services, or a requirement for mobile telecommunications providers to allow their customers to use third-party roaming services abroad. No such measure is in force as of the date of this proxy statement/prospectus.

In addition, mobile providers must allow customers to set and subsequently change a roaming fee cap, with roaming services discontinued once that cap has been reached. Also, customers must be informed of roaming pricing at the time of sale and at the time of their international travel.

Broadband Services

Security Regulation

The Telecommunications Services Ordinance provides for certain requirements regarding the security of the networks and services of mobile telephony license holders, such as Sunrise. If such service providers provide their customers with CPE, such as modems, set top boxes and routers and have technical control over such CPE, the CPE must be replaced if it poses a security risk that cannot be otherwise remedied. This could require Sunrise to replace equipment it provides to its customers at its own expense in the event a security vulnerability arises that cannot be addressed with a software update or some means other than equipment replacement.

In addition, in December 2023, the Swiss Federal Department of the Environment, Transport, Energy and Communications was tasked with presenting draft amendments to the Telecommunications Act that would implement measures to reduce geopolitical risks associated with the development of 5G infrastructure and otherwise strengthen the security of telecommunications and digital infrastructure, including by prohibiting high-risk vendors from providing equipment or network services to Swiss telecommunications providers. Such amendments, if implemented, could entitle the regulator to require Sunrise to cease contracting with Huawei or using Huawei equipment in its network, if the regulator determines that Huawei is a high-risk vendor. Sunrise is monitoring this legislative process.

Other Regulations

In addition to security regulation, as a provider of broadband services, Sunrise is subject to rules about network neutrality, which limit the circumstances in which broadband service providers may transmit information over the internet at different speeds, as well as regulations about youth protection and blocking of illegal websites.

Television and Radio

Licensing and Access

The transmission of TV and radio programs is considered a telecommunications service and as such, it is subject to the regulations set forth in the Telecommunications Act as well as the Swiss Federal Radio and Television Act (Bundesgesetz über Radio und Fernsehen of 2006, as amended) (the “Radio and Television Act”). The Radio and Television Act requires broadcasters of program services to obtain a license, subject to certain, limited exceptions. Sunrise is a registered broadcaster for the MySports pay TV platform.

Under the Radio and Television Act, a network operator that transmits TV and radio programs needs to offer distribution to all broadcasters on a non-discriminatory basis, which requires Sunrise to make MySports available to Swisscom’s and Salt’s subscribers.

Other Regulations

In addition to licensing and access regulation, as a provider of TV and radio services, Sunrise is subject to rules governing advertising content, as well as regulations regarding certain content which must be carried. Sunrise is also subject to recently implemented regulations which require service providers that show films in Switzerland as part of their program services or offer films via video on demand or subscription services to, among other things, have certain registration, quota and film funding obligations, as well as to invest 4% of their gross revenues annually in independent Swiss film production or pay a corresponding tax.

Fixed-Line Telephony Regulations

Any registered telecommunications provider may offer voice and data transmission services. It may base its services either on its own fixed network infrastructure or on the infrastructure of another provider (see “—Network Infrastructure—Network Access Regime” above).

Pursuant to the regulatory framework, and subject to antitrust standards and the rules of the Price Surveillance Act, all telecommunications providers are free under certain circumstances to set their wholesale and retail prices for fixed-line telephony services, with the exception of (i) dominant providers, which must offer certain access services at regulated prices and (ii) providers of universal services, that are subjected to an ex-ante regulation of universal services. Although Sunrise is not currently held to be dominant in any segment other than its ice hockey broadcasting rights, this may change in the future. Whether Sunrise having dominant status would lead to an obligation to grant access to competitors on regulated terms would depend on the specific segment in which Sunrise is held to have a dominant position.

Other Regulations

Data Privacy

The Federal Data Protection Act is generally aligned with the standards under the GDPR, enacted by the European Union and the European Economic Area in 2016. The Federal Data Protection Act is a uniform framework laying down principles for legitimate data processing and entails strict requirements for data protection, in particular data processing principles, data security requirements, rules for international data transfers, data mapping, processor (service provider) obligations and data subject rights. Processing of personal data must be lawful and proportionate in relation to a specific processing purpose. Processing must be conducted in good faith and transparently. Entities subject to the Federal Data Protection Act must inform the data subjects about the processing, such as by way of a data protection declaration. In terms of data security, an entity subject to the Federal Data Protection Act is obligated to implement appropriate technical and organizational measures to protect personal data against unauthorized or unlawful processing, accidental loss, destruction or damage. Regarding international data transfers, an entity subject to the Federal Data Protection Act is restricted from transferring personal data to countries outside of Switzerland and the European Economic Area unless they provide an adequate level of data protection or appropriate safeguards are in place, such as standard contractual clauses or binding corporate rules. An entity subject to the Federal Data Protection Act must also maintain a record of its data processing activities, which includes documenting the purposes of processing, as well as categories of data subjects and processed personal data, among other things. The processing of personal data may be assigned to a processor only by contract or by the legislation ensuring that the data is processed only in the manner in which the controller itself is permitted to do it and no statutory or contractual duty of confidentiality prohibits assignment. Data subjects have in particular a right to information, data portability, rectification, deletion and prohibition of processing. If data subjects submit a request for information, information must generally be provided within 30 days, subject to statutory exceptions.

Violations of the Federal Data Protection Act obligations may lead to (i) fines up to CHF 250,000, (ii) orders by the Swiss Federal Data Protection and Information Commissioner to, among other things, immediately stop data processing and (iii) payment of damages to individuals pursuant to civil claims. Violations of the GDPR may lead to (i) a data protection supervisory authority imposing an administrative fine of up to EUR 20 million or 4% of the total worldwide revenue of the preceding financial year, whichever is higher, for each violation, (ii) orders of a data protection supervisory authority temporarily or definitively prohibiting the data processing and (iii) data protection claims from individuals for damages suffered as a result of a GDPR violation.

Universal Services

Providing telecommunications services to the entire Swiss population, including remote regions, requires a universal service license granted by ComCom, which is issued for a limited time based on specified conditions. Although any telecommunications provider may apply for a universal services license, which is auctioned and allocated to one or more providers that best satisfy the quality requirements, Swisscom is the only owner of a universal services license in Switzerland. It is thus obligated to supply a certain range of high-quality fixed-line telephony, data transmission and additional services at regulated prices and to comply with the technical specifications issued by OFCOM. In turn, Swisscom is entitled to receive compensation for uncovered costs incurred in providing universal services. This compensation, if requested by Swisscom, would be funded by fees obtained from all registered telecommunications service providers in Switzerland, including Sunrise, on the basis of each provider’s gross revenues. To date, Swisscom has not requested or received government compensation for providing universal services, but there can be no assurance that it will not do so in the future. If Swisscom requests such compensation, Sunrise would be required to contribute to it.

SUNRISE MANAGEMENT’S DISCUSSION AND ANALYSIS OF SUNRISE’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Sunrise is Switzerland’s leading fully-converged challenger. It is the second largest telecommunications provider in Switzerland based on revenue, delivering market-leading converged telecommunications services through next-generation networks, offering mobile, broadband, TV and fixed-line telephony services primarily under the main brand Sunrise and its flanker brands, yallo, Lebara, and Swype. As of December 31, 2023, Sunrise maintains market share of 26% in mobile services, 28% in broadband and 31% in TV based on number of subscribers.

Sunrise operates in three reportable segments: (i) residential customers, (ii) business customers and wholesale and (iii) infrastructure and support functions. Sunrise’s service offerings in the residential customers and business customer and wholesale segments consist of the following:

•

Residential services. Sunrise offers residential customers mobile, broadband, TV and fixed-line telephony services, which can be bundled together in various combinations for a fixed monthly fee. Sunrise also operates the MySports payTV platform, which has exclusive rights to broadcast Swiss National League hockey games and other hockey games. In addition, Sunrise offers value-added services including device-as-a-service (“DaaS”) and home security services, which it is in the process of scaling. Residential services accounted for 73% of Sunrise’s revenue for the six months ended June 30, 2024.

•

Business customer and wholesale services. Sunrise offers its telecommunications services, primarily mobile and broadband services, as well as a range of value-added portfolio services, including cloud services, cybersecurity and automation, to Swiss businesses of all sizes. Sunrise’s wholesale operations provide MVNO services, branded reseller services, data services, roaming and voice services to other companies. Business customer and wholesale services accounted for 27% of Sunrise’s revenue for the six months ended June 30, 2024.

The infrastructure and support functions segment comprises support units such as network, IT and operations, as well as staff functions, such as finance, human resources and strategy.

Sunrise’s service offerings are tailored to meet customers’ need for seamless, reliable connectivity at home, work and on the go. Sunrise aims to consistently provide a portfolio of innovative, high-quality products and services to increase loyalty and share of wallet across its customer base.

Comparability of Future Results

The following discussion and analysis, which should be read in conjunction with Sunrise’s consolidated interim financial statements included as Annex G to this proxy statement/prospectus and Sunrise’s audited historical consolidated financial statements included as Annex F to this proxy statement/prospectus, reflects Sunrise’s results for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021. During each of these periods, Sunrise was a wholly-owned subsidiary of Liberty Global. Following the spin-off, Sunrise will become an independent, separate publicly-owned company. In connection with the spin-off, Sunrise will repay intercompany debt payable to Liberty Global that is outstanding at the time of the spin-off, enter into a number of agreements with Liberty Global that will govern the relationship between Sunrise and Liberty Global after the spin-off (as described in “The Spin-Off—Relationship Between Liberty Global and Sunrise Following the Spin-Off”), and incur certain costs related to the spin-off. In addition, following the spin-off, Sunrise will incur certain ongoing administrative expenses as a result of being a separate, publicly traded company. As a result, the historical results of operations of Sunrise and the period-to-period comparisons of results presented herein and certain financial data included elsewhere in this proxy statement/prospectus may not be indicative of future results. Refer to the pro forma financial statements of Sunrise included as Annex E to this proxy statement/prospectus for more information about the effects of the spin-off and certain related transactions.

Factors Affecting Sunrise’s Performance

Sunrise believes that the key factors affecting its historical and future business and financial performance include:

Sunrise-UPC transaction. The combination of legacy Sunrise’s mobile franchise with UPC Switzerland’s broadband network in the Sunrise-UPC transaction that closed in November 2020 created the country’s leading converged telecommunications challenger to incumbent Swisscom, with opportunities for both revenue growth and cost synergies. Capturing these opportunities required the combined company to invest in integrating operations, and also came with some expected execution challenges, primarily related to preserving ARPUs as well as elevated customer churn experienced while migrating legacy UPC customers from the higher priced legacy UPC platform to the Sunrise brand. In addition, the application of acquisition accounting in connection with the Sunrise-UPC transaction had a non-cash effect on post-transaction reported expenses as a result of the elimination of certain legacy Sunrise capitalized contract costs and associated future amortization charges. Commission fees directly attributable to those contracts are capitalized and recognized as expenses over the estimated contract duration, which means that the associated capitalized commission fees are amortized generally over the same period as recognition of the related revenues. Eliminating the legacy Sunrise capitalized contract costs had the effect of temporarily improving operating margins following the Sunrise-UPC transaction, as Sunrise recognized revenue from the relevant legacy contracts during those periods without the corresponding contract cost amortization. This effect was most pronounced in 2021, decreased over time as new contract costs were capitalized and, as of January 1, 2024, no longer has an impact.

Competition. The Swiss telecommunications market is served by three primary players, Swisscom, Sunrise, and Salt, with Swisscom historically holding the largest market share across all services. In each of the periods presented, however, Sunrise has increased its market share in postpaid mobile and broadband services at Swisscom’s expense. Close competition among the three players has resulted in industry pricing pressure leading to decreased industry ARPUs, with each of the three competitors, including Sunrise, introducing flanker brands to provide services at lower prices and engaging in price-based promotions and price-matching offers to win customers. The introduction of a converged service offering under the yallo brand in 2022, which targets the smart shopper segment, in addition to the mobile-only yallo offering and the converged offering under the Sunrise brand, has benefited Sunrise’s results for the years ended December 31, 2023 and 2022, as well as for the six months ended June 30, 2024 and 2023.

Subscriber base and ARPU in residential services. Sunrise’s revenues in the residential segment are dependent on its ability to maintain and expand its subscriber base. In addition, Sunrise’s revenues in this segment are dependent on its ability to balance its service prices with the size of its subscriber base to optimize ARPU, calculated as the average monthly revenue per fixed customer relationship or mobile subscriber, as applicable. Revenues for each of the periods presented were affected by decreases in the subscriber base resulting from expected integration challenges associated with migrating legacy UPC customers in the residential segment to the Sunrise brand following the Sunrise-UPC transaction, as well as lower ARPU resulting from migration of such UPC customers from the higher priced UPC platform to the Sunrise brand. Sunrise believes that such challenges have now been substantially resolved, which it believes should enable Sunrise to stabilize and grow the Sunrise brand revenues in the residential segment in the near to medium term. Sunrise has been implementing strategies designed to reduce subscriber volume loss and price sensitivity, including premium positioning of the Sunrise brand, promotion of converged subscriptions and introduction of value-added services.

Service portfolio and pricing in business services. Compared to its market share in residential services, Sunrise believes that it is currently underrepresented in business customer services, where Swisscom is by far the dominant competitor. Growth in business and wholesale services segment revenues in the periods presented reflected, in part, the success of Sunrise’s efforts to capture additional market share in Swiss business services, supported by its robust telecommunications services offerings enhanced by its FMC strategy enabled by the Sunrise-UPC transaction and its evolving portfolio of value-added services (such as security, ICT, consulting and engineering solutions) underpinned by an ecosystem of strategic partners. Such revenue growth also reflects growth in revenues from existing business customers, primarily as a result of the expansion of Sunrise’s customers’ businesses necessitating additional services, including, primarily, additional mobile service subscriptions, but also as a result of Sunrise’s efforts to cross-sell additional services to existing customers. In the business services segment, the size of Sunrise’s customer base is generally less impacted by its service prices than in the residential segment because Sunrise generally offers its portfolio of services to business customers in customized service packages at negotiated prices, benefiting from volume, usage and bundling discounts. Although certain of Sunrise’s business customers may be sensitive to mobile service price fluctuations, particularly in larger enterprises, the number of mobile service subscriptions generally fluctuates based on the size of the business customer’s employee base, rather than changes to Sunrise’s service prices. Accordingly, in business services, in addition to the ability to maintain and expand its customer base and cross-sell additional services, Sunrise’s revenues depend on its ability to effectively price its services. Going forward, Sunrise is further focused on leveraging synergies with residential subscribers to acquire small business customers (10 or fewer employees), growing market share among small-medium business customers (11 to 250 employees), including by leveraging residential sales channels, and further increasing its share of wallet of existing enterprise business customers (250 employees and up).

Investments in network quality. Sunrise’s revenues are dependent on its reputation among customers for high mobile and fixed network quality and reliability. While Sunrise does not develop its own network infrastructure technologies or otherwise conduct meaningful research and development activities, Sunrise contracts with infrastructure technology providers to purchase and install upgrades and additions to its network infrastructure in order to maintain and enhance the quality and reliability of its telecommunications services. Sunrise undertook capital expenditures in the periods presented to roll out 5G active mobile infrastructure, consisting of network equipment that was sourced and installed primarily by Huawei and embedded in passive tower infrastructure across its mobile network. Such expenditures are expected to taper in the near and medium term as these initiatives progress towards completion. During the periods presented, Sunrise’s capital expenditure profile has also benefited, and is expected to continue to benefit, from its hybrid network infrastructure, which utilizes a mix of owned infrastructure, shared antenna sites and supplemental network access agreements with subscriber-based charges to increase network coverage and enhance service offerings, thereby substantially reducing capital expenditures necessary to support growth.

Cost management. Sunrise supports its profitability by managing its cost profile. Capital expenditures in the years ended December 31, 2023, 2022 and 2021 were increased due to costs to capture synergies following the Sunrise-UPC transaction, including a related IT transformation and roll out of CPE. Such expenditures are expected to taper in the near and medium term, as these initiatives progress and are completed. Beginning in 2021, Sunrise has also been pursuing automation and IT simplification initiatives to reduce the cost of certain of its operational processes, in addition to various other operating expense efficiency initiatives, such as a leaner organizational design implemented at the end of 2023. Such initiatives have benefited Sunrise’s operating expenditures in the periods presented and are expected to benefit Sunrise’s operating expenses in the future.

Interest and currency exchange rates. In the periods presented, Sunrise’s after-tax losses and free cash flows benefited from relatively low interest expense after hedges resulting from a low interest rate environment prevailing at the time the debt was incurred. While substantially all of Sunrise’s debt is denominated in EUR or USD and the majority of it bears interest at variable rates, substantially all debt has been swapped into CHF and interest rates had been fixed through hedging arrangements at the time the debt was incurred. As of June 30, 2024, Sunrise had outstanding third-party indebtedness of CHF 5.8 billion, at a weighted average cost of capital of approximately 3.0% after interest rate hedges. Sunrise’s indebtedness outstanding as of June 30, 2024 matures between 2028 and 2031. To the extent it is not repaid or redeemed (as applicable) as a result of Sunrise’s planned reduction in net debt (defined as total debt less cash and cash equivalents) in connection with the spin-off or thereafter, Sunrise expects that such indebtedness will need to be refinanced at then prevailing interest rates, which may be higher than those in place today (after giving effect to existing hedges). See “The Spin-Off—Spin-Off Related Sunrise Net Debt Reduction and Sale of Equity Stake” for more information on planned net debt reduction in connection with the spin-off.

Inflationary environment. In 2022, 2023 and during the six months ended June 30, 2024 and 2023, Sunrise’s expense profile was adversely affected by the global inflationary environment, which, particularly in 2022 and 2023, resulted from global supply chain issues, the effects of COVID-19 and geopolitical conflicts and tensions. Sunrise primarily experienced inflation in energy costs, which are a significant expense associated with operating Sunrise’s fixed and mobile networks, as well as in costs of products and services provided by vendors outside Switzerland, including, among others, IT and call center service providers and mobile device and CPE suppliers. In 2022 and 2023, such inflation in costs partially offset the benefits of Sunrise-UPC transaction synergies and operating cost reductions which Sunrise experienced in the same periods. Sunrise believes that inflationary pressures will subside in future periods and the adverse effect of inflation on its cost profile will be reduced.

Financial Review

The following discussion and analysis, which should be read in conjunction with Sunrise’s audited historical consolidated financial statements included as Annex F to this proxy statement/prospectus and Sunrise’s consolidated interim financial statements included as Annex G to this proxy statement/prospectus, is intended to assist in providing an understanding of Sunrise’s results of operations and financial condition and is organized as follows:

•

Summary Financial Information and Operating Data. This section includes summary financial information and operating data of Sunrise for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021.

•	Results of Operations. This section provides an analysis of actual results of operations for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021.

•	Liquidity and Capital Resources. This section provides an analysis of corporate and subsidiary liquidity and the consolidated statements of cash flows.

•	Quantitative and Qualitative Disclosures about Market Risk. This section provides discussion and analysis of the market risks that Sunrise faces.

Certain capitalized terms used below have been defined in the notes to the consolidated interim financial statements and audited historical consolidated financial statements.

Summary Financial Information and Operating Data

The tables below set out summary financial information and operating data of Sunrise for the indicated periods.

Sunrise’s results have been prepared in accordance with IFRS. The following information should be read in conjunction with Sunrise’s consolidated interim financial statements included as Annex G to this proxy statement/prospectus and Sunrise’s audited historical consolidated financial statements included as Annex F to this proxy statement/prospectus. Sunrise’s historical results do not necessarily indicate results that may be expected for any future period and its interim results are not necessarily indicative of expected future results for the year ending December 31, 2024.

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
Sunrise Statements of Income or Loss Data:			in millions
Revenue	CHF 1,484.3	CHF 1,480.7	CHF	3,035.2	CHF	3,035.2	CHF	3,035.7
Direct costs	(396.9)	(394.0)		(834.6)		(819.6)		(826.6)
Personnel expenses	(211.1)	(224.9)		(416.7)		(438.3)		(438.1)
Other operating income and capitalized labor	32.1	52.2		105.7		61.7		158.5
Other operating expenses	(326.6)	(354.0)		(758.8)		(750.2)		(753.3)

Operating income before depreciation and amortization	581.8	560.0		1,130.8		1,088.8		1,176.2
Depreciation of RoU assets	(66.0)	(64.0)		(128.0)		(145.4)		(129.9)
Depreciation and amortization	(465.1)	(487.6)		(992.1)		(1,028.8)		(995.6)

Operating income (loss)	50.7	8.4		10.7		(85.4)		50.7

Financial income	368.6	153.1		574.7		456.7		235.6
Financial expenses	(611.9)	(328.5)		(957.2)		(340.2)		(420.3)
Share of gains (losses) of affiliates, net	(0.3)	1.0		(0.3)		2.2		2.8

Income (loss) before taxes	(192.9)	(166.0)		(372.1)		33.3		(131.2)
Income tax benefit (expense)	(8.0)	31.3		59.9		50.7		62.6

Net income (loss)	CHF (200.9)	CHF (134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
Sunrise Cash Flow Data:			in millions
Net cash provided by operating activities	CHF 551.2	CHF 670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1
Net cash used by investing activities	(355.3)	(392.6)		(760.6)		(543.0)		(333.2)
Net cash used by financing activities	(192.1)	(267.7)		(440.1)		(714.0)		(945.4)
Effect of exchange rate changes on cash	0.4	1.2		1.7		1.1		0.1

Net increase (decrease) in cash and cash equivalents	CHF 4.2	CHF 11.7	CHF	2.5	CHF	(3.2)	CHF	(13.4)

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
Sunrise Summary Financial Data:			in millions, except percentages
Revenue	CHF 1,484.3	CHF 1,480.7	CHF	3,035.2	CHF	3,035.2	CHF	3,035.7

Net income (loss)	CHF (200.9)	CHF (134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)

Net income (loss) margin	(13.5)%	(9.1)%		(10.3)%		2.8%		(2.3)%
Adjusted EBITDAaL (a)	CHF 505.9	CHF 498.1	CHF	1,043.6	CHF	1,057.8	CHF	1,116.3

Adjusted EBITDAaL margin	34.1%	33.6%		34.4%		34.9%		36.8%

Net cash provided by operating activities	CHF 551.2	CHF 670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1

Adjusted Free Cash Flow (b)	CHF 112.7	CHF 251.7	CHF	352.5	CHF	299.5	CHF	296.5

(a)

Adjusted EBITDAaL is the primary measure used by Sunrise’s chief operating decision maker to evaluate operating performance and is also a key factor that is used by the internal decision makers within Sunrise to (i) determine how to allocate resources and (ii) evaluate the effectiveness of Sunrise’s management for the purposes of annual and other incentive compensation plans. Sunrise’s internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of Sunrise’s recurring operating performance that is unaffected by Sunrise’s capital structure and allows management to (a) readily view operating trends, (b) perform analytical comparisons and benchmarking between segments and (c) identify strategies to improve operating performance. Adjusted EBITDAaL is defined as Adjusted EBITDA after lease-related expenses. Adjusted EBITDA is defined as income (loss) before income tax benefit (expense), share of losses (gains) of affiliates, financial income, financial expenses, depreciation and amortization, share-based compensation expense, and impairment, restructuring and other operating items. Other operating items include (1) provisions and provision releases related to significant litigation, (2) certain related-party charges and (3) gains and losses on the disposition of long-lived assets. Consolidated Adjusted EBITDA and Adjusted EBITDAaL are non-IFRS measures, which readers should view as a supplement to, and not a substitute for, IFRS measures of profitability included in Sunrise’s consolidated interim financial statements included as Annex G to this proxy statement/prospectus and Sunrise’s audited historical consolidated financial statements included as Annex F to this proxy statement/prospectus. Further, Sunrise’s definition of Adjusted EBITDAaL and Adjusted EBITDA may differ from how other companies define and apply their definitions of such terms. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAaL:

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
			in millions
Net income (loss)	CHF (200.9)	CHF (134.7)	CHF	(312.2)	CHF	84.0	CHF	(68.6)
Income tax expense (benefit )	8.0	(31.3)		(59.9)		(50.7)		(62.6)
Share of losses (gains) of affiliates	0.3	(1.0)		0.3		(2.2)		(2.8)
Financial income	(368.6)	(153.1)		(574.7)		(456.7)		(235.6)
Financial expenses	611.9	328.5		957.2		340.2		420.3

Operating income (loss)	50.7	8.4		10.7		(85.4)		50.7
Depreciation and amortization	465.1	487.6		992.1		1,028.8		995.6
Depreciation of right-of-use assets	66.0	64.0		128.0		145.4		129.9
Share-based compensation expense	10.0	12.2		22.5		30.7		24.8

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
			in millions
Impairment, restructuring and other operating items	13.9	24.1		86.2		149.0		107.0

Adjusted EBITDA	605.7	596.3		1,239.5		1,268.5		1,308.0
Lease-related expenses	(99.8)	(98.2)		(195.9)		(210.7)		(191.7)

Adjusted EBITDAaL	CHF 505.9	CHF 498.1	CHF	1,043.6	CHF	1,057.8	CHF	1,116.3

(b)

Adjusted Free Cash Flow is defined as net cash provided by operating activities plus (i) operating-related vendor financed additions (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) cash receipts in the period from interest-related derivatives, less (a) cash payments in the period for interest, (b) cash payments in the period for capital expenditures, (c) principal payments on amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where vendor payments were previously extended beyond the normal payment terms) and (d) principal payments on lease liabilities (which represents a decrease in the period to actual cash available), each as reported in Sunrise’s consolidated statements of cash flows. Sunrise believes its presentation of Adjusted Free Cash Flow, which is a non-IFRS measure, provides useful information to investors because this measure can be used to gauge its ability to (1) service debt and (2) fund new investment opportunities after consideration of all actual cash payments related to its working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case Sunrise typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent Sunrise’s ability to fund discretionary amounts, as Sunrise has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, IFRS measures of liquidity included in Sunrise’s consolidated statements of cash flows. Further, Sunrise’s definition of Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow. The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow:

	Six months ended June 30,		Year ended December 31,
	2024	2023	2023		2022		2021
			in millions
Net cash provided by operating activities	CHF 551.2	CHF 670.8	CHF	1,201.5	CHF	1,252.7	CHF	1,265.1
Interest paid	(217.6)	(214.5)		(422.5)		(329.3)		(298.0)
Interest-related derivative receipts	92.3	89.1		174.5		42.2		13.8
Vendor financing additions (i)	137.9	116.8		271.2		148.2		205.5
Capital expenditures	(245.7)	(209.5)		(468.0)		(417.4)		(353.8)
Principal payments on vendor financing	(162.8)	(171.4)		(296.6)		(284.5)		(447.8)
Payment of lease liabilities	(42.6)	(29.6)		(107.6)		(112.4)		(88.3)

Adjusted Free Cash Flow	CHF 112.7	CHF 251.7	CHF	352.5	CHF	299.5	CHF	296.5

(i)

For purposes of Sunrise’s consolidated statements of cash flows, vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When Sunrise pays the financing intermediary, it records financing cash outflows in its consolidated statements of cash flows. For purposes of its Adjusted Free Cash Flow definition, Sunrise (A) adds in the constructive financing cash inflow when the intermediary settles the liability with the vendor as its actual net cash available at that time is not affected and (B) subsequently deducts the related financing cash outflow when Sunrise actually pays the financing intermediary, reflecting the actual reduction to its cash available to service debt or fund new investment opportunities.

	Six months ended June 30,		Year ended December 31,
Sunrise Summary ARPU Data:	2024	2023	2023		2022		2021
Residential customers:
Fixed Services
ARPU per Fixed Customer Relationship (a)	CHF 59.87	CHF 61.30	CHF	61.78	CHF	63.31	CHF	65.57

Mobile Services
ARPU per Mobile Subscriber (b)	CHF 30.02	CHF 30.44	CHF	31.21	CHF	32.28	CHF	33.20

(a)

Average Revenue Per Unit (“ARPU”) is the average subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per fixed customer relationship is calculated by dividing the average subscription revenue from residential fixed services by the average of the opening and ending balance of fixed customer relationships for the period.

(b)

ARPU per mobile subscriber is calculated by dividing the average mobile subscription revenue (including interconnect revenue but excluding handset sales and late fees) by the average of the opening and ending balance of mobile subscribers in service for the period.

	As of June 30,		As of December 31,
Sunrise Summary Operating Data:	2024	2023	2023	2022	2021
Residential customers:
Fixed Services
Fixed Customer Relationships(1)	1,394,952	1,426,348	1,401,508	1,412,276	1,429,995
Select Fixed RGUs(2):
Broadband Internet(3)	1,180,335	1,176,745	1,169,539	1,178,628	1,171,166
Enhanced TV(4)	908,212	929,749	914,664	940,549	936,620
Mobile Services
Mobile RGUs(5)	2,322,469	2,285,477	2,298,181	2,256,483	2,157,105
Postpaid Mobile RGUs	2,010,033	1,914,507	1,974,009	1,866,952	1,751,173
Prepaid Mobile RGUs	312,436	370,970	324,172	389,531	405,932
Fixed-mobile Convergence(6)	56.2%	55.5%	55.7%	55.1%	54.3%
Business customers and wholesale:
Fixed Services(7)
Fixed Customer Relationships(1)	115,198	105,337	110,275	99,745	87,914
Select Fixed RGUs(2):
Broadband Internet(3)	126,665	115,372	120,998	108,966	95,475
Enhanced TV(4)	84,279	74,583	79,606	68,739	57,212
Mobile Services(8)
Mobile RGUs(5)	737,495	704,015	722,618	691,187	608,448
Postpaid Mobile RGUs	689,499	651,176	673,206	635,299	550,506
Prepaid Mobile RGUs	47,996	52,839	49,412	55,888	57,942
Fixed-mobile Convergence(6)	83.8%	85.4%	85.0%	85.7%	85.5%

(1)

Fixed Customer Relationships represent the number of customers who receive at least one of Sunrise’s broadband internet, TV or fixed-line telephony services, without regard to which or to how many services they subscribe. Fixed Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Sunrise’s services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed Customer Relationships. Sunrise’s fixed customer relationships include customers who receive Basic Cable Services (“BCS”) which are services delivered without the use of encryption-enabling, integrated or virtual technology as well as customers who receive fixed telephony services over Sunrise’s networks, or that Sunrise services through a partner network.

(2)

A Fixed RGU is, separately, an Internet Subscriber or an Enhanced TV Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Sunrise’s broadband internet service or enhanced TV service, the customer would constitute two RGUs. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. However, if an individual receives one of Sunrise’s services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet or enhanced TV service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., certain preferred subscribers) generally are not counted as RGUs. Free services provided to Sunrise employees generally are counted as RGUs.

(3)

Internet Subscribers are homes, residential multiple dwelling units or commercial units that receive fixed broadband internet services over Sunrise’s fixed or mobile networks or that Sunrise services through a partner network.

(4)

Enhanced TV Subscribers are homes, residential multiple dwelling units or commercial units that receive Sunrise’s enhanced TV services, which are TV services delivered through encryption-enabling, integrated or virtual technology over Sunrise’s broadband network or through a partner network. Enhanced TV Subscribers exclude subscribers that receive BCS, as described above.

(5)

A Mobile RGU is a Mobile Subscriber, which represents an active SIM card in service. A subscriber who has a data and voice plan for a mobile handset and a data plan for a laptop would be counted as two Mobile Subscribers. Sunrise has both prepaid and postpaid mobile subscribers. Prepaid subscribers are excluded from the Mobile Subscriber count after a period of inactivity of 90 days, based on industry standards in Switzerland.

(6)

Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and pre- or postpaid mobile telephony service, divided by the total number of customers who subscribe to fixed broadband internet service.

(7)

Business customer and wholesale fixed relationships and Fixed RGUs include customers who receive fixed services that are the same or similar to mass marketed product offered to residential customers. This includes customers who receive discounted services pursuant to a program Sunrise has in place with their employer, SOHO customers, SME (generally defined as businesses with 99 or fewer employees) and does not include services provided to large enterprises (generally defined as businesses with 100 or more employees) or wholesale services.

(8)

Business customer and wholesale Mobile RGUs represent the number of active SIM cards in service that are provided to business and wholesale customers, including customers who receive discounted services pursuant to a program Sunrise has in place with their employer, SOHO, SME and large enterprise customers, as well as to customers who subscribed for mobile services delivered over Sunrise’s networks through a branded reseller with whom Sunrise contracts, and excluding customers who subscribed for mobile services delivered over Sunrise’s networks through a MVNO with whom Sunrise contracts, as well as other wholesale customers.

Additional	General Notes to Table:

While Sunrise takes appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection efforts and (v) other factors add complexity to the subscriber counting process. Sunrise periodically reviews the subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, Sunrise may from time to time make appropriate adjustments to the subscriber statistics based on those reviews.

Results	of Operations

The

discussion presented in this section provides an analysis of Sunrise’s revenue and expenses for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021. As further described in notes 1 and 2 to Sunrise’s consolidated interim financial statements and audited historical consolidated financial statements, the following information has been prepared on a standalone basis in connection with the spin-off.

Revenue

Sunrise

derives revenue primarily from communications services provided to residential and business customers, including mobile, broadband internet, TV and fixed-line telephony services, and from infrastructure and support functions.

Residential customers revenue

Residential fixed subscription revenue includes amounts received from subscribers for ongoing services and the recognition of deferred installation revenue over the associated contract period. Residential fixed non-subscription and hardware revenue includes, among other items, channel carriage fees, late fees, and revenue from the sale of equipment.

Residential subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of fixed and mobile products or the composition of bundles can contribute to changes in product revenue categories from period to period.

Residential mobile subscription revenue includes amounts received from subscribers for ongoing services. Residential mobile non-subscription and hardware revenue includes, among other items, revenue from sales of mobile handsets and other devices.

Business customers and wholesale revenue

Business customer and wholesale subscription revenue represents revenue from (i) services provided SOHO subscribers and (ii) mobile, connectivity and information and communication technology (“ICT”) services provided to medium and large enterprises. Business customer and wholesale non-subscription and hardware revenue includes revenue from business broadband internet, TV, fixed-line telephony, data, and ICT services, such as carrier and roaming services, offered to medium and large enterprises and, fixed-line and mobile services on a wholesale basis, to other operators.

Infrastructure and support functions revenue

Infrastructure and support function revenue primarily includes Built-to-Suit (“BTS”) revenue related to mobile towers built by Sunrise and sold to Swiss Towers.

Six months ended June 30, 2024 compared to six months ended June 30, 2023

Revenue by major category and reportable segment for the indicated periods is set forth below:

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers:
Fixed revenue:
Subscription	CHF	502.3	CHF	522.0	CHF	(19.7)	(3.8)
Non-subscription and hardware		7.8		7.4		0.4	5.4
Mobile revenue:
Subscription		416.2		414.8		1.4	0.3
Non-subscription and hardware		89.6		94.2		(4.6)	(4.9)
Other		64.4		65.7		(1.3)	(2.0)

Total residential customers revenue		1,080.3		1,104.1		(23.8)	(2.2)

Business customers and wholesale:
Fixed revenue:
Subscription		142.2		135.0		7.2	5.3
Non-subscription and hardware		90.9		76.1		14.8	19.4
Mobile revenue:
Subscription		131.3		124.3		7.0	5.6
Non-subscription and hardware		35.9		37.5		(1.6)	(4.3)
Other		1.5		2.2		(0.7)	(31.8)

Total business customers and wholesale revenue		401.8		375.1		26.7	7.1

Infrastructure and support functions:
Other		2.2		1.5		0.7	46.7

Total revenue	CHF	1,484.3	CHF	1,480.7	CHF	3.6	0.2

Residential customers. The details of the decrease in Sunrise’s residential customer revenue during the six months ended June 30, 2024, as compared to the corresponding period in 2023, are set forth below:

	Subscription revenue		Non-subscription and hardware revenue		Total
	in millions
Decrease in residential fixed subscription revenue due to change in:
Average number of fixed customer relationships(1)	CHF	(7.6)	CHF	—	CHF	(7.6)
ARPU		(12.1)		—		(12.1)
Increase in residential fixed non-subscription and hardware revenue		—		0.4		0.4

Total increase (decrease) in residential fixed revenue		(19.7)		0.4		(19.3)
Increase (decrease) in residential mobile subscription revenue due to change in:
Average number of mobile subscribers(2)		7.1		—		7.1
ARPU		(5.7)		—		(5.7)
Decrease in residential mobile non-subscription and hardware revenue		—		(4.6)		(4.6)

Total increase (decrease) in residential mobile revenue		1.4		(4.6)		(3.2)
Decrease in other residential revenue		—		(1.3)		(1.3)

Total	CHF	(18.3)	CHF	(5.5)	CHF	(23.8)

(1)	Average number of fixed customer relationships is calculated as the average of the opening and ending balance of fixed customer relationships in the period.
(2)	Average number of mobile subscribers is calculated as the average of the opening and ending balance of mobile subscribers in the period.

Total residential customers revenue decreased CHF 23.8 million or 2.2% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) a decrease in fixed subscription revenue due to (a) lower ARPU, mainly driven by higher discounts, (b) migrating legacy UPC customers from the higher priced legacy UPC platform to the Sunrise brand, which led to a decrease in the average number of customers, and (c) lower variable usage in fixed-line telephony, (ii) an increase in mobile subscription revenue attributable to growth in flanker brands (mainly yallo), partially offset by lower ARPU, mainly driven by higher discounts due to pricing pressure in the market and lower roaming-related revenue, (iii) a decrease in mobile non-subscription and hardware revenue, mainly driven by lower handset sales due to lower market demand and (iv) a decrease in other revenue, mainly due to lower fee-related revenue.

Business customers and wholesale. Total business customers and wholesale revenue increased CHF 26.7 million or 7.1% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) an increase in fixed subscription revenue due to a higher number of business customers, (ii) an increase in fixed non-subscription and hardware revenue due to higher revenue from wholesale services driven by higher voice hubbing activity and higher installation revenue, (iii) higher mobile subscription revenue due to an increase in the average number of mobile subscribers and an increase in wholesale services driven by higher MVNO related revenues, (iv) a decrease in mobile non-subscription and hardware revenue due to lower handset sales volumes, mainly due to lower market demand and (v) a decrease in other revenue, mainly due to lower fee-related revenue.

Infrastructure and support functions. Total infrastructure and support functions revenue increased CHF 0.7 million or 46.7% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to higher BTS revenue.

2023 compared to 2022

Revenue by major category and reportable segment for the indicated periods is set forth below:

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers:
Fixed revenue:
Subscription	CHF	1,043.1	CHF	1,079.6	CHF	(36.5)	(3.4)
Non-subscription and hardware		18.6		8.7		9.9	113.8
Mobile revenue:
Subscription		852.9		854.8		(1.9)	(0.2)
Non-subscription and hardware		199.4		198.7		0.7	0.4
Other		133.2		133.7		(0.5)	(0.4)

Total residential customers revenue		2,247.2		2,275.5		(28.3)	(1.2)

Business customers and wholesale:
Fixed revenue:
Subscription		273.4		270.0		3.4	1.3
Non-subscription and hardware		164.0		160.6		3.4	2.1
Mobile revenue:
Subscription		254.7		240.6		14.1	5.9
Non-subscription and hardware		81.5		80.2		1.3	1.6
Other		2.9		0.9		2.0	222.2

Total business customers and wholesale revenue		776.5		752.3		24.2	3.2

Infrastructure and support functions:
Fixed revenue:
Subscription		—		0.7		(0.7)	(100.0)
Other		11.5		6.7		4.8	71.6

Total infrastructure and support functions revenue		11.5		7.4		4.1	55.4

Total revenue	CHF	3,035.2	CHF	3,035.2	CHF	—	—

Residential customers. The details of the decrease in Sunrise’s residential customer revenue during 2023, as compared to 2022, are set forth below:

	Subscription revenue		Non-subscription and hardware revenue		Total
	in millions
Decrease in residential fixed subscription revenue due to change in:
Average number of fixed customer relationships(1)	CHF	(10.5)	CHF	—	CHF	(10.5)
ARPU		(26.0)		—		(26.0)
Increase in residential fixed non-subscription and hardware revenue		—		9.9		9.9

Total increase (decrease) in residential fixed revenue		(36.5)		9.9		(26.6)
Increase (decrease) in residential mobile subscription revenue due to change in:
Average number of mobile subscribers(2)		26.5		—		26.5
ARPU		(28.4)		—		(28.4)
Increase in residential mobile non-subscription and hardware revenue		—		0.7		0.7

Total increase (decrease) in residential mobile revenue		(1.9)		0.7		(1.2)
Decrease in other residential revenue		—		(0.5)		(0.5)

Total	CHF	(38.4)	CHF	10.1	CHF	(28.3)

(1)	Average number of fixed customer relationships is calculated as the average of the opening and ending balance of fixed customer relationships in the period.
(2)	Average number of mobile subscribers is calculated as the average of the opening and ending balance of mobile subscribers in the period.

Total residential customers revenue decreased CHF 28.3 million or 1.2% during 2023, as compared to 2022, including an increase of CHF 9.2 million attributable to the impact of acquisitions, primarily due to the net effect of (i) a decrease in fixed subscription revenue due to (a) lower ARPU, mainly driven by higher discounts, (b) migrating legacy UPC customers from the higher priced legacy UPC platform to the Sunrise brand, which led to a decrease in the average number of customers, and (c) lower variable usage in fixed-line telephony, (ii) an increase in fixed non-subscription and hardware revenue attributable to higher equipment sales driven by higher hardware bundling activity and the related revenue recognition impact and (iii) a decrease in mobile revenue attributable to lower ARPU, mainly driven by higher discounts due to pricing pressure in the market and lower usage, partially offset by an increase in the average number of mobile subscribers, primarily driven by growth in flanker brands (mainly yallo).

Business customers and wholesale. Total business customers and wholesale revenue increased CHF 24.2 million or 3.2% during 2023, as compared to 2022, primarily due to (i) an increase in mobile subscription revenue due to an increase in the average number of business mobile subscribers and (ii) higher fixed revenue due to an increase in the average number of business customers and higher installation revenue.

Infrastructure and support functions. Total infrastructure and support functions revenue increased CHF 4.1 million or 55.4% during 2023, as compared to 2022, mainly due to higher BTS revenue.

2022 compared to 2021

Revenue by major category and reportable segment for the indicated periods is set forth below:

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers:
Fixed revenue:
Subscription	CHF	1,079.6	CHF	1,124.5	CHF	(44.9)	(4.0)
Non-subscription and hardware		8.7		12.0		(3.3)	(27.5)
Mobile revenue:
Subscription		854.8		831.7		23.1	2.8
Non-subscription and hardware		198.7		196.8		1.9	1.0
Other		133.7		149.6		(15.9)	(10.6)

Total residential customers revenue		2,275.5		2,314.6		(39.1)	(1.7)

Business customers and wholesale:
Fixed revenue:
Subscription		270.0		273.8		(3.8)	(1.4)
Non-subscription and hardware		160.6		138.8		21.8	15.7
Mobile revenue:
Subscription		240.6		226.0		14.6	6.5
Non-subscription and hardware		80.2		73.6		6.6	9.0
Other		0.9		1.1		(0.2)	(18.2)

Total business customers and wholesale revenue		752.3		713.3		39.0	5.5

Infrastructure and support functions:
Fixed revenue:
Subscription		0.7		2.6		(1.9)	(73.1)
Other		6.7		5.2		1.5	28.8

Total infrastructure and support functions revenue		7.4		7.8		(0.4)	(5.1)

Total revenue	CHF	3,035.2	CHF	3,035.7	CHF	(0.5)	—

Residential customers. The details of the decrease in Sunrise’s residential customer revenue during 2022, as compared to 2021, are set forth below:

	Subscription revenue		Non-subscription and hardware revenue		Total
	in millions
Decrease in residential fixed subscription revenue due to change in:
Average number of fixed customer relationships(1)	CHF	(6.2)	CHF	—	CHF	(6.2)
ARPU		(38.7)		—		(38.7)
Decrease in residential fixed non-subscription and hardware revenue		—		(3.3)		(3.3)

Total decrease in residential fixed revenue		(44.9)		(3.3)		(48.2)
Increase in residential mobile subscription revenue due to change in:
Average number of mobile subscribers(2)		46.1		—		46.1
ARPU		(23.0)		—		(23.0)
Increase in residential mobile non-subscription and hardware revenue		—		1.9		1.9

Total increase in residential mobile revenue		23.1		1.9		25.0
Decrease in other residential revenue		—		(15.9)		(15.9)

Total	CHF	(21.8)	CHF	(17.3)	CHF	(39.1)

(1)	Average number of fixed customer relationships is calculated as the average of the opening and ending balance of fixed customer relationships in the period.
(2)	Average number of mobile subscribers is calculated as the average of the opening and ending balance of mobile subscribers in the period.

Total residential customers revenue decreased CHF 39.1 million or 1.7% during 2022, as compared to 2021, primarily due to the net effect of (i) lower fixed subscription revenue due to (a) a decrease in ARPU, mainly driven by higher discounts, (b) migrating legacy UPC customers from the higher priced legacy UPC platform to the Sunrise brand, which led to a decrease in the average number of customers, and (c) and lower variable usage in fixed-line telephony, (ii) higher mobile subscription revenue, primarily attributable to an increase in the average number of mobile subscribers supported by growth in flanker brands (mainly yallo), partially offset by lower ARPU and (iii) a decrease in other revenue driven by lower MySports partner revenue and other various smaller items, including channel carriage fees.

Business customers and wholesale. Total business customers and wholesale revenue increased CHF 39.0 million or 5.5% during 2022, as compared to 2021, primarily due to (i) an increase in fixed non-subscription and hardware revenue due to higher revenue from wholesale services driven by higher voice hubbing activity and an increase in installation revenue, and (ii) higher mobile revenue due to an increase in the average number of mobile subscribers and higher hardware sales.

Infrastructure and support functions. Total infrastructure and support function revenue decreased CHF 0.4 million or 5.1% during 2022, as compared to 2021, partially due to the phase-out of a legacy TV streaming service, partially offset by higher BTS revenue.

Profit Reconciliation

Direct costs

Direct costs include programming and copyright costs, interconnect and access costs, costs of mobile handsets and other devices and other costs of sales related to Sunrise’s operations. Programming and copyright costs represent a significant portion of operating costs and are subject to rise in future periods due to various factors, including (i) higher costs associated with the expansion of digital video content, including rights associated with ancillary product offerings and rights that provide for the broadcast of live sporting events, and (ii) rate increases.

Personnel expenses

Personnel expenses include salary and payroll costs, commissions, incentive compensation costs, deferred labor and contingent labor.

Other operating income and capitalized labor

This line item includes capitalized internal labor and other income primarily related to legal settlements.

Other operating expenses

Other expenses include marketing and other sales costs, network operations, customer services costs, business service costs, impairment and restructuring, share-based compensation, and other general expenses.

Six months ended June 30, 2024 compared to six months ended June 30, 2023

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Revenue	CHF	1,484.3	CHF	1,480.7	CHF	3.6	0.2
Direct costs		(396.9)		(394.0)		2.9	0.7
Personnel expenses		(211.1)		(224.9)		(13.8)	(6.1)
Other operating income and capitalized labor		32.1		52.2		(20.1)	(38.5)
Other operating expenses		(326.6)		(354.0)		(27.4)	(7.7)

Operating income before depreciation and amortization		581.8		560.0		21.8	3.9
Depreciation of RoU assets		(66.0)		(64.0)		2.0	3.1
Depreciation and amortization		(465.1)		(487.6)		(22.5)	(4.6)

Operating income		50.7		8.4		42.3	503.6

Financial income		368.6		153.1		215.5	140.8
Financial expenses		(611.9)		(328.5)		283.4	86.3
Share of gains (losses) of affiliates, net		(0.3)		1.0		(1.3)	(130.0)

Loss before taxes		(192.9)		(166.0)		(26.9)	(16.2)
Income tax benefit (expense)		(8.0)		31.3		(39.3)	(125.6)

Net loss	CHF	(200.9)	CHF	(134.7)	CHF	(66.2)	(49.1)

Direct costs

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers	CHF	241.0	CHF	254.4	CHF	(13.4)	(5.3)
Business customers and wholesale		144.9		128.6		16.3	12.7
Infrastructure and support functions		11.0		11.0		—	—

Total	CHF	396.9	CHF	394.0	CHF	2.9	0.7

Residential customers. Total residential customers direct costs decreased CHF 13.4 million or 5.3% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) a decrease in mobile handset costs driven by lower handset sales volumes and (ii) a decrease in interconnect and access costs driven by different access mix.

Business customers and wholesale. Total business customers and wholesale direct costs increased CHF 16.3 million or 12.7% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) higher voice hubbing costs following higher voice hubbing revenue and (ii) overall higher direct costs related to growth in the business customers and wholesale segment.

Infrastructure and support functions. Total infrastructure and support functions direct costs remained unchanged during the six months ended June 30, 2024, as compared to the corresponding period in 2023.

Personnel expenses

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers	CHF	76.1	CHF	82.3	CHF	(6.2)	(7.5)
Business customers and wholesale		42.2		41.4		0.8	1.9
Infrastructure and support functions		92.8		101.2		(8.4)	(8.3)

Total	CHF	211.1	CHF	224.9	CHF	(13.8)	(6.1)

Residential customers. Total residential customers personnel expenses decreased CHF 6.2 million or 7.5% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to lower payroll expenses as a result of lower residential customer staffing levels.

Business customers and wholesale. Total business customers and wholesale personnel expenses increased CHF 0.8 million or 1.9% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to higher payroll expenses as a result of higher business customer and wholesale staffing levels.

Infrastructure and support functions. Total infrastructure and support functions personnel expenses decreased CHF 8.4 million or 8.3% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) lower payroll expenses as a result of lower infrastructure and support functions staffing levels and (ii) lower incentive compensation costs driven by share-based compensation.

Other operating income and capitalized labor

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers	CHF	2.9	CHF	4.6	CHF	(1.7)	(37.0)
Business customers and wholesale		2.8		3.0		(0.2)	(6.7)
Infrastructure and support functions		26.4		44.6		(18.2)	(40.8)

Total	CHF	32.1	CHF	52.2	CHF	(20.1)	(38.5)

Residential customers. Total residential customers other operating income and capitalized labor decreased CHF 1.7 million or 37.0% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to a decrease in capitalizable labor activities.

Business customers and wholesale. Total business customers and wholesale other operating income and capitalized labor decreased CHF 0.2 million or 6.7% during the six months ended June 30, 2024, as compared to the corresponding period in 2023.

Infrastructure and support functions. Total infrastructure and support functions other operating income and capitalized labor decreased CHF 18.2 million or 40.8% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) CHF 20.0 million of abandoned lease income in 2023 related to a former office building and (ii) an increase in capitalizable labor activities costs.

Other operating expenses

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers	CHF	131.4	CHF	132.5	CHF	(1.1)	(0.8)
Business customers and wholesale		16.5		20.7		(4.2)	(20.3)
Infrastructure and support functions		178.7		200.8		(22.1)	(11.0)

Total	CHF	326.6	CHF	354.0	CHF	(27.4)	(7.7)

Residential customers. Total residential customers other operating expenses decreased CHF 1.1 million or 0.8% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) lower marketing costs due to different campaign phasing, (ii) a decrease in contact center costs due to lower call volumes, (iii) the phase-out of costs to capture synergies related to the customer migration projects from the Sunrise-UPC transaction, (iv) higher sales costs driven by commissions and (v) an increase in expenses for cloud-related projects.

Business customers and wholesale. Total business customers and wholesale other operating expenses decreased CHF 4.2 million or 20.3% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) lower sales costs driven by commissions and (ii) a decrease in expenses for cloud-related projects.

Infrastructure and support functions. Total infrastructure and support functions other operating expenses decreased CHF 22.1 million or 11.0% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) lower restructuring spend related to the Sunrise-UPC transaction, (ii) a decrease in related-party charges from Liberty Global, (iii) a decrease in expenses for cloud-related projects, (iv) higher energy costs, (v) an increase in software- and hardware-related spend and (iii) an increase in bad debt expense.

Depreciation and amortization. Total depreciation and amortization, including depreciation and amortization of RoU assets, decreased CHF 20.5 million or 3.7% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) a decrease associated with certain assets becoming fully depreciated and (ii) an increase associated with property, plant and equipment and intangible asset additions related to the installation of CPE, the expansion and upgrade of networks and other capital initiatives.

Operating income. Operating income increased CHF 42.3 million or 503.6% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, driven by the aforementioned changes in revenue and expenses.

Financial income. Financial income increased CHF 215.5 million or 140.8% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to an increase in realized and unrealized gains on derivative instruments driven by changes in interest and foreign currency exchange rates.

Financial expenses. Financial expenses increased CHF 283.4 million or 86.3% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to (i) an increase in foreign currency transaction losses related to non-CHF denominated third-party debt driven by the negative impact of changes in foreign currency exchange rates and (ii) higher interest expense.

Income tax benefit (expense). Sunrise recognized income tax expense of CHF 8.0 million and an income tax benefit of CHF 31.3 million during the six months ended June 30, 2024 and 2023, respectively. The increase in income tax expense is primarily due to the recognition of CHF 37.7 million of expense in 2024 related to open tax years.

Net loss. Net loss increased CHF 66.2 million or 49.1% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, due to the aforementioned changes in the above items.

Adjusted EBITDAaL. Adjusted EBITDAaL is the primary measure used by Sunrise’s chief operating decision maker to evaluate segment operating performance. Consolidated Adjusted EBITDAaL is reconciled to net income (loss) (the most directly comparable IFRS financial measure) within the Summary Financial Information and Operating Data section above. Consolidated Adjusted EBITDAaL is a non-IFRS measure, which readers should view as a supplement to, and not a substitute for, IFRS measures of performance included in the consolidated statements of income or loss. The following table sets forth the Adjusted EBITDAaL of Sunrise’s reportable segments, as well as its Consolidated Adjusted EBITDAaL:

	Six months ended June 30,				Increase (decrease)
	2024		2023		CHF		%
	in millions, except percentages
Residential customers	CHF	609.0	CHF	614.3	CHF	(5.3)	(0.9)
Business customers and wholesale		195.3		181.8		13.5	7.4
Infrastructure and support functions		(298.4)		(298.0)		(0.4)	(0.1)

Consolidated Adjusted EBITDAaL	CHF	505.9	CHF	498.1	CHF	7.8	1.6

Adjusted EBITDAaL margin. The following table sets forth the Adjusted EBITDAaL margins (Adjusted EBITDAaL divided by revenue) of each of Sunrise’s reportable segments:

	Six months ended June 30,
	2024	2023
Residential customers	56.4%	55.6%
Business customers and wholesale	48.6%	48.5%
Infrastructure and support functions	N.M.	N.M.

N.M. — Not Meaningful.

Residential customers. Total residential customers Adjusted EBITDAaL decreased CHF 5.3 million or 0.9% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 23.8 million or 2.2%, (ii) the aforementioned decrease in direct costs of CHF 13.4 million or 5.3% and (iii) a decrease in indirect costs of CHF 5.6 million or 2.7%, primarily driven by the aforementioned decrease in personnel expenses (excluding expenses for share-based compensation, restructuring and other). The Adjusted EBITDAaL margin increased by 0.8% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, due to a lower relative decrease in Adjusted EBITDAaL as compared to revenue.

Business customers and wholesale. Total business customers and wholesale Adjusted EBITDAaL increased CHF 13.5 million or 7.4% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 26.7 million or 7.1%, (ii) the aforementioned increase in direct costs of CHF 16.3 million or 12.7% and (iii) a decrease in indirect costs of CHF 3.2 million or 5.4%, primarily driven by the aforementioned decrease in other operating expenses (excluding expenses for share-based compensation, restructuring and other). The Adjusted EBITDAaL margin increased by 0.1% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, due to a higher relative increase in Adjusted EBITDAaL as compared to revenue.

Infrastructure and support functions. Total infrastructure and support functions Adjusted EBITDAaL decreased CHF 0.4 million or 0.1% during the six months ended June 30, 2024, as compared to the corresponding period in 2023, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 0.7 million or 46.7%, (ii) flat direct costs, (iii) a decrease in indirect costs of CHF 0.1 million, primarily driven by (a) the aforementioned decrease in personnel expenses, (b) the aforementioned increase in other operating income and capitalized labor and (c) the aforementioned decrease in other operating expenses (excluding, in each case, expenses for share-based compensation, restructuring and other), and (iv) an increase in lease-related expenses of CHF 1.0 million or 1.5%, primarily driven by additions to infrastructure leases.

2023 compared to 2022

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Revenue	CHF	3,035.2	CHF	3,035.2	CHF	—	—
Direct costs		(834.6)		(819.6)		15.0	1.8
Personnel expenses		(416.7)		(438.3)		(21.6)	(4.9)
Other operating income and capitalized labor		105.7		61.7		44.0	71.3
Other operating expenses		(758.8)		(750.2)		8.6	1.1

Operating income before depreciation and amortization		1,130.8		1,088.8		42.0	3.9
Depreciation of RoU assets		(128.0)		(145.4)		(17.4)	(12.0)
Depreciation and amortization		(992.1)		(1,028.8)		(36.7)	(3.6)

Operating income (loss)		10.7		(85.4)		96.1	112.5

Financial income		574.7		456.7		118.0	25.8
Financial expenses		(957.2)		(340.2)		617.0	181.4
Share of gains (losses) of affiliates, net		(0.3)		2.2		(2.5)	(113.6)

Income (loss) before taxes		(372.1)		33.3		(405.4)	(1,217.4)
Income tax benefit		59.9		50.7		9.2	18.1

Net income (loss)	CHF	(312.2)	CHF	84.0	CHF	(396.2)	(471.7)

Direct costs

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers	CHF	537.6	CHF	538.4	CHF	(0.8)	(0.1)
Business customers and wholesale		271.0		267.7		3.3	1.2
Infrastructure and support functions		26.0		13.5		12.5	92.6

Total	CHF	834.6	CHF	819.6	CHF	15.0	1.8

Residential customers. Total residential customers direct costs decreased CHF 0.8 million or 0.1% during 2023, as compared to 2022, including a decrease of CHF 17.2 million attributable to the impact of the EBLT partner network acquisition and the resulting elimination of previously incurred direct costs. Excluding this impact, the increase in direct costs is primarily due to the net effect of (i) higher costs related to certain bundled product offerings, mainly driven by higher hardware bundling activity, and (ii) lower TV programming spend.

Business customers and wholesale. Total business customers and wholesale direct costs increased CHF 3.3 million or 1.2% during 2023, as compared to 2022, primarily due to higher installation costs.

Infrastructure and support functions. Total infrastructure and support functions direct costs increased CHF 12.5 million or 92.6% during 2023, as compared to 2022, primarily due to (i) higher BTS-related costs, (ii) inflation and (iii) other non-recurring items offset in indirect costs.

Personnel expenses

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers	CHF	157.2	CHF	157.9	CHF	(0.7)	(0.4)
Business customers and wholesale		79.7		78.7		1.0	1.3
Infrastructure and support functions		179.8		201.7		(21.9)	(10.9)

Total	CHF	416.7	CHF	438.3	CHF	(21.6)	(4.9)

Residential customers. Total residential customers personnel expenses decreased CHF 0.7 million or 0.4% during 2023, as compared to 2022, including an increase of CHF 2.5 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2023 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the decrease in personnel expense is primarily attributable to lower payroll expenses due to lower residential customer staffing levels.

Business customers and wholesale. Total business customers and wholesale personnel expenses increased CHF 1.0 million or 1.3% during 2023, as compared to 2022, including an increase of CHF 1.6 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2023 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the decrease in personnel expenses is primarily attributable to lower payroll expenses due to lower business customer and wholesale staffing levels.

Infrastructure and support functions. Total infrastructure and support functions personnel expenses decreased CHF 21.9 million or 10.9% during 2023, as compared to 2022, primarily due to (i) lower pension costs driven by the merge of the Sunrise and UPC pension plans in 2022 and (ii) a decrease in incentive compensation costs driven by lower share-based compensation expense.

Other operating income and capitalized labor

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers	CHF	9.1	CHF	8.5	CHF	0.6	7.1
Business customers and wholesale		7.3		7.4		(0.1)	(1.4)
Infrastructure and support functions		89.3		45.8		43.5	95.0

Total	CHF	105.7	CHF	61.7	CHF	44.0	71.3

Residential customers. Total residential customers other operating income and capitalized labor increased CHF 0.6 million or 7.1% during 2023, as compared to 2022, primarily due to an increase in capitalizable labor activities.

Business customers and wholesale. Total business customers and wholesale other operating income and capitalized labor decreased CHF 0.1 million or 1.4% during 2023, as compared to 2022, primarily due to a decrease in capitalizable labor activities.

Infrastructure and support functions. Total infrastructure and support functions other operating income and capitalized labor increased CHF 43.5 million or 95.0% during 2023, as compared to 2022, primarily due to (i) CHF 20.0 million of abandoned lease income in 2023 related to a former office building, (ii) CHF 17.2 million of income in 2023 related to an advance payment by Swisscom for an undisputed amount of overpayments by Sunrise for use of Swisscom’s copper network between 2013 and 2016 and (iii) an increase in capitalizable labor activities.

Other operating expenses

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers	CHF	269.4	CHF	268.4	CHF	1.0	0.4
Business customers and wholesale		43.0		40.4		2.6	6.4
Infrastructure and support functions		446.4		441.4		5.0	1.1

Total	CHF	758.8	CHF	750.2	CHF	8.6	1.1

Residential customers. Total residential customers other operating expenses increased CHF 1.0 million or 0.4% during 2023, as compared to 2022, including an increase of CHF 7.3 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2023 due to acquisition accounting in the Sunrise-UPC transaction and to a lesser extent, the EBLT partner network acquisition). Excluding this impact, the decrease in other operating expenses is primarily due to lower marketing costs due to the phase-out of costs to capture synergies related to the rebranding after the Sunrise-UPC transaction, partially offset by higher consultancy and outsourcing spend.

Business customers and wholesale. Total business customers and wholesale other operating expenses increased CHF 2.6 million or 6.4% during 2023, as compared to 2022, primarily due to higher consultancy and outsourcing spend.

Infrastructure and support functions. Total infrastructure and support functions other operating expenses increased CHF 5.0 million or 1.1% during 2023, as compared to 2022, including an increase of CHF 4.5 million attributable to the impact of the EBLT partner network acquisition. Excluding this impact, the increase in other operating expenses is primarily due to higher energy costs.

Depreciation and amortization. Total depreciation and amortization, including depreciation and amortization of RoU assets, decreased CHF 54.1 million or 4.6% during 2023, as compared to 2022, primarily due to the net effect of (i) a decrease associated with certain assets becoming fully depreciated and (ii) an increase associated with property, plant and equipment and intangible asset additions related to the installation of CPE, the expansion and upgrade of networks and other capital initiatives.

Operating income (loss). Operating income (loss) increased CHF 96.1 million or 112.5% during 2023, as compared to 2022, driven by the aforementioned changes in revenue and expenses.

Financial income. Financial income increased CHF 118.0 million or 25.8% during 2023, as compared to 2022, primarily due to the net effect of (i) an increase in foreign currency transaction gains related to non-CHF denominated third-party debt driven by the positive impact of changes in foreign currency exchange rates and (ii) a decrease in realized and unrealized gains on derivative instruments, mainly driven by changes in foreign currency exchange rates.

Financial expenses. Financial expenses increased CHF 617.0 million or 181.4% during 2023, as compared to 2022, primarily due to higher realized and unrealized losses on derivative instruments, mainly driven by changes in foreign currency exchange rates.

Income tax benefit. Sunrise recognized income tax benefit of CHF 59.9 million and CHF 50.7 million during 2023 and 2022, respectively. The income tax benefit during 2023 differs from the expected income tax benefit of CHF 68.4 million (based on the Swiss domestic income tax rate of 18.4%), primarily due to the impact of non-deductible items. The income tax benefit during 2022 differs from the expected income tax expense of CHF 6.1 million (based on the Swiss domestic income tax rate of 18.4%), primarily due to changes in the recognition of deferred tax assets, partially offset by the effect of income taxed at differing tax rates.

Net income (loss). Net income (loss) decreased CHF 396.2 million or 471.7% during 2023, as compared to 2022, due to the aforementioned changes in the above items.

Adjusted EBITDAaL. Adjusted EBITDAaL is the primary measure used by Sunrise’s chief operating decision maker to evaluate segment operating performance. Consolidated Adjusted EBITDAaL is reconciled to Net income (loss) (the most directly comparable IFRS financial measure) within the Summary Financial Information and Operating Data of Sunrise section above. Consolidated Adjusted EBITDAaL is a non-IFRS measure, which readers should view as a supplement to, and not a substitute for, IFRS measures of performance included in the consolidated statements of operations. The following table sets forth the Adjusted EBITDAaL of Sunrise’s reportable segments, as well as its Consolidated Adjusted EBITDAaL:

	Year ended December 31,				Increase (decrease)
	2023		2022		CHF		%
	in millions, except percentages
Residential customers	CHF	1,241.0	CHF	1,279.4	CHF	(38.4)	(3.0)
Business customers and wholesale		379.0		362.5		16.5	4.6
Infrastructure and support functions		(576.4)		(584.1)		7.7	1.3

Consolidated Adjusted EBITDAaL	CHF	1,043.6	CHF	1,057.8	CHF	(14.2)	(1.3)

Adjusted EBITDAaL margin. The following table sets forth the Adjusted EBITDAaL margins (Adjusted EBITDAaL divided by revenue) of each of Sunrise’s reportable segments:

	Year ended December 31,
	2023	2022
Residential customers	55.2%	56.2%
Business customers and wholesale	48.8%	48.2%
Infrastructure and support functions	N.M.	N.M.

N.M. — Not Meaningful.

Residential customers. Total residential customers Adjusted EBITDAaL decreased CHF 38.4 million or 3.0% during 2023, as compared to 2022, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 28.3 million or 1.2%, (ii) flat direct costs, (iii) flat indirect costs and (iv) an increase in lease-related expenses of CHF 11.1 million or 28.0%, primarily driven by additional leased lines. The Adjusted EBITDAaL margin decreased by 1.0% during 2023, as compared to 2022, due to a higher relative decrease in Adjusted EBITDAaL as compared to revenue.

Business customers and wholesale. Total business customers and wholesale Adjusted EBITDAaL increased CHF 16.5 million or 4.6% during 2023, as compared to 2022, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 24.2 million or 3.2%, (ii) the aforementioned increase in direct costs of CHF 3.3 million or 1.2% and (iii) an increase in indirect costs of CHF 3.7 million or 3.3%, primarily driven by the aforementioned increase in other operating expenses (excluding expenses for share-based compensation, restructuring and other). The Adjusted EBITDAaL margin increased by 0.6% during 2023, as compared to 2022, due to a higher relative increase in Adjusted EBITDAaL as compared to revenue.

Infrastructure and support functions. Total infrastructure and support functions Adjusted EBITDAaL increased CHF 7.7 million or 1.3% during 2023, as compared to 2022, primarily due to the net effect (i) the aforementioned increase in revenue of CHF 4.1 million or 55.4%, (ii) the aforementioned increase in direct costs of CHF 12.5 million or 92.6%, (iii) an increase in indirect costs of CHF 10.6 million or 2.5%, reflecting the net effect of (a) the aforementioned decrease in personnel expenses, (b) the aforementioned increase in other operating income and capitalized labor and (c) the aforementioned increase in other operating expenses (excluding, in each case, expenses for share-based compensation, restructuring and other) and (iv) a decrease in lease-related expenses of CHF 26.7 million or 16.6%, primarily due to the consolidation of the headquarters after the Sunrise-UPC transaction.

2022 compared to 2021

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Revenue	CHF	3,035.2	CHF	3,035.7	CHF	(0.5)	—
Direct costs		(819.6)		(826.6)		(7.0)	(0.8)
Personnel expenses		(438.3)		(438.1)		0.2	—
Other operating income and capitalized labor		61.7		158.5		(96.8)	(61.1)
Other operating expenses		(750.2)		(753.3)		(3.1)	(0.4)

Operating income before depreciation and amortization		1,088.8		1,176.2		(87.4)	(7.4)
Depreciation of RoU assets		(145.4)		(129.9)		15.5	11.9
Depreciation and amortization		(1,028.8)		(995.6)		33.2	3.3

Operating income (loss)		(85.4)		50.7		(136.1)	(268.4)

Financial income		456.7		235.6		221.1	93.8
Financial expenses		(340.2)		(420.3)		(80.1)	(19.1)
Share of gains (losses) of affiliates, net		2.2		2.8		(0.6)	(21.4)

Income (loss) before taxes		33.3		(131.2)		164.5	(125.4)
Income tax benefit		50.7		62.6		(11.9)	(19.0)

Net income (loss)	CHF	84.0	CHF	(68.6)	CHF	152.6	222.4

Direct costs

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers	CHF	538.4	CHF	568.0	CHF	(29.6)	(5.2)
Business customers and wholesale		267.7		249.0		18.7	7.5
Infrastructure and support functions		13.5		9.6		3.9	40.6

Total	CHF	819.6	CHF	826.6	CHF	(7.0)	(0.8)

Residential customers. Total residential customers direct costs decreased CHF 29.6 million or 5.2% during 2022, as compared to 2021, primarily due to the net effect of (i) a decrease in interconnect and access costs driven by cost synergies from the Sunrise-UPC transaction (migration of legacy UPC mobile customers to the Sunrise mobile network), (ii) a decrease in TV programming and copyright costs driven by non-renewal of certain content rights and (iii) an increase in mobile handset and other device costs due to higher handset sales volumes.

Business customers and wholesale. Total business customers and wholesale direct costs increased CHF 18.7 million or 7.5% during 2022, as compared to 2021, primarily due to (i) an increase in mobile handset and other device costs due to higher handset sales volumes and (ii) higher voice hubbing costs driven by higher voice hubbing revenue.

Infrastructure and support functions. Total infrastructure and support functions direct costs increased CHF 3.9 million or 40.6% during 2022, as compared to 2021, primarily due to (i) an increase in BTS-related costs and (ii) inflation.

Personnel expenses

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers	CHF	157.9	CHF	165.4	CHF	(7.5)	(4.5)
Business customers and wholesale		78.7		81.1		(2.4)	(3.0)
Infrastructure and support functions		201.7		191.6		10.1	5.3

Total	CHF	438.3	CHF	438.1	CHF	0.2	—

Residential customers. Total residential customer personnel expenses decreased CHF 7.5 million or 4.5% during 2022, as compared to 2021, including an increase of CHF 2.0 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2022 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the decrease in personnel expenses is primarily attributable to lower payroll expenses due to lower staffing levels driven by cost synergies from the Sunrise-UPC transaction and the related restructuring in 2021.

Business customers and wholesale. Total business customers and wholesale personnel expenses decreased CHF 2.4 million or 3.0% during 2022, as compared to 2021, including an increase of CHF 2.2 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2022 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the decrease in personnel expenses is primarily attributable to lower payroll expenses due to lower staffing levels driven by cost synergies from the Sunrise-UPC transaction and the related restructuring in 2021.

Infrastructure and support functions. Total infrastructure and support functions personnel expenses increased CHF 10.1 million or 5.3% during 2022, as compared to 2021, primarily due to (i) higher pension costs driven by the integration of the Sunrise and UPC businesses in 2022, (ii) an increase in incentive compensation costs driven by higher share-based compensation expense and (iii) lower payroll expenses due to lower staffing levels driven by cost synergies from the Sunrise-UPC transaction and the related restructuring in 2021.

Other operating income and capitalized labor

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers	CHF	8.5	CHF	6.1	CHF	2.4	39.3
Business customers and wholesale		7.4		6.3		1.1	17.5
Infrastructure and support functions		45.8		146.1		(100.3)	(68.7)

Total	CHF	61.7	CHF	158.5	CHF	(96.8)	(61.1)

Residential customers. Total residential customer other operating income and capitalized labor increased CHF 2.4 million or 39.3% during 2022, as compared to 2021, primarily due to an increase in capitalizable labor activities.

Business customers and wholesale. Total business customers and wholesale other operating income and capitalized labor increased CHF 1.1 million or 17.5% during 2022, as compared to 2021, primarily due to an increase in capitalizable labor activities.

Infrastructure and support functions. Total infrastructure and support functions other operating income and capitalized labor decreased CHF 100.3 million or 68.7% during 2022, as compared to 2021, primarily due to CHF 100 million of income in 2021 related to the settlement agreement with Swisscom.

Other operating expenses

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers	CHF	268.4	CHF	245.3	CHF	23.1	9.4
Business customers and wholesale		40.4		40.6		(0.2)	(0.5)
Infrastructure and support functions		441.4		467.4		(26.0)	(5.6)

Total	CHF	750.2	CHF	753.3	CHF	(3.1)	(0.4)

Residential customers. Total residential customer other operating expenses increased CHF 23.1 million or 9.4% during 2022, as compared to 2021, including an increase of CHF 10.9 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2022 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the increase in other operating expenses is primarily due to the net effect of (i) an increase in external sales and marketing costs driven by cost to capture synergies (rebranding spend related to the Sunrise-UPC transaction) and additional sponsorship spend, (ii) higher customer service costs driven by cost to capture synergies (customer migration initiatives related to the Sunrise-UPC transaction) and contact center outsourcing and (iii) lower restructuring spend related to the Sunrise-UPC transaction.

Business customers and wholesale. Total business customers and wholesale other operating expenses decreased CHF 0.2 million or 0.5% during 2022, as compared to 2021, including an increase of CHF 2.0 million attributable to the impact of acquisitions (representing higher contract cost amortization in 2022 due to acquisition accounting in the Sunrise-UPC transaction). Excluding this impact, the decrease in other operating expenses is primarily due to (i) lower restructuring spend related to the Sunrise-UPC transaction and (ii) a decrease in business service costs across the organization driven by lower consultancy spend related to the Sunrise-UPC transaction.

Infrastructure and support functions. Total infrastructure and support functions other operating expenses decreased CHF 26.0 million or 5.6% during 2022, as compared to 2021, primarily due to the net effect of (i) lower restructuring spend related to the Sunrise-UPC transaction, (ii) lower related party charges from Liberty Global and (iii) an increase in bad debt expense driven by an increase associated with the sale of certain handset receivables.

Depreciation and amortization. Total depreciation and amortization (including depreciation of RoU assets) increased CHF 48.7 million or 4.3% during 2022, as compared to 2021, primarily due to the net effect of (i) an increase associated with property, plant and equipment and intangible asset additions related to the installation of CPE, the expansion and upgrade of networks and other capital initiatives and (ii) a decrease associated with certain assets becoming fully depreciated.

Operating income (loss). Operating income (loss) decreased CHF 136.1 million or 268.4% during 2022, as compared to 2021, driven by the aforementioned changes in revenue and expenses.

Financial income. Financial income increased CHF 221.1 million or 93.8% during 2022, as compared to 2021, primarily due to (i) an increase in realized and unrealized gains on derivative instruments driven by changes in interest and foreign currency exchange rates and (ii) an increase in foreign currency transaction gains driven by the positive impact of changes in foreign currency exchange rates.

Financial expenses. Financial expenses decreased CHF 80.1 million or 19.1% during 2022, as compared to 2021, primarily due to a decrease in losses on debt extinguishment driven by a reduction in debt refinancing activities.

Income tax benefit. Sunrise recognized income tax benefit of CHF 50.7 million and CHF 62.6 million during 2022 and 2021, respectively. The income tax benefit during 2022 and 2021 differs from the expected income tax benefit (expense) of (CHF 6.1 million) and CHF 24.2 million (based on the Swiss domestic income tax rate of 18.4%), respectively in such periods, primarily due to changes in the recognition of deferred tax assets, partially offset by the effect of income taxed at differing tax rates.

Net income (loss). Net income (loss) increased CHF 152.6 million or 222.4% during 2022, as compared to 2021, as a result of the aforementioned changes in revenue and expenses.

Adjusted EBITDAaL. Adjusted EBITDAaL is the primary measure used by Sunrise’s chief operating decision maker to evaluate segment operating performance. Consolidated Adjusted EBITDAaL is reconciled to net income (loss) (the most directly comparable IFRS financial measure) within the Summary Financial Information and Operating Data section above. Consolidated Adjusted EBITDAaL is a non-IFRS measure, which readers should view as a supplement to, and not a substitute for, IFRS measures of performance included in the consolidated statements of income or loss. The following table sets forth the Adjusted EBITDAaL of Sunrise’s reportable segments, as well as its Consolidated Adjusted EBITDAaL:

	Year ended December 31,				Increase (decrease)
	2022		2021		CHF		%
	in millions, except percentages
Residential customers	CHF	1,279.4	CHF	1,313.6	CHF	(34.2)	(2.6)
Business customers and wholesale		362.5		339.5		23.0	6.8
Infrastructure and support functions		(584.1)		(536.8)		(47.3)	(8.8)

Consolidated Adjusted EBITDAaL	CHF	1,057.8	CHF	1,116.3	CHF	(58.5)	(5.2)

The following table sets forth the Adjusted EBITDAaL margins (Adjusted EBITDAaL divided by revenue) of each of Sunrise’s reportable segments:

	Year ended December 31,
	2022	2021
Residential customers	56.2%	56.8%
Business customers and wholesale	48.2%	47.6%
Infrastructure and support functions	N.M.	N.M.

N.M. — Not Meaningful.

Residential customers. Total residential customers Adjusted EBITDAaL decreased CHF 34.2 million or 2.6% during 2022, as compared to 2021, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 39.1 million or 1.7%, (ii) the aforementioned decrease in direct costs of CHF 29.6 million or 5.2%, (iii) an increase in indirect costs of CHF 13.2 million or 3.3%, reflecting (a) the aforementioned decrease in personnel expenses, (b) the aforementioned increase of other operating income and capitalized labor and (c) the aforementioned increase in other operating expenses (excluding, in each case, expenses for share-based compensation, restructuring and other), and (iv) an increase in lease-related expenses of CHF 11.5 million or 40.5%, primarily driven by additional leased lines. The Adjusted EBITDAaL margin decreased by 0.5% during 2022, as compared to 2021, due to a higher relative decrease in Adjusted EBITDAaL as compared to revenue.

Business customers and wholesale. Total business customers and wholesale Adjusted EBITDAaL increased CHF 23.0 million or 6.8% during 2022, as compared to 2021, primarily due to the net effect of (i) the aforementioned increase in revenue of CHF 39.0 million or 5.5%, (ii) the aforementioned increase in direct costs of CHF 18.7 million or 7.5%, and (iii) a decrease in indirect costs of CHF 3.7 million or 3.2%, reflecting the aforementioned decrease in personnel expenses (excluding expenses for share-based compensation, restructuring and other). The Adjusted EBITDAaL margin increased by 0.6% during 2022, as compared to 2021, due to a higher relative increase in Adjusted EBITDAaL as compared to revenue.

Infrastructure and support functions. Total infrastructure and support functions Adjusted EBITDAaL decreased CHF 47.3 million or 8.8% during 2022, as compared to 2021, primarily due to the net effect of (i) the aforementioned decrease in revenue of CHF 0.4 million or 5.1%, (ii) the aforementioned increase in direct costs of CHF 3.9 million or 40.6%, (iii) an increase in indirect costs of CHF 36.5 million or 9.6%, reflecting (a) the aforementioned increase in personnel expenses and (b) the aforementioned increase in other operating expenses (excluding, in each case, expenses for share-based compensation, restructuring and other), and (iv) an increase in lease-related expenses of CHF 6.4 million or 6.8%, primarily driven by additions to infrastructure leases.

Liquidity and Capital Resources

Sources and Uses of Cash

Cash and Cash Equivalents

At June 30, 2024, Sunrise had cash and cash equivalents of CHF 9.0 million, all of which were held by its subsidiaries. The terms of the instruments governing the indebtedness of certain of these subsidiaries may restrict Sunrise’s ability to access the liquidity of these subsidiaries. In addition, Sunrise’s ability to access the liquidity of its subsidiaries may be limited by tax, legal considerations and other factors.

Corporate Liquidity of Sunrise

As Sunrise typically does not hold significant amounts of cash and cash equivalents at the corporate level, its primary source of corporate liquidity consists of, subject to the restrictions noted above, proceeds in the form of distributions or loans from its subsidiaries. From time to time, Sunrise may also supplement its sources of corporate liquidity with net proceeds received in connection with the issuance of debt instruments. No assurance can be given that any external funding will be available on favorable terms, or at all.

Sunrise’s corporate liquidity requirements include (i) corporate general and administrative expenses, (ii) interest payments on the Sunrise Holding Senior Notes and (iii) dividends and other returns of capital. From time to time, Sunrise may also require cash in connection with (i) the repayment of third-party debt (including the repurchase or exchange of outstanding debt securities in the open market or privately-negotiated transactions) and, until the spin-off, related-party debt, (ii) the satisfaction of contingent liabilities, (iii) acquisitions, (iv) other investment opportunities or (v) income tax payments.

Liquidity of Consolidated Operating Entities

In addition to cash and cash equivalents, the primary source of liquidity of Sunrise’s consolidated operating entities is cash provided by operations and any borrowing availability under the Sunrise Holding Bank Facility. Sunrise’s consolidated operating entities’ liquidity is generally used to fund (i) property and equipment additions, (ii) debt service requirements, (iii) payments required by derivative instruments and (iv) payments associated with defined benefit plans, as well as to settle certain commitments that are not included in the June 30, 2024 consolidated statement of financial condition. In this regard, Sunrise has significant commitments related to (a) certain operating costs associated with networks, (b) purchase obligations associated with CPE and certain service-related commitments and (c) programming studio output and sports rights contracts. These obligations are expected to represent a significant liquidity requirement of Sunrise’s consolidated operating entities, a significant portion of which is due over the next 12 to 24 months.

From time to time, Sunrise’s consolidated operating entities may also require liquidity in connection with (i) acquisitions and other investment opportunities, (ii) loans and capital distributions to their intermediate holding companies or (iii) the satisfaction of contingent liabilities. No assurance can be given that any external funding would be available to its consolidated operating entities on favorable terms, or at all.

For additional information regarding Sunrise’s consolidated cash flows, see the discussion under Consolidated Statements of Cash Flows below.

Capitalization

At June 30, 2024, the outstanding principal amount of Sunrise’s consolidated third-party debt, together with the present value of its lease obligations, aggregated CHF 6.9 billion, including CHF 0.5 billion that is classified as current in the consolidated statement of financial condition and CHF 2.0 billion that is not due until 2030 or thereafter.

As of June 30, 2024, Sunrise was in compliance with its debt covenants. In addition, Sunrise does not anticipate any instances of non-compliance with respect to any debt covenants that would have a material adverse impact on its liquidity during the next 12 months.

Notwithstanding its negative working capital position at June 30, 2024, Sunrise believes it has sufficient resources to repay or refinance the current portion of its debt and lease obligations and to fund foreseeable liquidity requirements during the next 12 months. However, as maturing debt grows in later years, Sunrise anticipates it will seek to refinance or otherwise extend its debt maturities. No assurance can be given that Sunrise will be able to complete these refinancing transactions or otherwise extend its debt maturities. In this regard, it is not possible to predict how political and economic conditions, sovereign debt concerns or any adverse regulatory developments could impact the credit markets Sunrise accesses and, accordingly, its future liquidity and financial position. Sunrise’s ability to access debt financing on favorable terms, or at all, could be adversely impacted by (i) the financial failure of any of its counterparties, which could (a) reduce amounts available under committed credit facilities and (b) adversely impact its ability to access cash deposited with any failed financial institution and (ii) tightening of the credit markets. In addition, sustained or increased competition, particularly in combination with adverse economic or regulatory developments, could have an unfavorable impact on Sunrise’s cash flows and liquidity.

For additional information regarding debt and lease obligations, see notes 22 and 12, respectively, to the consolidated financial statements and note 10 to the consolidated interim financial statements.

Consolidated Statements of Cash Flows

Six months ended June 30, 2024 compared to six months ended June 30, 2023

Summary. The consolidated statements of cash flows for the six months ended June 30, 2024 and 2023 are summarized as follows:

	Six months ended June 30,
	2024		2023		Change
	in millions
Net cash provided by operating activities	CHF	551.2	CHF	670.8	CHF	(119.6)
Net cash used by investing activities		(355.3)		(392.6)		37.3
Net cash used by financing activities		(192.1)		(267.7)		75.6
Effect of exchange rate changes on cash		0.4		1.2		(0.8)

Net increase in cash and cash equivalents	CHF	4.2	CHF	11.7	CHF	(7.5)

Operating Activities. The decrease in net cash provided by operating activities is primarily attributable to the net effect of (i) a decrease in cash provided by working capital items and (ii) an increase in cash provided due to higher net cash receipts related to derivative instruments.

Investing Activities. The decrease in net cash used by investing activities is primarily attributable to the net effect (i) a decrease in cash used of CHF 69.3 million associated with lower net cash paid for acquisitions related to the acquisition of the EBLT partner network in 2023 and (ii) an increase in cash used of CHF 36.2 million due to higher capital expenditures, primarily due to the timing of payments for capital-related accrued liabilities and increased spend related to mobile capacity and growth in the business customers and wholesale segment.

The capital expenditures Sunrise reports in its consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing. Instead, these amounts are reflected as non-cash additions to property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid. A reconciliation of Sunrise’s consolidated property and equipment additions to the capital expenditures reported in the consolidated statements of cash flows is set forth below:

	Six months ended June 30,
	2024		2023
	in millions
Property, plant and equipment and intangible asset additions	CHF	257.2	CHF	247.9
Assets acquired under vendor financing		(22.2)		(34.7)
Changes in current liabilities related to capital expenditures (including related-party amounts)		10.7		(3.7)

Capital expenditures	CHF	245.7	CHF	209.5

The increase in Sunrise’s property, plant and equipment and intangible asset additions during the six months ended June 30, 2024, as compared to the corresponding period in 2023, is primarily attributable to the net effect of (i) an increase in baseline expenditures, including network improvements and expenditures for property and facilities and information technology systems, (ii) a decrease in expenditures to support new customer products and operational efficiency initiatives and (iii) an increase in expenditures for new build and upgrade projects. During the six months ended June 30, 2024 and 2023, Sunrise’s property, plant and equipment and intangible asset additions represented 17.3% and 16.7% of revenue, respectively.

Financing Activities. The decrease in net cash used by financing activities is primarily attributable to (i) a decrease in cash used of CHF 57.4 million due to lower net payments of principal related to derivative instruments and (ii) a decrease in cash used of CHF 29.7 million due to lower net repayments of vendor financing.

2023 compared to 2022

Summary. The 2023 and 2022 consolidated statements of cash flows are summarized as follows:

	Year ended December 31,
	2023		2022		Change
	in millions
Net cash provided by operating activities	CHF	1,201.5	CHF	1,252.7	CHF	(51.2)
Net cash used by investing activities		(760.6)		(543.0)		(217.6)
Net cash used by financing activities		(440.1)		(714.0)		273.9
Effect of exchange rate changes on cash		1.7		1.1		0.6

Net increase (decrease) in cash and cash equivalents	CHF	2.5	CHF	(3.2)	CHF	5.7

Operating Activities. The increase in net cash provided by operating activities is primarily attributable to (i) an increase in cash provided due to higher net cash receipts related to derivative instruments and (ii) an increase in cash provided by working capital items driven by the positive impact of timing of cash payments and receipts of operating assets and liabilities, which more than offset the negative impact of CHF 110.3 million of proceeds related to the sale of certain handset receivables in 2022.

Investing Activities. The increase in net cash used by investing activities is primarily attributable to the net effect (i) an increase in cash used of CHF 133.8 million due to higher net advances to related parties, (ii) an increase in cash used of CHF 85.1 million associated with higher net cash paid for acquisitions associated with the acquisition of the EBLT partner network, (iii) an increase in cash used of CHF 50.6 million due to higher capital expenditures due to the timing of payments for capital-related accrued liabilities and (iv) a decrease in cash used of CHF 35.8 million associated with lower cash paid for equity-accounted investees related to the acquisition of CH Media TV AG in 2022.

The capital expenditures Sunrise reports in its consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing. Instead, these amounts are reflected as non-cash additions to property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid. A reconciliation of Sunrise’s consolidated property and equipment additions to the capital expenditures reported in the consolidated statements of cash flows is set forth below:

	Year ended December 31,
	2023		2022
	in millions
Property, plant and equipment and intangible asset additions	CHF	537.7	CHF	698.6
Assets acquired under vendor financing		(77.6)		(117.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)		7.9		(163.7)

Capital expenditures	CHF	468.0	CHF	417.4

The decrease in Sunrise’s property, plant and equipment and intangible asset additions during 2023, as compared to 2022, is primarily attributable to the net effect of (i) a decrease related to the acquisition of broadcasting rights for the Swiss Ice Hockey Federation in 2022, (ii) a decrease in expenditures to support new customer products and operational efficiency initiatives, and (iii) a decrease in expenditures for new build and upgrade projects and (iv) an increase in expenditures for the purchase and installation of CPE. In 2023 and 2022, Sunrise’s property, plant and equipment and intangible asset additions represented 17.7% and 23.0% of revenue, respectively.

Financing Activities. The decrease in net cash used by financing activities is primarily attributable to the net effect of (i) a decrease in cash used of CHF 899.4 million due to lower net repayments of third-party debt, (ii) an increase in cash used of CHF 806.6 million due to lower related-party receipts, (iii) a decrease in cash used of CHF 132.3 million due to higher cash receipts of interest related to derivative instruments, (iv) a decrease in cash used of CHF 110.9 million due to lower net repayments of vendor financing and (v) an increase in cash used of CHF 93.2 million due to higher payments of interest driven by higher weighted average interest rates and a higher average outstanding debt balance.

2022 compared to 2021

Summary. The 2022 and 2021 consolidated statements of cash flows are summarized as follows:

	Year ended December 31,
	2022		2021		Change
	in millions
Net cash provided by operating activities	CHF	1,252.7	CHF	1,265.1	CHF	(12.4)
Net cash used by investing activities		(543.0)		(333.2)		(209.8)
Net cash used by financing activities		(714.0)		(945.4)		231.4
Effect of exchange rate changes on cash		1.1		0.1		1.0

Net decrease in cash and cash equivalents	CHF	(3.2)	CHF	(13.4)	CHF	10.2

Operating Activities. The increase in net cash provided by operating activities is primarily attributable to (i) an increase in cash provided by working capital items driven by the timing of cash payments and receipts of operating assets and liabilities, and CHF 110.3 million of proceeds related to the sale of certain handset receivables and (ii) an increase in cash provided due to higher net cash receipts related to derivative instruments.

Investing Activities. The increase in net cash used by investing activities is primarily attributable to (i) an increase in cash used of CHF 73.3 million due to higher net advances to related parties, (ii) an increase in cash used of CHF 63.6 million due to higher capital expenditures due to the timing of payments for capital-related accrued liabilities and (iii) an increase in cash used of CHF 35.8 million associated with higher cash paid for equity-accounted investees related to the acquisition of CH Media TV AG.

A reconciliation of Sunrise’s consolidated property and equipment additions to the capital expenditures reported in the consolidated statements of cash flows is set forth below:

	Year ended December 31,
	2022	2021
	in millions
Property, plant and equipment and intangible asset additions	CHF 698.6	CHF 553.0
Assets acquired under vendor financing	(117.5)	(229.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(163.7)	30.0

Capital expenditures	CHF 417.4	CHF 353.8

The increase in Sunrise’s property, plant and equipment and intangible asset additions during 2022, as compared to 2021, is primarily attributable to the net effect of (i) an increase related to the acquisition of broadcasting rights for the Swiss Ice Hockey Federation in 2022, (ii) baseline expenditures, including network improvements and expenditures for property and facilities and information technology systems, (iii) expenditures for new build and upgrade projects, (iv) expenditures to support new customer products and operational efficiency initiatives and (v) expenditures for the purchase and installation of CPE. In 2022 and 2021, Sunrise’s property, plant and equipment and intangible asset additions represented 23.0% and 18.2% of revenue, respectively.

Financing Activities. The decrease in net cash used by financing activities is primarily attributable to the net effect of (i) a decrease in cash used of CHF 1,173.0 million associated with higher related-party receipts due to the net effect of (a) a CHF 806.6 million contribution received in 2022 and (b) a CHF 366.4 million repayment in 2021 associated with a related-party note, (ii) an increase in cash used of CHF 875.5 million due to higher net repayments of third-party debt, (iii) an increase in cash used of CHF 192.0 million due to higher net payments related to derivatives due to the early settlement of derivative contracts associated with repayment of third-party debt disclosed above, (iv) a decrease in cash used of CHF 106.0 million due to lower net repayments of vendor financing, (v) a decrease in cash used of CHF 64.8 million related to the acquisition of shares from a noncontrolling interest in 2021, (vi) an increase in cash used of CHF 31.3 million due to higher payments of interest driven by higher weighted average interest rates and (vii) a decrease in cash used of CHF 28.4 million due to higher net cash receipts of interest related to derivative instruments.

Quantitative and Qualitative Disclosures about Market Risk

Sunrise is exposed to market risk in the normal course of business operations due to its ongoing investing and financing activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future profits. Sunrise has established policies, procedures and processes governing the management of market risks and the use of derivative instruments to manage exposure to such risks.

Cash

Sunrise invests its cash in highly liquid instruments that meet high credit quality standards. At June 30, 2024, substantially all of Sunrise’s consolidated cash balance was denominated in Swiss francs.

Foreign Currency Risk

Refer to note 23 Financial Instruments & Risk in the notes to the consolidated financial statements.

Interest Rate Risk

Refer to note 23 Financial Instruments & Risk in the notes to the consolidated financial statements.

Projected Cash Flows Associated with Derivative Instruments

The following table provides information regarding the projected cash flows associated with derivative instruments. The Swiss franc equivalents presented below are based on interest rate projections and exchange rates as of June 30, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts required in future periods. For additional information regarding derivative instruments, including counterparty credit risk, see note 23 to the consolidated financial statements.

	Payments (receipts) due during:												Total
	Remainder of 2024		2025		2026		2027		2028		2029
	in millions
Projected derivative cash payments (receipts), net:
Interest-related (a)	CHF	(15.7)	CHF	(147.7)	CHF	(139.6)	CHF	(122.4)	CHF	(111.6)	CHF	(50.1)	CHF	(587.1)
Principal-related (b)		—		124.0		60.9		—		18.3		143.1		346.3
Other (c)		(3.4)		(1.6)		—		—		—		—		(5.0)

Total	CHF	(19.1)	CHF	(25.3)	CHF	(78.7)	CHF	(122.4)	CHF	(93.3)	CHF	93.0	CHF	(245.8)

(a)	Includes (i) the cash flows of interest rate cap, floor, and swap contracts and (ii) the interest-related cash flows of cross-currency and interest rate swap contracts.
(b)	Includes the principal-related cash flows of cross-currency swap contracts.
(c)	Includes amounts related to foreign currency forward contracts.

SUNRISE DIRECTORS AND EXECUTIVE COMMITTEE

Set out below is certain information in relation to the Sunrise Board and Executive Committee expected to be in place at the time of the spin-off, as well as a brief description of certain significant provisions of Sunrise’s articles of association, Sunrise’s organizational regulations (Organisationsreglement) (the “Organizational Regulations”), the Swiss Code of Obligations and other Swiss laws and regulations. This description does not purport to be complete and is qualified in its entirety by reference to Sunrise’s articles of association, the Organizational Regulations, the Swiss Code of Obligations and such other laws and regulations as in effect on the date of this proxy statement/prospectus. See “Description of Sunrise Shares following the Spin-off” and “Comparison of Rights of Holders of Liberty Global Common Shares Prior to the Spin-Off with Rights of Holders of Sunrise Shares Following the Spin-Off.”

The Sunrise Board

Sunrise’s articles of association provide that the Sunrise Board will consist of no fewer than three and no more than nine members.

Upon the completion of the spin-off, the Sunrise Board is currently expected to consist of seven members, including the persons named below under “—Sunrise Directors,” each of whom has consented to be named in this proxy statement/prospectus.

Election and term of office

All Sunrise Directors, including the Sunrise Chair, will be elected, and may only be removed, by a resolution of the general meeting of shareholders. The maximum term of office for a Sunrise Director is the time period between the annual general meeting of shareholders (ordentliche Generalversammlung) at which a Sunrise Director is elected and the next annual general meeting of shareholders, which must be held within six months after the end of each financial year, or, if a Sunrise Director is elected at an extraordinary general meeting of shareholders (ausserordentliche Generalversammlung), between such extraordinary general meeting of shareholders and the next annual general meeting of shareholders. Re-election is permitted. If the office of the Sunrise Chair is vacant, the Sunrise Board will appoint a new Sunrise Chair from among the Sunrise Directors for a term of office extending until the next annual general meeting of shareholders.

Powers and duties

The Sunrise Board will have the overall responsibility for overseeing, directing and supervising the management of Sunrise and its affiliates. It will also have the authority to decide any matter that must be submitted to the Sunrise Board according to the Organizational Regulations, or any other business concerning the management of Sunrise. The Sunrise Board’s non-transferable and inalienable duties will include:

•	the ultimate direction of Sunrise and the issuance of the necessary instructions in this regard;

•	the determination of Sunrise’s organization;

•	the structuring of the accounting system, financial controls and financial planning;

•

the appointment, dismissal and ultimate supervision (in particular, with respect to compliance with law, Sunrise’s articles of association and the Organizational Regulations) of the persons entrusted with management and representation of Sunrise;

•	the determination and granting of signatory power on behalf of Sunrise;

•	the preparation of the annual report, the compensation report and, if applicable, the report on non-financial matters pursuant to article 964c CO and any other reports as required by law;

•

preparations for the general meeting of shareholders (including setting the meeting and notifying shareholders thereof, preparing meeting materials and overseeing meeting procedures) and the implementation of meeting resolutions;

•

the adoption of resolutions on the change of the share capital to the extent that such power is vested in the Sunrise Board, the adoption of resolutions confirming implementation of capital changes, the preparation of the report on the capital increase and the respective amendments of Sunrise’s articles of association;

•	the submission of a petition for debt-restructuring moratorium and a notification to the applicable court in case of over-indebtedness; and

•	other powers and duties reserved to the Sunrise Board by law or Sunrise’s articles of association and other powers and duties of the Sunrise Board as set out in the Swiss Merger Act.

The Sunrise Board will be entitled to elect from among the Sunrise Directors one or several vice-chairs (each, a “Sunrise Vice-Chair”) and appoint a secretary (the “Secretary”), who need not be a Sunrise Director. Sunrise’s articles of association and the Organizational Regulations provide that the Sunrise Board will meet at the invitation of the Sunrise Chair, of a Sunrise Vice-Chair or of another Sunrise Director, as often as the business of Sunrise requires, but at least four times a year, or whenever a Sunrise Director, indicating the reasons, so requests in writing or via e-mail or another form of electronic communication. The Sunrise Board resolutions will be passed by a majority of the votes cast. In the case of a tie, the Sunrise Chair or acting chairperson will have no casting vote. Subject to certain exceptions, the presence of a majority of the Sunrise Directors will constitute a quorum of the Sunrise Board. Resolutions will be permitted to be adopted by written or electronic consent of the majority of directors, unless a director requests discussion thereof.

In accordance with and subject to Swiss law, Sunrise’s articles of association and the Organizational Regulations, the Sunrise Board expects to form an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating committee (the “Nominating Committee”). For further information, see “—Committees of the Sunrise Board.” Further, in accordance with and subject to Swiss law, Sunrise’s articles of association and the Organizational Regulations, the Sunrise Board expects to delegate responsibility for the overall management of Sunrise to the Chief Executive Officer, who will be a member of the Executive Committee, or the Executive Committee under the leadership of its Chief Executive Officer.

Sunrise Directors

The following table sets forth information regarding the individuals who are expected to serve as Directors of Sunrise following the spin-off. Other than as disclosed under “The Spin-Off—Sunrise Related Party Transactions,” none of the Directors has any significant business connection with the Sunrise group. There are no family relationships among individuals expected to serve as Directors or Executive Officers of Sunrise.

Name	Age	Position
Michael T. Fries	61	Sunrise Chair
Adam Bird	58	Director
Ingrid Deltenre	63	Director
Thomas D. Meyer	62	Director
Catherine Mühlemann	57	Director
Enrique Rodriguez	62	Director
Lutz Schüler	56	Director

For the purposes of this proxy statement/prospectus, the business address of each Sunrise Director is Thurgauerstrasse 101b, 8152 Glattpark (Opfikon), Switzerland.

Set out below is a short description of each non-employee Sunrise Director’s business experience, education and activities:

Michael T. Fries. Mr. Fries, a U.S. citizen, has nearly 40 years of experience in the telecom and media industry. He is the Chief Executive Officer of Liberty Global, a position he has held since 2005, and a co-founder of its predecessor over three decades ago. Mr. Fries has overseen the company’s growth into a world leader in converged broadband, video and mobile communications services with operations established in 50 countries during that time frame and over $200 billion in historical transactions. Today Liberty Global serves an aggregated 85 million fixed and mobile connections in Europe, with its consolidated businesses generating $7 billion in annual revenue and its VMO2 and VodafoneZiggo joint ventures generating combined annual revenue of more than $18 billion. He has led Liberty’s investments and operations in Switzerland since 2005. Mr. Fries also serves as the Executive Chairman of Liberty Latin America Ltd. and a board member of Lions Gate Entertainment Corp., Lionsgate Studios Corp. and Grupo Televisa S.A.B. He serves on the Cable Labs board, is a trustee and finance committee member of the Paley Center for Media and an ICT Governor of the World Economic Forum. Throughout his career, Mr. Fries has received numerous recognitions, including inductions into the Cable Hall of Fame and the Broadcasting & Cable Hall of Fame and Ernst & Young’s Entrepreneur of the Year in Media, Entertainment and Communications. Mr. Fries holds a B.A. from Wesleyan University and an M.B.A. from Columbia University.

Adam Bird. Mr. Bird, a U.S. citizen, has over 30 years of experience advising clients in, among others, the telecommunications, media, advertising and content industries, most recently as a senior partner and the global head of Consumer Technology & Media at McKinsey & Company. Prior to McKinsey & Company, Mr. Bird was a senior partner at Booz Allen Hamilton, where he was the managing director of Global Consumer & Media Practices. Mr. Bird is a member of the Board of Trustees of the Paley Center for Media and Board of Trustees of Wesleyan University. He holds a B.A. from Wesleyan University.

Ingrid Deltenre. Ms. Deltenre, a Swiss citizen, has over 25 years of experience in the media industry, having previously served as CEO of Publisuisse and Swiss Television SRF. In her role as CEO of Swiss Television SRF, she spearheaded the modernization of the organization, focusing on digital transformation, content diversification and audience engagement. From 2010 to 2017, Ms. Deltenre served as the Director General of the European Broadcasting Union, a global association of European broadcasters. Ms. Deltenre is a director of Givaudan SA, DHL Group, Banque Cantonale Vaudoise, BCV, as well as Swiss Post Solutions and was formerly a member of the board of directors of Sunrise from 2018 to 2020. Ms. Deltenre holds a M.A. in Journalism and Educational Sciences from the University of Zurich.

Thomas D. Meyer. Mr. Meyer, a Swiss citizen, has been an operating partner at BLR Partners AG since 2020. Prior to that, he spent over 30 years at Accenture in various national and international management roles, most recently as Managing Director and CEO Accenture Switzerland. He was formerly the Chairman of Sunrise from 2020 to 2021 and is currently the Chairman of CelsiusPro AG and Swisscontact Foundation. He also sits as a member of the board of directors of Osterwalder AG, Noser Management AG, Neue Zürcher Zeitung AG, Akros AG, Yarowa AG, Artemis Holding AG and BLR Capital AG. In addition, Mr. Meyer is a member of the Supervisory and the Shareholder Board of Apleona GmbH in Germany. Mr. Meyer holds a Master of Business Administration from University of St. Gallen.

Catherine Mühlemann. Ms. Mühlemann, a Swiss citizen, has over 25 years of experience in the media, telecommunications and e-commerce industries, having previously served in leadership roles at Andmann Media Holding from 2008 to 2015. Between 2001 and 2008, Ms. Mühlemann held various positions at Viacom International Media Networks (formerly known as MTV Networks), including as the CEO of Central Europe and Emerging Markets and as Chair of the board of Viva Media AG. Prior to this, Ms. Mühlemann was the program director of TV3 in Switzerland, where she was responsible for its programming strategy and content development. From 1994 to 1998, Ms. Mühlemann was a media counsellor at Swiss public television SRF. She also has significant commercial and consulting experience, having founded Boheme Living GbR and Ni Fravi Group GmbH. Ms. Mühlemann is a current member of the supervisory boards of CH Media TV AG,

Jungfraubahn Holding AG and is President of the SWISS FILMS Foundation. She has also served on numerous boards of directors and supervisory boards in the past, including Somedia AG, Telecolumbus AG, Swisscom AG and Kabel Deutschland Holding AG (now part of Vodafone), among others. Ms. Mühlemann holds degrees from the University of Berne, the University of St. Gallen and the Swiss Academy for Marketing & Communications (SAWI).

Enrique Rodriguez. Mr. Rodriguez, a U.S. citizen, has been the Executive Vice President & Chief Technology Officer of Liberty Global since July 2018. Mr. Rodriguez has over 35 years of experience in high-technology and Fortune 500 global businesses. He previously served as the President, Chief Executive Officer and a director of TiVo Corporation (TiVo) from November 2017 to July 2018. Prior to joining TiVo, Mr. Rodriguez was Executive Vice President and Chief Technology Officer of AT&T Entertainment Group from August 2015 to November 2017. From January 2013 to July 2015, he served as Executive Vice President, Operations and Products for Sirius XM and was Group Vice President of Sirius XM from October 2012 to January 2013. Prior to his employment with Sirius XM, Mr. Rodriguez was the Senior Vice President and General Manager of Cisco Systems’ Service Provider Video Technology Group. Mr. Rodriguez holds a BS in Electronics & Communications Engineering from Instituto Tecnologico de Monterrey, Mexico.

Lutz Schüler. Mr. Schüler, a German citizen, has over 25 years of experience in the telecommunications industry, currently as the Chief Executive Officer of Virgin Media O2, a position he has held following the £31bn merger of the Virgin Media and O2 businesses in 2021. From June 2019 to May 2021, he served as the CEO of Virgin Media, after spending ten months as the company’s Chief Operating Officer. Prior to his time at Virgin Media, Mr. Schüler was CEO of Unity Media from January 2011 to July 2018. Earlier in his career, Mr. Schüler held several senior management roles with the Telefónica O2 group, including leading the integration of Hansenet Telekommunikation GmbH as its CEO in Germany following its acquisition by Telefónica O2 in 2010. Mr. Schüler holds a degree in business administration from Universität Augsburg and M.B.A in economics from Universität Augsburg.

Director Independence

Sunrise expects that at the time of the spin-off and listing of the Sunrise Class A ADSs on Nasdaq, the majority of the Sunrise Board will be independent as defined by the Nasdaq Listing Rules. There is no Swiss legal requirement that a majority of the Sunrise Directors be independent. At the time of the spin-off, three out of seven Sunrise Directors will meet the criteria for independence as defined by the Swiss Code of Best Practice. Sunrise expects that a majority of its directors will be independent under the Swiss Code of Best Practice by January 1, 2026 at the latest.

Committees of the Sunrise Board

Before the completion of the spin-off, Sunrise expects to form the three standing committees described below, with committee membership to be determined. The Sunrise Board may form additional ad-hoc and standing committees to address specific issues within the scope of its duties.

Compensation Committee

Beginning with Sunrise’s first annual general meeting of shareholders following the completion of the spin-off, the members of the Compensation Committee will be elected individually by the annual general meeting of shareholders for a term of office until completion of the following annual general meeting of shareholders. Re-election is permitted.

Sunrise’s articles of association provide that the Compensation Committee will consist of not less than two but not more than four Sunrise Directors. Sunrise expects that upon completion of the spin-off, the Compensation Committee will consist of three to four Sunrise Directors, at least two of whom will be independent as defined in the applicable Nasdaq Listing Rules, in accordance with the transition provisions of the Nasdaq Listing Rules applicable to newly public companies. In case of vacancies, the Sunrise Board may appoint substitute members for a term of office that continues until completion of the next annual general meeting of shareholders. The chairperson of the Compensation Committee will be appointed by the Sunrise Board from among the members of the Compensation Committee.

The Compensation Committee will function pursuant to the Organizational Regulations and a written charter, which will include a description of the Compensation Committee’s responsibilities.

The Compensation Committee will have the power to obtain any information and assistance from within Sunrise that it needs to discharge its responsibilities and is authorized to obtain subject-specific professional consultancy services from third parties at the expense of Sunrise.

The Compensation Committee will hold meetings as often as required, but in any event at least three times a year.

The initial members of the Compensation Committee will be determined before the completion of the spin-off.

Nominating Committee

Sunrise’s Nominating Committee will consist of not less than two but not more than four Sunrise Directors. Sunrise expects that upon completion of the spin-off, the Nominating Committee will consist of three Sunrise Directors. The chairperson and the other members of the Nominating Committee will be appointed by the Sunrise Board from among the Sunrise Directors.

The Nominating Committee will function pursuant to the Organizational Regulations and a written charter, which will include a description of the Nominating Committee’s responsibilities.

The Nominating Committee will have the power to obtain any information and assistance from within Sunrise that it needs to discharge its responsibilities and is authorized to obtain subject-specific professional consultancy services from third parties at the expense of Sunrise.

The Nominating Committee will hold meetings as often as required, but in any event at least two times a year.

The initial members of the Nominating Committee will be determined before the completion of the spin-off.

Audit Committee

Sunrise’s Audit Committee will consist of not less than two but not more than four Sunrise Directors. Sunrise expects that upon completion of the spin-off, the Audit Committee will consist of three Sunrise Directors, the majority of whom will be independent as defined in the applicable Nasdaq Listing Rules, in accordance with the transition provisions of the Nasdaq Listing Rules applicable to newly public companies. In accordance with such transition provisions, the Audit Committee will, by the date required by the Nasdaq Listing Rules, be composed exclusively of independent directors, if the Sunrise Class A ADSs remain listed on Nasdaq on such date. All members of the Audit Committee will be “financially sophisticated” and one will be a “financial expert”, as each such term is defined in the Nasdaq Listing Rules. The chairperson and the other members of the Audit Committee will be appointed by the Sunrise Board from among the members of the Audit Committee. The Audit Committee will function pursuant to the Organizational Regulations and a written charter, which will include a description of the Audit Committee’s responsibilities.

The Audit Committee will have the power to obtain any information and assistance from within Sunrise that it needs to discharge its responsibilities and is authorized to obtain subject-specific professional consultancy services from third parties at the expense of Sunrise.

The Audit Committee will hold meetings as often as required, but in any event at least four times a year.

The initial members of the Audit Committee will be determined before the completion of the spin-off.

Executive Committee

The Sunrise Board expects to delegate the responsibility for the overall management of Sunrise to the Chief Executive Officer or the Executive Committee under the leadership of the Chief Executive Officer pursuant and subject to the Organizational Regulations, with the exception of the specific duties that are explicitly stipulated as a board responsibility by law, Sunrise’s articles of association or the Organizational Regulations.

Members of the Executive Committee

The Executive Committee will be headed by the Chief Executive Officer and is expected to comprise nine members following the spin-off. The following table sets forth information regarding the individuals who are expected to serve as members of the Executive Committee immediately following the spin-off. The nine individuals listed below as of the date of this proxy statement/prospectus have the same roles in the executive committee of Sunrise.

Name	Age	Position
André Krause	54	Chief Executive Officer
Anna Maria Blengino	58	Chief Information Officer
Tobias Foster	49	Chief People Officer
Jany Fruytier	39	Chief Financial Officer
Stefan Fuchs	48	Chief Consumer Officer – Flanker Brands
Elmar Grasser	59	Chief Technology Officer
Thorsten Haeser	56	Chief Business Officer
Marcel Huber	54	General Counsel & Chief Corporate Affairs Officer
Christoph Richartz	46	Chief Consumer Officer – Main Brand

For purposes of this proxy statement/prospectus, the business address of each member of the Executive Committee is Thurgauerstrasse 101b, 8152 Glattpark (Opfikon), Switzerland.

Set out below is a short description of each Executive Committee member’s business experience, education and activities:

André Krause. Mr. Krause, a German citizen, is expected to continue to be the Chief Executive Officer of Sunrise, a position he has held since January 2020. Prior to this, Mr. Krause was the Chief Financial Officer of Sunrise, a position he had held since 2011. Prior to these roles, he spent seven years at Telefónica O2 Germany in Munich, first as vice president strategy and consulting (2004-2006), then as Chief Financial Officer (2006-2011). From 1999 until 2004, Mr. Krause was associate principal, as well as a member of the TIME practice at McKinsey & Company in Düsseldorf. From 1997 until 1999, he worked at Arthur Andersen in Düsseldorf as assistant in computer risk management and auditing. Mr. Krause holds a bachelor’s degree in economics from the University of Bielefeld.

Anna Maria Blengino. Ms. Blengino, a Swiss citizen, is expected to continue to be the Chief Information Officer of Sunrise, a position she has held since April 2023. After rejoining Sunrise Communications in 2017 as director of platform delivery, Ms. Blengino acted as the IT stream lead following the Sunrise-UPC transaction, and then, in her current role, became responsible for IT Strategy and Innovation. Prior to this, Ms. Blengino spent four years at UBS from 2014 to 2017, responsible for global worldwide automation shared services. Ms. Blengino has over 25 years of experience in the IT industry. Ms. Blengino has a master’s degree in engineering from Turin Polytechnic and holds an INSEAD Executive Leadership Business Administration and Management certification.

Tobias Foster. Mr. Foster, a Swiss citizen, is expected to continue to be the Chief People Officer of Sunrise, a position he has held since January 2019. Prior to this, he had various roles at AXA Insurance and Sunrise for 18 years, including as head of various finance departments, Director of Controlling of Sunrise from 2010 to 2014 and Director of Finance operations of Sunrise from 2015 to 2018. Mr. Foster holds a bachelor’s degree in business economy from the ZHAW Zurich University of Applied Sciences and has a master’s degree in Corporate Finance from the Lucerne University of Applied Sciences and Arts.

Jany Fruytier. Mr. Fruytier, a Dutch citizen, is expected to continue to be the Chief Financial Officer of Sunrise, a position he has held since December 2020. Before relocating to Switzerland, he was based in Warsaw, Poland and was Chief Financial Officer of UPC Eastern Europe beginning in February 2017. From 2014 to 2017, Mr. Fruytier served as manager of financial planning and analysis of UPC Central Europe in Zurich, Switzerland. Mr. Fruytier is a graduate of the European Business School London, with a Master of Science degree in International Business Management. He also holds an Honors bachelor of science degree in economics of business from the University of Amsterdam. He also completed studies on investment strategies at University of California, Berkeley.

Stefan Fuchs. Dr. Fuchs, a German citizen, is expected to continue to be Chief Consumer Officer—Flanker Brands of Sunrise, a position he has held since October 2023. Prior to this, he already has been responsible for the growth and all activities of the Flanker Brands (including strategy, brand, marketing and sales, product, customer operations and technology). Dr. Fuchs was Chief Marketing Officer of Sunrise from December 2020 until October 2022. Dr. Fuchs was Chief Commercial Officer of UPC from January 2020 until December 2020 and led commercial strategy, brand, marketing and sales, products and customer experience, after he served at UPC as Chief Marketing Officer from November 2018 until December 2019. Dr. Fuchs has been part of the Liberty Global Group for approximately 15 years. He has also held leading marketing positions with Virgin Media in London (Great Britain) and with Unitymedia in Cologne (Germany). From 2001 to 2007, he was active as a strategic management consultant for Booz Allen Hamilton and afterwards involved in establishing the start-up Entavio/HD Plus with SES Astra. Dr. Fuchs lectured and received his doctorate in Marketing & Media at Bauhaus University, Weimar (Germany). Prior to this, Dr. Fuchs studied with the European Business Programme (EBP) in Münster (Germany), Rotterdam (Netherlands) and Fairfield (USA) and received both a German and Dutch bachelor’s degree in international business administration.

Elmar Grasser. Mr. Grasser, an Italian citizen, is expected to continue to be the Chief Technology Officer of Sunrise, a position he has held since April 2013. Before joining Sunrise, Mr. Grasser was chief technology officer at Orange Austria Telecommunications GmbH from 2008 to 2013. From 2006 to 2007, Mr. Grasser served as Chief Technology Officer for networks and IT at E-Plus Mobilfunk GmbH & Co. KG in Germany. He also served as Chief Technology Officer at tele.ring Telekom Service GmbH in Austria from 2004 until 2006. Mr. Grasser gained international management experience in various positions as a director of engineering for O2 Germany, O2 Limited London and Iridium until 2004. Before that, Mr. Grasser worked as an Engineer for Siemens in Austria, France and the USA. Mr. Grasser has a master’s degree in computer science from the Vienna University of Technology. In 2019, Mr. Grasser received a “CTO of the Year” award from Mobile Europe magazine in recognition of his role in connection with Sunrise’s 5G technology launch.

Thorsten Haeser. Mr. Haeser, a German citizen, is expected to continue to be the Chief Business Officer of Sunrise, a position he has held since August 2024. Before joining Sunrise, from 2019 to 2023, Mr. Haeser was the Chief Commercial Officer of Nets SE/ Concardis GmbH. Mr. Haeser held several positions at O2 (Telefónica) from 1998 to 2010 including vice president wholesale & strategic partnerships, member of the executive board and general counsel of O2 GmbH. Mr. Haeser has also served as a member of the executive board of each of SIXT AG and Versatel GmbH, and most recently of Hapag-Lloyd. Mr. Haeser graduated as a junior lawyer from Ludwig Maximilian Universität.

Marcel Huber. Mr. Huber, a Swiss citizen, is expected to continue to be the General Counsel and Chief Corporate Affairs Officer of Sunrise, a position he has held since November 2022. Mr. Huber was Chief Corporate Affairs Officer of Sunrise from December 2020 to October 2022. From 2019 to 2020, Mr. Huber

served as Chief Administrative Officer & General Counsel and Secretary of the board of directors of Sunrise. From 2015 to 2018, Mr. Huber held several senior positions, including Chief Corporate Affairs and General Counsel, member of the management board and Corporate Secretary of the board of directors at Salt and its affiliates. From 2003 to 2015, he held senior management positions at Orange Communications AG (as Salt was called at the time) and Cablecom GmbH (purchased by Liberty Global in 2005 and renamed UPC Schweiz GmbH in 2011), including General Counsel and Corporate Secretary and Director Legal and Regulatory. Mr. Huber has a Master of Law from the University of Zurich.

Christoph Richartz. Mr. Richartz, a German and Swiss citizen, is expected to continue to be the Chief Consumer Officer—Main Brand of Sunrise, a position he has held since 2023. From 2020 to 2023, Mr. Richartz served as Chief Commercial Officer—Flanker Brands at Sunrise, and, in 2022, he also took over responsibility for customer relations, which includes customer service and sales. From 2012 to 2020, he was responsible for direct and indirect sales channels as director of sales, Sunrise stores and consumer sales. Before joining Sunrise, Mr. Richartz was director of channel sales at Orange Switzerland from 2011 to 2012, regional sales, key account and senior area sales manager at Telefónica O2 Germany from 2003 to 2011 and sales manager at mobilcom Debitel Group from 2001 to 2003. Mr. Richartz is an industrial business manager with a vocational baccalaureate in economics and administration.

Indemnification and Limitations of Liability for Directors and Officers

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or gross negligence or, according to some legal scholars, even simple negligence), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Sunrise’s articles of association provide for indemnification, to the fullest extent permitted by law, of the current and former Sunrise Directors and the Executive Committee and their heirs, executors and administrators against liabilities arising in connection with their roles or any position taken for or at the direction of Sunrise, or the performance of their duties in such capacity, and permit Sunrise to advance the expenses of defending any act, suit or proceeding to Sunrise’s directors and executive officers to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with Sunrise.

Sunrise expects to enter into indemnification agreements with each of the Sunrise Directors and each member of the Executive Committee. The indemnification agreements are expected to require Sunrise to indemnify the Sunrise Directors and the members of the Executive Committee to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sunrise, Sunrise has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SUNRISE COMPENSATION

Compensation Prior to the Spin-Off

Sunrise Communications AG was formed on May 3, 2024, and as such it had no directors or management in 2023.

No person served as a director of the Sunrise Business prior to the spin-off, and accordingly, no person received compensation as a director of the Sunrise Business for the year ended December 31, 2023. With respect to the management of the Sunrise Business, the aggregate amount of compensation that those individuals who served as members of Sunrise’s executive committee during 2023 received from Sunrise and its pre-spin affiliates for services to the Sunrise Business for the year ended December 31, 2023 was CHF 19.2 million. The compensation of such executive committee members for 2023 was comprised of base salary, an annual cash incentive opportunity, an annual long-term equity incentive opportunity and pension and other benefits. The annual cash incentive opportunity for 2023 was granted pursuant to Sunrise’s bonus plan and determined based on the achievement of corporate and individual performance metrics, portions of which have been elected to be received in Liberty Global Common Shares. The long-term equity incentive opportunity for 2023 was granted under the Liberty Global 2023 Incentive Plan and, in the aggregate for these executive committee members, was composed of: 198,039 SARs with respect to Liberty Global Class A common shares and 396,078 SARs with respect to Liberty Global Class C common shares (at a weighted average exercise price per Liberty Global common share of $19.09); 75,231 RSUs with respect to Liberty Global Class A common shares and 150,462 RSUs with respect to Liberty Global Class C common shares; and ventures incentive plan awards with an aggregate target value of CHF 113,400 and $735,000. An aggregate of approximately CHF 898,500 in employer contributions was contributed to (been set aside or accrued to provide) pension, retirement or similar benefits for these executive committee members for the year ended December 31, 2023.

Because Sunrise Communications AG was formed on May 3, 2024, there were no equity awards outstanding with respect to it as of December 31, 2023. For additional information on the equity incentive plans of Sunrise following the spin-off, see “—Compensation Following the Spin-Off—Equity Participation and Long-Term Incentive Plans.” As of December 31, 2023, those individuals who served as members of Sunrise’s executive committee during 2023 as a group held the following outstanding equity awards with respect to Liberty Global: 108,244 RSUs with respect to Liberty Global Class A common shares and 216,482 RSUs with respect to Liberty Global Class C common shares; 983,188 SARs with respect to Liberty Global Class A common shares and 1,948,607 SARs with respect to Liberty Global Class C common shares (at a weighted average exercise price per Liberty Global common share of $24.62); and ventures incentive plan awards with an aggregate target value of CHF 246,295 and $1,833,930. In connection with the spin-off, the outstanding equity awards granted under the Liberty Global long-term incentive plans will be adjusted as described under “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards.”

For information on the Sunrise security ownership of Sunrise Directors and the Executive Committee, see “Security Ownership of Certain Beneficial Owners and Management of Sunrise Following the Spin-Off.”

Compensation Following the Spin-Off

Legal Framework

As of its first day of trading on the SIX following the spin-off, Sunrise will be subject to Swiss law concerning compensation arrangements and other corporate governance matters as well as the Directive on Information Relating to Corporate Governance, dated June 29, 2022, issued by SIX Exchange Regulation AG (“DCG”).

Say-on-Pay Approval

Pursuant to Swiss law, compensation of the Sunrise Board and the Executive Committee must be approved at the Sunrise general meeting of shareholders on an annual basis. In accordance with these “say-on-pay”

requirements, Sunrise’s articles of association provide that the Sunrise shareholders must, each year and in binding votes, separately approve the proposals of the Sunrise Board regarding: (i) the maximum compensation of the Sunrise Board until completion of the next annual general meeting of shareholders; and (ii) the maximum compensation of the Executive Committee (fixed and variable compensation elements) for the following financial year. The Sunrise Board may seek approval by the Sunrise general meeting of shareholders for deviating or additional proposals relating to the same or different periods. In addition, if variable compensation is approved prospectively, Sunrise is required to submit its compensation report to the annual general meeting for a non-binding vote.

If the compensation amounts described above are not approved by shareholders at the Sunrise general meeting of shareholders, the Sunrise Board will determine, taking into account all relevant factors, the respective maximum aggregate amount or maximum partial amounts of compensation that may be paid or granted to the Board of Directors and the Executive Committee and submit such amounts for approval by the same or a subsequent general meeting of shareholders.

If the maximum aggregate amount of compensation of the Executive Committee that has already been approved by the shareholders at the general meeting of shareholders is not sufficient to also cover the compensation of individual(s) who become member(s) of the Executive Committee after the approval of the compensation of the Executive Committee for the relevant period has been granted, each such new member may be paid per compensation period up to 40% of the respective aggregate amount(s) of (maximum) compensation of the Executive Committee last approved by the general meeting of shareholders.

Compensation Principles

Swiss law requires Sunrise to define its compensation principles for the Sunrise Board and the Executive Committee in its articles of association.

According to Sunrise’s articles of association:

•

The compensation of the non-executive Sunrise Directors may consist of fixed compensation elements and may comprise further compensation elements; total compensation will take into account position and level of responsibility of the relevant non-executive board member.

•

The compensation (if any) for executive Sunrise Directors (if any) and the compensation for the members of the Executive Committee may consist of fixed and variable compensation elements. Fixed compensation comprises the base salary and may include other compensation elements. Variable compensation may be comprised of short-term and long-term variable compensation elements. Total compensation will take into account position and level of responsibility of the respective executive member of the Sunrise Board (if any) or member of the Executive Committee.

•

The compensation may be paid in the form of cash, Sunrise Shares, in kind or in the form of other types of benefits, and executive Sunrise Directors (if any) and the members of the Executive Committee may also be granted compensation in the form of stock options or other comparable instruments or units. The Sunrise Board or the Compensation Committee, as applicable, (i) will determine the grant value, form, vesting, exercise, restriction and forfeiture conditions and periods of any compensatory awards, and (ii) may provide for continuation, acceleration or removal of vesting, exercise, restriction or forfeiture conditions or periods, for payment or grant of compensation based upon assumed performance achievement or for forfeiture, in each case upon the occurrence of pre-determined events such as a change of control or termination of an employment or director mandate agreement.

Compensation of the Board of Directors

The initial maximum compensation of the Sunrise Board for a one-year term of office is expected to amount to CHF 2,000,000, which amount will be prorated for the period from the first day of trading on the SIX following the spin-off until the annual general meeting of shareholders in 2025. Following the completion of the spin-off, the compensation of the Sunrise Directors is expected be paid in the form of an annual fee. Chairs of board committees are expected to receive an additional fixed chair fee. Members of board committees are expected to receive additional compensation. Director’s fees are expected to be paid in cash, shares, share-based instruments or a combination thereof. From the annual general meeting of shareholders to be held in 2025, the general meeting of shareholders will be asked annually to approve a proposal of the Sunrise Board relating to the maximum aggregate amount of the compensation of the Sunrise Board until the completion of the next annual general meeting of shareholders. Travel and other expenses will also be reimbursed.

Compensation of the Executive Committee

Following the completion of the spin-off, the compensation of the members of the Executive Committee is expected to be paid in the form of a fixed compensation consisting of a base salary and customary allowances, payable in cash and contributions to the Sunrise pension schemes. In addition, the members of the Executive Committee are expected to be eligible for (i) an annual bonus based on the financial performance of Sunrise and/or individual performance, payable in cash, shares and/or share-based incentive awards, and (ii) share-based incentive awards. For additional information on the equity incentive plans of Sunrise following the spin-off, see “—Equity Participation and Long-Term Incentive Plans.”

The initial annual aggregate maximum fixed compensation of the members of the Executive Committee is expected to amount to CHF 4,117,000, and the initial aggregate maximum 2024 short-term incentive compensation for the Executive Committee is expected to amount to CHF 3,606,500 (to be paid out in cash), assuming target performance, prorated in each case for the period from the first day of trading on the SIX following the spin-off until December 31, 2024, with the highest individual compensation expected to be for the Chief Executive Officer. In addition to these amounts, the members of the Executive Committee have received share-based long-term variable compensation for the year ending December 31, 2024. In addition, subject to the completion of the spin-off, all members of the Executive Committee will receive one-time equity-based awards with an aggregate grant date value of CHF 19,450,000, which will be granted in part in the form of Sunrise Shares, subject to clawback in the case of termination of employment prior to December 31, 2025 (unless terminated by Sunrise other than for cause), in part as RSUs vesting in four equal annual installments and in part as PSUs vesting following a four-year performance period based on achievement of performance measures that will be determined by the Sunrise Board on the recommendation of the Compensation Committee. Additionally, subject to the completion of the spin-off, certain members of the Executive Committee will receive one-time cash bonuses in an aggregate amount of CHF 2,475,000, subject to clawback in the case of termination of employment prior to December 31, 2025 (unless terminated by Sunrise other than for cause). From the annual general meeting of shareholders to be held in 2025, the general meeting of shareholders will be asked annually to approve a proposal of the Sunrise Board relating to the maximum aggregate amount of the compensation of the Executive Committee for the following financial year.

Equity Participation and Long-Term Incentive Plans

Prior to the spin-off, members of the Executive Committee were eligible to participate in the Liberty Global long-term incentive plans, as described under “—Compensation Prior to the Spin-Off.”

Sunrise intends to introduce a new long-term incentive plan for the members of the Executive Committee and selected other employees of Sunrise and its subsidiaries for grants that will be made following the completion of the spin-off, including the equity-based awards described above.

Compensation Disclosure

Swiss law requires the Sunrise Board to prepare an annual audited compensation report disclosing, among other things, the compensation and loans directly or indirectly awarded or granted to Sunrise Directors and the

Executive Committee (and, to the extent not consistent with market standards, to former members of and parties related to these bodies) during the prior financial year. Sunrise will be required to prepare its first compensation report in 2025 in respect of the 2024 financial year (for the period from the first day of trading on the SIX until December 31, 2024). In the compensation report, compensation and loans must be disclosed individually and on a named basis for each member of the Sunrise Board and for the highest paid member of the Executive Committee. In addition, compensation and loans must be disclosed on an aggregate basis for the Executive Committee (including its highest paid member). Sunrise will further be required to disclose in the compensation report the shares and other equity-linked awards held by Sunrise Directors and the Executive Committee or persons closely related to them. Furthermore, the DCG requires Sunrise to disclose the basic principles and elements of compensation and equity plans for current and former Sunrise Directors and the Executive Committee, as well as the authority and procedures for determining such compensation.

Mandates Outside Sunrise and its Subsidiaries

As required by Swiss law, the articles of association limit the number of company mandates outside of Sunrise and its subsidiaries that may be held by Sunrise Directors or Executive Committee. Generally, Sunrise Directors may hold up to 10 such mandates, of which not more than eight may be in listed companies. Members of the Executive Committee may hold up to four such mandates, of which not more than one may be in a listed company, with each such mandate of a member of the Executive Committee subject to approval by the Sunrise Board. Mandates in Sunrise’s affiliates are not subject to these limitations.

Swiss law requires that all mandates (as defined under applicable Swiss law) outside of Sunrise and its subsidiaries be disclosed in the compensation report.

Agreements with Members of the Board of Directors and Executive Committee

According to the articles of association and subject to applicable law, Sunrise or companies controlled by it may enter into agreements with Sunrise Directors relating to their compensation for either a fixed term or an indefinite term. The duration or termination, as applicable, of such agreements must comply with the relevant term of office (ending no later than the completion of the next ordinary general meeting of shareholders) and applicable law. Sunrise or companies controlled by it may enter into employment agreements with members of the Executive Committee for either a fixed term or an indefinite term. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of no more than twelve months.

Ownership of Outstanding Equity Awards

As of the date of this proxy statement/prospectus, except as otherwise described herein, no member of the Sunrise Board or Executive Committee owns any Sunrise Shares or options to purchase Sunrise Shares. In connection with the spin-off, the outstanding equity awards granted under the Liberty Global long-term incentive plans that are held by Sunrise Directors and the members of the Executive Committee will be adjusted as described under “The Spin-Off—Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards.” For additional information on the Sunrise security ownership of Sunrise Directors and the members of the Executive Committee, see “Security Ownership of Certain Beneficial Owners and Management of Sunrise Following the Spin-Off.”

Loans to Members of the Board of Directors or Executive Committee

As of the date of this proxy statement/prospectus, Sunrise has no loans or other guarantees outstanding with Sunrise Directors or the members of the Executive Committee.

Transactions with Members of the Board of Directors or Executive Committee

For information regarding related party transactions with Sunrise Directors (or their employers) and the members of the Executive Committee, see “The Spin-Off—Sunrise Related Party Transactions” and “The Spin-Off—Interests of Certain Persons in the Spin-Off.”

DESCRIPTION OF SUNRISE SHARES FOLLOWING THE SPIN-OFF

The following description is a summary of Sunrise’s share capital as specified in Sunrise’s articles of association, which will be effective following the completion of the spin-off. This summary does not purport to be complete, and the statements herein are qualified in their entirety by reference, and are subject, to the detailed provisions of Sunrise’s articles of association, as well as Swiss law, including the Swiss Code of Obligations (Obligationenrecht). You are encouraged to read the proposed articles of association in their entirety.

General

Sunrise has been incorporated as a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland with its registered office located at Thurgauerstrasse 101B, CH-8152 Glattpark (Opfikon), Switzerland. Sunrise’s articles of association, in substantially the form attached to this proxy statement/prospectus as Exhibit 3.1, will govern Sunrise after the completion of the spin-off. The following description assumes that Sunrise’s articles of association are effective.

Share Capital

Immediately after the completion of the spin-off, Sunrise’s share capital (Aktienkapital), as registered with the commercial register of the Canton of Zurich, Switzerland (the “Commercial Register”) will equal CHF 7,343,038.76 of aggregate nominal value, which Sunrise anticipates will be divided into 69,832,656 Sunrise Class A Common Shares and 25,977,316 Sunrise Class B Shares, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024. At the time of the spin-off, Sunrise expects to hold 1,000,000 Sunrise Class A Common Shares in treasury.

Pursuant to Sunrise’s articles of association, all of Sunrise’s registered shares issued and outstanding immediately after the completion of the spin-off will be fully paid in.

Capital Increases

Under the Swiss Code of Obligations, Sunrise may increase its share capital (Aktienkapital) and issue new shares through an ordinary capital increase, through a capital increase within a capital range, or through conditional capital, which can be within or outside of a capital range.

Under Sunrise’s articles of association, an ordinary capital increase for cash requires shareholder approval by (i) a majority of the Sunrise Shares represented, voting together as a single class (a “Simple Majority”) and (ii) a majority of the Sunrise Class B Shares represented, voting separately as a class (a “Class B Vote”), in the case of each of (i) and (ii), at the general meeting of Sunrise shareholders at which such matters are considered . An ordinary capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special privileges, where the subscription rights of shareholders are limited or withdrawn, or the introduction of conditional capital or the introduction of a capital range each requires shareholder approval by (x)(A) two-thirds of the votes represented, voting together as a single class, and (B) a majority of the share capital represented (together a “Supermajority Vote”), in the case of each of (A) and (B), at the general meeting of Sunrise shareholders at which such matters are considered and (y) a Class B Vote. The amount by which Sunrise’s share capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. Ordinary capital increases approved by the Sunrise shareholders must be carried out by the Sunrise Board within six months of such approval.

Under the Swiss Code of Obligations and Sunrise’s articles of association, the Sunrise shareholders may, by a resolution passed by a Supermajority Vote and a Class B Vote:

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adopt conditional capital (bedingtes Kapital) in the aggregate amount of up to 50% of the share capital registered in the Commercial Register for the purpose of issuing shares upon, among other things, the exercise of rights to receive shares (e.g., conversion rights or options) issued to shareholders, bondholders, employees, Sunrise Directors or of the board of any group company, or to any third parties; and

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adopt a capital range (Kapitalband) to authorize the Sunrise Board within this capital range to increase or decrease on one or more occasions, Sunrise’s share capital registered in the Commercial Register by up to 50%, by issuing or canceling Sunrise Shares directly or indirectly, including through the creation of conditional share capital for financing acquisitions and other purposes. Such capital range may be used by the Sunrise Board within a period determined by the Sunrise shareholders, but such period may not exceed five years from the date of shareholder approval.

Pre-Emptive and Advance Subscription Rights

Pursuant to the Swiss Code of Obligations, existing Sunrise shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares in proportion to the respective nominal values of their holdings. With respect to conditional capital, Sunrise shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of equity-linked financial instruments. Pre-emptive rights and advance subscription rights can be excluded or restricted for important reasons (aus wichtigem Grund). In the case of Sunrise, shareholders can exclude or restrict pre-emptive or advance subscription rights, or authorize the Sunrise Board to do so, with the approval of a Supermajority Vote and a Class B Vote.

Sunrise’s Capital Range

Sunrise’s articles of association will specify Sunrise’s minimum and maximum share capital, which, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, would have been CHF 6,608,734.99 and CHF 8,077,342.77, respectively (the “Capital Range”). The Sunrise Board has the authority to issue or cancel Sunrise Shares within the Capital Range, if certain conditions are met, until the earlier of (i) the day before the fifth anniversary of the adoption of the Capital Range at the time of the spin-off or (ii) other expiry of the Capital Range, following which the authority will need to be renewed by the Sunrise shareholders. For capital increases within the Capital Range, the Sunrise Board will determine the time and terms of the share issuance. For capital reductions within the Capital Range, the Sunrise Board will determine the use of the amount of capital reduced.

In a capital increase within the Capital Range, the Sunrise Board is authorized under Sunrise’s articles of association to withdraw or limit the pre-emptive rights of Sunrise shareholders under certain circumstances and to allocate them to third parties or to Sunrise.

Sunrise’s Conditional Capital

Conditional Capital for Employee Participation

Sunrise’s articles of association will provide that Sunrise’s share capital may be increased by a certain maximum aggregate amount through the issuance of Sunrise Class A Common Shares or Sunrise Class B Shares based on (i) the exercise or mandatory exercise of rights to acquire such shares or (ii) obligations to acquire such shares granted to or entered into with Sunrise Directors or the Executive Committee, employees, contractors or consultants of Sunrise or its group companies, or other persons providing services to Sunrise or its group companies, in each case, through one or more equity incentive plans created by the Sunrise Board. For example, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, Sunrise’s share capital may be increased through the issuance of up to

7,343,039 Sunrise Class A Common Shares or 73,430,390 Sunrise Class B Shares, up to a maximum aggregate amount of CHF 8,077,342.77. Advance subscription rights of the Sunrise shareholders are excluded from issuances under Sunrise’s conditional capital for employee participation.

Conditional Share Capital Based on the Capital Range

Sunrise’s articles of association will provide that Sunrise’s nominal share capital may be increased within the Capital Range through the issuance of new Sunrise Class A Common Shares based on (i) the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire Sunrise Class A Common Shares, or (ii) obligations to acquire Sunrise Class A Common Shares granted to or entered into with Sunrise shareholders or third parties, either alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of Sunrise or any of its subsidiaries (collectively “Financial Instruments”). For example, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, Sunrise’s share capital could be increased within the Capital Range through the issuance of up to 7,343,039 Sunrise Class A Common Shares. Existing Sunrise shareholders have advance subscription rights with respect to Financial Instruments. The main conditions of the Financial Instruments will be determined by the Sunrise Board, which will be authorized to exclude or restrict Sunrise shareholders’ advance subscription rights in certain circumstances and subject to certain conditions.

Shares with Privileged Voting Rights

Sunrise may, if approved by a resolution of the Sunrise shareholders passed by a Supermajority Vote, issue additional shares with privileged voting rights. In addition to such Supermajority Vote, a Class B Vote is required unless Sunrise Shares without privileged voting rights are issued in the same proportion.

Voting Rights

Holders of Sunrise Class A Common Shares and Sunrise Class B Shares will vote together as a single class on all matters submitted to a vote of the Sunrise shareholders, except for the matters subject to a separate Class B Vote. Holders of Sunrise Class A Common Shares and Sunrise Class B Shares will be entitled to one vote per share. Because the nominal value of one Sunrise Class B Share is one-tenth the nominal value of one Sunrise Class A Common Share, each Sunrise Class B Share effectively has 10 times the voting power of a Sunrise Class A Common Share. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the Sunrise share register at the cut-off date for the matters being voted on, as determined by the Sunrise Board. Those entitled to vote at the general meeting of shareholders may be represented by the independent voting rights representative (who is elected annually by the general meeting of shareholders) or by means of a written proxy.

Under Sunrise’s articles of association, the Sunrise Board may register nominees in Sunrise’s share register with whom Sunrise has entered a corresponding agreement with voting rights up to 3% of the share capital registered in the Commercial Register; above this limit, the Sunrise Board may register nominees with voting rights if they disclose the beneficial owners for whose account they hold 0.5% or more of the share capital registered in the Commercial Register.

Dividends and Other Distributions

Under the Swiss Code of Obligations, Sunrise may not declare or pay dividends unless it has sufficient distributable profits from the previous or current fiscal year (Gewinnvortrag or Bilanzgewinn) or distributable capital reserves (ausschüttungsfähige Kapitalreserven), each as evidenced by audited standalone statutory annual or interim financial statements prepared in accordance with the Swiss Code of Obligations, and after allocations to reserves required by the Swiss Code of Obligations and Sunrise’s articles of association have been deducted. Under the Swiss Code of Obligations at least 5% of Sunrise’s annual profit must be retained as statutory profit reserve (gesetzliche Gewinnreserve). If there is a loss carried forward, such loss must be eliminated before allocation to the statutory profit reserve. The statutory profit reserve will be accumulated until it reaches, together with the statutory capital reserve (gesetzliche Kapitalreserve), 50% of Sunrise’s share capital recorded in the Commercial Register.

Under the Swiss Code of Obligations, Sunrise may not declare or pay dividends or other distributions without a prior resolution of its shareholders passed by a Simple Majority. If a dividend or other distribution is proposed by the Sunrise Board, Sunrise’s auditors will need to confirm that the proposal complies with Swiss law and Sunrise’s articles of association.

In addition, a Class B Vote will be required to effect:

•	distributions of Sunrise Shares, except where holders of each class of Sunrise Shares receive the identical class of Sunrise Shares they hold, on an equal per share basis; and

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distributions of securities of another entity or Sunrise’s securities other than Sunrise Shares, except where (i) holders of each class of Sunrise Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Sunrise Class B Shares receive securities with a higher voting entitlement and holders of Sunrise Class A Common Shares receive securities with a lower voting entitlement.

The date on which dividends and other distributions are due and payable will be determined by the Sunrise Board. Dividends can also be paid in several installments.

A repayment of share capital is only permitted if an ordinary capital reduction or a capital reduction within the Capital Range is carried out first (see “—Share Capital—Sunrise’s Capital Range”). Such capital reductions are subject to several conditions, including (i) publication of a call to creditors, (ii) in the case of an ordinary capital reduction, a shareholder resolution passed by a Simple Majority and (iii) a special audit report that the claims of Sunrise’s creditors will be fully covered by Sunrise’s assets despite the capital reduction.

Exchange

Holders of Sunrise Class B Shares may exchange their Sunrise Class B Shares for Sunrise Class A Common Shares at a ratio of 10 Sunrise Class B Shares to one Sunrise Class A Common Share. No fewer than 10 Sunrise Class B Shares may be exchanged for Sunrise Class A Common Shares at a time.

Consolidation

With the approval by a Supermajority Vote, Sunrise can consolidate Sunrise Class A Common Shares and Sunrise Class B Shares by the same ratio. A share consolidation by a different ratio would require a Class B Vote in addition to a Supermajority Vote.

Sub-division

With the approval of a Simple Majority, Sunrise can sub-divide Sunrise Class A Common Shares and Sunrise Class B Shares by the same ratio. A subdivision by a different ratio would require a Class B Vote in addition to a Simple Majority.

Variation of Class Rights

With the approval of a Simple Majority and a Class B Vote, Sunrise may vary certain voting or economic rights attaching to either class of its shares, except that Sunrise may not by any corporate or shareholder action revoke those rights attaching to its shares which are irrevocable under Swiss law. Under Swiss law, certain rights, such as the dividend and liquidation rights of the Sunrise Shares, as well as the right to one vote for each Sunrise Share, are statutory in nature and cannot be revoked by the terms of Sunrise’s articles of association, a resolution of its shareholders of any class or by any other corporate action. These rights may only be varied for the benefit of the holders of Sunrise Shares, for instance to increase their dividend, liquidation or voting rights, with approval of a Simple Majority and a Class B Vote.

Uncertificated Securities

The Sunrise Shares will be in the form of uncertificated securities (Wertrechte, within the meaning of Article 973c of the Swiss Code of Obligations). In accordance with Article 973c of the Swiss Code of Obligations, Sunrise will maintain a non-public register of uncertificated securities (Wertrechtebuch). Following entry in the share register, a shareholder may at any time request from Sunrise a written confirmation in respect of such holder’s shares. Sunrise shareholders are not entitled, however, to request the conversion of the form of their shares or printing and delivery of share certificates.

Transfer of Shares

Sunrise expects all Sunrise Shares to be credited in a securities account with a bank or broker as intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Act on Intermediated Securities of 2008, as amended. Sunrise Shares held as intermediated securities may only be transferred by book entry, cannot be transferred or collateralized by way of assignment, and the transfer or perfection of security over such Sunrise Shares requires action by the custodian. Sunrise Shares held in uncertificated form (einfache Wertrechte) and not as intermediated securities may only be transferred by way of assignment.

Share Register

The Swiss Code of Obligations and Sunrise’s articles of association require Sunrise to keep a share register in which the first and last names of individuals (or the company name for legal entities), address and nationality (or place of incorporation for legal entities) of the owners and usufructuaries of Sunrise Shares are recorded. Any person registered in the share register of Sunrise that changes their contact information must inform Sunrise accordingly. The main function of the share register is to record shareholders entitled to vote and participate in general meetings of shareholders, or to assert or exercise other rights related to voting rights.

To be registered as a shareholder with voting rights in the share register of Sunrise, a purchaser or the purchaser’s custodian must file a share registration form with Sunrise’s share register, which is expected to be kept by the transfer agent and registrar. Failing such registration, the purchaser may not vote at or participate in Sunrise’s general meetings of shareholders.

Meetings of Shareholders

Under the Swiss Code of Obligations, Sunrise is required to convene at least one general meeting of its shareholders each calendar year, within six months after the end of its fiscal year, which is currently December 31. The Swiss Code of Obligations provides that an extraordinary general meeting of shareholders may be called by the Sunrise Board, resolved to be called by the general meeting of shareholders or, under certain circumstances, be called by Sunrise’s auditors, liquidator or the representatives of bondholders, if any, and must be called by the Sunrise Board upon the request of shareholders holding not less than 5% of its share capital or voting rights. The Swiss Code of Obligations and Sunrise’s articles of association also require that shareholders be given at least 20 days’ advance notice of a general meeting. A resolution on a matter which is not on the agenda may not be passed at a general meeting, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time. Sunrise shareholders whose combined shareholdings represent 0.5% of Sunrise’s voting rights or share capital may request that an item be included on the agenda of a general meeting of shareholders, provided such request has been received by Sunrise at least 60 days before the meeting.

Quorum

Swiss law and Sunrise’s articles of association do not provide quorum requirements generally applicable to general meetings of shareholders.

Board of Directors—Election and Removal

Election

Sunrise’s articles of association provide that the Sunrise Board will consist of no fewer than three directors and no greater than nine directors, with each class of Sunrise Shares being entitled to elect one representative to the Sunrise Board. Sunrise Directors may only be elected at a shareholders’ meeting and are elected by a Simple Majority.

Swiss law does not permit classified or staggered boards. The Sunrise Directors and the chairperson are elected annually by the general meeting of shareholders and are eligible for re-election for a term of office until completion of the subsequent annual general meeting of shareholders. Each Sunrise Director must be elected individually. Any Sunrise shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Sunrise Board must give notice of their intention to propose such person for election in accordance with the notice procedures for inclusion of items on the agenda described above.

Removal

A Sunrise Director may be removed with or without cause by Sunrise’s shareholders by a resolution passed by a Simple Majority at a duly convened meeting at which such resolution is included on the agenda.

Vacancies

Under the Swiss Code of Obligations, vacancies on the Sunrise Board will be filled at a general meeting by a Simple Majority. If a director is elected by an extraordinary general meeting of shareholders, their term of office ends at completion of the subsequent annual general meeting of shareholders.

Under Sunrise’s articles of association, if the office of the Sunrise Chair is vacant, the Sunrise Board will appoint a new Sunrise Chair from among its members for a term of office extending until completion of the subsequent annual general meeting of shareholders.

Duties and Powers of Directors

Swiss law requires the Sunrise Directors and the Executive Committee to safeguard Sunrise’s interests and imposes a duty of loyalty and duty of care on them. Under Swiss law, the Sunrise Directors and the Executive Committee are personally liable to Sunrise, to each Sunrise shareholder and, in some circumstances, to Sunrise’s creditors for damages caused by intentional or negligent violation of their duties.

The Swiss Code of Obligations authorizes the Sunrise Board, subject to Sunrise’s articles of association, to exercise all powers of Sunrise except those that are required by Swiss law or Sunrise’s articles of association to be exercised by the general meeting of the Sunrise shareholders. Except for certain non-delegable and inalienable powers and duties described in the Swiss Code of Obligations and Sunrise’s articles of association, the Sunrise Board is entitled to delegate such powers to one or more Sunrise Directors or the Executive Committee. For further information, see “Sunrise Directors and Executive Committee—The Sunrise Board—Powers and Duties.”

Conflicts of Interest / Related Party Transactions

The Sunrise Directors and members of the Executive Committee are required to promptly and fully inform the Sunrise Board about conflicts of interests concerning them, and the Sunrise Board is required to take measures to protect the interests of Sunrise. As a result of the duty to safeguard Sunrise’s interests and the duty of loyalty, conflicted Sunrise Directors and the Executive Committee are not entitled to participate in deliberations or votes on decisions that directly affect them.

Swiss law does not require shareholder approval of related party transactions, but it does require that related party transactions with a value exceeding CHF 1,000 are documented in writing. Unjustified payments made to any of the Sunrise shareholders or directors, or any person related to such shareholder or director, other than payments made at arm’s length, must be repaid to Sunrise.

The Sunrise Board will adopt a Code of Business Conduct and Ethics and other policies which will cover a broad range of matters, including the handling of conflicts of interest.

Director and Executive Compensation

For further information regarding the compensation regimes of Sunrise’s directors and Executive Committee under Swiss law and Sunrise’s articles of association, see “Sunrise Compensation—Compensation Following the Spin-Off.”

Indemnification of Directors and Executive Officers

For further information regarding the indemnification of the Sunrise Directors and the members of the Executive Committee under Swiss law and Sunrise’s articles of association, see “Sunrise Directors and Executive Committee—Indemnification and Limitation of Liability for Directors and Officers.”

Supermajority Shareholder Voting Provisions

Unless otherwise specified by Sunrise’s articles of association or required by Swiss law, at any general meeting duly called and held, a resolution must be approved by a Simple Majority.

Under Sunrise’s articles of association, the following matters require shareholder approval by a Supermajority Vote:

•	amending Sunrise’s corporate purpose;

•	consolidating shares;

•	effecting capital increases other than for cash;

•	limiting or withdrawing Sunrise shareholders’ pre-emptive rights;

•	adopting conditional capital;

•	introducing a capital range (Kapitalband);

•	including restrictions on the transferability of registered shares;

•	introducing shares with privileged voting rights;

•	redenominating Sunrise’s share capital;

•	introducing a casting vote of the chair at the general meeting of shareholders;

•	including a provision in Sunrise’s articles of association to permit Sunrise to hold general meetings outside Switzerland;

•	delisting of Sunrise’s equity securities from SIX;

•	changing Sunrise’s place of incorporation;

•	including an arbitration clause in Sunrise’s articles of association;

•	approval of mergers, demergers and conversions pursuant to the Swiss Merger Act; and

•	dissolving Sunrise.

Under Sunrise’s articles of association, the following matters require approval by a Class B Vote in addition to a Simple Majority or Supermajority Vote (as applicable):

•	variation of voting or economic rights attaching to the Sunrise Shares;

•	consolidating or sub-dividing Sunrise Shares by any ratio that is not the same as for the Sunrise Class A Common Shares and the Sunrise Class B Shares;

•	ordinary capital increases or decreases;

•	adopting or varying conditional capital;

•	introducing or varying a capital range (Kapitalband);

•	including or canceling restrictions on the transferability of registered shares;

•	issuing shares with privileged voting rights, except where shares without privileged voting rights are issued in the same proportion;

•	distributions of Sunrise Shares, except where holders of each class of Sunrise Shares receive the identical class of Sunrise Shares they hold, on an equal per share basis;

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distributions of securities of another entity or Sunrise’s securities other than Sunrise Shares, except where (i) holders of each class of Sunrise Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Sunrise Class B Shares receive securities with a higher voting entitlement and holders of Sunrise Class A Common Shares receive securities with a lower voting entitlement;

•	the delisting of the Sunrise Class B Shares;

•	approval of mergers, demergers and conversions pursuant to the Swiss Merger Act;

•	the disposal of all, or substantially all, of the assets of Sunrise;

•	the dissolution of Sunrise; and

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the amendment or repeal of the following “special” provisions in Sunrise’s articles of association (i) the right of holders of Sunrise Class B Shares to exchange Sunrise Class B Shares for Sunrise Class A Common Shares, (ii) rules governing the registration of shareholders in the share register, (iii) the opting-up clause (see “Description of Sunrise Shares Following the Spin-Off—Business Combinations—Mandatory Bid Rules”), (iv) the majority requirements for shareholder resolutions in Sunrise’s articles of association as described above, (v) the minimum and maximum size of the Sunrise Board, (vi) indemnities granted to Sunrise Directors and the Executive Committee, and (vii) the forum selection clause.

Business Combinations

Compulsory Acquisitions; Appraisal Rights

Under Swiss law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of a Swiss company in the following ways:

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through the direct acquisition of the shares, followed by a “cash-out” or “squeeze-out” merger in accordance with the Swiss Merger Act, which requires the approval of holders of at least 90% of the issued shares and, under Sunrise’s articles of association, a Class B Vote. In these circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of the parent company of the acquiror or of another company); or

•	through a statutory merger in accordance with the Swiss Merger Act, which, under Sunrise’s articles of association, will require approval by a Supermajority Vote and a Class B Vote.

If a merger, demerger or conversion under the Swiss Merger Act receives all of the requisite shareholder approvals, including a Supermajority Vote and a Class B Vote, all Sunrise shareholders will be compelled to participate in such a transaction.

In addition, under Swiss law and Sunrise’s articles of association, the sale of all, or substantially all, of Sunrise’s assets requires, in certain circumstances, shareholder approval by a Supermajority Vote and a Class B Vote.

The Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in a merger, demerger or conversion are unreasonable, a shareholder may file an appraisal action against the surviving company petitioning the court to determine a reasonable amount of compensation and award to all shareholders in the same situation additional compensation to ensure that these shareholders receive the fair value of their shares.

Notification and Disclosure of Substantial Share Interests

Under the Financial Markets Infrastructure Act (Finanzmarktinfrastrukturgesetz) of June 19, 2015, as amended (the “FMIA”) and its implementing ordinances, persons who directly, indirectly or in concert with other parties acquire or dispose of shares or purchase or sale rights relating to shares of Sunrise, and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33 1⁄3%, 50% or 66 2⁄3% of a company’s voting rights (whether exercisable or not), must report such acquisition or disposal to the company and the SIX within four trading days of exceeding or falling below such threshold. Within two trading days of the receipt of such notification, the company must publish such information through the electronic reporting and publishing platform of the SIX. For purposes of calculating whether a threshold has been reached or crossed, shares, delegated voting rights and acquisition rights or obligations (“Purchase Positions”) and disposal rights or obligations (“Sale Positions”) may not be netted. Instead, Purchase Positions and Sale Positions need to be accounted for separately and may each trigger disclosure obligations if the respective positions reach one of the thresholds. In addition, actual share ownership and delegated voting rights need to be reported separately from other Purchase Positions if any of them reach one of the thresholds.

Mandatory Bid Rules

Pursuant to the FMIA, any person that acquires shares of a company whose shares are listed on a Swiss stock exchange, whether directly or indirectly or acting in concert with third parties, and, as a result, when taken together with any other shares already held by such person, exceeds 33 1⁄3% of the voting rights (whether exercisable or not) of such company, must submit a public tender offer to acquire all of the listed shares of such company. A company’s articles of association may waive this requirement (“opting-out”) or raise the relevant threshold to up to 49% (“opting-up”).

Sunrise’s articles of association will include an opting-up clause pursuant to which Mr. Malone, Mr. Fries and their respective affiliates and parties acting in concert with them would only be required to make a mandatory tender offer for all Sunrise Class A Common Shares they do not own if they own in excess of 45% of the voting rights of Sunrise. Any third party that acquires more than 33 1⁄3% of the voting rights of Sunrise would, however, be obliged to make a mandatory tender offer for all Sunrise Class A Common Shares it does not own unless an exception applies.

In certain circumstances, an exemption from the mandatory offer rule may be granted by the Swiss Takeover Board or the Swiss Financial Market Supervisory Authority FINMA. If no exemption is granted, a mandatory tender offer must be made pursuant to the rules set forth in the FMIA and its implementing ordinances.

The obligation to make a public tender offer under the FMIA and its implementing ordinances does not apply in instances where the voting rights in question are acquired as a result of a gift, succession or partition of an estate, a transfer based upon matrimonial property law or execution proceedings. Such acquisitions, however, need to be notified to the Swiss Takeover Board.

Cancelation of Remaining Equity Securities

Under the FMIA, any offeror who has made a public tender offer for the shares of a listed Swiss target company, and who, as a result of such offer, holds more than 98% of the voting rights of the target company, may petition the competent court with jurisdiction over the registered office of the company to cancel the remaining equity securities. The petition must be filed against the target company within three months after the expiration of the offer period. The remaining shareholders may join in the proceedings. If the court orders cancelation of the remaining equity securities, the target company will reissue the equity securities and deliver such securities to the offeror against performance of this offer for the benefit of the holders of the canceled equity securities.

Access to Books and Records and Dissemination of Information

Under the Swiss Code of Obligations, Sunrise shareholders have a right to inspect Sunrise’s share register with respect to their own shares. No other person has a right to inspect the share register of Sunrise. Shareholders holding in the aggregate at least 5% of Sunrise’s share capital or voting rights have the right to inspect Sunrise’s books and correspondence, subject to certain restrictions. The Sunrise Board is required to decide on an inspection request within four months after receipt of such request. Denial of the request must be justified in writing. If an inspection request is denied by the Sunrise Board, the requesting shareholder may petition the competent court with jurisdiction over the registered office of Sunrise for an inspection order within thirty days of the denial.

Sunrise’s annual report, the compensation report, the auditor’s reports as well as the report on non-financial matters required by article 964c of the Swiss Code of Obligations must be published or otherwise made accessible to the Sunrise shareholders no later than 20 days prior to the annual general meeting of shareholders.

If a shareholder has exercised its information or inspection rights, such shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, Sunrise or any shareholder may, within 30 calendar days after the general meeting of shareholders, petition the competent court with jurisdiction over the registered office of Sunrise to appoint a special examiner. If the general meeting of shareholders rejects the request, shareholders representing at least 5% of Sunrise’s share capital or voting rights may request that the court appoints a special examiner. The court will issue such an order if the petitioners can demonstrate that Sunrise Directors or the members of the Executive Committee acted against the law or in contravention of Sunrise’s articles of association and that such violation is capable of causing damage to Sunrise or the Sunrise shareholders. The costs of the investigation would normally be allocated to Sunrise and only in exceptional cases to the petitioners.

Share Buybacks

Sunrise and its subsidiaries may repurchase or otherwise acquire Sunrise Shares only to the extent that (i) Sunrise has freely disposable equity capital at least equal to the aggregate amount of the repurchase or acquisition and (ii) the aggregate par value of all Sunrise Shares held by Sunrise and its affiliates does not exceed 10% of its then-current share capital registered in the Commercial Register. A repurchase or other acquisition of Sunrise Shares will reduce Sunrise’s disposable equity capital in an amount equal to the aggregate amount of the repurchase or acquisition, which will affect Sunrise’s ability to subsequently declare and pay dividends.

Sunrise Shares held by Sunrise or its subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of capital increases.

Selective share repurchases are permitted only under limited circumstances.

Nonresident or Foreign Owners

Swiss law and Sunrise’s articles of association do not impose any specific limitations on owners of Sunrise Shares who do not reside in Switzerland to hold or vote their shares in Sunrise.

Exchange Controls

Other than sanctions against specific countries, individuals, and organizations, there are currently no governmental laws, decrees, regulations or other legislation in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on the payment of dividends, interest or liquidation proceeds, if any, to non-resident holders of Sunrise Shares.

Share Registrar

A register of holders of the Sunrise Shares will be maintained by Computershare Switzerland Ltd.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase, in its capacity as depositary, will issue the Sunrise ADSs that you will receive in the spin-off. Each Sunrise Class A ADS will initially represent one Sunrise Class A Common Shares and each Sunrise Class B ADS will initially represent one Sunrise Class B Share. In the future, each Sunrise ADS will also represent any securities, cash or other property deposited with the depositary but which the depositary has not distributed directly to you. The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, USA.

As a Sunrise ADS holder, Sunrise will not treat you as a shareholder of record of Sunrise, and you will not have any shareholder rights. The laws of Switzerland and Sunrise’s articles of association will govern shareholder rights. Because the depositary or its nominee will be the direct shareholder of record for the Sunrise Shares represented by all outstanding Sunrise ADSs, shareholder rights will rest with the depositary or its nominee. Your rights will be those of a Sunrise ADS holder. A deposit agreement among Sunrise, the depositary and you as a Sunrise ADS Holder, and all other holders and beneficial owners from time to time of the applicable Sunrise ADSs, will set out your rights as the holder of the applicable Sunrise ADSs. The obligations of the depositary and its agents will also be set out in the deposit agreements. Sunrise will enter into two separate deposit agreements in connection with the Sunrise ADSs to be issued in the spin-off, governing the rights of (i) holders of Sunrise Class A ADSs and (ii) holders of Sunrise Class B ADSs. These deposit agreements will have substantially the same terms. Because the depositary or its nominee will actually be the registered owner of the Sunrise Shares, you must rely on it to exercise the rights of a shareholder on your behalf. However, each of your Sunrise ADSs will represent the right to receive, and to exercise the beneficial ownership in, one Sunrise Share of the applicable class and you will have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares, as further described below in “ —Deposit, Withdrawal and Cancellation.”

Unless physical certificated American Depositary Receipts representing Sunrise ADSs (the “Sunrise ADRs”) are specifically requested, all Sunrise ADSs will be issued on the books of the depositary in book-entry form, and periodic statements will be mailed to you reflecting your ownership interest in such Sunrise ADSs. In this description, unless otherwise specified, references to Sunrise ADSs include references to Sunrise ADRs.

You may hold Sunrise ADSs either directly or indirectly through your broker or other financial institution. If you hold Sunrise ADSs directly, by having a Sunrise ADS registered in your name on the books of the depositary, you are a Sunrise ADS holder. This description assumes you hold your Sunrise ADSs directly. If you hold the Sunrise ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a Sunrise ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The following is a summary of what Sunrise believes to be the material terms of the deposit agreements and the Sunrise ADSs. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire applicable deposit agreement and the form of the applicable Sunrise ADR containing the terms of your Sunrise ADSs. Copies of each of the deposit agreements and the form of Sunrise ADR are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my Sunrise ADSs?

Sunrise may make various types of distributions with respect to the Sunrise Shares. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on the Deposited Securities, after making any necessary deductions for fees, charges and expenses provided for in the deposit agreements. The depositary may utilize a division, branch or affiliate of JPMorgan Chase to direct, manage or execute any public or private sale of securities or property under the deposit agreements. Such division, branch or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of Deposited Securities that your Sunrise ADSs represent.

Except as stated below, the depositary will deliver such distributions to Sunrise ADS holders in proportion to their interests in the following manner:

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Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, if any, (ii) such distribution being permissible and practicable with respect to certain registered Sunrise ADS holders, and (iii) deduction of the depositary’s or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the U.S. by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

To the extent that any of the Deposited Securities is not or will not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary will make appropriate adjustments in the amounts distributed to the Sunrise ADS holders issued in respect of such deposited Sunrise Shares. To the extent Sunrise or the Depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount for taxes, the amount distributed on the Sunrise ADSs issued in respect of such Deposited Securities will be reduced accordingly.

To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars or distribute such U.S. dollars to any or all of the Sunrise ADS holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Sunrise ADS holders entitled to receive the same.

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Shares. In the case of a distribution in Sunrise Shares, the depositary will issue additional Sunrise ADSs representing such Sunrise Shares. Only whole Sunrise ADSs will be issued. Any Sunrise Shares that would result in fractional Sunrise ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the Sunrise ADS holders entitled thereto.

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Rights to receive additional Sunrise Shares. In the case of a distribution of rights to subscribe for additional Sunrise Shares or other rights, if Sunrise timely provides evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if Sunrise does not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the Sunrise ADS holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case Sunrise ADS holders will receive nothing and the rights may lapse. Sunrise has no obligation to file a registration statement under the Securities Act in order to make any rights available to Sunrise ADS holders.

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Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

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Elective Distributions. In the case of a dividend payable at the election of Sunrise’s shareholders in cash or in additional Sunrise Shares, Sunrise will notify the depositary at least thirty (30) days prior to the proposed distribution stating whether or not Sunrise wishes such elective distribution to be made available to Sunrise ADS holders. The depositary will make such elective distribution available to Sunrise ADS holders only if (i) Sunrise timely requests that the elective distribution is available to Sunrise ADS holders, (ii) the depositary determines that such distribution is reasonably practicable and (iii) the depositary receives satisfactory documentation within the terms of the deposit agreements including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary will, to the extent permitted by law, distribute to the Sunrise ADS holders, on the basis of the same determination as is made in the local market in respect of the Sunrise Shares for which no election is made, either (x) cash or (y) additional Sunrise ADSs representing such additional Sunrise Shares. If the above conditions are satisfied, the depositary will establish procedures to enable Sunrise ADS holders to elect the receipt of the proposed dividend in cash or in additional Sunrise ADSs. There can be no assurance that Sunrise ADS holders or beneficial owners of Sunrise ADSs generally, or any Sunrise ADS holder or beneficial owner of Sunrise ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Sunrise Shares.

To the extent that the depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all Sunrise ADS holders, the depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), or the depositary may retain and hold some or all of such cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable Sunrise ADS holders’ ADSs (without liability for interest thereon or the investment thereof).

To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the deposit agreements, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “Fees and Expenses” below) will be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.

Sales of Sunrise Shares, other securities and property pursuant to the deposit agreements may be made in a block sale or single lot transaction by the depositary. The depositary will not be obligated to effect any sale of securities or property pursuant to the deposit agreements unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.

Any U.S. dollars will be paid via wire transfer or distributed by checks drawn on a bank in the U.S. for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it determines that any distribution or action is not lawful or not reasonably practicable. The depositary also has no obligation to register Sunrise ADSs, Sunrise Shares, rights or other securities under the Securities Act or to take any other action to permit the distribution of Sunrise ADSs, Sunrise Shares, rights or any other property to Sunrise ADS holders. This means that you may not receive the distributions Sunrise makes on the Sunrise Shares or any value for them if Sunrise or the depositary determines that it is illegal or not practicable for Sunrise or the depositary to make them available to you.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the depositary issue Sunrise ADSs?

The depositary will issue Sunrise ADSs if you or your broker deposit Sunrise Shares or evidence of rights to receive Sunrise Shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the Sunrise ADSs to be issued in the spin-off under this proxy statement/prospectus, Sunrise will arrange with Liberty Global to deposit such Sunrise Shares.

Sunrise Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and will, at the time of such deposit, be registered in the name of JPMorgan Chase, as depositary for the benefit of Sunrise ADS holders or in such other name as the depositary will direct.

The custodian will hold all deposited Sunrise Shares (including those being deposited by or on Sunrise’s behalf in connection with the spin-off to which this proxy statement/prospectus relates) for the account and to the order of the depositary, in each case for the benefit of Sunrise ADS holders, to the extent not prohibited by applicable law. Sunrise ADS holders and beneficial owners thus have no direct ownership interest in the Sunrise Shares and only have such rights as are contained in the deposit agreements. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Sunrise Shares.

Deposited Securities are not intended to, and will not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and will at all times during the terms of the deposit agreements continue to be, vested in the beneficial owners of the Sunrise ADSs representing such Deposited Securities. Notwithstanding anything else contained herein, in the deposit agreements, in the form of Sunrise ADR or in any outstanding Sunrise ADSs, the depositary, the custodian and their respective nominees are intended to be, and will at all times during the term of the deposit agreements be, the record holder(s) only of the Deposited Securities represented by the Sunrise ADSs for the benefit of the Sunrise ADS holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the Sunrise ADS holders.

Upon each deposit of Sunrise Shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreements, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue Sunrise ADSs in the name or upon the order of the person entitled thereto evidencing the number of Sunrise ADSs to which such person is entitled. All of the Sunrise ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of Sunrise ADSs registered in such holder’s name. A Sunrise ADS holder can request that the Sunrise ADSs not be held through the depositary’s direct registration system and that a certificated Sunrise ADR be issued.

How do Sunrise ADS holders cancel a Sunrise ADS and obtain Deposited Securities?

When you turn in your Sunrise ADR certificate at the depositary’s office, or when you provide proper instructions and documentation to your broker in the case of direct registration Sunrise ADSs, the depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying Sunrise Shares to you or, upon your written order, another person. Delivery of Deposited Securities in certificated form will be made at the custodian’s office. At your request, risk and expense, the depositary may deliver Deposited Securities, including certificates therefor, at a place other than the depositary’s office.

The depositary may only restrict the withdrawal of Deposited Securities in connection with:

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temporary delays caused by closing Sunrise’s share register or those of the depositary or the deposit of Sunrise Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the Sunrise ADSs or to the withdrawal of Deposited Securities.

This right of withdrawal may not be limited by any other provision of the deposit agreements.

Record Dates

The depositary may, after consultation with Sunrise if practicable, fix record dates (which, to the extent applicable, will be as near as practicable to any corresponding record dates set by Sunrise) for the determination of the registered Sunrise ADS holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of Deposited Securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of Sunrise Shares,

•	to pay any fees, expenses or charges assessed by, or owing to, the depositary for administration of the Sunrise ADS program as provided for in the Sunrise ADS, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreements.

Voting Rights

How do I vote?

If you are a Sunrise ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Sunrise Shares underlying your Sunrise ADSs. As soon as practicable after receipt from Sunrise of notice (i) of any meeting at which the holders of Sunrise Shares are entitled to vote, (ii) of the record date of such meeting, or (iii) of Sunrise’s solicitation of proxies from holders of Sunrise Shares, the depositary will fix the Sunrise ADS record date in accordance with the provisions of the deposit agreements, provided that if the depositary receives a written request from Sunrise in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary will, at Sunrise’s expense, distribute to the registered Sunrise ADS holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Sunrise ADS holder on the record date set by the depositary will, subject to any applicable provisions of the laws of Switzerland and Sunrise’s articles of association, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such holder’s Sunrise ADSs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by Sunrise. Each Sunrise ADS holder will be solely responsible for the forwarding of voting notices to the beneficial owners of Sunrise ADSs registered in such Sunrise ADS holder’s name. There is no guarantee that Sunrise ADS holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such Sunrise ADS holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the Sunrise ADS department responsible for proxies and voting of Sunrise ADS holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary will, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the Sunrise ADSs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities.

Sunrise ADS holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the Sunrise ADS department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of Deposited Securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Sunrise, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreements or any Sunrise ADS, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the Sunrise ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the registered Sunrise ADS holders a notice that provides such Sunrise ADS holders with or otherwise publicizes to such Sunrise ADS holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

For a discussion of Sunrise’s voting procedures pursuant to the laws of Switzerland and Sunrise’s articles of association, see “Description of Sunrise Shares Following the Spin-Off.”

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their Sunrise ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will Sunrise ADS holders be able to view Sunrise’s reports?

The depositary will make available for inspection by Sunrise ADS holders at the offices of the depositary in the U.S. the deposit agreements, the provisions of or governing Deposited Securities, and any written communications from Sunrise which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.

Additionally, if Sunrise makes any written communications generally available to holders of the Sunrise Shares, and Sunrise furnishes copies thereof (or English translations or summaries) to the depositary, the depositary will distribute the same to registered Sunrise ADS holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom Sunrise ADSs are issued, including, without limitation, issuances against deposits of Sunrise Shares, issuances in respect of Sunrise Share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by Sunrise or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Sunrise ADSs or Deposited Securities, and each person surrendering Sunrise ADSs for withdrawal of Deposited Securities or whose Sunrise ADSs are cancelled or reduced for any other reason, issued, delivered, reduced, cancelled or surrendered, or upon which a Sunrise Share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a Sunrise Share distribution, rights or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses will also be incurred by the Sunrise ADS holders, the beneficial owners, by any party depositing or withdrawing Sunrise Shares or by any party surrendering Sunrise ADSs or to whom Sunrise ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Sunrise or an exchange of stock regarding the Sunrise ADSs or the Deposited Securities or a distribution of Sunrise ADSs), whichever is applicable:

•	a fee of up to $0.05 per Sunrise ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreements;

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an aggregate fee of up to $0.05 per Sunrise ADS per calendar year (or portion thereof) for services performed by the depositary in administering the Sunrise ADSs (which fee may be charged on a periodic basis during each calendar year and will be assessed against Sunrise ADS holders as of the record date or record dates set by the depositary during each calendar year and will be payable in the manner described in the next succeeding provision);

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an amount for the reimbursement of such charges and expenses as are incurred by the depositary or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of Sunrise ADS holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Sunrise Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Sunrise ADS holders as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such Sunrise ADS holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

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a fee of up to $0.05 per Sunrise ADS held for the direct or indirect distribution of securities (other than Sunrise ADSs or rights to purchase additional Sunrise ADSs as described under “—Share Dividends and Other Distributions” above) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution or sale is made by, for or received from, or (in each case) on behalf of, the Depositary, the Company or any third party (which fee may be assessed against Sunrise ADS holders as of a record date set by the depositary);

•	stock transfer or other taxes and other governmental charges;

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a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or holders); and

•	transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with JPMorgan Chase or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither JPMorgan Chase nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, JPMorgan Chase nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which JPMorgan Chase or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, JPMorgan Chase and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, Sunrise, Sunrise ADS holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by JPMorgan Chase and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent Sunrise provides U.S. dollars to the depositary, neither JPMorgan Chase nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from Sunrise.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning a Sunrise ADS or an interest therein, and Sunrise, each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreements.

Sunrise will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between Sunrise and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreements, and will extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between Sunrise and the depositary.

The depositary may make available to Sunrise a set amount or a portion of the depositary fees charged in respect of the Sunrise ADS program or otherwise upon such terms and conditions as Sunrise and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of Sunrise ADSs directly from investors depositing Sunrise Shares or surrendering Sunrise ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.

The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to Sunrise ADS holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to Sunrise ADS holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreements are due in advance or when declared owing by the depositary.

Under certain limited circumstances, the depositary may reduce or waive certain fees, charges and expenses provided in the Sunrise ADSs and in the deposit agreements, including, without limitation, those described above that would normally be charged on Sunrise ADSs issued to or at the direction of, or otherwise held by, Sunrise or certain Sunrise ADS holders and beneficial owners and holders and beneficial owners of the Sunrise Shares.

Payment of Taxes

Sunrise ADS holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any Sunrise ADS or Sunrise ADR, Deposited Security or distribution. If any taxes or other governmental charges (including any penalties or interest) becomes payable by or on behalf of the custodian or the depositary with respect to any Sunrise ADS, any Deposited Securities represented by the Sunrise ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge will be paid by the Sunrise ADS holder thereof to the depositary and by holding or owning, or having held or owned, a Sunrise ADS or, the Sunrise ADS holder and all beneficial owners thereof, and all prior Sunrise ADS holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect of such tax or governmental charge.

Neither the depositary, nor any of its agents, will be liable to holders or beneficial owners of the Sunrise ADSs for failure of any of them to comply with applicable tax laws, rules or regulations. Notwithstanding the depositary’s right to seek payment from current and former Sunrise ADS holders and beneficial owners, Sunrise ADS holder(s) and beneficial owner(s) (and all prior Sunrise ADS holder(s) and beneficial owner(s)) acknowledge and agree that the depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of Sunrise ADSs. If a Sunrise ADS holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell Deposited Securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the Sunrise ADS holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of Deposited Securities or withdrawal of Deposited Securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the Sunrise ADS holders entitled thereto

As a Sunrise ADS holder or beneficial owner, you will be agreeing to indemnify Sunrise, the depositary, its custodian and any of Sunrise’s or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If Sunrise takes certain actions that affect the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities or (ii) any distributions of Sunrise Shares or other property not made to Sunrise ADS holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Sunrise’s assets, then the depositary may choose to, and will if reasonably requested by Sunrise:

•	amend the form of Sunrise ADR;

•	distribute additional or amended Sunrise ADSs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the Deposited Securities and each Sunrise ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreements be amended?

Sunrise may agree with the depositary to amend either or both of the deposit agreements and the Sunrise ADSs without your consent for any reason. Sunrise ADS holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees on a per Sunrise ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described above under “ —Fees and Expenses”), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of Sunrise ADS holders or beneficial owners. If a Sunrise ADS holder continues to hold a Sunrise ADS after being so notified, such Sunrise ADS holder and any beneficial owner are deemed to agree to such amendment and to be bound by the applicable deposit agreement as so amended. No amendment, however, will impair your right to surrender your Sunrise ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by Sunrise and the depositary) in order for (a) the Sunrise ADSs to be registered on Form F-6 under the Securities Act or (b) the Sunrise ADSs or Sunrise Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Sunrise ADS holders, will be deemed not to prejudice any substantial rights of Sunrise ADS holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreements or the form of Sunrise ADR to ensure compliance therewith, Sunrise and the depositary may amend or supplement the deposit agreements and the form of Sunrise ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreements in such circumstances may become effective before a notice of such amendment or supplement is given to Sunrise ADS holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreements or the form of Sunrise ADRs will not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid, provided, however, that, in each such case, the notice given to the Sunrise ADS holders identifies a means for Sunrise ADS holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or Sunrise’s website or upon request from the depositary).

How may the deposit agreements be terminated?

Either or both of the deposit agreements may be terminated at any time at Sunrise’s written direction. If Sunrise directs termination of a deposit agreement, the depositary will mail notice of such termination to the registered holders of the applicable Sunrise ADSs at least thirty (30) days prior to the date fixed for termination in such notice. The depositary may also terminate either or both of the deposit agreements by mailing notice of such termination to the applicable Sunrise ADS holders at least thirty (30) days prior to the date fixed for termination in such notice if (i) sixty (60) days have expired after the date on which the depositary provides notice of its resignation to Sunrise and a successor depositary is not operating under the applicable deposit agreement, (ii) sixty (60) days have expired after the date on which Sunrise provides notice of removal to the depositary and a successor depositary is not operating under the applicable deposit agreement, (iii) Sunrise is bankrupt, in liquidation proceedings or insolvent (iv) with respect to Sunrise Class A ADSs only, or the Sunrise Class A Common Shares cease to be listed on an internationally recognized securities exchange, (v) Sunrise effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, (vi) there are no Deposited Securities with respect to Sunrise ADSs remaining, including if the Deposited Securities are cancelled, or the Deposited Securities have been deemed to have no value or (vii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. Additionally, the depositary may immediately terminate either or both of the deposit agreements, without prior notice to Sunrise, any Sunrise ADS holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (b) the depositary would be subject to liability under or pursuant to any law, rule or regulation or (c) required by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.

Effect of termination

After the termination date, the depositary and its agents will perform no further acts under the terminated deposit agreement and related Sunrise ADSs, except to receive and hold (or sell) distributions on Deposited Securities, deliver Deposited Securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the depositary of the applicable fees and expenses provided in the deposit agreements.

After the termination date, if the Deposited Securities are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the Deposited Securities without undue effort, then, the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the Deposited Securities, which sale may be effected in a block sale or single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the terminated deposit agreement, in trust, without liability for interest, for the pro rata benefit of the Sunrise ADS holders entitled thereto. If the depositary sells the Deposited Securities, the depositary will be discharged from all, and cease to have any, obligations under the terminated deposit agreement and the related Sunrise ADSs after making such sale, except to account for such net proceeds and other cash.

However, if the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary does not sell the Deposited Securities, the depositary will use its reasonable efforts to ensure that the Sunrise ADSs cease to be DTC eligible and that neither DTC nor any of its nominees will thereafter be a holder of the applicable Sunrise ADSs. At such time as the relevant Sunrise

ADSs cease to be DTC eligible or neither DTC nor any of its nominees is a Sunrise ADS holder, to the extent Sunrise is not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary will:

•	cancel all such outstanding Sunrise ADSs;

•

request DTC to provide the depositary with information on those holding such Sunrise ADSs through DTC and, upon receipt thereof, revise the Sunrise ADS register to reflect the information provided by DTC;

•

instruct its custodian to deliver all Deposited Securities to Sunrise, a subsidiary or an affiliate or registered office provider of Sunrise or an independent trust company engaged by Sunrise to hold those Deposited Securities in trust for the beneficial owners of the Sunrise ADSs if Sunrise is not permitted to hold any of the Deposited Securities under applicable law or Sunrise has directed the depositary to so deliver Deposited Securities accordingly; and

•	provide Sunrise with a copy of the Sunrise ADS register.

Upon receipt of any instrument of transfer covering such Deposited Securities and the Sunrise ADS register, Sunrise will be required to transfer or procure the transfer to the persons listed on the Sunrise ADS register of the Deposited Securities previously represented by the terminated Sunrise ADSs.

To the extent the depositary reasonably believes that Sunrise is insolvent, or if Sunrise is in receivership, has filed for bankruptcy or is otherwise in restructuring, administration or liquidation, and in any such case the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the Deposited Securities promptly and without undue effort, the Deposited Securities will be deemed to have no value (and such Sunrise ADS holders will be deemed to have instructed the depositary that the Deposited Securities have no value). The depositary may, but will not be obligated to, and the Sunrise ADS holders irrevocably consent and agree that the depositary may, instruct its custodian to deliver all Deposited Securities to Sunrise (acting, as applicable by Sunrise’s administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) for no consideration. Subject to applicable law, Sunrise will promptly accept the surrender of the deposited Sunrise Shares for no consideration and deliver to the depositary a written notice confirming (i) the acceptance of the surrender of the Deposited Securities for no consideration and (ii) the cancellation of such deposited Sunrise Shares.

Thereafter, and irrespective of whether Sunrise has complied with the immediately preceding sentence, the depositary will notify Sunrise ADS holders that their Sunrise ADSs have been cancelled with no consideration being payable to them, and the depositary and its agents will be discharged from all, and cease to have any, obligations under the deposit agreements and the Sunrise ADSs.

After the termination date, Sunrise will be discharged from all obligations under the deposit agreements except for its obligations described under this heading “ —Effect of Termination” and its obligations to the depositary and its agents.

Limitations on Obligations and Liability to Sunrise ADS holders

Limits on Sunrise’s obligations and the obligations of the depositary; limits on liability to Sunrise ADS holders

Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any Sunrise ADSs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Sunrise or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Sunrise

Shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreements;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the deposit agreements and the Sunrise ADSs, as it may deem necessary or proper; and

•

compliance with such regulations as the depositary may establish consistent with the deposit agreements or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of Sunrise ADSs, the acceptance of deposits of Sunrise Shares, the registration, registration of transfer, split-up or combination of Sunrise ADSs or the withdrawal and delivery of Deposited Securities may be suspended, generally or in particular instances, when the Sunrise ADS register or any register for Deposited Securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason; provided that the ability to withdraw Sunrise Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or Sunrise’s share register, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to Sunrise ADSs or to the withdrawal of Deposited Securities.

Each of the deposit agreements expressly limits the obligations and liability of the depositary, the depositary’s custodian or Sunrise and each of Sunrise’s and their respective agents, provided, however, that no provision of the deposit agreements is intended to constitute a waiver or limitation of any rights that Sunrise ADS holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The deposit agreements provide that each of Sunrise, the depositary and Sunrise’s respective agents will:

•

incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of Switzerland, the U.S. or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of Sunrise’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond Sunrise’s, the depositary’s or Sunrise’s respective agents’ direct and immediate control will prevent or delay, or will cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreements or the Sunrise ADSs provide will be done or performed by Sunrise, the depositary or Sunrise’s respective agents (including, without limitation, voting);

•

incur or assume no liability (including, without limitation, to Sunrise ADS holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreements it is provided will or may be done or performed or any exercise or failure to exercise discretion under the deposit agreements or the Sunrise ADSs including, without limitation, any determination that any distribution or action may be unlawful or not reasonably practicable;

•

incur or assume no liability (including, without limitation, to Sunrise ADS holders or beneficial owners) if it performs its obligations under the deposit agreements and Sunrise ADSs without gross negligence or willful misconduct;

•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Sunrise ADSs;

•

be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Sunrise ADSs, which in Sunrise’s or its agents’, or the depositary’s and its agents, opinion, as the case may be, may involve Sunrise or the depositary, as applicable, in expense or liability, unless indemnity satisfactory to Sunrise, the depositary or their respective agents, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

•

not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Sunrise Shares for deposit, any registered holder of Sunrise ADSs, or any other person believed by it to be competent to give such advice or information or, in the case of the depositary, Sunrise; or

•

may rely and will be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreements, any registered holder or Sunrise ADS holders or otherwise related to the deposit agreements or Sunrise ADSs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase. Notwithstanding anything to the contrary contained in the deposit agreements or any Sunrise ADSs, the depositary will not be responsible for, and will incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered Sunrise ADS holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the depositary will not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the Sunrise ADSs and the deposit agreements, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary will not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform Sunrise ADS holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Switzerland, the U.S. or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the depositary, the custodian or Sunrise, or any of their respective directors, officers, employees, agents or affiliates will be liable for the failure by any registered holder or beneficial owner of Sunrise ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such Sunrise ADS holder’s or beneficial owner’s income tax liability. Neither the depositary, nor Sunrise, nor any of their respective agents, are under any obligation to provide the Sunrise ADS holders and beneficial owners, or any of them, with any information about Sunrise’s tax status. Neither the depositary nor Sunrise will incur any liability for any tax or tax consequences that may be incurred by registered Sunrise ADS holders or beneficial owners on account of their ownership or disposition of Sunrise ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Sunrise, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.

The depositary will endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the applicable deposit agreement or form of Sunrise ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but will have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion is practicable, or is not believed, deemed or determined to be practicable by the depositary. Specifically, the depositary will not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary will not incur any liability in connection with or arising from any failure, inability or refusal by Sunrise or any other party, including any share registrar or other agent appointed by Sunrise, the depositary or any other party, to process any transfer, delivery or distribution of cash, the Sunrise Shares, other securities or other property, including without limitation upon the termination of the deposit agreements, or otherwise to comply with any provisions of the deposit agreements that are applicable to it.

The depositary may rely upon instructions from Sunrise or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary will not incur any liability for the content of any information submitted to it by Sunrise or on its behalf for distribution to Sunrise ADS holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreements or for the failure or timeliness of any notice from Sunrise. The depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. None of the depositary nor any of its agents, nor Sunrise, its directors, officers, employees, or agents will be liable to holders or beneficial owners of Sunrise ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of Sunrise ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of Sunrise’s company and its affiliates and in Sunrise ADSs.

Disclosure of Interest in Sunrise ADSs

To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as Sunrise ADS holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Sunrise may provide in respect thereof.

Books of depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of Sunrise ADSs, which register will include the depositary’s direct registration system. Registered Sunrise ADS holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other Sunrise ADS holders in the interest of the business of Sunrise or a matter relating to one or both of the deposit agreements. Such register (or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of Sunrise ADSs.

Appointment

Under the deposit agreements, each registered holder of Sunrise ADSs and each beneficial owner, upon acceptance of any Sunrise ADSs (or any interest in any of them) issued in accordance with the terms and conditions of the applicable deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the applicable deposit agreement and the applicable Sunrise ADSs,

•

appoint the depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreements and the applicable Sunrise ADSs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the applicable deposit agreement and the applicable Sunrise ADSs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the applicable deposit agreement or applicable Sunrise ADS gives rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Sunrise, Sunrise ADS holders, beneficial owners or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Sunrise, Sunrise ADS holders, beneficial owners or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Sunrise or Sunrise ADS holders or beneficial owners or their respective affiliates may have interests, (v) nothing contained in the applicable deposit agreement or any applicable Sunrise ADSs (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary will not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a Sunrise ADS holder will be deemed, for all purposes of the applicable deposit agreement and the Sunrise ADSs, to constitute notice to any and all beneficial owners of the Sunrise ADSs. For all purposes under the deposit agreements and the Sunrise ADSs, the Sunrise ADS holders thereof are deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Sunrise ADSs.

Governing Law and Jurisdiction

The deposit agreements and the Sunrise ADSs are governed by and construed in accordance with the internal laws of the State of New York. In each of the deposit agreements, Sunrise has submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Sunrise’s behalf. Any action based on either of the deposit agreements or the Sunrise ADSs or the transactions contemplated therein or thereby may also be instituted by the depositary against Sunrise in any competent court in Switzerland, the U.S. or any other court of competent jurisdiction.

Under the deposit agreements, by holding or owning a Sunrise ADS or an interest therein, Sunrise ADS holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Sunrise ADS holders or beneficial owners brought by Sunrise or the depositary, arising out of or based upon the deposit agreements, the Sunrise ADSs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning a Sunrise ADS or an interest therein, Sunrise ADS holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary or Sunrise brought by Sunrise ADS holders or beneficial owners, arising out of or based upon the deposit agreements, the Sunrise ADSs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the U.S. Court for the Southern District of New York (or in the state courts of New York County in New York) if either:

•	the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•	the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.

Jury Trial Waiver

Each party to the deposit agreements (including, for the avoidance of doubt, each holder and beneficial owner of, or holder of interests in, Sunrise ADSs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary or Sunrise directly or indirectly arising out of, based on or relating in any way to the Sunrise Shares or other Deposited Securities, the Sunrise ADSs, the deposit agreements or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If Sunrise or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreements is not intended to be deemed a waiver by any holder or beneficial owner of Sunrise ADSs of Sunrise’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

COMPARISON OF RIGHTS OF HOLDERS OF LIBERTY GLOBAL COMMON SHARES PRIOR TO THE SPIN-OFF WITH RIGHTS OF HOLDERS OF SUNRISE SHARES FOLLOWING THE SPIN-OFF

Your rights as a Liberty Global shareholder are governed by Bermuda law and Liberty Global’s bye-laws. Immediately after the completion of the spin-off, in addition to your Liberty Global Common Shares you will own Sunrise Shares in ADS form and you will be a Sunrise ADS holder, rather than a direct shareholder of Sunrise. Your rights as a holder of Sunrise ADSs will be governed by the applicable deposit agreement, as further described in “Description of American Depositary Shares.” However, each of your Sunrise ADSs will represent the right to receive, and to exercise the beneficial ownership in, one Sunrise Share of the applicable class and you will have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares, as further described in “The Spin-Off—Stock Market Listing and Trading of Sunrise Shares and Sunrise ADSs—Cancelling Sunrise ADSs, Withdrawing the Underlying Sunrise Shares and Trading the Sunrise Shares and Sunrise ADSs.” If you cancel your Sunrise ADSs and withdraw the applicable class of Sunrise Shares, your rights as a holder of Sunrise Shares will be governed by Swiss law and Sunrise’s articles of association.

The economic rights and the voting power differential between Sunrise Class A Common Shares, which will be issued to each holder of Liberty Global Class A and Class C common shares at a ratio of one Sunrise Class A Common Share for every five Liberty Global Class A or Class C common shares, and Sunrise Class B Shares, which will be issued to each holder of Liberty Global Class B common shares at a ratio of two Sunrise Class B Shares for each Liberty Global Class B common share, approximate the economic rights and voting power differential between Liberty Global’s Class A common shares, each of which has one vote per share, and Liberty Global’s Class B common shares, each of which has 10 votes per share. However, there are differences between the rights of Liberty Global’s shareholders under Bermuda law and the rights of Sunrise shareholders under Swiss law. In addition, there are differences between Liberty Global’s bye-laws and Sunrise’s articles of association.

The following discussion is a summary comparison of the rights of holders of Liberty Global Common Shares and the rights that would result from the spin-off and holding Sunrise Shares, including any material differences in such rights. However, this summary does not cover all the differences between Bermuda law and Swiss law affecting companies and their shareholders or all of the differences between Liberty Global’s bye-laws and Sunrise’s articles of association. While Liberty Global believes this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable Bermuda law, Swiss law, Liberty Global’s bye-laws and Sunrise’s articles of association. The Liberty Board encourages you to read those laws and documents in their entirety. Sunrise’s articles of association, in substantially the form attached to this proxy statement/prospectus as Exhibit 3.1, will govern Sunrise after the completion of the spin-off. For instructions as to how to obtain a copy of Liberty Global’s bye-laws, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information and Incorporation by Reference.”

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Authorized Shares, Votes per Share and Issuance of New Shares:	Liberty Global has an authorized share capital of $20,000,000 aggregate nominal value, of which approximately $3,621,519,.44 was utilized as of August 28, 2024 to issue approximately 172,839,217 Liberty Global Class A common shares, par value $0.01 per share, 12,988,658 Liberty Global Class B common shares, par value $0.01 per share and 176,324,069 Liberty Global Class C common shares, par value $0.01 per	Immediately after the completion of the spin-off, Sunrise’s share capital (Aktienkapital) as registered with the commercial register of the Canton of Zurich, Switzerland will equal CHF 7,343,038.76 of aggregate nominal value, which Sunrise anticipates will be divided into 69,832,656 Sunrise Class A Common Shares, par value CHF 0.10 per share and 25,977,316 Sunrise Class B Shares, par value CHF 0.01 per share,

Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
share, based on the number of shares of each class of Liberty Global shares outstanding as of August 28, 2024.

based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024.

At the time of the spin-off, Sunrise expects to hold 1,000,000 Sunrise Class A Common Shares in treasury.

Each Liberty Global Class A common share has one vote.

Each Liberty Global Class B common share has 10 votes.

Each Liberty Global C common share is non-voting, except (a) on certain matters for which express provision is made in accordance with Liberty Global’s bye-laws, in which case the Liberty Global Class C common shares will carry such voting rights as specified in the relevant bye-law, or (b) unless where the Liberty Global Class C common shares are required to vote under applicable Bermuda law, in which case, they will have 1/100th of a vote per share.

Each Sunrise Class A Common Share will have one vote.

Each Sunrise Class B Share will also have one vote (however, the par value of each Sunrise Class B Share will be one-tenth of the par value of each Sunrise Class A Common Share, resulting in Sunrise Class B Shares having 10 times the voting power of Sunrise Class A Common Shares of the same par value).

The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the Sunrise share register at the cut-off date for the matters being voted on, as determined by the Sunrise Board.

The remaining portion of the aggregate nominal value may be allocated by the Liberty Board from time to time to issue shares of any class of shares authorized by Liberty Global’s bye-laws or approved by Liberty Global’s shareholders.	Sunrise’s articles of association will specify Sunrise’s minimum and maximum share capital, which, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, would have been CHF 6,608,734.99 and CHF 8,077,342.77, respectively. The Sunrise Board has the authority to issue or cancel Sunrise Shares within such Capital Range, if certain conditions are met, until the earlier of (i) the day before the fifth anniversary of the adoption of the Capital Range at the time of the spin-off or (ii) other expiry of the Capital Range, following which the authority will need to be renewed by the Sunrise shareholders.

Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off

Sunrise’s articles of association will provide that Sunrise’s share capital may be increased by a certain maximum aggregate amount through the issuance of Sunrise Class A Common Shares or Sunrise Class B Shares based on (i) the exercise or mandatory exercise of rights to acquire such shares or (ii) obligations to acquire such shares granted to or entered into with Sunrise Directors or the Executive Committee, employees, contractors or consultants of Sunrise or its group companies, or other persons providing services to Sunrise or its group companies, in each case, through one or more equity incentive plans created by the Sunrise Board. For example, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, Sunrise’s share capital may be increased through the issuance of up to 7,343,039 Sunrise Class A Common Shares or 73,430,390 Sunrise Class B Shares, up to a maximum aggregate amount of CHF 8,077,342.77. Advance subscription rights of the Sunrise shareholders are excluded from issuances under Sunrise’s conditional capital for employee participation.

Sunrise’s articles of association will provide that Sunrise’s nominal share capital may be increased within the Capital Range through the issuance of new Sunrise Class A Common Shares based on (i) the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire Sunrise Class A Common Shares, or (ii) obligations to acquire Sunrise Class A Common Shares granted to or entered into with Sunrise shareholders or third parties, either alone or in connection with Financial Instruments. For example, based on the distribution ratios and the number of shares of each class of Liberty Global Common Shares outstanding as of August 28, 2024, Sunrise’s share capital

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
could be increased within the Capital Range through the issuance of up to 7,343,039 Sunrise Class A Common Shares. Existing Sunrise shareholders will have advance subscription rights with respect to Financial Instruments. The main conditions of the Financial Instruments will be determined by the Sunrise Board, which will be authorized to exclude or restrict Sunrise shareholders’ advance subscription rights in certain circumstances and subject to certain conditions.

Preferred Shares / Shares with Privileged Voting Rights

Under Bermuda law, Liberty Global may divide its shares into additional classes with any preferential, deferred, qualified or special rights, privileges or conditions proposed by the Liberty Board, only if authorized by resolution of Liberty Global’s shareholders granting such authority to the Liberty Board.

Subject to the above, Liberty Global’s bye-laws permit the Liberty Board to thereafter allot and issue shares of such new class in the discretion of the Liberty Board.

Sunrise may, if approved by a resolution of the Sunrise shareholders passed by a Supermajority Vote, issue additional shares with privileged voting rights. In addition to such Supermajority Vote, a Class B Vote is required unless Sunrise Shares without privileged voting rights are issued in the same proportion.

Ranking of Shares / Voting Rights:	The Liberty Global Class A common shares and the Liberty Global Class B common shares form a single class with respect to the election of directors and all other matters to be voted on by Liberty Global’s shareholders (including matters relating to the increase or decrease of the number of authorized shares or the creation of new classes of shares). The Liberty Global Class C common shares are non-voting, except (a) on certain matters (including Covered Transactions (as defined in Liberty Global’s bye-laws) for which express provision is made in accordance with Liberty Global’s bye-laws, in which case the Liberty Global Class C common shares will carry such voting rights as specified in the relevant bye-law, or (b) unless where a right to vote is required under Bermuda law, in which case, the Liberty Global Class C

The Sunrise Shares rank equally, on a per nominal value basis, with respect to economic rights (e.g., dividends and other distributions, liquidation proceeds).

The Sunrise Shares form a single class with respect to the election of directors and all other matters to be voted on by Sunrise shareholders, except for the matters set forth in Sunrise’s articles of association which require a Class B Vote.

Under Sunrise’s articles of association, the Sunrise Board may register nominees in Sunrise’s share register with whom Sunrise has entered into a corresponding agreement with voting rights up to 3% of the share capital registered in the Commercial Register; above this limit, the Sunrise Board may register nominees

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
	common shares will vote as a single class with the Liberty Global Class A common shares and the Liberty Global Class B common shares and will be entitled to 1/100th of a vote per Liberty Global Class C common share. The Liberty Global shares generally rank equally for most other purposes (e.g., cash dividends and distributions on a winding up).	with voting rights if they disclose the beneficial owners for whose account they hold 0.5% or more of the share capital registered in the Commercial Register.

Resolutions Generally:	Under Bermuda law, subject to other standards that may be provided in a company’s bye-laws, most actions or resolutions requiring approval of the shareholders may be passed by a simple majority of votes cast at a quorate general meeting of shareholders. Under the Bermuda Companies Act, certain matters have a different voting requirement. These include: (a) re-registration of a limited liability company as an unlimited liability company (which requires the consent of all shareholders), (b) waiving the laying of accounts before a general meeting and waiving the appointment of an auditor (which requires the consent of all shareholders), (c) the removal of an auditor before the expiration of his or her term of office (which requires a resolution passed by at least two-thirds of the votes cast at a quorate general meeting), (d) subject to certain limited exceptions, the making of a loan or the provision of a guarantee or other security to any person who is its director of the company or a director of its holding company (and to certain connected persons such as spouses or children of the director or to a company of which the director, their spouse or children own or control directly or indirectly more than 20% of the capital or loan debt), (which requires the consent of 90% of the total voting rights of all issued and outstanding shares), and (e) the approval of certain business combinations with respect to which Liberty Global’s bye-laws provide specified processes and voting standards.

Unless otherwise specified by Sunrise’s articles of association or required by Swiss law, at any general meeting duly called and held, a resolution must be approved by a Simple Majority.

Under Sunrise’s articles of association, certain matters discussed in more detail below will require shareholder approval by a Supermajority Vote, a Class B Vote or both.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Voting on Resolutions:	Liberty Global’s bye-laws require that any resolution put to a vote at a general meeting of shareholders is decided on a poll.	At any general meeting duly called and held, the Swiss Code of Obligations requires that any resolution put to vote in a general meeting of shareholders is decided by reference to the number of shares represented, not by reference to the number of individuals present.

Financial/Legal Limitations to Distributions:	Under Bermuda law, Liberty Global may not declare or pay dividends if there are reasonable grounds for believing that: (a) Liberty Global is, or would after the payment be, unable to pay its liabilities as they become due, or (b) that the realizable value of its assets would thereby be less than its liabilities.

Under the Swiss Code of Obligations, Sunrise may not declare or pay dividends unless it has sufficient distributable profits from the previous or current fiscal year (Gewinnvortrag or Bilanzgewinn) or distributable capital reserves (ausschüttungsfähige Kapitalreserven), each as evidenced by audited standalone statutory annual or interim financial statements prepared in accordance with the Swiss Code of Obligations, and after allocations to reserves required by the Swiss Code of Obligations and Sunrise’s articles of association have been deducted.

Under the Swiss Code of Obligations, Sunrise may not declare or pay dividends or other distributions without a prior resolution of its shareholders passed by a Simple Majority.

Distributions Other than of Shares:	For any dividend that is not a distribution of securities (including any distribution of Liberty Global shares), each class of Liberty Global shares is entitled to the same dividend per share as any other class of Liberty Global shares.	For any dividend that is not a distribution of securities (including any distribution of Sunrise Shares), the Sunrise Class A Common Shares and the Sunrise Class B Shares are entitled to the same dividend per economic share equivalent.

Meeting Requests:	Meetings may be called by the Liberty Board and, under Bermuda law, must be called upon the request of Liberty Global’s shareholders holding not less than 10% of the paid-up capital of Liberty Global carrying the right to vote at general meetings.	Meetings may be called by the Sunrise Board and must be called upon the request of Sunrise Shareholders holding not less than 5% of the share capital or voting rights of Sunrise or by Sunrise’s auditors, liquidator or the representative of bondholders, if any.

Notice of Shareholder Meetings:	Under Liberty Global’s bye-laws, shareholders must be given at least 10 days’ but no more than 60 days’ notice of an annual general meeting or a special general meeting, but the unintentional	The Swiss Code of Obligations and Sunrise’s articles of association require that shareholders be given at least 20 days’ advance notice of a general meeting.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
failure to give notice to any person does not invalidate the proceedings at a meeting. Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

Quorum:	The quorum required for a general meeting is the holders of a majority in total voting power of the issued and outstanding voting shares entitled to vote at the meeting represented either in person or by proxy.	Swiss law and Sunrise’s articles of association do not provide quorum requirements generally applicable to general meetings of shareholders.

Advance Notice Procedures:

Under the Bermuda Companies Act, in respect of an annual general meeting: (a) one or more shareholders holding at least 5% of the total voting rights of all shareholders who have a right to vote at the meeting to which a requisition relates, or (b) at least 100 shareholders, can require Liberty Global to give notice of any resolutions which may properly be moved, and are intended to be moved, at the next annual general meeting. Notice of such resolutions may be given by Liberty Global by any manner permitted for the service of notice under Liberty Global’s bye-laws and will be given in the same manner and, as far as practicable, at the same time as the notice of the annual general meeting. The request must be received at least six weeks before the annual general meeting, unless the annual general meeting is called for a date six weeks or less after the request is received. A request may not propose any resolution which Liberty Global’s shareholders would not ordinarily be entitled to vote upon under Liberty Global’s bye-laws.

Liberty Global’s bye-laws provide that Liberty Global’s shareholders have further notification requirements in addition to the default position under Bermuda law in order to bring a resolution before a meeting of shareholders, which are driven by U.S.

The Swiss Code of Obligations provides that an extraordinary general meeting of shareholders (a) may (i) be called by the Sunrise Board, (ii) resolved to be called by the general meeting of shareholders or (iii) under certain circumstances, be called by Sunrise’s auditors, liquidator or the representatives of bondholders, if any, and (b) must be called by the Sunrise Board upon the written request of shareholders holding not less than 5% of its share capital or voting rights. The items proposed to be included on the agenda and related motions must be included in such request. The Swiss Code of Obligations and Sunrise’s articles of association also require that shareholders be given at least 20 days’ advance notice of a general meeting.

A resolution on a matter which is not on the agenda may not be passed at a general meeting, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time.

Sunrise shareholders whose combined shareholdings represent 0.5% of Sunrise’s voting rights or share capital may request that an item be included on the agenda of a general meeting of shareholders or that a proposal be

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off

disclosure requirements. For notices relating to the nomination for election or re-election of directors, shareholders must provide all information required to be disclosed in a proxy statement or other filings required in connection with solicitations of proxies for election of directors or as required under Regulation 14A under the Exchange Act, including the nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. For business other than director nominations, shareholders must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business and any material interest in such business of such shareholder(s), if any.

All requests by shareholders for nomination or other business to be properly brought before an annual or special general meeting, as applicable, must be made pursuant to timely notice in proper written form to the secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual general meeting for the preceding year (or, in some cases, prior to the 10th day following the announcement of the meeting). With respect to a special general meeting, such notice must be given no earlier than the close of business on the 120th day prior to such special general meeting and no later than the later of: (a) the close of business on the 90th day prior to such special general meeting, or (b) the 10th day following the day on which public announcement is first made of the date of the special general meeting and of the Liberty Board’s proposed nominees to be elected at such meeting.

included in the invitation to a general meeting of shareholders if such request has been received by Sunrise at least 60 days before the meeting.

Amendments to the Constitutional Documents:	Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of	Under Sunrise’s articles of association, a Simple Majority is required to amend Sunrise’s articles of association, except that the amendment or repeal of certain

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
	shareholders, and that a company’s bye-laws may be amended by a resolution of its board and a resolution passed at a general meeting of shareholders. Under Liberty Global’s bye-laws, the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding voting shares entitled to vote thereon, voting as a single class, is required in order for Liberty Global to take any action to authorize the amendment of Liberty Global’s bye-laws, except that the amendment of (a) certain “special” bye-laws, discussed in more detail below, requires the affirmative vote of not less than three-fourths (75%) of the directors and the affirmative vote of the holders of at least three-fourths (75%) of the total voting power of the then issued and outstanding voting shares entitled to vote thereon, voting as a single class and (b) bye-law 13.1 in relation to the variation of class rights and bye-law 34.3 in relation to Covered Transactions (together with bye-law 33.2 which governs the requirement for amendments to bye-laws 13.1 and 34.3) requires approval by a majority of the votes cast by the outstanding Liberty Global Class A common shares, Liberty Global Class B common shares and Liberty Global Class C common shares, each voting separately as a class.	“special” provisions in Sunrise’s articles of association, discussed in more detail below, requires a Supermajority Vote, a Class B Vote or both.

Supermajority Shareholder Voting Provisions:	Under Liberty Global’s bye-laws, the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding voting shares entitled to vote thereon, voting as a single class, and a resolution of the Liberty Global directors, is required to amend, alter or repeal any provision of Liberty Global’s bye-laws or to add or insert any other provision in the bye-laws, other than in respect of “special” bye-laws, which need the affirmative vote of not less than three-fourths (75%) of the directors and the affirmative vote of the holders of at least three-fourths	Under Sunrise’s articles of association, the following matters require shareholder approval by a Supermajority Vote: (a) amending Sunrise’s corporate purpose, (b) consolidating shares, (c) effecting capital increases other than for cash, (d) limiting or withdrawing Sunrise shareholders’ pre-emptive rights, (e) adopting conditional capital, (f) introducing a capital range (Kapitalband), (g) including restrictions on the transferability of registered shares, (h) introducing shares with privileged voting rights, (i) redenominating Sunrise’s share

Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off

(75%) of the total voting power of the issued and outstanding voting shares entitled to vote thereon, voting as a single class. The “special’ bye-laws are those relating to rights attaching to shares, conversion rights, dividends and share distributions, special general meetings requisitioned by shareholders, written shareholder resolutions, mergers, amalgamations and consolidations (other than Covered Transactions), election of directors, number of directors, term and classes of directors, making changes to certain bye-laws specifying a corporate action requiring a supermajority shareholder voting threshold and making changes to certain shareholder voting thresholds.

Under Liberty Global’s bye-laws, if more than 66% of Liberty Global’s directors then in office vote affirmatively to approve a merger, amalgamation or consolidation (other than Covered Transactions), then the affirmative vote of a majority of the total voting power of the issued and outstanding shares entitled to vote at the general meeting, voting together as a single class, is required to approve such merger, amalgamation or consolidation. If 66% or less of Liberty Global’s directors then in office do not vote affirmatively to approve a merger, amalgamation or consolidation (other than Covered Transactions), then the affirmative vote of more than 66% of the total voting power of the issued and outstanding shares entitled to vote at the general meeting, voting together as a single class, is required to approve such merger, amalgamation or consolidation.

Under Liberty Global’s bye-laws, in order to authorize certain merger, amalgamation or consolidations, the following procedures are required to be followed for a certain merger, amalgamation or consolidations to be validly authorized: (a) if the Liberty Board determines, acting reasonably, capital, (j) introducing a casting vote of the Sunrise Chair at the general meeting of shareholders, (k) including a provision in Sunrise’s articles of association to permit Sunrise to hold general meetings outside Switzerland, (l) delisting of Sunrise’s equity securities from SIX, (m) changing Sunrise’s place of incorporation, (n) including an arbitration clause in Sunrise’s articles of association, (o) approval of mergers, demergers and conversions pursuant to the Swiss Merger Act, (p) dissolving Sunrise.

Under Sunrise’s articles of association, the following matters require approval by a Class B Vote in addition to a Simple Majority or Supermajority Vote (as applicable): (i) variation of voting or economic rights attaching to the Sunrise Shares, (ii) consolidating or sub-dividing Sunrise Shares by any ratio that is not the same as for Class A Shares and Class B Shares, (iii) ordinary capital increases or decreases, (iv) adopting or varying conditional share capital, (v) introducing or varying a capital range (Kapitalband), (vi) including or canceling restrictions on the transferability of registered shares, (vii) issuing shares with privileged voting rights except where shares without privileged voting rights are issued in the same proportion; (viii) distributions of Sunrise Shares, except where holders of each class of Sunrise Shares receive the identical class of Sunrise Shares they hold, on an equal per share basis, (ix) distributions of securities of another entity or Sunrise’s securities other than Sunrise Shares, except where (1) holders of each class of Sunrise Shares receive the same class of securities, on an equal per share basis, or (2) holders of Sunrise Class B Shares receive securities with a higher voting entitlement and holders of Sunrise Class A Common Shares receive securities with a lower voting entitlement, (x) the

Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
that a proposed transaction may constitute a Covered Transaction, the Liberty Board must form an Independent Committee? (b) the Independent Committee will be granted the authority, on behalf of the Liberty Board, to determine whether a proposed transaction is a Covered Transaction and to negotiate the terms and conditions of the Covered Transaction and to determine whether to recommend such proposed Covered Transaction, and such determination(s) will be final, and (c) after determination by the Independent Committee that a transaction is a Covered Transaction, the proposed Covered Transaction will need to be approved by a majority of the members of the Independent Committee, a majority of the members of the Liberty Board and by a majority of the votes cast by the outstanding Liberty Global Class A common shares, Liberty Global Class B common shares and Liberty Global Class C common shares (which Liberty Global Class C common shares will for these purposes only have one vote per share), in each case, by those members of a class present and voting at a separate class meeting for each class convened for purposes of approving such Covered Transaction; provided that any shares held, directly or indirectly, by the controlled acquiror proposing the Covered Transaction will not count towards quorum, will not be entitled to vote and will be excluded from determining the requisite majority and the shares entitled to vote, but shares held by a Significant Shareholder (as defined in Liberty Global’s bye-laws) or any director or executive officer that owns an interest in such controlled acquiror may be voted and will be included in determining the requisite majority and the shares entitled to vote.	delisting of the Sunrise Class B Shares; (xi) approval of mergers, demergers and conversions pursuant to the Swiss Merger Act, (xii) the disposal of all, or substantially all, of the assets of Sunrise, (xiii) the dissolution of Sunrise and (xiv) the amendment or repeal of certain “special” provisions in Sunrise’s articles of association, namely those relating to (t) the right of holders of Sunrise Class B Shares to exchange Sunrise Class B Shares for Sunrise Class A Common Shares, (u) rules governing the registration of shareholders in the share register, (v) the opting-up clause, (w) the majority requirements for shareholder resolutions in Sunrise’s articles of association, (x) the minimum and maximum size of the Sunrise Board (y) indemnities granted to Sunrise Directors and the Executive Committee and (z) the forum selection clause.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Business Combinations:

Under Bermuda law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of the company in the following ways:

•   by a court-approved “scheme of arrangement”, which requires the agreement of holders of common shares representing in the aggregate a majority in number and at least 75% in par value of the common shareholders present and voting at a court ordered meeting or meetings held to consider the scheme;

•   by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries; or

•   where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders.

Statutory mergers are also available under Bermuda law.

Under Swiss law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of a Swiss company in the following ways:

•   through the direct acquisition of the shares, followed by a “cash-out” or “squeeze-out” merger in accordance with the Swiss Merger Act, which requires the approval of holders of at least 90% of the issued shares and, under Sunrise’s articles of association, a Class B Vote. In these circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of the parent company of the acquiror or of another company); or

•   through a statutory merger in accordance with the Swiss Merger Act, which, under Sunrise’s articles of association, will require approval by a Supermajority Vote and a Class B Vote.

If a merger, demerger or conversion under the Swiss Merger Act receives all of the requisite shareholder approvals, including a Supermajority Vote and a Class B Vote, all Sunrise shareholders will be compelled to participate in such a transaction.

In addition, under Swiss law and Sunrise’s articles of association, the sale of all, or substantially all, of Sunrise’s assets requires, in certain circumstances, shareholder approval by a Supermajority Vote and a Class B Vote.

Pre-emptive Rights:	Bermuda law does not impose statutory pre-emption rights on the allotment and issue of shares of Bermuda companies. Under Liberty Global’s bye-laws, holders of Liberty Global Shares are not entitled to preemption rights with respect	Pursuant to the Swiss Code of Obligations, existing Sunrise shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares in proportion to the respective nominal values of their holdings. With respect to conditional

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
	to any issuance of shares by Liberty Global.	capital, Sunrise shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of equity-linked financial instruments. Pre-emptive rights and advance subscription rights can be excluded or restricted for important reasons (aus wichtigem Grund). In the case of Sunrise, shareholders can exclude or restrict pre-emptive or advance subscription rights, or authorize the Sunrise Board to do so, with the approval of a Supermajority Vote and a Class B Vote.

Conversion/Exchange:	Holders of Liberty Global Class B common shares may convert such shares into Liberty Global Class A common share at any time.	Holders of Sunrise Class B Shares may exchange their Sunrise Class B Shares for Sunrise Class A Common Shares at a ratio of 10 Sunrise Class B Shares to one Sunrise Class A Common Share. No fewer than 10 Sunrise Class B Shares may be exchanged for Sunrise Class A Common Shares at a time.

Variation of Class Rights:	Under Liberty Global’s bye-laws, if at any time the capital of Liberty Global is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while Liberty Global is a going concern or during or in contemplation of winding up: (a) in the case of any class of capital of Liberty Global other than the Liberty Global Class A common shares, the Liberty Global Class B common shares and the Liberty Global Class C common shares, in such manner (if any) as may be provided by any instrument establishing those rights, including any amendment to Liberty Global’s bye-laws, or (b) in the case of the Liberty Global Class A common shares, the Liberty Global Class B common shares and the Liberty Global Class C common shares, with the sanction of a resolution passed by the majority of the votes cast at a separate meeting of the holders of the shares of the class to which the variation or abrogation relates, at which the quorum will be two persons at least holding or representing by proxy one third of the

With the approval of a Simple Majority and a Class B Vote, Sunrise may vary certain voting or economic rights attaching to either class of its shares, except that Sunrise may not by any corporate or shareholder action revoke those rights attaching to its shares which are irrevocable under Swiss law. Under Swiss law, certain rights, such as the dividend and liquidation rights of the Sunrise Shares, as well as the right to one vote for each Sunrise Share, are statutory in nature and cannot be revoked by the terms of Sunrise’s articles of association, a resolution of its shareholders of any class or by any other corporate or shareholder action. These rights may only be varied for the benefit of the holders of Sunrise Shares, for instance to increase their dividend, liquidation or voting rights, with approval of a Simple Majority and a Class B Vote.

With respect to economic rights, the general meeting of shareholders of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
issued shares of the class. In addition, Liberty Global’s bye-laws provide that, unless otherwise expressly provided by the rights attached to any share or class of shares, the issuance of further shares ranking pari passu with, or subsequent to, a share or class of shares, the purchase or redemption by Liberty Global of any of its own shares and any alteration of capital permitted by Bermuda law and Liberty Global’s bye-laws will be deemed not to vary or abrogate rights attaching to any shares or classes of shares of Liberty Global.

preference shares with a resolution passed by a majority of the shares represented at the general meeting of shareholders. Under Sunrise’s articles of association, these decisions additionally require a Class B Vote.

If a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the approval of both a majority of the adversely affected holders of the existing preference shares and of majority of the shares represented at the relevant general meeting of all shareholders.

Shareholder Suits:	Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye- laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors, officers or liquidators for breach of their duties and claim the payment of the company’s losses or damages to the company and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders.

Under Swiss law, the prevailing party is generally entitled to recover a limited amount of attorneys’ fees incurred in connection with such action. The court has discretion to permit the shareholder who lost the lawsuit to recover attorneys’ fees from the company.

Dissenter’s Right of Appraisal:	A dissenting shareholder that did not vote in favor of a statutory amalgamation or merger of a Bermuda exempted company limited by shares is entitled to be paid the fair value of his or her shares in an amalgamation or merger as appraised by the Bermuda Supreme Court. Where the holders of not less than 95% of the shares or any class of shares of a company give notice for the compulsory acquisition of the remaining shareholders, shareholders who are subject to such notice may apply to the Bermuda Supreme Court for an appraisal of the value of their shares.	The Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in a merger, demerger or conversion are unreasonable, a shareholder may file an appraisal action against the surviving company petitioning the court to determine a reasonable amount of compensation and award to all shareholders in the same situation additional compensation to ensure that these shareholders receive the fair value of their shares.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off

Shareholder Rights Plans:	Under Bermuda law, if the board of a company is authorized to issue shares with preferential, deferred, qualified or special rights, privileges or conditions, a shareholder rights plan may be adopted, provided that the validity of the plan (both adoption of the plan and on issuance of the rights) will depend upon the compliance by the directors of the company with their fiduciary duties, in particular, whether or not any shareholder rights plan (or issuance thereunder) represents an exercise of directors’ powers under the company’s constitution for a proper purpose (and not a collateral purpose) and an exercise of directors’ powers fairly as between shareholders and not in such a way as to favor improperly one section of the shareholders against another.	Under Swiss law and Sunrise’s articles of association, the Sunrise Board is not permitted to adopt shareholder rights plans.

Share Buybacks:	Under Bermuda law, Liberty Global may purchase its own shares for cancellation or acquire them as treasury shares on such terms as the Liberty Board thinks appropriate, without any distinction between on market and off-market purchases. The Liberty Board may exercise all the powers of Liberty Global to purchase or acquire all or any part of its own shares in accordance with the Bermuda Companies Act.

Sunrise and its subsidiaries may repurchase or otherwise acquire Sunrise Shares only to the extent that (a) Sunrise has freely disposable equity capital at least equal to the aggregate amount of the repurchase or acquisition and (b) the aggregate par value of all Sunrise Shares held by Sunrise and its affiliates does not exceed 10% of its then-current share capital registered in the Commercial Register. A repurchase or other acquisition of Sunrise Shares will reduce Sunrise’s disposable equity capital in an amount equal to the aggregate amount of the repurchase or acquisition, which will affect Sunrise’s ability to subsequently declare and pay dividends.

Sunrise Shares held by Sunrise or its subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of capital increases. Selective share repurchases are permitted only under limited circumstances.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Number of Directors:

Under the Bermuda Companies Act, the board must consist of at least one director.

Liberty Global’s bye-laws require not fewer than two directors and, except as determined by resolution adopted by the affirmative vote of not less than 66% of the members of the Liberty Board then in office, not more than 15 directors.

Under the Swiss Code of Obligations, the board must consist of at least one director.

Sunrise’s articles of association provide that the Sunrise Board will consist of no fewer than three directors and no greater than nine directors, with each class of Sunrise Shares being entitled to elect one representative to the Sunrise Board.

Election and Removal

Under Liberty Global’s bye-laws, directors of Liberty Global can be removed with or without cause by the Liberty Board or by Liberty Global’s shareholders. Where a director is to be removed by Liberty Global’s shareholders, notice of such intention must be served on such director at least 14 days prior to the applicable meeting at which the removal will be considered and the director is entitled to be heard on the motion for his or her removal.

The shareholders of a company incorporated in Bermuda may not act by written consent to elect or remove a director before the expiration of their term of office unless explicitly permitted by the company’s bye-laws. Liberty Global’s bye-laws do not permit shareholders to act by written consent.

Where the election of a director is contested (i.e., the total number of proposed directors exceeds the total number of directors to be elected at such meeting), Liberty Global’s bye-laws provide a form of “plurality voting” applicable to such contested election of directors (i.e., the directors with the greatest number of votes are elected in descending order until the number of directors to be elected as such meeting is satisfied) instead of by a majority of the votes cast at a quorate general meeting of shareholders as would normally be required for the appointment of directors.

Under the Swiss Code of Obligations, directors may only be elected at a shareholders’ meeting. In the case of Sunrise, directors are elected by the shareholders by a Simple Majority.

A director may be removed with or without cause by Sunrise’s shareholders by a resolution passed by a Simple Majority at a duly convened meeting at which such resolution is included on the agenda.

Any Sunrise shareholder may propose for election as a director a person who is not an existing director or has not been proposed by the Sunrise Board. Sunrise shareholders have the right to have their proposal included in the notice of the general meeting of shareholders if their combined shareholdings represent 0.5% of Sunrise’s voting rights or share capital and if such request has been received by Sunrise at least 60 days before the meeting.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Classified Board:	The Liberty Board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.	Swiss law does not permit classified or staggered boards. The Sunrise Directors and the Sunrise Chair are elected annually by the general meeting of shareholders and are eligible for re-election for a term of office until completion of the subsequent annual general meeting of shareholder. Each Sunrise Director must be elected individually.

Vacancies:	Liberty Global’s bye-laws provide that vacancies on the Liberty Board and newly created directorships resulting from any increase in the number of directors on the Liberty Board will be filled by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by a resolution passed by a majority of the votes cast by the total voting power of Liberty Global voting shares present in person or by proxy and entitled to vote thereon, voting as a single class, at a general meeting.

Under the Swiss Code of Obligations, vacancies on the Sunrise Board will be filled at a general meeting by a Simple Majority. If a director is elected by an extraordinary general meeting of shareholders, their term of office ends at completion of the subsequent annual general meeting of shareholders.

Under Sunrise’s articles of association, if the office of the Sunrise Chair is vacant, the Sunrise Board will appoint a new Sunrise Chair from among its members for a term of office extending until completion of the subsequent annual general meeting of shareholders.

Duties of Directors:

Under Bermuda common law, directors of a company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•   to act in good faith in the best interests of the company;

•   not to make a personal profit from opportunities that arise from the office of director;

•   to avoid conflicts of interest; and

•   to exercise powers for the purpose for which such powers were intended.

Swiss law requires the Sunrise Directors and the Executive Committee to safeguard Sunrise’s interests in good faith and imposes a duty of loyalty and duty of care on Sunrise’s directors and executive officers. They must afford the shareholders equal treatment in equal circumstances.

Under Swiss law, Sunrise’s directors and executive officers are personally liable to Sunrise, to each Sunrise shareholder and, in some circumstances, to Sunrise’s creditors for damages caused by intentional or negligent violation of their duties. The burden of proof for a violation of these duties is generally with the corporation or with the shareholder or creditor bringing a suit against the director.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Conflicts of Interests / Related Party Transactions:	Any director, or any director’s firm, partner or any company with whom any director is associated, is entitled to act in any capacity for, be employed by or render services to Liberty Global on such terms, including with respect to remuneration, as may be agreed between the parties. Bermuda law does not generally require shareholder approval of related party transactions unless there is an independent approval requirement for such transaction under Bermuda law or a company’s bye-laws. Bermuda law requires shareholder approval of a related party transaction where (subject to certain limited exceptions) a company proposes to make a loan or provide a guarantee or other security to any person who is a director of the company or a director of its holding company (and to certain connected persons such as spouses or children of the director or to a company of which the director, their spouse or children own or control directly or indirectly more than 20% of the capital or loan debt). Under Bermuda law, if a director discloses a direct or indirect interest in any contract or arrangement with Liberty Global as required by Bermuda law, such director will be entitled to vote in respect of any such contract or arrangement in which he or she is interested.

The Sunrise Directors and members of the Executive Committee are required to promptly and fully inform the board of directors about conflicts of interests concerning them, and the Sunrise Board is required to take measures to protect the interests of Sunrise. As a result of the duty to safeguard Sunrise’s interests and the duty of loyalty, conflicted Sunrise Directors and the Executive Committee are not entitled to participate in deliberations or votes on decisions that directly affect them.

Swiss law does not require shareholder approval of related party transactions, but it does require that related party transactions with a value exceeding CHF 1,000 are documented in writing. Unjustified payments made to any of the Sunrise shareholders or directors, or any person related to such shareholder or director, other than payments made at arm’s length, must be repaid to Sunrise.

The Sunrise Board will adopt a Code of Business Conduct and Ethics and other policies which will cover a broad range of matters, including the handling of conflicts of interest.

Remuneration:

Liberty Global will be subject to the “say on pay” rules promulgated by the SEC, which require an advisory shareholder vote on pay every three years.

Under Bermuda Law, directors may receive such compensation for attendance at any meetings of the Liberty Board (or a meeting of a committee) and any expenses incidental to the performance of their duties as the Liberty Board or a committee of the Liberty Board determines, without any requirement for approval of such remuneration by the shareholders.

Pursuant to the Swiss Code of Obligations, shareholders have the non-transferable right, among others, to vote on the proposed maximum aggregate amount of compensation of the members of the board of directors and the executive committee annually at the general meeting of shareholders.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
Liability of Directors and Officers / Indemnification:

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act. Liberty Global’s bye-laws contain a general waiver by shareholders for any claim or right of action a shareholder might have (whether individually or by or in the right of the company) against any director or officer of the company arising from any action or inaction by such director or officer in the performance of their duties for Liberty Global or any of Liberty Global’s direct or indirect subsidiaries (but excluding any matter involving fraud or dishonesty). Consequently, this waiver limits the right of Shareholders to assert claims against Liberty Global’s officers and directors unless the act or failure to act involves fraud or dishonesty.

Shareholders can ratify by a resolution in a general meeting a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Liberty Global’s bye-laws require Liberty Global to indemnify and hold harmless, to the fullest extent permitted

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or gross negligence or, according to some legal scholars, even simple negligence), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Sunrise’s articles of association provide for indemnification, to the fullest extent permitted by law, of the current and former Sunrise Directors and the Executive Committee and their heirs, executors and administrators against liabilities arising in connection with their roles or any position taken for or at the direction of Sunrise, or the performance of their duties in such capacity, and permit Sunrise to advance the expenses of defending any act, suit or proceeding to Sunrise’s directors and executive officers to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

Sunrise expects to enter into indemnification agreements with each of the Sunrise Directors and each member of the Executive Committee. The indemnification agreements are expected to require Sunrise to indemnify the Sunrise Directors and the members of the Executive Committee to the fullest extent permitted by law.

	Liberty Global Common Shares Prior to the Spin-Off	Sunrise Shares Following the Spin-Off
by applicable law, but excluding any liability arising by virtue of fraud or dishonesty, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer or while a director or officer of Liberty Global.

Access to Books and Records and Dissemination of Information	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. A company’s shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.	Under the Swiss Code of Obligations, Sunrise shareholders have a right to inspect Sunrise’s share register with respect to their own shares. No other person has a right to inspect the share register of Sunrise. Shareholders holding in the aggregate at least 5% of Sunrise’s share capital or voting rights have the right to inspect Sunrise’s books and correspondence, subject to certain restrictions. The Sunrise Board is required to decide on an inspection request within four months after receipt of such request. Denial of the request must be justified in writing. If an inspection request is denied by the Sunrise Board, the requesting shareholder may petition the competent court with jurisdiction over the registered office of Sunrise for an inspection order within thirty days of the denial.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LIBERTY GLOBAL

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Except as otherwise indicated in the notes to the table, the security ownership information is given as of August 28, 2024 and, in the case of percentage ownership information, is based upon: (a) 172,839,217 Liberty Global Class A common shares, (b) 12,988,658 Liberty Global Class B common shares, and (c) 176,324,069 Liberty Global Class C common shares, in each case, outstanding on that date. Beneficial ownership of Liberty Global’s Class C common shares is set forth below only to the extent known by Liberty Global or ascertainable from public filings. Liberty Global’s Class C common shares are, however, non-voting and, therefore, in the case of voting power, are not included.

Liberty Global Common Shares issuable on or within 60 days after August 28, 2024, upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Also, for purposes of the following presentation, beneficial ownership of Liberty Global’s Class B common shares, although convertible on a one-for-one basis into Liberty Global’s Class A common shares, is reported as beneficial ownership of Liberty Global’s Class B common shares only, and not as beneficial ownership of Liberty Global’s Class A common shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

Security Ownership of Directors and Executive Officers of Liberty Global

The following table sets forth information relating to the beneficial ownership of Liberty Global’s Common Shares by each of its directors and executive officers and all of its directors and executive officers as a group.

Unless otherwise indicated, the beneficial owners listed below may be contacted at Liberty Global’s corporate headquarters located at 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S. So far as is known to Liberty Global, the persons indicated below have sole voting power and sole dispositive power with respect to the Liberty Global Common Shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Combined Voting Power
John C. Malone	Liberty Global Class A common shares	4,512,035 (1)(2)(3)	2.61%	30.51%
Chairman of the Liberty Board	Liberty Global Class B common shares	8,787,373 (4)(5)	67.65%
	Liberty Global Class C common shares	18,018,261 (1)(2)(3)(4)	10.22%

Andrew J. Cole	Liberty Global Class A common shares	48,673 (3)(6)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	102,162 (3)	*

Miranda Curtis	Liberty Global Class A common shares	117,349 (3)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	324,743 (3)	*

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Combined Voting Power
Marisa Drew	Liberty Global Class A common shares	6,298 (3)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	12,592 (3)	*

Michael T. Fries	Liberty Global Class A common shares	1,132,085 (3)(7)(8)	*	9.88%
Director, Chief Executive Officer and President of Liberty Global and Vice Chairman of the Liberty Board	Liberty Global Class B common shares	2,879,443 (5)	22.17%
	Liberty Global Class C common shares	2,317,060 (3)(7)(8)	1.31%

Paul A. Gould	Liberty Global Class A common shares	275,152 (3)	*	*
Director	Liberty Global Class B common shares	51,429	*
	Liberty Global Class C common shares	998,839 (3)	*

Richard R. Green	Liberty Global Class A common shares	61,708 (3)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	125,798 (3)	*

Larry Romrell	Liberty Global Class A common shares	80,871 (3)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	139,447 (3)	*

Daniel Sanchez	Liberty Global Class A common shares	7,868 (3)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	15,737 (3)	*

J David Wargo	Liberty Global Class A common shares	119,684 (3)(9)(10)	*	*
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	271,426 (3)(9)(10)	*

Anthony G. Werner	Liberty Global Class A common shares	—	—
Director	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	—	—

Charles H.R. Bracken	Liberty Global Class A common shares	100,513 (3)	*	*
Executive Vice President & Chief Financial Officer	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	109,338 (3)	*

Bryan H. Hall	Liberty Global Class A common shares	218,243 (3)	*	*
Executive Vice President & General Counsel & Secretary	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	226,804 (3)(7)	*

Enrique Rodriguez	Liberty Global Class A common shares	267,142 (3)	*	*
Executive Vice President & Chief Technology Officer	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	504,847 (3)(7)	*

Andrea Salvato	Liberty Global Class A common shares	169,418 (3)	*	*
Executive Vice President & Chief Development Officer	Liberty Global Class B common shares	—	—
	Liberty Global Class C common shares	191,161 (3)	*

All directors and executive officers as a group (15 persons)	Liberty Global Class A common shares	7,117,039 (11)(12)	4.10%	40.98%
	Liberty Global Class B common shares	11,718,245 (11)	90.22%
	Liberty Global Class C common shares	23,358,215 (11)(12)	13.06%

*	Less than 0.9%.
(1)

Includes 174,821 Liberty Global Class A common shares and 798,591 Liberty Global Class C common shares held by Mr. Malone’s spouse, as to which common shares Mr. Malone has disclaimed beneficial ownership.

(2)

Includes 88,799 Liberty Global Class A common shares and 1,394,702 Liberty Global Class C common shares that are subject to options, which were exercisable as of, or will be exercisable within 60 days of, August 28, 2024.

(3)

Includes shares that are subject to options or shares issuable upon exercise of SARs, based on the closing prices of $19.32 for Liberty Global Class A common shares and $19.75 for Liberty Global Class C common shares, which vested or were exercisable as of, or will vest or will be exercisable within 60 days of August 28, 2024, as follows:

Owner	Liberty Global Class A SARs / Options	Liberty Global Class C SARs / Options
John C. Malone	88,799	1,394,702
Michael T. Fries	87,566	251,967
Andrew J. Cole	32,794	65,558
Miranda Curtis	55,650	111,238
Marisa D. Drew	4,501	9,003
Paul A. Gould	48,233	96,407
Richard R. Green	53,340	106,618
Larry Romrell	55,650	111,238
Daniel Sanchez	4,501	9,003
J David Wargo	55,650	111,238
Charles H.R. Bracken	22,005	57,246
Bryan H. Hall	21,368	56,669
Enrique Rodriguez	26,706	70,833
Andrea Salvato	21,925	57,173

(4)

Includes 110,148 Liberty Global Class B common shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the common shares held in the trusts. Also includes 8,677,225 Liberty Global Class B common shares and 6,757,225 Liberty Global Class C common shares held by the Malone Trust.

(5)

Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, Liberty Global’s CEO and one of its directors, Mr. Malone and the Malone Trust, such parties have agreed that, for so long as Mr. Fries is employed as a principal executive officer by Liberty Global or serving on the Liberty Board, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B common shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B common shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B common shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such common shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(6)	Includes 32 Liberty Global Class A common shares held by Mr. Cole’s minor daughter.
(7)	Includes common shares held in the Liberty Global 401(k) Savings and Stock Ownership Plan (the “401(k) Plan”) as follows:

Owner	Liberty Global Class A common shares	Liberty Global Class C common shares
Michael T. Fries	1,977	17,207
Bryan H. Hall	—	8,996
Enrique Rodriguez	—	7,159

(8)

Includes 69,300 Liberty Global Class A common shares and 261,909 Liberty Global Class C common shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the common shares held by the trust. This also includes 87,566 Liberty Global Class A common shares and 251,967 Liberty Global Class C common shares that would be issuable upon exercise by Mr. Fries of those SARs that are exercisable on, or will be exercisable within 60 days hereof, assuming exercise and net settlement at the closing sale price on August 28, 2024 (LBTYA: $19.32 and LBTYK: $19.75), and without subtraction of additional common shares for withholding tax obligations.

(9)	Includes common shares pledged to the indicated entities in support of one or more lines of credit or margin accounts, which may include other pledged assets, extended by such entities:

	No. of Shares Pledged
Beneficial Owner	Liberty Global Class A common shares	Liberty Global Class C common shares	Entity Holding the Shares
J. David Wargo	62,341	155,230	Merrill Lynch

(10)

Includes 158 Liberty Global Class A common shares and 524 Liberty Global Class C common shares held in various accounts managed by Mr. Wargo, as to which common shares Mr. Wargo has disclaimed beneficial ownership. Also includes 32 Liberty Global Class C common shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

(11)

Includes 244,279 Liberty Global Class A common shares, 110,148 Liberty Global Class B common shares and 1,061,056 Liberty Global Class C common shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or in managed accounts, as to which shares beneficial ownership has been disclaimed.

(12)

Includes 578,688 Liberty Global Class A common shares and 2,508,893 Liberty Global Class C common shares that are subject to options or SARs, which were exercisable as of, or will be exercisable or vest within 60 days of, August 28, 2024; 1,977 Liberty Global Class A common shares and 33,362 Liberty Global Class C common shares held by the 401(k) Plan; and 62,341 Liberty Global Class A common shares and 155,230 Liberty Global Class C common shares pledged in support of various lines of credit or margin accounts. Figure also includes 578,688 Liberty Global Class A common shares and 2,508,893 Liberty Global Class C common shares that would be issuable upon exercise by Liberty Global’s directors and officers of those SARs that are exercisable on, or will be exercisable within 60 days August 28, 2024, assuming exercise and net settlement at the closing sale price on August 28, 2024 (LBTYA: $19.32 and LBTYK: $19.75), and without subtraction of additional shares for withholding tax obligations.

Security Ownership of Certain Beneficial Owners of Liberty Global

The following table sets forth information, to the extent known by Liberty Global or ascertainable from public filings, concerning the Liberty Global Common Shares beneficially owned by each person or entity known by Liberty Global to own more than 5% of any class of Liberty Global’s outstanding voting shares.

So far as is known to Liberty Global, the persons indicated below have sole voting power and sole dispositive power with respect to the Liberty Global Common Shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Combined Voting Power
John C. Malone	Liberty Global Class A common shares	4,512,035(1)(2)	2.61%	30.51%
c/o Liberty Global Ltd.	Liberty Global Class B common shares	8,787,373(3)(4)	67.65%
Clarendon House, 2 Church Street	Liberty Global Class C common shares	18,018,261(1)(2)(3)	10.22%
Hamilton HM 11, Bermuda
Michael T. Fries	Liberty Global Class A common shares	1,132,085(5)(6)(7)	*	9.88%
c/o Liberty Global Ltd.	Liberty Global Class B common shares	2,879,443(4)	22.17%
Clarendon House, 2 Church Street	Liberty Global Class C common shares	2,317,060(5)(6)(7)	1.31%
Hamilton HM 11, Bermuda
Robert R. Bennett	Liberty Global Class A common shares	208(8)	*	3.24%
c/o Liberty Media Corporation	Liberty Global Class B common shares	981,873(8)	7.56%
12300 Liberty Boulevard
Englewood, CO 80112
Artisan Partners Limited Partnership	Liberty Global Class A common shares	14,141,397(9)	8.18%	4.67%
875 East Wisconsin Avenue,
Suite 800
Milwaukee, WI 53202
Harris Associates L.P.	Liberty Global Class A common shares	15,342,486(10)	8.88%	5.07%
111 S. Wacker Drive,
Suite 4600
Chicago, IL 60606

*	Less than 0.9%.
(1)	Includes 174,821 Liberty Global Class A common shares and 798,591 Liberty Global Class C common shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(2)

Includes 88,799 Liberty Global Class A common shares and 1,394,702 Liberty Global Class C common shares, that are subject to options, which were exercisable as of, or will be exercisable within 60 days of, August 28, 2024.

(3)

Includes 110,148 Liberty Global Class B common shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held by the trusts. Also includes 8,677,225 Liberty Global Class B common shares and 6,757,225 Liberty Global Class C common shares held by the Malone Trust.

(4)

Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, Liberty Global’s CEO and one of its directors, Mr. Malone and the Malone Trust, such parties have agreed that, for so long as Mr. Fries is employed as a principal executive officer by Liberty Global or serving on the Liberty Board, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B common shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B common shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B common shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(5)

Includes 87,566 Liberty Global Class A common shares and 251,967 Liberty Global Class C common shares that would be issuable upon exercise by Mr. Fries of those SARs that are exercisable on, or will be exercisable within 60 days August 28, 2024, assuming exercise and net settlement at the closing sale price on August 28, 2024 (LBTYA: $19.32 and LBTYK: $19.75), and without subtraction of additional shares for withholding tax obligations.

(6)	Includes 1,977 Liberty Global Class A common shares and 17,207 Liberty Global Class C common shares held in the 401(k) Plan for the benefit of Mr. Fries.
(7)

Includes 69,300 Liberty Global Class A common shares and 261,909 Liberty Global Class C common shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.

(8)

The number of Liberty Global Class A common shares and Liberty Global Class B common shares is based upon a Form 8.3 dated November 4, 2015, submitted by Mr. Bennett pursuant to the U.K. Takeover Code. Of the shares reported, a Schedule 13D/A filed by Mr. Bennett on March 6, 2014, shows Mr. Bennett and his spouse jointly owning 749,539 Liberty Global Class B common shares and Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his spouse, owning 232,334 Liberty Global Class B common shares.

(9)

The number of Liberty Global Class A common shares is based upon the Schedule 13G/A (Amendment No. 2) for the year ended December 31, 2023, filed with the SEC on February 12, 2024, by Artisan Partners Limited Partnership (“APLP”) on behalf of itself and Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), and Artisan Partners Asset Management Inc. (“APAM”). APLP is an investment adviser. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. The Schedule 13G/A reflects that APLP, Artisan Investments, Artisan Holdings and APAM share dispositive power over all of the Liberty Global Class A common shares.

(10)

The number of Liberty Global Class A common shares is based upon the Schedule 13G for the year ended December 31, 2023, filed with the SEC on February 14, 2024, by Harris Associates Inc. (“HAI”) on behalf of itself and as general partner of Harris Associates L.P. (“Harris L.P.”). The Schedule 13G reflects that HAI and Harris L.P. each have sole voting power over 15,191,319 of the Liberty Global Class A common shares and sole dispositive power over all of the Liberty Global Class A common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SUNRISE FOLLOWING THE SPIN-OFF

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Sunrise Class A Common Shares issuable on or within 60 days of the completion of the spin-off upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Also, for purposes of the following presentation, beneficial ownership of Sunrise Class B Shares, although such shares can be exchanged for Sunrise Class A Common Shares, is reported as beneficial ownership of Sunrise Class B Shares only, and not as beneficial ownership of Sunrise Class A Common Shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

Security Ownership of Directors and Executive Officers of Sunrise following the Spin-Off

Immediately prior to the spin-off, Sunrise was an indirect, wholly owned subsidiary of Liberty Global. The following table presents, based on information available regarding beneficial ownership of Liberty Global Common Shares as of August 28, 2024, and the distribution ratios described in this proxy statement/prospectus, information relating to the anticipated beneficial ownership of Sunrise Shares, whether directly or in ADS form, immediately following the completion of the spin-off as if the spin-off occurred on August 28, 2024 by (1) each person anticipated to be a Sunrise Director following the consummation of the spin-off, (2) each person anticipated to be a named executive officer of Sunrise following the consummation of the spin-off and (3) all anticipated Sunrise Directors and executive officers of Sunrise as a group following the consummation of the spin-off.

Unless otherwise indicated, the beneficial owners listed below may be contacted at Sunrise’s corporate headquarters located at Thurgauerstrasse 101b, 8152 Glattpark (Opfikon). So far as is known to Sunrise, the persons indicated below have sole voting power and sole dispositive power with respect to the Sunrise Shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Combined Voting Power
Michael T. Fries	Sunrise Class A Common Shares	689,826	(1)(2)(3)	0.99%	6.73%
Chairperson	Sunrise Class B Shares	5,758,886	(4)	22.17%

Adam Bird	Sunrise Class A Common Shares	—		*	*
Director	Sunrise Class B Shares	—		*

Ingrid Deltenre	Sunrise Class A Common Shares	—		*	*
Director	Sunrise Class B Shares	—		*

Thomas D. Meyer	Sunrise Class A Common Shares	—		*	*
Director	Sunrise Class B Shares	—		*

Catherine Mühlemann	Sunrise Class A Common Shares	—		*	*
Director	Sunrise Class B Shares	—		*

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Combined Voting Power

Enrique Rodriguez	Sunrise Class A Common Shares	154,396	(1)	*	*
Director	Sunrise Class B Shares	—		*

Lutz Schüler	Sunrise Class A Common Shares	123,296	(1)	*	*
Director	Sunrise Class B Shares	—		*

André Krause	Sunrise Class A Common Shares	26,800	(1)(6)	*	*
Chief Executive Officer	Sunrise Class B Shares	—		*

Anna Maria Blengino	Sunrise Class A Common Shares	5,964	(1)(6)	*	*
Chief Information Officer	Sunrise Class B Shares	—		*

Tobias Foster	Sunrise Class A Common Shares	10,651	(1)(6)	*	*
Chief People Officer	Sunrise Class B Shares	—		*

Jany Fruytier	Sunrise Class A Common Shares	13,215	(1)(6)	*	*
Chief Financial Officer	Sunrise Class B Shares	—		*

Stefan Fuchs	Sunrise Class A Common Shares	21,294	(1)(6)	*	*
Chief Consumer Officer – Flanker Brands	Sunrise Class B Shares	—		*

Elmar Grasser	Sunrise Class A Common Shares	6,021	(1)(6)	*	*
Chief Technology Officer	Sunrise Class B Shares	—		*

Thorsten Haeser	Sunrise Class A Common Shares	8,795	(6)	*	*
Chief Operations Officer	Sunrise Class B Shares	—		*

Marcel Huber	Sunrise Class A Common Shares	8,530	(1)(6)	*	*
General Counsel & Chief Corporate Affairs Officer	Sunrise Class B Shares	—		*

Christoph Richartz	Sunrise Class A Common Shares	9,871	(1)(6)	*	*
Chief Consumer Officer – Main Brand	Sunrise Class B Shares	—		*

All directors and executive officers as a group (16 persons)	Sunrise Class A Common Shares	1,078,660		1.54%	7.13%
	Sunrise Class B Shares	5,758,886		22.17%

*	Less than 0.9%.
(1)

Includes Sunrise Class A Common Shares that would be delivered if options and SARs in respect of Liberty Global Class A common shares and Liberty Global Class C common shares that are exercisable or that will be exercisable within 60 days of August 28, 2024 were exercised prior to the spin-off.

Owner	Sunrise Class A Common Shares
Michael T. Fries	67,906
Enrique Rodriguez	19,507
Lutz Schüler	15,092
André Krause	414
Anna Maria Blengino	27
Tobias Foster	42
Jany Fruytier	358
Stefan Fuchs	2,141
Elmar Grasser	84
Marcel Huber	37
Christoph Richartz	63

(2)	Includes 3,836 Sunrise Class A Common Shares based on 1,977 Liberty Global Class A common shares and 17,207 Liberty Global Class C common shares held in the 401(k) Plan for the benefit of Mr. Fries.
(3)

Includes 66,241 Sunrise Class A Common Shares based on 69,300 Liberty Global Class A common shares and 261,909 Liberty Global Class C common shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.
(4)

Pursuant to a letter agreement, among Mr. Fries, Mr. Malone and the Malone Trust, which will be executed on the effective date of the spin-off, for so long as Mr. Fries is serving on the Sunrise Board, (a) Mr. Fries will have the right to vote the Sunrise Class B Shares held by the Malone Trust or instruct the depositary to vote the Sunrise Class B Shares underlying Mr. Malone’s Sunrise Class B ADSs held by the Malone Trust, as applicable, if such shares are not being voted and (b) Mr. Fries (or an entity controlled by him) will have an exclusive right to negotiate to purchase Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, held by the Malone Trust if the Malone Trust or any permitted transferee determines to sell Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, and if the parties fail to come to an agreement within 90 days and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, the Malone Trust or such permitted transferee will provide Mr. Fries with notice at least 60 days before entering into an agreement for the transfer of Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, to such third party and Mr. Fries (or an entity controlled by him) will have an exclusive right, for a period of 60 days from the date of such notice, to match the offer made by such third party.

(5)	Includes 1,431 Sunrise Class A Common Shares based on 7,159 Liberty Global Class C common shares held in the 401(k) Plan for the benefit of Mr. Rodriguez.
(6)

Includes unrestricted Sunrise Class A Common Shares that will be granted to members of the Executive Committee subject to the completion of the spin-off, as set forth below, based on the August 28, 2024 exchange rate of $1 = CHF 1.1874.

Owner	Sunrise Class A Common Shares
André Krause	26,386
Anna Maria Blengino	5,937
Tobias Foster	5,937
Jany Fruytier	11,874
Stefan Fuchs	5,937
Elmar Grasser	5,937
Thorsten Haeser	8,795
Marcel Huber	5,937
Christoph Richartz	8,795

Security Ownership of Certain Beneficial Owners of Sunrise

The following table presents, based on information available regarding beneficial ownership of Liberty Global Common Shares as of August 28, 2024 to the extent known to Liberty Global or ascertainable from public filings, and the distribution ratios described in this proxy statement/prospectus, information relating to the anticipated beneficial ownership of Sunrise Shares, whether directly or in ADS form, immediately following the completion of the spin-off as if the spin-off occurred on August 28, 2024 by: each person anticipated by Sunrise to own beneficially more than 5% of the outstanding Sunrise Shares of each class immediately following the consummation of the spin-off.

So far as is known to Sunrise, the persons indicated below have sole voting power and sole dispositive power with respect to the Sunrise Shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Combined Voting Power
John C. Malone	Sunrise Class A Common Shares	4,506,058	(1)(2)	6.43%	22.98%
c/o Liberty Global Ltd.	Sunrise Class B Shares	17,574,746	(3)(4)	67.65%
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Michael T. Fries	Sunrise Class A Common Shares	689,826	(5)(6)(7)	0.99%	6.73%
c/o Liberty Global Ltd.	Sunrise Class B Shares	5,758,886	(4)	22.17%
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Robert R. Bennett	Sunrise Class A Common Shares	41	(8)	*	2.05%
c/o Liberty Media Corporation	Sunrise Class B Shares	1,963,746	(8)	7.56%
12300 Liberty Boulevard
Englewood, CO 80112

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Combined Voting Power
Artisan Partners Limited Partnership	Sunrise Class A Common Shares	2,828,279	(9)	4.05%	2.95%
875 East Wisconsin Avenue,
Suite 800
Milwaukee, WI 53202
Harris Associates L.P.	Sunrise Class A Common Shares	3,068,497	(10)	4.39%	3.20%
111 S. Wacker Drive,
Suite 4600
Chicago, IL 60606

*	Less than 0.9%.
(1)

Includes 194,682 Sunrise Class A Common Shares based on 174,821 Liberty Global Class A common shares and 798,591 Liberty Global Class C common shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)

Includes 296,700 Sunrise Class A Common Shares based on 88,799 Liberty Global Class A common shares and 1,394,702 Liberty Global Class C common shares, that are subject to options, which were exercisable as of, or will be exercisable within 60 days of, August 28, 2024.

(3)

Includes 220,296 Sunrise Class B Shares based on 110,148 Liberty Global Class B common shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held by the trusts. Also includes 17,354,450 Sunrise Class B Shares based on 8,677,225 Liberty Global Class B common shares and 1,351,445 Sunrise Class A Common Shares based on 6,757,225 Liberty Global Class C common shares held by the Malone Trust.

(4)

Pursuant to a letter agreement, among Mr. Fries, Mr. Malone and the Malone Trust, which will be executed on the effective date of the spin-off, for so long as Mr. Fries is serving on the Sunrise Board, (a) Mr. Fries will have the right to vote the Sunrise Class B Shares held by the Malone Trust or instruct the depositary to vote the Sunrise Class B Shares underlying Mr. Malone’s Sunrise Class B ADSs held by the Malone Trust, as applicable, if such shares are not being voted and (b) Mr. Fries (or an entity controlled by him) will have an exclusive right to negotiate to purchase Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, held by the Malone Trust if the Malone Trust or any permitted transferee determines to sell Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, and if the parties fail to come to an agreement within 90 days and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, the Malone Trust or such permitted transferee will provide Mr. Fries with notice at least 60 days before entering into an agreement for the transfer of Mr. Malone’s Sunrise Class B Shares or Sunrise Class B ADSs, as applicable, to such third party and Mr. Fries (or an entity controlled by him) will have an exclusive right, for a period of 60 days from the date of such notice, to match the offer made by such third party.

(5)

Includes 67,906 Sunrise Class A Common Shares based on 87,566 Liberty Global Class A common shares and 251,967 Liberty Global Class C common shares that would be issuable upon exercise by Mr. Fries of those options or SARs that are exercisable on, or will be exercisable within 60 days August 28, 2024, assuming exercise and net settlement at the closing sale price on August 28, 2024 (LBTYA: $19.32 and LBTYK: $19.75), and without subtraction of additional shares for withholding tax obligations.

(6)	Includes 3,836 Sunrise Class A Common Shares based on 1,977 Liberty Global Class A common shares and 17,207 Liberty Global Class C common shares held in the 401(k) Plan for the benefit of Mr. Fries.
(7)

Includes 66,241 Sunrise Class A Common Shares based on 69,300 Liberty Global Class A common shares and 261,909 Liberty Global Class C common shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.

(8)

Based on the number of Liberty Global Class A common shares and Liberty Global Class B common shares reported upon a Form 8.3 dated November 4, 2015, submitted by Mr. Bennett pursuant to the U.K. Takeover Code. Of the shares reported, a Schedule 13D/A filed by Mr. Bennett on March 6, 2014, shows Mr. Bennett and his spouse jointly owning 749,539 Liberty Global Class B common shares and Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his spouse, owning 232,334 Liberty Global Class B common shares.

(9)

Based on the number of Liberty Global Class A common shares reported upon the Schedule 13G/A (Amendment No. 2) for the year ended December 31, 2023, filed with the SEC on February 12, 2024, by APLP on behalf of itself and Artisan Investments, Artisan Holdings and APAM. APLP is an investment adviser. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. The Schedule 13G/A reflects that APLP, Artisan Investments, Artisan Holdings and APAM share dispositive power over all of the Liberty Global Class A common shares.

(10)

Based on the number of Liberty Global Class A common shares reported upon the Schedule 13G for the year ended December 31, 2023, filed with the SEC on February 14, 2024, by HAI on behalf of itself and as general partner of Harris L.P. The Schedule 13G reflects that HAI and Harris L.P. each have sole voting power over 15,191,319 of the Liberty Global Class A common shares and sole dispositive power over all of the Liberty Global Class A common shares.

LEGAL MATTERS

The validity of the Sunrise Shares to be issued will be passed upon for Sunrise by Homburger AG. Liberty Global and Sunrise have been represented by A&O Shearman, New York, as to certain matters of U.S. law.

EXPERTS

Liberty Global

The consolidated financial statements of Liberty Global as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Sunrise

The consolidated financial statements of Liberty Global Europe Financing B.V. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG AG, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Sunrise is a Swiss stock corporation, and its registered office and domicile is located in Opfikon, Canton of Zurich, Switzerland. As a result, the rights of holders of Sunrise Shares will be governed by Swiss law and Sunrise’s articles of association. Moreover, the majority of the expected Sunrise Directors and all of the members of the Executive Committee referred to in this proxy statement/prospectus are not residents of the U.S. and substantially all of Sunrise’s assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon Sunrise, Sunrise Directors or members of the Executive Committee who are not residents of the United States or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the U.S. Sunrise has been advised by its Swiss counsel, Homburger AG, that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments obtained in other jurisdictions, including the U.S., of civil liabilities to the extent solely predicated upon the federal and state securities laws of those jurisdictions. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on Private International Law of 1987, as amended (the “PILA”). The PILA provides that the application of provisions of non-Swiss law by the courts in Switzerland will be precluded if the result would be incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the U.S. do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the U.S. in Switzerland is governed by the principles set forth in the PILA. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the PILA;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•

no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

SWISS EXCHANGE CONTROLS

Under current Swiss law, there are no limitations on the amount of payments that may be remitted by a Swiss company to non-residents, other than under government sanctions imposed on particular countries, regimes, organizations or persons which may create restrictions on payments to or from certain countries, regimes, organizations or persons.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Sunrise has filed a registration statement on Form F-4 under the Securities Act with respect to the Sunrise Shares. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits to the registration statement, to which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about Sunrise and the Sunrise Shares.

Liberty Global files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet website that has reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Liberty Global. The address of that site is http://www.sec.gov. The reports and other information filed by Liberty Global with the SEC are also available free of charge at Liberty Global’s Internet web site, https://www.libertyglobal.com/. Information on Liberty Global’s Internet website is not part of or incorporated by reference into this proxy statement/prospectus.

In addition, the SEC allows Liberty Global to “incorporate by reference” information into this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below, which Liberty Global has already filed with the SEC:

•	Liberty Global Annual Report, including the amendment thereto filed with the SEC on March 26, 2024;

•	Liberty Global Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 1, 2024;

•	Liberty Global Quarterly Report on Form 10-Q for the three- and six- months ended June 30, 2024, filed with the SEC on July 25, 2024; and

•	Liberty Global Reports on Form 8-K (other than information furnished under Regulation FD) filed with the SEC on February 16, 2024, May 2, 2024, and May 22, 2024.

In addition, all documents subsequently filed by Liberty Global pursuant to Section 13(a), 13(c), 14 or 15(d) the Exchange Act on or after the date of this proxy statement/prospectus and prior to consummation of this spin-off will be incorporated by reference into this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Liberty Global will provide to you, upon request and without charge and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any of the documents incorporated by reference in this proxy statement/prospectus or filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Requests for copies of such documents should be made to Investor Relations Department, + 1 (303) 220-6600, or ir@libertyglobal.com or Liberty Global Ltd., attention: Investor Relations Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S.

ANNEXES

ANNEX A – Master Separation Agreement

ANNEX B – Tax Separation Agreement

ANNEX C – Form of Technology Master Services Agreement

ANNEX D – Liberty Global Ltd. Unaudited Pro Forma Condensed Consolidated Financial Statements

ANNEX E – Sunrise Communications AG Unaudited Pro Forma Condensed Consolidated Financial Statements

ANNEX F – Audited Financial Statements of Sunrise

ANNEX G – Unaudited Interim Financial Statements of Sunrise

ANNEX A

MASTER SEPARATION AGREEMENT

between

LIBERTY GLOBAL LTD.

and

SUNRISE COMMUNICATIONS AG

Dated as of September 9, 2024

i

EXHIBIT A – Form of Tax Separation Agreement

EXHIBIT B – Form of Technology Master Services Agreement

SCHEDULE 1.1 – Restructuring Plan

SCHEDULE 2.1(h) – Terminating Intercompany Agreements

SCHEDULE 2.4 – Other Agreements

SCHEDULE 3.9 – SCC Annexes I and II

SCHEDULE 3.14 – Policies

SCHEDULE 7.1(a)(i) – Specified LG Assets

SCHEDULE 7.1(a)(ii) – Specified Matters

SCHEDULE 7.1(a)(iii) – Specified Sunrise Assets

SCHEDULE 7.1(a)(iv) – Other Sunrise Contracts

ii

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT, dated as of September 9, 2024 (together with all Schedules and Exhibits hereto, and as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and between LIBERTY GLOBAL LTD., a Bermuda exempted company limited by shares (“LG”), and SUNRISE COMMUNICATIONS AG, a Swiss stock corporation (Aktiengesellschaft) (“Sunrise”, and together with LG, the “Parties”, and each a “Party”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, the LG Board has determined that it is advisable and in the best interests of LG and its shareholders to reorganize its business, assets and liabilities by means of the Spin-off (as defined below) of the Sunrise Business, which would consist of all of the Swiss telecommunications operations of LG and its Subsidiaries at the Effective Time;

WHEREAS, Sunrise was formed on May 3, 2024, and at all times prior to the Spin-off will be a wholly owned Subsidiary of LG;

WHEREAS, prior to the Spin-off, the Parties will consummate the Restructuring;

WHEREAS, following the Restructuring, Sunrise HoldCo VI BV, a Dutch private company with limited liability (besloten venootschap) (“Newco BV”), will be a wholly owned Subsidiary of LG that owns, directly or indirectly, all of the interests held by LG and its Subsidiaries in entities conducting the Sunrise Business;

WHEREAS, the Parties desire to consummate a series of transactions to effect the Spin-off, including (a) the reduction of the share premium of LG (the “Share Premium Reduction”), (b) the transfer of the stock of Newco BV to Sunrise as a contribution in kind supported by the Share Premium Reduction (the “Contribution”), (c) the subscription by LG acting in the name and for the account of its shareholders for Sunrise Shares (the “Subscription”) and (d) the issuance of (i) Sunrise Class A Shares represented by Sunrise Class A ADSs to the holders of record as of the Record Date of LG Class A Shares and LG Class C Shares and (ii) Sunrise Class B Shares represented by Sunrise Class B ADSs to the holders of record as of the Record Date of LG Class B Shares (the “Issuance” and, together with the Subscription, the “Distribution”);

WHEREAS, the Contribution and the Distribution, taken together (the “Spin-off”), are intended to qualify as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, LG has prepared and filed with the SEC the Registration Statement, which sets forth disclosure, among other things, regarding Sunrise, the Spin-off and the Special Meeting to approve the Spin-off;

WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein; and

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring, the Share Premium Reduction and the Spin-off, have been approved by the LG Board and, to the extent applicable, the Sunrise Board.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

THE RESTRUCTURING; ASSETS AND LIABILITIES

1.1 Restructuring. LG has taken or will take, and has caused or will cause its Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, that all of such steps that are stated to occur prior to the Issuance shall be completed by no later than the Effective Time.

1.2 Transfer of Assets; Treatment of Liabilities.

(a) Transfer of Assets. On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-off:

(i) LG, by no later than immediately before the Effective Time, shall cause all of the LG Group’s rights, title and interest in and to any of the Sunrise Assets to be contributed, distributed, assigned (or, in the case of Sunrise Assets that are Contracts, novated), transferred, conveyed and delivered, directly or indirectly, to one or more members of the Sunrise Group and shall cause such member or members of the Sunrise Group to accept all such rights, title and interest in and to all of such Sunrise Assets;

(ii) LG, by no later than immediately before the Effective Time, shall cause all of the Sunrise Group’s rights, title and interest in and to any of the Specified LG Assets to be contributed, distributed, assigned (or, in the case of Specified LG Assets that are Contracts, novated), transferred, conveyed and delivered, directly or indirectly, to one or more members of the LG Group and shall cause such member or members of the LG Group to accept all such rights, title and interest in and to all of such Specified LG Assets; and

(iii) all Sunrise Assets and Specified LG Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of the Sunrise Group or the LG Group, as applicable.

(b) Treatment of Liabilities. On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-off:

(i) LG shall cause all of the Sunrise Liabilities held by any member of the LG Group to be assigned to, and accepted and assumed by, one or more members of the Sunrise Group by no later than immediately before the Effective Time, and Sunrise shall cause such member or members of the Sunrise Group to perform, discharge and fulfill all of the Sunrise Liabilities in accordance with their respective terms following the Effective Time; and

(ii) LG shall cause all of the LG Liabilities held by any member of the Sunrise Group to be assigned to, and accepted and assumed by, one or more members of the LG Group by no later than immediately before the Effective Time, and LG shall cause such member or members of the LG Group to perform, discharge and fulfill all of the LG Liabilities in accordance with their respective terms following the Effective Time.

(c) Upon completion of the transactions contemplated by Sections 1.2(a) and 1.2(b), (i) Sunrise will own, directly or indirectly, the Sunrise Business and the Sunrise Assets (other than any applicable Delayed Assets) and be subject to the Sunrise Liabilities (other than any applicable Delayed Liabilities and Unreleased Liabilities); and (ii) LG will continue to own, directly or indirectly, the LG Business and the LG Assets (other than any applicable Delayed Assets) and continue to be subject to the LG Liabilities (other than any applicable Delayed Liabilities and Unreleased Liabilities).

(d) If, following the Effective Time, (i) any property, right or asset forming part of the Sunrise Business is held by LG or another member of the LG Group, LG undertakes to transfer, or procure the transfer of, such property, right or asset to Sunrise or another member of the Sunrise Group nominated by Sunrise and reasonably acceptable to LG, as soon as practicable but without undue delay, or (ii) any property, right or asset forming part of the LG Business is held by Sunrise or another member of the Sunrise Group, Sunrise undertakes to transfer, or procure the transfer of, such property, right or asset to LG, or any other member of the LG Group nominated by LG and reasonably acceptable to Sunrise, as soon as practicable but without undue delay, in each case (i) and (ii), without the payment of additional consideration and subject to Section 1.2(e).

(e) Delayed Transfers.

(i) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign, novate, transfer or assume, directly or indirectly, any Asset or Liability if an attempted direct or indirect assignment, novation, transfer or assumption thereof without the consent of a third party or a Governmental Authorization would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable law (a “Transfer Impediment”), until such time as such Transfer Impediment is removed.

(ii) If any direct or indirect assignment, novation or transfer by the applicable transferor (the “Transferor”), or any direct or indirect acquisition or assumption by the applicable transferee (the “Transferee”), of any interest in any Asset or Liability intended to be assigned, novated, transferred or assumed as contemplated by this Agreement requires removal of a Transfer Impediment, then such assignment, novation, transfer or assumption shall be made subject to removal of such Transfer Impediment. The Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to remove all Transfer Impediments required in order to effect the transactions contemplated herein; provided, however, that, except to the extent expressly provided in this Agreement, the Parties and their Subsidiaries shall not be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, or guaranty or other financial accommodation or agreement or amended contract terms) to any Person in order to remove such Transfer Impediments.

(iii) If the assignment, novation, transfer or assumption of any Asset or Liability intended to be assigned, novated, transferred or assumed hereunder, as the case may be, is not consummated prior to the Effective Time as a result of failure to remove a Transfer Impediment (any such Asset (or portion thereof), a “Delayed Asset”, and any such Liability (or portion thereof), a “Delayed Liability”), then the Issuance shall, subject to the satisfaction of conditions set forth in Section 2.3, nevertheless take place on the terms set forth herein. Pending removal of such Transfer Impediment, the member(s) of the respective Groups retaining such Delayed Asset or Delayed Liability, as the case may be, shall (and LG or Sunrise, as applicable, shall cause such member(s) of their respective Groups to) use commercially reasonable efforts (A) to hold such Delayed Asset or Delayed Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the other Group entitled thereto (at the expense of the member of the Group entitled thereto) and (B) to the extent permitted by applicable law, treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the respective member of the Group to whom the Delayed Asset is to be assigned, novated or transferred, or which will assume such Delayed Liability, as the case may be, in order to place such member in a substantially similar position as if such Delayed Asset or Delayed Liability has been assigned, novated, transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Asset or Delayed Liability, and all costs and expenses (including taxes) related thereto, shall inure from and after the Effective Time to the applicable Group.

(iv) If and when any such Transfer Impediment is removed after the Issuance, the assignment, novation or transfer of the applicable Delayed Asset or the assumption of the applicable Delayed Liability shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration.

(f) Unreleased Liabilities. If at any time on or after the Effective Time, any member of the LG Group shall remain obligated to any third party in respect of any Sunrise Liability or any member of the Sunrise Group shall remain obligated to any third party in respect of any LG Liability, the following provisions shall apply. The Liabilities referred to in this Section 1.2(f) are hereinafter referred to as the “Unreleased Liabilities” and the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person.”

(i) Each Unreleased Person shall remain obligated to third parties for such Unreleased Liability as provided in the relevant contract, applicable law or other source of such Unreleased Liability and shall pay and perform such Liability as and when required, in accordance with its terms.

(ii) LG shall indemnify, defend and hold harmless each Sunrise Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person, and Sunrise shall indemnify, defend and hold harmless each LG Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. LG and Sunrise shall take, and shall cause the members of their respective Groups to take, such other actions as may be reasonably requested by the other in accordance with the provisions of this Agreement in order to place LG and Sunrise, insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by the other Party (or any relevant member of its Group) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of the LG Group or the Sunrise Group, as the case may be.

(iii) The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

(iv) If, as and when it becomes possible to delegate, novate, extinguish or otherwise release any Unreleased Liability in favor of an Unreleased Person, the Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by such Unreleased Person.

(g) Indemnity for and Release of Guarantees.

(i) Following the Effective Time, LG shall pay to Sunrise such amount as is required in order to indemnify and hold harmless any member of the Sunrise Group against all Losses suffered or incurred by any member of the Sunrise Group in relation to or arising out of any guarantee, indemnity or other contingent obligation (including any obligation to any third party with respect to a guarantee provided by that third party of the obligations of a member of LG Group (an “LG Third-Party Guarantee”)) given or undertaken by any member of the Sunrise Group in relation to or arising out of any LG Liability.

(ii) Following the Effective Time, Sunrise shall pay to LG such amount as is required in order to indemnify and hold harmless any member of the LG Group against all Losses suffered or incurred by any member of the LG Group in relation to or arising out of any guarantee, indemnity or other contingent obligation (including any obligation to any third party with respect to a guarantee provided by that third party of the obligations of a member of Sunrise Group (a “Sunrise Third-Party Guarantee”)) given or undertaken by any member of the LG Group in relation to or arising out of any Sunrise Liability.

(iii) LG shall use commercially reasonable efforts to ensure that, on or prior to the Effective Time or as soon as possible thereafter, each member of the Sunrise Group is released in full from any guarantees (including any obligation with respect to an LG Third-Party Guarantee), indemnities, counter indemnities and letters of comfort given to a third party by any member of the Sunrise Group in respect of any LG Liability.

(iv) Sunrise shall use commercially reasonable efforts to ensure that, on or prior to the Effective Time or as soon as possible thereafter, each member of the LG Group is released in full from any guarantees (including any obligation with respect to a Sunrise Third-Party Guarantee), indemnities, counter indemnities and letters of comfort given to a third party by any member of the LG Group in respect of any Sunrise Liability.

1.3 Treatment of Shared Contracts.

(a) Subject to applicable law and without limiting the generality of the obligations set forth in Section 1.2, unless the benefits of any Contract described in this Section 1.3 are expressly conveyed to the applicable Party pursuant to this Agreement or any other Restructuring Document or Transaction Document, any Contract, a portion of which is a Sunrise Contract, but the remainder of which is an LG Asset (any such Contract, a “Shared Contract”), shall be novated in relevant part to the applicable member(s) of the applicable Group, if such novation is permitted, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses under such Shared Contract; provided, however, that in no event shall any member of the other Party’s Group be required to novate (or amend) any Shared Contract in its entirety or to novate a portion of any Shared Contract which may not be novated (or cannot be amended) by its terms (including any terms imposing consents or conditions on any novation or amendment where such consents or conditions have not been obtained or fulfilled). If any Shared Contract cannot be partially novated by its terms or otherwise, or cannot be amended or if such novation or amendment would materially impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions to cause a member of the Sunrise Group or the LG Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Sunrise Business or the LG Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been novated to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 1.3, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 1.3. Each Party shall, and shall cause the members of its Group to, (i) treat for all tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any tax position (on a tax return or otherwise) inconsistent with such treatment (unless required by applicable law).

(b) Nothing in this Section 1.3 shall require any member of either Party’s Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Party’s Group), incur any obligation or grant any concession for the benefit of any member of the other Party’s Group in order to effect any transaction contemplated by this Section 1.3.

1.4 Third-Party Consents and Government Approvals. To the extent that any step in the Restructuring Plan, any of the transactions contemplated by Section 1.2 or Section 1.3, or any portion of the Spin-off requires a consent of any third party or a Governmental Authorization, the Parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect each step in the Restructuring Plan, the transactions contemplated by Section 1.2 and Section 1.3, and the Spin-off; provided, however, that, except to the extent expressly provided in this Agreement, the Parties shall not be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, or guaranty or other financial accommodation or agreement or amended contract terms) to any Person in order to obtain any such consent or Governmental Authorization; and provided further, that, to the extent the Parties fail to obtain a requisite consent of any third party or a Governmental Authorization in connection with the transfer of assets or treatment of liabilities described in Sections 1.2(a) and 1.2(b) prior to the Effective Time, Section 1.2(e) shall apply.

1.5 Further Actions. From and after the Effective Time, upon the reasonable request of either Party, the other Party will, at its own cost and expense, promptly take, or cause any member of its Group to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan and the transactions contemplated by Section 1.2 and Section 1.3, in accordance with the purposes hereof.

1.6 Restructuring Documents. All documents and instruments used to effect the Restructuring, the transactions contemplated by Section 1.2 and Section 1.3, and the Spin-off (collectively, the “Restructuring Documents”) shall be in a form satisfactory to the Parties and that complies with applicable law.

ARTICLE II

THE SPIN-OFF

2.1 Covenants Prior to the Spin-off.

(a) Special Meeting. LG shall take or cause to be taken all reasonable actions necessary to duly call, give notice of, prepare and distribute to shareholders of LG all documentation required under applicable law to convene and hold a special meeting of the shareholders of LG (the “Special Meeting”) to seek shareholder approval of the following proposals (the “Proposals”):

(i) a proposal to approve the Spin-off; and

(ii) a proposal to approve the Share Premium Reduction.

(b) Registration Statement. LG and Sunrise, as applicable, shall file any amendments or supplements to the Registration Statement as may be necessary or advisable in order to cause the Registration Statement to become and remain effective as required by the SEC or federal, state or other applicable securities laws.

(c) Swiss Takeover Board. Sunrise shall, on its own behalf and on behalf of any other parties concerned, file a ruling request with the Swiss Takeover Board (Übernahmekommission) (the “Swiss Takeover Board”) regarding certain aspects of Swiss takeover law related to the Spin-off and arrangements after the Spin-off.

(d) SIX. Sunrise shall file (i) a listing application for the listing of the Sunrise Class A Shares according to the International Reporting Standard on the SIX Swiss Exchange AG and (ii) after the Registration Statement has been declared effective by the SEC, the Registration Statement with the prospectus office of SIX Exchange Regulation AG for passporting pursuant to art. 54(3) of the Swiss Financial Services Act of June 15, 2018, as amended, and its implementing ordinances.

(e) ADS Listing. Sunrise shall file an application for the listing of the Sunrise Class A ADSs on the Nasdaq Global Select Market to be issued in connection with the Issuance and use its reasonable best efforts to (i) have such Sunrise Class A ADSs accepted for listing on the Nasdaq Global Select Market and (ii) maintain the listing of such Sunrise Class A ADSs on the Nasdaq Global Select Market for such period following the Effective Time as the Sunrise Board determines in its reasonable discretion, such period currently intended to be approximately nine (9) months following the Effective Time.

(f) Deposit Agreements. Sunrise shall enter into one or more deposit agreements with the Depositary, in form and substance reasonably acceptable to LG, to govern the rights of holders of Sunrise Class A ADSs and Sunrise Class B ADSs issued in connection with the Issuance.

(g) Blue Sky Laws. LG and Sunrise shall take such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Issuance to be effected in compliance, in all material respects, with such laws.

(h) Termination of Intercompany Agreements. LG and Sunrise shall cause to be terminated the agreements listed on Schedule 2.1(h).

2.2 The Spin-off.

(a) The Parties agree that the Spin-off will be effected as set forth in the Registration Statement.

(b) Notwithstanding Section 2.2(a), the LG Board shall have the sole authority and right to: (i) consummate or refrain from consummating the Spin-off; (ii) establish and change the date and time of the record date for the Issuance (the “Record Date”); (iii) establish and change the date on which the Issuance shall be effective for purposes of this Agreement (the “Effective Date”); (iv) prior to the Effective Date, establish and change the procedures for effecting the Spin-off; and (v) determine all terms of the Spin-off, including the form, structure and terms of any transactions and/or offerings to effect the Spin-off; subject, in all cases, to the applicable provisions of Bermuda law, Swiss law, the LG Bye-laws and the Sunrise Articles.

(c) On the Effective Date, subject to the conditions to the Spin-off set forth in Section 2.3, LG shall effect the Subscription by (i) acting in the name and for the account of every holder of LG Class A Shares as of the Record Date, subscribing for one Sunrise Class A Share for every five LG Class A Shares held by such holders, (ii) acting in the name and for the account of every holder of LG Class C Shares as of the Record Date, subscribing for one Sunrise Class A Share for every five LG Class C Shares held by such holders, and (iii) acting in the name and for the account of every holder of LG Class B Shares, subscribing for two Sunrise Class B Shares for each LG Class B Share held by such holders, and thereafter LG shall effect the Contribution by transferring Newco BV to Sunrise in its capital increase by way of a contribution in kind (Sacheinlage).

(d) Subject to the completion of the steps set out in Section 2.2(c) and the registration of the capital increase in the commercial registry of the Canton of Zurich, Sunrise shall, and LG, acting in the name and for the account of each holder of record as of the Record Date of LG Shares, agrees that Sunrise will, effect the Issuance by:

(i) issuing to the Depositary, for the benefit of each holder of record as of the Record Date of LG Shares, (A) one Sunrise Class A Share for every five LG Class A Shares held by such holder as of the Record Date, (B) one Sunrise Class A Share for every five LG Class C Shares held by such holder as of the Record Date, and (C) two Sunrise Class B Shares for each LG Class B Share held by such holder as of the Record Date; and

(ii) causing the Depositary to issue (A) one Sunrise Class A ADS to each holder of record as of the Record Date of LG Class A Shares in respect of each Sunrise Class A Share that Sunrise issues to the Depositary for the benefit of such holder pursuant to Section 2.2(d)(i), (B) one Sunrise Class A ADS to each holder of record as of the Record Date of LG Class C Shares in respect of each Sunrise Class A Share that Sunrise issues to the Depositary for the benefit of such holder pursuant to Section 2.2(d)(i) and (C) one Sunrise Class B ADS to each holder of record as of the Record Date of LG Class B Shares in respect of each Sunrise Class B Share that Sunrise issues to the Depositary for the benefit of such holder pursuant to Section 2.2(d)(i).

(e) Sunrise will not issue any fractional Sunrise Class A Shares and the Depositary will not issue any fractional Sunrise Class A ADSs as part of the Issuance. In lieu of any such fractional Sunrise Class A Shares and fractional Sunrise Class A ADSs, each holder of LG Shares who, but for the provisions of this Section 2.2(e), would be entitled to receive a fractional Sunrise Class A ADS pursuant to the Issuance shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Sunrise shall direct the Depositary to determine the number of whole and fractional Sunrise Class A ADSs allocable to each holder of LG Shares, to aggregate all such fractional Sunrise Class A ADSs into whole Sunrise Class A ADSs, to sell such aggregated whole Sunrise Class A ADSs on the Nasdaq Global Select Market at then-prevailing prices on behalf of each such holder who otherwise would be entitled to receive fractional Sunrise Class A ADSs (with the Depositary, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder, in lieu of any fractional Sunrise Class A ADS, such holder’s proportionate interest in the total proceeds of such sales of Sunrise Class A ADS, after deducting any taxes required to be withheld and applicable transfer taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of LG, Sunrise or the Depositary will be required to guarantee any minimum sale price for the fractional Sunrise Class A ADSs sold in accordance with this Section 2.2(e). Neither Sunrise nor LG shall be required to pay any interest on the proceeds from the sales of fractional Sunrise Class A ADSs.

(f) Any cash in lieu of fractional Sunrise Class A ADSs that remain unclaimed by any former holder of LG Shares shall be held by the Depositary, for the account of such holder, and the Parties agree that all obligations to provide such cash, if any, in lieu of fractional Sunrise Class A ADSs shall be obligations of the Depositary towards the relevant former holders of LG Shares, subject in each case to applicable escheat or other abandoned property laws, and LG and Sunrise shall have no Liabilities with respect thereto.

2.3 Conditions to the Spin-off. The Spin-off is subject to the satisfaction of the following conditions:

(a) the LG Board shall have approved the final terms of the Spin-off, and such approval shall not have been rescinded or modified in any material respect;

(b) the Proposals shall have been approved by the requisite vote of shareholders of LG at the Special Meeting;

(c) LG shall have received the opinion of Allen Overy Shearman Sterling US LLP to the effect that, subject to the qualifications and limitations set forth in such opinion, the Spin-off should qualify for shareholder non-recognition treatment under Section 355 of the Code and related provisions with the result that, for U.S. federal income tax purposes, no gain or loss should be recognized by, and no amount should be included in the income of, holders of LG Shares upon the receipt of Sunrise ADSs in the Spin-off, except with respect to any cash received in lieu of a fractional Sunrise ADS, and such opinion shall not have been withdrawn, invalidated or modified in an adverse manner;

(d) the Other Agreements shall have been duly signed and delivered by each Party or the applicable members of their respective Groups and shall be in full force and effect;

(e) the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(f) SIX Swiss Exchange AG shall have approved the listing and admission to trading of the Sunrise Class A Shares without imposing any limitation, commitment or restriction that is material in the context of the transactions contemplated by this Agreement;

(g) Sunrise shall, on its own behalf and on behalf of the other applicable parties, have received a ruling from the Swiss Takeover Board regarding certain aspects of Swiss takeover law related to the Spin-off and arrangements after the Spin-off;

(h) the Sunrise Class A ADSs to be issued in connection with the Issuance shall have been approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance;

(i) the deposit agreements contemplated by Section 2.1(e) shall have been duly signed and delivered by Sunrise and the Depositary and shall be in full force and effect;

(j) no law, order or other legal restraint or prohibition preventing the consummation of the Issuance shall be in effect; and

(k) any other material regulatory or contractual approvals that the LG Board determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of LG and shall not in any way limit LG’s right to amend, modify or terminate this Agreement in accordance with Section 4.1. All of the foregoing conditions are non-waivable, except that the condition set forth in Section 2.3(k) may be waived by the LG Board and any determination made by the LG Board prior to the Issuance concerning the satisfaction or waiver of any condition set forth in this Section 2.3 shall be final and conclusive.

2.4 Delivery of Other Agreements. Prior to the Effective Time, each Party will deliver or cause to be delivered to the other Party a duly executed counterpart of each of the following agreements (collectively, the “Other Agreements”): the Tax Separation Agreement, the Technology Master Services Agreement and each agreement set forth on Schedule 2.4.

2.5 Treatment of Outstanding Equity Awards.

(a) Awards. Certain LG Service Providers and Sunrise Service Providers have been granted stock options, share appreciation rights, performance share units and restricted share units in respect of LG Shares and certain cash denominated awards that could be settled in LG Shares, in each case pursuant to various share incentive plans of LG administered by the LG Board or the LG Compensation Committee, as applicable (collectively, “Awards”). LG and Sunrise shall use commercially reasonable efforts to take all actions necessary or appropriate so that Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.5 and in accordance with the terms of the applicable LG share incentive plan or the Sunrise Transitional Plan, as applicable.

(b) Stock Options. As of the Effective Time, and as determined by the LG Board pursuant to its authority granted under the applicable share incentive plan of LG, each LG Stock Option (whether unvested or vested) outstanding at the Effective Time (an “Outstanding LG Stock Option”) shall, by virtue of the Spin-off and without further action on the part of the holder thereof, be adjusted with respect to the number of LG Shares underlying such Outstanding LG Stock Option and the per-share exercise price of such Outstanding LG Stock Option to the extent determined necessary by the LG Board so as to retain the intrinsic value of such Outstanding LG Stock Option (such as-adjusted Outstanding LG Stock Option, an “Adjusted Stock Option”); provided, that such adjustment is determined in a manner consistent with Section 409A of the Code. Except as otherwise described herein, all other terms of the Adjusted Stock Options (including the class of LG Shares subject to each Adjusted Stock Option and the vesting terms thereof) shall, in all material respects, be the same as those of the corresponding Outstanding LG Stock Options.

(c) Share Appreciation Rights. As of the Effective Time, and as determined by the LG Compensation Committee pursuant to its authority granted under the applicable share incentive plan of LG, each LG SAR (whether unvested or vested) outstanding at the Effective Time (an “Outstanding LG SAR”) shall, by virtue of the Spin-off and without further action on the part of the holder thereof, be treated as follows:

(i) for any Outstanding LG SAR granted in 2024 and held by a Sunrise Service Provider, be cancelled and replaced with a substitute Sunrise SAR in respect of Sunrise Class A Shares or Sunrise Class A ADSs (a “Sunrise Adjusted SAR”) with an equivalent intrinsic value as determined by the LG Compensation Committee; provided, that such adjustment is determined in a manner consistent with Section 409A of the Code; except as otherwise described herein, all other terms of each Sunrise Adjusted SAR (including the vesting terms thereof) shall, in all material respects, be the same as those of the corresponding Outstanding LG SAR; and

(ii) for all other Outstanding LG SARs, be adjusted with respect to the number of LG Shares underlying such Outstanding LG SAR and the per-share exercise price of such Outstanding LG SAR to the extent determined necessary by the LG Compensation Committee so as to retain the intrinsic value of such Outstanding LG SAR (such as-adjusted Outstanding LG SAR, an “Adjusted SAR”); provided, that such adjustment is determined in a manner consistent with Section 409A of the Code; except as otherwise described herein, all other terms of each Adjusted SAR (including the class of LG Shares subject to such

Adjusted SAR and the vesting terms thereof) shall, in all material respects, be the same as those of the corresponding Outstanding LG SAR.

(d) Restricted Share Units. As of the Effective Time, and as determined by the LG Board or the LG Compensation Committee, as applicable, pursuant to its authority granted under the applicable share incentive plan of LG, each LG RSU (whether unvested or vested) outstanding at the Effective Time (an “Outstanding LG RSU”) shall, by virtue of the Spin-off and without further action on the part of the holder thereof, be treated as follows:

(i) for any Outstanding LG RSU granted in 2024 and held by a Sunrise Service Provider, be cancelled and replaced with a substitute Sunrise RSU in respect of Sunrise Class A Shares or Sunrise Class A ADSs (a “Sunrise Adjusted RSU”) with an equivalent value as determined by the LG Compensation Committee;

(ii) for any Outstanding LG RSUs granted under the LG Shareholding Incentive Plan, be adjusted with respect to the number of LG Shares underlying such Outstanding LG RSU to the extent determined necessary by the LG Compensation Committee so as to retain the value of such Outstanding LG RSU (such as-adjusted Outstanding LG RSU, an “Adjusted RSU”); and

(iii) for all other Outstanding LG RSUs, be issued one Sunrise RSU in respect of Sunrise Class A Shares or Sunrise Class A ADSs for every five Outstanding LG RSUs, with fractional awards rounded down, in a manner that together with the unadjusted Outstanding LG RSU would, on an aggregate basis, retain the value of the Outstanding LG RSU as determined by the LG Board or the LG Compensation Committee, as applicable.

Except as otherwise described herein, the Sunrise Adjusted RSUs, Adjusted RSUs and Sunrise RSUs shall be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to the corresponding Outstanding LG RSUs immediately prior to the Effective Time.

(e) Performance Share Units. As of the Effective Time, and as determined by the LG Compensation Committee pursuant to its authority granted under the applicable share incentive plan of LG, each LG PSU (whether unvested or vested) outstanding at the Effective Time (an “Outstanding LG PSU”) shall, by virtue of the Spin-off and without further action on the part of the holder thereof, be treated as follows:

(i) for any Outstanding LG PSU held by a Sunrise Service Provider, be cancelled and replaced with a substitute Sunrise PSU in respect of Sunrise Class A Shares or Sunrise Class A ADSs (a “Sunrise Adjusted PSU”) with an equivalent value as determined by the LG Compensation Committee; and

(ii) for all other Outstanding LG PSUs, be adjusted with respect to the number of LG Shares underlying such Outstanding LG PSU to the extent determined necessary by the LG Compensation Committee so as to retain the value of such Outstanding LG PSU (such as-adjusted Outstanding LG PSU, an “Adjusted PSU”).

The LG Compensation Committee shall also adjust the performance conditions of the Sunrise Adjusted PSUs and Adjusted PSUs in connection with the Spin-off and as it so determines to be equitable. Except as otherwise described herein, the Sunrise Adjusted PSUs and Adjusted PSUs shall be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to the corresponding Outstanding LG RSUs immediately prior to the Effective Time.

(f) With respect to any equity awards adjusted or issued as a result of the treatment contemplated by this Section 2.5 (collectively, the “Post-Spin Awards”), service after the Effective Time as an LG Service Provider or Sunrise Service Provider shall be treated as service eligible to continue vesting and any other provision related to the continuing provision of service to LG or Sunrise and their respective Subsidiaries for all purposes under the terms of the Post-Spin Awards and the share incentive plan under which such Post-Spin Awards were granted.

(g) Sunrise shall adopt the Sunrise Transitional Plan prior to the Effective Time. All Post-Spin Awards with respect to Sunrise Shares and Sunrise ADSs shall be granted pursuant to the Sunrise Transitional Plan and shall be in in accordance with this Section 2.5.

(h) From and after the Effective Time, all awards granted pursuant to the terms of the Sunrise Transitional Plan shall be settled by Sunrise, and the obligation to deliver cash or Sunrise Shares or Sunrise ADSs in settlement thereof shall be the sole obligation of Sunrise, and LG shall have no Liability in respect thereof.

(i) Sunrise and members of the Sunrise Group shall be responsible for all tax withholding requirements with respect to all awards issued under the Sunrise Transitional Plan, LG and members of the LG Group shall be responsible for all tax withholding requirements with respect to all Post-Spin Awards issued under an LG share incentive plan, and each of LG, Sunrise and their respective Subsidiaries may use any method of obtaining the necessary payment or proceeds, as permitted by applicable law and the applicable share incentive plan, to satisfy its withholding obligation with respect to any award issued under such share incentive plan. Notwithstanding the foregoing, if Sunrise is unable to effectuate such withholding requirements or the administration, management or payment of such withholding requirements for any reason, LG shall retain the obligation to satisfy such withholding requirement and Sunrise shall reimburse and otherwise fully indemnify LG for all related Liabilities.

(j) Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment or interruption in continuous employment for any LG Service Provider or Sunrise Service Provider for purposes of any Post-Spin Award or any existing similar incentives in respect of LG Shares, and neither the Distribution nor any transaction contemplated by the Restructuring Plan will constitute an Approved Transaction, Board Change or Control Purchase (as each such term is defined in the applicable LG share incentive plan or the Sunrise Transitional Plan).

(k) Sunrise agrees that, on and after the Effective Time, it shall use its reasonable efforts to cause to be effective under the Securities Act, the appropriate registration statements with respect to Sunrise Shares and Sunrise ADSs issuable under the Sunrise Transitional Plan.

ARTICLE III

COVENANTS

3.1 Mutual Releases.

(a) Effective as of the Effective Time and except as otherwise specifically set forth in the Transaction Documents (including Section 3.1(b)), each Party, on behalf of itself and each of the other members of its Group, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the other Party and the other members of its Group, their respective Representatives and their respective heirs, executors and administrators (such released Persons, the “Releasees”), of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of, resulting from, or related to, events, circumstances or actions taken by the other Party occurring or failing to occur, in each case, at or prior to the Issuance. No Party shall make, and no Party shall permit any other members of its Group or their respective Representatives to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Group of the other Party or any Releasees of the other Party with respect to any Liabilities released pursuant to this Section 3.1(a).

(b) Nothing contained in Section 3.1(a) shall waive, release or otherwise discharge any Person from:

(i) any right to enforce, or any Liability provided for in, or resulting from, any Transaction Document, including as provided herein with respect to indemnification, and, if applicable, the appropriate provisions of the other Transaction Documents;

(ii) any Liability retained, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with any Transaction Document or any Restructuring Document;

(iii) any right to enforce, or any Liability provided for in, or resulting from, any Contract in effect as of the Effective Time between any member of the LG Group, on the one hand, and any member of the Sunrise Group, on the other hand; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.

3.2 Cross-Indemnities.

(a) Sunrise hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article III, from and after the Effective Time, to indemnify and hold harmless LG, the other members of the LG Group and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “LG Indemnified Parties”) from and against any Losses incurred by the LG Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i) the Sunrise Liabilities;

(ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Sunrise or any other member of the Sunrise Group under this Agreement or any other Transaction Document, unless such Transaction Document expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder;

(iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Sunrise Group contained in the Registration Statement or in any other filings made with the SEC in connection with the Spin-off, the listing application for the Sunrise Class A Shares submitted to the SIX Swiss Exchange AG, the listing application for the Sunrise Class A ADSs submitted to the Nasdaq Global Select Market, the filing(s) made with the Swiss Takeover Board or the notifications made to the Federal Communications Commission or the Federal Office of Communications (if any); or

(iv) the Specified Matters, other than any Losses arising under the Colorado Action prior to the Effective Time.

(b) LG hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article III, from and after the Effective Time, to indemnify and hold harmless Sunrise, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Sunrise Indemnified Parties”) from and against any Losses incurred by the Sunrise Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i) the LG Liabilities;

(ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of LG or any other member of the LG Group under this Agreement or any other Transaction Document, unless such Transaction Document expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or

(iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the LG Group contained in the Registration Statement or in any other filings made with the SEC in connection with the Spin-off, the listing application for the Sunrise Class A Shares submitted to the SIX Swiss Exchange AG, the listing application for the Sunrise Class A ADSs submitted to the Nasdaq Global Select Market, the filing(s) made with the Swiss Takeover Board or the notifications made to the Federal Communications Commission or the Federal Office of Communications (if any).

(c) The indemnification provisions set forth in Sections 3.2(a) and 3.2(b) shall not apply to: (i) any Losses the responsibility for which is expressly covered by the Tax Separation Agreement; (ii) any Losses incurred by any member of the Sunrise Group pursuant to any contractual obligation (other than the Transaction Documents) existing on or after the Effective Time between (x) any member of the LG Group or any of their Affiliates, on the one hand, and (y) any member of the Sunrise Group or any of their Affiliates, on the other hand; and (iii) any Losses incurred by any member of the LG Group pursuant to any contractual obligation (other than the Transaction Documents) existing on or after the Effective Time between (x) any member of the LG Group or any of their Affiliates, on the one hand, and (y) any member of the Sunrise Group or any of their Affiliates, on the other hand.

(d) Procedures for Indemnification.

(i) In connection with any indemnification provided for in this Section 3.2, the Party seeking indemnification (the “Indemnitee”) will give the Party from which indemnification is sought (the “Indemnitor”) prompt written notice reasonably promptly after it comes to the attention of the Indemnitee that the Indemnitee or any of the LG Indemnified Parties (where the Indemnitee is LG) or Sunrise Indemnified Parties (where the Indemnitee is Sunrise) has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 3.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail based on information reasonably available to the Indemnitee on the date of such notice. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within seven business days after the Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 3.2(d)(i) with respect to any Third-Party Claim, other than any Third-Party Claim relating to a Specified Matter that any LG Indemnified Party elects to defend itself in accordance with Section 3.2(d)(iii), the Indemnitor will be entitled, if it so elects within 30 days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim, other than any claim relating to a Specified Matter, without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete, unconditional and irrevocable release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If there are one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), if there are actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, or in the case of any Third-Party Claim relating to a Specified Matter, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, for any Third-Party Claim that can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) In the case of any Third-Party Claim relating to a Specified Matter, or if, after receipt of a notice pursuant to Section 3.2(d)(i) with respect to any other Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any Action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 3.2 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 3.2(d)(ii), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 3.2(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 3.2(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to the Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages, provided further, that the Indemnitee shall take all reasonable steps to mitigate any Losses as to which indemnification is available hereunder.

(e) In no event will the Indemnitor be liable to the Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, regardless of whether such damages were foreseeable or such Indemnitor was advised of the possibility of any such damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

(f) The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of Confidential Information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g) The Indemnitor shall pay all amounts payable pursuant to this Section 3.2 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than 15 business days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) in the case of a Third-Party Claim, a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) in the case of any claim for indemnification under this Section 3.2 other than a Third-Party Claim (a “Direct Claim”), the dispute is resolved in accordance with Article VI.

(h) If the indemnification provided for in this Section 3.2 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i) The remedies provided in this Section 3.2 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 3.2(e).

(j) The rights and obligations of the LG Indemnified Parties and the Sunrise Indemnified Parties under this Section 3.2 shall survive the Spin-off.

(k) For the avoidance of doubt, the provisions of this Section 3.2 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Separation Agreement are applicable.

(l) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 3.2.

3.3 Further Assurances. At any time before, on or after the Effective Time, each Party covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as the other Party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

3.4 Specific Performance. Each Party hereby acknowledges that the benefits to the other Party of the performance by such Party of its obligations under this Agreement are unique and that the other Party is willing to enter into this Agreement only in reliance that such Party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such Party to perform any of such obligations. Accordingly, each Party hereby agrees that the other Party will have the right to seek to enforce the specific performance of such Party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other Party of any injunctive or other equitable relief to enforce such Party’s rights hereunder.

3.5 Access to Information.

(a) Other than in circumstances in which indemnification is sought pursuant to Section 3.2 and subject to Section 3.8 and any other applicable confidentiality or data protection obligations or applicable laws, each Party, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable upon written request therefor, information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that such information (i) relates to the requesting Party’s Group or its business, (ii) is needed to comply with reporting, filing or other requirements imposed on the requesting party by a Governmental Authority or (iii) is reasonably needed to enable the requesting Party to implement the transactions contemplated hereby, including performing its obligations under the Transaction Documents. Each Party, on behalf of itself and each member of its Group, may, if it reasonably deems it advisable and necessary, designate any competitively sensitive material or other highly confidential information to be provided to the other Party and the members of such other Party’s Group under this Section 3.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the requesting Party or its Group and will not be disclosed by outside counsel to employees, officers or directors of the requesting Party or its Group, unless express written permission is obtained in advance from the source of the materials. Nothing in this Section 3.5 shall require either Party or its Group to: (i) violate any agreement with any third party regarding the confidentiality of information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information; (ii) jeopardize any Privilege; or (iii) contravene any applicable law or fiduciary duty.

(b) Any information belonging to a Party that is provided to the other Party pursuant to Section 3.5(a) will remain the property of the providing Party. The Parties agree to cooperate in good faith to take all reasonable efforts to maintain any Privilege that may attach to any information delivered pursuant to this Section 3.5 or which otherwise comes into the receiving Party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring a license or other rights in any such information.

(c) The Party requesting any information under this Section 3.5 will reimburse the providing Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting Party. Neither Party shall have any Liability to any other Person if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the Party providing such information.

(d) For the avoidance of doubt, the provisions of this Section 3.5 are not intended to, and shall not, apply to any information relating to matters governed by any Other Agreement that contains information access provisions (including, for the avoidance of doubt, the Tax Separation Agreement), which shall be subject to the provisions thereof in lieu of this Section  3.5.

3.6 Retention of Records. To facilitate the possible exchange of information pursuant to Section 3.5 and the other applicable provisions of this Agreement, each Party agrees to use commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in its possession or control at the Effective Time relating to the other Party or its businesses in accordance with such Party’s policies applicable to retention of its own information and with applicable data protection and record keeping laws.

3.7 Witness Services; Records; Cooperation.

(a) At all times from and after the Effective Time, and subject to applicable laws (including data protection laws), each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Group members’ former and current officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that such persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and arising out of or relating to events or circumstances that occurred prior to the Effective Time; provided that this Section 3.7(a) shall not apply to Actions in which a Party or one or more members of its Group is adverse to the other Party or one or more members of its Group, which Actions shall be governed by Sections 3.1 and 3.2.

(b) If a Party, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third-Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its and its Group members’ current and former officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions arising out of or relating to events or circumstances that occurred prior to the Effective Time.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 3.7 is intended to be interpreted in a manner to facilitate reasonable cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the proviso set forth in Section 3.7(a)). Nothing in this Section 3.7 shall entitle a Party to demand or receive the witness services of any particular individual (such as the most senior person with responsibility over a matter) where the witness services of one or more other individuals are made available to provide reasonably equivalent information.

(e) A Party providing a witness or any books, records or other documents to the other Party pursuant to this Section 3.7 shall be entitled to receive from the recipient of such witness services, books, records or other documents, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in connection therewith, including any reasonable attorney fees incurred in connection with preparing or defending any such witness, in each case, to the extent that such payments are permitted by law.

3.8 Confidentiality. Each Party, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information pursuant to the policies in effect as of the Effective Time, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party; provided that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, lenders, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) to the extent a Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party (or any member of its Group) against the other Party (or any member of its Group), or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other disclosures required by applicable law, including the rules and regulations of any securities exchange such Party’s securities are traded on. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the applicable Party shall promptly notify the other of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such notifying Party will cooperate in obtaining at the cost and expense of the other Party. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to obtain confidential treatment of such information.

(a) “Confidential Information” means confidential or proprietary information concerning a Party and/or its Subsidiaries (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced) and that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Sunrise or the Sunrise Business or which constitute Sunrise Assets on or prior to the Effective Time will constitute Confidential Information of Sunrise for purposes of this Section 3.8, and all information of the types referred to in the immediately preceding sentence to the extent used by LG or the LG Business or which constitute LG Assets on or prior to the Effective Time will constitute Confidential Information of LG for purposes of this Section 3.8.

(b) Notwithstanding anything to the contrary contained herein, information of a Disclosing Party will not constitute Confidential Information and the other Party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with, and at the cost and expense of, the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Confidential Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

3.9 Data Protection.

(a) Each Party agrees to process any personal data within the meaning of article 5 of the Swiss Federal Act on Data Protection of September 25, 2020, as may be amended from time to time (the “DPA”) or, to the extent applicable, of article 4(1) of Regulation (EU) 2016/679 of April 27, 2016, as amended (General Data Protection Regulation, the “GDPR”), that may be disclosed under this Agreement (“Personal Data”) only in accordance with the terms of this Agreement and, subject to the provisions in this Section 3.9, the applicable data protection laws applicable to each Party for the purpose of performing this Agreement (the “Purpose”).

(b) Any export by Sunrise or another member of the Sunrise Group (acting as data exporter) of Personal Data originating from Switzerland or a country within the European Union (“EU”) or the European Economic Area (“EEA”) under this Agreement to LG or another member of the LG Group (acting as data importer) which results in a disclosure of such Personal Data to a country or organization outside of Switzerland and the EU/EEA which is not listed in or covered by Annex I to the Swiss Federal Ordinance on Data Protection of August 31, 2022 as amended from time to time or, as the case may be, for which the European Commission has not adopted an adequacy decision pursuant to article 45 of the GDPR (each such country or organization, a “Third Country”) (including, for the avoidance of doubt, any remote access by LG or another member of the LG Group from such Third Country to Personal Data stored within Switzerland, the EU or the EEA; excluding, for the avoidance of doubt, any export by Sunrise or another member of the Sunrise Group to LG or another member of the LG Group subject to the EU-U.S. Data Privacy Framework under the European Commission implementing decision of July 10, 2023, C/2023 4745 final), and any onward transfer of such Personal Data to another Third Country, shall, without limitation to Section 3.8(b) or any other provision of this Agreement, be governed by the standard contractual clauses for the transfer of personal data to Third Countries (Module One – Transfer controller to controller) set forth in the Commission Implementing Decision (EU) 2021/914 of June 4, 2021 (excluding any of its optional clauses) (the “SCC”), which are incorporated herein by reference and modified (to the extent the DPA applies) or completed (to the extent the GDPR applies) as follows:

(i) if and insofar as a data export under this Agreement is governed by the DPA, the SCC are modified as follows: (i) the Swiss Federal Data Protection and Information Commissioner shall be the competent supervisory authority pursuant to Clause 13 of the SCC; (ii) the term member state shall include Switzerland and in particular, shall not be interpreted in such a way as to exclude data subjects in Switzerland from exercising their rights, if any, at their place of habitual residence in accordance with Clause 18(c) of the SCC, (iii) references to the provisions of the GDPR shall be understood as references to the corresponding provisions of the DPA in the version applicable at the time of commencement of any dispute (and not the GDPR), (iv) the SCC shall be governed by the substantive laws of Switzerland and (v) any dispute arising from the SCC shall be resolved by the courts of the city of Zurich, Switzerland, except that the Parties agree to submit themselves to the jurisdictions of the courts of the member state in which a data subject has his or her habitual residence, should he or she decide to bring legal proceedings against the data exporter and/or data importer before the courts of such member state; and

(ii) if and insofar as a data export under this agreement is governed by the GDPR, the SCC are completed as follows: (i) the data protection authority of an EU member state shall be the competent supervisory authority pursuant to Clause 13 of the SCC, (ii) the SCC shall be governed by the law of an EU member state and (iii) any dispute arising from the SCC shall be resolved by the courts of an EU member state, and the Parties confirm that a data subject may also bring legal proceedings against the data exporter and/or data importer before the courts of the member state in which he/she has his/her habitual residence, and agree to submit themselves to the jurisdictions of such courts.

(c) Schedule 3.9 to this Agreement shall constitute Annexes I and II of the SCC.

(d) If any Personal Data is exported by a member of the Sunrise Group other than Sunrise or imported by a member of the LG Group other than LG, each Party shall cause its respective member to accede to the provisions of this Section 3.9, including Schedule 3.9, to the extent required by the applicable data protection laws. Accession shall be effected by (i) the acceding member completing a separate copy of Schedule 3.9 with its relevant information and (ii) the acceding member and both Parties signing such separate copy of Schedule 3.9, including a copy of this Agreement. The acceding member shall become a party to the SCC and shall have the rights and obligations of a data exporter or data importer in accordance with its designation in Schedule 3.9 to this Agreement. The acceding member shall have no rights or obligations arising under the SCC prior to its accession. The Parties hereby waive Clause 7 of the SCC.

3.10 Privileged Matters.

(a) Pre-Spin-off Services. The Parties recognize that there are certain legal and other professional services that have been and will be provided prior to the Effective Time that have been and will be rendered for the collective benefit of the Parties and the other members of their respective Groups, and that each of the members of the LG Group and Sunrise Group should be deemed to be the client with respect to such pre-Spin-off services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (collectively, “Privilege”). The Parties and the members of their respective Groups shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Spin-off services. For the avoidance of doubt, Privileged Information within the scope of this Section 3.10 includes services rendered by legal counsel retained or employed by any Party (or any other member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Spin-off Services. The Parties recognize that certain legal and professional services will be rendered after the Effective Time solely for the benefit of a member of the LG Group or of a member of the Sunrise Group while other legal and professional post-Spin-off services may be rendered with respect to Actions or other matters which involve members of both Groups. With respect to such post-Spin-off services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any Actions or other matters which involve members of both Groups, other than any Action by a member of one Group against a member of the other Group, shall be subject to a shared Privilege among the parties involved in such Actions or other matters.

(ii) Except as otherwise provided in Section 3.10(b)(i), Privileged Information relating to post-Spin-off services provided solely to members of one Group shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties: (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information; or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Sections 3.10(a) or 3.10(b):

(i) Subject to Sections 3.10(c)(ii) and 3.10(c)(iii), neither Party may, and each Party shall cause the members of its Group not to, waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable law, and in which a member of the Group of the other Party has a shared Privilege, without the written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

(ii) In the event of any litigation or dispute between or among the Parties, or any other members of their respective Groups, neither internal nor external counsel for the members of any Group, including with regard to the transactions contemplated herein, shall be subject to disqualification. In the event of any litigation or dispute between or among the Parties or any other members of their respective Groups, each Party agrees not to, and to cause the members of its Group not to, request disqualification of any employee of any Party from providing legal services to its employer on the basis that it was a former employee of the other Party.

(iii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(iv) Upon receipt by a Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if a Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide such other Party a reasonable opportunity to review the Privileged Information and to assert any rights such other Party may have under this Section 3.10 or otherwise to prevent the production or disclosure of such Privileged Information.

(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Parties as set forth in this Section 3.10, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to information being granted pursuant to Sections 3.5, 3.6 and 3.11, the agreement to provide witnesses and individuals pursuant to Section 3.7, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement or any other Transaction Document shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

3.11 Financial Statements and Accounting.

(a) Each Party agrees to provide, and to cause the members of its Group to provide, to the other Party and its auditors reasonable assistance and reasonable access to its and its Subsidiaries’ properties, books and records, other information and personnel, from the Effective Time until the completion of each Party’s respective audit for the fiscal year ending December 31, 2024, (i) in connection with the preparation and audit of each Party’s respective quarterly and annual financial statements for the fiscal year ending December 31, 2024, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority in connection with such preparation and audit, in each case (i) and (ii), to the extent permitted by applicable law.

(b) For so long as (i) John C. Malone (“Mr. Malone”) or Michael T. Fries (“Mr. Fries”), or one of their respective heirs or Persons directly or indirectly under either of their control or formed for either of their benefit or (ii) an Affiliate of Mr. Malone or Mr. Fries, or one of their respective heirs or Persons directly or indirectly under either of their control or formed for either of their benefit, beneficially owns at least five percent of the aggregate voting power of each Party, Sunrise agrees, with the consent of Mr. Malone and/or Mr. Fries, as applicable, to provide to LG and its auditors reasonable assistance, including information reasonably requested, in connection with the preparation of any disclosure regarding related party transactions relating to any of the Persons covered by clause (i) or (ii) of this Section 3.11(b) that is required to be included in LG’s quarterly, semi-annual and annual financial statements or any other public filing made by LG.

3.12 Notices Regarding Transferred Assets. Any transferor of an Asset or Liability pursuant to Article I that receives a written notice or other written communication from any third party, after the transfer of such Asset or Liability and relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward such notice or other communication to the transferee thereof. The Parties will cause their respective Groups to comply with this Section 3.12.

3.13 Withholding. If any amounts in respect of taxes are required by law to be deducted or withheld from any payment made pursuant to this Agreement, the applicable payor shall make such deduction or withholding and shall timely pay such amount to the applicable Governmental Authority. Any such amounts that are deducted or withheld pursuant to the preceding sentence shall be treated as paid to the recipient pursuant to this Agreement, and no additional amounts will be required to be paid with respect to such deduction or withholding. The payor shall take all reasonable steps to obtain any receipt or other documentation in respect of any amounts deducted or withheld and paid over to an applicable Governmental Authority and shall provide such receipt or other documentation to the recipient upon its request. All sums payable under this Agreement will be exclusive of VAT. VAT shall be added to any sums payable under this Agreement if required by applicable law.

3.14 Insurance Matters.

(a) The Parties agree to cooperate in good faith to put into place standalone Policies of the Sunrise Group and to provide for an orderly transition of insurance coverage of the Sunrise Group from the Policies of LG and its Subsidiaries, including the Policies set forth on Schedule 3.14, to such standalone Policies of the Sunrise Group, in each case, prior to or effective as of the Effective Time. In no event shall LG, any other member of the LG Group, or any LG Indemnified Party have Liability or obligation whatsoever to any member of the Sunrise Group in the event that any Policy or Policy-related contract (i) shall be terminated or otherwise cease to be in effect for any reason, (ii) shall be unavailable or inadequate to cover any Liability of any member of the Sunrise Group for any reason whatsoever or (iii) shall not be renewed or extended beyond the current expiration date.

(b) The Parties shall cooperate to obtain at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance Policies covering each director or officer of any member of the Sunrise Group in respect of acts or omissions occurring at or prior to the Effective Time, for six years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement.

(c) From and after the Effective Time, with respect to any losses, damages and other Liabilities incurred by any member of the Sunrise Group prior to the Effective Time, LG shall provide Sunrise with access to, and Sunrise may make claims under, LG’s Policies (other than directors’ and officers’ liability insurance Policies) in place immediately prior to the Effective Time (and any extended reporting periods for claims made Policies) and LG’s historical Policies (other than directors’ and officers’ liability insurance Policies), but solely to the extent that such Policies provided coverage for members of the Sunrise Group or the Sunrise Business prior to the Effective Time; provided that such access to, and the right to make claims under, such Policies, shall be subject to the terms, conditions and exclusions of such Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) Sunrise shall notify LG, as promptly as practicable, of any claim made by Sunrise pursuant to this Section 3.14(c) and any delay in notification which results in a loss of coverage will be borne by Sunrise;

(ii) Sunrise and the members of the Sunrise Group shall indemnify, hold harmless and reimburse LG and the members of the LG Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by LG or any members of the LG Group to the extent resulting from any access to, or any claims made by Sunrise or any other members of the Sunrise Group under, any insurance provided pursuant to this Section 3.14(c), whether such claims are made by Sunrise, its employees or third parties; and

(iii) Sunrise shall exclusively bear (and neither LG nor any members of the LG Group shall have any obligation to repay or reimburse Sunrise or any member of the Sunrise Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Sunrise or any member of the Sunrise Group under the Policies as provided for in this Section 3.14(c). In the event a Policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Sunrise Group, on the one hand, and the LG Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to LG’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the LG Group or the Sunrise Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to LG’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, either Party may elect not to reinstate the Policy aggregate. In the event that a Party elects not to reinstate the Policy aggregate, it shall provide prompt written notice to the other Party.

In the event that any member of the LG Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the LG Group is entitled to coverage under Sunrise’s third-party Policies, the same process pursuant to this Section 3.14(c) shall apply, substituting “LG” for “Sunrise” and “Sunrise” for “LG,” including for purposes of the first sentence of Section 3.14(f).

(d) Except as provided in Section 3.14(c), from and after the Effective Time, neither Sunrise nor any member of the Sunrise Group shall have any rights to or under any of the Policies of LG or any other member of the LG Group.

(e) Neither Sunrise nor any member of the Sunrise Group, in connection with making a claim under any Policy of LG or any member of the LG Group pursuant to this Section 3.14, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between LG or any member of the LG Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by LG or any member of the LG Group under the applicable Policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of LG or any member of the LG Group under the applicable Policy.

(f) All payments and reimbursements by Sunrise pursuant to this Section 3.14 will be made within 30 days after Sunrise’s receipt of an invoice therefor from LG. LG shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such

Policies and programs, notwithstanding whether any such Policies or programs apply to any Sunrise Liabilities and/or claims Sunrise has made or could make in the future, and no member of the Sunrise Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with LG’s insurers with respect to any of LG’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Sunrise shall cooperate with LG and, to the extent permitted by law, share such information as is necessary in order to permit LG to manage and conduct its insurance matters as LG deems appropriate. Neither LG nor any member of the LG Group shall have any obligation to secure extended reporting for any claims under any Policies of LG or any member of the LG Group for any acts or omissions by any member of the Sunrise Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve Third-Party Claims made against it or any member of its applicable Group covered under an applicable Policy.

(g) This Agreement shall not be considered as an attempted assignment of any Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the LG Group in respect of any Policy or any other contract or Policy.

(h) Sunrise does hereby, for itself and each other member of the Sunrise Group, agree that no member of the LG Group shall have any Liability whatsoever as a result of the Policies and practices of LG and the members of the LG Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any Policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

3.15 Corporate Names; Trademarks. After the Effective Time, no member of either Group may use any Trademark owned by any member of the other Group, except as permitted under applicable law or agreement in writing between the applicable parties (including any Other Agreement). Notwithstanding the foregoing sentence, any member of one Group may utilize existing stationery, business cards, signage, websites, advertising materials, inventory, packaging, product, service and training literature and other similar materials bearing the Trademarks of the other Group (“Materials”) following the Effective Time in the conduct of its business, as currently conducted, until the existing supply of such items is depleted or until 120 days following the Effective Date, whichever occurs first. Subject to the foregoing sentence, on or prior to the date that is 120 days following the Effective Date, each Group shall cease using all Materials in its possession pertaining to the other Group; provided that, in the case of Materials that are used solely for internal purposes, each Group shall cease using such internal Materials to the extent reasonably practicable. Notwithstanding the foregoing, nothing in this Section 3.15 shall preclude such Group from making any reference to the Trademarks of the other Group (i) as would be necessary or appropriate to describe the historical relationship of the Parties, including, with respect to LG, in statements and materials regarding the businesses that have spun-out of LG, or (ii) in internal historical, tax, employment or similar records or for purposes of disclosures. The foregoing permitted uses are subject to (x) compliance by the applicable Group with the reasonable quality control requirements of the other Group and (y) to the extent reasonably practicable, it being reasonably apparent that the Group members are no longer Affiliates of each other. Notwithstanding the foregoing to the contrary, no member of one Group shall be required to take any action to remove any reference to any Trademark of a member of the other Group from (a) Materials bearing the Trademarks of the other Group member that have already been placed on the market as of the Effective Time or (b) Materials already in the rightful possession of customers or other third parties prior to the depletion of such Materials or as of the date that is 120 days following the Effective Time, whichever comes first.

ARTICLE IV

TERMINATION

4.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of LG without the approval of Sunrise and without any compensation to Sunrise. For the avoidance of doubt: (a) the Spin-off shall not be consummated if this Agreement is terminated prior to the Effective Time; and (b) from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of the Parties.

4.2 Effect of Termination. In the event of any termination of this Agreement in accordance with the first sentence of Section 4.1, this Agreement will immediately become void and the Parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE V

EMPLOYEE MATTERS

5.1 General Principles. All provisions herein shall be subject to the requirements of all applicable law and any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other employee representative body (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement.

5.2 Transfer of Service Providers. (a) The applicable members of the LG Group and the Sunrise Group shall take such actions as are necessary to ensure that each LG Service Provider who is a citizen of an EU/EFTA member state and is intended to be a Service Provider of the Sunrise Group as of immediately after the Effective Time (collectively, the “Sunrise Transferring Employees”) is employed or engaged by a member of the Sunrise Group as of immediately prior to the Effective Time, and (b) the applicable members of the LG Group and the Sunrise Group shall take such actions as are necessary to ensure that each individual who is intended to be a Service Provider of the LG Group as of immediately after the Effective Time and any other individual employed or engaged by the LG Group as of the Effective Time who is not a Sunrise Transferring Employee (collectively, the “LG Continuing Employees”) is employed by a member of the LG Group as of immediately prior to the Effective Time. Each of the Parties agrees to cooperate in good faith to identify Sunrise Transferring Employees and LG Continuing Employees and to use commercially reasonable efforts to transfer the employment or engagement of such Service Providers in accordance with applicable law, including any “transfer of undertaking” or similarly applicable law, and to execute, and to seek to have the applicable Service Providers execute, such documentation, if any, as may be necessary to reflect such transfer of such Service Provider’s employment or engagement.

5.3 Service Recognition. Sunrise shall, and shall cause each member of the Sunrise Group to, use commercially reasonable efforts to recognize each Sunrise Service Provider’s service with LG or any of its Subsidiaries or predecessor entities at or prior to the Effective Time to the same extent that such service was recognized by LG or any of its Subsidiaries for similar purposes prior to the Effective Time as if such service had been performed for a member of the Sunrise Group, for purposes of eligibility, vesting and determination of level of benefits under any Benefit Plan of the Sunrise Group; provided, however, that such crediting of service shall not operate to duplicate any benefit.

5.4 Collective Bargaining. The Parties shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required notification and provision of information obligations regarding the Spin-off to any applicable social partners, labor union, works council or other employee representative body.

5.5 Cooperation; Information Sharing; Access. At all times following the date hereof, the Parties shall cooperate in good faith as necessary to facilitate the purpose of this Article V. Without limiting the foregoing, and subject to any limitations imposed by applicable law, each of LG and Sunrise (acting directly or through members of the LG Group or the Sunrise Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under share incentive plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data. To the extent not inconsistent with the Transaction Documents or any applicable law, including privacy protection laws or regulations, reasonable access to Service Provider-related and Benefit Plan-related records after the Effective Time shall be provided to members of the LG Group and members of the Sunrise Group pursuant to the terms and conditions of this Agreement.

5.6 Third-Party Beneficiaries. Nothing contained in this Agreement (including under Section 2.5 and this Article V) is intended to be treated as an amendment to any Benefit Plan or to create any third-party beneficiary rights in any Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (a) alter or limit the ability of any member of the LG Group or the Sunrise Group or any of their respective Affiliates to amend, modify or terminate any Benefit Plan at any time assumed, established, sponsored or maintained by any of them or (b) create any rights to continued employment or service with any member of the LG Group or the Sunrise Group or any of their respective Affiliates or in any way limit the ability of any such Person to terminate the employment or service of any Service Provider at any time or for any reason.

ARTICLE VI

DISPUTE RESOLUTION

6.1 Good Faith Officer Negotiation. Subject to Section 6.4 and except if the relevant Transaction Document provides otherwise, either Party seeking resolution of any dispute, controversy or claim with respect to the other Party or member of the other Party’s Group arising out of or relating to any Transaction Document (including regarding the validity, interpretation, breach, or termination of any Transaction Document) (each, a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within 45 days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by members of senior management of each Party and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve the Dispute within 45 days of receipt of the Officer Negotiation Request, and such 45-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers or Chief Financial Officers of the Parties shall enter into good faith negotiations in accordance with Section 6.2.

6.2 CEO Negotiation. If any Dispute is not resolved pursuant to Section 6.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute; provided that if the Chief Executive Officer of a Party determines that he or she has a conflict of interest relating to such Dispute, such Chief Executive Officer may delegate his or her negotiation duties under this Section 6.2 to the Chief Financial Officer of such Party. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers or Chief Financial Officers, as applicable, of the Parties are unable for any reason to resolve a Dispute within 30 days of receipt of a CEO Negotiation Request, and such 30-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 6.3.

6.3 Arbitration.

(a) In the event a Dispute has not been resolved in accordance with Section 6.1 or Section 6.2, as applicable, or within such longer period as the Parties may agree to in writing, except if the relevant Transaction Document provides otherwise, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration pursuant to the then-current Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce, except as modified herein (the “Arbitration Rules”). The arbitration shall be held in (i) New York, New York, USA or (ii) such other place as the Parties may mutually agree in writing. The legal seat of the arbitration shall be New York, New York, USA. Any Dispute to be decided pursuant to this Section 6.3 will be decided by binding arbitration (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10,000,000; or (y) by a panel of three arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10,000,000 or more.

(b) The panel of three arbitrators, if required pursuant to Section 6.3(a), will be chosen as follows: (i) within 15 days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator who shall have such qualifications as the Parties may mutually agree from time to time; and (ii) the two Party-appointed arbitrators will thereafter, within 30 days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. In the event that the two Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules. If the arbitration will be before a sole independent arbitrator pursuant to Section 6.3(a), then the sole independent arbitrator will be appointed by agreement of the Parties within 15 days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules; provided that the arbitrator shall have such qualifications as the Parties may mutually agree from time to time.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which they deem proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 6.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VI will toll the applicable statute of limitations for the duration of any such proceedings.

6.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VI, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 6.1, 6.2 and 6.3 if such action is reasonably necessary to avoid irreparable harm and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 6.1, 6.2 and/or 6.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request, and/or an Arbitration Request and the other Party has failed to comply with Sections 6.1, 6.2 and/or 6.3 in good faith and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules. Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a), the Party seeking relief will consent to the stay on any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Sections 6.1, 6.2 and 6.3.

6.5 Conduct During Dispute Resolution Process. The Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under the Transaction Documents to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article  VI, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VII

MISCELLANEOUS

7.1 Definitions.

(a) For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, in relation to any Person, any direct or indirect Subsidiary or Holding Company or Subsidiary of a Holding Company of such Person; provided that, in the case of LG, Affiliate shall also include any LG Co-Controlled Company.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be carried or reflected in financial statements or disclosed in the notes thereto.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Service Provider, or to any family member, dependent, or beneficiary of any Service Provider, including cash or deferred arrangement plans, profit-sharing plans, equity, phantom equity, stock option, stock appreciation right, restricted stock, post-employment programs, pension plans, supplemental pension plans, welfare plans, stock purchase, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change-in-control protections or benefits, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays. No Benefit Plan can be both an LG Benefit Plan and a Sunrise Benefit Plan, and to the extent that a Benefit Plan could reasonably fall within the definition of an LG Benefit Plan or Sunrise Benefit Plan, the Group sponsoring the Benefit Plan shall control, and if both Groups could be considered sponsors, the context shall determine the applicable classification.

“Contract” means any legally binding agreement, contract, obligation, indenture, instrument, lease, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

“Control” means, with respect to any Person, ownership of more than 50% of the economic and/or voting share capital or equivalent right of ownership or voting powers of such Person, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Depositary” means JPMorgan Chase Bank, N.A.

“Effective Time” means the time at which the Issuance occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory, or administrative authority, agency, commission or stock exchange, or any other self-regulatory organization or any court of competent jurisdiction.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any Governmental Authority.

“Group” means either the LG Group or the Sunrise Group, as the context requires.

“Holding Company” means, in relation to any Person, any entity of which such Person is a direct or indirect Subsidiary.

“LG Assets” means (a) any and all Assets owned, directly or indirectly, by any member of the LG Group immediately prior to the Effective Time, other than the Sunrise Assets, and (b) the Specified LG Assets.

“LG Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by a member of the LG Group or any Benefit Plan to which a member of the LG Group is a party.

“LG Board” means the Board of Directors of LG or a duly authorized committee thereof.

“LG Business” means any business conducted at any time prior to the Effective Time by any member of the LG Group and its present and former Affiliates, other than the Sunrise Business.

“LG Bye-laws” means the Amended and Restated Bye-laws of LG, as in effect immediately prior to the Effective Time.

“LG Class A Shares” means Liberty Global Class A common shares, par value $0.01 per share.

“LG Class B Shares” means Liberty Global Class B common shares, par value $0.01 per share.

“LG Class C Shares” means Liberty Global Class C common shares, par value $0.01 per share.

“LG Compensation Committee” means the Compensation Committee of the LG Board.

“LG Co-Controlled Company” means any Person in respect of which any member of the LG Group has the beneficial ownership of 50% of the issued capital in such Person, holds 50% of the voting rights in such Person or has the right to appoint or remove 50% of the board of directors (or equivalent body) of such Person.

“LG Group” means and includes each of LG and its Subsidiaries (other than any member of the Sunrise Group), after giving effect to the Restructuring.

“LG Liabilities” means, without duplication, any and all Liabilities which are held by the LG Group immediately prior to the Effective Time, other than the Sunrise Liabilities.

“LG PSU” means a restricted share unit in respect of LG Shares granted under a share incentive plan of LG that is subject to performance-based vesting conditions.

“LG RSU” means a restricted share unit in respect of LG Shares granted under a share incentive plan of LG that is not subject to performance-based vesting conditions.

“LG SAR” means a share appreciation right with respect to LG Shares granted under a share incentive plan of LG.

“LG Service Provider” means any Service Provider of the LG Group (including for the avoidance of doubt, an LG Continuing Employee).

“LG Shares” means LG Class A Shares, LG Class B Shares or LG Class C Shares.

“LG Stock Option” means a stock option to purchase LG Shares granted under a share incentive plan of LG.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Policies” means insurance policies and insurance contracts of any kind, including property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Registration Statement” means the registration statement on Form F-4 first filed by LG on behalf of Sunrise with the SEC on May 23, 2024 (together with all amendments thereto), in connection with the registration under the Securities Act of the Sunrise Shares, including the proxy statement of LG with respect to the Special Meeting invoked as a part thereof.

“Representatives” means, with respect to each Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Restructuring Plan” means the Restructuring Plan attached hereto as Schedule 1.1.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Service Provider” means any current or former officer, director, employee, consultant or individual independent contractor who is a natural person.

“Specified LG Assets” means the assets listed in Schedule 7.1(a)(i).

“Subsidiary” means, in relation to any Person, any other Person directly or indirectly Controlled by such first Person.

“Sunrise ADSs” means Sunrise Class A ADSs or Sunrise Class B ADSs, as applicable.

“Sunrise Articles” means the articles of association of Sunrise, as in effect immediately prior to the Effective Time.

“Sunrise Assets” means (a) all of the equity interests in the members of the Sunrise Group, other than Sunrise, to the extent such interests are directly held by LG and its Subsidiaries (including the Sunrise Group), (b) all Assets owned or held by the Sunrise Group immediately prior to the Effective Time, other than the Specified LG Assets, that are used exclusively in, or that exclusively relate to, the Sunrise Business, (c) all Assets owned or held by the LG Group immediately prior to the Effective Time that are used exclusively in, or that exclusively relate to, the Sunrise Business, (d) all Sunrise Contracts, (e) subject to Section 1.3, all rights interests or claims (whether accrued or contingent) of either Party or any of the members of its Group arising under Shared Contracts to the extent relating to the Sunrise Business, and (f) the assets listed in Schedule 7.1(a)(iii).

“Sunrise Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by a member of the Sunrise Group or any Benefit Plan to which a member of a Sunrise Group is a party.

“Sunrise Board” means the Board of Directors of Sunrise or a duly authorized committee thereof.

“Sunrise Business” means all business and operations conducted by any member of the Sunrise Group, including as described in the Registration Statement.

“Sunrise Class A ADSs” means American depositary shares representing Sunrise Class A Common Shares.

“Sunrise Class A Shares” means Class A common shares (Namenaktien) of Sunrise, par value CHF 0.10 per share.

“Sunrise Class B ADSs” means American depositary shares representing Sunrise Class B Shares.

“Sunrise Class B Shares” means Class B shares with privileged voting rights (Stimmrechtsaktien) of Sunrise, par value CHF 0.01 per share.

“Sunrise Contract” means the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Sunrise Contracts shall not include any contract or agreement that is contemplated to be retained by LG or any member of the LG Group from and after the Effective Time pursuant to any provision of this Agreement or any other Transaction Document or Restructuring Document:

(a) (i) any customer, reseller, distributor or development contract or agreement with a third party entered into prior to the Effective Time exclusively related to the Sunrise Business and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time that relates to the Sunrise Business but is not exclusively related to the Sunrise Business (which contracts and agreements shall be treated in accordance with Section 1.3), that portion of any such contract or agreement that relates to the Sunrise Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Sunrise Business and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Sunrise Business but is not exclusively related to the Sunrise Business (which contracts and agreements shall be treated in accordance with Section 1.3), that portion of any such contract or agreement that relates to the Sunrise Business;

(c) (i) any license agreement entered into prior to the Effective Time exclusively related to the Sunrise Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the Sunrise Business but is not exclusively related to the Sunrise Business (which contracts and agreements shall be treated in accordance with Section 1.3), that portion of any such contract or agreement that relates to the Sunrise Business;

(d) any joint venture or partnership contract or agreement that relates exclusively to the Sunrise Business as of the Effective Time;

(e) any guarantee, indemnity, representation, covenant, warranty or other contractual Liability of either Party or any member of its Group in respect of any other Sunrise Contract, any Sunrise Asset or the Sunrise Business;

(f) any proprietary information and inventions agreement or similar intellectual property assignment or license agreement with any current or former Sunrise Service Provider or LG Service Provider, in each case, entered into prior to the Effective Time (i) that is exclusively related to the Sunrise Business or (ii) if not exclusively related to the Sunrise Business, that portion of any such agreement that relates to the Sunrise Business;

(g) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the other Transaction Documents or Restructuring Documents to be assigned to Sunrise or any member of the Sunrise Group;

(h) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the Sunrise Business;

(i) any credit agreement, note or other financing agreement or instrument entered into by any member of the Sunrise Group;

(j) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Sunrise Group;

(k) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Sunrise Service Provider that are in effect as of the Effective Time;

(l) any other contract or agreement not otherwise set forth herein and exclusively related to the Sunrise Business or Sunrise Assets; and

(m) any contracts, agreements or settlements set forth on Schedule 7.1(a)(iv).

“Sunrise Group” means and includes each of Sunrise and its Subsidiaries, after giving effect to the Restructuring.

“Sunrise Liabilities” means (a) all Liabilities to the extent arising out of, resulting from, or relating to, the conduct of the Sunrise Business, the Sunrise Group, the Sunrise Assets, the Sunrise Service Providers (including (i) all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Sunrise Service Provider after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned, and (ii) all Liabilities arising out of, relating to or resulting from the employment or service or termination or transfer of employment or service of all Sunrise Service Providers, including all Liabilities incurred in connection with the transfers contemplated by Section 5.2 or that may arise under any “transfer of undertaking” or similar law) or the

Sunrise Benefit Plans, whether occurring or arising before, on or after the Effective Time; and (b) any and all Liabilities to be assumed by any member of the Sunrise Group pursuant to this Agreement or any other Transaction Document or Restructuring Document.

“Sunrise PSU” means a restricted share unit in respect of Sunrise Shares granted under a share incentive plan of Sunrise that is subject to performance-based vesting conditions.

“Sunrise RSU” means a restricted share unit in respect of Sunrise Shares granted under a share incentive plan of Sunrise that is not subject to performance-based vesting conditions.

“Sunrise SAR” means a share appreciation right with respect to Sunrise Shares granted under a share incentive plan of Sunrise.

“Sunrise Service Provider” means any Service Provider who primarily provides services to the Sunrise Group and has a direct employment contract with a Sunrise Group entity with effect prior to the Spin-off or whose employment is transferred to Sunrise or its Subsidiaries in connection with and prior to the Spin-off (including, for the avoidance of doubt, a Sunrise Transferring Employee).

“Sunrise Shares” means Sunrise Class A Shares or Sunrise Class B Shares.

“Sunrise Transitional Plan” means the Sunrise Communications AG Transitional Share Adjustment Plan.

“Tax Separation Agreement” means the Tax Separation Agreement to be entered into by and between LG and Sunrise, substantially in the form attached hereto as Exhibit A.

“Technology Master Services Agreement” means the Technology Master Services Agreement to be entered into between Liberty Global Technology Services B.V. and Sunrise GmbH, substantially in the form attached hereto as Exhibit B.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names, and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Documents” means this Agreement and the Other Agreements.

“VAT” means value added tax.

(b) As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Adjusted PSU	Section 2.5(e)(ii)
Adjusted RSU	Section 2.5(d)(ii)
Adjusted SAR	Section 2.5(c)(ii)
Adjusted Stock Option	Section 2.5(b)
Agreement	Preamble
Arbitration Request	Section 6.3(a)
Arbitration Rules	Section 6.3(a)
Awards	Section 2.5(a)
CEO Negotiation Request	Section 6.2
Code	Recitals

Colorado Action	Schedule 7.1(a)(ii)
Confidential Information	Section 3.8(a)
Contribution	Recitals
Delayed Asset	Section 1.2(e)(iii)
Delayed Liability	Section 1.2(e)(iii)
Direct Claim	Section 3.2(g)
Disclosing Party	Section 3.8(a)
Dispute	Section 6.1
Distribution	Recitals
DPA	Section 3.9(a)
EEA	Section 3.9(b)
Effective Date	Section 2.2(b)
EU	Section 3.9(b)
GDPR	Section 3.9(a)
Indemnitee	Section 3.2(d)(i)
Indemnitor	Section 3.2(d)(i)
Issuance	Recitals
Labor Agreement	Section 5.1
LG	Preamble
LG Continuing Employees	Section 5.2
LG Indemnified Parties	Section 3.2(a)
LG Third-Party Guarantee	Section 1.2(g)(i)
Materials	Section 3.15
Mr. Fries	Section 3.11(b)
Mr. Malone	Section 3.11(b)
Newco BV	Recitals
Officer Negotiation Request	Section 6.1
Other Agreements	Section 2.4
Outstanding LG PSU	Section 2.5(e)
Outstanding LG RSU	Section 2.5(d)
Outstanding LG SAR	Section 2.5(c)
Outstanding LG Stock Option	Section 2.5(b)
Party	Preamble
Personal Data	Section 3.9(a)
Post-Spin Awards	Section 2.5(f)
Privilege	Section 3.10(a)
Privileged Information	Section 3.10(a)
Proposals	Section 2.1(a)
Purpose	Section 3.9(a)
Receiving Party	Section 3.8(b)
Record Date	Section 2.2(b)
Releasees	Section 3.1(a)
Restructuring	Section 1.1
Restructuring Documents	Section 1.6
SCC	Section 3.9(b)
Separable Claims	Section 3.2(d)(ii)
Separate Legal Defenses	Section 3.2(d)(ii)
Share Premium Reduction	Recitals
Shared Contract	Section 1.3(a)
Special Meeting	Section 2.1(a)
Specified Matters	Schedule 7.1(a)(ii)
Spin-off	Recitals

Subscription	Recitals
Sunrise	Preamble
Sunrise Adjusted PSU	Section 2.5(e)(i)
Sunrise Adjusted RSU	Section 2.5(d)(i)
Sunrise Adjusted SAR	Section 2.5(c)(i)
Sunrise Indemnified Parties	Section 3.2(b)
Sunrise Third-Party Guarantee	Section 1.2(g)(ii)
Sunrise Transferring Employees	Section 5.2
Swiss Takeover Board	Section 2.1(c)
Third Country	Section 3.9(b)
Third-Party Claim	Section 3.2(d)(i)
Transfer Impediment	Section 1.2(e)(i)
Transferee	Section 1.2(e)(ii)
Transferor	Section 1.2(e)(ii)
Unreleased Liabilities	Section 1.2(f)
Unreleased Person	Section 1.2(f)

7.2 No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the Parties and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the Parties that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and assigns.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three calendar days after the date of mailing, as follows:

if to any LG Group member:	Liberty Global Ltd.
1550 Wewatta Street Suite 1000
Denver, Colorado 80202
Electronic mail: Separately Provided
Attention: Managing Director, Legal

if to any Sunrise Group member:	Sunrise GmbH Thurgauerstrasse 101B
8152 Glattpark (Opfikon) Electronic mail: Separately Provided
Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

7.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the other Transaction Documents (including the Tax Separation Agreement) embodies the entire understanding among the Parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the Parties with respect to such subject matter, and no Party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either Party to enter into this Agreement.

7.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided, however, that LG and Sunrise may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly owned Subsidiaries, but such assignment shall not relieve LG or Sunrise, as the assignor, of its obligations hereunder.

7.6 Governing Law. This Agreement and the legal relations among the Parties will be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

7.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9 Amendments; Waivers. Except as otherwise provided in Section 2.3 and Section 4.1, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

7.10 Public Announcements. From and after the Effective Time, Sunrise shall consult with LG before issuing, and give LG the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as may be required by applicable law or applicable stock exchange regulation, in which case Sunrise shall, to the extent legally permissible, consult with LG before issuing such press release or making such public statement; or (b) for disclosures made that are substantially consistent with disclosure contained in any press release or public statement previously issued with the prior written consent of LG.

7.11 No Strict Construction; Interpretation.

(a) LG and Sunrise each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

(b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in the Schedules and Exhibits and any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

7.12 Conflicts with Tax Separation Agreement. In the event of a conflict between this Agreement and the Tax Separation Agreement, the provisions of the Tax Separation Agreement shall prevail.

7.13 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Agreement may be delivered by electronic mail transmission of a signed copy thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LIBERTY GLOBAL LTD.

By:	/s/ Bryan Hall
Name: Bryan Hall
Title: EVP, General Counsel and Secretary

SUNRISE COMMUNICATIONS AG

By:	/s/ Marcel Huber
Name: Marcel Huber
Title: General Counsel and Chief Corporate Affairs Officer

ANNEX B

TAX SEPARATION AGREEMENT

between

LIBERTY GLOBAL LTD.

and

SUNRISE COMMUNICATIONS AG

Dated as of September 13, 2024

Page
ARTICLE I
DEFINITIONS
Section 1.01	Defined Terms	B-1

ARTICLE II
PREPARATION AND FILING OF TAX RETURNS
Section 2.01	LG’s Responsibility	B-5
Section 2.02	Sunrise’s Responsibility	B-6
Section 2.03	Agent	B-6
Section 2.04	Manner of Tax Return Preparation	B-6

ARTICLE III
LIABILITY FOR TAXES
Section 3.01	Sunrise’s Liability for Taxes	B-6
Section 3.02	LG’s Liability for Taxes	B-6
Section 3.03	Taxes, Refunds and Credits	B-6
Section 3.04	Withholding Taxes	B-7
Section 3.05	Tax Allocations	B-7
Section 3.06	Continuing Covenants	B-7

ARTICLE IV
SPIN-OFF TAXES
Section 4.01	Liability for Spin-off Taxes	B-8
Section 4.02	Continuing Covenants	B-9

ARTICLE V
INDEMNIFICATION
Section 5.01	In General	B-10
Section 5.02	Inaccurate or Incomplete Information	B-10
Section 5.03	No Indemnification for Tax Items	B-10

ARTICLE VI
COOPERATION AND DISPUTE RESOLUTION
Section 6.01	Cooperation and Exchange of Information	B-10
Section 6.02	Dispute Resolution	B-11

ARTICLE VII
MISCELLANEOUS
Section 7.01	Effectiveness	B-12
Section 7.02	No Third-Party Rights	B-12
Section 7.03	Notices	B-12
Section 7.04	Entire Agreement	B-13
Section 7.05	Binding Effect; Assignment	B-13

i

Section 7.06	Governing Law	B-13
Section 7.07	Waiver of Jury Trial	B-13
Section 7.08	Severability	B-13
Section 7.09	Amendments; Waivers	B-13
Section 7.10	No Strict Construction; Interpretation	B-14
Section 7.11	Counterparts	B-14

ii

TAX SEPARATION AGREEMENT

This TAX SEPARATION AGREEMENT, dated as of September 13, 2024 (as amended, restated or otherwise modified, this “Agreement”), is entered into by and between LIBERTY GLOBAL LTD., a Bermuda exempted company limited by shares (“LG”), and SUNRISE COMMUNICATIONS AG, a Swiss stock corporation (Aktiengesellschaft) (“Sunrise”, and together with LG, the “Parties”, and each a “Party”). Certain capitalized terms used herein have the meanings ascribed thereto in Article I. Any capitalized term used herein without definition shall have the meaning given to it in the Master Separation Agreement, dated as of the date hereof, by and between LG and Sunrise (the “Master Separation Agreement”).

RECITALS:

WHEREAS, the LG Board has determined that it is advisable and in the best interests of LG and its shareholders to reorganize its business, assets and liabilities by means of the Spin-off, as described in the Master Separation Agreement;

WHEREAS, the transactions contemplated by this Agreement have been approved by the LG Board and, to the extent applicable, the Sunrise Board;

WHEREAS, the Contribution and the Distribution, taken together (the “Spin-off”), are intended to qualify as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) and related provisions of the Code, and the Spin-off is motivated in whole or substantial part by certain substantial corporate business purposes of LG and Sunrise;

WHEREAS, the Parties have set forth in the Master Separation Agreement the principal arrangements between them regarding the separation of the Sunrise Business from the LG Business; and

WHEREAS, the Parties wish to set forth in this Agreement the terms on which they will allocate any liabilities for Taxes arising prior to, as a result of, and subsequent to the Spin-off, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following capitalized terms have the following meanings when used in this Agreement, unless otherwise specified:

“Actual Loss” means the amount of Taxes, Lost Tax Saving, costs, damages or expenses, including reasonable attorneys’ fees and costs, reduced by the amount of any Tax Saving. Actual Loss does not include special, exemplary, consequential or punitive damages, other than special, exemplary, consequential or punitive damages claimed, assessed or imposed by a person who is not a Party. Actual Loss shall be net of any recovery under insurance or from a third party.

“Agreement” has the meaning set forth in the preamble hereto.

“Arbitrator” has the meaning set forth in Section 6.02(b) of this Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Auditor” has the meaning set forth in Section 6.02(a) of this Agreement.

“Business Days” means all days other than Saturday, Sunday and public holidays on which the IRS is required to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Sunrise (including as a disregarded entity) or one or more Sunrise Affiliates join in the filing of such Tax Return (for any Taxable Period or portion thereof) with LG or one or more LG Affiliates, including, for the avoidance of doubt any Pillar Two Tax Returns.

“Income Tax” shall mean any Tax imposed by a Governmental Authority determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax or any Taxes imposed in lieu of such a Tax.

“Income Tax Item” means any Tax Item relating to Income Taxes.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Firm” has the meaning set forth in Section 6.02(a) of this Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“LG Affiliate” means any corporation or other entity directly or indirectly “controlled” by LG where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Sunrise or any Sunrise Affiliate.

“LG Board” means the Board of Directors of LG or a duly authorized committee thereof.

“LG Business” means all of the businesses and operations conducted by LG and LG Affiliates, excluding the Sunrise Business, at any time, whether prior to or after the Spin-off Date.

“LG Group” means the affiliated group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which LG is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Sunrise Group.

“Lost Tax Saving” means the amount of Tax Saving actually lost in the Taxable Period in which Actual Loss is calculated, or as an adjustment to Actual Loss if the Lost Tax Saving is actually realized in a subsequent Taxable Period.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of LG or Sunrise and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Pre-Spin-off Period” means any Taxable Period beginning on or before the Spin-off Date.

“Pillar Two Tax Returns” means any tax returns filed in accordance with the Pillar Two of the Organization for Economic Cooperation and Development Base Erosion and Profit Shifting Project or related to Country-by-Country Reporting.

“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Ruling” means any ruling issued by any Taxing Authority addressing the application of a provision of the Laws of a relevant jurisdiction to the Spin-off.

“Ruling Documents” means any filings submitted to, or rulings issued by, any Taxing Authority in connection with the Spin-off.

“Spin-off Date” means the close of business on the date which the Spin-off is effected.

“Spin-off Taxes” means any Taxes imposed on, or increase in Taxes incurred by, LG or any LG Affiliate, and any Taxes of an LG shareholder that are required to be paid or reimbursed by LG or any LG Affiliate pursuant to a legal determination resulting from, or arising in connection with, the failure of the Spin-off to qualify as a tax-free transaction under Section 355 of the Code or corresponding provisions of the laws of any other jurisdiction. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant Taxable Period (or portion thereof).

“Straddle Period” means any Taxable Period beginning on or before the Spin-off Date and ending after the Spin-off Date.

“Sunrise Affiliate” means any corporation or other entity directly or indirectly “controlled” by Sunrise at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Sunrise Business Records” has the meaning set forth in Section 6.01(c) of this Agreement.

“Sunrise Group” means the affiliated group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Sunrise will be the common parent corporation immediately after the Spin-off and including any corporation or other entity which may become a member of such group from time to time.

“Sunrise-LG Agreements” means all agreements between Sunrise or a Sunrise Affiliate and LG or an LG Affiliate.

“Sunrise Intercompany Loans” means (i) the loan entered into pursuant to that certain Master Loan Agreement dated November 12, 2020 by and between the former Newco I B.V. which was merged into Liberty Global Switzerland HoldCo B.V., as lender, and the former Sunrise Communications AG (CHE-103.209.608), which was merged into Sunrise GmbH (CHE-106.848.147), as borrower, (ii) the loan entered into pursuant to that certain Master Loan Agreement dated November 10, 2020, by and between Liberty Global Switzerland Holdco B.V., as lender, and UPC Schweiz GmbH, which was in the meantime renamed Sunrise GmbH (CHE-106.848.147), as borrower, (iii) the loan entered into pursuant to that certain Amended and Restated Master Loan Agreement dated November 11, 2020, by and between Liberty Global Switzerland Holdco B.V., as lender, and UPC Schweiz GmbH, which was in the meantime renamed Sunrise GmbH (CHE-106.848.147), as borrower, (iv) the loan entered into pursuant to that certain Master Loan Agreement dated April 12, 2021, by and between Liberty Global Switzerland Holdco B.V., as lender, and the former Sunrise Communications AG, which was merged into Sunrise GmbH (CHE-106.848.147), as borrower, and (v) the loan entered into pursuant to that certain Master Loan Agreement dated September 8, 2021, by and between Liberty Global Switzerland HoldCo B.V., as lender, and Sunrise UPC GmbH (CHE-106.848.147), as borrower.

“Sunrise Internal Debt Restructuring Taxes” means any Taxes imposed on, or increase in Taxes incurred by, LG or any LG Affiliate or Sunrise or any Sunrise Affiliate, resulting from, or arising in connection with, any internal restructuring transactions undertaken with respect to the Sunrise Intercompany Loans that occurred prior to the Spin-off Date .

“Sunrise Pillar Two Taxes” means any Taxes attributable to the Sunrise Business, Sunrise or any Sunrise Affiliate in connection with any Pillar Two Tax Return.

“Supplemental Ruling” means any ruling issued by any Taxing Authority addressing the application of a provision of the Laws of the relevant jurisdiction to the Spin-off.

“Supplemental Ruling Documents” means any filings submitted to, or rulings issued by, any Taxing Authority in connection with the Spin-off.

“Supplemental Tax Opinion” has the meaning set forth in Section 4.02(c) of this Agreement.

“Taxable Period” means any period used for tax accounting purposes by the relevant Party. For Taxes on real or personal property, including ad valorem obligations and similar charges levied with respect to property, the Taxable Period shall be the twelve-month-period beginning on the date of assessment of the Property Tax, unless a different period is clearly provided for by local Law.

“Taxes” means all federal, state, provincial, local, territorial, or tribal taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, stamp, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxpayer” means any Tax payer and its affiliated group or similar group of entities as defined under corresponding provisions of the Laws of any other jurisdiction of which a Tax payer is a member.

“Tax Asset” means any Tax Item that has accrued for Tax purposes but has not been realized during the Taxable Period in which it has accrued, and that could reduce a Tax in another Taxable Period, including a net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or credit related to alternative minimum Tax or any other Tax.

“Tax Attribute” means a net operating loss, capital loss, earnings and profits, overall foreign loss, previously taxed income, separate limitation loss, and any other Tax attribute.

“Tax Benefit” means a reduction in the Tax liability (or increase in Refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such Taxable Period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current Taxable Period and all prior Taxable Periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by LG to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in Refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such Taxable Period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current Taxable Period and all prior Taxable Periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing the Spin-off addressing certain U.S. federal Income Tax consequences of the Spin-off under Section 355 of the Code.

“Tax Proceeding” means any Audit, examination, investigation, action, suit, claim, assessment, appeal, or other administrative or judicial proceeding relating to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Saving” means any amount of Tax actually saved in the Taxable Period in which an Actual Loss is calculated, or as an adjustment to Actual Loss if the Tax Saving is actually realized in a subsequent Taxable Period.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.01 LG’s Responsibility. Subject to the other applicable provisions of this Agreement, LG shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Combined Returns for any Taxable Period;

(b) all Income Tax Returns with respect to LG and/or any LG Affiliate for any Taxable Period; and

(c) all Non-Income Tax Returns with respect to LG, any LG Affiliate, or the LG Business or any part thereof for any Taxable Period.

Section 2.02 Sunrise’s Responsibility. Subject to the other applicable provisions of this Agreement, Sunrise shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Combined Returns) with respect to Sunrise and/or any Sunrise Affiliate for any Taxable Period; and

(b) all Non-Income Tax Returns with respect to Sunrise, any Sunrise Affiliate, or the Sunrise Business or any part thereof for any Taxable Period.

Section 2.03 Agent. Subject to the other applicable provisions of this Agreement, Sunrise hereby irrevocably designates, and agrees to cause each Sunrise Affiliate to so designate, LG as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as LG, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

Section 2.04 Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (a) this Agreement, (b) any Tax Opinion, (c) any Supplemental Tax Opinion, (d) any Ruling, and (e) any Supplemental Ruling.

ARTICLE III

LIABILITY FOR TAXES

Section 3.01 Sunrise’s Liability for Taxes. Sunrise and each Sunrise Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all Refunds of Taxes previously incurred by Sunrise, any Sunrise Affiliate, or the Sunrise Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(b) all Taxes imposed by any Taxing Authority with respect to the Sunrise Business, Sunrise or any Sunrise Affiliate (other than in connection with the required filing of a Tax Return described in Section 2.02 of this Agreement) for any Taxable Period, other than Taxes described in Section 2.01(a) that are not Sunrise Internal Debt Restructuring Taxes or Sunrise Pillar Two Taxes.

Section 3.02 LG’s Liability for Taxes. LG shall be liable for the following Taxes, and shall be entitled to receive and retain all Refunds of Taxes previously incurred by LG, any LG Affiliate, or the LG Business with respect to such Taxes:

(a) All Taxes with respect to Tax Returns described in Section 2.01 of this Agreement, other than Sunrise Internal Debt Restructuring Taxes or Sunrise Pillar Two Taxes; and

(b) all Taxes imposed by any Taxing Authority with respect to LG, any LG Affiliate, or the LG Business (other than in connection with the required filing of a Tax Return described in Section 2.01 of this Agreement) for any Taxable Period.

Section 3.03 Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (a) LG shall be liable for all Taxes incurred by any person with respect to the LG Business for all Taxable Periods and all Taxes described in Section 2.01(a) and shall be entitled to all Refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (b) Sunrise and each Sunrise Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the Sunrise Business for all Taxable Periods (other than Taxes described in Section 2.01(a)) and shall be entitled to all Refunds and credits of

Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by LG (or any LG Affiliate) to Sunrise (or any Sunrise Affiliate) for any loss, deduction, credit or other Tax Attribute arising in connection with, or related to, Sunrise, any Sunrise Affiliate, or the Sunrise Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement.

Section 3.04  Withholding Taxes. The Parties agree to cooperate reasonably and in good faith to take reasonable steps to secure any reduction of or exemption from any residual withholding Taxes with respect to any payments made on any Sunrise-LG Agreements prior to the Spin-Off Date, including (without limitation) completing any necessary procedural formalities and providing any relevant Tax documentation in connection with the levying of and qualification for a full or partial refund of such withholding Taxes under any applicable double taxation treaty.

Section 3.05  Tax Allocation.

(a) Allocation of Tax Items. All Tax computations for (x) any Pre-Spin-off Periods ending on the Spin-off Date and (y) the immediately following taxable period of Sunrise or any Sunrise Affiliate, shall be made pursuant to the principles of the applicable Laws of any relevant jurisdictions, as reasonably determined by LG.

(i) Allocation between Taxable Periods. If applicable Law requires the Taxable Period of Sunrise or any Sunrise Affiliate that was a member of the LG Group to end as of the close of the Spin-off Date, Income Tax Items shall be included in each Taxable Period in accordance with applicable Law.

(ii) Allocation within a Straddle Period. If applicable Law does not require the Taxable Period of Sunrise and each Sunrise Affiliate that was a member of the LG Group to end as of the close of the Spin-off Date, then the amount of Income Tax Items attributable to each portion of the Straddle Period shall be determined by means of a closing of the books and records of Sunrise and such Sunrise Affiliates as of the close of the Spin-off Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

(b) Allocation of Tax Assets. LG and Sunrise shall cooperate in determining the allocation of any Tax Assets among LG, each LG Affiliate, Sunrise, and each Sunrise Affiliate. The Parties hereby agree that in the absence of controlling legal authority, no Tax Assets will be allocated to Sunrise or any Sunrise Affiliate that filed a Combined Return with LG or any LG Affiliate.

Section 3.06 Continuing Covenants. Each of LG (for itself and each LG Affiliate) and Sunrise (for itself and each Sunrise Affiliate) agrees (a) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (b) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

ARTICLE IV

SPIN-OFF TAXES

Section 4.01 Liability for Spin-off Taxes.

(a) LG’s Liability for Spin-off Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, LG and each LG Affiliate shall be jointly and severally liable for any Spin-off Taxes, to the extent that such Spin-off Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by LG (or any LG Affiliate) inconsistent with any information, covenant, representation, or material related to LG, any LG Affiliate, or the LG Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve LG (or any LG Affiliate) of liability under this Agreement);

(ii) any action or omission by LG (or any LG Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses following the Spin-off;

(iii) any acquisition of any stock or assets of LG (or any LG Affiliate) by one or more other persons (other than Sunrise or a Sunrise Affiliate) prior to or following the Spin-off; or

(iv) any issuance of stock by LG (or any LG Affiliate), or change in ownership of stock in LG (or any LG Affiliate).

(b) Sunrise’s Liability for Spin-off Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Sunrise and each Sunrise Affiliate shall be jointly and severally liable for any Spin-off Taxes, to the extent that such Spin-off Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Sunrise or any Sunrise Affiliate after the Spin-off at any time, that is inconsistent with any information, covenant, representation, or material related to Sunrise , any Sunrise Affiliate, or the Sunrise Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Sunrise (or any Sunrise Affiliate) to LG (or any LG Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Sunrise (or any Sunrise Affiliate) of liability under this Agreement);

(ii) any action or omission by Sunrise or any Sunrise Affiliate after the Spin-off Date including a cessation, transfer to affiliates or disposition of the active trades or businesses of Sunrise (or any Sunrise Affiliate);

(iii) any acquisition of any stock or assets of Sunrise (or any Sunrise Affiliate) by one or more other persons (other than LG or any LG Affiliate) prior to or following the Spin-off; or

(iv) any issuance of stock by Sunrise or any Sunrise Affiliate after the Spin-off or change in ownership of stock in Sunrise (or any Sunrise Affiliate) after the Spin-off.

(c) Equal Liability for Remaining Spin-off Taxes. LG and Sunrise shall be equally liable for any Spin-off Taxes not otherwise allocated by Section 4.01(a) or (b) of this Agreement.

Section 4.02 Continuing Covenants.

(a) Sunrise Restrictions. Sunrise agrees that (i) it will take, or cause any Sunrise Affiliate to take, any action requested by LG in order to enable LG to effectuate the Spin-off and (ii) it will not take or fail to take, or permit any Sunrise Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Sunrise (or any Sunrise Affiliate) or within the control of Sunrise and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to Sunrise) other than as permitted by Section 4.02(c) of this Agreement. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(b) LG Restrictions. LG agrees that it will not take or fail to take, or permit any LG Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to LG (or any LG Affiliate) or within the control of LG and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(c) Certain Sunrise Actions Following the Spin-off. Sunrise agrees that, during the two year period following the Spin-off, without first obtaining, at Sunrise’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Spin-off Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Spin-off Taxes, unless in any such case LG and Sunrise agree otherwise, Sunrise shall not (i) sell more than 50% of the assets of Sunrise or any Sunrise Affiliate or more than 20% of any class of stock (by vote or value) of Sunrise or any Sunrise Affiliate, (ii) merge Sunrise or any Sunrise Affiliate with another entity, without regard to which Party is the surviving entity, or (iii) facilitate or otherwise participate in any acquisition of stock in Sunrise that would result in any shareholder owning 5% or more of the outstanding stock of Sunrise. Sunrise and any Sunrise Affiliate shall only undertake any of such actions after LG’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by LG. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.02(c), from time to time, by mutual agreement, to (A) add certain actions to the list contained herein, or (B) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in Law occurring after the date of this Agreement.

(d) Notice of Specified Transactions. Not later than 15 Business Days prior to entering into any oral or written contract or agreement, and not later than ten Business Days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding the transaction described in paragraph (c), Sunrise shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to LG.

(e) Sunrise Cooperation. Sunrise agrees that, at the request of LG, Sunrise shall cooperate fully with LG to take any action necessary or reasonably helpful to effectuate the Spin-off or any transaction related to the Spin-off, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling or executing any affidavit or other documentation necessary to assist LG in complying with any withholding or information reporting provision. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (A) Sunrise has read the Officer’s Certificate, Ruling

Documents, and/or Supplemental Ruling Documents and (B) all information and representations, if any, relating to Sunrise, any Sunrise Affiliate or the Sunrise Business contained therein are true, correct and complete in all material respects).

(f) Duty to Update the Other Party. If a Party becomes aware that any fact presented or representation made in connection with obtaining a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (singly or in combination) is, may be, or may become misleading or other than true, correct, fairly presented and complete in all respects, such Party shall promptly notify the other Party of the situation in writing, and shall use its best efforts and fully cooperate in any efforts by the other Party to correct the situation, all at its own expense.

(g) Consistent Reporting. No member of the LG Group or the Sunrise Group will take a position on a Tax Return that could be reasonably likely to be inconsistent in any respect with the conclusions set forth in a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling.

ARTICLE V

INDEMNIFICATION

Section 5.01 In General. LG and each member of the LG Group shall jointly and severally indemnify Sunrise, each Sunrise Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Actual Losses for which LG or any LG Affiliate is liable under this Agreement and any Actual Losses that are attributable to, or result from, the failure of LG, any LG Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Sunrise and each member of the Sunrise Group shall jointly and severally indemnify LG, each LG Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Actual Losses for which Sunrise or any Sunrise Affiliate is liable under this Agreement and any Actual Losses that are attributable to, or result from, the failure of Sunrise, any Sunrise Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

Section 5.02 Inaccurate or Incomplete Information. LG and each member of the LG Group shall jointly and severally indemnify Sunrise, each Sunrise Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to LG or any LG Affiliate supplying Sunrise or any Sunrise Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Sunrise and each member of the Sunrise Group shall jointly and severally indemnify LG, each LG Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to Sunrise or any Sunrise Affiliate supplying LG or any LG Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

Section 5.03 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carry forward, basis or other Tax Item, whether past, present or future, of LG, any LG Affiliate, Sunrise or any Sunrise Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

ARTICLE VI

COOPERATION AND DISPUTE RESOLUTION

Section 6.01 Cooperation and Exchange of Information.

(a) Cooperation. Sunrise and LG shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from the other Party for information and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for Refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a Refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or Refund claim by a member of the LG Group or the Sunrise Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied;

(iii) the provision of any available documentation, including transfer pricing documentations and benchmark studies, that supports the arm’s length nature of any payments made under the Sunrise-LG Agreements or the Sunrise Intercompany Loans; and

(iv) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notice of Audit. Each Party shall promptly give notice to the other of any Audit covering any potential Tax liability where one Party may have a right to demand payment for such Tax from, or be indemnified by, the other Party.

(c) Retention of Records. Any Party that is in possession of documentation of LG (or any LG Affiliate) or Sunrise (or any Sunrise Affiliate) relating to the Sunrise Business, including books, records, Tax Return and all supporting schedules and information relating thereto (the “Sunrise Business Records”) shall retain such Sunrise Business Records for a period of seven years following the Spin-off Date. Furthermore, neither LG nor Sunrise shall destroy, or permit the destruction of, any records that relate to a known Tax liability or other payment of the other Party without the other’s written consent.

(d) Costs of Cooperation. Each Party shall bear all of its own costs incurred in connection with cooperating with the other Party under this Agreement.

Section 6.02 Dispute Resolution. In the event that LG and Sunrise disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Parties shall attempt in good faith to resolve such dispute. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 6.02 shall not be applicable to any disagreement between the Parties relating to Spin-off Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

(a) Choice of Arbitrator. If such dispute is not resolved within 60 Business Days following the commencement of the dispute, LG and Sunrise shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both Parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. If the Parties cannot agree on a single firm within ten Business Days, they shall each select a nationally recognized public accounting firm, which may include the public accounting firm which regularly opines on either Party’s financial statements (“Auditor”). Those two firms shall jointly select and notify, within ten Business Days, a third independent nationally recognized public accounting firm, which shall not be the Auditor of either Party, to resolve the dispute.

(b) Arbitration. The chosen public accounting firm (the “Arbitrator”) shall be provided with written arguments by each Party and all supporting documents which each Party deems necessary within 60 days of selection of the Arbitrator. Each Party shall provide the other Party with copies of all written arguments, documents, and correspondence submitted to the Arbitrator. Either Party may discuss the issues with the Arbitrator provided the other Party is given the opportunity to be present. Within 90 days of selection of the Arbitrator, the Arbitrator may request each Party to respond to the written arguments provided by the other Party. The Arbitrator may also set a date, time, and place for oral arguments. Within 120 days of any oral arguments or the last written arguments, whichever is later, the Arbitrator shall notify the Parties of its decision. If in the opinion of the Arbitrator an expedited decision is necessary to protect either Party’s rights, the Arbitrator shall accelerate the dates for submissions, arguments, and decision so as to protect the rights of the Parties.

(c) Binding Effect. The determination made by the Arbitrator under this Section 6.02 shall be conclusive and binding upon the Parties and shall not be subject to appeal, except in the case of manifest factual, mathematical or clerical error.

(d) Costs of Arbitration. Each Party shall bear its own separate costs of arbitration, and the Parties shall share equally in all fees and costs of the Arbitrator, except that if the Independent Firm determines that the position advanced by either Party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Firm shall be borne by such Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Effectiveness. This Agreement shall become effective upon execution by the Parties hereto. Except as specifically provided to the contrary in this Agreement, this Agreement shall apply to all Taxable Periods.

Section 7.02 No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the Parties and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the Parties that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 7.03 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three calendar days after the date of mailing, as follows:

if to any LG Group member:	Liberty Global Ltd. 1550 Wewatta Street Suite 1000 Denver, Colorado 80202 Telephone: (303) 220-6600 Electronic mail: Separately Provided Attention: Managing Director, Legal
if to any Sunrise Group member:	Sunrise Thurgauerstrasse 101B 8152 Glattpark (Opfikon) Telephone: +41 58 777 76 66 Electronic mail: Separately Provided Attention: General Counsel or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

Section 7.04 Entire Agreement. This Agreement together with the other Transaction Documents embodies the entire understanding among the Parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the Parties with respect to such subject matter, and no Party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either Party to enter into this Agreement.

Section 7.05 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except with respect to a merger of a Party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Parties; provided, however, that LG and Sunrise may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly owned Subsidiaries, but such assignment shall not relieve LG or Sunrise, as the assignor, of its obligations hereunder.

Section 7.06 Governing Law. This Agreement and the legal relations among the Parties will be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

Section 7.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.07.

Section 7.08 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.09 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the Party against whom enforcement of such consent is sought.

Section 7.10 No Strict Construction; Interpretation.

(a) LG and Sunrise each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

(b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, as applicable, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

Section 7.11 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Agreement may be delivered by electronic mail transmission of a signed copy thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LIBERTY GLOBAL LTD.

By:	/s/ Bryan Hall
Name:Bryan Hall
Title: EVP, General Counsel and Secretary

SUNRISE COMMUNICATIONS A.G.

By:	/s/ Marcel Huber
Name:Marcel Huber
Title: Director

ANNEX C

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) (IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

TECHNOLOGY

MASTER SERVICES AGREEMENT

Liberty Global Technology Services BV

and

Sunrise GmbH

Schedules

Schedule 1 (Service Description)

Schedule 2 (Service Operating Model)

Schedule 3 (Change Management Procedure)

Schedule 4 (Charges)

Schedule 5 (Pass-through Services)

Schedule 6 (Excluded Services)

Schedule 7 (Service Performance)

Schedule 8 (General Dependencies)

Schedule 9 (Definitions and Interpretation)

This AGREEMENT is dated

BETWEEN:

(1)

SUNRISE GmbH, incorporated and registered in Switzerland with company number CHE-106.848.147, whose registered office is at Thurgauerstrasse 101B, 8152 Glattpark Opfikon, Switzerland (the Service Recipient); and

(2)

LIBERTY GLOBAL TECHNOLOGY SERVICES B.V., registered in the Netherlands with company number 80203582 whose registered office is at Boeing Avenue 53, 1119 PE, Schiphol-Rijk, the Netherlands (the Service Provider),

(each a party and together, the parties).

BACKGROUND:

(A)	The Service Provider currently provides certain technology services to the Service Recipient as set out in this Agreement (as amended from time to time).

IT IS AGREED:

1.	INTERPRETATION

Words and expressions used in this Agreement shall be interpreted in accordance with the Definitions and Interpretation Schedule.

2.	SERVICES

2.1

The Service Provider shall provide, or procure the provision of, the Services (as further set out in the Services Schedule) to the Service Recipient and each member of the Service Recipient Group agreed in accordance with clause 6 (each a Service Beneficiary) in accordance with the terms and conditions of this Agreement. The Service Recipient in return pays the agreed Service Charges to the Service Provider.

Service Boundary

2.2

The Service Provider’s obligation to provide each Service is subject to the applicable Service Boundary, meaning that the Service Provider is not required to provide that Service beyond the Service Boundary and neither the Service Recipient nor any Service Beneficiary is entitled to use that Service beyond the Service Boundary without the Service Provider’s prior written permission.

2.3	For each Service to which a Service Boundary applies, the parties shall (at any party’s request from time to time):

(a)	discuss the potential extension of the Service Boundary for that Service, including the potential associated changes to Service Charges; and

(b)

if the parties reach agreement upon a basis to extend the Service Boundary, they shall develop, agree and enter into a Change to give effect to that agreement pursuant to the Change Management Procedure.

2.4	Any extension of a Service Boundary under this clause shall be subject to the Service Provider obtaining any corresponding Authorisations, the costs for which shall be allocated pursuant to clause 5.

Operational Processes

2.5

Subject to clause 2.6, in performing and receiving each Service, each party shall, and shall procure that each member of its Group shall (to the extent such member receives or provides Services), comply with the roles and responsibilities applicable to that party (and its Group), and with the processes, that are relevant to that Service as set out in the following parts of the Service Operating Model:

(a)	Governance Model;

(b)	Platform Services;

(c)	Delivery Services; and

(d)	Operational Services;

(collectively, the Operational Processes).

2.6	For each Service, the Operational Processes are subject to any modification, or disapplication, of those Operational Processes as specified in the applicable Service Description.

2.7	Each party shall comply with its obligations concerning forecasting, and reporting Service usage, under the Operational Processes.

[redacted]

Excluded Services

2.9

The parties acknowledge and agree that the Excluded Services are outside the scope of this Agreement and the Service Provider shall not be required to provide any Excluded Services to the Service Recipient under this Agreement.

2.10	The Service Recipient acknowledges and agrees that:

(a)

the Service Provider Group and their respective staff, directors, employees and consultants are not qualified, regulated, licensed and/or authorised to provide tax, legal, accounting, pensions, insurance or financial services or other financial advice to the Service Recipient or its Affiliates;

(b)

nothing in this Agreement will require the Service Provider Group or their respective staff, directors, employees or consultants to hold or obtain regulatory consents or licenses in the provision of the services described at clause 2.9(a);

(c)

the Services do not constitute tax, legal, accounting, pensions, insurance or financial services or other financial advice and are not intended to be relied upon or form the basis of any decision by any member of the Service Recipient Group in relation to such matters; and

(d)

the Service Recipient should conduct its own investigation and due diligence and analysis and take advice from appropriately qualified tax and/or legal and/or accounting and/or financial services and/or other advisers to satisfy itself that any act, position, filing, contract, commitment, decision or matter is appropriate with regard to the circumstances and requirements of the Service Recipient Group.

3.	DURATION

Agreement Term

3.1

This Agreement as amended and restated shall commence on the Effective Amendment Date and shall continue until the date of expiry of the Service Term for the last remaining Service (or Services) under this Agreement, in accordance with its terms (the Term).

Service Terms

3.2	The Service Provider shall provide each Service until the later of:

(a)	subject to any earlier termination under clause 25 or any extension for a Renewal Term, the end of the applicable Initial Service Term;

(b)	the end of the Renewal Term for that Service; and

(c)	the end of the Exit Period for that Service,

(the Service Term).

Renewal

3.3

Unless otherwise set out in the Service Description, the Service Recipient may request to renew the Services for one additional 24 month term (the Renewal Term) by giving the Service Provider 12 months’ written notice before the end of the Initial Service Term.

4.	STANDARD FOR SERVICES

4.1	In providing the Services the Service Provider shall:

(a)	use reasonable care and skill in accordance with applicable industry standards;

(b)

subject to clause 8.5, comply with Applicable Laws [redacted] as they relate to the provision of the Services by the Service Provider (subject always to each party’s obligations to comply with a Required Change due to a change in Applicable Laws as further described in the Change Management Procedure); and

(c)

ensure that those of its personnel whose decisions are necessary for the proper provision of the Services are available during Working Hours on reasonable notice for consultation on any material matter relating to the Services and have reasonable skill, experience and qualifications.

4.2

If the Service Provider materially or persistently fails to meet (a) the Service standards under clause 4.1 or (b) [redacted] then, following the referral and completing the process in accordance with paragraph 5 (Service Management) of the Governance Model, the Service Provider shall, at its cost:

(a)	carry out an appropriate analysis of the cause of the relevant failure;

(b)	put in place and execute a plan for remediation of the relevant failure; and

(c)	ensure it provides the Services in accordance with the relevant Service standards under clause 4.1 as soon as possible.

4.3	[redacted].

5.	THIRD PARTY SUPPLIERS

Authorisations

5.1	The parties agree that:

(a)

certain of the Services may be provided in whole or in part by or through the use of third parties on behalf of the Service Provider, or the provision of Services or a Pass-Through Service by the Service Provider may require licences or consents granted by third party rights holders (such third parties, in each case excluding, for the avoidance of doubt, the Affiliates from time to time of the Service Provider, being Third Party Suppliers) under one or more contracts (including an Original Supply Agreement) to which the Service Recipient and any relevant Service Beneficiaries are not a party (collectively, Third Party Supply Contracts); and

(b)	the use of Third Party Supply Contracts in the manner described in (a) above may require an Authorisation.

5.2	From the Effective Amendment Date, the Service Provider shall:

(a)

use reasonable endeavours to obtain (to the extent not obtained before the Effective Amendment Date) and maintain each Authorisation necessary under a Third Party Supply Contract to provide the relevant Services to the Service Recipient and relevant Service Beneficiaries in accordance with this Agreement; and

(b)

notify the Service Recipient (to the extent the Service Recipient is not already aware as at the Effective Amendment Date) as soon as reasonably practicable if any Third Party Supplier refuses (without making a counter-offer or offering further negotiations) to provide an Authorisation necessary under a Third Party Supply Contract, or if a necessary Authorisation has not been obtained by the date from which it is required.

5.3

Where permitted by Applicable Laws, the Service Recipient shall (and shall procure that relevant Service Beneficiaries shall) provide reasonable support to the Service Provider in obtaining any Authorisations, as may be reasonably requested by the Service Provider from time to time. As between the parties, the Service Provider shall be solely responsible for managing its relationship with the Third Party Suppliers and the Service Recipient shall not (and shall procure that the Service Recipient Group shall not) discuss or communicate with any Third Party Suppliers regarding the provision of the Services, the obtaining of any Authorisation or the existence or substance of this Agreement.

Authorisation Expenses

5.4

If, in complying with its obligations to obtain and maintain Authorisations under clause 5.2, the Service Provider or any of its Affiliates is required to make any one-off or recurring payment to the relevant Third Party Supplier in return for that Third Party Supplier agreeing to provide the required Authorisation that is not reflected in the relevant Service Charges (Authorisation Expenses), the Service Provider shall:

(a)	use reasonable endeavours to minimise the Authorisation Expenses;

(b)

act on a fair and reasonable basis in connection with the negotiation and agreement of any Authorisation Expenses and shall not unfairly prejudice the Service Recipient or the Service Beneficiaries relative to the Service Provider Group (including by not prioritising the commercial objectives of the Service Provider Group over the Service Recipient or any Service Beneficiary);

(c)	notify the Service Recipient of the relevant Authorisation Expenses as soon as reasonably practicable; and

(d)	provide such information as the Service Recipient shall reasonably request in respect of such Authorisation Expenses.

5.5

The Service Recipient shall reimburse the Service Provider, as Reimbursable Costs, for any Authorisation Expenses incurred by the Service Provider or any of its Affiliates in complying with its obligations to obtain and maintain Authorisations under clause 5.2 (and each reimbursement may be on a recurring and/or one-off basis, depending on the nature of the Authorisation Expenses to be reimbursed).

Compliance with Authorisations and Third Party Supply Contracts

5.6

Subject to any confidentiality obligations binding upon it, the Service Provider shall give the Service Recipient reasonable notice of any relevant obligations owed to, or restrictions put in place by, a Third Party Supplier in respect of each Authorisation or under any Third Party Supply Contract.

5.7	The Service Recipient shall and shall procure that each Service Beneficiary shall:

(a)	comply with the terms of all relevant obligations owed to, or restrictions put in place by, a Third Party Supplier under a Third Party Supply Contract; and

(b)

not act (or omit to act) in any way that the Service Recipient knows (or ought reasonably to know) would result in a breach by any member of the Service Provider Group of the terms of any Authorisation or Third Party Supply Contract (including any use or on-provision of a Service in breach of this Agreement).

5.8

The Service Recipient shall notify the Service Provider in writing as soon as reasonably practicable if the Service Recipient (or any Service Beneficiary) becomes aware of any circumstances that constitute a breach (or are likely to result in a breach) of clause 5.7.

5.9

The Service Recipient shall indemnify the Service Provider on written demand against all Losses incurred by the Service Provider or any Affiliate of the Service Provider arising from a breach by the Service Recipient (or any Service Beneficiary) of clause 5.7.

6.	SERVICE BENEFICIARIES

6.1

The Service Provider acknowledges that the Service Recipient has entered into this Agreement for its own benefit and the Service Provider shall perform its obligations under this Agreement for the benefit of the Service Recipient and the Service Recipient Group as at the Effective Amendment Date.

Extending Services to the broader Service Recipient Group

6.2	In relation to any Service, the parties shall (at any party’s request from time to time):

(a)	discuss the potential extension of that Service to other members of the Service Recipient Group, including the potential associated changes to Service Charges; and

(b)

if the parties reach agreement upon a basis to extend that Service to additional members of the Service Recipient Group, they shall develop, agree and enter into a Change to give effect to that agreement pursuant to the Change Management Procedure;

[redacted].

6.3

Any extension of Services to additional recipients under clause 6.2 shall be subject to the Service Provider obtaining any corresponding Authorisations in accordance with the terms of this Agreement, the costs for which shall be allocated pursuant to clause 5.

6.4	The Service Recipient shall (as between the parties):

(a)

procure that each Service Beneficiary shall use the relevant Services in accordance with the terms of this Agreement (including by complying with all restrictions in this Agreement relating to the use of the relevant Services), as if those terms and restrictions applied to that Service Beneficiary; and

(b)

be liable for all acts and omissions of each Service Beneficiary in connection with the receipt of the Services for which, if such acts and omissions were of the Service Recipient, the Service Recipient would be liable (whether for breach of this Agreement, in tort (including negligence), in breach of a statutory duty, under any indemnity or otherwise), subject to the exclusions and limitations of liability under this Agreement.

7.	SERVICE RECIPIENT OBLIGATIONS

7.1

The Service Recipient shall, and shall procure that each Service Beneficiary shall, at its own cost, ensure that those of its personnel whose decisions are necessary for the proper administration and performance of the Services are available during Working Hours on reasonable notice for consultation on any material matter relating to the Services and have reasonable skill, experience and qualifications.

7.2	The Service Recipient shall:

(a)	ensure that each Service is used solely for the benefit of each relevant Service Beneficiary of that Service, for the purposes of carrying on the business of that Service Beneficiary; and

(b)	ensure that each Service Beneficiary complies, with Applicable Laws applicable to them in connection with the receipt or use of the Services under this Agreement.

7.3

To the extent that the Service Boundary for a Service permits the resale of that Service by the Service Recipient or a Service Beneficiary, the Service Recipient shall (as between the parties) be liable for the access or use of the Services by its or that Service Beneficiary’s customers as though it were the access or use of the Services by it or that Service Beneficiary.

7.4

For the avoidance of doubt, the Service Recipient acknowledges and agrees that it and the Service Beneficiaries shall use or access the Services solely for the purposes set out in clause 7.2(a) and in accordance with the terms and conditions of this Agreement. The Service Recipient shall not, and shall procure that the Service Beneficiaries shall not, provide or resell any Service to any third party except as expressly permitted by the applicable Service Description.

8.	DEPENDENCIES AND RELIEF EVENTS

8.1	The Service Provider shall not be liable for any failure to perform, or for any delay in the performance of, any obligations under this Agreement (including obligations to perform the Services):

(a)	to the extent caused, or contributed to, by:

(i)	any failure by the Service Recipient or the Service Beneficiaries to perform (or procure the performance of) one or more Dependencies; or

(ii)

any act or omission by the Service Recipient or by any Service Beneficiary that the Service Recipient is aware (or reasonably ought to be aware) will, or will be likely to, cause the Service Provider to be unable to perform any obligation under this Agreement; or

(b)	if a Service is Dependent on another Service and that Service is:

(i)	suspended by the Service Provider in accordance with clause 24 (suspension);

(ii)

terminated by the Service Provider in accordance with clauses 25.1 (breach), 25.2 (non-payment) or 25.3 (insolvency), by the Service Recipient in accordance with clause[redacted] 25.8 (early termination of a Service), or by either party in accordance with clause 25.5 (force majeure); or

(iii)	the Service Term expires,

unless a Change to address the relevant Dependency is agreed in accordance with the Change Management Procedure (each of which shall be a Relief Event).

8.2	If the Service Provider becomes aware that a Relief Event has occurred:

(a)

it shall provide reasonable notice to the Service Recipient, identifying the Relief Event and its effect or likely effect on the supply of the Services and/or on the ability of the Service Provider to perform its obligations under this Agreement;

(b)	to the extent it is able to do so, the Service Provider shall:

(i)	discuss with the Service Recipient any actions that may reasonably be taken by the Service Recipient (or any Service Beneficiary) to seek to mitigate the effect of the Relief Event; and

(ii)

if reasonably requested by the Service Recipient, provide details of any incremental Reasonable Costs likely to be incurred by the Service Provider in relation to any such proposed mitigating actions in relation to the Relief Event; and

(c)

use its reasonable endeavours to perform any proposed mitigating actions reasonably requested by the Service Recipient and for which the Service Recipient has agreed to incur any associated Reasonable Costs.

8.3

The Service Recipient shall promptly reimburse the Service Provider, as Reimbursable Costs, for all incremental Reasonable Costs incurred by the Service Provider in seeking to mitigate the effect of a Relief Event in accordance with clause 8.2(c).

8.4

The Service Provider and its Affiliates may, in providing each Service, rely on the provision of data and information to it by or on behalf of the Service Recipient and each Service Beneficiary in respect of that Service. Except as otherwise agreed in writing, the Service Provider has no obligation to review, verify or otherwise confirm the accuracy, completeness or sufficiency of the data or information provided by, or on behalf of, the Service Recipient or any Service Beneficiary (and the Service Provider Group is not liable for Claims arising as a result of the inaccuracy, insufficiency or incompleteness of the data or information provided by or on behalf of the Service Recipient or any Service Beneficiary).

8.5	The Service Provider shall not be in breach of this Agreement if and to the extent that it is unable to provide any of the Services or perform any of its other obligations under this Agreement:

(a)

without breaching any Applicable Laws (subject always to each party’s obligations to comply with a Required Change due to a change in Applicable Laws (as further described in the Change Management Procedure); or

(b)	if to do so would breach the terms of an Authorisation.

9.	CPE SOFTWARE

In consideration of the Service Recipient agreeing to pay the CPE Software Fees to the Service Provider, the Service Provider grants to the Service Recipient a non-exclusive, non-transferable, non-sub-licensable right to use the CPE Software within the Service Boundary and Territory for the sole purpose of and subject to receiving the Entertainment Service and Connectivity Service in accordance with the terms and conditions set out in this Agreement during the Service Term for each of the Entertainment Service and Connectivity Service (each a CPE Software Period).

10.	CHARGES, COSTS AND INVOICING

Service Charges

10.1	Except as expressly stated otherwise in a Service Description, each Service Charge:

(a)	is categorised in the Charges Schedule as a Base Charge or Scalable Charge;

(b)	the Base Charges shall be invoiced in advance (not more than one month before the month to which the Service Charges relate) in equal monthly instalments; and

(c)	the Scalable Charges shall be calculated and invoiced monthly in arrears.

Pass-Through Costs

10.2

The Service Provider shall invoice the Service Recipient for Pass-Through Costs monthly, at any time after the first day of the relevant month to which the invoice relates, based upon the Service Provider’s Pass-Through Costs for the relevant month.

Reimbursable Costs

10.3	Reimbursable Costs shall be invoiced by the Service Provider and payable on a monthly basis in arrears (at any time after the end of the relevant month to which the invoice relates).

Third Party Cost increases

10.4

Subject to clause 10.5, if any Third Party Cost (other than a Pass-Through Cost) associated with the Service Provider’s provision of any Service (or element of a Service) increases by 10% or more compared with the equivalent cost as at the Effective Amendment Date, including increased charges under Third Party Supply Contracts (other than an Original Supply Agreement and any Pass-Through Costs, which shall be passed-through in accordance with the Pass-Through Services Schedule), the Service Provider

may, [redacted] on written notice to the Service Recipient, increase the Service Charges in respect of any affected Service(s) by an amount proportionate to the increase in that Third Party Cost.

10.5	[redacted]

Invoicing and Payment

10.6

In respect of each Service (or part thereof) provided during the relevant Service Term, the Service Recipient shall pay the Charges (and such other amounts that are payable by the Service Recipient to the Service Provider or any of its Affiliates under this Agreement) invoiced by the Service Provider or any of its Affiliates within 30 calendar days from the date of receipt of the relevant invoice (the Due Date).

10.7

If the Service Recipient reasonably and in good faith believes that any invoice or part of an invoice issued by the Service Provider or any of its Affiliates is manifestly incorrect, it shall within 15 calendar days of receipt of such invoice notify the Service Provider in writing stating the reasons why it believes the invoice to be incorrect. The Service Recipient’s notice will constitute a Dispute and will be addressed in accordance with the Escalation Procedure. During the existence of any such Dispute, the Service Provider shall continue to provide the Services in accordance with this Agreement. The Service Recipient shall be entitled to withhold payment of the disputed amount but shall be obliged to pay any undisputed part of the invoice by the applicable Due Date. On settlement of any such Dispute the Service Recipient shall pay within 15 calendar days of the date of such settlement any amount that is properly due and owing under the invoice (and that date for payment shall be the Due Date for those amounts for the purposes of this clause 10.7).

10.8	The Service Recipient shall make all payments under this Agreement to the Service Provider’s Bank Account.

10.9

Payment under this Agreement, including in particular clause 10.6, shall be in immediately available funds in the denomination noted against the relevant Charges by electronic transfer on or prior to the Due Date.

10.10

If any sum due for payment under this Agreement (except for any amounts validly disputed under clause 10.7) is not paid by the applicable Due Date, the Service Recipient shall pay Default Interest on that sum from, but excluding, the applicable Due Date to, and including, the date of actual payment, calculated on a daily basis and compounding annually.

10.11

If, in respect of any part of an invoice under clause 10.6 that the Service Recipient has not disputed in accordance with clause 10.7, or in respect of any amount subject to a dispute and determined to be properly due and owing, the Service Recipient has failed to pay the Service Provider by the applicable Due Date:

(a)

then after the date falling seven calendar days after the applicable Due Date, the Service Provider may notify the Service Recipient of such failure with copies addressed to the Governance Committee (the Default Notice); and

(b)

without prejudice to any other rights or remedies the Service Provider may have under this Agreement or at law, if by the date falling 30 calendar days after the date of the Default Notice under clause 10.11(a) the Service Recipient has failed to pay such invoice, the Service Provider shall have the right to suspend the Services (or part of the Services) to the extent to which they relate to the unpaid Charges without further notice until the relevant payment has been made; and

(c)

without prejudice to any other rights or remedies the Service Provider may have under this Agreement or at law, if by the date falling 60 calendar days after the date of the Default Notice which has been served under clause 10.11(a) the Service Recipient has failed to pay such invoice, the Service Provider shall have the right to terminate the Services (or part of the Services) reasonably determined by the Service Provider to relate to the unpaid Charges, immediately on written notice to the Service Recipient at any time that the relevant payment remains unpaid.

11.	TAX

11.1	Each party shall pay all sums payable under this Agreement without any Tax Deduction, except as required by Applicable Law.

11.2	If a party (the Payor) is required by Applicable Law to make a Tax Deduction from a sum payable under this Agreement to the other party (the Recipient), the Payor shall:

(a)	make such Tax Deduction and any payment to a Tax Authority required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

(b)

subject to the outcome of clause 11.3 below, pay to the Recipient such additional amounts as will ensure that the Recipient receives, in total, a net amount which (after any Tax Deductions have been made) is no less than the amount it would have been entitled to receive in the absence of any such requirement to make a Tax Deduction; and

(c)	promptly deliver to the Recipient evidence reasonably satisfactory to the Recipient that a Tax Deduction has been made and any appropriate payment paid to the relevant Tax Authority.

11.3

In the event that any Tax Deduction becomes required by Applicable Law to be made from an amount payable under this Agreement, the parties shall cooperate reasonably and in good faith to take reasonable steps to secure any reduction of or exemption from any residual Tax Deduction, including (without limitation) completing any necessary procedural formalities and providing any relevant tax documentation in connection with levying of and qualification for a full or partial refund of such Tax Deduction under any applicable double taxation treaty.

12.	[INTENTIONALLY DELETED]

13.	VAT

13.1

All sums payable under this Agreement, including the Charges, are exclusive of any amounts in respect of any VAT chargeable on the supply or supplies for which that sum is the whole or part of the consideration.

13.2

If, under this Agreement, the Service Provider (or the Service Provider’s Affiliate, as the case may be) makes a supply for VAT purposes and that Service Provider or Affiliate (or, if applicable, the representative member of that Service Provider’s or Affiliate’s VAT group) is required to account to a Tax Authority for VAT in respect of that supply, the Service Recipient shall pay to the Service Provider or Affiliate (as the case may be) (in addition to, and at the same time as, any other consideration for that supply) an amount equal to that VAT, and the Service Provider shall provide to the Service Recipient, or procure the provision of, a valid VAT invoice addressed to the Service Recipient or the relevant Service Beneficiary as the case may be.

13.3	Any sum payable under this Agreement by the Service Recipient:

(a)

shall be paid by the Service Recipient on its own behalf to the extent that the sum relates to a Service which the Service Recipient receives, and on behalf of the relevant Service Beneficiary to the extent that the sum relates to a Service received by that Service Beneficiary; and

(b)

shall be received by the Service Provider on its own behalf to the extent that the sum relates to a Service that the Service Provider provides, and on behalf of the relevant Affiliate of the Service Provider to the extent that the sum relates to a Service provided by that Affiliate.

14.	GOVERNANCE

The parties shall each have their rights, and comply with their respective obligations, in the Governance Model.

15.	CHANGE MANAGEMENT PROCEDURE

The parties shall each have their rights, and comply with their respective obligations, as set out in the Change Management Procedure.

16.	ACCESS AND INFORMATION

16.1	Each of the Service Provider and the Service Recipient shall, and the Service Recipient shall procure that each Service Beneficiary shall:

(a)	subject to the remainder of this clause 16.1:

(i)	give employees or contractors of the other party’s Group access to the facilities, premises or personnel of their own Group during Working Hours; and

(ii)	promptly provide information (including copies of documents and data) and other assistance, and make available personnel and other resources, to the other party,

in each case, to the extent reasonably required by the other party to provide or receive the Services under this Agreement, as the case may be; and not restricted by Applicable Laws.

16.2

Provided that such other party notifies the assisting party of the requirement for such access, information, assistance, personnel or other resource, in each case promptly on becoming aware of such requirement, each party shall;

(a)	take reasonable steps to ensure the safety of any employees or contractors of the other party’s Group who visit their premises;

(b)	not use, or attempt to access or interfere with, any Systems or data used by the other party’s Group, unless authorised to do so under this Agreement;

(c)	ensure that its employees or contractors, or those of its Affiliates, shall at all times when visiting the premises of the other party’s Group:

(i)	carry visible and suitable means of identification;

(ii)	comply with any reasonable security and other directions given by the other party’s Group relating to conduct on their premises; and

(iii)	not interfere with the employees or contractors of the other party’s Group, or the business operations of the other party’s Group; and

(d)

ensure that any dealings with the other party’s Group’s customers or suppliers (including, in the case of the Service Provider, any Third Party Suppliers), in each case, to the extent required in connection with this Agreement, are conducted in a professional and competent manner.

16.3	The Service Provider and the Service Recipient’s obligations under clause 16.1 shall be limited to the extent applicable to the provision or receipt of the Services (as relevant) under this Agreement.

16.4	The Service Provider and the Service Recipient shall each indemnify the other party and its Affiliates on written demand against all Losses that result from its breach of clauses 16.2(b) or 16.2(c).

17.	INTELLECTUAL PROPERTY RIGHTS

17.1	Nothing in this Agreement shall:

(a)	unless expressly stated otherwise, operate to transfer, or otherwise grant to any party any right or interest in either party’s Intellectual Property Rights; or

(b)	affect the ownership by either party or its licensors of Intellectual Property Rights existing at the Effective Amendment Date.

17.2

No party’s trade marks or brands shall be used by any other party for any purpose other than in accordance with a Service Description or as otherwise expressly agreed in writing between the relevant parties.

17.3	The parties acknowledge that all Intellectual Property Rights in the Service Provider Materials vest, or shall vest, in the Service Provider or its licensors automatically.

17.4

To the extent that any Intellectual Property Rights do not vest in the Service Provider in accordance with clause 17.3, the Service Recipient hereby assigns (including by present assignment of future rights), and shall procure that each relevant member of its Group shall assign, all of those Intellectual Property Rights to the Service Provider or, at the Service Provider’s request, to another member of the Service Provider’s Group or its nominee,.

17.5	The parties acknowledge that all Intellectual Property Rights in the Service Recipient Materials, as between the parties are and shall remain the property of the Service Recipient.

17.6

Subject to clause 5, the Service Provider hereby grants, and shall procure that its relevant Affiliates shall grant, in each case from the Effective Amendment Date, to the Service Recipient a non-exclusive, non-transferable (except as set out in clause 32), non-sub-licensable licence to access and use the Service Provider Materials and Service Provider Systems that are made available to the Service Recipient by a member of the Service Provider Group in the provision of Services (the Service Provider Licensed Materials), in each case:

(a)	to the extent necessary for, and for the sole purpose of, the Service Recipient’s receipt of the Services in accordance with this Agreement during the applicable Service Term; and

(b)	subject to clause 5, to the extent that licence grant is subject to any Authorisation.

17.7

Without prejudice to clause 5 and 21.5, the Service Recipient shall comply (and shall procure that each Service Beneficiary shall comply) with the terms of any third party sublicence, or any other third party restrictions relating to the Service Provider Licensed Materials, that are notified to the Service Recipient in writing from time to time.

17.8

The Service Recipient hereby grants, and shall procure that its relevant Affiliates shall grant, in each case from the Effective Amendment Date, to the Service Provider and its Affiliates a royalty-free, non-exclusive, non-transferable (except as set out in clause 32), sub-licensable licence to access, use, modify and adapt:

(a)

the Service Recipient Materials (including the Service Recipient Data) and the Service Recipient Systems, in each case to the extent necessary for, and for the sole purpose of, the Service Provider’s provision of the Services, maintenance of the Platforms and performance of its other obligations in accordance with this Agreement during the applicable Service Term; and

(b)

the Service Recipient Data, for operational processes concerning the Systems used by the Service Provider to provide the Services (including the use of telemetry and service usage data to monitor and configure the performance of those Systems).

17.9

The Service Recipient shall notify the Service Provider in writing as soon as reasonably practicable of any claim or action against any member of the Service Recipient Group and/or Service Provider Group by any third party that the provision, receipt and/or use by that member of the Service Recipient Group and/or Service Provider Group of any Service Provider (or any part of them) in accordance with the terms of this Agreement infringes the Intellectual Property Rights of that third party.

17.10	For the avoidance of doubt, each party shall be under a general duty to mitigate any Losses that are under this clause 17.

18.	SERVICE RECIPIENT DATA

18.1	The Service Provider shall only store, copy and/or use Service Recipient Data to perform its obligations under this Agreement and for the operation and development of the Services.

18.2	The Service Provider shall not disclose Service Recipient Data to any third party without the prior written consent of the Service Recipient, save as expressly permitted under this Agreement.

18.3

The Service Recipient shall not provide Service Recipient Data to the Service Provider if that Service Recipient Data is protected by legal or contractual obligations preventing it from being disclosed outside the Territory.

19.	DATA PROTECTION

19.1

The parties have entered into a data processing agreement on or about the Effective Amendment Date (the Data Processing Agreement) which shall apply to the provision and receipt (as applicable) of the Services.

19.2

To the extent that the scope of the Services being provided under this Agreement changes, the parties shall review their existing arrangements (including the Data Processing Agreement and any sub-processing arrangements entered into in accordance with the Data Processing Agreement) for compliance with the Data Protection Laws, and shall cooperate in good faith with a view to agreeing any amendments to the existing arrangements to reflect the changes to the Services.

20.	CONFIDENTIALITY

20.1	Each party shall, and shall procure that its Representatives shall, maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

(a)	as permitted by this clause 20;

(b)	in the case of a disclosure by the Service Provider, as the Service Recipient approves in writing; or

(c)	in the case of a disclosure by the Service Recipient, as the Service Provider approves in writing.

20.2	Subject to clause 20.4 below, clause 20.1 shall not prevent disclosure by a party or any of its Representatives to the extent that:

(a)

disclosure is required by Applicable Laws or by any stock exchange or Governmental Authority (including any Tax Authority) having applicable jurisdiction provided that, except in connection with disclosure to a Tax Authority, the disclosing party shall first use its reasonable endeavours (subject to compliance with Applicable Laws or the requirements of any stock exchange or Governmental Authority) to inform the other party of its intention to disclose such information and take into account the reasonable comments of the party whose Confidential Information it is;

(b)

disclosure is made to a Tax Authority in connection with the investigation of the Tax affairs of the disclosing party (including, in the case of the Service Provider, a member of the Service Provider Group and, in the case of the Service Recipient, a Service Beneficiary);

(c)

disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in each case as evidenced by written records) without any obligation of secrecy before its being received or held (except, in the case of a disclosure by the Service Recipient, for Confidential Information of the Service Provider that was in the possession of the Service Recipient before the Effective Amendment Date to the extent to disclose such Confidential Information would breach legal confidentiality obligations binding upon the Service Recipient);

(d)

disclosure is of Confidential Information which has previously become publicly available other than through that party’s breach of this Agreement (or any act or omission of any of that Party or its Representatives that would have constituted such a breach had that act or omission been undertaken by that party);

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(f)

disclosure is required to a party’s Representatives who need to know such information for the purposes of carrying out the party’s (or a member of its Group’s) obligations under this Agreement (or, in the case of Representatives that are professional advisers to that party, advising on ordinary course matters such as finance raising or divestments), subject to each party ensuring that such Representatives comply with equivalent obligations of confidentiality as under this clause 20;

(g)

disclosure to a Third Party Supplier is required for the Service Provider to comply with any obligations under a Third Party Supply Contract or Authorisation, subject to the Service Provider ensuring that its Third Party Suppliers comply with equivalent obligations of confidentiality as under this clause 20; or

(h)

restricting such disclosure would cause any of the arrangements contemplated in this Agreement to fall within the description set out in Hallmark A1 contained in Part II of Annex IV of Directive 2011/16/EU.

20.3

Subject to clause 20.2, a party shall not use the other party’s Confidential Information other than for the purposes of exercising rights or performing obligations under, and in accordance with, this Agreement.

20.4	Each party undertakes that it (and shall procure that its Representatives) shall:

(a)

only disclose Confidential Information as permitted by this clause 20 if it is reasonably required and after having informed the recipient of the Confidential Information of its confidential nature; and

(b)

adequately protect Confidential Information against disclosure, distribution, theft, damage, loss and other unauthorised access and shall exercise in relation to the Confidential Information no lesser security measures and degree of care than it (and its Representatives) actually exercises in relation to its own Confidential Information.

20.5

This clause 20 shall survive the termination or expiry of this Agreement for any reason for a period of five (5) years or until it is objectively clear that the relevant information ceases to be Confidential Information (whichever is earliest).

21.	SECURITY REQUIREMENTS

21.1

To prevent unauthorised access or damage to, or use or alteration of, any Systems and related Confidential Information (or other data), each of the Service Provider and the Service Recipient shall, and shall procure that any of its Affiliates that are involved in the provision or receipt of the Services, as the case may be, shall:

(a)

co-operate in any reasonable security arrangements that the Service Provider considers necessary to prevent any unauthorised person from accessing any System or data in a manner not authorised by this Agreement;

(b)	assess on a periodic basis and, where relevant, report to the other party any threats to the Systems arising as a result of any access granted under this Agreement; and

(c)

ensure that all users of the other party’s (or its Affiliates’) Systems undertake a controlled authorisation process before System access is granted, and remove access privileges in a timely manner once they are redundant.

21.2

If either the Service Provider or the Service Recipient detects, or is informed of, a breach of its protective measures that actually has, or will (or is likely to) have a material impact on the Services or the integrity of any Confidential Information (or other data) of the other party on any Systems, it shall, at all times in accordance with Applicable Laws:

(a)	immediately act to prevent or mitigate the effects of the breach;

(b)	report the breach and any further information required under Applicable Laws to the other party without undue delay after detection; and

(c)	take the necessary steps to confine and stop the breach and ensure that the breach does not re-occur and report those steps to the other party.

21.3

Each of the Service Provider and the Service Recipient shall (and shall procure that each member of their respective Groups shall) use reasonable endeavours to ensure that it does not introduce into the Systems or software of the other Party’s Group any software virus, Trojan horse and/or other harmful or malicious code.

21.4

To the extent that each of the Service Provider or the Service Recipient has access to the Systems of the other party’s Group (either directly or through any of its Affiliates or any of its or their respective personnel), then the accessing party shall, and shall procure that its relevant Affiliates shall, access the Systems of the other party’s Group with the degree of skill, diligence, prudence and foresight which would reasonably be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances and providing or receiving services similar or equivalent to the Services and in particular:

(a)

only access and use the Systems of the other party’s Group in accordance with the terms of this Agreement, the Security Policies and Procedures and any related reasonable instructions of the other party from time to time;

(b)

have in place technical and organisational measures consistent with the information security standards that it would be reasonable to expect a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances and providing or receiving services similar or equivalent to the Services to comply with;

(c)

procure that its personnel only use the Systems of the other party’s Group for the purposes of receiving the Services and/or performing its obligations under this Agreement and do not access or use and/or attempt to access and/or use any data and/or information which may be held on the other Systems of the other party’s Group which are not required in order to provide or receive the Services;

(d)	not connect any new equipment, hardware or software to the other Systems of the other party’s Group other than in accordance with this Agreement or as agreed in writing between the parties;

(e)	not damage or cause any loss of data or make any changes (without the other party’s prior written consent) to any part of the Systems of the other party’s Group; and

(f)	keep safe and secure all passwords and other information needed to access those Systems or their accounts.

21.5	Except to the extent expressly permitted under this Agreement, the Service Recipient shall not, and shall procure that each relevant Service Beneficiary does not:

(a)	reverse engineer, decompile, disassemble, decrypt, modify any of the Service Provider Systems or Software, or use or access the source code versions of Software;

(b)	copy, translate, or create derivative works of any Service Provider Systems or Software;

(c)	assign, transfer, sell, rent, distribute, sublicense or otherwise deal in or encumber the Service Provider Systems or Software, or use the Service Provider Systems or Software for the benefit of,

or on behalf of, a third party, or make the Service Provider Systems available to a third party other than as solely necessary to receive the Services under and in accordance with this Agreement;

(d)	use or access the Service Provider Systems or Software;

(e)	remove or alter any copyright or other proprietary notice on any of the Service Provider Systems or Software;

(f)	download, use or access patches, enhancements, bug fixes, or similar updates to the Service Provider Systems or Software which are provided or made available by a third party;

(g)	interfere with or disrupt the integrity or performance of the Service Provider Systems or Software;

(h)	use or access the Service Provider Systems or Software to disrupt or cause harm to a third party’s Systems, Software or environment;

(i)	use or access the Service Provider Systems or Software to build a software, product or service that competes with any Service or Software;

(j)	directly or indirectly cause any such Systems or Software to become subject to any lien, whether by operation of law or otherwise; or

(k)	copy or make the Service Provider Systems or Software available on any public or external distributed network.

21.6

Each of the Service Provider and the Service Recipient may suspend the other party’s access to their Group’s Systems (and, where relevant, the Affiliates of the other party) upon immediate written notice, if in the reasonable opinion of the Service Provider or the Service Recipient (as applicable) the integrity or security of the Systems of that party’s Group, or any data stored on them, are being jeopardised by the activities of the other party or its Affiliates or any third party engaged by that party (or accessing Systems on its behalf) for so long as the relevant Systems are jeopardised, provided that Service Provider or the Service Recipient (as applicable) may only exercise its rights under this clause 21.6 to the minimum extent necessary for the legitimate protection of its interests, where suspension is the most appropriate remedy for the breach.

21.7

The Service Recipient shall indemnify the Service Provider on written demand from and against any and all Losses that the Service Provider (or its Affiliates) suffers or incurs as a result of any failure by the Service Recipient and/or the Service Beneficiaries to comply with clause 21.5.

21.8

The Service Provider shall maintain physical and logical security standards in accordance with the established policies and procedures of the Service Provider Group in relation to the provision of the Services.

22.	AUDIT RIGHTS

[redacted]

23.	BUSINESS CONTINUITY AND DISASTER RECOVERY

23.1

Where applicable to the provision of the Services, the Service Provider shall have and continue to have in place business continuity plans and disaster recovery plans (together the Business Continuity Plans).

23.2	The Business Continuity Plans shall:

(a)

where required, be prepared in accordance with the minimum standards prescribed from time to time by any Regulator and Applicable Laws and, if appropriate, be updated [redacted] to the extent necessary for the continued provision of the Services (including any changes to the Services in accordance with the Change Management Procedure); and

(b)	comply with the relevant policies of the Service Provider Group concerning disaster recovery and business continuity for equivalent services or activities in place at the relevant time.

23.3

Each of the Service Provider and the Service Recipient shall notify the other party as soon as reasonably practicable if it (or, in the case of the Service Recipient, a Service Beneficiary) believes that there has been, or is likely to be, an event that requires the implementation of the Business Continuity Plans. The Service Provider shall then implement and perform its obligations set out in, and in accordance with, the Business Continuity Plans.

24.	SUSPENSION

24.1	If any member of the Service Recipient Group accesses or uses Service Provider Materials, Service Provider Systems (including Software) or the Services in a way that:

(a)	violates any third party’s privacy rights, or infringes or misappropriates Intellectual Property Rights; or

(b)	breaches clause 7.2; 21.5 or 33.1; or

(c)	jeopardises the integrity or security of the Service Provider Systems, or any data stored on them or any related services,

and the Service Provider determines that it is necessary to suspend one or more Services (or any part(s) thereof) in order to avoid or mitigate an adverse impact on the Service Provider Systems or the Services; or

(d)	the Service Provider:

(i)

determines that it is necessary to suspend one or more Services in order to prevent unauthorised access or damage to, or use or alteration of, any Systems used in connection with the provision or receipt of the Services, or Confidential Information (or other data) shared in connection with this Agreement: or

(ii)

detects, or is informed of, a breach of its protective measures that actually has, or will (or is likely to) have a material impact on any Services or the integrity of any Confidential Information (or other data) of the other party on any Systems used in connection with the provision or receipt of the Services; or

(iii)

considers (acting reasonably and in good faith) that it is necessary or desirable to have any maintenance, modification, repair, or testing, carried out with respect to a Service (or any part(s) thereof); or

(e)	any Charges payable under this Agreement remain unpaid Charges and the Service Provider could otherwise terminate this Agreement in accordance with clause 10.11,

(each a Ground for Suspension), then:

(f)	the Service Provider may notify the Service Recipient, specifying the Ground for Suspension as well as the related Service(s) and that it intends to suspend the related Service(s); and

(g)

without prejudice to the Service Provider right to suspend any Service pursuant to this clause 24, the parties shall promptly following the occurrence of a Ground for Suspension escalate that Ground for Suspension for discussion through the governance process in the Governance Structure as soon as practicable, and the Service Provider and the Service Recipient, acting reasonably, shall discuss what action to take in connection with the affected Service to mitigate or remedy the Ground for Suspension and its impact on the Service Provider Systems or the Services.

24.2

For so long as the Ground for Suspension subsists, the Service Provider may suspend the affected Service (only to the extent affected by the Ground for Suspension) without liability upon immediate written notice, without prejudice to the Service Recipient’s continuing obligations to pay Charges under clause 10. [redacted]

25.	TERMINATION

Termination for cause

25.1	In the event either party commits a material breach of this Agreement, the other party may terminate

(a)	the relevant Service(s) affected by the material breach; or

(b)	if only the affected Services cannot be terminated pursuant to (i) and all or substantially all of the Services are affected by such material breach, this Agreement (as a whole),

in each case with immediate effect by giving written notice to the other party if:

(c)	that breach is not capable of remedy; or

(d)	that breach is capable of remedy, but is not remedied within 30 calendar days after the breaching party’s receipt of written notice specifying the breach and requiring it to be remedied.

25.2	The Service Provider may terminate this Agreement in case of persistent or material non-payment by the Service Recipient in accordance with clauses 10.6 to 10.11.

25.3	Either party may terminate this Agreement (as a whole) with immediate effect by written notice to the other party if an Insolvency Event occurs in relation to the other party.

25.4

The Service Provider may terminate a Service, on no less than 90 days written notice to the Service Recipient (Group Service Notice), if and to the extent the Service Provider plans to terminate the provision of that equivalent service to all or a material part of the Service Provider Group receiving that equivalent service), subject to the Service Provider complying with its obligations in clause 27 (Exit Assistance).

Extended Force Majeure

25.5	Either party may terminate any Service affected by a Force Majeure Event in accordance with clause 34.4.

No Partial Termination of Services

25.6

Except as [redacted] expressly provided for in the relevant Service Description or agreed and implemented by the parties as a Change in accordance with clause 15, any termination of a Service shall cause all of the service elements comprised in that Service to be terminated and no Service may be terminated in part only.

[redacted]

Early termination of a Service

25.8

Subject to prior approval of the Board of Directors of the Service Recipient, the Service Recipient may during the six month period commencing on the date that is 36 months from the Effective Amendment Date until the date that is 42 months from the Effective Amendment Date provide the Service Provider with 12 months’ written notice to terminate a Service (i.e. if notice is served at the earliest opportunity then the effective date of termination shall be the date four years from the Effective Amendment Date).

26.	CONSEQUENCES OF TERMINATION

26.1

Where this Agreement is terminated in respect of one or more individual Services in accordance with its terms, the remainder of this Agreement (including these terms and conditions, the Schedules and any documents incorporated by reference) shall remain in full force and effect. Save as otherwise specified in this Agreement, termination of a Service shall not relieve the Service Provider from its obligations to provide the remaining Services.

26.2	On termination or expiry of this Agreement (as a whole or in respect of one or more Services) in accordance with its terms:

(a)	subject to any rights or obligations that have accrued before termination, neither party shall have any further obligation to the other party for the terminated or expired Service(s), as appropriate;

(b)

any licences granted under this Agreement (including clause 17) in relation to a terminated or expired Service, or this Agreement, as appropriate, shall terminate with immediate effect, except for licences that also relate to any remaining Services and the licence under clause 17.8, which shall survive termination;

(c)

where this Agreement is terminated by: (i) the Service Provider in accordance with clauses 25.1 25.2 or 25.3, (ii) the Service Recipient in accordance with clause 25.8 or (iii) either party in accordance with clauses 25.5, the Service Recipient shall pay the Stranded Costs incurred by the Service Provider Group in relation to the terminated Services in accordance with clauses 10.6 to 10.11;

(d)	except to the extent required for the performance of its remaining obligations under this Agreement, either party shall as soon as practicable on request by the other party:

(i)

destroy, or return to the other party, all written documents and other materials relating to any member of the other party’s Group (including any Confidential Information) which the party (or its Representatives) has provided to such other party (or its Representatives), without keeping any copies thereof;

(ii)	destroy all information or other documents derived from such Confidential Information;

(iii)	so far as it is practicable to do so, erase such Confidential Information from any computer, word processor or other device; and

(iv)	if such other party so requests in writing, confirm in writing to that other party that the requirements of this clause have been complied with,

provided however that the requirement for the destruction or return of Confidential Information does not apply to Confidential Information:

(A)

stored electronically pursuant to an existing routine data back-up exercise on servers or back-up sources so long as it is deleted from local hard drives and no attempt is made to recover from such servers or back-up sources;

(B)	which is required to be retained for the purposes of complying with any binding regulation or Applicable Laws (including the rules of a professional body or stock exchange); or

(C)	to the extent that the Confidential Information is contained in the minutes or supporting papers relating to any board or committee meeting of the respective party (or its respective Representatives);

(e)

except to the extent required for the performance of its remaining obligations under this Agreement, each party shall return to the other party all physical materials, equipment and property belonging to the other party provided by the other party to it or its Affiliate(s) in connection with the provision of the Services under this Agreement;

(f)

notwithstanding clause 10.1 or the Charges Schedule, the Service Provider may immediately invoice the Service Recipient for all Charges relating to the terminated Services as performed prior to termination or expiry and that have not already been invoiced by the Service Provider;

(g)	the Service Recipient shall promptly pay all outstanding invoices for amounts accrued for the Services and other work performed prior to expiry or termination that have not already been paid;

(h)

except to the extent required for the performance of its remaining obligations under this Agreement, the Service Recipient shall (and shall procure that each Service Beneficiary shall) return, or, at the Service Provider’s option destroy, all non-back-up copies of any Software of the Service Provider (other than for the purposes of, and so long as required by, any Applicable Laws, court or Regulator or its internal compliance procedures or if specific Software on CPE is separately agreed between the parties (e.g. a standalone licence)); and

(i)

except to the extent required for the performance of its remaining obligations under this Agreement, the Service Provider may immediately disconnect any communications link by which the Service Recipient or any Service Beneficiary accesses any terminated Service, and the Service Recipient shall also cease all use or receipt of the terminated Service(s) (to the extent not reliant on a communications link).

26.3	Without prejudice to clause 25 or the other sub-clauses of this clause 26, this Agreement (as a whole) shall terminate on the date when the final Service under it is terminated or expires.

26.4	Termination or expiry of this Agreement shall not affect:

(a)

any rights or remedies of either party that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination or expiry; or

(b)

the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into force or continue in force (as applicable) on or after termination, including without limitation clauses 5.9, 6.4, 8.1, 9, 11, 16, 20, 21.7, 26, 27.13, 28, 29, 30, 31, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47, 48, 49, and 50 and any other right, duty or obligation of each party that is expressly stated in this Agreement or reasonably intended to survive termination.

26.5	Other than as set out in this clause 26, neither party shall have any further obligation to the other under this Agreement on or after its termination or expiry.

27.	EXIT ASSISTANCE

27.1	As between the parties, the Service Recipient is responsible for planning its strategy for exit and migration from the Services under this Agreement. For each Service this may include:

(a)	transitioning to a replacement supplier of equivalent services;

(b)	inviting the Service Provider to propose a basis for continued provision of Services beyond the Initial Service Term or Renewal Term (as applicable);

(c)	transitioning to “self-provided” services using its internal resources within the Service Recipient Group; or

(d)	any other method of migration or exit as determined by the Service Recipient,

each an Exit Strategy.

27.2	The Service Recipient shall develop, and provide to the Service Provider, a draft plan setting out its intended Exit Strategy for each Service (a Draft Exit Plan), no later than:

(a)	9 months before the end of the relevant Initial Service Term or Renewal Term (as applicable) in respect of each Service; or

(b)	60 days after the Service Provider provides the Service Recipient with a Group Service Notice.

27.3

If the Service Recipient fails to provide a Draft Exit Plan as contemplated in clause 27.2 or the parties fail to agree an Exit Plan as contemplated in clause 27.6 (including by the timeframes specified), then each relevant Service and this Agreement in respect of those Services shall terminate on and from the earlier of:

(a)	the date that the Initial Service Term or Renewal Term ends (as applicable) for each Service;

(b)

in the case of a termination pursuant to clause 25.4 (Group Service Notice), the effective date the Service Provider notifies the Service Recipient in writing (Termination Notice) that each Service terminates (Termination Date). The Termination Date shall be no earlier than 90 days from the Group Service Notice; or

(c)	in the case of a termination pursuant to clause 25.8, the date 12 months after the date the Service Provider received the notice of termination of the Service.

27.4

The Draft Exit Plan may specify assistance that the Service Recipient requests from the Service Provider in order to implement the applicable Exit Strategy for any terminated Service, by describing the functional outputs and other assistance required by the Service Recipient. No obligations shall apply to the Service Provider Group under a Draft Exit Plan or Exit Plan unless and until those obligations are approved by the Service Provider under this clause 27.

27.5

As between the parties, the Service Provider shall (acting reasonably and in accordance with its obligations to the Service Recipient under this clause 27) determine the specific operational methods and day-to-day timing, for provision of any assistance by the Service Provider Group as part of any Exit Strategy, and provide the Service Recipient with the corresponding content for each Exit Plan.

27.6

Within 30 days after the Service Provider receives each Draft Exit Plan, the parties shall meet and respectively use all reasonable endeavours to discuss and agree the contents of that Draft Exit Plan, including agreeing upon any aspects of that Draft Exit Plan that require the Service Provider Group to assist the Service Recipient with any Exit Strategy.

27.7	The Service Provider shall:

(a)	act reasonably in granting approval of any Draft Exit Plan; and

(b)

not refuse to approve any assistance requested by the Service Recipient from the Service Provider Group under a Draft Exit Plan, to the extent the Service Recipient is able to demonstrate that the assistance:

(i)	is required for the agreed Exit Strategy; and

(ii)

cannot be obtained other than from the Service Provider Group (such as extraction and provision of Service Recipient Data), where the Service Provider Group has the capability to provide that assistance without adversely impacting its business operations.

27.8

If a Draft Exit Plan provided in accordance with clause 27.3(b) (Group Service Notice) cannot be agreed within the timeframes set out in this clause 27, then the parties shall escalate the Draft Exit Plan to the Governance Committee for resolution and if the draft Exit Plan has not been agreed within 15 days, the parties shall escalate the Draft Exit Plan to a member of the C-suite or equivalent seniority of each party for resolution.

27.9	A Draft Exit Plan that is approved in writing by both parties is an Exit Plan.

27.10	Subject to clause 27.12, the exit period for each Service in relation to which the Service Recipient must provide exit assistance in accordance with an Exit Plan shall:

(a)	commence on the date on which the Draft Exit Plan is received by the Service Provider; and

(b)

end on the date specified in the Exit Plan for that Service, subject to it being no later than 2 years from the date the Draft Exit Plan is received (other than exit assistance in connection with early termination pursuant to clause 25.8, in which case subject to it being no later than 12 months from the date the Draft Exit Plan is received),

(the Exit Period) and subject to clause 26.4, after which the Service Provider shall not have any further obligations or liabilities under this Agreement.

27.11	Subject to clauses 27.12, in relation to each Service, the Service Provider shall provide, or procure the provision by the Service Provider Group of, for the relevant Exit Period:

(a)	any assistance agreed pursuant to clauses 27.6 or 27.7 in the Exit Plan for that Service;

(b)

reasonable access to the Service Provider Group’s personnel involved in the provision of the Services (and the parties shall work together to schedule meetings with relevant personnel so as to use reasonable endeavours to minimise disruption to their normal work schedules) to enable the Service Recipient to plan for and implement its Exit Strategy; and

(c)

reasonable information on resources used in the provision of the Services (including Systems, people, data, interfaces with other systems, third party contracts, premises and dependencies) to enable the Service Recipient to plan for and implement its Exit Strategy, in each case subject to any duties of confidentiality owed by the Service Provider to third parties,

(subclauses (a) to (c) together, the Exit Assistance).

27.12

In relation to any Service that the Service Provider has terminated for material breach pursuant to clause 25.1, for an Insolvency Event pursuant to clause 25.3, or for non-payment pursuant to clause 25.2 (as applicable), no Exit Period shall commence or (if commenced) may be terminated and the Service Provider shall not be required to provide Exit Assistance.

27.13

The Service Recipient shall reimburse the Service Provider, as Reimbursable Costs, for all Reasonable Costs incurred by the Service Provider in assessing and providing input on Draft Exit Plans and Exit Plans, and performing its obligations under clause 27.11.

28.	REPRESENTATIONS AND WARRANTIES

28.1	Each party represents and warrants that it has full capacity and authority to enter into and to perform its obligations under this Agreement (with the exception of the Authorisations).

28.2

Except as expressly provided in this Agreement, no representation, warranty or condition, express or implied, statutory or otherwise, as to condition, satisfactory quality, performance or fitness for purpose or otherwise is given by any party and all such representations, warranties and conditions are excluded save to the extent that their exclusion is prohibited by Applicable Laws.

29.	LIABILITY

Exclusions of liability

29.1

No party or its Affiliates shall be liable to any other party or its Affiliates, whether in contract (including under any indemnity or warranty), in tort (including negligence), under statute or otherwise, under or in connection with this Agreement, for:

(a)	any direct or indirect:

(i)	loss of profit;

(ii)	Losses concerning loss of data or costs of reconstituting data (other than Reasonable Costs of reconstituting or reloading lost or corrupted data from the last available back-up);

(iii)	loss of revenue, contracts, turnover, business or business opportunity or damage to goodwill or reputation; or

(iv)	loss of anticipated savings; or

(b)	any Losses that are consequential, special or indirect,

in each case of whatever nature and whether or not reasonably foreseeable, reasonably contemplated or actually contemplated by the parties before, at or after the Effective Amendment Date.

29.2

The Service Provider and its Affiliates shall not be liable to the Service Recipient or its Affiliates, whether in contract (including under any indemnity or warranty), in tort (including negligence), under statute or otherwise, under or in connection with this Agreement, for any Loss in connection with any Pass-Through Service or Product Compliance. [redacted]

Liability cap

29.3

Subject to clauses 29.4 and 29.6, for each Service, the aggregate liability of each of the Service Provider Group and Service Recipient Group respectively for all Claims arising out of or in connection with that Service (including under any indemnity or warranty related to that Service) and arising in:

(a)

the first Contract Year shall not exceed the aggregate Base Charges (excluding Third Party Costs) paid or due and payable under this Agreement in relation to that Service during that Contract Year (which, if calculated part way through that Contract Year, shall be determined by applying the relevant Base Charges that are known as at the time of the calculation on a pro rata basis for the remainder of the Contract Year); and

(b)

each subsequent Contract Year shall not exceed the aggregate Base Charges (excluding Third Party Costs) paid or due and payable under this Agreement in relation to that Service during the immediately preceding Contract Year.

29.4

Subject to clause 29.6, the aggregate liability of the Service Provider Group (taken together) to the Service Recipient, and of the Service Recipient and all Service Beneficiaries (taken together) to the Service Provider, in each case for all Claims arising out of or in connection with this Agreement in each Contract Year (including under any indemnity or warranty), including for Claims that are not related to any specific Service shall not exceed:

(a)

in the first Contract Year, an amount equal to the aggregate of all Base Charges (excluding Third Party Costs) paid or due and payable under this Agreement during that Contract Year (which, if calculated part way through that Contract Year, shall be determined by applying the Base Charges that are known as at the time of the calculation on a pro rata basis for the remainder of the Contract Year); and

(b)	in each subsequent Contract Year, an amount equal to the aggregate of all Base Charges for all Services paid and payable under this Agreement during the immediately preceding Contract Year.

29.5

References in this clause 29 to any Claim “arising” are to a cause of action arising in respect of that Claim. Where a single continuing event, or series of connected events, gives rise to multiple causes of action, for the purpose of clauses 29.3 and 29.4, those causes of action shall all be treated as arising when the first of them arises.

No limitations on liability

29.6	The limitations and exclusions in clauses 29.1, 29.3 and 29.4 shall not apply to the following (and none of the following shall accrue towards the limits on liability under clauses 29.4 and 29.4):

(a)	the Service Recipient’s liability to pay the Charges;

(b)	liability for death or personal injury caused by the relevant party’s negligence;

(c)	liability for fraud or fraudulent misrepresentation;

(d)	liability for deliberate default;

(e)	wilful abandonment;

(f)	breach of clause 20, other than to the extent the breach relates to personal data;

(g)	indemnity claims under any either clause 5.9 or 21.7 or set out in the Pass-Through Services Schedule; or

(h)	any liability to the extent that liability cannot be limited or excluded under Applicable Laws.

Third Party Suppliers

29.7

Neither the Service Provider, nor its Affiliates, shall be liable to the Service Recipient or any Service Beneficiary for any Losses (whether in contract (including under any indemnity or warranty), tort (including negligence), or otherwise, that arise under or in connection with this Agreement) that are incurred by the Service Recipient or any Service Beneficiary as a result of the Service Provider’s breach of its obligations under this Agreement to the extent that breach was caused by the act or omission of a Third Party Supplier (including a breach, by that Third Party Supplier, of its obligations under a Third Party Supply Contract), except that, where the Service Provider (or an Affiliate of the Service Provider) recovers a sum from the relevant Third Party Supplier or the Service Provider’s insurers for that act or omission, the Service Provider shall pay, to the Service Recipient, an equitable share of that sum representing the Losses incurred by the Service Recipient and any Service Beneficiary as a proportion of the total Losses incurred by the Service Provider Group, the Service Recipient and each Service Beneficiary (taken together), and any other customers of the Service Provider Group. [redacted]

General

29.8

The parties agree that the limitations and exclusions set out in this clause are reasonable having regard to all the relevant circumstances, and the levels of risk associated with each party’s obligations under this Agreement.

29.9

Notwithstanding any express remedies provided under this Agreement and without limiting the generality of clause 29.8, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance may in appropriate circumstances be available.

29.10

Any right or remedy expressly included in any provision of this Agreement, or the exercise of thereof, shall not be considered as limiting a party’s rights or remedies under, or in connection with, any other provision of this Agreement (or the exercise of thereof).

30.	LOSSES OF AFFILIATES

30.1

Subject to clause 29, any Losses that are suffered by a party’s Affiliate(s) under, or in connection with, this Agreement shall be deemed to have been incurred by that party, and recoverable by that party (the claiming party being the Contracting Party) on behalf of its Affiliate(s) to the extent that those Losses would be recoverable by the Contracting Party under this Agreement if the Contracting Party had suffered those Losses.

30.2	An Affiliate of a Contracting Party may only bring a claim directly against the other party in respect of a Loss of that Affiliate if and to the extent the Contracting Party:

(a)	would have been able to bring a claim against the other party under the terms of this Agreement had that Loss been suffered by Contracting Party; and

(b)

is prevented by Applicable Laws from claiming in respect of that Affiliate’s Losses against the other party (for example where a claim to recover Loss is not, by operation of law or decision of a court, deemed to be enforceable by a party itself, such as where it is deemed that the party has no standing to enforce the claim for recovery of Loss for whatever reason), and all such direct claims by Affiliates shall be made in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 and at all times shall be subject to the limitations on the parties’ respective liability set out in this Agreement.

30.3

Any party seeking to recover Losses as agent for an Affiliate shall procure that its relevant Affiliate immediately discontinues and withdraws any Claim against the relevant party or its Affiliates in respect of those Losses that is made other than in the name of the Contracting Party, in accordance with this clause.

30.4	Losses suffered by an Affiliate of a party will not be considered consequential or indirect merely because they were not suffered by the party itself.

30.5

This clause 30 shall apply to any Losses that are suffered by a party’s Affiliate(s) under, or in connection with, this Agreement, whether or not the relevant Affiliate has entered into an accession agreement.

31.	EMPLOYEES

31.1

The parties have agreed that, except as may expressly be agreed otherwise in writing between the parties, the provision or cessation of provision of the Services (or any individual Service) shall not result, through the application of the Transfer Regulations, respectively, or otherwise, in any person becoming an employee of the Service Recipient Group by virtue of their providing or ceasing to provide Services under this Agreement. Rather, it is intended that all employees shall remain the employees of the Service Provider Group for the duration of this Agreement and on or after (without limitation) its expiry (notwithstanding whether those employees continue to perform duties in relation to the provision of Services under this Agreement) (and subject to any dismissal by the Service Provider Group or resignation by the employee which is unrelated to the Transfer Regulations).

31.2

If any employee of the Service Provider Group becomes or alleges that they have become, by operation of the Transfer Regulations, respectively, an employee of the Service Recipient Group by virtue of his providing or ceasing to provide the Services and/or by virtue of any of the other matters contemplated under this Agreement (the Transferring Employee), the Service Provider and the Service Recipient agree as follows:

(a)	The Service Recipient shall notify the Service Provider in writing within 14 calendar days of being informed that the Transfer Regulations apply or are alleged to apply to a Transferring Employee;

(b)

the Service Provider shall within 30 calendar days of the Service Provider being informed by the Service Recipient or its Affiliate of such finding or allegation (the Offer Period), make to the Transferring Employee an offer in writing to employ them under a new contract of employment on terms and conditions no less favourable to the Transferring Employee than the terms on which they were employed immediately before the transfer (or alleged transfer) to the Service Recipient Group;

(c)

upon such offer being made, the Service Recipient or its Affiliate (as the case may be) shall promptly release the relevant Transferring Employee who accepts such an offer from their contract of employment. In this case, save where:

(i)

the employee only became a Transferring Employee as a result of the Service Provider terminating a Service or this Agreement as a result of Service Recipient’s breach of this Agreement or a Service Recipient Insolvency Event (in which case, the Service Recipient shall be required to bear all of the costs associated with the Transferring Employee), or

(ii)	the Service Recipient agrees expressly in writing to employ the Transferring Employee,

(d)

if such offer is not made, or is made but not accepted, within the Offer Period, the Service Recipient or its Affiliate (as the case may be) may, within 30 calendar days of the date of expiry of the Offer Period (or such longer period as may be necessary pursuant to Applicable Laws) give notice to the Transferring Employee to terminate their contract of employment in accordance with the required contractual period.

31.3

Irrespective of whether an offer is made, or whether an offer is accepted by the Transferring Employee as referred to in clause 31.2, the Service Provider shall indemnify the Service Recipient or its Affiliate (as the case may be) on written demand against any Losses arising out of:

(A)

the actual transfer of employment of such Transferring Employee to the Service Recipient Group and (regardless of whether there has been such a transfer) any employment liabilities relating to such person;

(B)	the employment of such Transferring Employee until the effective date of their release from their contract of employment, and

(C)	the termination of employment of such Transferring Employee in accordance with clause 31.2(c);

in each case provided that the Service Provider shall not be liable to indemnify the Service Recipient Group in respect of any Losses to the extent they arise directly from:

I.	any discriminatory act or omission (including victimisation or harassment) of the Service Recipient, its Affiliates, or any Service Beneficiary; and

II.	any material change made by the Service Recipient or any of its Affiliates to the terms and conditions on which the Transferring Employees are employed;

(b)

if such offer is not made, or is made but not accepted, within the Offer Period, the Service Recipient or its Affiliate (as the case may be) may, within 30 calendar days of the date of expiry of the Offer Period (or such longer period as may be necessary pursuant to Applicable Laws) give notice to the Transferring Employee to terminate their contract of employment in accordance with the required contractual period.

31.4

This clause 31 shall apply mutatis mutandis for the benefit of the Service Provider if any employee of any member of the Service Recipient Group becomes or alleges to have become by operation of law an employee of any member of the Service Provider Group.

32.	ASSIGNMENT AND SUBCONTRACTING

32.1

Subject to clauses 32.2, 32.3 and 32.5, neither party shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them, unless the other parties specifically consent in writing (such consent not to be unreasonably withheld or delayed). Any purported assignment in contravention of this clause 32 shall be void.

32.2

Service Recipient may assign the benefit of this Agreement (in whole or in part) to any Permitted Assignee without the Service Provider’s consent, who may then enforce this Agreement as if it were a party to this Agreement. For this purpose, a Permitted Assignee means any member of the Service Recipient’s Group provided that if any such assignee subsequently ceases to be a member of the Service Recipient’s Group, it shall assign any benefit received in accordance with this clause 32 to a continuing Permitted Assignee.

32.3

The Service Provider may assign the benefit of this Agreement (in whole or in part) without the Service Recipient’s consent to any of its Affiliates or third party), who may then enforce this Agreement as if it were a party to this Agreement [redacted].

32.4

Without limiting clauses 32.3 or 32.5, the Service Provider may novate, transfer and otherwise deal in any other manner with any of its rights and obligations under this Agreement (in whole or in part) to any of its Affiliates or a third party without the Service Recipient’s consent, provided that:

(a)	it can reasonably demonstrate that such Affiliate or third party (as applicable) will be able to assume the Service Provider’s obligations under this Agreement; and

(b)	the relevant Affiliate or third party (as applicable) provides a written undertaking to the Service Recipient that it will assume the Service Provider’s obligations under this Agreement [redacted].

32.5

The Service Provider may subcontract the provision of any or all of the Services and/or any of the Service Provider’s other obligations under this Agreement (including to any Affiliate or third party) without the Service Recipient’s consent. [redacted]

32.6	For the purpose of clause 32.5, ‘subcontract’ includes any licensing of technology products, services, software and/or components from Third Party Suppliers.

33.	COMPLIANCE AND REGULATORY MATTERS

33.1

Each party shall comply and shall procure that each member of its Group complies with Applicable Laws applicable to it in connection with this Agreement (subject always to that party’s obligations to comply with a Required Change due to a change in Applicable Laws as further described in the Change Management Procedure).

33.2	If a party or an Affiliate of that party is contacted by a Regulator in connection with this Agreement, it shall, if permitted by Applicable Laws and by the Regulator to do so:

(a)	promptly notify the other party and co-ordinate any interaction with the Regulator; and

(b)	keep the other party informed of all discussions and correspondence with the Regulator,

unless it reasonably determines that to do so would either result in a breach of Applicable Laws or create a conflict of interest between the parties.

33.3

Subject always to each party’s obligation to comply with a Required Change (as further described in the Change Management Procedure) neither party (nor any of its Affiliates) shall be required to perform any obligation under this Agreement or to allow, take or omit to take any action that it reasonably believes would result in the breach of any Applicable Laws.

Anti-Bribery, Corruption and Fraud

33.4	prejudice to clause 33.1, each party shall (and shall ensure its personnel shall):

(a)	comply with all Applicable Laws relating to bribery, corruption and fraud including (without limitation) the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act;

(b)	not do or omit to do anything if such act or omission does or is likely to cause the other party to be in breach of any such Applicable Laws;

(c)

not tolerate any form of bribery, corruption or fraudulence whatsoever (including embezzlement and money-laundering) whether direct or indirect, and this shall include but is not limited to, the offer, promise, payment or receipt of any improper payments or undue rewards whether financial or non-financial being made by or to employees, or persons acting on behalf of either of the parties or any member of their Group;

(d)	not give, promise, receive or request any bribes (financial or other advantage), including but not limited to in relation to any public official; and

(e)	reasonably assist the other party, on that other party’s reasonable request and expense, to comply with obligations related to bribery and corruption required by the law referred to in clause 33.4(a).

Compliance Requirements

33.5	The Service Recipient shall establish, maintain and enforce effective compliance obligations and requirements in line with the remainder of this clause 33.

33.6	Without prejudice to clause 33.1, the Service Recipient shall:

(a)	comply with:

(i)	Service Provider Group’s ethics, anti-bribery and anti-corruption policies;

(ii)	the Service Provider Group’s Code of Business Conduct; and

(iii)	The Service Provider Group’s Responsible Procurement and Supply Chain Principles,

in each case to the extent a copy of the same is provided to the Service Recipient from time to time; and

(b)	maintain and continuously review an effective health and safety management system and programmes that address the Service Recipient’s high-risk activities, consistent with Applicable Laws.

33.7

The Service Recipient shall promptly notify the Service Provider of any allegation of fraud, bribery or corrupt practices made against the Service Recipient in court, arbitration or administrative proceedings, or if any investigation is commenced in respect of such allegations; at any time during the term of this Agreement.

[redacted]

Anti-Money Laundering

33.8

Without prejudice to clause 33.1, the Service Recipient shall (and shall procure that any member of the Service Recipient Group and any person, other than the Service Provider, it uses for the supply of products or performance of services under or in connection with this Agreement shall):

(a)	comply with all Applicable Laws relating to anti-money laundering and counter terrorism financing;

(b)	not do or omit to do anything if such act or omission does or is likely to cause the Service Provider to be in breach of any such Applicable Laws; and

(c)

for any financial service offered, maintain an effective AML (anti-money laundering) and CTF (counter-terrorism fraud) compliance programme which monitors compliance and detects violations, including, but not limited to, implementing the defined minimum control requirements.

Sanctions and Export Controls

33.9

Without prejudice to clause 33.1, the Service Recipient shall (and shall procure that each member of its Group shall), in relation to this Agreement, comply with all Applicable Laws relating to export control (Export Control Laws) and Sanctions administered in both cases in the European Union and the United States of America, as well as any other countries which are applicable to such party, (together the Relevant States).

33.10	Without prejudice to clause 33.1, the Service Recipient shall (and shall ensure that each member of its Group shall), in relation to this Agreement:

(a)	not knowingly do anything which may cause the Service Provider or any members of its Group to breach any Export Control Laws or Sanctions of the Relevant States;

(b)

keep the Service Provider appraised at all times of the loss, suspension or invalidation of any relevant license, authorisation, approval or export control privileges including by being placed on an official list of parties that are subject to Export Control Laws or Sanctions in a Relevant State; and

(c)

keep the Service Provider appraised at all times (as soon as reasonably practicable in the given circumstances) of any actual or potential breaches of its obligations in relation to Export Control Laws and Sanctions or of it becoming aware that any relevant authority has initiated or will initiate any investigation or proceedings against either party relating to an actual or potential breach of any Export Control Laws or Sanctions of the Relevant States.

33.11

To ensure compliance with Export Control Laws and Sanctions of the Relevant States the Service Recipient shall conduct effective due diligence and screening checks in relation to any third parties that it works with. The Service Recipient shall immediately notify the Service Provider where such relationship or proposed relationship with a third party would result in an actual or potential breach of Export Control Laws or Sanctions of the Relevant States.

Product Compliance

33.12	The Service Recipient shall (and procure that its Affiliates) ensure that the Service Recipient’s receipt, operation and/or any use of the Products comply with all Applicable Laws.

33.13

The Service Recipient shall in line with EU and Swiss Applicable Laws (and procure that its Affiliates) ensure that the details (including CE-marking , manufacturer’s name and address or that it is the authorised representative) of the original manufacturer of the Product remain clearly indicated on the Product and remains unaffected.

33.14

The Service Recipient shall(and procure that its Affiliates) at all times cooperate with the Service Provider, any of its Affiliates and any original manufacturer in order to update the Products (at the Service Recipient’s cost) if such update is required due to applicable: (i) EU or Swiss, country specific, regional or geographic and/or local regulations, rules; and/or (ii) country specific, regional, geographic or local technical standards.

33.15	The Service Recipient shall (and procure that its Affiliates) inform the Service Provider in writing of any enquiries from a Regulator into any Product in connection with this Agreement.

33.16

In cases of disputes with any Regulator relating to any Products, the Service Recipient shall (and procure that its Affiliates) prior to taking any action or sending any communication consult with the Service Provider.

33.17

The Service Recipient shall (and procure that its Affiliates) notify the Service Provider of any request to provide an original manufacturer with any reasonable assistance or information requested by the Manufacturer which is in the Service Recipient’s possession or control, or ought reasonably to be in its possession or control, for the purpose of complying with Applicable Law, statutory and regulatory requirements or any Investigation by any Regulator and, unless otherwise requested by the Service Provider, shall promptly provide such assistance and information.

Confirmation of Compliance

33.18

The Service Recipient shall, at the request of the Service Provider, confirm in writing that it has complied with its obligations under this clause 33 and will provide any information reasonably requested by the Service Provider from time to time in support of such compliance.

33.19

To the extent permitted by Applicable Laws, the Service Recipient shall indemnify and hold harmless the Service Provider and its Affiliates from and against any and all Losses arising from or related to:

(a)	any breach by the Service Recipient of its obligations in this clause 33;

(b)	any investigation and/or fine, penalty, charge or other liability in connection with or arising from any Regulator in connection with any Product or Software; and

(c)	any recall of Products.

34.	FORCE MAJEURE

34.1

Neither the Service Provider nor the Service Recipient shall be liable for any failure to perform, or delay in performing, any of its obligations under this Agreement to the extent that the failure or delay results from a Force Majeure Event, save that a Force Majeure Event shall not relieve the Service Provider or the Service Recipient of its obligations under the Business Continuity Plans in accordance with their terms.

34.2

If the Service Provider or the Service Recipient fails to perform, or is delayed in performing, any obligation under this Agreement and that delay results from a Force Majeure Event, the affected party shall:

(a)	inform the other party as soon as reasonably practicable of the Force Majeure Event, giving reasonable details in writing of its expected effect and duration; and

(b)	use reasonable endeavours to:

(i)	resume performance of the affected obligations as soon as possible; and

(ii)	mitigate the effects of the Force Majeure Event on the performance of its obligations.

34.3

If the Force Majeure Event prevents or delays the Service Provider’s provision of a Service, the Service Recipient’s receipt of a Service or either party’s performance of other obligations under this Agreement, by ten (10) Business Days or more, the effected party shall escalate the matter to the Governance Committee.

34.4	If the Force Majeure Event:

(a)

prevents or delays the Service Provider’s provision of a Service or part of a Service or its performance of other obligations under the Agreement for a continuous period of 60 days or more since escalation to the Governance Committee; and

(b)	this failure to perform has a material adverse effect on the business of the Service Recipient or Service Provider,

the affected party may terminate the relevant Service, part of a Service or obligations (as applicable) with immediate effect by giving the other party written notice.

34.5

Subject to any termination under clause 34.3, the party affected by the Force Majeure Event shall notify the other party as soon as the affected party’s performance of its obligations under this Agreement is no longer prevented or delayed due to the Force Majeure Event.

35.	NON-SOLICITATION

35.1

During the Term and for a period of 12 months after the Term, each of the Service Provider and the Service Recipient (the undertaking party) undertakes to the other that it shall not, and that it shall procure that none of its Affiliates shall, either alone or in conjunction with or on behalf of any other person directly or indirectly solicit, induce or entice away (or attempt to solicit, induce or entice away) from the employment of the other party or any of its Affiliates any person:

(a)	engaged or involved in the provision or receipt of the Services (or who has been so engaged or involved in the preceding 12 month period); or

(b)	who ordinarily works in, or is based in, the same office premises as the undertaking party,

without the express prior written consent of that other party.

36.	LEGAL RELATIONSHIP

36.1

The parties acknowledge and agree that nothing in this Agreement and no action taken by the parties under this Agreement shall constitute, establish or imply a partnership, joint venture, agency, association, other co-operative entity, employment or fiduciary relationship between the parties.

36.2

No party shall have, nor represent that it has, any authority to make or enter into any commitments on any other party’s behalf or otherwise bind any other party in any way (including the making of any representation or warranty, the assumption of any obligation or liability or the exercise of any right or power).

37.	COSTS

Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

38.	NO SET-OFF

Each party shall pay all sums due under this Agreement without set-off or counterclaim.

39.	FURTHER ASSURANCES

39.1

Each party shall (and shall procure that each of its Affiliates shall) upon request, at its own cost and expense, do (or procure that each of its Affiliates does) anything that may be required to give full effect to this Agreement, including the execution of all deeds and documents.

39.2	Each party shall procure so far as it lawfully can that each of its Affiliates complies with all obligations under this Agreement that are expressed to apply to any of its Affiliates.

40.	NOTICES

40.1

Any notice to be given by one party to any other party in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.

40.2

A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier, or (ii) upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

The addresses and email addresses of the parties for the purpose of clause 40.1 are:

Service Provider	Address: Its registered address from time to time	Email: [redacted]

For the attention of:	Legal Department	(and a copy, which shall not itself constitute notice to [redacted])

Service Recipient	Address: Its registered address from time to time	Email: [redacted]

For the attention of:	Legal Department	(and a copy, which shall not itself constitute notice to [redacted])

40.3	Each party shall notify the other party in writing of a change to its details in clause 40.2 from time to time.

41.	LANGUAGE

41.1

All meetings of the parties or their representatives under or in connection with this Agreement shall be conducted in English. Notices (including accompanying papers) and minutes of such meetings shall be prepared in English.

41.2

Each other document in connection with this Agreement shall be in English or accompanied by an English translation. The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document, notice or other communication given or delivered to it pursuant to this clause 41.2.

42.	CONFLICTS

If there is any conflict or inconsistency between the clauses of this Agreement, the Service Descriptions or remaining Schedules, they shall be applied in the following descending order of precedence:

(a)	the clauses of this Agreement;

(b)	Charges Schedule; and

(c)	the remaining Schedules,

to the extent of the conflict or inconsistency unless, and to the extent, this Agreement expressly specifies otherwise.

43.	ENTIRE AGREEMENT

43.1

This Agreement contains the whole agreement between the parties relating to the Services contemplated by this Agreement and supersedes and terminates all previous agreements, in whole or in part, between the parties to the extent that such previous agreements provide for the Services (or services equivalent to the Services to be provided to the Service Recipient) under this Agreement. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement. For the avoidance of doubt, the Surviving Agreements shall not be terminated pursuant to the provisions of this clause 43.1. Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement made by or on behalf of any other party at any time before the signature of this Agreement.

43.2

Each party waives all rights and remedies which, but for clause 43.1 might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

43.3	Nothing in this clause 43 shall exclude or limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

44.	WAIVERS

44.1

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right, power or remedy relating to this Agreement shall constitute, or affect or operate as, a waiver or variation of that, or any other, right, power or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right, power or remedy shall preclude any further exercise of it or the exercise of any other right, power or remedy.

44.2	Any waiver of any right under this Agreement is only effective if it is in writing and it shall apply only to the party to whom the waiver is addressed and to the circumstances for which it is given.

45.	COUNTERPARTS

This Agreement may be executed in any number of counterparts or duplicates, each of which, when executed, shall constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and such counterparts or duplicates shall constitute one and the same document.

46.	VARIATIONS

Subject to clause 15 (Change Management Procedure), no amendment of this Agreement shall be valid unless it is in writing, expressly stated to amend this Agreement and duly executed by or on behalf of all of the parties to it, unless more stringent requirements (including where execution must be by way of a notarial deed) must be satisfied under Applicable Laws. This shall also apply to any amendment of this clause 46.

47.	INVALID TERMS

Each of the provisions of this Agreement is severable. If any such provision, or part of a provision, is held to be or becomes invalid, illegal or unenforceable under the Applicable Laws of any jurisdiction:

(a)	the parties shall use reasonable endeavours to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible; and

(b)	such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

48.	NO THIRD PARTY ENFORCEMENT

48.1

Except as expressly stipulated in this Agreement, this Agreement does not create any right or benefit enforceable by any person not a party to it (within the meaning of the Contracts (Rights of Third Parties) Act 1999).

48.2

To the extent this Agreement expressly grants any rights to any third party, the consent of that third party is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Agreement.

49.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be governed by and determined in accordance with English law.

50.	DISPUTE RESOLUTION

Escalation

50.1

Upon written notification by one party to the other that a Dispute exists (a Dispute Notice), each party shall refer the Dispute to the Governance Committee for resolution. If the Dispute is not resolved by the Governance Committee within 20 Business Days after receipt of the relevant Dispute Notice, either party may give written notice to the other party requiring the Dispute to be escalated (an Escalation Notice).

50.2

Within ten Business Days after the date of an Escalation Notice, the relevant Dispute shall be referred to the Chief Technology Officer (or other nominated appropriate “C-suite” member) of each party for resolution.

50.3

Any Dispute that is not resolved by agreement in writing between the parties within ten Business Days after the date of an Escalation Notice shall be resolved in accordance with the remaining provisions of this clause 50.

Arbitration

50.4	This clause 50 shall be governed by English law.

50.5

Any Dispute that is not resolved under the Escalation Procedure shall, at the request of any party, be referred to and finally resolved by arbitration under the LCIA Arbitration Rules as amended from time to time (for the purpose of this clause 50, the Rules).

50.6	The Rules are incorporated by reference into this clause 50 and capitalised terms used in this clause 50 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

50.7

The number of arbitrators shall be three. The claimant shall nominate one arbitrator for appointment by the LCIA Court. The respondent shall nominate one arbitrator for appointment by the LCIA Court. The LCIA Court shall appoint the presiding arbitrator.

50.8	The seat or legal place of arbitration shall be London.

50.9

The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

50.10	Delivery of any request made pursuant to this clause shall be at the address given for the sending of notices under clause 40 and in a manner provided for in that clause.

50.11	Notwithstanding any provision to the contrary in the Rules, the parties agree that any arbitrator (including the presiding arbitrator) may have the same nationality as any party to the arbitration.

SCHEDULE 9

DEFINITIONS AND INTERPRETATION

1.	Definitions

In this Agreement:

Additional Project is defined in the Governance Model;

Affiliate means, in relation to any person, any entity from time to time directly or indirectly (i) Controlling, (ii) Controlled by, or (iii) under common Control with that person;

Anti-Bribery Laws means any applicable anti-bribery or anti-corruption law, regulation or rule enacted in any jurisdiction, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010;

Anti-Money Laundering Law means all applicable anti-money laundering-related and counter-terrorist financing-related laws, regulations, rules and guidance;

Aorta Service is defined in Part C of the Service Description;

Applicable Laws means any statute, law, rule, regulation, treaty, directive, ordinance, code or rule of law which, in each case, is issued, administered or enforced by any Governmental Authority, and any legally binding judicial or administrative interpretation of any of these and which, in each case, is applicable to the provision or receipt (as relevant) of the Services including, for the avoidance of doubt, any anti-corruption, Anti-Bribery Laws or Anti-Money Laundering Laws, and including any licences, consents, permits and approvals of a Regulator that is necessary in connection with the performance of obligations under this Agreement;

Authorisation means a legal permission of whatsoever kind (including licences, consents or approvals) required from a third party (other than any Affiliate of the Service Provider) to allow the Service Provider to perform, and/or for any the Service Recipient or any relevant Service Beneficiary to receive the benefit of, any Services (or part thereof), and/or to permit the use of or access to the Service Provider Materials and/or the Service Provider Systems by the Service Recipient (or any relevant Service Beneficiary);

Authorisation Expenses is defined in clause 5;

Base Charges is defined in the Charges Schedule;

Business Continuity Plans is defined in clause 23;

Business Day means a day other than a Saturday, Sunday or public holiday in London or the Territory, on which banks are open in London or the Territory for general commercial business;

B2B Services means the services set out in Part E of the Service Description;

Central Component is defined in the Service Operating Model;

Change means any change to the terms and conditions of this Agreement (including to the scope or duration of a Service as set out in the Services Schedule), in each case other than an Operational or Roadmap Change;

Change Management Procedure means the process for requesting and agreeing Changes as set out in Schedule 3 (change management procedure);

Change Request is defined in the Change Management Procedure;

Change Response is defined in the Change Management Procedure;

Charge Principles is defined in the Charges Schedule;

Charges means the:

(a)	Service Charges;

(b)	Reimbursable Costs; and

(c)	Pass-Through Costs;

Charges Schedule means Schedule 4 (charges);

Claim means any claim under or in connection with, or for breach of, this Agreement or any of the Services (including claims for breach of contract), tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise;

Component is defined in the Service Operating Model;

Confidential Information means all information, however recorded, communicated, including technical or other information, imparted in confidence or disclosed by a party or its Affiliates to the other party or its Affiliates, or otherwise obtained by the recipient, that:

(a)

is identified as being confidential at the time of disclosure or which a reasonable person in the position of the recipient would understand to be confidential due to the nature, type or presentation of the information; and

(b)

relates to the disclosing party’s (or its Affiliates’) business, services or products, developments, Intellectual Property Rights, trade secrets, know-how, processes, methodologies, personnel, suppliers or clients, and includes:

(i)	information relating to the provisions of, and negotiations leading to, this Agreement;

(ii)

(in relation to the obligations of the Service Recipient) any information received or held by the Service Recipient or any Service Beneficiary (or any their respective Representatives) relating to the Service Provider Group;

(iii)

(in relation to the obligations of the Service Provider) any information received or held by the Service Provider (or any of its Representatives) relating to the Service Recipient or any Service Beneficiary; and

(iv)

written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the party has determined from information it has received including any forecasts or projections;

Connectivity Service means the Services set out in Part B of the Services Schedule;

Contract Year means a period of 12 consecutive months commencing on and from:

(a)	the Effective Amendment Date; or

(b)	any anniversary of the Effective Amendment Date,

except for the final Contract Year, which shall commence on the last anniversary of the Effective Amendment Date to occur in the Term and end on the date of termination of this Agreement;

Contracting Party is defined in clause 30.1;

Control means, in relation to any undertaking, being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly) 50 per cent or more of the voting power at any general meeting of the shareholders in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)

entitled to appoint or remove directors on the board of directors who are able (in the aggregate) to exercise 50 per cent or more of the voting power at meetings of that board in respect of all or substantially all matters;

CPE means customer premises equipment provided in connection with the Connectivity Services and Entertainment Services;

CPE Software means the software owned by the Service Provider that is provided by or on behalf of the Service Provider and/or its licensors to the Service Recipient in connection with the CPE made available through the Entertainment Services and Connectivity Services;

CPE Software Fee is defined in the Charges Schedule;

CPE Software Period has the meaning set out in Clause 9;

Data Processing Agreement is defined in clause 19;

Data Protection Laws means any law, enactment, regulation or order concerning the processing of data relating to living persons including:

(a)	the Swiss Federal Act on Data Protection (FADP) and its ordinances;

(b)	the EU GDPR, EU laws on the protection of personal data as applicable pursuant to Article 71 of the Withdrawal Agreement and all other EU Data Protection Laws;

(c)	the UK GDPR;

(d)	the UK Data Protection Act 2018; and

(e)	UK Privacy and Electronic Communications (EC Directive) Regulations 2003,

in each case, to the extent applicable to the activities or obligations under or pursuant to this Agreement;

Default Interest means interest at a rate equal to the greater of: (i) the European Central Bank base rate plus [redacted] per cent; and (ii) [redacted];

Default Notice is defined in clause 10;

Definitions and Interpretation Schedule means this Schedule;

Delivery Services means the delivery services as set out in the Part 3 of the Service Operating Model;

Dependencies means:

(a)	those dependencies identified as such in this Agreement, including each part of the relevant Service Descriptions, the General Dependencies and the Pass-through Services;

(b)	the access, assistance and resources required to be provided by the Service Recipient (or a Service Beneficiary) pursuant to clauses 8 and 16; and

(c)	and any other obligation of the Service Recipient (and/or each Service Beneficiary) under this Agreement,

(and a Dependency shall be construed accordingly);

Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it;

Draft Exit Plan is defined in clause 27;

Due Date is defined in clause 10 (charges, costs and invoicing);

Effective Amendment Date means [●][insert date of (or reference to conditionality on) Summit spin];

Entertainment Service means the Services set out in Part A of the Service Descriptions;

Escalation Procedure means the procedure for escalating Disputes, as set out in the Governance Model;

EU Data Protection Laws means any law, enactment, regulation or order transposing, implementing, adopting, supplementing or derogating from, the EU GDPR and the EU Directive 2002/58/EC in each European Union member state and the United Kingdom;

EU GDPR means the General Data Protection Regulation 2016/679;

Exchange Rate means, for two particular currencies for a particular day, the spot rate of exchange (the closing mid-point) for one of those currencies into the other currency at the rate quoted by the European Central Bank as at the close of business in the Territory on that date;

Excluded Service means any and all services and support that may be received by (or on behalf of) the Service Recipient Group or provide by (or on behalf) the Service Provider Group other than the Services, including the services identified as “excluded services” as set out in each part the Service Descriptions and the Excluded Services Schedule;

Excluded Services Schedule means Schedule 6;

Exit Assistance is defined in clause 27;

Exit Period is defined in clause 27;

Exit Plan is defined in clause 27;

Exit Strategy is defined in clause 27;

Force Majeure Event means any circumstance beyond a party’s reasonable control, including:

(a)	any act of God, flood, earthquake or other natural disaster;

(b)	any act of terrorism, riot, war, sanction, embargo or breaking-off of diplomatic relations;

(c)	any epidemic (including any pandemic) of novel virus or disease;

(d)	any collapse of buildings, fire, explosion or accident of comparable magnitude;

(e)

any change to Applicable Laws or action taken by a Governmental Authority, including imposing an export or import restriction, quota or prohibition, or failing to grant, or revoking, a necessary licence or consent but only to the extent any such circumstances have not been either:

i.	dealt with under the Change Management Procedure by way of a Required Change; or

ii.	notified to the Service Provider not less than 6 months prior to the effective date of change or action taken;

Further Information Period is defined in the Change Management Procedure;

General Dependency means the Dependencies set out in Schedule 8;

Governance Committee is defined in the Governance Model;

Governance Model means the governance structure and processes set out in Part 2 of the Service Operating Model;

Governmental Authority means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union, the United States Office of Foreign Assets Control and any Tax Authority;

Ground for Suspension is defined in clause 22 (suspension);

Group means, in the case of the Service Recipient, the Service Recipient Group and, in the case of the Service Provider, the Service Provider Group;

Initial Service Term means, for each Service, the period of 5 years from the Effective Amendment Date or, where applicable, the period specified to be the “Initial Service Term” in the applicable Service Description;

Insolvency Event, in relation to a party from time to time, means any of the following:

(a)	it becomes insolvent or is unable, or admits its inability generally, to pay its debts as they fall due;

(b)

it suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, starts negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness;

(c)	it makes a general assignment, arrangement, composition or compromise with or for the benefit of its creditors;

(d)

it has a liquidator (both provisional and following a winding up), receiver (including a fixed charge receiver), administrative receiver, administrator, nominee, supervisor, monitor or other similar officer appointed in respect of itself or any of its assets under the law of any jurisdiction or notice is given of the intention to make any such appointment; or

(e)	a moratorium is declared in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium shall not remedy any Insolvency Event caused by that moratorium);

Intellectual Property Rights means:

(a)	patents, utility models and rights in inventions;

(b)	rights in each of: know-how and trade secrets;

(c)

trade marks, service marks, rights in logos, trade names, rights in each of get-up and trade dress, rights to sue for passing off (including trade mark-related goodwill), rights to sue for unfair competition, and domain names;

(d)	copyright, moral rights, database rights, rights in designs, and semiconductor topography rights;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including, for any of them, all applications, rights to apply and rights to claim priority) and (iii) including, in respect of any of them, all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;

IT Services is defined in Part D of the Service Description;

Local Component is defined in the Service Operating Model;

Losses means losses, damages, costs, claims, liabilities, fines, interest, penalties, charges, expenses, demands and legal and other professional costs, in each case of any nature whatsoever;

MVNO Services means the services set out in Part F of the Service Description;

Offer Period is defined in clause 31 (employees);

Operational Change is defined in the Service Operating Model;

Operational or Roadmap Change is defined in the Change Management Procedure;

Operational Processes is defined in clause 2 (services);

Operational Services is defined in the Service Operating Model;

Pass-Through Costs is defined in the Charges Schedule;

Pass-Through Service is defined in the Pass-Through Services Schedule;

Pass-Through Services Schedule means Schedule 5;

Permitted Assignee is defined in clause 32 (assignment and subcontracting);

Platform is defined in the Service Operating Model;

Platform Services means the platform services as set out in Part 2 of the Service Operating Model;

Procurement Services means the procurement services being provided from time to time by the Service Provider Group to the Service Recipient Group (if any);

Product means each Component, Platform, System, Software or other product, all technical and user manuals and Software (including any Software Release);

Product Compliance means any Product requirements set out in clauses 33.12 to 33.19;

Project Leader is defined in the Governance Model;

Reasonable Costs means all third party or internal costs (including one-off and recurring costs) which are reasonably incurred and can be demonstrated or evidenced;

Regulator means one or more, as the context requires, of any stock exchange, any data protection or privacy or telecommunications authority, and any other regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction;

Reimbursable Costs means:

(a)	any Authorisation Expenses payable by the Service Recipient under clause 5; and

(b)	each amount specified under this Agreement or otherwise agreed by the parties as being reimbursable to the Service Provider by the Service Recipient as a “Reimbursable Cost”;

Relief Event is defined in clause 8 (dependencies and relief events);

Renewal Term is defined in clause 3 (duration);

Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates;

Requested Change is defined in the Change Management Procedure;

Required Change is defined in the Change Management Procedure;

Roadmap is defined in the Delivery Services;

Roadmap Deliverables is defined in the Delivery Services;

Scalable Charges is defined in the Charges Schedule;

Security Policies and Procedures means the Service Provider’s policies and procedures related to security (including information technology) provided to the Service Recipient from time to time;

Service means in relation to each Part of the Services Schedule, all of the individual service elements that are described in that Part, other than the Excluded Services and Uncommitted Corporate Support;

Service Beneficiary is defined in clause 2 (services):

Service Boundary means:

(a)	[redacted]

(b)

in respect of any Service (in whole or part) set out in (a) and any other Service (in whole or part) not meeting the criteria set-out in (a)(i) and (a)(ii), use of and access to the relevant Services directly by the Service Recipient and any Service Beneficiary solely for their internal business purposes and not for the internal or external use of, access to or benefit of any other Service Recipient Affiliate or third party (including any resale or onward provision of any kind), and, in each case, always subject to clause 5 (third party suppliers) and within the Service Volume limits for the relevant Service;

Service Charges means the amounts payable in respect of each Service, as specified in the Charges Schedule;

Service Description means, for each Service, the description of that Service as set out in the corresponding Part of Schedule 1 (Service Description);

Service Operating Model means the service operating model set out in Schedule 2 (service operating model);

Service Provider is defined in the Parties;

Service Provider Group means the Service Provider and each other entity which directly or indirectly Controls, is directly or indirectly Controlled by (through one or more intermediaries) or is under direct or indirect common Control with the Service Provider from time to time;

Service Provider Licensed Materials is defined in clause 17 (intellectual property rights);

Service Provider Materials means:

(a)	any materials, documents, manuals, information, data and databases (in any medium or format) which are:

(i)	owned by the Service Provider, its Affiliates or any Third Party Supplier before the Effective Amendment Date;

(ii)	licensed by the Service Provider to the Service Recipient under this Agreement in connection with the receipt of the Services;

(iii)

created or developed by, or on behalf of, the Service Provider Group whether before or after the Effective Amendment Date and used in the provision of the Services, excluding Service Recipient Data and Bespoke Materials; or

(iv)	acquired by the Service Provider, its Affiliates or any Third Party Supplier other than pursuant to this Agreement; and

(b)	all adaptations, modifications and enhancements to, or derivative works created on the basis of, the materials, documents, manuals, information, data or databases under (a) above;

Service Provider Systems means any assets, equipment, hardware, firmware, peripherals, communication links, storage media, network, networking equipment and other equipment or infrastructure (and in each case, any components thereof) used in conjunction with the same, together with all software, tools and related object and source codes and databases, used by or on behalf of the Service Provider Group to provide the Services and/or accessed by the Service Recipient Group in order to use or receive the benefit of the Services;

Service Provider’s Bank Account means the Service Provider’s or other Service Provider Group entity’s bank account that the Service Provider notifies to the Service Recipient from time to time;

Service Recipient is defined in the Parties;

Service Recipient Data means all data:

(a)	provided to the Service Provider or any of its Affiliates or subcontractors, by or on behalf of the Service Recipient or any Service Beneficiary; or

(b)	generated by the Service Provider (or any of its Affiliates or subcontractors),

in each case (i) in the course of providing or receiving the Services, as the case may be, (ii) relating exclusively to the Service Recipient or a Service Beneficiary, and (iii) excluding the Service Provider Materials and the records generated and retained by the Service Provider;

Service Recipient Group means:

(a)	the Service Recipient; and

(b)

each other company which the Service Recipient is entitled to exercise, or control the exercise of (directly or indirectly) more than 50% of the voting power at any general meeting of the shareholders in respect of all matters falling to be decided by resolution or meeting of such persons;

Service Recipient Materials means:

(a)	the Service Recipient Data;

(b)

to the extent not Service Recipient Data, any other materials, documents, manuals, information, data and databases owned and/or operated by, or leased or licensed (other than by the Service Provider) to, the Service Recipient Group, and provided by or on behalf of any member of the Service Recipient Group to the Service Provider Group in respect of the provision of the Services; and

(c)

all adaptations, modifications and enhancements to, or derivative works created on the basis of, the materials, documents, manuals, information, data or databases under (a) and (b) above (in each case to the extent they do not constitute Service Provider Materials);

Service Recipient Systems means any assets, equipment, hardware, firmware, peripherals, communication links, storage media, network, networking equipment and other equipment or infrastructure (and in each case, any components thereof) used in conjunction with the same, together with all software, tools and related object and source codes and databases, provided by or on behalf of the Service Recipient or any Service Beneficiary to the Service Provider Group to provide the Services;

Service Term is defined in clause 3 (duration);

Service Volumes means in respect of a Service and a calendar year, the service volumes specified in the Service Description for that Service and that calendar year;

Services Schedule means Schedule 1;

Small Works is defined in the Service Operating Model;

Software means any software (including third party software and CPE Software) owned by or licensed to the Service Provider which is used to operate the Services, Platforms, applications or products provided by the Service Provider or otherwise used or received by the Service Recipient in connection with this Agreement;

Software Release is defined in the Service Operating Model;

Stranded Costs means, in relation to a Service being terminated:

(a)

all non-refundable and non-recoverable costs, expenses or charges (including internal costs) already incurred by the Service Provider Group or which the Service Provider Group is contractually committed to pay, and in respect of the period of time between the date of termination of the relevant Service and the expiry of the Service Term; and

(b)	termination fees, break fees or costs payable under any Third Party Supply Contract as a result of early termination of, or reduced usage under, those Third Party Supply Contracts,

in each case that arise as a result of or in connection with the provision of that Service to the Service Recipient or Service Beneficiaries or the termination of the provision of that Service to the Service Recipient or Service Beneficiaries;

Surviving Agreements means: [redacted]

Systems means the Service Provider Systems or the Service Recipient Systems, as applicable;

Tax or Taxation means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including VAT, any excise, property, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, fees and interest relating to any of these or to any late or incorrect return in respect of any of them (except to the extent attributable to the delay or default of the Service Recipient or any Service Beneficiary);

Tax Authority means any Governmental Authority or public body in the respective jurisdiction in charge of assessing, imposing, collecting or auditing any Tax or assessing the Tax base or elements of it;

Tax Deduction means a deduction or withholding for or on account of Tax from a payment made under this Agreement;

Tax Relief means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment of Tax;

Technical Architecture Services means the services set out in Part G of the Service Description;

Term is defined in clause 3 (duration);

Territory means Switzerland;

Third Party Costs means the costs relating to hardware, software or services from Third Party Suppliers used by the Service Provider included within the Base Charges and Scalable Charges of each Service;

Third Party Supplier is defined in clause 5 (third party suppliers);

Third Party Supply Contract is defined in clause 5 (third party suppliers);

Transfer Regulations means any applicable legislation or other measure, including The Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) or any equivalent legislation in any jurisdiction, under which the employment of an employee may automatically transfer to the Service Recipient Group as a result of termination or expiry of the Services or this Agreement;

Transferring Employee is defined in clause 31 (employees);

UK GDPR means the EU GDPR to the extent that it forms part of retained European Union law under the European Union (Withdrawal) Act 2018 (as amended from time to time);

Withdrawal Agreement means the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community.

VAT means:

(a)	value added tax imposed in compliance with the Value Added Tax Act 1994;

(b)	value added tax imposed in compliance with the Swiss Federal Act on Value Added Tax;

(c)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(d)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

Working Hours means 8.30am to 5.00pm on a Business Day.

2.	Interpretation

In this Agreement, unless the context requires otherwise:

(a)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(b)	any reference to a party to this Agreement includes the successors and permitted assigns (immediate or otherwise) of that party;

(c)	references to a paragraph, clause or Schedule are to those of this Agreement;

(d)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or document;

(e)	headings do not affect its interpretation;

(f)	the singular shall include the plural and vice versa, and references to one gender include all genders;

(g)	the phrases to the extent and to the extent that are used to indicate an element of degree and are not synonymous with the word “if”;

(h)	any reference to a time of day is to the time in the Territory;

(i)

references to any English law legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction;

(j)

if it is necessary to express a monetary sum that is expressed in one currency in a different currency, the amount in the different currency shall be derived by converting the amount in the original currency at the Exchange Rate on the relevant date;

(k)

any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as merely illustrative and shall not limit the sense of the words preceding those terms;

(l)

any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and, for the purpose of identification, initialled for or by each of them (in each case with any amendments that the parties may agree);

(m)

any reference to indemnifying any person against any event, matter or circumstance shall be construed as a reference to indemnifying that person in full on an after Tax basis from and against any and all Claims and from all Losses, in any such case arising out of, based upon or in connection with, whether directly or indirectly, such event, matter or circumstance, and indemnified and indemnify and similar expressions shall be interpreted accordingly; and

(n)

any reference to an indemnity being on an after Tax basis shall mean that the amount payable pursuant to such indemnity obligation (the Payment) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)

the amount and timing of any additional Tax which becomes payable by the recipient of the Payment (or which would have become payable but for the availability of any Relief) as a result of the Payment’s being subject to Tax in the hands of the recipient; and

(iii)

the amount, timing and value of any Tax Relief which is obtained by the recipient of the Payment to the extent that such Tax Relief is attributable to the matter giving rise to the indemnity obligation or to the receipt of the Payment, the recipient of the Payment receives and retains the same amount as it would have received had such Tax not been payable or required to be deducted and had such Tax Relief not been available or obtained. In this paragraph (n), references to the recipient of the Payment shall include references to its Affiliates.

3.	Release, Hosting, Operation and Licensing

In the Service Description, if a party is allocated any of the following responsibilities it shall have the following meaning:

(a)	Release indicates that party as being responsible for the software and hardware release process for the relevant Service (or application, System or Component, as specified);

(b)

Hosting indicates that party as being responsible (as between the parties) for the hardware, software and networking infrastructure and associated data centre environment and operations, to support the relevant Service (or application, System or Component, as specified);

(c)	Operation indicates that party as being responsible for managing, operating, servicing and maintenance of the relevant Service (or application, System or Component, as specified); and

(d)

Licensing indicates the party as being responsible for the licensing costs associated with any Intellectual Property Rights relating to the relevant Service (or application, System or Component, as specified) licensed from the owner or reseller of such Intellectual Property Rights or under any agreement between a third party and a member of the Service Provider Group.

4.	Scaling (cost allocation only)

Where a party is allocated responsibility for Scaling in the Service Description:

(a)	this indicates that the party is responsible for the costs of Scaling associated with the responsibilities set out in paragraph 3(a) to (d) above (as further detailed under the Charges Schedule); and

(b)

for clarification, this does not indicate responsibility for performing the activities related to Scaling, which would remain with the party responsible for the relevant aspect to be Scaled (i.e. under paragraph 3(a) to (d) above).

If Scaling is noted as “N/A” rather than allocated to the Service Provider or Service Recipient, then the relevant Service (or application, System or Component, as specified) is not Scalable.

5.	Enactments

Except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made;

(b)	any enactment that that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (a) or (b).

6.	Schedules

The Schedules comprise schedules to this Agreement and form part of this Agreement.

7.	Inconsistencies

If there is any inconsistency between any definition set out in this Schedule and a definition set out in any clause or any other Schedule, then, for the purposes of construing that clause or Schedule, the definition set out in this Schedule shall prevail to the extent of such conflict.

ANNEX D – LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 16, 2024, Liberty Global announced its intention to spin-off 100% of the Sunrise Business to Liberty Global shareholders. The Sunrise Business will be separated from the remaining business of Liberty Global through a series of transactions (the “Spin-off”), that, if completed in their entirety, will result in the transfer of the Sunrise Business to Sunrise, which is currently a newly formed subsidiary of Liberty Global. The Sunrise Shares will be distributed to Liberty Global’s shareholders in the Spin-Off. Sunrise will become an independent, separate publicly traded Swiss company that will wholly own the Sunrise Business. The proposed transaction is subject to a number of conditions, including final approval by the Liberty Board, approval of the Spin-off by Liberty Global’s shareholders and other customary conditions.

In connection with the Spin-off, Sunrise’s net debt (defined as total debt less cash and cash equivalents) is expected to be reduced by up to CHF 1.5 billion ($1,669.4 million at the applicable rate), representing approximately 25% of Sunrise’s net debt outstanding as of June 30, 2024. This net debt reduction may be accomplished by paying down or otherwise reducing a portion of Sunrise’s total debt, by increasing Sunrise’s cash and cash equivalents, or by a combination of the two. Sunrise’s net debt reduction is expected to be funded with an equity capital contribution from Liberty Global, the amount of which would be reduced by the portion of Sunrise’s 2024 free cash flow. Liberty Global expects to fund its equity capital contribution from its corporate liquidity, including non-core asset disposal proceeds. The unaudited pro forma condensed consolidated financial statements of both Liberty Global and Sunrise presented herein assume (i) Liberty Global will contribute the full amount of CHF 1.5 billion ($1,669.4 million at the applicable rate), (ii) Sunrise will repay outstanding third-party indebtedness of CHF 1.5 billion ($1,669.4 million at the applicable rate) and (iii) no other equity capital will be raised in connection with the Spin-Off. Additionally, all outstanding related party notes receivable and payable, including related party interest receivable and payable, between subsidiaries of Liberty Global and subsidiaries of the Sunrise Business will be net settled prior to the Spin-off.

Liberty Global and Sunrise, or their respective subsidiaries, will remain parties to certain existing agreements, including the technology master services agreement and other services agreement, and will enter into a new transitional services agreement in order to govern the ongoing relationships between them after the Spin-Off and to provide for an orderly transition of Sunrise to independent public company status. The terms of these agreements, including the amounts expected to be paid by Sunrise to Liberty Global for these services after the Spin-off, are further described in the “Relationship Between Liberty Global and Sunrise Following the Spin-Off” section of this proxy statement/prospectus. With the exception of the transitional services agreement, which is a new agreement that will be entered into upon closing of the Spin-Off, the amounts expected to be paid by Sunrise to Liberty Global for these services after the Spin-Off are consistent with the amounts reflected for these services in the historical financial statements of the Sunrise Business.

The following unaudited pro forma condensed consolidated financial statements of Liberty Global give effect to the Spin-off and related transactions as described above.

As a result of the Spin-off, the operations of the Sunrise Business will be presented as a discontinued operation by Liberty Global in accordance with ASC 205, Presentation of Financial Statements (ASC 205) following the effective date of the Spin-off.

The unaudited pro forma condensed consolidated financial statements of Liberty Global have been prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed consolidated statements of operations present the Sunrise Business as a discontinued operation for the six months ended June 30, 2024 and the years ended December 31, 2023, 2022, and 2021, respectively as if the Spin-off occurred on January 1, 2023. In addition, the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 reflect certain adjustments that are incremental to those related to the Spin-off, as if the other transactions described herein occurred on January 1, 2023. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2024 reflects adjustments related to the Spin-off, as well as certain adjustments that are incremental to those related to the Spin-off as discussed above, as if the other transactions described herein occurred on June 30, 2024. The weighted average ordinary shares outstanding for the diluted earnings per share computation have not been adjusted for any modifications to the LG equity incentive plans as a result of the Spin-off, more fully described in “Treatment of Outstanding Liberty Global Compensatory Equity-Based Awards” in this proxy statement/prospectus, as these adjustments could vary significantly.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2024 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of Liberty Global as of June 30, 2024; and

•	the unaudited historical consolidated statement of financial position of the Sunrise Business as of June 30, 2024.

The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2024 has been derived from:

•	the unaudited historical condensed consolidated statement of operations of Liberty Global for the six months ended June 30, 2024; and

•	the unaudited historical consolidated statement of income or loss of the Sunrise Business for the six months ended June 30, 2024.

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021 have been derived from:

•	the audited historical consolidated statements of operations of Liberty Global for the years ended December 31, 2023, 2022 and 2021; and

•	the audited historical consolidated statements of income or loss of the Sunrise Business for the years ended December 31, 2023, 2022 and 2021.

The pro forma information should be read in conjunction with the accompanying notes thereto, Liberty Global’s historical consolidated financial statements and related notes thereto, which are incorporated by reference in this proxy statement/prospectus, and the Sunrise Business’ historical consolidated financial statements and related notes thereto, which are included in Annex F to this proxy statement/prospectus.

The audited historical consolidated financial statements of Liberty Global have been prepared in accordance with U.S. GAAP and are presented in United States Dollars (“USD”). The audited historical consolidated financial statements of the Sunrise Business have been prepared in accordance with IFRS as issued by the IASB and are presented in Swiss francs (“CHF”). The following pro forma condensed consolidated financial statements of Liberty Global reflect the application of U.S. GAAP and are presented in USD consistent with the basis of presentation reflected in the audited consolidated historical financial statements of Liberty Global.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Spin-off and related transactions occurred on the dates assumed, nor is it indicative of future operating results or financial position. Because these unaudited pro forma condensed consolidated financial statements have been prepared based upon preliminary estimates, the impact of the Spin-off and related transactions and the timing thereof could cause material differences from the information presented herein.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus as set forth in the notes to the unaudited pro forma condensed consolidated financial statements.

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2024

	Liberty Global Historical Consolidated	Sunrise Historical Consolidated	Notes	Other Adjustments to Reflect the Spin-off	Notes	Total Liberty Global Pro Forma
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,011.3	$10.0	(1a)	$(1,669.4)	(2a)	$331.9
Trade receivables, net	858.8	437.7	(1a)	—		421.1
Short-term investments (measured at fair value on a recurring basis)	1,204.5	—		—		1,204.5
Other current assets	1,313.0	627.1	(1a)	—		685.9

Total current assets	5,387.6	1,074.8		(1,669.4)		2,643.4
Investments and related notes receivable	13,260.0	56.4	(1a)	—		13,203.6
Property and equipment, net	7,083.9	2,783.0	(1a)	—		4,300.9
Goodwill	9,770.0	6,699.1	(1a)	—		3,070.9
Intangible assets subject to amortization, net	1,797.7	1,090.5	(1a)	—		707.2
Other assets, net	3,539.1	1,759.8	(1a)	—		1,779.3

Total assets	$40,838.3	$13,463.6		$(1,669.4)		$25,705.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$514.9	$197.8	(1a)	$—		$317.1
Deferred revenue	292.5	125.7	(1a)	—		166.8
Current portion of debt and finance lease obligations	771.4	353.5	(1a)	—		417.9
Other accrued and current liabilities	2,451.6	904.0	(1a)	21.6	(3)	1,569.0

Total current liabilities	4,030.4	1,581.0		21.6		2,471.0
Long-term debt and finance lease obligations	14,740.8	6,057.6	(1a)	—		8,683.2
Other long-term liabilities	3,750.3	2,089.0	(1a)	—		1,661.3

Total liabilities	22,521.5	9,727.6		21.6		12,815.5

Equity:
Liberty Global shareholders:
Class A common shares	1.7	—		—		1.7
Class B common shares	0.1	—		—		0.1
Class C common shares	1.9	—		—		1.9
Additional paid-in capital	1,054.9	—		—		1,054.9
Accumulated earnings	16,344.1	—		(5,106.7)	(2)	11,215.8
				(21.6)	(3)
Contributions in excess of distributions and accumulated losses	—	3,437.3	(1b)	(1,669.4)	(2a)	—
				5,106.7	(2)
Accumulated other comprehensive earnings, net of taxes	944.9	276.9	(1b)	—		668.0
Treasury shares, at cost	(0.1)	—		—		(0.1)

Total Liberty Global shareholders	18,347.5	3,714.2		(1,691.0)		12,942.3
Noncontrolling interests	(30.7)	21.8	(1b)	—		(52.5)

Total equity	18,316.8	3,736.0		(1,691.0)		12,889.8

Total liabilities and equity	$40,838.3	$13,463.6		$(1,669.4)		$25,705.3

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Liberty Global Historical Consolidated	Sunrise Historical Consolidated (1a)	Other Adjustments to Reflect the Spin-off	Notes	Total Liberty Global Pro Forma
	in millions, except per share amounts
Revenue	$3,818.8	$1,669.6	$64.1	(4)	$2,214.5
			1.2	(5)
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below):
Programming and other direct costs of services	1,261.7	530.8	0.2	(4)	731.1
Other operating	600.7	227.5	—		373.2
Selling, general and administrative (SG&A)	864.4	317.5	—		546.9
Depreciation and amortization	1,012.1	506.7	—		505.4
Impairment, restructuring and other operating items, net	38.2	0.1	—		38.1

	3,777.1	1,582.6	0.2		2,194.7

Operating income	41.7	87.0	65.1		19.8

Non-operating income (expense):
Interest expense	(505.0)	(215.1)	(4.0)	(4)	(289.9)
			4.0	(6)
Realized and unrealized gains on derivative instruments, net	633.8	409.3	—		224.5
Foreign currency transaction gains, net	298.0	(434.8)	—		732.8
Realized and unrealized gains due to changes in fair values of certain investments, net	84.8	1.5	—		83.3
Share of results of affiliates, net	(33.6)	(2.0)	—		(31.6)
Gain on sale of All3Media	242.9	—	—		242.9
Other non-operating income	127.2	14.3	1.0	(4)	81.2
			(1.0)	(6)
			(31.7)	(7)

	848.1	(226.8)	(31.7)		1,043.2

Earnings from continuing operations before income taxes	889.8	(139.8)	33.4		1,063.0
Income tax expense	(87.6)	(17.6)	—	(8)	(70.0)

Earnings from continuing operations	$802.2	$(157.4)	$33.4		$993.0

Net earnings attributable to Liberty Global shareholders from continuing operations	$778.1	$(157.4)	$33.4		$968.9

Basic earnings attributable to Liberty Global shareholders per share — continuing operations	$2.08				$2.59

Dilutive earnings attributable to Liberty Global shareholders per share — continuing operations	$2.04				$2.54

Weighted average ordinary shares outstanding — basic earnings per share computation	374,473,934				374,473,934

Weighted average ordinary shares outstanding — diluted earnings per share computation	381,281,829				381,281,829

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	Liberty Global Historical Consolidated	Sunrise Historical Consolidated (1a)	Other Adjustments to Reflect the Spin-off	Notes	Total Liberty Global Pro Forma
	in millions, except per share amounts
Revenue	$7,491.4	$3,375.6	$156.1	(4)	$4,236.4
			(35.5)	(5)
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below):
Programming and other direct costs of services	2,384.7	1,099.2	3.6	(4)	1,289.1
Other operating	1,207.1	441.6	—		765.5
SG&A	1,761.0	641.8	21.6	(3)	1,140.8
Depreciation and amortization	2,315.2	1,098.8	—		1,216.4
Impairment, restructuring and other operating items, net	67.9	24.9	—		43.0

	7,735.9	3,306.3	25.2		4,454.8

Operating loss	(244.5)	69.3	95.4		(218.4)

Non-operating income (expense):
Interest expense	(907.9)	(402.9)	(2.3)	(4)	(505.0)
			2.3	(6)
Realized and unrealized gains (losses) on derivative instruments, net	(526.3)	(604.6)	—		78.3
Foreign currency transaction losses, net	(70.8)	648.9	—		(719.7)
Realized and unrealized losses due to changes in fair values of certain investments, net	(557.3)	(0.7)	—		(556.6)
Share of results of affiliates, net	(2,019.3)	(0.9)	—		(2,018.4)
Other non-operating income	601.9	12.7	1.9	(4)	523.1
			(1.9)	(6)
			(66.1)	(7)

	(3,479.7)	(347.5)	(66.1)		(3,198.3)

Loss from continuing operations before income taxes	(3,724.2)	(278.2)	29.3		(3,416.7)
Income tax expense	(149.6)	78.5	—	(8)	(228.1)

Loss from continuing operations	$(3,873.8)	$(199.7)	$29.3		$(3,644.8)

Net loss attributable to Liberty Global shareholders from continuing operations	$(4,051.7)	$(199.7)	$29.3		$(3,822.7)

Basic and diluted loss attributable to Liberty Global shareholders per share — continuing operations	$(9.52)				$(8.98)

Weighted average ordinary shares outstanding — basic and diluted earnings per share computations	425,679,037				425,679,037

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Liberty Global Historical Consolidated	Sunrise Historical Consolidated (1a)	Total Liberty Global Pro Forma
	in millions, except per share amounts
Revenue	$7,195.7	$3,178.2	$4,017.5
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below):
Programming and other direct costs of services	2,085.7	1,019.4	1,066.3
Other operating	1,088.2	408.6	679.6
SG&A	1,618.5	612.7	1,005.8
Depreciation and amortization	2,171.4	1,077.8	1,093.6
Impairment, restructuring and other operating items, net	85.1	22.8	62.3

	7,048.9	3,141.3	3,907.6

Operating income	146.8	36.9	109.9

Non-operating income (expense):
Interest expense	(589.3)	(288.4)	(300.9)

Realized and unrealized gains on derivative instruments, net	1,213.1	358.7	854.4
Foreign currency transaction gains, net	1,407.2	108.4	1,298.8
Realized and unrealized losses due to changes in fair values of certain investments, net	(323.5)	(6.5)	(317.0)
Share of results of affiliates, net	(1,267.8)	0.5	(1,268.3)
Gain associated with the Telenet Tower Sale	700.5	—	700.5
Other non-operating income	137.2	36.2	101.0

	1,277.4	208.9	1,068.5

Earnings from continuing operations before income taxes	1,424.2	245.8	1,178.4
Income tax expense	(318.9)	87.8	(406.7)

Earnings from continuing operations	$1,105.3	$333.6	$771.7

Net earnings attributable to Liberty Global shareholders from continuing operations	$592.2	$333.6	$258.6

Basic earnings attributable to Liberty Global shareholders per share — continuing operations	$1.21		$0.53

Dilutive earnings attributable to Liberty Global shareholders per share — continuing operations	$1.19		$0.52

Weighted average ordinary shares outstanding — basic earnings per share computation	489,555,582		489,555,582

Weighted average ordinary shares outstanding — diluted earnings per share computation	496,988,850		496,988,850

LIBERTY GLOBAL LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

	Liberty Global Historical Consolidated	Sunrise Historical Consolidated (1a)	Total Liberty Global Pro Forma
	in millions, except per share amounts
Revenue	$10,311.3	$3,320.6	$6,990.7
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below):
Programming and other direct costs of services	3,017.6	1,061.2	1,956.4
Other operating	1,484.6	389.0	1,095.6
SG&A	2,154.1	653.6	1,500.5
Depreciation and amortization	2,353.7	1,026.9	1,326.8
Impairment, restructuring and other operating items, net	(19.0)	(45.4)	26.4

	8,991.0	3,085.3	5,905.7

Operating income	1,320.3	235.3	1,085.0

Non-operating income (expense):
Interest expense	(882.1)	(284.8)	(597.3)

Realized and unrealized gains on derivative instruments, net	537.3	221.8	315.5
Foreign currency transaction gains, net	1,324.5	21.2	1,303.3
Realized and unrealized gains due to changes in fair values of certain investments, net	820.6	3.0	817.6
Share of results of affiliates, net	(175.4)	—	(175.4)
Gain on U.K. JV Transaction	10,873.8	—	10,873.8
Other non-operating income	181.8	(38.6)	220.4

	12,680.5	(77.4)	12,757.9

Earnings from continuing operations before income taxes	14,000.8	157.9	13,842.9
Income tax expense	(473.3)	55.1	(528.4)

Earnings from continuing operations	$13,527.5	$213.0	$13,314.5

Net earnings attributable to Liberty Global shareholders from continuing operations	$13,344.2	$213.0	$13,131.2

Basic earnings attributable to Liberty Global shareholders per share — continuing operations	$24.01		$23.63

Diluted earnings attributable to Liberty Global shareholders per share — continuing operations	$23.45		$23.07

Weighted average ordinary shares outstanding — basic earnings per share computation	555,695,224		555,695,224

Weighted average ordinary shares outstanding — diluted earnings per share computation	569,114,223		569,114,223

Spin-off and Related Transactions

(1)	Following the Spin-off, the Sunrise Business will be presented as a discontinued operation by Liberty Global in accordance with ASC 205.

(a)

This adjustment removes Sunrise’s historical balances from Liberty Global’s consolidated balances in accordance with ASC 205, as adjusted to present such historical financial information (i) in accordance with U.S. GAAP and (ii) in USD. Reconciliations of the statement of financial position and statement of income or loss amounts as presented in the historical financial statements of the Sunrise Business to the respective Sunrise Historical Consolidated amounts are presented below as of June 30, 2024 and for the indicated periods:

	CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2024
	Sunrise Historical Consolidated IFRS (in CHF) (I)		IFRS to U.S. GAAP Accounting Adjustments (in CHF)		Notes	Sunrise Historical Consolidated U.S. GAAP (in CHF)		Sunrise Historical Consolidated U.S. GAAP (in USD) (IV)
	in millions
ASSETS
Current assets:
Cash and cash equivalents	CHF	9.0	CHF	—		CHF	9.0	$10.0
Trade receivables		393.4		—			393.4	437.7
Other current assets		561.3		2.2	(II-i,vii)		563.5	627.1

Total current assets		963.7		2.2			965.9	1,074.8

Non-current assets:
Property, plant and equipment		2,255.7		(15.3)	(II-i,iv,vii)		2,500.7	2,783.0
				260.3	(III-i)
Goodwill		6,012.7		6.7	(II-vii)		6,019.4	6,699.1
Intangible assets		1,337.7		(97.5)	(II-ii)		979.9	1,090.5
				(260.3)	(III-i)
Right-of-use assets		1,217.9		(1,217.9)	(II-i)		—	—
Other assets		270.4		1,361.6	(II-i,iii,v,vii)		1,632.0	1,816.2

Total non-current assets		11,094.4		37.6			11,132.0	12,388.8

Total assets	CHF	12,058.1	CHF	39.8		CHF	12,097.9	$13,463.6

LIABILITIES
Liabilities:
Current liabilities:
Trade payable	CHF	207.8	CHF	(30.0)	(II-ii)	CHF	177.8	$197.8
Deferred revenue		—		112.9	(III-ii)		112.9	125.7
Current portion of debt and lease obligations		—		5.5	(II-i)		317.7	353.5
				312.2	(III-iii)
Financial liabilities		555.6		(555.6)	(III-iii)		—	—
Other current liabilities		780.0		(98.0)	(II-i,vi,vii)		812.5	904.0
				130.5	(III-ii,iii)

Total current liabilities		1,543.4		(122.5)			1,420.9	1,581.0

Non-current liabilities:
Long-term debt and finance lease obligations		—		19.7	(II-i)		5,443.1	6,057.6
				5,423.4	(III-iv)
Lease liabilities		1,020.0		(1,020.0)	(II-i)		—	—
Financial liabilities		5,942.0		(5,942.0)	(III-iv)		—	—
Other non-current liabilities		319.1		1,039.5	(II-i,ii,iii,iv,vi)		1,877.2	2,089.0
				518.6	(III-iv)

Total non-current liabilities		7,281.1		39.2			7,320.3	8,146.6

Total liabilities	CHF	8,824.5	CHF	(83.3)		CHF	8,741.2	$9,727.6

	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2024
	Sunrise Historical Consolidated IFRS (in CHF) (I)		IFRS to U.S. GAAP Accounting Adjustments (in CHF)		Notes	Sunrise Historical Consolidated U.S. GAAP (in CHF)		Sunrise Historical Consolidated U.S. GAAP (in USD) (IV)
	in millions
Revenue	CHF	1,484.1	CHF	—		CHF	1,484.1	$1,669.6
Direct costs		396.5		75.1	(II-i,ii)		471.6	530.8
Personnel expenses		207.1		(207.1)	(III-v)		—	—
Other operating income and capitalized labor		(32.1)		32.1	(III-v)		—	—
Other operating expenses		282.7		10.3	(II-i,iv,vii)		202.2	227.5
				(90.8)	(III-v)
SG&A		—		16.3	(II-i,iii,vii)		282.1	317.5
				265.8	(III-v)
Impairment, restructuring and other operating items, net		—		0.1	(II-i)		0.1	0.1
Depreciation of right-of-use assets		66.0		(66.0)	(II-i)		—	—
Depreciation and amortization		462.4		(11.9)	(II-i,ii,iv)		450.5	506.7

Operating income		101.5		(23.9)			77.6	87.0
Financial income		368.6		(368.6)	(III-vi)		—	—
Financial expenses		(614.7)		614.7	(III-vi)		—	—
Interest expense		—		34.2	(II-i,iv)		(191.3)	(215.1)
				(225.5)	(III-vi)
Realized and unrealized gains on derivative instruments, net		—		364.4	(III-vi)		364.4	409.3
Foreign currency transaction losses, net		—		(380.8)	(III-vi)		(380.8)	(434.8)
Realized and unrealized gains due to changes in fair values of certain investments, net		—		4.3	(II-v)		1.3	1.5
				(3.0)	(III-vi)
Share of results of affiliates, net		(0.3)		(1.5)	(II-v)		(1.8)	(2.0)
Other non-operating income		—		13.8	(II-iii)		12.6	14.3
				(1.2)	(III-vi)

Loss before taxes		(144.9)		26.9			(118.0)	(139.8)
Income tax expense		(8.1)		(7.6)	(II-vi)		(15.7)	(17.6)

Net loss	CHF	(153.0)	CHF	19.3		CHF	(133.7)	$(157.4)

	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023
	Sunrise Historical Consolidated IFRS (in CHF) (I)		IFRS to U.S. GAAP Accounting Adjustments (in CHF)		Notes	Sunrise Historical Consolidated U.S. GAAP (in CHF)		Sunrise Historical Consolidated U.S. GAAP (in USD) (IV)
	in millions
Revenue	CHF	3,030.9	CHF	—		CHF	3,030.9	$3,375.6
Direct costs		833.3		153.6	(II-i,ii)		986.9	1,099.2
Personnel expenses		400.4		(400.4)	(III-v)		—	—
Other operating income and capitalized labor		(105.7)		105.7	(III-v)		—	—
Other operating expenses		647.8		10.1	(II-i,iv,vii)		396.9	441.6
				(261.0)	(III-v)
SG&A		—		46.2	(II-i,iii,vii)		576.0	641.8
				529.8	(III-v)
Impairment, restructuring and other operating items, net		—		(4.4)	(II-vii)		21.5	24.9
				25.9	(III-v)
Depreciation of right-of-use assets		128.0		(128.0)	(II-i)		—	—
Depreciation and amortization		990.5		(3.6)	(II-i,ii,iv,vii)		986.9	1,098.8

Operating income		136.6		(73.9)			62.7	69.3
Financial income		574.7		(574.7)	(III-vi)		—	—
Financial expenses		(957.6)		957.6	(III-vi)		—	—
Interest expense		—		68.0	(II-i,iv)		(361.3)	(402.9)
				(429.3)	(III-vi)
Realized and unrealized losses on derivative instruments, net		—		(524.4)	(III-vi)		(524.4)	(604.6)
Foreign currency transaction gains, net		—		568.6	(III-vi)		568.6	648.9
Realized and unrealized losses due to changes in fair values of certain investments, net		—		(3.8)	(II-v)		(0.7)	(0.7)
				3.1	(III-vi)
Share of results of affiliates, net		(0.3)		(0.6)	(II-v)		(0.9)	(0.9)
Other non-operating income		—		12.4	(II-iii)		11.5	12.7
				(0.9)	(III-vi)

Loss before taxes		(246.6)		2.1			(244.5)	(278.2)
Income tax benefit		59.9		10.3	(II-vi)		70.2	78.5

Net loss	CHF	(186.7)	CHF	12.4		CHF	(174.3)	$(199.7)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Sunrise Historical Consolidated IFRS (in CHF) (I)		IFRS to U.S. GAAP Accounting Adjustments (in CHF)		Notes	Sunrise Historical Consolidated U.S. GAAP (in CHF)		Sunrise Historical Consolidated U.S. GAAP (in USD) (IV)
	in millions
Revenue	CHF	3,032.6	CHF	—		CHF	3,032.6	$3,178.2
Direct costs		818.9		153.8	(II-i,ii)		972.7	1,019.4
Personnel expenses		432.7		(432.7)	(III-v)		—	—
Other operating income and capitalized labor		(61.7)		61.7	(III-v)		—	—
Other operating expenses		580.3		(13.6)	(II-i,iv,vii)		389.9	408.6
				(176.8)	(III-v)
SG&A		—		18.4	(II-i,iii,vii)		585.0	612.7
				566.6	(III-v)
Impairment, restructuring and other operating items, net		—		40.5	(II-vii)		21.7	22.8
				(18.8)	(III-v)
Depreciation of right-of-use assets		145.4		(145.4)	(II-i)		—	—
Depreciation and amortization		1,028.8		(1.4)	(II-i,ii,iv,vii)		1,027.4	1,077.8

Operating income		88.2		(52.3)			35.9	36.9
Financial income		456.7		(456.7)	(III-vi)		—	—
Financial expenses		(341.2)		341.2	(III-vi)		—	—
Interest expense		—		63.3	(II-i,iv)		(275.2)	(288.4)
				(338.5)	(III-vi)
Realized and unrealized gains on derivative instruments, net		—		348.4	(III-vi)		348.4	358.7
Foreign currency transaction gains, net		—		104.0	(III-vi)		104.0	108.4
Realized and unrealized losses due to changes in fair values of certain investments, net		—		(6.1)	(II-v)		(6.1)	(6.5)
Share of results of affiliates, net		2.2		(1.7)	(II-v)		0.5	0.5
Other non-operating income		—		33.2	(II-iii)		34.8	36.2
				1.6	(III-vi)

Earnings before taxes		205.9		36.4			242.3	245.8
Income tax benefit		50.7		32.5	(II-vi)		83.2	87.8

Net earnings	CHF	256.6	CHF	68.9		CHF	325.5	$333.6

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

	Sunrise Historical Consolidated IFRS (in CHF) (I)		IFRS to U.S. GAAP Accounting Adjustments (in CHF)		Notes	Sunrise Historical Consolidated U.S. GAAP (in CHF)		Sunrise Historical Consolidated U.S. GAAP (in USD) (IV)
	in millions
Revenue	CHF	3,034.5	CHF	—		CHF	3,034.5	$3,320.6
Direct costs		824.8		145.0	(II-i,ii)		969.8	1,061.2
Personnel expenses		436.4		(436.4)	(III-v)		—	—
Other operating income and capitalized labor		(158.5)		158.5	(III-v)		—	—
Other operating expenses		560.9		(7.4)	(II-i,iv,vii)		355.3	389.0
				(198.2)	(III-v)
SG&A		—		38.8	(II-i,iii,vii)		597.4	653.6
				558.6	(III-v)
Impairment, restructuring and other operating items, net		—		42.1	(II-i,vii)		(40.4)	(45.4)
				(82.5)	(III-v)
Depreciation of right-of-use assets		129.9		(129.9)	(II-i)		—	—
Depreciation and amortization		995.6		(55.3)	(II-i,ii,iv,vii)		940.3	1,026.9

Operating income		245.4		(33.3)			212.1	235.3
Financial income		235.6		(235.6)	(III-vi)		—	—
Financial expenses		(405.3)		405.3	(III-vi)		—	—
Interest expense		—		61.9	(II-i,iv)		(260.2)	(284.8)
				(322.1)	(III-vi)
Realized and unrealized gains on derivative instruments, net		—		209.5	(III-vi)		209.5	221.8
Foreign currency transaction gains, net		—		22.8	(III-vi)		22.8	21.2
Realized and unrealized gains due to changes in fair values of certain investments, net		—		2.8	(II-v)		2.8	3.0
Share of results of affiliates, net		2.8		(2.8)	(II-v)		—	—
Other non-operating expense		—		45.3	(II-iii,vii)		(34.6)	(38.6)
				(79.9)	(III-vi)

Earnings before taxes		78.5		73.9			152.4	157.9
Income tax benefit		62.6		(11.5)	(II-vi)		51.1	55.1

Net earnings	CHF	141.1	CHF	62.4		CHF	203.5	$213.0

(I)	Amounts exclude related party transactions between Liberty Global and the Sunrise Business as described in Note 25 to the historical financial statements of the Sunrise Business.
(II)	Reflects adjustments due to differences between IFRS and U.S. GAAP primarily associated with the accounting treatment for:
(i)

Leases: Finance leases are presented as part of right-of-use assets under IFRS whereas finance leases are presented as part of property and equipment, net under U.S. GAAP. The amortization of all right of use assets is presented as part of depreciation expense under IFRS whereas the amortization of operating leases is presented as part of operating expenses under U.S. GAAP. Interest expense related to the accretion of all lease liabilities is presented as part of interest expense under IFRS whereas the periodic accretion of lease liabilities related to operating leases is recognized as a reduction to amortization expense presented as part of operating expenses under U.S. GAAP.

(ii)

Sports rights agreements: Sports rights agreements are capitalized as an intangible asset and recognized as a liability at the start of the first sports season and subsequently amortized on a straight line basis over the contract term under IFRS, whereas payments for sports rights in advance of the respective season are recorded as a prepaid expense and amortized on a straight-line basis over the respective sports season within operating expenses under U.S. GAAP.

(iii)	Pensions: Curtailment gains are recognized at the same time as the related restructuring or termination benefits under IFRS whereas curtailment gains are recognized when they occur under U.S. GAAP.
(iv)

Asset retirement obligations: Asset retirement obligation provisions are remeasured at each reporting period and accretion expense on asset retirement obligation provisions is presented as interest expense under IFRS, whereas asset retirement obligation provisions are only remeasured upon a revision of the estimated cash flows and accretion expense is presented within operating expenses under U.S. GAAP.

(v)

Equity method investments: All investments over which we exercise significant influence are accounted for under the equity method under IFRS, whereas the fair value method has been elected for certain investments over which we exercise significant influence under U.S. GAAP.

(vi)

Income taxes: Uncertain tax positions are reflected in the financial statements if it is probable the tax authority will accept the tax treatment and measured using an expected value or probability-weighted average approach under IFRS whereas a benefit for uncertain tax positions is not recognized unless the position is more likely than not to be sustained and measurement of the benefit is limited to the largest amount that is more likely than not of being realized under U.S. GAAP.

(vii)

Other: Other less significant adjustments relate to differences between IFRS and U.S. GAAP in the accounting treatment associated with the recognition of share-based payment arrangements with graded vesting conditions, the recognition of measurement period adjustments related to business combinations, and the recognition of certain application development costs in cloud computing arrangements.

(III)

Reflects reclassifications due to presentational and classification differences between the historical consolidated financial statements of the Sunrise Business prepared in accordance with IFRS and the historical consolidated financial statements of Liberty Global prepared in accordance with U.S. GAAP, including:

(i)	Computer software developed for internal use: To reclassify computer software developed for internal use included as part of intangible assets to property, plant and equipment.
(ii)	Deferred revenue: To reclassify deferred revenue included as part of other current liabilities to a separate deferred revenue financial statement line item.
(iii)

Current financial liabilities: To reclassify (a) the current portion of debt included as part of current financial liabilities to current portion of debt and finance lease obligations and (b) current derivative liabilities and accrued interest presented as part of current financial liabilities to other current liabilities.

(iv)

Non-current financial liabilities: To reclassify (a) the long-term portion of debt presented as part of non-current financial liabilities to long-term portion of debt and finance lease obligations and (b) long-term derivative liabilities to other long-term liabilities.

(v)

Allocation of expenses: To reclassify (a) personnel expenses (inclusive of share-based compensation) to other operating expenses and SG&A based on the function of the respective personnel, (b) restructuring charges from personnel expenses to impairment, restructuring, and other operating items, net, (c) capitalized labor to other operating expenses and (d) other operating income to impairment, restructuring and other operating items, net.

(vi)

Financial income and expenses: To reclassify (a) realized and unrealized gains on derivative instruments, net, foreign currency transaction gains, net, realized and unrealized gains due to changes in fair values of certain investments, net, and other income included as part of financial income to separate financial statement line items and (b) interest expense, realized and unrealized losses on derivative instruments, net, foreign currency transaction losses, net, realized and unrealized losses due to changes in fair values of certain investments, net, and other expenses included as part of financial expenses to separate financial statement line items.

(IV)

Amounts were translated from CHF to USD using the period end exchange rate as of June 30, 2024 of 1.1129 for the balance sheet, the monthly average exchange rates for the six months ended June 30, 2024, ranging from 1.0990 to 1.1651, for the statement of operations for the six months ended June 30, 2024, the monthly average exchange rates for the year ended December 31, 2023, ranging from 1.0800 to 1.1570, for the statement of operations for the year ended December 31, 2023, the monthly average exchange rates for the year ended December 31, 2022, ranging from 1.0044 to 1.0881, for the statement of operations for the year ended December 31, 2022 and the monthly average exchange rates for the year ended December 31, 2021, ranging from 1.0755 to 1.1276, for the statement of operations for the year ended December 31, 2021.

(b)

Reflects the historical equity balances of the Sunrise Business recognized in the audited historical financial statements of Liberty Global prepared in accordance with U.S. GAAP. These historical equity balances differ from the amounts reported in the historical consolidated financial statements of the Sunrise Business prepared in accordance with IFRS due to (i) the differences between IFRS and U.S. GAAP as described in note (1a) above, (ii) differences between the amount of accumulated currency translations recognized in the historical financial statements of Liberty Global prepared in accordance with U.S. GAAP and the historical financial statements of the Sunrise Business prepared in accordance with IFRS due to the application of the exemption under IFRS 1 to deem the cumulative foreign exchange differences to be zero as of the initial application date of IFRS and (iii) the translation of historical equity balances of the Sunrise Business prepared in accordance with U.S. GAAP using historical foreign currency exchange rates.

(2)

Reflects the transfer to Sunrise by Liberty Global of the net assets of the Sunrise Business after giving effect to the terms provided for in the Master Separation Agreement and the accounting treatment related thereto (in millions).

Net assets of the Sunrise Business	$3,736.0
Less: Accumulated other comprehensive earnings, net of taxes attributable to the Sunrise Business	(276.9)
Less: Noncontrolling interests attributable to the Sunrise Business	(21.8)

Invested capital in the Sunrise Business	3,437.3
Cash contributed by Liberty Global prior to Spin-off (a)	1,669.4

Reduction to accumulated earnings attributable to Spin-off	$5,106.7

(a)

Reflects the estimated contribution of CHF 1,500.0 million ($1,669.4 million at the applicable rate) from Liberty Global to Sunrise to fund the partial repayment of third-party debt in connection with the Spin-off. The contribution will be funded through the existing corporate liquidity of Liberty Global, including proceeds received from non-core assets disposals and free cash flow generated by the Sunrise Business in 2024. The actual amount of the contribution could reasonably range from CHF 1,300.0 million ($1,446.8 million at the applicable rate) to CHF 1,500.0 million ($1,669.4 million at the applicable rate) depending on the amount of free cash flow to be generated by the Sunrise Business in 2024 as well as the actual amount of third-party debt repaid in connection with the Spin-off.

(3)

Reflects estimated incremental transaction costs directly related to the Spin-off, including third party legal and advisory fees of $21.6 million, that are expected to be incurred by Liberty Global subsequent to June 30, 2024 and are, therefore, not reflected in the historical consolidated financial statements of Liberty Global. These transaction costs are non-recurring and will not affect Liberty Global’s statement of operations beyond 12 months after the effective date of the Spin-off.

(4)

Reflects the reversal of previously recorded eliminations of intercompany transactions between Liberty Global and the Sunrise Business primarily attributable to (i) programming-related and interconnect services, (ii) management, finance, legal and other services, (iii) procurement, (iv) technology and innovation-related services and (v) interest on related party notes. For additional information on these intercompany transactions, see Note 25 to the historical financial statements of the Sunrise Business.

(5)

Reflects the net effect of (i) the elimination of historical intercompany transactions between Liberty Global to Sunrise for services generally related to management, finance, legal and other services to support Sunrise’s operations under the terms of previous agreements of $15.6 million and $68.9 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, and (ii) estimated amounts to be charged by Liberty Global to Sunrise for management, finance, legal and other services pursuant to the Transition Services Agreement entered into in connection with the Spin-off of $16.8 million and $33.4 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. No incremental costs are expected to be incurred by Liberty Global for the management, finance, legal and other services provided under the Transition Services Agreement.

(6)

Reflects the elimination of historical related party interest expense of $4.0 million and $2.3 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, and related party interest income of $1.0 million and $1.9 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, associated with the net settlement of the related party note payable and notes receivable between the Sunrise Business and Liberty Global prior to the Spin-off.

(7)

Reflects the estimated reduction of interest income associated with the portion of Liberty Global’s contribution to Sunrise funded through existing corporate liquidity referred to in note (2)(a) above calculated based on the average yield earned on our investments in separately-managed accounts (SMAs) of 3.8% and 3.7% during the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. A 1/8 of a percentage point change in the average yield earned on our investments in SMAs would result in a change of $1.0 million and $2.2 million during the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, in the estimated reduction of interest income associated with the portion of Liberty Global’s contribution to Sunrise funded through existing corporate liquidity.

(8)

The pre-tax pro forma adjustments primarily relate to transactions involving existing corporate entities of Liberty Global that form part of a Dutch fiscal unity with existing tax loss carryforwards and related deferred tax assets. A valuation allowance has been recorded to reduce the net deferred tax assets of this Dutch fiscal unity as it is more-likely-than-not that such net deferred tax assets will not be realized. In that regard, the pro forma income tax adjustment otherwise required due to the pre-tax pro forma adjustments would be offset by a valuation allowance and, therefore, would have no impact on the income tax expense reported in the unaudited pro forma condensed consolidated statement of operations.

ANNEX E – SUNRISE COMMUNICATIONS AG

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 16, 2024, Liberty Global announced its intention to spin-off 100% of the Sunrise Business to Liberty Global shareholders. The Sunrise Business will be separated from the remaining business of Liberty Global through a series of transactions (the “Spin-off”), that, if completed in their entirety, will result in the transfer of the Sunrise Business to Sunrise, which is currently a newly formed subsidiary of Liberty Global. The Sunrise Shares will be distributed to Liberty Global’s shareholders in the Spin-Off. Sunrise will become an independent, separate publicly traded Swiss company that will wholly own the Sunrise Business. The proposed transaction is subject to a number of conditions, including final approval by the Liberty Board, approval of the Spin-off by Liberty Global’s shareholders and other customary conditions.

In connection with the Spin-off, Sunrise’s net debt (defined as total debt less cash and cash equivalents) is expected to be reduced by up to CHF 1.5 billion ($1,669.4 million at the applicable rate), representing approximately 25% of Sunrise’s net debt outstanding as of June 30, 2024. This net debt reduction may be accomplished by paying down or otherwise reducing a portion of Sunrise’s total debt, by increasing Sunrise’s cash and cash equivalents, or by a combination of the two. Sunrise’s net debt reduction is expected to be funded with an equity capital contribution from Liberty Global, the amount of which would be reduced by the portion of Sunrise’s 2024 free cash flow. Liberty Global expects to fund its equity capital contribution from its corporate liquidity, including non-core asset disposal proceeds. The unaudited pro forma condensed consolidated financial statements of both Liberty Global and Sunrise presented herein assume (i) Liberty Global will contribute the full amount of CHF 1.5 billion ($1,669.4 million at the applicable rate), (ii) Sunrise will repay outstanding third-party indebtedness of CHF 1.5 billion ($1,669.4 million at the applicable rate) and (iii) no other equity capital will be raised in connection with the Spin-Off. Additionally, all outstanding related party notes receivable and payable, including related party interest receivable and payable, between subsidiaries of Liberty Global and subsidiaries of the Sunrise Business will be net settled prior to the Spin-off.

Liberty Global and Sunrise, or their respective subsidiaries, will remain parties to certain existing agreements, including the technology master services agreement and other services agreement, and will enter into a new transitional services agreement in order to govern the ongoing relationships between them after the Spin-Off and to provide for an orderly transition of Sunrise to independent public company status. The terms of these agreements, including the amounts expected to be paid by Sunrise to Liberty Global for these services after the Spin-off, are further described in the “Relationship Between Liberty Global and Sunrise Following the Spin-Off” section of this proxy statement/prospectus. With the exception of the transitional services agreement, which is a new agreement that will be entered into upon closing of the Spin-Off, the amounts expected to be paid by Sunrise to Liberty Global for these services after the Spin-Off are consistent with the amounts reflected for these services in the historical financial statements of the Sunrise Business.

The following unaudited pro forma condensed consolidated financial statements of Sunrise give effect to the Spin-off and are presented in accordance with the rules and regulations of the SEC.

For purposes of these unaudited pro forma condensed consolidated financial statements, the Spin-off is assumed to have occurred as of January 1, 2023 with respect to the unaudited pro forma condensed consolidated statements of income or loss and as of June 30, 2024 with respect to the unaudited pro forma condensed consolidated statement of financial position.

The unaudited pro forma condensed consolidated statement of financial position and related unaudited pro forma statements of income or loss as of and for the six months ended June 30, 2024 have been derived from the unaudited historical consolidated statement of financial position and related historical consolidated statement of income and loss of the Sunrise Business as of and for the six months ended June 30, 2024, and the unaudited pro forma condensed consolidated statement of income or loss for the year ended December 31, 2023 has been derived from the audited historical consolidated statement of income and loss of the Sunrise Business for the year ended December 31, 2023, included in Annex F to this proxy statement/prospectus.

The pro forma information should be read in conjunction with the accompanying notes thereto, and the Sunrise Business’ historical unaudited consolidated interim financial statements as of June 30, 2024 and historical audited consolidated financial statements as of December 31, 2023 and related notes thereto, which are included in Annex F to this proxy statement/prospectus.

The audited historical financial statements of the Sunrise Business have been prepared in accordance with IFRS as issued by the IASB and are presented in CHF. The following pro forma condensed consolidated financial statements of Sunrise reflect the application of IFRS as issued by the IASB and are presented in CHF consistent with the basis of presentation reflected in the audited historical financial statements of the Sunrise Business.

The historical consolidated financial statements of the Sunrise Business include charges and allocations of expenses related to certain Liberty Global services. Management considers the charges and allocations to be reasonable. However, the charges and allocations may not be indicative of the actual expenses that would have been incurred had the Sunrise Business operated as an independent, publicly traded company during the period or at the date presented. As a result, pro-forma adjustments have been made to reflect the incremental costs that Sunrise expects to incur as an independent, separate public company, including costs for (i) human resources operations, procurement, information technology, commercial and financial reporting and accounting operations and (ii) areas of corporate governance, including board of directors, corporate responsibility, and other corporate functions, such as tax, corporate governance and listed company compliance, investor relations, internal audit, treasury and communications functions, some of which will be provided by Liberty Global to Sunrise post Spin-off. These pro forma adjustments are referred to as “Autonomous Entity Adjustments” in these unaudited pro forma condensed consolidated financial statements.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Spin-off occurred on the dates assumed, nor is it indicative of Sunrise’s future operating results or financial position. Because these unaudited pro forma condensed consolidated financial statements have been prepared based upon preliminary estimates, the impact of the Spin-off and the timing thereof could cause material differences from the information presented herein.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus as set forth in the notes to the unaudited pro forma condensed consolidated financial statements.

SUNRISE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2024

	Sunrise Historical Consolidated		Adjustments Related to the Spin-off and Related Transactions		Notes	Sunrise Formation
	in millions
ASSETS
Current assets:
Cash and cash equivalents	CHF	9.0	CHF	1,500.0	(1a)	CHF	9.0
				(1,500.0)	(2)
Trade receivables		393.4		—			393.4
Other current assets		570.9		—			570.9

Total current assets		973.3		—			973.3

Non-current assets:
Property, plant and equipment		2,282.2		—			2,282.2
Goodwill		6,012.7		—			6,012.7
Intangible assets		1,337.7		—			1,337.7
Right-of-use assets		1,217.9		—			1,217.9
Other non-current assets		529.1		(258.8)	(1b)		270.3

Total non-current assets		11,379.6		(258.8)			11,120.8

Total assets	CHF	12,352.9	CHF	(258.8)		CHF	12,094.1

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Accounts payable	CHF	242.9	CHF	—		CHF	242.9
Financial liabilities		555.6		—			555.6
Other current liabilities		827.2		19.2	(3)		852.3
				5.9	(4)

Total current liabilities		1,625.7		25.1			1,650.8

Non-current liabilities:
Lease liabilities		1,020.0		—			1,020.0
Financial liabilities		5,997.5		(55.5)	(1b)		4,446.6
				(1,495.4)	(2)
Other non-current liabilities		319.9		(0.9)	(1b)		319.0

Total non-current liabilities		7,337.4		(1,551.8)			5,785.6

Total liabilities		8,963.1		(1,526.7)			7,436.4

Equity:
Sunrise Class A Common Shares, CHF 0.10 nominal value, Issued and outstanding 70,848,483 on a pro forma basis		—		7.1	(1c)		7.1
Sunrise Class B Shares, CHF 0.01 nominal value, Issued and outstanding 25,977,316 on a pro forma basis		—		0.3	(1c)		0.3
Contributions in excess of distributions and accumulated losses		3,558.7		(3,558.7)	(1)		—
Paid in capital		—		4,848.9	(1)		4,819.2
				(4.6)	(2)
				(19.2)	(3)
				(5.9)	(4)
Other reserves		(193.0)		—			(193.0)

Equity attributable to parent		3,365.7		1,267.9			4,633.6
Noncontrolling interests		24.1		—			24.1

Total equity		3,389.8		1,267.9			4,657.7

Total liabilities and equity	CHF	12,352.9	CHF	(258.8)		CHF	12,094.1

SUNRISE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME OR LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sunrise Historical Consolidated		Adjustments Related to the Spin-off and Related Transactions		Notes	Autonomous Entity Adjustments		Notes	Sunrise Formation
	in millions, except per share amounts
Revenue	CHF	1,484.3	CHF	—		CHF	—		CHF	1,484.3
Direct costs		396.9		—			—			396.9
Personnel expenses		211.1		2.1	(4)		—			213.2
Other operating income and capitalized labor		(32.1)		—			—			(32.1)
Other operating expenses		326.6		—			1.1	(10)		331.8
							4.1	(11)
Depreciation of right-of-use assets		66.0		—			—			66.0
Depreciation and amortization		465.1		—			—			465.1

Operating income		50.7		(2.1)			(5.2)			43.4

Financial income		368.6		72.6	(5)		—			340.2
				(3.6)	(8)
				(97.4)	(7)
Financial expenses		(611.9)		47.1	(6)		—			(563.9)
				0.9	(8)
Share of losses of equity method investments		(0.3)		—			—			(0.3)

Loss before taxes		(192.9)		17.5			(5.2)			(180.6)
Income tax expense		(8.0)		(3.2)	(9)		1.0	(12)		(10.2)

Net loss	CHF	(200.9)	CHF	14.3		CHF	(4.2)		CHF	(190.8)

Attributable to:
Liberty Global shareholders		(202.8)		14.3			(4.2)			(192.7)
Noncontrolling interest		1.9		—			—			1.9
Basic and diluted loss per share (13)		(1,050,000)								(1.99)

SUNRISE

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2023

	Sunrise Historical Consolidated		Adjustments Related to the Spin-off and Related Transactions		Notes	Autonomous Entity Adjustments		Notes	Sunrise Formation
	in millions, except per share amounts
Revenue	CHF	3,035.2	CHF	—		CHF	—		CHF	3,035.2
Direct costs		834.6		—			—			834.6
Personnel expenses		416.7		10.1	(4)		—			426.8
Other operating income and capitalized labor		(105.7)		—			—			(105.7)
Other operating expenses		758.8		19.2	(3)		(31.8)	(10)		754.4
							8.2	(11)
Depreciation of right-of-use assets		128.0		—			—			128.0
Depreciation and amortization		992.1		—			—			992.1

Operating income		10.7		(29.3)			23.6			5.0

Financial income		574.7		(119.4)	(5)		—			453.2
				(2.1)	(8)
Financial expenses		(957.2)		95.0	(6)		—			(713.3)
				151.8	(7)
				1.7	(8)
				(4.6)	(2)
Share of losses of equity method investments		(0.3)		—			—			(0.3)

Loss before taxes		(372.1)		93.1			23.6			(255.4)
Income tax benefit		59.9		(17.1)	(9)		(4.3)	(12)		38.5

Net loss	CHF	(312.2)	CHF	76.0		CHF	19.3		CHF	(216.9)

Attributable to:
Liberty Global shareholders		(316.1)		76.0			19.3			(220.8)
Noncontrolling interest		3.9		—			—			3.9
Basic and diluted loss per share (13)		(1,630,000)								(2.28)

Spin-off and Related Transactions:

(1)

Reflects the formation of Sunrise and the transfer to Sunrise by Liberty Global of the net assets of the Sunrise Business after giving effect to the terms provided for in the Master Separation Agreement and the accounting treatment related thereto (in millions).

Contributions in excess of distributions and accumulated losses	CHF	3,558.7
Cash contributed by Liberty Global prior to Spin-off (a)		1,500.0
Net settlement of related party notes receivable and note payable prior to Spin-off (b)		(202.4)
Par value of Sunrise Class A Common Shares issued (c)		(7.1)
Par value of Sunrise Class B Shares issued (c)		(0.3)

Addition to paid in capital	CHF	4,848.9

(a)

Reflects the contribution of CHF 1,500.0 million from Liberty Global to Sunrise to fund the repayment of third-party debt as described in note (2) below. The actual amount of cash contributed by Liberty Global in connection with the Spin-off will be reduced by the amount of free cash flow generated by Sunrise in 2024.

(b)

Reflects the net settlement of related party notes receivable and related accrued interest receivable of CHF 258.8 million owed by subsidiaries of Liberty Global to subsidiaries of the Sunrise Business and a related party note payable of CHF 55.5 million and related accrued interest payable of CHF 0.9 million owed by a subsidiary of the Sunrise Business to a subsidiary of Liberty Global prior to the effective date of the Spin-off.

(c)

Reflects the distribution of 70.8 million Sunrise Class A Common Shares, based on the 172.7 million Liberty Global Class A common shares and 181.6 million Liberty Global Class C common shares outstanding as of June 30, 2024 at an exchange ratio of 5 Liberty Global Class A or C common shares for 1 Sunrise Class A Common Share, and 26.0 million Sunrise Class B Shares, based on the 13.0 million Liberty Global Class B common shares outstanding as of June 30, 2024 at an exchange ratio of 1 Liberty Global Class B common share for 2 Sunrise Class B Shares, to existing Liberty Global ordinary shareholders as part of the Spin-off.

(2)

Reflects Sunrise’s intended repayment of CHF 1,500 million of third party debt in connection with the Spin-off as if such repayment was made on June 30, 2024 and the write-off of an estimated proportionate amount of deferred financing costs and original issue discount as of such date of CHF 4.6 million. No assumed tax benefit was recognized with respect to this loss. The actual amount of deferred financing costs and original issue discount written off will differ from the estimated amount depending on the specific debt instrument(s) repaid in connection with the Spin-off. Sunrise will determine which of its outstanding debt instruments it will prepay or redeem, as applicable, in full or in part, based on the terms thereof and market conditions prevailing at or about the time of the repayment. This loss has been reflected as a direct adjustment to additional paid in capital in our unaudited condensed consolidated pro forma statement of financial position. No adjustments have been made to reflect the potential settlement of existing derivative instruments related to Sunrise’s intended repayment of CHF 1,500 million of third party debt.

(3)

Reflects estimated incremental transaction costs directly related to the Spin-off, including third party legal and advisory fees of CHF 19.2 million that are expected to be incurred by Sunrise subsequent to June 30, 2024 and are, therefore, not reflected in the historical consolidated financial statements of the Sunrise Business. These transaction costs are non-recurring and will not affect Sunrise’s statement of income or loss beyond 12 months after the effective date of the Spin-off.

(4)

Reflects estimated incremental share-based compensation expense of CHF 2.1 million and CHF 4.2 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, related to the grant of certain equity awards to certain Sunrise executives, subject to a four-year vesting term. The amount for the year ended December 31, 2023 also includes a transaction bonus paid on the effective date of the Spin-off for certain Sunrise executives comprised of CHF 3.4 million of fully-vested equity grants (share-based compensation expense) and CHF 2.5 million in cash that will be incurred immediately upon completion of the Spin-off.

(5)

The amount for the six months ended June 30, 2024 reflects the net effect of (i) the reversal of foreign currency transactions losses recorded on non-Euro denominated third-party and Swiss franc denominated intercompany loans recorded by certain Euro functional currency holding companies of CHF 378.3 million and (ii) the estimated foreign currency transactions losses on non-Swiss franc denominated third party loans recorded by these holding companies as Swiss franc functional currency holding companies of CHF 305.7 million. The amount for the year ended December 31, 2023 reflects the reversal of foreign currency transactions gains recorded on non-Euro denominated third-party and Swiss franc denominated intercompany loans recorded by certain Euro functional currency holding companies of CHF 565.2 million and (ii) the estimated foreign currency transactions gains on non-Swiss franc denominated third party loans recorded by these holding companies as Swiss franc functional currency holding companies of CHF 445.8 million. The functional currency of these holding companies will change from the Euro to Swiss franc due to the reorganization transactions completed in connection with the Spin-off.

(6)

Reflects the estimated reduction of interest expense associated with the impact of Sunrise’s intended repayment of CHF 1,500.0 million of third party debt in connection with the Spin-off referred to in note (2) above calculated based on the weighted average interest rate on third party debt of the Sunrise Business of 6.28% and 6.33% as of June 30, 2024 and December 31, 2023, respectively. The weighted average interest rates represent stated rates and do not include the impact of derivative instruments, deferred financing costs, original issue premiums or discounts and commitment fees, all of which affect our overall cost of borrowing. Stated interest rates on third party debt instruments of the Sunrise Business ranged from approximately 3.6% to 8.4% as of June 30, 2024. A 1/8 of a percentage point change in the interest rate on the specific debt repaid would result in a CHF 1.9 million change in the estimated reduction of interest expense associated with the impact of the intended repayment of CHF 1,500.0 million of third party debt in connection with the Spin-off.

(7)

Reflects the estimated reduction of realized and unrealized gains (losses) on derivative instruments resulting from the settlement of certain derivative financial instruments in connection with Sunrise’s intended repayment of third party as described in note (2) above calculated based on the total amount of realized and unrealized gains (losses) on cross currency and interest rate derivative instruments of CHF 353.3 million and (CHF 519.5 million) recognized during the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, multiplied by the 27.6% and 29.2% proportionate amount of third party debt (excluding vendor financing) of CHF 5,440.2 million and CHF 5,133.7 million, respectively, represented by Sunrise’s intended repayment of third party debt of CHF 1,500.0 million as described in note (2) above. The actual amount of the reduction of realized and unrealized losses on derivative instruments will differ from the estimated amount depending on the specific debt instrument(s) repaid and the related derivative instruments settled in connection with the Spin-off.

(8)

Reflects the elimination of historical related party interest expense of CHF 0.9 million and CHF 1.7 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, and related party interest income of CHF 3.6 million and CHF 2.1 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, associated with the net settlement of the related party notes receivable and note payable between the Sunrise Business and Liberty Global in connection with the Spin-off as described in note (1b) above.

(9)	Reflects the tax effects of the pro forma pre-tax adjustments at the applicable statutory income tax rate of Sunrise of 18.4%.

Autonomous Entity Adjustments:

(10)

Reflects the net effect of (i) the elimination of historical related-party fees and allocations charged by Liberty Global to the Sunrise Business for services generally related to management, finance, legal, and other services to support Sunrise’s operations of CHF 13.9 million and CHF 61.8 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, and (ii) estimated amounts to be charged by Liberty Global to Sunrise for management, finance, legal, and other services pursuant to the Transition Services Agreement entered into in connection with the Spin-off of CHF 15.0 million and CHF 30.0 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.

(11)

Reflects incremental costs that Sunrise expects to incur of approximately CHF 4.1 million and CHF 8.2 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, as an independent, separate public company following the Spin-off, related to financial reporting and regulatory compliance, board of directors’ fees and expenses, accounting, auditing, tax, legal, insurance, information technology, human resources, investor relations, risk management, treasury and other general and administrative-related functions. The additional costs have been estimated based on assumptions that Sunrise management believe are reasonable. However, actual incremental costs that will be incurred could differ materially from these estimates and depend on several factors, such as the macro-economic environment and strategic decisions made in the applicable functional areas.

(12)	Reflects the tax effects of the autonomous entity adjustments at the applicable statutory income tax rate of Sunrise of 18.4%.

Loss per Share:

(13)

The number of Sunrise Shares used to determine basic loss per share reflects the total number of Sunrise Class A Common Shares and Sunrise Class B Shares expected to be outstanding upon the completion of the Spin-off based upon the shares assumed to be distributed to Liberty Global’s shareholders as described in Note (1c) above.

Pro forma loss per share was calculated as follows:

	Six months ended June 30, 2024		Year ended December 31, 2023
	Sunrise Pro Forma
	in CHF millions, except per share amounts
Numerator:
Net loss	CHF	(190.8)	CHF	(216.9)
Net income attributable to non-controlling interests		1.9		3.9

Net loss attributable to Sunrise shareholders	CHF	(192.7)	CHF	(220.8)

Denominator:
Pro forma weighted average Sunrise Shares outstanding		96,825,799		96,825,799
Loss per share:
Basic and diluted loss per Sunrise share	CHF	(1.99)	CHF	(2.28)

For the six months ended June 30, 2024 and the year ended December 31, 2023, Sunrise had pro-forma losses from operations. Therefore, the computation of diluted net loss per share for both periods excludes the potentially dilutive effect of 3.0 million shares issuable pursuant to certain share-based incentive awards because their inclusion would be anti-dilutive to the computation. Accordingly, the number of shares used to compute diluted loss per share for Sunrise is the same as that used in the computation of basic loss per share.

ANNEX F – AUDITED FINANCIAL STATEMENTS OF SUNRISE

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Liberty Global Europe Financing B.V.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Liberty Global Europe Financing B.V. (the Company) as of December 31, 2023, 2022, and 2021, and January 1, 2021, the related consolidated statements of income or loss, comprehensive income or loss, changes in equity, and cash flows for each of the years in the three year period ended December 31, 2023, and the related notes and financial statement schedule I (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, 2022, and 2021, and January 1, 2021, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2023, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sufficiency of audit evidence over residential customers and business customers & wholesale (B2B) revenues

As discussed in Note 6 to the consolidated financial statements, the Company recorded CHF 2,247.1 million and CHF 776.6 million of residential customers and B2B revenues, respectively, for the year ended December 31, 2023. The processing and recording of residential and B2B revenues are reliant upon multiple information technology (IT) systems.

We identified the evaluation of the sufficiency of audit evidence over residential customers and B2B revenues as a critical audit matter. Subjective auditor judgment was required in evaluating the sufficiency of audit evidence over residential customers and B2B revenues due to the large volume of data and the number and complexity of the revenue accounting systems. Specialized skills and knowledge were needed to test the IT systems used for the processing and recording of residential customers and B2B revenues.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over the processing and recording of residential customers and B2B revenues, including the IT systems tested. We evaluated the design and tested the operating effectiveness of certain internal controls related to the processing and recording of residential customers and B2B revenues. This included manual and automated controls over the IT systems used for the processing and recording of residential customers and B2B revenues. For a sample of transactions, we compared the amount of revenue recorded to a combination of Company internal data, executed contracts, and other relevant third-party data. In addition, we involved IT professionals with specialized skills and knowledge who assisted in the design and performance of procedures related to certain IT systems used by the Company for the processing and recording of residential customers and B2B revenues. We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed, including the nature and extent of evidence obtained.

/s/ KPMG AG

We have served as the Company’s auditor since 2007.

Zurich, Switzerland

May 23, 2024

Liberty Global Europe Financing B.V.

Consolidated Statements of Income or Loss

	Note	Year ended December 31
in CHF millions		2023	2022	2021
Revenue	6	3,035.2	3,035.2	3,035.7
Direct costs		(834.6)	(819.6)	(826.6)
Personnel expenses	8 and 10	(416.7)	(438.3)	(438.1)
Other operating income and capitalized labor	7 and 25	105.7	61.7	158.5
Other operating expenses	7 and 25	(758.8)	(750.2)	(753.3)
Depreciation of right-of-use assets	12	(128.0)	(145.4)	(129.9)
Depreciation and amortization	13 and 14	(992.1)	(1,028.8)	(995.6)

Operating income (loss)		10.7	(85.4)	50.7

Financial income	21	574.7	456.7	235.6
Financial expenses	21	(957.2)	(340.2)	(420.3)
Share of gains (losses) of equity method investments	24	(0.3)	2.2	2.8

Income (loss) before taxes		(372.1)	33.3	(131.2)
Income tax benefit	18	59.9	50.7	62.6

Net income (loss)		(312.2)	84.0	(68.6)

Attributable to:
Liberty Global Europe Financing B.V. shareholders		(316.1)	80.5	(71.8)
Non-controlling interest		3.9	3.5	3.2
Earnings (loss) per share
Basic and diluted earnings (loss) per share	20	(1.63)	0.41	(0.37)

The accompanying notes are an integral part of these consolidated financial statements.

Liberty Global Europe Financing B.V.

Consolidated Statements of Comprehensive Income or Loss

	Note	Year ended December 31
in CHF millions		2023	2022	2021
Net income (loss)		(312.2)	84.0	(68.6)
Other comprehensive income (loss), net of taxes:
Items that are or may be reclassified to the statement of income or loss:
Foreign currency translation adjustments		(95.0)	(54.5)	(100.8)
Items that will not be reclassified to the statement of income or loss:
Pension-relation adjustments		(23.0)	9.3	44.7

Other comprehensive income (loss), net of taxes		(118.0)	(45.2)	(56.1)

Attributable to:
Liberty Global shareholders		(117.8)	(46.6)	(55.7)
Non-controlling interest		(0.2)	1.4	(0.4)

Total comprehensive income (loss), net of taxes		(430.2)	38.8	(124.7)

Attributable to:
Liberty Global shareholders		(433.9)	33.9	(127.5)
Non-controlling interest		3.7	4.9	2.8

The accompanying notes are an integral part of these consolidated financial statements.

Liberty Global Europe Financing B.V.

Consolidated Statements of Financial Position

	Note	As of December 31			As of January 1
in CHF millions		2023	2022	2021	2021
ASSETS
Current assets:
Cash and cash equivalents		4.8	2.3	5.5	18.8
Trade receivables	23	390.9	389.8	423.5	591.2
Financial assets	23	237.0	220.2	158.1	30.0
Tax receivables		2.4	7.3	1.0	5.8
Other current assets	11	376.0	351.0	346.3	183.8

Total current assets		1,011.1	970.6	934.4	829.6

Non-current assets:
Property, plant and equipment	13	2,295.7	2,297.1	2,361.5	2,424.2
Goodwill	15	6,012.7	6,006.3	6,006.3	6,006.3
Intangible assets	14	1,529.9	1,899.1	2,140.9	2,523.1
Right-of-use assets	12	1,294.2	1,370.8	1,178.3	1,209.4
Financial assets	23	293.1	529.6	108.1	311.4
Investments	24	55.6	55.9	20.7	20.9
Other non-current assets	11	116.4	77.9	109.1	129.6

Total non-current assets		11,597.6	12,236.7	11,924.9	12,624.9

Total assets		12,608.7	13,207.3	12,859.3	13,454.5

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Accounts payable		281.4	233.6	244.5	220.7
Lease liabilities	12	170.4	173.2	144.4	126.0
Financial liabilities	23	550.2	533.8	493.3	439.3
Provisions	16	52.8	10.4	21.2	4.7
Tax liabilities		15.9	7.1	4.0	19.7
Other current liabilities	11	582.8	553.2	529.9	615.6

Total current liabilities		1,653.5	1,511.3	1,437.3	1,426.0
Non-current liabilities:
Lease liabilities	12	1,087.3	1,174.7	975.7	1,001.7
Financial liabilities	23	5,921.9	6,002.5	6,956.4	7,280.7
Provisions	16	64.1	61.4	51.4	53.5
Defined benefit obligations	10	8.4	0.9	17.0	89.9
Deferred tax liabilities	18	206.7	294.7	351.0	411.8
Other non-current liabilities	11	89.8	112.3	10.7	19.4

Total non-current liabilities		7,378.2	7,646.5	8,362.2	8,857.0

Total liabilities		9,031.7	9,157.8	9,799.5	10,283.0

Equity
Ordinary share capital	19	—	—	—	—
Contributions in excess of distributions and accumulated losses	19	3,796.0	4,153.6	3,118.4	3,173.1
Other reserves	19	(241.2)	(123.4)	(76.8)	(21.1)

Equity attributable to parent		3,554.8	4,030.2	3,041.6	3,152.0
Non-controlling interests	19	22.2	19.3	18.2	19.5

Total equity		3,577.0	4,049.5	3,059.8	3,171.5

Total liabilities and equity		12,608.7	13,207.3	12,859.3	13,454.5

The accompanying notes are an integral part of these consolidated financial statements.

Liberty Global Europe Financing B.V.

Consolidated Statements of Changes in Equity

in CHF millions	Note	Ordinary share capital	Contributions in excess of distributions and accumulated losses	Currency translation reserve	Actuarial gains/(losses) from defined benefit plans, net of taxes	Total equity attributable to parent	Non-controlling interests	Total equity
Balance at January 1, 2021		—	3,173.1	—	(21.1)	3,152.0	19.5	3,171.5
Net loss		—	(71.8)	—	—	(71.8)	3.2	(68.6)
Other comprehensive income (loss), net of taxes		—	—	(100.8)	45.1	(55.7)	(0.4)	(56.1)

Total comprehensive income		—	(71.8)	(100.8)	45.1	(127.5)	2.8	(124.7)
Share-based compensation		—	24.6	—	—	24.6	—	24.6
Capital contributions (distributions)		—	(7.5)	—	—	(7.5)	(4.1)	(11.6)

Balance at December 31, 2021		—	3,118.4	(100.8)	24.0	3,041.6	18.2	3,059.8

Net income		—	80.5	—	—	80.5	3.5	84.0
Other comprehensive income (loss), net of taxes		—	—	(54.5)	7.9	(46.6)	1.4	(45.2)

Total comprehensive income		—	80.5	(54.5)	7.9	33.9	4.9	38.8
Share-based compensation		—	30.3	—	—	30.3	—	30.3
Capital contributions (distributions)		—	924.4	—	—	924.4	(3.8)	920.6

Balance at December 31, 2022		—	4,153.6	(155.3)	31.9	4,030.2	19.3	4,049.5

Net loss		—	(316.1)	—	—	(316.1)	3.9	(312.2)
Other comprehensive income (loss), net of taxes		—	—	(95.0)	(22.8)	(117.8)	(0.2)	(118.0)

Total comprehensive income		—	(316.1)	(95.0)	(22.8)	(433.9)	3.7	(430.2)
Share-based compensation		—	21.9	—	—	21.9	—	21.9
Capital contributions (distributions)		—	(63.4)	—	—	(63.4)	(0.8)	(64.2)

Balance at December 31, 2023		—	3,796.0	(250.3)	9.1	3,554.8	22.2	3,577.0

The accompanying notes are an integral part of these consolidated financial statements.

Liberty Global Europe Financing B.V.

Consolidated Statements of Cash Flows

	Note	Year ended December 31
in CHF millions		2023	2022	2021
Cash flows from operating activities:
Net income (loss)		(312.2)	84.0	(68.6)
Income tax expense	18	(59.9)	(50.7)	(62.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense		22.5	30.7	24.8
Depreciation of RoU assets	12	128.0	145.4	129.9
Depreciation of PP&E and amortization of intangibles	13 and 14	992.1	1,028.8	995.6
Restructuring and other operating items		86.2	149.1	107.0
Financial income	21	(574.7)	(456.7)	(235.6)
Financial expenses	21	957.2	340.2	420.3
Dividends received		3.1	2.8	3.0
Interest received		0.9	0.6	0.3
Tax refunds		4.0	1.1	—
Taxes paid		—	(10.4)	(18.1)
Changes in operating assets and liabilities and other		(45.7)	(12.2)	(30.9)

Net cash provided by operating activities		1,201.5	1,252.7	1,265.1

Cash flows from investing activities:
Capital expenditures	13 and 14	(468.0)	(417.4)	(353.8)
Cash paid in connection with acquisitions, net of cash acquired	26	(85.1)	—	—
Acquisition of equity-accounted investees	24	—	(35.8)	—
Net advances from (to) related parties		(204.8)	(71.0)	2.3
Cash received for other investing activities		0.1	36.2	22.5
Cash paid for other investing activities		(2.8)	(55.0)	(4.2)

Net cash used in investing activities		(760.6)	(543.0)	(333.2)

Cash flows from financing activities:
Interest paid		(422.5)	(329.3)	(298.0)
Acquisition of shares from NCI		—	—	(64.8)
Borrowings of debt	23	—	—	1,189.8
Vendor financing additions	23	271.2	148.2	205.5
Repayments of debt	23	—	(899.4)	(1,213.7)
Principal payments on vendor financing	23	(296.6)	(284.5)	(447.8)
Payment of lease liabilities	12	(107.6)	(112.4)	(88.3)
Payment of financing costs and debt premiums	23	0.1	(26.3)	(16.3)
Net cash received (paid) for interest related derivative instruments	23	174.5	42.2	13.8
Net cash received (paid) for principal related derivative instruments	23	(57.4)	(47.1)	144.9
Capital contribution from parent		—	955.8	—
Related-party payments		—	(149.2)	(366.4)
Cash paid for other financing activities		(1.8)	(12.0)	(4.1)

Net cash used in financing activities		(440.1)	(714.0)	(945.4)

Net increase (decrease) in cash and cash equivalents:		0.8	(4.3)	(13.4)
Cash and cash equivalents at the beginning of year		2.3	5.5	18.8
Effect of exchange rate changes on cash		1.7	1.1	0.1
Cash and cash equivalents at the end of year		4.8	2.3	5.5

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION

Liberty Global Europe Financing B.V. is a private company incorporated, domiciled and registered in the Netherlands. The registered offices of Liberty Global Europe Financing B.V. are located at Schiphol-Rijk, Boeing Avenue 53, 1119PE, Netherlands.

These consolidated financial statements for the years ended December 31, 2023, 2022 and 2021 comprise Liberty Global Europe Financing B.V. and its subsidiaries (collectively referred to “Sunrise”).

Sunrise’s principal operating company, Sunrise GmbH, is a full-range telecommunications provider in Switzerland, offering mobile voice and data, landline services (retail and wholesale voice, business and integration services), video, and landline internet including Internet Protocol Television (“IPTV”) services to both residential and business customers as well as to other operators. Sunrise has its own national backbone landline and IP network as well as its own mobile network based on 4G and 5G technologies. In connection with the services it provides, Sunrise also resells handsets manufactured by third party suppliers.

These consolidated financial statements have been prepared in connection with the separation of Sunrise from the ultimate parent Liberty Global Ltd. (hereinafter “LG”) through a spin-off of Sunrise to the LG shareholders and an intended stock exchange listing. This separation is subject to certain conditions precedent, including LG shareholders’ approval. Sunrise’s immediate parent undertaking is Liberty Global B.V. and ultimate parent undertaking is Liberty Global Ltd.

The country of operation and percentage ownership of the legal entities included in the consolidated financial statements are disclosed in Note 27.

These consolidated financial statements have been approved and authorized by the Executors for issuance on May 23, 2024 in accordance with a resolution of Sunrise’s Executors.

2. BASIS OF PREPARATION AND SCOPE OF CONSOLIDATION

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are referred to hereinafter as consolidated financial statements. They present the activities, assets and liabilities of Sunrise, as included in the scope of consolidation, and contain the financial information of the legal entities of Sunrise.

As Sunrise has not previously prepared standalone financial statements, these consolidated financial statements are the first IFRS financial statements of Sunrise. Therefore, IFRS 1 (First-time Adoption of International Financial Reporting Standards) has been applied. IFRS 1 sets out the procedures that an entity must follow when it adopts IFRS for the first time as the basis for preparing its general-purpose financial statements. Sunrise’s historical consolidated financial statements have been derived from the consolidated financial statements and accounting records of LG. Furthermore, Sunrise has applied the exemption under IFRS 1.D13(a) to deem the cumulative foreign exchange differences to be zero at 1 January 2021 (the date of transition). Since Sunrise did not previously prepare financial statements, and accordingly does not have any previous Generally Accepted Accounting Principles (“GAAP”), the reconciliations as per IFRS 1 are not required to be presented. Transactions between LG and Sunrise, which were eliminated in the LG’s consolidated financial statements, are reinstated in these consolidated financial statements.

As a result of applying IFRS 1, the consolidated financial statements include the opening consolidated statements of financial position as of January 1, 2021. Also included are the consolidated statements of financial position as of December 31, 2023, 2022 and 2021, the related consolidated statements of income or loss, comprehensive

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

income, changes in equity and cash flows for the three years ended December 31, 2023, 2022 and 2021, together with the related note disclosures.

Sunrise forms a separate group of legal entities in all years presented. All intercompany transactions and balances within Sunrise have been eliminated. Any respective material events occurring after December 31, 2023 are disclosed in Note 28.

These consolidated financial statements present the assets, liabilities, revenues, expenses and cash flows attributable to Sunrise. The consolidated financial statements have been prepared under the historical cost convention, unless otherwise indicated. The fair value of financial assets and liabilities is presented in Note 23. The consolidated financial statements have been prepared under the assumption of going concern. The presentation currency of these consolidated financial statements is the Swiss franc (“CHF”). Due to rounding, numbers presented throughout this report may not add up precisely to the totals provided. All ratios and variances are calculated using the precise underlying amount rather than the presented rounded amount.

The preparation of these consolidated financial statements require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the fiscal period. These estimates are based on management’s best knowledge of current events and actions that Sunrise may undertake in the future. Please refer to Note 4 for further details.

See Note 25 for additional disclosures regarding transactions with Liberty Global.

Although, the consolidated financial statements reflect management’s best estimate of all historical costs related to Sunrise, this may however not necessarily reflect what the results of operations, financial position, or cash flows would have been had Sunrise been a separate standalone entity, nor the future results of Sunrise as it will exist upon completion of the planned separation, as described in Note 1.

3. MATERIAL ACCOUNTING POLICIES

Consolidation

Subsidiaries are all companies over which Sunrise has control. Control is achieved when Sunrise is exposed or has the right to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. All intercompany assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of Sunrise are eliminated.

Consolidation of a subsidiary begins when Sunrise obtains control over the subsidiary and ceases when Sunrise loses control of the subsidiary. The assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date Sunrise gains control until the date Sunrise ceases to control the subsidiary. Gains and losses related to divestment of subsidiaries are recognized as the difference between the fair value of the proceeds (less divestment expenses) and the carrying value of net assets (including goodwill). Sunrise’s financial year-end is December 31, which is also the annual closing date of the individual entities’ financial statements incorporated into the consolidated financial statements.

Shareholdings over which Sunrise exercises significant influence but does not have control are accounted for using the equity method. Significant influence is generally assumed to exist whenever between 20% and 50% of the voting rights are held.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Business combinations

Business combinations are accounted for using the acquisition method when control is transferred to Sunrise. The consideration transferred in the acquisition is generally measured at fair value. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in the consolidated statements of income or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

As of the acquisition date, identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized separately from goodwill. Identifiable assets acquired, liabilities assumed, and any contingent consideration payable are measured at acquisition date fair value. For each business combination, Sunrise elects whether it measures the non-controlling interest in the acquiree at fair value or at the proportional share of the acquiree’s identifiable net assets.

For business combinations with the acquisition date in the prior reporting period, comparative information is revised in case adjustments are made during the measurement period to the provisional amounts, determined as part of the purchase price allocation, based on information available at the acquisition date.

Foreign currency translation

These consolidated financial statements are presented in Swiss francs (“CHF”), which is the reporting currency of Sunrise. The functional currency is the currency applied in the primary economic environment of each entity’s operations. Transactions in currencies other than the functional currency are translated at the transaction-date exchange rates or the average rate. Foreign exchange gains and losses arising from differences between transaction date and settlement date rates are recognized as financial income or expenses in the consolidated statements of income or loss.

The following table summarizes the principal exchange rates used by Sunrise (shown against CHF):

	December 31
	2023	2022	2021
Spot rates:
Euro	1.0770	1.0128	0.9637
US Dollar	1.1916	1.0847	1.0973

	Year ended December 31
	2023	2022	2021
Average rates:
Euro	1.0295	0.9948	0.9249
US Dollar	1.1135	1.0478	1.0940

Revenue from contracts with customers

Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration (net of VAT) to which the entity expects to be entitled in exchange for those goods or services. Revenue is recognized when the customer obtains control of the promised goods or services. Significant sources of revenue are explained in Note 6.

Sunrise groups multi-component contracts (e.g., mobile subscription with subsidized mobile hardware) into portfolios and allocates the total transaction price to each separate performance obligation (including undelivered elements) in proportion to the stand-alone selling prices. Revenue is recognized when the customer obtains control of the separate components.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In the consolidated statements of financial position, timing differences in the recognition of revenue between separate performance obligations lead to the recognition of a contract asset, i.e., a legally not yet entitled right to consideration from a contract with a customer. Incremental costs to obtain a contract with a customer, such as incremental sales commissions, are generally recognized as assets and amortized over the applicable period benefited, which generally is the contract life. If, however, the amortization period is less than one year, Sunrise expenses such costs in the period incurred. In contrast, activation fees lead to the recognition of a contract liability, i.e., the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract assets and liabilities are determined at the contract level and not at the performance obligation level. Accrued income and deferred discounts will be classified as part of contract assets.

Revenue is recognized gross when Sunrise acts as a principal in a transaction. For content-based services and handsets sold via third party retailers, where Sunrise acts as an agent, revenue is recognized net of direct costs.

Property, plant and equipment

Property, plant and equipment (“PP&E”) are measured at cost less accumulated depreciation and write-down for impairment.

Costs comprise purchase price and costs directly attributable to the acquisition until the date on which the asset is ready for use, as well as the estimated costs of dismantling and restoring the site. The costs of self-constructed assets include directly attributable payroll costs, materials, parts purchased, and services rendered by sub-suppliers during the construction period. Costs also include estimated asset retirement costs on a discounted basis if the related obligation meets the conditions for recognition as a provision.

The depreciation base is measured at cost less residual value and any write-downs. Depreciation is provided on a straight-line basis over the estimated useful life of the assets as follows:

Asset category	Useful lives
Support equipment and buildings	3 to 33 years
Distribution systems	3 to 30 years
Customer premises equipment (“CPE”)	4 to 5 years

The depreciation expense of property, plant and equipment is included in depreciation and amortization expenses in the consolidated statements of income or loss.

Property, plant and equipment that have been disposed of or scrapped are eliminated from accumulated costs and accumulated depreciation. Gains and losses arising from the sale of property, plant and equipment are measured as the difference between the sales price less selling expenses and the carrying value at the time of sale. The resulting gain or loss is recognized in the consolidated statements of income or loss in other operating income or other operating expenses, respectively.

Software that is an integral part of a tangible asset (e.g., telephone exchange installations) is presented together with the related tangible assets.

If indications exist that the value of an asset may be impaired, the recoverable amount of the asset is determined. If the recoverable amount of the asset, which is the higher of the fair value less costs to sell and the value in use, is less than its carrying amount, the carrying amount is reduced to the recoverable amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill

Goodwill is recognized at cost less accumulated impairment losses and allocated from the acquisition date to cash-generating units (“CGU”) for the purpose of impairment testing. The carrying value of goodwill is tested for impairment annually in the fourth quarter. If there is any indication during the year that goodwill may be impaired, the cash-generating unit is tested for impairment at that time. Goodwill is subsequently written down to the recoverable amount through the consolidated statements of income or loss if the recoverable amount is exceeded by the carrying value. Impairment losses on goodwill are not reversed.

Intangible assets

Intangible assets comprise software, licenses and rights, brands and other intangible assets required to operate the business, and software developed or customized by Sunrise. Intangible assets are measured at cost less accumulated amortization and impairment losses and are amortized on a straight-line basis over their estimated useful lives. Broadcasting rights and spectrum licenses are generally multi-year contracts, for which an asset is recognized in the amount of the contract consideration with a corresponding liability for any unpaid portion of the total contract costs at contract inception. The rights are amortized on a straight-line basis over the contract term.

Asset category	Useful lives
Software	3 to 5 years
Licenses and rights	5 to 26 years
Brands and customer relationships	6 to 10 years
Other intangible assets	2 to 25 years

The amortization expense of intangible assets is included in depreciation and amortization expenses in the consolidated statements of income or loss.

Development projects, including costs of computer software purchased or developed for internal use, are recognized as intangible assets if the costs can be calculated reliably and if they are expected to generate future economic benefits. Costs of development projects include wages and external charges. Development projects that do not meet the criteria for recognition in the consolidated statements of financial position are expensed as incurred.

Impairment of non-financial assets

When there are indications that the carrying amount of a non-financial asset may exceed the estimated recoverable amount (the higher of its value in use and fair value less costs to sell), the possible existence of an impairment loss is investigated. If an asset does not generate largely independent cash flows, the recoverable amount is determined for the CGU to which the asset belongs. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market interest rates and the risks specific to the asset.

When the recoverable amount of a non-financial asset is less than its carrying amount, the carrying amount is impaired to its recoverable amount and an impairment charge is recognized. An impairment loss is reversed when there has been a change in estimate that is relevant for the determination of the asset’s recoverable amount since the last impairment loss was recognized.

Non-derivative financial instruments

Financial instruments are contractual rights and obligations resulting in an inflow or outflow of financial assets or the issue of equity instruments. They are initially measured at fair value. Attributable transaction costs are only

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

added in case the financial assets is not measured at fair value through profit or loss. Subsequent measurement is based on the classification of financial instruments defined in IFRS 9.

Cash and cash equivalents, current trade and other receivables, current related-party receivables and payables, certain other current assets, accounts payable and certain accrued liabilities represent financial instruments that are initially recognized at fair value and subsequently carried at amortized cost. Due to their relatively short maturities, the carrying values of these financial instruments approximate their respective fair values. Loans and other receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such loans and other receivables are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Sunrise initially recognizes loans and receivables on the date they are originated. All other financial assets (including assets designated as fair value through profit or loss) are recognized initially on the trade date, which is the date that Sunrise becomes a party to the contractual provisions of the instrument.

Sunrise derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Sunrise derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Derivative financial instruments

All derivative instruments are recorded in the consolidated statements of financial position at fair value. Changes in the fair value of derivative instruments are recognized in the consolidated statements of income or loss. For information regarding Sunrise’s derivative instruments, see Note 23.

Leases

Sunrise leases mainly consist of rental of distribution systems, support equipment, buildings and land. Sunrise recognizes a right-of-use (“RoU”) asset and a lease liability at the lease commencement date. The RoU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred. Furthermore, the RoU asset is adjusted for an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located. The RoU assets are subsequently depreciated using the straight-line method from the commencement date to the earlier of the useful life of the RoU asset or the end of the lease term. The useful life per asset class are as follows:

Asset category	Useful lives
Support equipment, buildings and land	3 to 33 years
Distribution systems	3 to 30 years

In addition, RoU assets are periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The RoU assets and the lease liabilities are presented separately in the consolidated financial statements. Lease liabilities are initially measured at the present value of the future lease payments, discounted using the interest rate implicitly specified in the lease or Sunrise’s incremental borrowing rate as the discount rate.

Sunrise applies the short-term lease recognition exemption to leases of less than 12 months. Lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Inventories

Inventories are measured at the lower of cost and net realizable value. The costs of merchandise include purchase price and delivery costs. The costs of work in progress comprise direct costs of merchandise, direct labor, other direct costs and related production overheads. Related costs for items sold are presented within direct costs in the consolidated statements of income or loss.

Trade receivables and other receivables

Receivables are measured at amortized cost net of an allowance for uncollectible amounts. The allowance for trade receivables and contract assets is always measured at an amount equal to lifetime expected credit loss (“ECL”). When determining whether the credit risk of a financial asset has increased significantly, Sunrise considers both quantitative and qualitative information and analysis based on its historical experience, internal credit assessment and forward-looking information. Allowances for anticipated uncollectible amounts are based on individual assessments of major receivables and historically experienced losses on uniform groups of other receivables. This allowance is equal to the difference between the carrying amount and the present value of the amounts expected to be recovered. Significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The loss is recognized in the consolidated statements of income or loss within other operating expenses.

When a trade receivable is uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against other operating expenses in the consolidated statements of income or loss.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and in hand and deposits held at call with banks with a maturity of less than three months at inception. Bank overdrafts are included in current liabilities.

Income taxes

Income taxes include all current and deferred taxes based on the taxable profits. Other taxes not based on income such as property or capital taxes are recorded as other operating expenses.

Current income tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

Deferred taxes

Deferred tax is provided using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements at the reporting date, except for temporary differences arising from the initial recognition of goodwill and other items in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor the taxable profit. Deferred tax assets and liabilities are measured on the basis of tax rates enacted or substantively enacted at the end of the reporting period. The change in deferred tax assets and liabilities results in a corresponding deferred tax expense or income for the period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available, against which temporary differences or unused tax losses can be utilized. Deferred tax is charged or credited in the consolidated statements of comprehensive of income, except when it relates to items recognized in other comprehensive income, in which case the deferred tax is treated accordingly.

Provisions

Provisions are recognized when, as a consequence of an event occurring before or on the reporting date, Sunrise has a present obligation (legal or constructive), it is probable that economic benefits will be sacrificed to settle the obligation, and the amount of the obligation can be estimated reliably.

Restructuring provisions are recognized when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected and a detailed estimate of the associated costs, and an appropriate timeline has been established. Furthermore, the affected employees must have been notified of the plan’s main features.

An asset retirement obligation (“ARO”) is recognized when Sunrise has a legal or constructive obligation to remove the asset and restore the site where the asset was used at the end of the lease term (e.g., in connection with the future dismantling of mobile stations and restoration of property owned by third parties). Sunrise has estimated and capitalized the net present value of the obligations and increased the carrying amount of the asset by the respective amount. The estimated cash flows are discounted using a risk-adjusted interest rate and recognized as a provision. Subsequently, the unwinding of the discount is expensed in financial expenses. The capitalized amount is amortized over the expected lease period, including the potential extension option if it is expected to be exercised. Provisions are measured at management’s best estimate of the amount at which the liability is expected to be settled. If the timing of the settlement has a significant impact on the measurement of the liability, such liability is discounted.

Pensions

Sunrise’s pension plans comprise defined benefit plans established under Swiss pension legislation. Obligations are determined by independent qualified actuaries using the projected unit credit method assuming that each year of service gives rise to an additional unit of benefit entitlement and each unit is measured separately to build up the final obligations. Sunrise recognizes a gain or loss on curtailment when a commitment is made to significantly reduce the number of employees, generally as a result of a restructuring or disposal/discontinuation of part of the business or the outsourcing of business activities. Gains or losses on curtailment or, settlement of pension benefits are recognized in the consolidated statements of income or loss when the curtailment or settlement occurs.

Differences between projected and realized changes in pension assets and pension obligations are referred to as actuarial gains and losses and are recognized in the consolidated statements of other comprehensive income when such gains and losses occur.

In case of changes in benefits relating to employees’ previous service periods, a change in the estimated present value of the pension obligations will be immediately recognized.

The present value of the pension obligation is measured using a discount rate based on the interest rate on high quality corporate bonds where the currency and terms of the corporate bonds are consistent with the currency and estimated terms of the defined benefit obligation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amendments to IFRS Accounting Standards and Interpretations, whose application is not yet mandatory

The following IFRS Accounting Standards and Interpretations published up to the end of 2023 are mandatory from the 2024 financial year onwards.

Standard	Name	Effective from
Amendments to IFRS 16	Lease liability in a sale and leaseback transaction	1 January 2024

Amendments to IAS 1	Classifying liabilities as current or non-current	1 January 2024

Amendments to IAS 1	Classifying non-current liabilities with covenants	1 January 2024

Amendments to IAS 7	Supplier finance arrangements	1 January 2024

Amendments to IAS 21	Lack of exchangeability	1 January 2025

IFRS 18	Presentation and disclosure in financial statements	1 January 2027

Sunrise will review its financial reporting for the impact of those new and amended standards which take effect on or after January 1, 2024 and which Sunrise did not choose to adopt earlier than required. At present, Sunrise anticipates no material impact on the consolidated financial statements, except for IFRS 18 issued by the IASB on April 9, 2024. IFRS 18 will replace IAS 1, although many existing principles in IAS 1 are retained. The key concepts introduced in IFRS 18 relate to the structure of the statement of profit or loss, required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements (that is, management-defined performance measures); and enhanced principles on aggregation and disaggregation which apply to both the primary financial statements and notes. IFRS 18 will not impact the recognition or measurement of items in the financial statements, but may change what an entity reports as its ‘operating profit or loss’. Sunrise is currently evaluating the potential impact of IFRS 18 on its consolidated financial statements.

4. USE OF JUDGMENTS AND ESTIMATES

The following specific estimates and judgments are considered important when portraying Sunrise’s financial position:

•

Useful life of intangible assets and property, plant and equipment, as shown in Note 3, is assigned based on periodic studies of the actual useful life and intended use of those assets. Such studies are completed or updated whenever new events occur with the potential to impact the way the useful life of the asset is determined, such as events or circumstances that indicate that the carrying value of the asset may not be recoverable and should therefore be tested for impairment. Any change in the estimated useful life of these assets is recognized in the financial statements as soon as any such change is determined. For details, see Note 13 and Note 14.

•

Intangible assets comprise a significant portion of the Sunrise’s total assets. The impairment test for intangible assets is a complex process that requires significant management judgment in determining various assumptions, such as cash flow projections, discount rate and terminal growth rates. The sensitivity of the estimated measurement to these assumptions, consolidated or individually, can be significant. Furthermore, the use of different estimates or assumptions when determining the fair value of such assets may result in different values and could result in impairment charges. For details, see Note 14.

•

Right-of-use assets and lease liabilities amount to a significant portion of the Sunrise’s consolidated statements of financial position (see Note 12). The valuation is based on several judgments, starting with the assessment of whether a contract contains a lease. Other material judgments made by Sunrise include assumptions concerning the lease terms and the probability that an extension option will be exercised.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•

Net periodic pension cost for defined benefit plans is estimated based on certain actuarial assumptions, the most significant of which relate to discount rate and future salary increases. As shown in Note 10, the assumed discount rate reflects changes in market conditions. Sunrise believes these assumptions illustrate current market conditions.

•

Estimates of deferred taxes and significant items giving rise to deferred assets and liabilities are shown in Note 18. These reflect the assessment of future taxes to be paid on items in the financial statements, giving consideration to both the timing and probability of these estimates. In addition, such estimates reflect expectations about the amount of future taxable income and, where applicable, tax planning strategies. Actual income taxes and income for the period may vary from these estimates as a result of changes in expectations about future taxable income, future changes in income tax law or the final review of tax returns by tax authorities.

•

Provisions for asset retirement obligations are made for costs incurred in connection with the future dismantling of mobile stations and restoration of property owned by third parties. These provisions are primarily based on estimates of future costs for dismantling and restoration, long-term inflation and discount rate expectations, as well as the timing of the dismantling. See Note 16.

•

Costs to obtain a contract consist of costs directly related to the acquisition and retention of contracts with customers (e.g., commission paid to vendors or retailers). Management judgment is required to determine whether costs are directly attributable and incremental and to define the appropriate amortization period consistent with the type of underlying service contract. See also Note 6.

5. SEGMENT REPORTING

For management purposes, Sunrise is organized into business units which reflect the different customer groups to which Sunrise provides its telecommunications products and services and has the following three operating segments, which are its reportable segments:

•	Residential customers

•	Business customers & Wholesale

•	Infrastructure & Support functions

The CEO and CFO assume the role of the Chief Operating Decision Maker (“CODM”) and monitor the operating results of the segments Residential customers, Business customers & Wholesale and Infrastructure & Support functions separately for the purpose of making decisions about resource allocation and performance assessment.

Each of these segments engages in their particular business activity which is described below:

(a)

Residential customers: provides fixed-line and mobile services to residential end customers as well as sales of handsets. Sunrise focuses on selling its products in the Swiss telecommunications market by marketing bundled offers in fixed/internet, mobile and IPTV.

(b)

Business customers & Wholesale: provides a full range of products and services, from fixed-line and mobile communications to internet and data services as well as integration services to different business areas: small office and home office, small and medium-size managed enterprises and large corporate clients. The wholesale product portfolio covers voice, data, internet and infrastructure services such as carrier and roaming services, which are marketed to business customers.

(c)	Infrastructure & Support functions: activities comprise support units such as network, IT and operations (customer care) as well as staff functions like finance, human resources and strategy.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Performance is measured based on Adjusted EBITDAaL as included in the internal financial reports reviewed by the CODM. This is considered an adequate measure of the operating performance of the segments reported to the CODM for the purposes of resource allocation and performance assessment. Assets and liabilities are not allocated to operating segments in the management reports reviewed by the CODM, as the review focuses on adjusted EBITDAaL. Sunrise’s finance income, finance expenses and income tax expenses are reviewed on a total level, and therefore not allocated to operating segments.

Segment information

	Year ended December 31, 2023
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Total revenue	2,247.1	776.6	11.5	3,035.2
Direct costs	(537.6)	(271.0)	(26.0)	(834.6)
Indirect costs[1]	(417.5)	(115.4)	(428.2)	(961.1)
Lease expense[2]	(51.0)	(11.2)	(133.7)	(195.9)

Adj. EBITDA after lease expense (EBITDAaL)	1,241.0	379.0	(576.4)	1,043.6
Depreciation and amortization of property, plant and equipment and intangible assets				(992.1)
Share-based compensation, restructuring & other				(108.6)
Finance income/(expense)[3]				(315.0)
Income tax benefit				59.9

Net income (loss)				(312.2)

	Year ended December 31, 2022
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Total revenue	2,275.5	752.3	7.4	3,035.2
Direct costs	(538.4)	(267.7)	(13.5)	(819.6)
Indirect costs[1]	(417.8)	(111.7)	(417.6)	(947.1)
Lease expense[2]	(39.9)	(10.4)	(160.4)	(210.7)

Adj. EBITDA after lease expense (EBITDAaL)	1,279.4	362.5	(584.1)	1,057.8
Depreciation and amortization of property, plant and equipment and intangible assets				(1,028.8)
Share-based compensation, restructuring & other				(179.7)
Finance income/(expense)[3]				184.0
Income tax benefit				50.7

Net income (loss)				84.0

[1]	Excludes expenses for share-based compensation, restructuring and other.
[2]	Contains depreciation and interest expenses for leases arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line “indirect cost”.
[3]	Excludes interest expenses for leases, which are included in line “lease expense”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year ended December 31, 2021
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Total revenue	2,314.6	713.2	7.9	3,035.7
Direct costs	(568.0)	(249.0)	(9.6)	(826.6)
Indirect costs[1]	(404.6)	(115.4)	(381.1)	(901.1)
Lease expense[2]	(28.4)	(9.3)	(154.0)	(191.7)

Adj. EBITDA after lease expense (EBITDAaL)	1,313.6	339.5	(536.8)	1,116.3
Depreciation and amortization of property, plant and equipment and intangible assets				(995.6)
Share-based compensation, restructuring & other				(131.8)
Finance income/(expense)[3]				(120.1)
Income tax benefit				62.6

Net income (loss)				(68.6)

6. REVENUE FROM CONTRACTS WITH CUSTOMERS

Revenue by major category and reportable segment is set forth below:

	Year ended December 31, 2023
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Fixed	1,061.7	437.4	—	1,499.1
Subscription	1,043.1	273.4	—	1,316.5
Non-subscription and hardware	18.6	164.0	—	182.6
Mobile	1,052.3	336.2	—	1,388.5
Subscription	852.9	254.7	—	1,107.6
Non-subscription and hardware	199.4	81.5	—	280.9
Other	133.2	2.9	11.5	147.6

Total	2,247.2	776.5	11.5	3,035.2

	Year ended December 31, 2022
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Fixed	1,088.3	430.6	0.7	1,519.6
Subscription	1,079.6	270.0	0.7	1,350.3
Non-subscription and hardware	8.7	160.6	—	169.3
Mobile	1,053.5	320.8	—	1,374.3
Subscription	854.8	240.6	—	1,095.4
Non-subscription and hardware	198.7	80.2	—	278.9
Other	133.7	0.9	6.7	141.3

Total	2,275.5	752.3	7.4	3,035.2

[1]	Excludes expenses for share-based compensation, restructuring and other.
[2]	Contains depreciation and interest expenses for leases arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line “indirect cost”.
[3]	Excludes interest expenses for leases, which are included in line “lease expense”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year ended December 31, 2021
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Fixed	1,136.5	412.6	2.6	1,551.7
Subscription	1,124.5	273.8	2.6	1,400.9
Non-subscription and hardware	12.0	138.8	—	150.8
Mobile	1,028.5	299.6	—	1,328.1
Subscription	831.7	226.0	—	1,057.7
Non-subscription and hardware	196.8	73.6	—	270.4
Other	149.6	1.1	5.2	155.9

Total	2,314.6	713.3	7.8	3,035.7

Subscription revenue

Sunrise recognizes service revenue from mobile and fixed services over the contractual period. Installation or activation fees related to the services provided are deferred as contract liabilities and recognized over the contractual period. Revenue from the sale of prepaid services is deferred and recognized at the time of use. Discounts that can be allocated to service revenues are evenly distributed over the minimum contract binding period.

Mobile subscriptions have no contract term beyond a 60-day notice period, whereas residential services require a minimum contract duration of 12 months. For contracts combined with a promotion, the typical minimum contract term is 24 months. For B2B service contracts, the contract term is typically between one to five years.

Non-subscription and hardware

Non-subscription revenues include mainly interconnect services, which are recognized over the contractual period. Revenue from hardware sales is recognized at point-in-time upon delivery.

Other

Revenue from sales of build-to-suit network sites is recognized at point-in-time when the sites are available for use and legal ownership is transferred. Net collectible fees earned from early termination of contracts are recognized when collected. Other revenue further includes revenue from subleases and is recognized over time.

Contract assets

Contract assets primarily relate to Sunrise’s rights to consideration for hardware sold within a bundle arrangement but not yet billed.

The following table provides information about contract assets and contract liabilities from contracts with customers.

	December 31			January 1
	2023	2022	2021	2021
	CHF in millions
Contract assets	31.7	22.5	19.5	26.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table includes revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date.

	Year ended December 31
	2024	2025	2026
	CHF in millions
Telecommunications services (mobile and fixed)	82.3	42.2	3.3

Sunrise makes use of the practical expedients in IFRS 15, according to which unsatisfied performance obligations under contracts with an expected original term of no more than one year and revenues recognized in accordance with the billed amounts are exempt from the disclosure requirement.

Contract liabilities

Contract liabilities primarily relate to deferred revenue including broadband cable services and subscription fees, as well as activation fees for which revenue is recognized over the term of the service contract. The decline from 1 January 2021 is the result of the advance billing cycle for basic cable subscriptions at the beginning of the year.

	December 31			January 1
	2023	2022	2021	2021
	CHF in millions
Contract liabilities to residential customers	43.1	55.3	64.1	188.2
Contract liabilities to business customers	36.3	19.2	26.6	29.8
Contract liabilities to other telecommunications services	0.4	0.5	1.2	1.1

Total	79.8	75.0	91.9	219.2

Thereof current portion of contract liabilities	66.7	69.9	86.3	210.2
Thereof non-current portion of contract liabilities	13.1	5.1	5.6	9.0

Contract costs

According to IFRS 15, commission fees directly attributable to a contract are capitalized and recognized as expenses over the estimated contract duration. This means that capitalized commission fees are amortized when the related revenues are recognized. The capitalized costs are amortized in other operating expenses or personnel expenses, depending on whether the costs are paid to external retailers or own employees.

	2023	2022	2021
	CHF in millions
Balance as of January 1	62.5	55.8	28.3
Additional capitalised contract cost	71.6	62.8	64.7
Amortized contract cost	(64.8)	(56.1)	(37.2)

Balance as of December 31	69.3	62.5	55.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. OTHER OPERATING INCOME AND EXPENSES

	Year ended December 31
	2023	2022	2021
	CHF in millions
Marketing & Commissions	195.2	195.9	168.4
Network related costs	167.4	207.6	224.5
Professional Services	130.2	130.1	159.6
Facility & Energy	55.1	51.0	51.7
IT expenses	49.4	50.9	26.8
Administration	39.4	43.0	43.5
Call centre services	39.2	39.6	30.2
Allowance for receivables	16.9	27.6	7.7
Other	66.1	4.4	41.0

Total other operating expenses	758.8	750.2	753.3
Capitalized labor as non-current assets	(68.3)	(60.1)	(58.5)
Other income	(37.4)	(1.5)	(100.0)

Total other operating income and capitalized labor	(105.7)	(61.7)	(158.5)

Other expenses

In 2023, Sunrise incurred a cost of CHF 29.1 million due to a ice hockey distribution rights penalty issued by the Competition Commission.

The categories disclosed for other operating expenses do not include expenses that were included in other financial statement line items (such as personnel expenses or depreciation).

Other income

In 2023, Sunrise recognized CHF 17.2 million income related to disputed over-charges by Swisscom, and CHF 20.0 million abandoned lease income related to the former Wallisellen office building.

In 2021, Sunrise recognized CHF 100.0 million income from legal proceedings arising from the settlement agreement with Swisscom related to the asymmetric digital subscriber line (“ADSL”) price squeeze in other income.

8. PERSONNEL EXPENSES

	Year ended December 31
	2023	2022	2021
	CHF in millions
Wages, salaries and social security charges	384.2	380.8	397.8
Pension expenses	10.0	26.8	15.5
Share-based compensation	22.5	30.7	24.8

Total	416.7	438.3	438.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. KEY MANAGEMENT PERSONNEL COMPENSATION

Key management personnel comprise the members of the Executive Leadership Team. Their compensation is as follows:

Remuneration of the Executive Leadership Team

	Year ended December 31
	2023	2022	2021
	CHF in millions
Wages, salaries and social security charges	6.2	8.0	8.8
Pension costs	0.8	1.2	1.2
Share-based compensation	6.9	9.1	9.7
Termination benefits	2.5	0.7	1.3

Total	16.4	19.0	21.0

10. EMPLOYEE BENEFIT OBLIGATIONS

Sunrise provides retirement benefits to its employees as required by Swiss law by means of a pension fund that is a separate legal entity. The Sunrise Pension Fund is a separate, semi-autonomous foundation governed by the Occupational Pensions and Foundations Office of the Canton of Zurich. Disability and death risks are reinsured by Zurich Insurance. The fixed assets of the Sunrise Pension Fund are managed by Credit Suisse Asset Management in Zurich in accordance with organizational guidelines and investment regulations. The Board of Trustees consists of an equal number of employer and employee representatives and is responsible for managing the Foundation in accordance with Swiss law. Per the Occupational Pensions Act, a temporary funding shortfall is permitted. The Board of Trustees must take appropriate measures to resolve the shortfall within a reasonable timeframe. If those measures do not lead to the desired results, the Pension Fund may temporarily charge remedial contributions to employers, insured persons, and pensioners. The employer contribution must at least equal the aggregate contributions levied from the insured persons.

The pension fund operates a pension plan for all staff, which qualifies as defined benefit plan under IAS 19. Future pension benefits are based primarily on years of credited service and on contributions made by the employee and employer over the service period, which vary according to age as a percentage of insured salary. The rate of annual interest credited to employee accounts on the balance representing the minimum amount required under pension law is defined by the Swiss government. In addition, the conversion factor used to convert the accumulated capital upon retirement into an annual pension is also defined by the Swiss government. In the case of over funding, it may be possible to a limited extent to reduce the level of contributions from both employer and employee. Distribution of excess funds from the pension fund to Sunrise is not possible. These defined benefit plans expose Sunrise to actuarial risks, such as currency risk, interest rate risk and market (investment) risk.

A curtailment gain of CHF 13.5 million has been recorded in 2023 (2022: CHF nil; 2021: gain of CHF 17.6 million), due to a restructuring event in the respective year. In 2021, curtailment accounting was applied to Sunrise and UPC plans due to a restructuring event occurring in 2021 with employees leaving in 2021 and 2022. The full curtailment impact was recognized in the 2021 consolidated statements of income or loss as a past service credit.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pension (income) costs resulting from defined benefit plans

	December 31
	2023	2022	2021
	CHF in millions
Current service costs excluding interest costs	16.9	20.7	35.7
Net interest costs on defined benefit obligation and service costs	0.3	0.1	—
Past service income	(13.5)	(0.3)	(20.6)
Gain on non-routine settlements	—	—	(0.9)
Administration costs	0.6	0.9	0.9
Termination benefits	0.2	0.2	—

Total	4.5	21.6	15.2

Assets and obligations

	December 31
	2023	2022	2021
	CHF in millions
Fair value of plan assets	793.7	784.3	924.4
Defined benefit obligation	(802.1)	(748.8)	(938.2)
Asset ceiling	—	(36.4)	(3.2)

Total	(8.4)	(0.9)	(17.0)

Movement in other comprehensive income

	December 31
	2023	2022	2021
	CHF in millions
Actuarial (gain) / loss due to
demographic assumptions	(0.1)	(0.6)	(61.2)
financial assumptions	81.0	(163.9)	(27.3)
experience adjustments	5.6	11.8	86.6

Actuarial (gain) / loss during period	86.5	(152.6)	(1.9)
Return on defined benefit plan assets (greater)/less than net interest recognised	(18.8)	108.4	(55.7)
Impact of changes in asset ceiling	(37.3)	33.2	3.2

Remeasurement effects recognized in OCI	30.4	(11.0)	(54.4)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Movement in defined benefit obligations

	2023	2022	2021
	CHF in millions
Balance as of January 1	748.8	938.2	936.2

Included in the consolidated statements of income or loss
Current service costs	16.9	20.7	35.7
Past service income	(13.5)	(0.3)	(20.6)
Interest costs on defined benefit obligation	16.4	2.3	0.5
Administration costs and termination benefits	0.8	1.1	0.9
Settlements	(6.2)	—	(4.5)

Included in consolidated statements of other comprehensive income
Actuarial (gain) / loss arising from:
Demographic assumptions	(0.1)	(0.6)	(61.2)
Financial assumptions	81.0	(163.9)	(27.3)
Experience adjustment	5.6	11.8	86.6
Other
Employee contributions	20.4	20.4	23.2
Benefits paid / transferred	(68.0)	(80.9)	(31.3)

Total defined benefit obligations as of December 31	802.1	748.8	938.2

Movement in fair value of plan assets

	2023	2022	2021
	CHF in millions
Balance as of January 1	784.3	924.4	846.5

Included in the consolidated statements of income or loss
Interest income	16.8	2.2	0.4
Settlements	(6.2)	—	(3.6)
Included in consolidated statements of other comprehensive income
Return on plan assets excluding interest income	18.8	(108.4)	55.7
Other
Employer contributions	27.5	26.7	33.5
Employee contributions	20.5	20.3	23.2
Benefits paid	(68.0)	(80.9)	(31.3)

Total fair value of plan assets as of December 31	793.7	784.3	924.4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Asset allocation of plan assets

	December 31
	2023	2022	2021
	CHF in millions
Cash and cash equivalents	8.8	9.4	6.1
Equity securities	267.2	258.7	347.5
Debt securities	299.5	331.7	386.1
Real estate	159.4	150.6	145.3
Other	58.8	33.9	39.4

Total	793.7	784.3	924.4

Plan assets do not include any property used by Sunrise companies. Furthermore, the defined benefit plans do not hold any shares of Sunrise or its subsidiaries.

Periodically, an asset-liability matching study is performed by the pension fund’s asset manager, in which the consequences of the strategic investment policies are analyzed (the latest study was conducted in 2022). The strategic investment policy of the pension fund can be summarized as follows: a strategic asset mix comprising 21% to 47% equity securities, 20% to 56% bonds, 12% to 38% real estate, 0% to 4% cash in banks and 0% to 7% other investments.

Principal actuarial assumptions

	December 31
	2023	2022	2021
Discount rate	1.35%	2.20%	0.25%
Future salary increases	1.70%	1.45%	1.15%

As of December 31, 2023, the weighted average duration of the defined benefit obligation was 11.9 years (2022: 11.6 years, 2021: 13.1 years). For 2024, Sunrise’s projected contributions to its pension funds total CHF 21.6 million. Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the amounts shown below.

Sensitivity analysis

	2023
	Increase to	Decrease to
	CHF in millions
Discount rate (0.5% movement)	757.1	852.8
Future salary increases (1.0% movement)	812.8	793.5

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

Sunrise offers a defined contribution plan for employees having an annual salary in excess of CHF 132’300 with an external provider. In 2023, the expenses for the defined contribution plan amount to CHF 6.6 million (2022: CHF 6.4 million; 2021: CHF 0.4 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. OTHER OPERATING ASSETS AND LIABILITIES

The details of Sunrise’s other current and non-current assets as well as other current and non-current liabilities are set forth below:

	December 31
	2023	2022	2021
	CHF in millions
Other assets - current:
Third party receivables	120.0	116.9	175.5
Prepayments	128.7	101.0	56.4
Contract assets	17.3	17.7	14.3
Contract costs	53.6	50.5	44.0
Inventories	50.1	57.0	46.7
Other	6.3	7.9	9.4

Total	376.0	351.0	346.3

Other assets - non-current:
Trade receivables	44.0	27.5	57.8
Prepayments	31.7	28.8	27.9
Contract assets	14.4	4.8	5.2
Contract costs	15.8	12.0	11.8
Other	10.5	4.8	6.4

Total	116.4	77.9	109.1

Other liabilities - current:
Accrued other liabilities	335.0	301.8	256.9
Accrued capital expenditures	66.9	91.6	87.7
Accrued payroll and employee benefits	83.0	63.0	60.9
Deferred revenue	66.7	69.9	86.3
Other	31.2	26.9	38.1

Total	582.8	553.2	529.9

Other liabilities - non-current:
Other	89.8	112.3	10.7

Total	89.8	112.3	10.7

Write-downs of inventories to the net realizable value totaled CHF 8.9 million in 2023 (2022: CHF 1.8 million; 2021: CHF 2.7 million). The value of inventories recognized as an expense in direct costs and other operating expenses totaled CHF 217.8 million (2022: CHF 221.8 million; 2021: CHF 193.3 million). No inventories were expected to be sold after more than one year.

12. LEASING

Sunrise leased assets including telecommunications installations like mobile sites and transmission equipment such as leased lines, shops and offices as well as vehicles that are reflected in category ‘Other’. Information about leases for which Sunrise is a lessee is presented below.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Right-of-use assets

	December 31
	2023	2022	2021
	CHF in millions
Distribution systems	1,166.2	1,216.5	981.2
Support equipment, buildings and land	128.0	154.3	197.1

Total RoU assets	1,294.2	1,370.8	1,178.3

At December 31, 2023, 2022 and 2021 the weighted average discount rate was 5.0%, 5.8% and 5.8%, respectively. During 2023, 2022 and 2021, we recorded additions to our RoU assets associated with leases of CHF 56.2 million, CHF 343.9 million and CHF 121.8 million, respectively.

Lease expenses

	Year ended December 31
	2023	2022	2021
	CHF in millions
Depreciation and amortization
Distribution systems	99.3	96.3	82.7
Support equipment, buildings and land	28.7	49.1	47.2

Total depreciation and amortization	128.0	145.4	129.9

Interest expense	67.9	65.3	61.8
Short-term lease expense[1]	3.2	3.2	3.7

Total lease expense	199.1	213.9	195.4

Lease liabilities

Maturities of our lease liabilities are presented below:

	Year ended December 31
	2023	2022	2021
	CHF in millions
Within 1 year	170.4	173.2	144.4
Between 1 and 2 years	153.9	163.4	136.2
Between 2 and 3 years	145.5	156.4	130.2
Between 3 and 4 years	141.9	148.6	124.4
Between 4 and 5 years	135.0	146.0	118.3
After 5 years	1,002.2	1,141.8	1,046.9

Total payments	1,748.9	1,929.4	1,700.4
Less: present value discount	(491.2)	(581.5)	(580.3)

Present value of lease payments	1,257.7	1,347.9	1,120.1

Current portion	170.4	173.2	144.4
Non-current portion	1,087.3	1,174.7	975.7

[1]	Included in operating income before depreciation and amortization.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash flows from leases

	Year ended December 31
	2023	2022	2021
	CHF in millions
Principal payments	107.6	112.4	88.3
Interest payments	58.4	61.6	62.5
Payments for short-term leases	3.2	3.2	3.7

Total payments	169.2	177.2	154.5

13. PROPERTY, PLANT AND EQUIPMENT

	Distribution systems	Customer premises equipment	Support equipment and buildings	Assets under construction	Total
	CHF in millions
Cost:
January 1, 2021	2,752.3	353.8	1,461.6	168.5	4,736.2
Additions	240.4	51.0	123.2	—	414.6
Retirements and disposals	(95.0)	(33.5)	(51.7)	—	(180.2)
Reclassifications	129.1	(0.4)	(86.0)	(51.3)	(8.6)

December 31, 2021	3,026.8	370.9	1,447.1	117.2	4,962.0
Additions	241.5	87.7	76.2	—	405.4
Retirements and disposals	(126.9)	(24.9)	(62.7)	—	(214.5)
Reclassifications	(80.8)	(1.4)	(37.3)	130.5	11.0

December 31, 2022	3,060.6	432.3	1,423.3	247.7	5,163.9
Additions	280.5	93.2	3.5	—	377.2
Additions from business combinations	70.7	—	3.0	—	73.7
Retirements and disposals	(34.9)	(93.3)	(2.1)	—	(130.3)
Reclassifications	(65.9)	(59.2)	25.2	99.9	—

December 31, 2023	3,311.0	373.0	1,452.9	347.5	5,484.5

	Distribution systems	Customer premises equipment	Support equipment and buildings	Assets under construction	Total
	CHF in millions
Accumulated depreciation and impairment:
January 1, 2021	(2,011.0)	(185.9)	(115.1)	—	(2,312.0)
Depreciation	(268.9)	(58.3)	(141.5)	—	(468.7)
Retirements and disposals	95.0	33.5	51.7	—	180.2
Reclassifications	(0.1)	(0.1)	0.2	—	—

December 31, 2021	(2,185.0)	(210.8)	(204.7)	—	(2,600.5)
Depreciation	(267.5)	(63.1)	(154.4)	—	(485.0)
Retirements and disposals	126.9	24.9	62.7	—	214.5
Reclassifications	(0.5)	—	4.7	—	4.2

December 31, 2022	(2,326.1)	(249.0)	(291.7)	—	(2,866.8)
Depreciation	(290.8)	(69.1)	(92.6)	—	(452.5)
Retirements and disposals	34.9	93.3	2.4	—	130.6
Reclassifications	(47.3)	60.1	(12.8)	—	—

December 31, 2023	(2,629.3)	(164.7)	(394.7)	—	(3,188.7)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Distribution systems	Customer premises equipment	Support equipment and buildings	Assets under construction	Total
	CHF in millions
Property and equipment, net:
Net carrying amount at January 1, 2021	741.3	167.9	1,346.5	168.5	2,424.2

Net carrying amount at December 31, 2021	841.8	160.1	1,242.4	117.2	2,361.5

Net carrying amount at December 31, 2022	734.5	183.3	1,131.6	247.7	2,297.1

Net carrying amount at December 31, 2023	681.7	208.3	1,058.2	347.5	2,295.7

The capitalization process recognizes all additions to PP&E as “Additions” to Assets under depreciation (Distribution systems, Customer premises equipment, and Support equipment and buildings), which are then reclassified simultaneously into Assets under construction within “Reclassifications”, as long as construction or implementation of the underlying projects is ongoing. Once the project has been completed, the final asset is reclassified from Assets under construction to Assets under depreciation within Reclassifications. Due to that process the table above shows negative reclassifications for Assets under depreciation categories.

14. INTANGIBLE ASSETS

Changes in the carrying amounts of the intangible assets are as follows:

	Brands and customers relationships	Licenses and rights	Software	Other intangible assets	Total
	CHF in millions
Cost:
January 1, 2021	1,969.0	504.6	309.9	19.3	2,802.8
Additions from business combinations	—	—	—	—	—
Additions	—	—	138.4	—	138.4
Retirements and disposals	—	—	(27.2)	(0.1)	(27.3)
Other	3.0	(2.5)	—	5.6	6.1

December 31, 2021	1,972.0	502.1	421.1	24.8	2,920.0
Additions	—	150.0	143.2	—	293.2
Retirements and disposals	—	—	(41.0)	(15.3)	(56.3)
Other	—	—	—	8.8	8.8

December 31, 2022	1,972.0	652.1	523.3	18.3	3,165.7
Additions from business combinations	8.4	—	—	—	8.4
Additions	0.3	—	160.2	—	160.5
Retirements and disposals	(27.4)	—	(48.3)	—	(75.7)
Other	2.5	—	—	(1.1)	1.4

December 31, 2023	1,955.8	652.1	635.2	17.2	3,260.3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Brands and customers relationships	Licenses and rights	Software	Other intangible assets	Total
	CHF in millions
Accumulated amortization:
January 1, 2021	(82.1)	(124.5)	(70.6)	(2.5)	(279.7)
Amortization	(326.2)	(71.4)	(121.9)	(7.4)	(526.9)
Retirements and disposals	—	—	27.2	0.1	27.3
Other	—	—	—	0.2	0.2

December 31, 2021	(408.3)	(195.9)	(165.3)	(9.6)	(779.1)
Amortization	(324.0)	(56.8)	(155.7)	(7.3)	(543.8)
Retirements and disposals	—	—	41.0	15.3	56.3

December 31, 2022	(732.3)	(252.7)	(280.0)	(1.6)	(1,266.6)
Amortization	(322.0)	(66.8)	(143.6)	(7.2)	(539.6)
Retirements and disposals	27.4	—	48.3	—	75.7
Other	—	—	—	0.1	0.1

December 31, 2023	(1,026.9)	(319.5)	(375.3)	(8.7)	(1,730.4)

	Brands and customers relationships	Licenses and rights	Software	Other intangible assets	Total
	CHF in millions
Intangible assets subject to amortization, net:
Net carrying amount at 1 January 2021	1,886.9	380.1	239.3	16.8	2,523.1

Net carrying amount at 31 December 2021	1,563.7	306.2	255.8	15.2	2,140.9

Net carrying amount at 31 December 2022	1,239.7	399.4	243.3	16.7	1,899.1

Net carrying amount at 31 December 2023	928.9	332.6	259.9	8.5	1,529.9

Brands and customer relationships

As of December 31, 2023, the most significant intangible assets are the customer base of former Sunrise Communications Group AG with a carrying amount of CHF 889.7 million as well as the Sunrise brand with a carrying amount of CHF 24.0 million. Both assets originated from the acquisition by former UPC GmbH in 2020 (renamed to Sunrise GmbH in 2022). The remaining useful life is 3 years and 7 years, respectively.

Licenses and rights

As of December 31, 2023, licenses and rights consist primarily of two spectrum licenses. The frequency usage rights acquired in January 2013 are mostly used for 4G. The carrying amount is CHF 150.7 million with a remaining useful life of 5 years.

The frequency usage rights acquired in July 2019 are used for 5G. The carrying amount is CHF 62.9 million with a remaining useful life of 11 years.

In 2022, Sunrise signed a contract with Swiss Ice Hockey Federation and acquired broadcasting rights for the National League. This broadcasting right has a carrying amount of CHF 111.8 million with a remaining useful life of 4 years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Software

Software mainly includes licenses and developments for Customer Relationship Management (“CRM”) and accounting applications with varying remaining useful lives of less than 5 years.

15. GOODWILL

Goodwill allocation

For business combinations, goodwill is allocated as of the transaction date to Sunrise’s cash-generating units (“CGUs”). Sunrise’s CGUs with allocated goodwill consist of the Residential, Business and Wholesale, and the impairment test was carried out on these CGUs in the fourth quarter of 2023, 2022 and 2021, as well as of 1 January 2021.

	Residential	Business	Wholesale	Total
	CHF in millions
Cost:
January 1, 2021	4,580.7	1,098.3	327.3	6,006.3
December 31, 2021	4,580.7	1,098.3	327.3	6,006.3
December 31, 2022	4,580.7	1,098.3	327.3	6,006.3
Additions from business combinations	6.4	—	—	6.4

December 31, 2023	4,587.1	1,098.3	327.3	6,012.7

	Residential	Business	Wholesale	Total
	CHF in millions
Goodwill, net:
Net carrying amount at 1 January 2021	4,580.7	1,098.3	327.3	6,006.3

Net carrying amount at 31 December 2021	4,580.7	1,098.3	327.3	6,006.3

Net carrying amount at 31 December 2022	4,580.7	1,098.3	327.3	6,006.3

Net carrying amount at 31 December 2023	4,587.1	1,098.3	327.3	6,012.7

Impairment tests for goodwill

Goodwill is subject to an annual impairment test conducted in the fourth quarter of each year. In 2023, there were no other recorded intangible assets with indefinite useful lives (2022: CHF 0; 2021: CHF 0). The recoverable amount of all CGUs has been determined based on its value-in-use using a discounted cash flow (DCF) method. The key assumptions used are listed below:

Key assumptions used in value in use calculations

	2023	2022	2021
Long-term growth rate	0.6%	0.7%	—%
WACC (pre-tax)	7.0%	7.1%	7.3%

The calculation basis for the DCF model is Sunrise’s business plan as approved by the Executive Committee. The detailed planning horizon of the business plan covers five years. The free cash flows beyond the five-year planning period were extrapolated using a long-term growth rate. The discount rate is the weighted average cost of capital (“WACC”) before tax of Sunrise. Budgeted gross margin and growth rates are based on past performance and management’s expectations of market development. As of the impairment test date, the recoverable amount for all CGUs was higher than the carrying amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Sensitivity analysis

Management performed the following sensitivity analyses, in isolation:

•	increased the pre-tax discount rate by 100 basis points (bps), keeping stable other key assumptions

•	decreased revenue by 500 bps, keeping stable other key assumptions

•	decreased EBITDA margin by 500 bps, keeping stable other key assumptions

The results of the sensitivity analysis demonstrated that the above changes in the key assumptions would not cause the carrying value of CGUs to exceed the recoverable amount for any of the three CGUs.

16. PROVISIONS

	Asset retirement obligations	Restructuring obligations	Other provisions	Total
	CHF in millions
Provisions as of January 1, 2021	52.9	4.8	0.5	58.2
Provisions made during the period	0.8	40.1	—	40.9
Change in present value	(1.8)	—	—	(1.8)
Provisions used during the period	(0.3)	(23.7)	(0.5)	(24.5)
Unused provisions reversed during the period	(0.2)	—	—	(0.2)

Provisions as of December 31, 2021	51.4	21.2	—	72.6

Thereof current	—	21.2	—	21.2
Thereof non-current	51.4	—	—	51.4
Provisions as of January 1, 2022	51.4	21.2	—	72.6
Provisions made during the period	16.4	4.9	—	21.3
Change in present value	(5.7)	—	—	(5.7)
Provisions used during the period	(0.7)	(15.7)	—	(16.4)

Provisions as of December 31, 2022	61.4	10.4	—	71.8

Thereof current	—	10.4	—	10.4
Thereof non-current	61.4	—	—	61.4
Provisions as of January 1, 2023	61.4	10.4	—	71.8
Provisions made during the period	2.0	28.5	29.9	60.4
Change in present value	2.5	—	—	2.5
Provisions used during the period	(1.8)	(16.0)	—	(17.8)

Provisions as of December 31, 2023	64.1	22.9	29.9	116.9

Thereof current	—	22.9	29.9	52.8
Thereof non-current	64.1	—	—	64.1

Provisions for asset retirement obligations relate to the future dismantling of mobile stations and restoration of property owned by third parties. Those leases generally contain provisions that require Sunrise to remove the asset and restore the sites to their original condition at the end of the lease term. The uncertainties relate primarily to the timing of the related cash outflows. The majority of these obligations are not expected to result in cash outflows within a year.

Restructuring obligations primarily include the full cost of planned business restructuring programs. These programs are expected to be completed within the next 12 months.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other provisions are related to litigation, and legal claims. Refer to Note 17 for further details on legal contingencies for Sunrise.

17. COMMITMENTS AND CONTINGENCIES

The total contractual and purchase commitments as of December 31, 2023, amounted to CHF 939.3 million (2022: CHF 1,099.6 million; 2021: CHF 754.5 million) consisting of future investments in property, plant and equipment and intangible assets, of which CHF 440.7 million relate to network and connectivity (2022: CHF 524.8 million; 2021: CHF 131.5 million).

In addition we have significant commitments under (i) derivative instruments and (ii) defined benefit plans and similar agreements, pursuant to which we expect to make payments in future periods. For information regarding derivative instruments, including the net cash paid or received in connection with these instruments, see Note 23. For information regarding Sunrise’s defined benefit plan, see Note 10.

Sunrise also has commitments pursuant to agreements with, and obligations imposed by, authorities, which may include obligations in certain markets to move aerial cable to underground ducts or to upgrade, rebuild or extend portions of Sunrise’s broadband communication systems. Such amounts are not fixed or determinable.

On December 8, 2017, Sunrise GmbH, formerly known as UPC Schweiz GmbH, entered into a mobile virtual network operator (“MVNO”) agreement with Swisscom (Schweiz) AG (“Swisscom”), as subsequently amended (the “Swisscom MVNO”), for the provision of mobile network services to certain of Sunrise GmbH’s end customers. In January 2023, Swisscom filed a formal lawsuit against Sunrise GmbH, asserting that it is in breach of the Swisscom MVNO and claiming approximately CHF 90 million in damages. In April 2024, we agreed with Swisscom to resolve the matter, to terms of which are not material to us and, as a result, the lawsuit against Sunrise GmbH has been withdrawn.

On March 5, 2012, Sunrise GmbH was party to a dispute with Swisscom related to rates for interconnection, unbundled local loop (“ULL”), collocation, rebilling, leased lines and access to duct. On August 25, 2023, Swisscom made a non-prejudicial down payment for the unopposed portion in the amount of CHF 18.8 million (including VAT) of the total recovery. For this part, where the cash payment was received, the gain contingency was concluded as realized and undisputed, respectively. Therefore, a gain contingency in the amount of CHF 17.2 million was disclosed in other operating items, see Note 7.

Sunrise is party to certain pending lawsuits and cases with public authorities and complaint boards. Based on a legal assessment of the possible outcome of each of these lawsuits and cases, management is of the opinion that these will have no significant adverse effect on Sunrise’s statement of financial position.

Under the terms of the financing documents, certain entities of Sunrise are guarantors. For the financial years ending December 31, 2023, December 31, 2022, and December 31, 2021, the maximum guarantee totals the value of shares, and intercompany receivables.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. INCOME TAXES

Income tax expense

	Year ended December 31
	2023	2022	2021
	CHF in millions
Current income tax expense	(17.3)	(6.5)	(5.0)
Current income tax benefit of prior periods	1.0	0.2	(1.7)
Deferred income tax benefit	76.2	57.0	69.3

Total income tax benefit	59.9	50.7	62.6

Current and deferred income taxes are recognized by each consolidated entity of Sunrise, regardless of who has the legal liability for settlement or recovery of the tax.

Current tax liabilities

There are current tax liabilities presented in the consolidated financial statements arising in respect of the periods 2022 and 2023 related to the Dutch Sunrise financing companies (“Dutch Sunrise Finco’s”). Although the liability generated in 2023 remains on the closing balance sheet, Sunrise has presented the 2022 generated current tax liability (CHF 6.1 million related to the Dutch Sunrise Finco’s) as being settled with the tax authorities during 2023, as per the local legislative requirements. The settlement is presented with no cash impact on the consolidated statements of financial position and as such is deemed to have been funded by a capital contribution from Liberty Global B.V. via equity.

As the fiscal unity which the Dutch Sunrise Finco’s were part of in 2022 made an overall loss, there has not been an actual current tax liability in 2022. Reference is made to the description under unrecognized deferred tax assets below.

Analysis of income taxes

Sunrise’s tax rate reconciliation is based on the domestic tax rate of the main operating company domiciled in Switzerland, with a reconciling item in respect of the tax rates applied by Sunrise companies in other jurisdictions. This tax rate is used because Sunrise’s operational activities are mainly carried out in Switzerland and therefore provides the most meaningful information for the user of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The use of Sunrise’s weighted average tax rate based on the aggregation of the separate reconciliations of each individual jurisdiction/entity would result in a highly biased and therefore less meaningful expected tax rate due to the volatile results of the Dutch companies.

	Year ended December 31
	2023	2022	2021
	CHF in millions
Income (loss) before income taxes	(372.1)	33.3	(131.2)
Domestic income tax rate	18.4%	18.4%	18.4%

Expected income tax income/(expense)	68.4	(6.1)	24.2
Effect of income taxed at differing tax rates	(3.7)	(39.8)	(15.0)
Non-deductible items	(9.9)	(1.0)	(2.0)
Non-taxable income	0.1	0.9	1.1
Effect of changes in recognition of deferred tax assets	3.2	92.3	56.1
Adjustments to deferred tax balances arising from tax rate changes	0.5	3.3	—
Adjustments recognized for current and deferred tax of prior periods	1.0	0.3	(1.8)
Other effects	0.3	0.8	—

Total income tax benefit	59.9	50.7	62.6

The main reconciling item relates to profits from the Dutch Sunrise Finco’s of the year that are offset by tax losses of previous years for which no DTAs were previously recorded.

Deferred tax assets and liabilities

Deferred tax assets and liabilities by origin of the temporary difference:

	December 31, 2023
	Assets	Liabilities
	CHF in millions
Intangible assets	—	195.7
Property, plant and equipment	—	43.5
Unrealized foreign exchange results	—	206.9
Derivatives	—	0.1
Receivables	0.1	—
Right-of-use assets	19.3	—
Deferred revenue	0.1	12.7
Employee benefit obligations	1.4	—
Provisions	3.3	3.7
Lease liabilities	—	0.3
Other	—	0.4
Tax net operating loss carry forward	232.4	—

Total	256.6	463.3

Netting of deferred tax assets and liabilities	256.6	(256.6)
Reflected in the consolidated statements of financial position as follows:
Deferred tax assets	—	—
Deferred tax liabilities	—	206.7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	December 31, 2022
	Assets	Liabilities
	CHF in millions
Intangible assets	—	256.2
Property, plant and equipment	—	50.1
Unrealized foreign exchange results	—	79.9
Derivatives	—	0.1
Receivables	—	—
Right-of-use assets	13.9	—
Deferred revenue	—	0.1
Employee benefit obligations	0.1	—
Provisions	6.8	—
Lease liabilities	—	0.3
Other	—	0.4
Tax net operating loss carry forward	71.6	—

Total	92.4	387.1

Netting of deferred tax assets and liabilities	92.4	(92.4)
Reflected in the consolidated statements of financial position as follows:
Deferred tax assets	—	—
Deferred tax liabilities	—	294.7

	December 31, 2021
	Assets	Liabilities
	CHF in millions
Intangible assets	—	317.8
Property, plant and equipment	2.7	53.0
Unrealized foreign exchange results	—	46.7
Derivatives	0.8	—
Receivables	0.1	—
Right-of-use assets	4.3	—
Deferred revenue	8.7	—
Employee benefit obligations	2.1	—
Provisions	3.0	1.2
Lease liabilities	—	0.1
Other	—	0.5
Tax net operating loss carry forward	46.6	—

Total	68.3	419.3

Netting of deferred tax assets and liabilities	68.3	(68.3)
Reflected in the consolidated statements of financial position as follows:
Deferred tax assets	—	—
Deferred tax liabilities	—	351.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Net change in deferred tax assets and liabilities

	2023	2022	2021
	CHF in millions
Opening balance at the beginning of the period January 1	294.7	351.0	411.8
Changes recognized in the consolidated statements of income or loss	(76.2)	(57.0)	(69.3)
Changes recognized in the consolidated statements of comprehensive income or loss	(5.4)	1.8	9.8
Changes recognized in the consolidated statements of changes in equity	(8.9)	(1.1)	(1.3)
Change in scope of consolidation / goodwill adjustment	3.7	—	—
Foreign currency effects	(1.2)	—	—

Closing balance at the end of the period December 31	206.7	294.7	351.0

The change in the deferred tax position is mainly recognized in the consolidated statements of income or loss. The changes via the consolidated statements of comprehensive income or loss mainly relate to deferred taxes in connection with IAS 19. The changes directly recorded in equity are based on capital contributions with different accounting recognition under IFRS and tax base, see Note 19.

Temporary differences associated with investments

Deferred tax liabilities are recognized in respect of investments in subsidiaries, branches and associated, and interest in joint arrangements, except to the extent that Sunrise can control the timing of the reversal of the associated taxable temporary difference, and it is probable that such will not reverse in the foreseeable future. Due to the existing double taxation agreement between Switzerland and the Netherlands, any distributions have no direct tax consequences. Furthermore, dividend income is exempt from direct income taxes in the Netherlands. Therefore, as of December 31, 2023, December 31, 2022 and December 31, 2021, this exception was not considered to apply to any taxable differences.

Unrecognized deferred tax assets

Deferred tax position of Dutch Sunrise Finco’s

The Dutch Sunrise Finco’s, which include 10 entities, that will split off are part of a Dutch fiscal unity including approximately 30 entities (“LG fiscal unity”). As a fiscal unity, all entities that are part of a fiscal unity are consolidated and the Dutch entity, Liberty Global Holding B.V. (“LGH”), that heads the fiscal unity is regarded as a single taxpayer and hence files one consolidated corporate income tax return. This means that the Dutch Sunrise Finco’s did not report on a stand-alone basis during the reporting period. To model the deferred tax assets (“DTA”) and liabilities (“DTL”) for 2021 to 2023, the Dutch Sunrise Finco’s deferred tax positions were determined as if they were a separate fiscal unity during these years.

Deferred tax position on tax losses carried forward

Until 2021, Dutch taxpayers could fully use tax losses carried forward (“TLCF”) against profits arising in future years. In 2021, there was no net deferred tax recognized on the consolidated statements of financial position as there were sufficient DTAs to offset DTLs but insufficient evidence of future realization above this amount. As per 2022, the use of TLCF were restricted to 50% of the profits with a franchise, annual unrestricted permissible use, of EUR 1.0 million. In these years, there was a net DTL absent the DTA on the TLCF, which due to the new TLCF rules could not fully cover the remaining DTL given insufficient additional evidence of future realization.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred tax positions at the time of the spin-off

The Dutch Sunrise Finco’s will be deconsolidated from LGH fiscal unity to form its stand-alone fiscal unity. The recognition assessment of the deferred tax positions is already based on a stand-alone fiscal unity.

Deferred tax position on accrued interest expense

The deferred tax position represented herein on accrued interest expense, which relates to headroom generated in 2019 and 2020 related to interest limitation rules, is an allocated value as the LG fiscal unity did not in fact generate a deferred tax position given the results of other entities within the LG fiscal unity. As such, this deferred tax position will not be available upon spin-off.

Unrecognized deferred tax assets on tax loss carryforwards

As of December 31, 2023, December 31, 2022 and December 31, 2021 Sunrise has the following unused tax loss carryforwards for which no deferred tax assets are recognized:

	December 31
	2023	2022	2021
	CHF in millions
Due to expire within 1 year	—	—	—
Due to expire within 2 to 7 years	—	—	—
Due to expire in more than 7 years	—	—	—
Amount not due to expire	109.4	775.2	801.9

Total	109.4	775.2	801.9

Unrecognized deferred tax assets on deductible temporary differences

The deductible temporary differences for which no deferred tax asset has been recognized in the periods presented, aggregate to CHF 967.4 million (2022: CHF 382.6 million; 2021: CHF 735.4 million). The deductible temporary differences are mainly related to accrued interest expense and derivatives from the LG fiscal unity as mentioned above.

Other disclosures

OECD Pillar Two Model Rules (Global minimum tax)

Sunrise falls under the scope of application of the OECD minimum tax. The global minimum tax regulations provide for payment of an additional tax to account for the difference between the effective Global Anti Base Erosion (“GloBE”) tax rate per country and the minimum rate of 15%. Switzerland adopted new legislation introducing the global minimum tax in December 2023 that entered into force on January 1, 2024. Sunrise does not expect the minimum tax to have any impact on its activities in Switzerland, as the effective tax rate is more than 15%. The same applies to the other countries in which Sunrise operates. Sunrise is keeping an eye on developments in the minimum tax regulations and is assessing their impact on Sunrise on an ongoing basis.

Sunrise applies the exception to recognizing and disclosing information about deferred income tax assets and liabilities in connection with income taxes related to minimum tax, as provided in the amendments to IAS 12 published in May 2023.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. EQUITY

Ordinary share capital

Authorized ordinary share capital consists of 916 authorized common shares of which 194 are issued and outstanding as at December 31, 2023 (2022: 194, 2021: 192). The shares have a par value of €100.

Contributions in excess of distributions and accumulated losses

This caption includes capital contributions from / distributions to related parties, share-based compensation related charges and distributions as well as Sunrise’s accumulated losses.

During 2022, Sunrise received net capital contributions from Liberty Global Europe Holding BV of CHF 955.8 million. The capital contributions were used to (a) partially repay outstanding principal and interest on the UPCB Finance VII Euro Notes, the UPC Holding 3.875% Senior Notes, the UPC Holding 5.5% Senior Notes, and Facilities AX and AY of the Sunrise Holding Bank Facility and (b) settle associated derivative instruments. The residual amount is mainly related to distributions recognized in connection with the exercise or vesting of stock-based compensation incentive awards.

The capital charges in 2023 include distributions of CHF 50.9 million from a change in a service agreement related to technology and innovation services and a capital contribution of CHF 6.1 million related to the Dutch Sunrise Finco’s current tax liability (see Note 18). The residual amount is mainly related to distributions recognized in connection with the exercise or vesting of stock-based compensation incentive awards.

Currency translation reserve

The currency translation reserve is used to record cumulative translation differences on the net assets of foreign operations. The cumulative translation differences will be recycled to the consolidated statements of comprehensive income or loss upon disposal of the foreign operations.

Actuarial gains or losses from defined benefit plans

Actuarial gains or losses from defined benefit plans include the pension reserve.

20. EARNINGS PER SHARE

The earnings per share calculation uses the weighted average number of shares in issue during the year. There were no dilutive instruments for the years ended December 31, 2023, 2022 and 2021. Sunrise’s diluted earnings per share equals the basic earnings per share.

	Year ended December 31
	2023	2022	2021
Net income (loss) attributable to LG shareholders (CHF in millions)	(316.1)	80.5	(71.8)
Weighted average number of shares outstanding	194	194	192
Basic and diluted earnings (loss) per share (CHF in millions)	(1.6)	0.4	(0.4)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. FINANCIAL INCOME AND EXPENSES

	December 31
	2023	2022	2021
	CHF in millions
Finance expenses:
Interest expense	(431.1)	(338.5)	(337.3)
Losses on debt modification and extinguishment	(0.1)	—	(82.6)
Realized and unrealized losses on derivative instruments	(524.5)	—	—
Other expense, net	(1.5)	(1.7)	(0.4)

Total	(957.2)	(340.2)	(420.3)

Finance income:
Interest income	3.0	1.5	0.4
Realized and unrealized gains on derivative instruments	—	348.4	209.5
Gains on debt modification and extinguishment	—	2.8	—
Foreign currency transaction gains	568.6	104.0	22.8
Gains (losses) due to changes in fair values of certain investments and debt, net	3.1	—	—
Other gains, net	—	—	2.9

Total	574.7	456.7	235.6

22. BORROWINGS

The CHF equivalents of the components of third-party debt are as follows:

	December 31, 2023
	Weighted average interest rate (%)[1]	Unused borrowing capacity	Principal amount
			December 31
			2023	2022	2021
		CHF in millions
Sunrise holding bank facility	7.72%	673.2	3,043.3	3,307.5	3,702.4
Sunrise holding SPE notes	4.56%	—	1,397.1	1,522.6	1,761.8
Sunrise holding senior note	4.76%	—	693.3	750.6	1,104.3
Vendor financing	4.21%	—	310.1	257.6	275.8

Total third-party debt before deferred financing costs, discounts, premiums and accrued interest	6.33%	673.2	5,443.8	5,838.3	6,844.3

[1]	The weighted average interest rate calculation includes principal amounts outstanding associated with all of the Sunrise’s secured and unsecured borrowings, including any applicable margin.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table provides a reconciliation of total third-party debt before deferred financing costs, discounts, premiums and accrued interest to total debt including interest and lease liabilities:

	December 31
	2023	2022	2021
	CHF in millions
Total third-party debt before deferred financing costs, discounts, premiums and accrued interest:	5,443.8	5,838.3	6,844.3
Deferred financing costs, discounts and premiums, net	(18.1)	(23.8)	(33.3)

Total carrying amount of third-party debt	5,425.7	5,814.5	6,811.0
Accrued interest on third-party debt	60.4	74.8	80.5
Related party debt (Note 25)	51.2	52.8	(9.2)
Total debt including interest and related party debt	5,537.3	5,942.1	6,882.3

Current portion of debt	370.5	443.9	439.8
Non-current portion of debt	5,166.8	5,498.2	6,442.6

Sunrise holding bank facility

The Sunrise holding bank facility is the senior secured credit facility of certain consolidated entities of Sunrise. The details of Sunrise’s borrowings under the Sunrise holding bank facility are summarized in the following tables:

Year ended December 31, 2023
Sunrise Holding Bank Facilities	Maturity	Interest rate	Facility amount (in borrowing currency)	Outstanding principal amount	Unused borrowing capacity	Carrying value
			in millions	CHF millions
AT	April 30, 2028	Term SOFR + 2.25%	$700.0	587.4	—	585.6
AU	April 30, 2029	EURIBOR + 2.5%	€400.0	371.4	—	370.1
AX	January 31, 2029	Term SOFR + 3.0%	$1,717.0	1,441.0	—	1,432.8
AY	January 31, 2029	EURIBOR + 3.0%	€693.0	643.5	—	641.0
Revolving Facility A	May 31, 2026	EURIBOR + 2.5%	€88.0	—	60.4	—
Revolving Facility B	September 30, 2029	EURIBOR + 2.5%	€660.0	—	612.8	—

Total				3,043.3	673.2	3,029.5

Year ended December 31, 2022
Sunrise Holding Bank Facilities	Maturity	Interest rate	Facility amount (in borrowing currency)	Outstanding principal amount	Unused borrowing capacity	Carrying value
			in millions	CHF millions
AT	April 30, 2028	Term SOFR + 2.25%	$700.0	645.3	—	643.8
AU	April 30, 2029	EURIBOR + 2.5%	€400.0	395.0	—	393.0
AX	January 31, 2029	Term SOFR + 3.0%	$1,717.0	1,582.9	—	1,572.0
AY	January 31, 2029	EURIBOR + 3.0%	€693.0	684.3	—	681.0
UPC Revolving	May 31, 2026	EURIBOR + 2.5%	€736.4	—	704.4	—

Total				3,307.5	704.4	3,289.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Year ended December 31, 2021
Sunrise Holding Bank Facilities	Maturity	Interest rate	Facility amount (in borrowing currency)	Outstanding principal amount	Unused borrowing capacity	Carrying value
			in millions	CHF millions
AT	April 30, 2028	Term SOFR + 2.25%	$700.0	637.9	—	635.1
AU	April 30, 2029	EURIBOR + 2.5%	€400.0	415.1	—	413.2
AX	January 31, 2029	Term SOFR + 3.0%	$1,925.0	1,754.4	—	1,741.1
AY	January 31, 2029	EURIBOR + 3.0%	€862.5	895.0	—	890.3
UPC Revolving	May 31, 2026	EURIBOR + 2.5%	€736.4	—	742.2	—

Total				3,702.4	742.2	3,679.7

The Sunrise holding revolving facility provides for maximum borrowing capacity of CHF 694.6 million, including CHF 21.4 million under the related ancillary facility. With the exception of CHF 21.4 million of borrowings under the ancillary facility, the Sunrise holding revolving facility was undrawn at December 31, 2023. During 2023, the Sunrise holding bank facility was amended to replace LIBOR with the Term Secured Overnight Financing Rate (“Term SOFR”) as the reference rate for US dollar-denominated loans. The facilities are subject to a floor of 0.0% of their respective reference rate. Besides, facility AY’s rates are subject to adjustment based on the achievement or otherwise of certain Environmental, Social and Governance (“ESG”) metrics. Unused borrowing capacity represents the maximum availability under the Sunrise holding bank facility at December 31, 2023 without regard to covenant compliance calculations or other conditions. In April 2024, Revolving Facility B was amended to include an ESG-linked margin ratchet. The interest rate on Revolving Facility B is now subject to adjustment based on the achievement or otherwise of certain ESG metrics. Subject to certain customary and agreed exceptions, the Sunrise holding bank facility contains certain restrictions which, among other things, restrict the ability of the borrower to (i) incur or guarantee certain financial indebtedness, (ii) make certain disposals and acquisitions, (iii) create certain security interests over their assets and (iv) make certain restricted payments to Sunrise through dividends, loans or other distributions.

Sunrise holding SPE notes

From time to time, Sunrise create special purpose financing entities (“Sunrise Holding SPEs”), some of which are owned by third parties (Third-Party SPEs). These Sunrise holding SPEs are created for the primary purpose of facilitating the offering of senior secured notes, which Sunrise collectively refer to as “Sunrise holding SPE notes.” The Sunrise Holding SPEs use the proceeds from the issuance of the relevant Sunrise holding SPE Notes to fund term loan facilities under the Sunrise holding bank facility made available to the relevant borrowing entity (“Funded Facilities”). Sunrise consolidates the Sunrise Holding SPEs and eliminates the amounts outstanding under the Funded Facilities in its consolidated financial statements.

The details of the Sunrise holding SPE notes are summarized in the following tables:

Year ended December 31, 2023
				Outstanding principal
Sunrise holding SPE notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
2031 Sunrise holding senior secured notes	July 15, 2031	4.88%	$1,250.0	$1,250.0	1,049.0	1,048.0
UPCB finance VII euro notes	June 15, 2029	3.63%	€600.0	€374.9	348.1	346.8

Total senior secured notes					1,397.1	1,394.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Year ended December 31, 2022
				Outstanding principal
Sunrise holding SPE notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
2031 Sunrise holding senior secured notes	July 15, 2031	4.88%	$1,250.0	$1,250.0	1,152.4	1,151.2
UPCB finance VII euro notes	June 15, 2029	3.63%	€600.0	€374.90	370.2	368.4

Total senior secured notes					1,522.6	1,519.6

Year ended December 31, 2021
				Outstanding principal
Sunrise holding SPE notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
2031 Sunrise holding senior secured notes	July 15, 2031	4.88%	$1,250.0	$1,250.0	1,139.2	1,137.9
UPCB finance VII euro notes	June 15, 2029	3.63%	€600.0	€600.00	622.6	619.0

Total senior secured notes					1,761.8	1,756.9

The Sunrise holding SPE notes are non-callable prior to their respective call date (as specified under the applicable indenture). If, however, at any time prior to the applicable call date, all or a portion of the loans under the related Funded Facility are voluntarily prepaid (a “SPE Early Redemption Event”), then the Sunrise Holding SPE will be required to redeem an aggregate principal amount of its respective Sunrise holding SPE notes equal to the aggregate principal amount of the loans prepaid under the relevant Funded Facility. In general, the redemption price payable will equal 100% of the principal amount of the applicable Sunrise holding SPE notes to be redeemed and a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the applicable call date using the discount rate as of the redemption date plus a premium (as specified in the applicable indenture).

Upon the occurrence of a SPE Early Redemption Event on or after the applicable call date, the Sunrise Holding SPE will redeem an aggregate principal amount of its respective Sunrise holding SPE notes equal to the principal amount prepaid under the related Funded Facility at a redemption price (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts (as specified in the applicable indenture), if any, to the applicable redemption date.

Sunrise holding senior notes

Sunrise has issued certain senior notes, that rank equally with all of the existing senior debt of such issuer and are senior to all existing subordinated debt of such issuer and which are secured by a pledge over the shares of Sunrise HoldCo IV. In addition, the indentures governing Sunrise’s senior notes contain customary incurrence-based covenants such as compliance with certain consolidated net leverage ratios, as well as restrictions with regard to the ability to sell certain assets. Also, in case of a change of control, Sunrise must repurchase the relevant notes a redemption price of 101%.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The details of the Sunrise holding senior notes are summarized in the following tables:

Year ended December 31, 2023
				Outstanding principal amount
Sunrise holding senior notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
3.875% senior notes	June 15, 2029	3.875%	€635.0	€337.9	313.7	312.8
5.50% senior notes	January 15, 2028	5.500%	$550.0	$452.3	379.6	378.5

Total					693.3	691.3

Year ended December 31, 2022
				Outstanding principal amount
Sunrise holding senior notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
3.875% senior notes	June 15, 2029	3.875%	€635.0	€337.9	333.6	332.3
5.50% senior notes	January 15, 2028	5.500%	$550.0	$452.3	417.0	415.2

Total					750.6	747.5

Year ended December 31, 2021
				Outstanding principal amount
Sunrise holding senior notes	Maturity	Interest rate	Original issue amount	Borrowing currency	CHF equivalent	Carrying value CHF
				in millions
3.875% senior notes	June 15, 2029	3.875%	€635.0	€594.3	616.7	613.8
5.50% senior notes	January 15, 2028	5.500%	$550.0	$535.0	487.6	485.0

Total					1,104.3	1,098.8

Vendor financing

Represents amounts owed to various creditors pursuant to interest-bearing vendor financing arrangements that are used to finance certain of Sunrise’s property and equipment additions and operating expenses. These arrangements extend Sunrise’s repayment terms beyond a vendor’s original due dates (e.g., extension beyond a vendor’s customary payment terms, which are generally 90 days or less) and as such are classified outside of accounts payable as debt on Sunrise’s consolidated statement of financial position. These obligations are generally due within one year and include VAT that was also financed under these arrangements. For purposes of Sunrise’s consolidated financial statements of cash flows, operating-related expenses financed by an intermediary are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor as there is no actual cash outflow until Sunrise pays the financing intermediary.

23. FINANCIAL INSTRUMENTS & RISK

Financial risk management

Sunrise operates a centralized risk management system that distinguishes between strategic and operating risks. Sunrise’s overall risk management program focuses on the unpredictability of financial market risks and seeks to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

minimize potential adverse effects on Sunrise’s financial condition or performance. All identified risks are quantified (according to their realization probability and impact) and noted on a risk schedule.

Sunrise is exposed to a variety of financial risks, namely market risk, credit risk and liquidity risk. Financial risk management is governed by policies approved by key management personnel. These policies provide guidelines for overall risk management as well as specific areas such as interest rate risk.

Foreign currency exposures

Substantially all of Sunrise’s debt is in currencies other than the Swiss franc (see note 22 for additional information). Therefore, Sunrise’s policy is to provide for an economic hedge against foreign currency exchange rate movements by using derivative instruments to synthetically convert unmatched debt into the applicable underlying currency.

The following table shows the impact of a possible change in the euro and the US dollar against the Swiss franc, all other variables held constant before the impact of economic hedging against foreign currency exchange rate movements. The impact on Sunrise’s profit before tax is mainly driven by foreign exchange gains/losses of euro and US dollar denominated cash and cash equivalents, trade, and other receivables as well as trade, borrowing and other payables. As of December 31, 2023; December 31, 2022, and December 31, 2021, Sunrise has no other material exposure to foreign currencies.

Foreign currency sensitivity

		December 31
		Effect on profit before tax
	Changes in %	2023	2022	2021
		CHF in millions
EUR/CHF	10	279.1	301.1	305.1
USD/CHF	10	477.8	382.8	419.3

Interest rate risk

Sunrise is exposed to changes in interest rates primarily as a result of its borrowing activities, which include fixed-rate and variable-rate borrowings by its subsidiaries.

Sunrise’s interest rate risk mainly arises from borrowings primarily under the Sunrise Holding Bank Facility, which are indexed to EURIBOR, Secured Overnight Financing Rate (“SOFR”), Term Secured Overnight Financing Rate (“Term SOFR”), Sterling Overnight Index Average (“SONIA”), Swiss Average Rate Overnight (“SARON”) or other base rates.

In general, Sunrise enters into derivative instruments to protect against increases in the interest rates on variable-rate debt. An instantaneous increase/decrease in the relevant base rate of 10 basis points would have increased/decreased the aggregate fair value of Sunrise’s interest rate derivatives by approximately CHF 20.5 million (2022: CHF 18.2 million, 2021: CHF 20.7 million). Such a movement would be predominantly offset by gains or losses on interest expense.

Capital management and liquidity risk

Sunrise’s objectives in managing capital are to secure its ongoing financial needs, to continue as a going concern, to meet its financial targets, to provide returns to its shareholder and to maintain a cost efficient and risk-optimized capital structure.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Sunrise’s managed capital structure consists of equity (as disclosed in Note 19), current and non-current borrowings (see Note 22) less cash and cash equivalents.

In order to maintain this capital structure, Sunrise manages its liquidity to ensure its ability to service its borrowings.

Liquidity risk arises when there is difficulty in Sunrise meeting its financial obligations. In addition to cash and cash equivalents, the primary sources of liquidity are cash provided by operations and access to the available borrowing capacity of various debt facilities.

Sunrise uses budgeting and cash flow forecasting tools to ensure that there are sufficient resources to timely meet its liquidity requirements. Further, Sunrise also maintains a liquidity reserve to provide for unanticipated cash outflows. Cash flow forecasting is performed by the Sunrise treasury function. Rolling forecasts of Sunrise’s liquidity requirements are established on a regular basis to ensure sufficient cash is available to meet operational needs and to honor Sunrise’s obligations under its financing arrangements, including the maintenance of borrowing limits and covenant compliance.

The table below summarizes the maturity profile of Sunrise’s financial liabilities based on contractual undiscounted cash outflows (inflows). All interest payments and repayments of financial liabilities are based on contractual agreements. Interest payments are determined using zero-coupon rates. For floating rate instruments, the calculation is computed using the base rate and applicable margin prevailing as of December 31, 2023.

	December 31, 2023
	<1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total
	CHF in millions
Trade payables and other payables	386.4	60.0	15.0	—	461.4
Borrowings – notional	310.1	—	967.0	4,166.7	5,443.8
Borrowings – interest	333.0	283.1	797.4	204.0	1,617.5
Lease liabilities (undiscounted)	170.4	153.9	422.4	1,002.2	1,748.9
Derivatives	61.7	(7.9)	(214.6)	—	(160.8)

Undrawn borrowing facilities

As part of the senior facilities agreement Sunrise benefits from a multi-currency revolving credit facility with a total commitment equal to CHF 694.6 million (2022: 727.1 million, 2021: 766.1 million). Of this amount CHF 21.4 million (2022: CHF 22.7 million; 2021: CHF 23.9 million) is available as an ancillary facility. With the exception of CHF 21.4 million (2022: CHF 22.7 million; 2021: CHF 23.9 million) of borrowings under the ancillary facility, the UPC Revolving Facility was undrawn at each financial year end.

Credit risk

Credit risk arising from supplying telecommunications services is managed by assessing the credit quality of the customer, considering its financial position, past experience, payment history and other factors. Sunrise periodically assesses the financial reliability of its customers and their credit limits.

Sunrise is exposed to the risk that the counterparties to their derivative instruments and cash holdings will default on their obligations. In this regard, credit risk associated with derivative instruments is spread across a relatively broad counterparty base of banks and financial institutions. Collateral is generally not posted by either party under the derivative instruments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Concentrations of credit risk with respect to trade receivables and contract assets are limited due to the nature of Sunrise’s business with very low customer concentration.

At December 31, 2023, Sunrise’s exposure to counterparty credit risk included (i) derivative assets with an aggregate fair value of CHF 14.6 million, (ii) trade receivables of CHF 434.9 million and (iii) cash and cash equivalents and restricted cash of CHF 6.2 million.

Allowance for expected credit losses

The development of the allowance for expected credit losses of trade receivables for the indicated periods is set forth below:

	2023	2022	2021
	CHF in millions
Allowance at January 1	(22.2)	(22.7)	(23.7)
Provisions for impairment of trade receivables	(15.6)	(26.0)	(7.6)
Write-off of receivables	7.2	26.5	8.6

Allowance at December 31	(30.6)	(22.2)	(22.7)

The detailed aging of Sunrise’s trade receivables and the related allowance for expected credit losses is set forth below:

December 31, 2023 CHF in millions	Current (not due)	1-30 days (overdue)	31-60 days (overdue)	61-90 days (overdue)	91-120 days (overdue)	121-365 days (overdue)	Over 365 days (overdue)	Total
Trade receivables gross	227.2	42.2	22.4	10.1	9.7	66.4	—	378.0
Trade receivable gross - Aging %	60.1%	11.2%	5.9%	2.7%	2.6%	17.6%	—%	100.0%
Trade receivables - affiliates								(0.1)
Allowance for doubtful accounts	(0.8)	(0.6)	(2.1)	(1.4)	(1.1)	(24.6)	—	(30.6)
Allowance for doubtful accounts - Aging %	2.5%	1.8%	6.9%	4.4%	3.5%	80.8%	—%	100.0%
Trade receivables - Provision %	0.3%	1.3%	9.4%	13.4%	11.0%	37.2%	—%	8.1%
Unbilled revenue								43.6

Current trade receivables, net								390.9

Non-current trade receivables gross	44.0	—	—	—	—	—	—	44.0
Non-current trade receivables gross - Aging %	100.0%	—%	—%	—%	—%	—%	—%	100.0%

Non-current trade receivables, net								44.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2022 CHF in millions	Current (not due)	1-30 days (overdue)	31-60 days (overdue)	61-90 days (overdue)	91-120 days (overdue)	121-365 days (overdue)	Over 365 days (overdue)	Total
Trade receivables gross	229.5	78.1	14.8	7.2	10.9	21.9	0.1	362.5
Trade receivable gross - Aging %	63.3%	21.5%	4.1%	2.0%	3.0%	6.0%	—%	100.0%
Trade receivables - affiliates								—
Allowance for doubtful accounts	(0.1)	(0.8)	(0.9)	(0.7)	(5.1)	(14.6)	—	(22.2)
Allowance for doubtful accounts - Aging %	0.6%	3.5%	3.9%	3.2%	23.0%	65.7%	—%	100.0%
Trade receivables - Provision %	0.1%	1.0%	5.9%	10.0%	46.8%	66.5%	—%	6.1%
Unbilled revenue								49.5

Current trade receivables, net								389.8

Non-current trade receivables gross	27.5	—	—	—	—	—	—	27.5
Non-current trade receivables gross - Aging %	100.0%	—%	—%	—%	—%	—%	—%	100.0%

Non-current trade receivables, net								27.5

December 31, 2021 CHF in millions	Current (not due)	1-30 days (overdue)	31-60 days (overdue)	61-90 days (overdue)	91-120 days (overdue)	121-365 days (overdue)	Over 365 days (overdue)	Total
Trade receivables gross	290.5	33.0	10.6	5.0	3.4	29.1	—	371.6
Trade receivable gross - Aging %	78.2%	8.9%	2.9%	1.3%	0.9%	7.8%	—%	100.0%
Trade receivables - affiliates								0.5
Allowance for doubtful accounts	(0.7)	(0.5)	(1.0)	(1.2)	(1.6)	(17.7)	—	(22.7)
Allowance for doubtful accounts - Aging %	3.1%	2.2%	4.4%	5.3%	7.0%	78.0%	—%	100.0%
Trade receivables - Provision %	0.2%	1.5%	9.4%	24.0%	47.1%	60.8%	—%	6.1%
Unbilled revenue								74.1

Current trade receivables, net								423.5

Non-current trade receivables gross	58.0	—	—	—	—	—	—	57.8
Non-current trade receivables gross - Aging %	100.0%	—%	—%	—%	—%	—%	—%	100.0%

Non-current trade receivables, net								57.8

Trade receivables are non-interest bearing and are generally collected within one year.

When a trade receivable is determined to be uncollectible, it is written off against the allowance account. The allowance for expected credit losses of trade receivables is included within other operating items in the consolidated statements of income or loss.

Fair value estimation

The fair value of Sunrise’s debt instruments are generally determined using the average of applicable bid and ask prices. The fair value of financial instruments that are not traded in an active market is determined by using

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

valuation techniques. These valuation techniques maximize the use of observable market data where available and rely as little as possible on entity-specific estimates. If all significant inputs required to calculate the fair value of an instrument are observable, the instrument is included in Level 2.

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, Sunrise determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between the different hierarchy levels in 2023, 2022 and 2021.

The fair values of financial assets and financial liabilities are summarized in the following table. Not included therein are certain financial assets and liabilities whose carrying amount corresponds to a reasonable estimation of their fair value, measured at amortized cost. These include cash and cash equivalents, trade receivables, accrued liabilities, lease liabilities and trade payables, as well as other receivables and liabilities whose carrying amount corresponds to a reasonable estimation of their fair value.

		2023		2022		2021
	Fair value level	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
		CHF in millions
Current assets carried at FVTPL
Derivative financial instruments	II	237.0	237.0	220.2	220.2	158.1	158.1
Non-current assets carried at FVTPL
Derivative financial instruments	II	90.6	90.6	389.5	389.5	105.2	105.2
Non-current assets carried at amortized cost
Related party long-term receivables	II	202.5	202.5	140.1	140.1	2.9	2.9

Total financial assets		530.1	530.1	749.8	749.8	266.2	266.2

Current liabilities carried at FVTPL
Derivative financial instruments	II	179.7	179.7	201.4	201.4	137.0	137.0
Current liabilities carried at amortized cost
Vendor financing	II	310.1	310.1	257.6	257.6	275.8	275.8
Accrued interest	II	60.4	60.4	74.8	74.8	80.5	80.5
Non-current liabilities carried at FVTPL
Derivative financial instruments	II	755.1	755.1	392.8	392.8	430.3	430.3
Non-current liabilities carried at amortized cost
Third-party debt	I	5,115.6	4,944.4	5,556.9	5,167.1	6,535.2	6,676.1
Related party long-term payables	II	51.2	51.2	52.8	52.8	(9.2)	(9.2)

Total financial liabilities		6,472.1	6,300.9	6,536.3	6,146.5	7,449.6	7,590.5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of movements in liabilities to cash flows from financing activities

	Debt and accrued interest	Derivative (assets)/ liabilities	Lease liabilities	Total
	CHF in millions
Balance as of January 1, 2023	5,942.1	(15.5)	1,347.9	7,274.5
Cash flows from financing activities:
Interest paid	(364.1)	—	(58.4)	(422.5)
Borrowings of debt	—	—	—	—
Vendor financing additions	271.2	—	—	271.2
Repayments of debt and lease liabilities	—	—	(107.6)	(107.6)
Principal payments on operating-related vendor financing	(171.8)	—	—	(171.8)
Principal payments on capital-related vendor financing	(124.8)	—	—	(124.8)
Payment of financing costs and debt premiums	0.1	—	—	0.1
Net cash received related to derivative instruments	—	117.1	—	117.1

Total cash flows from financing activities	(389.4)	117.1	(166.0)	(438.3)
Realized and unrealized (gains) losses on derivative instruments, net	—	524.4	—	524.4
Interest accruals	358.7	—	67.9	426.6
Assets acquired under leases	—	—	56.2	56.2
Assets acquired under capital-related vendor financing arrangements, including VAT	77.6	—	—	77.6
Effect of changes in foreign exchange rates	(453.4)	(13.3)	—	(466.7)
Other related party charges	1.7	—	—	1.7
Other changes	0.1	(5.4)	(48.4)	(53.7)

Balance as of December 31, 2023	5,537.3	607.3	1,257.6	7,402.2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Debt and accrued interest	Derivative (assets)/ liabilities	Lease liabilities	Total
	CHF in millions
Balance as of January 1, 2022	6,882.3	304.0	1,120.1	8,306.4
Cash flows from financing activities:
Interest paid	(267.6)	—	(61.6)	(329.2)
Borrowings of debt	—	—	—	—
Vendor financing additions	148.2	—	—	148.2
Repayments of debt and lease liabilities	(899.4)	—	(112.4)	(1,011.8)
Principal payments on operating-related vendor financing	(198.2)	—	—	(198.2)
Principal payments on capital-related vendor financing	(86.3)	—	—	(86.3)
Payment of financing costs and debt premiums	(26.3)	—	—	(26.3)
Net cash received related to derivative instruments	—	(4.9)	—	(4.9)
Related-party payments	(149.2)	—	—	(149.2)

Total cash flows from financing activities	(1,478.8)	(4.9)	(174.0)	(1,657.7)
Losses on debt extinguishment	(2.8)	—	—	(2.8)
Realized and unrealized (gains) losses on derivative instruments, net	—	(348.4)	—	(348.4)
Interest accruals	272.8	—	65.3	338.1
Assets acquired under leases	—	—	343.9	343.9
Assets acquired under capital-related vendor financing arrangements, including VAT	117.5	—	—	117.5
Effect of changes in foreign exchange rates	(47.8)	(1.2)	—	(49.0)
Other related party charges	205.7	—	—	205.7
Other changes	(6.8)	35.0	(7.4)	20.8

Balance as of December 31, 2022	5,942.1	(15.5)	1,347.9	7,274.5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Debt and accrued interest	Derivative (assets)/ liabilities	Lease liabilities	Total
	CHF in millions
Balance as of January 1, 2021	6,981.6	349.6	1,127.7	8,458.9
Cash flows from financing activities:
Interest paid	(235.5)	—	(62.5)	(298.0)
Acquisition of shares from NCI	—	—	—	—
Borrowings of debt	1,189.8	—	—	1,189.8
Vendor financing additions	205.5	—	—	205.5
Repayments of debt and lease liabilities	(1,213.7)	—	(88.3)	(1,302.0)
Principal payments on operating-related vendor financing	(138.6)	—	—	(138.6)
Principal payments on capital-related vendor financing	(309.2)	—	—	(309.2)
Payment of financing costs and debt premiums	(16.3)	—	—	(16.3)
Net cash received related to derivative instruments	—	158.7	—	158.7
Related-party payments	(366.4)	—	—	(366.4)

Total cash flows from financing activities	(884.4)	158.7	(150.8)	(876.5)
Losses on debt extinguishment	82.5	—	—	82.5
Realized and unrealized (gains) losses on derivative instruments, net	—	(209.6)	—	(209.6)
Interest accruals	265.6	—	62.6	328.2
Assets acquired under leases	—	—	121.8	121.8
Assets acquired under capital-related vendor financing arrangements, including VAT	229.2	—	—	229.2
Effect of changes in foreign exchange rates	(16.5)	5.5	—	(11.0)
Other related party charges	218.1	—	—	218.1
Other changes	6.2	(0.2)	(41.2)	(35.2)

Balance as of December 31, 2021	6,882.3	304.0	1,120.1	8,306.4

24. INVESTMENTS

The details of investments are set forth below:

	2023	2022	2021
	CHF in millions
Balance at January 1	55.9	20.7	20.9
Additions	—	35.8	—
Share of net results	(0.3)	2.2	2.8
Dividends	(3.1)	(2.8)	(3.0)

Balance at December 31	52.5	55.9	20.7

In June 2022, Sunrise acquired a 20% interest in CH Media TV AG, which is accounted for using the equity method in these consolidated statements of financial position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

25. RELATED PARTY TRANSACTIONS

The following table provides details of related party transactions:

	December 31
	2023	2022	2021
	CHF in millions
Credits (charges) included in:
Revenue	4.6	2.9	1.5
Direct costs	(2.3)	(5.6)	(5.4)
Personnel expenses	(18.6)	(23.0)	(35.3)
Other operating expenses	(118.1)	(183.3)	(183.5)

Included in operating income (loss)	(134.4)	(209.0)	(222.7)
Finance expense	(1.7)	—	(7.7)
Finance income	2.1	1.1	0.1

Included in net income (loss)	(134.0)	(207.9)	(230.3)

Property and equipment transfers in, net	23.7	4.9	9.7

Sunrise charges fees and allocates costs and expenses to certain other LG subsidiaries and vice versa, as further described below.

Although we believe that the related-party charges and allocations described below are reasonable, no assurance can be given that the related-party costs and expenses reflected in our consolidated statements of operations are reflective of the costs that we would incur on a standalone basis.

Revenue

Amounts primarily relate to interconnect services provided to certain subsidiaries of LG, for which the amount of the charges or allocations are based upon commercially negotiated rates.

Direct costs

Amounts primarily relate to certain cash settled charges from other LG subsidiaries and affiliates to Sunrise for programming-related and interconnect services, which are allocated based on commercially negotiated rates.

Personnel expenses

Amounts are allocated to Sunrise by other LG subsidiaries and represent share-based compensation expenses associated with the LG share-based incentive awards held by certain employees of Sunrise, which are allocated based on Sunrise’s share of costs without any additional mark-ups.

Other operating expense

Amounts primarily include charges from other LG subsidiaries for network and software-related services, maintenance, hosting and other items, which are allocated on Sunrise’s share of costs with or without any additional mark-ups depending on the services provided.

Additionally, Sunrise receives services from LG’s corporate departments under the terms of a general service agreement. These services are allocated from LG to Sunrise based on Sunrise’s share of costs with an additional mark-up.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Interest expense

Amounts primarily relate to interest accrued on a related party loan with a subsidiary of Liberty Global. Interest expense is accrued and included in other non-current liabilities during the year, and then added to the related party loan balance at the end of the year.

Interest income

Amounts primarily include interest accrued on a related party loan with a subsidiary of LG. Interest income is accrued and included in long-term interest receivable during the year, and then added to the receivable balance at the beginning of the following year.

Property and equipment additions, net

These amounts, which are generally cash settled, include the net carrying values of (i) construction in progress, including certain capitalized labor, transferred to or acquired from other LG subsidiaries, (ii) CPE acquired from other LG subsidiaries outside of Sunrise, which centrally procure equipment on behalf of Sunrise and various other LG subsidiaries, (iii) the value of certain internally developed software technology acquired from other LG subsidiaries and (iv) used CPE and network-related equipment acquired from or transferred to other LG subsidiaries outside of Sunrise.

The following table provides details of Sunrises related-party balances:

	December 31
	2023	2022	2021
	CHF in millions
Current receivables (a)	6.1	7.7	8.3
Long-term note receivables (b)	202.5	140.2	2.9

	208.6	147.9	11.2

Accounts payable	14.5	—	17.3
Accrued other liabilities	38.8	66.9	58.0
Non-current related party loan (c)	51.2	52.8	(9.2)
Other non-current liabilities	1.8	2.1	4.9

	106.3	121.8	71.0

(a)	These receivables are non-interest bearing, may be cash or loan settled and are included within trade receivables, net and other current assets.
(b)	Sunrise has a related party loan receivable with a subsidiary of LG. The related party loan bears interest at a rate of 5.62% and matures on June 30, 2030.
(c)

Sunrise has a related party loan payable with a subsidiary of LG. The related party loan payable bears interest at a rate of 3.19% and matures on June 30, 2030. Accrued interest on the loan is transferred to the payable balance at the beginning of each year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

26. BUSINESS COMBINATIONS

On January 13, 2023, Sunrise acquired all outstanding shares of the telco business of the Elektra Baselland Telecom (“EBLT”) cooperative.

Fair value recognized on acquisition (CHF in millions)
Assets:
Cash and cash equivalents	5.2
Accounts receivable	3.6
Other receivables	0.6
Inventories	0.1
Accrued income	0.3
Property, plant and equipment	73.7
Intangible assets	8.1

91.6

Liabilities:
Accounts payable	(2.6)
Other current liabilities	(0.9)
Accrued liabilities	(0.7)
Deferred tax liabilities	(3.5)

(7.7)

Total identifiable net assets at fair value	83.9

Goodwill arising on acquisition	6.4

Total consideration transferred	90.3

Cash acquired with the subsidiary	(5.2)

Net cash paid for acquisition	85.1

Since the date of acquisition, EBLT has been fully integrated and therefore contributed to the continuing operations of Sunrise.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

27. SUBSIDIARIES AND ASSOCIATES

The following table lists the principal legal entities which are included in the consolidated financial statements:

Company name	Operating purpose	Registered office	Currency	December 31, 2023 capital and voting rights share in %	December 31, 2022 capital and voting rights share in %	December 31, 2021 capital and voting rights share in %	Share capital in thousands
CH Media TV AG 3)	Media	Switzerland	CHF	20	20	—	1,000
ello communications S.A.	Telecommunications	Switzerland	CHF	60	60	60	1,000
ITV Betriebsgesellschaft GmbH 3)	Telecommunications	Switzerland	CHF	50	50	50	20
Liberty Global Swiss Services GmbH 2)	Telecommunications	Austria	EUR	—	—	100	35
Mobile Challenger Intermediate Group S.A. 2)	Holding	Luxembourg	CHF	—	—	100	1,346
Naxoo SA 3)	Telecommunications	Switzerland	CHF	49	49	49	4,500
NewCo I B.V. 4)	Holding	Netherlands	EUR	—	100	100	100
NewCo Financing Partnership 5)	Telecommunications	United States	USD	—	100	100	—
REGIONALE GEMEINSCHAFTSANTENNEN-ANLAGE SPIEZ AG REGAS 3)	Telecommunications	Switzerland	CHF	30	30	30	300
Sitel S.A.	Telecommunications	Switzerland	CHF	67	67	67	20,850
Sunrise Communications Holdings S.A. 2)	Telecommunications	Luxembourg	CHF	—	100	100	100
Sunrise Financing Partnership	Holding	United States	USD	100	100	100	—
Sunrise FinCo I B.V.	Holding	Netherlands	EUR	100	100	100	102
Sunrise FinCo II B.V.	Holding	Netherlands	EUR	100	100	100	180
Sunrise GmbH	Telecommunications	Switzerland	CHF	100	100	100	2,000
Sunrise HoldCo I B.V.	Holding	Netherlands	EUR	100	100	100	10,008
Sunrise HoldCo II B.V.	Holding	Netherlands	EUR	100	100	100	18,013
Sunrise HoldCo III B.V.	Holding	Netherlands	EUR	100	100	100	214
Sunrise HoldCo IV B.V.1)	Holding	Netherlands	EUR	100	100	100	210
Sunrise Portugal S.A.	Telecommunications	Portugal	EUR	100	100	100	150
Swiss Open Fiber AG	Telecommunications	Switzerland	CHF	100	100	100	100
TELDAS GmbH 3)	Telecommunications	Switzerland	CHF	23	23	23	100
Télédistal S.A.	Telecommunications	Switzerland	CHF	39	39	39	600
Télévaux S.A.	Telecommunications	Switzerland	CHF	80	80	80	700

1)	Directly held in 2023, 2022 and 2021. All other entities are indirect subsidiaries of Liberty Global Europe Financing B.V.
2)	Company was liquidated in 2022
3)	Investment is accounted for using the equity method
4)	Company was liquidated in 2023
5)	Merged with Sunrise HoldCo I B.V.

28. EVENTS AFTER THE BALANCE SHEET DATE

On December 8, 2017, Sunrise GmbH, formerly known as UPC Schweiz GmbH, entered into a mobile virtual network operator (“MVNO”) agreement with Swisscom (Schweiz) AG (“Swisscom”), as subsequently amended (the ‘Swisscom MVNO’), for the provision of mobile network services to certain of Sunrise GmbH’s end customers. In January 2023, Swisscom filed a formal lawsuit against Sunrise GmbH, asserting that it is in breach of the Swisscom MVNO and claiming approximately CHF 90 million in damages. In April 2024, we agreed with Swisscom to resolve the matter, to terms of which are not material to us and, as a result, the lawsuit against Sunrise GmbH has been withdrawn.

Sunrise has evaluated material subsequent events through May 23, 2024, the date at which the consolidated financial statements were available to be issued, and determined there are no other events to report.

LIBERTY GLOBAL EUROPE FINANCING B.V.

SCHEDULE I

CONDENSED STATEMENTS OF INCOME OR LOSS

(Parent Company Only)

	Year ended December 31,
	2023		2022		2021
	in millions
Revenue	CHF	—	CHF	—	CHF	—
Operating expenses		—		—		—

Operating income		—		—		—

Financial income		3.9		3.4		6.5
Financial expenses		(1.4)		(0.8)		(3.0)

Income before equity in income (loss) of consolidated subsidiaries, net		2.5		2.6		3.5
Equity in income (loss) of consolidated subsidiaries, net		(318.6)		77.9		(75.3)

Net income (loss)	CHF	(316.1)	CHF	80.5	CHF	(71.8)

LIBERTY GLOBAL EUROPE FINANCING B.V.

SCHEDULE I

CONDENSED STATEMENTS OF FINANCIAL POSITION

(Parent Company Only)

	December 31,						January 1, 2021
	2023		2022		2021
	in millions
ASSETS
Current assets:
Cash and cash equivalents	CHF	—	CHF	—	CHF	—	CHF	0.8
Total current assets		—		—		—		0.8
Investments		3,502.2		3,975.9		2,987.3		3,098.8
Other non-current assets		200.9		139.1		130.7		73.2

Total assets	CHF	3,703.1	CHF	4,115.0	CHF	3,118.0	CHF	3,172.8

LIABILITIES AND EQUITY
Liabilities:
Financial liabilities	CHF	147.9	CHF	84.7	CHF	76.4	CHF	20.6
Other non-current liabilities		0.4		0.1		—		0.2

Total liabilities		148.3		84.8		76.4		20.8

Equity:
Contributions in excess of distributions and accumulated losses		3,796.0		4,153.6		3,118.4		3,173.1
Other reserves		(241.2)		(123.4)		(76.8)		(21.1)

Equity attributable to parent		3,554.8		4,030.2		3,041.6		3,152.0
Non-controlling interests		—		—		—		—

Total equity		3,554.8		4,030.2		3,041.6		3,152.0

Total liabilities and equity	CHF	3,703.1	CHF	4,115.0	CHF	3,118.0	CHF	3,172.8

LIBERTY GLOBAL EUROPE FINANCING B.V.

SCHEDULE I

CONDENSED STATEMENTS OF CASH FLOWS

(Parent Company Only)

	Year ended December 31,
	2023		2022		2021
	in millions
Cash flows from operating activities:
Net income (loss)	CHF	(316.1)	CHF	80.5	CHF	(71.8)
Equity in loss (income) of consolidated subsidiaries, net		318.6		(77.9)		75.3
Financial income		(3.9)		(3.4)		(6.5)
Financial expenses		1.4		0.8		3.0
Changes in operating assets and liabilities and other		0.2		0.1		(0.2)

Net cash provided (used) by operating activities		0.2		0.1		(0.2)

Cash flows from investing activities:
Net advances from related parties		119.7		450.7		393.4
Capital contribution to subsidiary		—		(955.8)		—

Net cash provided (used) by investing activities		119.7		(505.1)		393.4

Cash flows from financing activities:
Related-party payments		(119.9)		(450.8)		(394.0)
Capital contribution from parent		—		955.8		—

Net cash provided (used) by financing activities		(119.9)		505.0		(394.0)

Net increase (decrease) in cash and cash equivalents		—		—		(0.8)
Cash and cash equivalents at the beginning of year		—		—		0.8
Effect of exchange rate changes on cash		—		—		—

Cash and cash equivalents at the end of year	CHF	—	CHF	—	CHF	—

ANNEX G – UNAUDITED INTERIM FINANCIAL STATEMENTS OF SUNRISE

ANNEX G

Sunrise HoldCo V B.V.

(Formerly Liberty Global Europe Financing B.V.)

Consolidated Interim Financial Statements

As of June 30, 2024 and December 31, 2023 and

for the six months ended June 30, 2024 and 2023

Sunrise HoldCo V B.V.

Consolidated Statements of Income or Loss (Unaudited)

	Note	Six months ended June 30
in CHF millions		2024	2023
Revenue	5	1,484.3	1,480.7
Direct costs		(396.9)	(394.0)
Personnel expenses		(211.1)	(224.9)
Other operating income and capitalized labor	6	32.1	52.2
Other operating expenses	6	(326.6)	(354.0)
Depreciation of right-of-use assets		(66.0)	(64.0)
Depreciation and amortization		(465.1)	(487.6)

Operating income (loss)		50.7	8.4

Financial income	11	368.6	153.1
Financial expenses	11	(611.9)	(328.5)
Share of gains (losses) of equity method investments		(0.3)	1.0

Income (loss) before taxes		(192.9)	(166.0)

Income tax (expense) benefit		(8.0)	31.3

Net income (loss)		(200.9)	(134.7)

Attributable to:
Sunrise HoldCo V B.V. shareholders		(202.8)	(136.6)
Non-controlling interest		1.9	1.9
Earnings (loss) per share
Basic and diluted earnings (loss) per share (in CHF millions)		(1.05)	(0.70)

The accompanying notes are an integral part of these consolidated interim financial statements.

Sunrise HoldCo V B.V.

Consolidated Statements of Comprehensive Income or Loss (Unaudited)

	Note	Six months ended June 30
in CHF millions		2024	2023
Net income (loss)		(200.9)	(134.7)
Other comprehensive income (loss), net of taxes:
Items that are or may be reclassified to the statement of income or loss:
Foreign currency translation adjustments		46.8	(8.5)
Items that will not be reclassified to the statement of income or loss:
Pension-relation adjustments		1.4	(3.2)

Other comprehensive income (loss), net of taxes		48.2	(11.7)

Attributable to:
Liberty Global shareholders		48.2	(11.8)
Non-controlling interest		—	0.1

Total comprehensive income (loss), net of taxes		(152.7)	(146.4)

Attributable to:
Liberty Global shareholders		(154.6)	(148.4)
Non-controlling interest		1.9	2.0

The accompanying notes are an integral part of these consolidated interim financial statements.

Sunrise HoldCo V B.V.

Consolidated Statements of Financial Position (Unaudited)

	Note	June 30	December 31
in CHF millions		2024	2023
ASSETS
Current assets:
Cash and cash equivalents		9.0	4.8
Trade receivables		393.4	390.9
Financial assets	12	259.8	237.0
Tax receivables		—	2.4
Other current assets	8	311.1	376.0

Total current assets		973.3	1,011.1

Non-current assets:
Property, plant and equipment		2,282.2	2,295.7
Goodwill		6,012.7	6,012.7
Intangible assets		1,337.7	1,529.9
Right-of-use assets		1,217.9	1,294.2
Financial assets	12	335.9	293.1
Investments		52.9	55.6
Other non-current assets	8	140.3	116.4

Total non-current assets		11,379.6	11,597.6

Total assets		12,352.9	12,608.7

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Accounts payable		242.9	281.4
Lease liabilities		163.7	170.4
Financial liabilities	12	555.6	550.2
Provisions		12.7	52.8
Tax liabilities		39.4	15.9
Other current liabilities	8	611.4	582.8

Total current liabilities		1,625.7	1,653.5
Non-current liabilities:
Lease liabilities		1,020.0	1,087.3
Financial liabilities	12	5,997.5	5,921.9
Provisions		64.7	64.1
Defined benefit obligations		1.5	8.4
Deferred tax liabilities		186.3	206.7
Other non-current liabilities	8	67.4	89.8

Total non-current liabilities		7,337.4	7,378.2

Total liabilities		8,963.1	9,031.7

Equity
Ordinary share capital		—	—
Contributions in excess of distributions and accumulated losses		3,558.7	3,796.0
Other reserves		(193.0)	(241.2)

Equity attributable to parent		3,365.7	3,554.8
Non-controlling interests		24.1	22.2

Total equity		3,389.8	3,577.0

Total liabilities and equity		12,352.9	12,608.7

The accompanying notes are an integral part of these consolidated interim financial statements.

Sunrise HoldCo V B.V.

Consolidated Statements of Changes in Equity (Unaudited)

in CHF millions	Note	Ordinary share capital	Contributions in excess of distributions and accumulated losses	Currency translation reserve	Actuarial gains/(losses) from defined benefit plans, net of taxes	Total equity attributable to parent	Non-controlling interests	Total equity
Balance at January 1, 2023		—	4,153.6	(155.3)	31.9	4,030.2	19.3	4,049.5
Net income (loss)		—	(136.6)	—	—	(136.6)	1.9	(134.7)
Other comprehensive income (loss), net of taxes		—	—	(8.5)	(3.3)	(11.8)	0.1	(11.7)

Total comprehensive income		—	(136.6)	(8.5)	(3.3)	(148.4)	2.0	(146.4)
Share-based compensation		—	11.9	—	—	11.9	—	11.9
Capital contributions (distributions)		—	(47.8)	—	—	(47.8)	(0.8)	(48.6)

Balance at June 30, 2023		—	3,981.1	(163.8)	28.6	3,845.9	20.5	3,866.4

Balance at January 1, 2024		—	3,796.0	(250.3)	9.1	3,554.8	22.2	3,577.0
Net income (loss)		—	(202.8)	—	—	(202.8)	1.9	(200.9)
Other comprehensive income (loss), net of taxes		—	—	46.8	1.4	48.2	—	48.2

Total comprehensive income (loss)		—	(202.8)	46.8	1.4	(154.6)	1.9	(152.7)
Share-based compensation		—	9.6	—	—	9.6	—	9.6
Capital contributions (distributions)		—	(44.1)	—	—	(44.1)	—	(44.1)

Balance at June 30, 2024		—	3,558.7	(203.5)	10.5	3,365.7	24.1	3,389.8

The accompanying notes are an integral part of these consolidated interim financial statements.

Sunrise HoldCo V B.V.

Consolidated Statements of Cash Flows (Unaudited)

	Note	Six months ended June 30
in CHF millions		2024	2023
Cash flows from operating activities:
Net income (loss)		(200.9)	(134.7)
Income tax expense (benefit)		8.0	(31.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation expense		10.0	12.2
Depreciation of RoU assets		66.0	64.0
Depreciation of PP&E and amortization of intangibles		465.1	487.6
Restructuring and other operating items		14.0	24.1
Financial income		(368.6)	(153.1)
Financial expenses		611.9	328.5
Interest received		0.7	0.4
Taxes paid		(1.2)	(0.6)
Changes in operating assets and liabilities and other		(53.8)	73.7

Net cash provided by operating activities		551.2	670.8

Cash flows from investing activities:
Capital expenditures		(245.7)	(209.5)
Cash paid in connection with acquisitions, net of cash acquired		—	(69.3)
Acquisition of equity-accounted investees		(0.6)	—
Net advances to related parties		(101.4)	(113.2)
Cash paid for other investing activities		(7.6)	(0.6)

Net cash used in investing activities		(355.3)	(392.6)

Cash flows from financing activities:
Interest paid		(217.6)	(214.5)
Vendor financing additions		137.9	116.8
Principal payments on vendor financing		(162.8)	(171.4)
Payment of lease liabilities		(42.6)	(29.6)
Net cash received for interest related derivative instruments		92.3	89.1
Net cash paid for principal related derivative instruments		—	(57.4)
Related-party payments		0.7	—
Cash received (paid) for other financing activities		—	(0.7)

Net cash used in financing activities		(192.1)	(267.7)

Net increase (decrease) in cash and cash equivalents:		3.8	10.5
Cash and cash equivalents at the beginning of year		4.8	2.3
Effect of exchange rate changes on cash		0.4	1.2

Cash and cash equivalents at the end of the period		9.0	14.0

The accompanying notes are an integral part of these consolidated interim financial statements.

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. GENERAL INFORMATION

On July 01, 2024, the name of the company was changed from Liberty Global Europe Financing B.V. to Sunrise HoldCo V B.V.

Sunrise HoldCo V B.V. is a private company incorporated, domiciled and registered in the Netherlands. The registered offices of Sunrise HoldCo V B.V. are located at Schiphol-Rijk, Boeing Avenue 53, 1119PE, Netherlands.

These consolidated interim financial statements as of June 30, 2024 and December 31, 2023 and for the six months ended June 30, 2024 and 2023 comprise Sunrise HoldCo V B.V. and its subsidiaries (collectively referred to ‘Sunrise’).

Sunrise’s principal operating company, Sunrise GmbH, is a full-range telecommunications provider in Switzerland, offering mobile voice and data, landline services (retail and wholesale voice, business and integration services), video, and landline internet including Internet Protocol Television (‘IPTV’) services to both residential and business customers as well as to other operators. Sunrise has its own national backbone landline and IP network as well as its own mobile network based on 4G and 5G technologies. In connection with the services it provides, Sunrise also resells handsets manufactured by third party suppliers.

These consolidated interim financial statements have been approved and authorized by the Executors for issuance on August 23, 2024 in accordance with a resolution of Sunrise’s Executors.

2. BASIS OF PREPARATION

These condensed consolidated interim financial statements for the six-months ended June 30, 2024 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with Sunrise’s last annual consolidated financial statements as at and for the year ended December 31, 2023 (‘last annual financial statements’). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Accounting Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Sunrise’s financial position and performance since the last annual financial statements.

In preparing these consolidated interim financial statements, management has made judgements and estimates about the future, that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expense. Actual results may differ from these estimates. The significant judgements made by management in applying Sunrise’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

The following table summarizes the principal exchange rates used by Sunrise (shown against CHF):

	June 30	December 31	June 30
	2024	2023	2023
Spot rates:
Euro	1.0385	1.077	1.0236
US Dollar	1.1129	1.1916	1.1176

	Six months ended June 30
	2024	2023
Average rates:
Euro	1.0404	1.0147
US Dollar	1.1249	1.0967

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

3. MATERIAL ACCOUNTING POLICIES

These consolidated interim financial statements were prepared in accordance with the accounting policies described in the last annual financial statements and the amendments effective as of January 1, 2024 which are described below. Sunrise has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Several amendments apply for the first time in 2024, which did not have a material impact on the consolidated interim financial statements of Sunrise.

Standard	Name	Effective from
Amendments to IFRS 16	Lease liability in a sale and leaseback transaction	1 January 2024

Amendments to IAS 1	Classifying liabilities as current or non-current	1 January 2024

Amendments to IAS 1	Classifying non-current liabilities with covenants	1 January 2024

Amendments to IAS 7	Supplier finance arrangements	1 January 2024

4. SEGMENT REPORTING

For management purposes, Sunrise is organized into business units which reflect the different customer groups to which Sunrise provides its telecommunications products and services and has the following three operating segments, which are its reportable segments:

•	Residential customers

•	Business customers & Wholesale

•	Infrastructure & Support functions

The CEO and CFO assume the role of the Chief Operating Decision Maker (‘CODM’) and monitor the operating results of the segments Residential customers, Business customers & Wholesale and Infrastructure & Support functions separately for the purpose of making decisions about resource allocation and performance assessment.

Each of these segments engages in their particular business activity which is described below:

•

Residential customers: provides fixed-line and mobile services to residential end customers as well as sales of handsets. Sunrise focuses on selling its products in the Swiss telecommunications market by marketing bundled offers in fixed/internet, mobile and IPTV.

•

Business customers & Wholesale: provides a full range of products and services, from fixed-line and mobile communications to internet and data services as well as integration services to different business areas: small office and home office, small and medium-size managed enterprises and large corporate clients. The wholesale product portfolio covers voice, data, internet and infrastructure services such as carrier and roaming services, which are marketed to business customers.

•	Infrastructure & Support functions: activities comprise support units such as network, IT and operations (customer care) as well as staff functions like finance, human resources and strategy.

Performance is measured based on Adjusted EBITDAaL as included in the internal financial reports reviewed by the CODM. This is considered an adequate measure of the operating performance of the segments reported to the CODM for the purposes of resource allocation and performance assessment. Assets and liabilities are not

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

allocated to operating segments in the management reports reviewed by the CODM, as the review focuses on adjusted EBITDAaL. Sunrise’s finance income, finance expenses and income tax expenses are reviewed on a total level, and therefore not allocated to operating segments.

Segment information

	Six months ended June 30, 2024
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Total revenue	1,080.3	401.8	2.2	1,484.3
Direct costs	(241.0)	(144.9)	(11.0)	(396.9)
Indirect costs[1]	(204.6)	(55.9)	(221.2)	(481.7)
Lease expense[2]	(25.7)	(5.7)	(68.4)	(99.8)

Adj. EBITDA after lease expense (EBITDAaL)	609.0	195.3	(298.4)	505.9
Depreciation and amortization of property, plant and equipment and intangible assets	(465.1)
Share-based compensation, restructuring & other	(23.9)
Finance income/(expense)[3]	(209.8)
Income tax expense	(8.0)

Net income (loss)	(200.9)

	Six months ended June 30, 2023
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Total revenue	1,104.1	375.1	1.5	1,480.7
Direct costs	(254.4)	(128.6)	(11.0)	(394.0)
Indirect costs[1]	(210.2)	(59.1)	(221.1)	(490.4)
Lease expense[2]	(25.2)	(5.6)	(67.4)	(98.2)

Adj. EBITDA after lease expense (EBITDAaL)	614.3	181.8	(298.0)	498.1
Depreciation and amortization of property, plant and equipment and intangible assets	(487.6)
Share-based compensation, restructuring & other	(36.3)
Finance income/(expense)[3]	(140.2)
Income tax benefit	31.3

Net income (loss)	(134.7)

[1]	Excludes expenses for share-based compensation, restructuring and other.
[2]	Contains depreciation and interest expenses for leases arrangements under IFRS 16. Excludes expenses for short-term leases, which are reported in line “indirect cost”.
[3]	Excludes interest expenses for leases, which are included in line “lease expense”.

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

5. REVENUE FROM CUSTOMERS

Revenue by major category and reportable segment is set forth below:

	Six months ended June 30, 2024
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Fixed	510.1	233.1	—	743.2
Subscription	502.3	142.2	—	644.5
Non-subscription and hardware	7.8	90.9	—	98.7
Mobile	505.8	167.2	—	673.0
Subscription	416.2	131.3	—	547.5
Non-subscription and hardware	89.6	35.9	—	125.5
Other	64.4	1.5	2.2	68.1

Total	1,080.3	401.8	2.2	1,484.3

	Six months ended June 30, 2023
	Residential customers	Business customers & Wholesale	Infrastructure & Support functions	Total
	CHF in millions
Fixed	529.4	211.1	—	740.5
Subscription	522.0	135.0	—	657.0
Non-subscription and hardware	7.4	76.1	—	83.5
Mobile	509.0	161.8	—	670.8
Subscription	414.8	124.3	—	539.1
Non-subscription and hardware	94.2	37.5	—	131.7
Other	65.7	2.2	1.5	69.4

Total	1,104.1	375.1	1.5	1,480.7

Subscription revenue

Sunrise recognizes service revenue from mobile and fixed services over the contractual period. Installation or activation fees related to the services provided are deferred as contract liabilities and recognized over the contractual period. Revenue from the sale of prepaid services is deferred and recognized at the time of use. Discounts that can be allocated to service revenues are evenly distributed over the minimum contract binding period.

Mobile subscriptions have no contract term beyond a 60-day notice period, whereas residential services require a minimum contract duration of 12 months. For contracts combined with a promotion, the typical minimum contract term is 24 months. For B2B service contracts, the contract term is typically between one to five years.

Non-subscription and hardware

Non-subscription revenues include mainly interconnect services, which are recognized over the contractual period. Revenue from hardware sales is recognized at point-in-time upon delivery.

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

Other

Revenue from sales of build-to-suit network sites is recognized at point-in-time when the sites are available for use and legal ownership is transferred. Net collectible fees earned from early termination of contracts are recognized when collected. Other revenue further includes revenue from subleases and is recognized over time.

6. OTHER OPERATING INCOME AND EXPENSES

	Six months ended June 30
	2024	2023
	CHF in millions
Marketing & Commissions	(92.4)	(95.9)
Network related costs	(75.7)	(83.8)
Professional Services	(41.2)	(63.5)
Facility & Energy	(35.3)	(26.1)
IT expenses	(32.8)	(27.0)
Administration	(18.0)	(18.7)
Call center services	(16.2)	(20.0)
Allowance for receivables	(14.9)	(5.4)
Other expenses	(0.1)	(13.6)

Total other operating expenses	(326.6)	(354.0)
Capitalized labor as non-current assets	29.7	31.4
Other income	2.4	20.8

Total other operating income and capitalized labor	32.1	52.2

Other expenses

During the six month period ended June 30, 2024 Sunrise incurred a cost of CHF 41.2 million (H1 2023: CHF 63.5 million) for professional services. The decrease is due to the lower related party charges in 2024, partly driven by a change in the allocation method of charges related to General Service Agreements.

During the six month period ended June 30, 2024 Sunrise incurred a cost of CHF nil (H1 2023: CHF 13.7 million) related to restructuring within the caption other expenses.

The categories disclosed for other operating expenses do not include expenses that were included in other financial statement line items (such as personnel expenses or depreciation).

Other income

During the six month period ended June 30, 2024 Sunrise recognized CHF nil (H1 2023: CHF 20.0 million) abandoned lease income related to the former Wallisellen office building.

7. INCOME TAXES

Taxes and fiscal risks recognised in the consolidated financial statements, including possible consequences of tax audits based on interpretation of complex tax regulations, reflect Sunrise’s best estimate of the outcome based on the facts known at the balance sheet date in each individual country. These facts may include but are not limited to changes in tax laws and interpretations thereof in the various jurisdictions where Sunrise operates. They may have an impact on the income tax as well as the resulting assets and liabilities.

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

Sunrise has recognized in the current period an income tax expense of CHF 37.7m related to open tax years. Any changes on the assumptions or the resolution with the tax authorities could result in adjustments to the recognized tax provisions in future periods. No assurance can be given as to the nature or impact of any changes during the next 12 months.

8. OTHER OPERATING ASSETS AND LIABILITIES

The details of Sunrise’s other current and non-current assets as well as other current and non-current liabilities are set forth below:

	June 30	December 31
	2024	2023
	CHF in millions
Other assets - current:
Third party receivables	91.0	120.0
Prepayments	82.7	128.7
Contract assets	17.7	17.3
Contract costs	56.4	53.6
Inventories	53.7	50.1
Other	9.6	6.3

Total	311.1	376.0

Other assets - non-current:
Trade receivables	36.8	44.0
Prepayments	58.1	31.7
Contract assets	13.3	14.4
Contract costs	17.6	15.8
Other	14.5	10.5

Total	140.3	116.4

Other liabilities - current:
Accrued other liabilities	299.4	335.0
Accrued capital expenditures	77.3	66.9
Accrued payroll and employee benefits	68.2	83.0
Deferred revenue	112.9	66.7
Other	53.6	31.2

Total	611.4	582.8

Other liabilities - non-current:
Other	67.4	89.8

Total	67.4	89.8

Inventories

Write-downs of inventories to the net realizable value totaled CHF 0.8 million at June 30, 2024 (H1 2023: CHF 0.4 million). The value of inventories recognized as an expense in direct costs and other operating expenses totaled CHF 93.8 million (June 30, 2023: CHF 102.9 million). No inventories were expected to be sold after more than one year.

Property, plant and equipment

During the six month period ended June 30, 2024 Sunrise acquired assets of CHF 96.3 million (H1 2023: 180.5 million).

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

Intangible assets

During the six month period ended June 30, 2024 Sunrise acquired intangible assets of CHF 161 million (H1 2023: CHF 67.4 million), mainly driven by software acquisitions.

9. COMMITMENTS AND CONTINGENCIES

The total contractual and purchase commitments as of June 30, 2024, amounted to CHF 1,015.2 million (December 31, 2023: CHF 939.3 million) consisting of future investments in property, plant and equipment, right-of-use assets and intangible assets.

On December 8, 2017, Sunrise GmbH, formerly known as UPC Schweiz GmbH, entered into a mobile virtual network operator (‘MVNO’) agreement with Swisscom (Schweiz) AG (‘Swisscom’), as subsequently amended (the ‘Swisscom MVNO’), for the provision of mobile network services to certain of Sunrise GmbH’s end customers. In January 2023, Swisscom filed a formal lawsuit against Sunrise GmbH, asserting that it is in breach of the Swisscom MVNO and claiming approximately CHF 90 million in damages. In April 2024, we agreed with Swisscom to resolve the matter, to terms of which are not material to us and, as a result, the lawsuit against Sunrise GmbH has been withdrawn.

On March 5, 2012, Sunrise GmbH was party to a dispute with Swisscom related to rates for interconnection, unbundled local loop (‘ULL’), collocation, rebilling, leased lines and access to duct. On August 25, 2023, Swisscom made a non-prejudicial down payment for the unopposed portion in the amount of CHF 18.8 million (including VAT) of the total recovery. For this part, where the cash payment was received, the gain contingency was concluded as realized and undisputed, respectively. In Q3 2023, a gain contingency in the amount of CHF 17.2 million was recorded in other income.

In November 2023, Sunrise recorded a provision of CHF 29.1 million due to a ice hockey broadcasting rights penalty issued by the Competition Commission. During the six month period ended June 30, 2024 Sunrise settled CHF 29.3 million related to this penalty.

Sunrise is party to certain pending lawsuits and cases with public authorities and complaint boards. Based on a legal assessment of the possible outcome of each of these lawsuits and cases, management is of the opinion that these will have no significant adverse effect on Sunrise’s statement of financial position.

Under the terms of the financing documents, certain entities of Sunrise are guarantors. For the period ending June 30, 2024 the maximum guarantee totals the value of shares, and intercompany receivables.

10. BORROWINGS

The CHF equivalents of the components of third-party debt are as follows:

	June 30, 2024		Principal amount
	Weighted average interest rate (%)	Unused borrowing capacity	June 30	December 31
			2024	2023
		CHF in millions
Sunrise holding bank facility	7.64%	680.8	3,224.3	3,043.3
Sunrise holding SPE notes	4.57%	—	1,484.2	1,397.1
Sunrise holding senior note	4.78%	—	731.7	693.3
Vendor financing	3.96%	—	312.2	310.1

Total third-party debt before deferred financing costs, discounts, premiums and accrued interest	6.28%	680.8	5,752.4	5,443.8

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

The following table provides a reconciliation of total third-party debt before deferred financing costs, discounts, premiums and accrued interest to total debt including interest and lease liabilities:

	June 30	December 31
	2024	2023
	CHF in millions
Total third-party debt before deferred financing costs, discounts, premiums and accrued interest:	5,752.4	5,443.8
Deferred financing costs, discounts and premiums, net	(16.8)	(18.1)

Total carrying amount of third-party debt	5,735.6	5,425.7
Accrued interest on third-party debt	61.9	60.4
Related party debt	55.5	51.2

Total debt including interest and lease liabilities	5,853.0	5,537.3

Current portion of debt	374.1	370.5
Non-current portion of debt	5,478.9	5,166.8

11. FINANCIAL INCOME AND EXPENSES

	Six months ended June 30
	2024	2023
	CHF in millions
Finance income:
Interest income	4.3	1.0
Realized and unrealized gains on derivative instruments	364.3	—
Foreign currency transaction gains	—	152.1

Total	368.6	153.1

Finance expenses:
Interest expense	(226.4)	(209.7)
Realized and unrealized losses on derivative instruments	—	(118.7)
Foreign currency transaction losses	(380.8)	—
Losses on debt modification and extinguishment	(0.1)	—
Other financial expense	(4.6)	(0.1)

Total	(611.9)	(328.5)

12. FAIR VALUE ESTIMATION

The fair value of Sunrise’s debt instruments are generally determined using the average of applicable bid and ask prices. The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where available and rely as little as possible on entity-specific estimates. If all significant inputs required to calculate the fair value of an instrument are observable, the instrument is included in Level 2.

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, Sunrise determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no transfers between the different hierarchy levels as of June 30, 2024 (2023: none).

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS (CONTINUED)

The fair values of financial assets and financial liabilities are summarized in the following table. Not included therein are cash and cash equivalents, trade receivables, accrued liabilities, lease liabilities and trade payables whose carrying amount corresponds to a reasonable estimation of their fair value, measured at amortized cost.

		June 30		December 31
		2024		2023
	Fair value level	Carrying amount	Fair value	Carrying amount	Fair value
Current assets carried at FVTPL
Derivative financial instruments	II	259.8	259.8	237.0	237.0
Non-current assets carried at FVTPL
Derivative financial instruments	II	76.9	76.9	90.6	90.6
Non-current assets carried at amortized cost
Related party long-term receivables	II	259.0	259.0	202.5	202.5

Total financial assets		595.7	595.7	530.1	530.1

Current liabilities carried at FVTPL
Derivative financial instruments	II	181.4	181.4	179.7	179.7
Current liabilities carried at amortized cost
Vendor financing	II	312.3	312.3	310.1	310.1
Accrued interest	II	61.9	61.9	60.4	60.4
Non-current liabilities carried at FVTPL
Derivative financial instruments	II	518.7	518.7	755.1	755.1
Non-current liabilities carried at amortized cost
Third-party debt	I	5,423.3	5,274.8	5,115.6	4,944.4
Related party long-term payables	II	55.5	55.5	51.2	51.2

Total financial liabilities		6,553.1	6,404.6	6,472.1	6,300.9

13. EVENTS AFTER THE BALANCE SHEET DATE

There are no significant events to report after the balance sheet date.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Swiss law, a company may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or gross negligence or, according to some legal scholars, even simple negligence), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the company.

Subject to Swiss law, the articles of association of Sunrise Communications AG, a Swiss stock corporation (Aktiengesellschaft) (“Sunrise”) provide for indemnification, to the fullest extent permitted by law, of the current and former members of the board of directors of Sunrise (each, a “Sunrise Director”) and the members of the executive committee of Sunrise (the “Executive Committee”) and their heirs, executors and administrators against liabilities arising in connection with their roles or any position taken for or at the direction of Sunrise, or the performance of their duties in such capacity, and permit Sunrise to advance the expenses of defending any act, suit or proceeding to the Sunrise Directors and the members of the Executive Committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

Sunrise expects to enter into indemnification agreements with each of the Sunrise Directors and each member of the Executive Committee. The indemnification agreements are expected to require Sunrise to indemnify the Sunrise Directors and the members of the Executive Committee to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of Sunrise, Sunrise has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit Number	Description

3 – Articles of Association

3.1*	Form of Articles of Association of Sunrise

4 – Agreements related to Sunrise ADSs and Sunrise’s Indebtedness

Exhibits Related to Sunrise ADSs

4.1	Form of ADS Deposit Agreement among Sunrise, JPMorgan Chase Bank, N.A. as the depositary and holders of Sunrise Class A ADSs (incorporated by reference to Exhibit (a) of Sunrise’s Form F-6 with respect to the Sunrise Class A ADSs filed with the SEC on September 17, 2024)

4.2	Form of American Depositary Receipt – Sunrise Class A ADSs (included in Exhibit 4.1)

4.3	Form of ADS Deposit Agreement among Sunrise, JPMorgan Chase Bank, N.A. as the depositary and holders of Sunrise Class B ADSs (incorporated by reference to Exhibit (a) of Sunrise’s Form F-6 with respect to the Sunrise Class B ADSs filed with the SEC on September 17, 2024)

Exhibit Number	Description

4.4	Form of American Depositary Receipt – Sunrise Class B ADSs (included in Exhibit 4.3)

Agreements Related to Sunrise’s Indebtedness

4.5*	Supplemental Deed dated April 12, 2024 and entered into between, among others, Sunrise HoldCo III B.V., as obligors’ agent, and The Bank of Nova Scotia, as facility agent and security agent, and, attached, as a schedule thereto, a copy of the Amended Senior Facilities Agreement dated April 12, 2024 between, among others, Sunrise HoldCo III B.V., as borrower, and The Bank of Nova Scotia, as facility agent and security agent

4.6*	Additional Facility AQ Accession Agreement dated June 21, 2017 and entered into between, among others, UPC Financing and UPC Broadband Holding as borrowers and The Bank of Nova Scotia as Facility Agent and Security Agent and the financial institutions listed therein as Additional Facility AQ Lenders under the UPC Broadband Holding Bank Facility

4.7*	Additional Facility AT Accession Agreement dated January 31, 2020 and entered into between, among others, UPC Financing Partnership as the Borrower and The Bank of Nova Scotia as the Facility Agent

4.8*	Additional Facility AU Accession Agreement dated January 31, 2020 and entered into between, among others, UPC Broadband Holding B.V. as the Borrower and The Bank of Nova Scotia as the Facility Agent

4.9*	Additional Facility AX Accession Agreement dated April 20, 2021 and entered into between, among others, UPC Financing Partnership, as the borrower, and The Bank of Nova Scotia, as the facility agent

4.10*	Additional Facility AY Accession Agreement dated April 21, 2021 and entered into between, among others, UPC Broadband Holding B.V. as the Borrower and The Bank of Nova Scotia as the Facility Agent

4.11*	Additional Facility AZ Accession Agreement dated April 21, 2021 and entered into between, among others, UPC Broadband Holding B.V., as the company, UPC Financing Partnership, as the borrower, The Bank of Nova Scotia, as the facility agent, and UPC Broadband Finco B.V., as the additional facility AZ lender

5 – Opinion Regarding Legality

5.1*	Opinion of Homburger AG, as to the validity of the securities being registered

8 – Form of Opinion Regarding Tax Matters

8.1*	Form of Opinion of Allen Overy Shearman Sterling US LLP, as to certain U.S. federal tax matters (to be delivered as a condition to the completion of the spin-off)

10 – Material Contracts

Agreements Related to Separation from Liberty Global Ltd.

10.1	Master Separation Agreement (included as Annex A to the proxy statement/prospectus which is part of this Registration Statement)

10.2	Tax Separation Agreement (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement)

10.3†	Form of Technology Master Services Agreement (included as Annex C to the proxy statement/prospectus which is part of this Registration Statement)

Exhibit Number	Description

Agreement with Swiss Towers AG and Related Amendments

10.4†*	Master Agreement for the Rendering of Services dated July 19, 2017 and entered into between Swiss Towers AG and Sunrise Communications AG

10.5*	Amendment to the Master Services Agreement dated December 19, 2018 and entered into between Swiss Towers AG and Sunrise Communications AG

10.6*	Amendment to the Master Services Agreement and the Built-to-Suit Agreement dated March 16 2021, and entered into between Swiss Towers AG and Sunrise Communications AG

10.7*	Amendment to the Master Services Agreement dated May 20, 2021 and entered into between Swiss Towers AG and Sunrise UPC GmbH

10.8*	Amendment to the Master Services Agreement dated April 26, 2022 and entered into between Swiss Towers AG and Sunrise UPC GmbH

10.9†*	Settlement Agreement dated August 31, 2023 and entered into between Swiss Towers AG and Sunrise GmbH

Compensatory Plans or Arrangements

10.10*	Sunrise Transitional Share Adjustment Plan

21 – List of Subsidiaries

21.1*	List of Significant Subsidiaries of Sunrise

23 – Consents

23.1	Consent of KPMG LLP

23.2	Consent of KPMG AG

23.3*	Consent of Homburger AG (included in Exhibit 5.1).

24 – Power of Attorney

24.1*	Form of Powers of Attorney (included on signature page)

99 – Additional exhibits

99.1*	Form of Proxy Card

99.2*	Consent of Michael T. Fries to be named as director of Sunrise

99.3*	Consent of Adam Bird to be named as director of Sunrise

99.4*	Consent of Ingrid Deltenre to be named as director of Sunrise

99.5*	Consent of Thomas D. Meyer to be named as director of Sunrise

99.6*	Consent of Catherine Mühlemann to be named as director of Sunrise

99.7*	Consent of Enrique Rodriguez to be named as director of Sunrise

99.8*	Consent of Lutz Schüler to be named as director of Sunrise

107 – Filing Fee Table

107*	Filing Fee Table

*	Previously filed.
†

Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601 of Regulation S-K because the information is both not material and is the type that the registrant treats as private or confidential.

Item 22. Undertakings.

The registrant hereby undertakes as follows:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 (“Rule 424(b)”) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

and that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)

That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

To (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on September 18, 2024.

SUNRISE COMMUNICATIONS AG

By:	/s/ Jany Fruytier
Name:	Jany Fruytier
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* André Krause	Chief Executive Officer	September 18, 2024

/s/ Jany Fruytier Jany Fruytier	Chief Financial Officer and Director	September 18, 2024

/s/ Jennifer Hodges Jennifer Hodges	Director	September 18, 2024

* Marcel Huber	Director	September 18, 2024

*By:	/s/ Jennifer Hodges
Name:	Jennifer Hodges
Title:	Attornery-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sunrise has signed this registration statement on September 18, 2024.

By:	/s/ Jennifer Hodges
Name:	Jennifer Hodges
Title:	Director of Sunrise Communications AG